As filed with the Securities and Exchange Commission on October 24, 2011
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIFOLS, S.A.
(Exact name of registrant as specified in its charter)

Spain	2834	Not applicable
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(FOR CO-REGISTRANTS, PLEASE SEE “TABLE OF CO-REGISTRANTS”
ON THE FOLLOWING PAGE)

Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174
Barcelona, Spain
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David Ian Bell
General Counsel
Grifols Inc.
2410 Lillyvale Ave
Los Angeles, CA 90032-3514
(323) 227-7540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie M. Allen, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Telephone: (212) 969-3000 Facsimile: (212) 969-2900	Tomás Dagá Raimon Grifols Osborne Clarke S.L.P. Avenida Diagonal, 477 Planta 20, 08036 Barcelona, Spain Tel: +34 93 419 1818

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

(Do not check if smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐     Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Note(1)	Offering Price(1)	Fee
8.25% Senior Notes due 2018	$1,100,000,000	100%	$1,100,000,000	$126,060
Guarantee of 8.25% Senior Notes due 2018(2)	—	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), determines.

TABLE OF CO-REGISTRANTS

				Address, Including Zip
	State or Other			Code and Telephone
	Jurisdiction of	Primary Standard	I.R.S. Employer	Number, Including Area
	Incorporation or	Industrial	Identification	Code, of Principal
Exact Name as Specified in Its Charter	Organization	Classification Number	Number	Executive Offices

Grifols Inc.(1)	Virginia, United States	2834	20-2533768	2410 Lillyvale Ave., Los Angeles, CA 90032, (323) 225-2221
Grifols Biologicals Inc.	Delaware, United States	2834	13-4253630	5555 Valley Boulevard, Los Angeles, CA 90032, (323) 225-2221
Biomat USA, Inc.	Delaware, United States	8099	95-4343492	2410 Lillyvale Ave., Los Angeles, CA 90032, (323) 225-2221
Grifols Therapeutics Inc.	Delaware, United States	2834	34-2032472	4101 Research Commons 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709 (919) 316-6300
Talecris Plasma Resources, Inc.	Delaware, United States	8099	20-5444433	4101 Research Commons 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709 (919) 316-6300
Instituto Grifols, S.A.	Spain	2834	N/A	Polígono Levante, calle Can Guasch s/n 08150 Parets del Vallés, Barcelona, Spain (34) 93 5710200
Diagnostic Grifols, S.A.	Spain	3826	N/A	Polígono Levante, calle Can Guasch s/n, 08150 Parets del Vallés, Barcelona, Spain (34) 93 5710400
Movaco, S.A.	Spain	3826	N/A	Polígono Levante, calle Can Guasch s/n, 08150 Parets del Vallés, Barcelona, Spain (34) 935710200
Laboratorios Grifols, S.A.	Spain	5122	N/A	Polígono Levante, calle Can Guasch s/n, 08150 Parets del Vallés, Barcelona, Spain (34) 93 5710100
Grifols Italia, S.p.A.	Italy	2834	N/A	Via Carducci, 62D, Loc. La Fontina 56010 San Giuliano Terme (PI) Frazione Ghezzano, Italy (39) 050 8798341
Grifols Deutschland GmbH	Germany	2834	N/A	Lyoner Strasse 15 60528 Frankfurt am Main, Germany (49) 6103 75020

(1)	Grifols Inc. is the Issuer of the new notes offered hereby. The other listed registrants, including Grifols, S.A., are Guarantors of the new notes.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2011

PROSPECTUS

Grifols Inc.

Offer to Exchange up to
U.S.$1,100,000,000 principal amount of 8.25% Senior Notes due 2018
For Any and All Outstanding Unregistered
U.S.$1,100,000,000 principal amount of 8.25% Senior Notes due 2018

MATERIAL TERMS OF THE EXCHANGE OFFER

•	The existing notes were originally issued by Giant Funding Corp., an escrow company formed solely for the purpose of issuing the existing notes, on January 21, 2011. Giant Funding Corp. merged into Grifols Inc., our wholly owned subsidiary, and Grifols Inc. assumed its obligations under the existing notes and the related indenture on June 1, 2011. The exchange notes will represent the same debt as the existing notes and Grifols Inc. will issue the exchange notes under the same indenture.

•	The terms of the exchange notes are substantially identical to the existing notes, except that the transfer restrictions and registration rights relating to the existing notes will not apply to the exchange notes and the exchange notes will not provide for the payment of special interest under circumstances related to the timing and completion of the exchange offer.

•	We are making the exchange offer to satisfy your registration rights, as a holder of existing notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange your validly tendered unregistered existing notes that have not been withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that have been registered under the Securities Act of 1933, as amended, or the Securities Act.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC, and other customary conditions.

•	You may withdraw your tender of notes at any time before the exchange offer expires.

•	The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	Any outstanding existing notes not validly tendered will remain subject to existing transfer restrictions.

•	The exchange notes will not be traded on any national securities exchange and, therefore, we do not anticipate that an active public market in the exchange notes will develop.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker-dealer that is issued exchange notes for its own account in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities may use this prospectus, as supplemented or amended, for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Please refer to “Risk Factors” beginning on page 34 of this prospectus for certain important information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus          , 2011

About this Prospectus	ii
Enforceability of Civil Liabilities Under U.S. Securities Law	iii
Cautionary Statement Regarding Forward-Looking Statements	iv
Summary	1
Selected Historical Consolidated Financial Data	10
Unaudited Pro Forma Condensed Combined Financial Information	13
Comparative Market Price and Dividend Information	25
Exchange Rates	27
Summary of the Exchange Offer	28
Summary of the Terms of the Exchange Notes	32
Risk Factors	34
Use of Proceeds	71
Capitalization	72
Ratio of Earnings to Fixed Charges	73
The Exchange Offer	74
Management’s Discussion and Analysis of Financial Condition and Results of Operations	83
Business	113
Industry Overview	143
Regulatory Matters	151
Directors and Executive Officers	161
Compensation of Directors and Executive Officers	171
Security Ownership of Major Shareholders, Directors and Executive Officers	173
Certain Relationships and Related Party Transactions	175
Description of the Notes	177
Book-Entry Settlement and Clearance	225
Certain Material United States Federal Income Tax Considerations	227
Exchange Controls and Limitations Affecting Security Holders	232
Plan of Distribution	233
Validity of Securities	234
Experts	234
Where You Can Find More Information	234
Index to Financial Statements	F-1
EX-3.1.1
EX-3.1.2
EX-3.2.1
EX-3.2.2
EX-3.3.1
EX-3.3.2
EX-3.3.3
EX-3.4.1
EX-3.4.2
EX-3.5.1
EX-3.5.2
EX-3.5.3
EX-3.5.4
EX-3.6.1
EX-3.6.2
EX-3.6.3
EX-3.7.1
EX-3.7.2
EX-3.8.1
EX-3.8.2
EX-3.9.1
EX-3.9.2
EX-3.10.1
EX-3.10.2
EX-3.11.1
EX-3.11.2
EX-3.12
EX-4.1
EX-4.3
EX-4.4
EX-4.5
EX-4.6
EX-5.1
EX-5.2
EX-5.3
EX-5.4
EX-5.5
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-12.1
EX-21.1
EX-23.6
EX-23.7
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.” We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Investor Relations, Grifols, S.A., Avinguda de la Generalitat, 152-158, Parc de Negocis Can Sant Joan, 08174 Sant Cugat del Vallés, Barcelona, Spain; (34) 935 710 500. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, in order to obtain timely delivery, you must request this information prior to          , 2011, which is five business days before the expiration date of the exchange offer. Our website address is http://www.grifols.com. Our website is not a part of this prospectus.

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the date on the front cover of those documents. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

As used in this prospectus, unless the context otherwise requires or as is otherwise indicated:

•	all references in this document to “Grifols,” the “Company,” “we,” “us,” and “our” refer to Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain, and our consolidated subsidiaries; for periods after the acquisition these terms include the acquired Talecris operations;

•	all references to “the Issuer” refer to Grifols Inc., a Virginia corporation and wholly owned subsidiary of Grifols, S.A.;

•	all references to “Talecris” refer to Talecris Biotherapeutics Holdings Corp., a Delaware corporation, and its consolidated subsidiaries, as existing prior to the closing of the acquisition; and

•	all references to the “acquisition” refer to our acquisition of Talecris, consummated on June 1, 2011.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer, at such broker-dealer’s request, for use in connection with any such resale. See “Plan of Distribution.”

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The basis of presentation of financial information of Grifols in this document is in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), unless indicated otherwise. In this prospectus, unless otherwise specified or the context otherwise requires, references to “$” and “dollars” are to United States (“U.S.”) Dollars. Talecris has been included in the consolidated financial statements of Grifols from June 1, 2011, the date of the closing of the acquisition. Prior to June 1, 2011, Talecris reported on their own financials statements, which are included elsewhere in this prospectus.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources. All references to the North American market throughout this prospectus refer only to the United States and Canada.

TRADEMARKS AND SERVICE MARKS

We own or have the rights to various trademarks and trade names that we use in conjunction with the operation of our business including, but not limited to, Alphanate, Flebogamma, Gamunex, Grifols, Prolastin and Talecris. Q-Coagulometer is a registered design mark of Grifols. We pursue registration of our important service marks and trademarks and vigorously oppose any infringement upon them. In this prospectus, we also refer to product names, trademarks, trade names and service marks that are the property of other companies. Each of the trademarks, trade names or service marks of other companies appearing in this prospectus belongs to its owner. The use or display of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, trade name or service mark owner, unless we otherwise expressly indicate.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAW

Grifols, S.A., the Parent Guarantor, is a company (sociedad anónima) organized under the laws of Spain and most of the Subsidiary Guarantors (as defined herein) are also incorporated outside of the United States. A substantial portion of the assets of the Parent Guarantor and the assets of the Subsidiary Guarantors are located outside of the United States. In addition, nearly all of the directors and officers of the Parent Guarantor and certain of the Subsidiary Guarantors’ directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to affect service of process within the United States upon the Parent Guarantor or certain Subsidiary Guarantors or their directors or officers with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. It may also be difficult to recover fully in the United States on any judgment rendered against such persons or the Parent Guarantor or certain of the Subsidiary Guarantors.

We are advised by Spanish legal counsel, Osborne Clarke, S.L.P., (i) that there is doubt as to the enforceability in Spain in original actions, or in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the securities laws of the United States and (ii) that any final and binding judgment obtained against us in the United States would be recognized and enforced by the courts of Spain in accordance with the Law of Civil Procedure (Ley de Enjuiciamiento Civil) if the appropriate order (exequatur) were obtainable, for which prior to the time such judgment is introduced into a Spanish court for enforcement, there should be no material contradiction or incompatibility between the referred judgment with a judgment rendered or judicial proceedings outstanding in Spain, and (a) according to the provisions of any applicable treaty (there is none currently in existence with the United States), or (b) in the absence of any such treaty, if it could be proven that the jurisdiction where the foreign judgment was rendered recognizes Spanish judgments on a reciprocal basis and the judgment satisfies other requirements such as not being incompatible or infringing the Spanish public order or policy. If such reciprocity cannot be proven, the requisite order (exequatur) would not be granted by the Spanish courts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements, including statements about our financial condition, results of operations, and prospects. Forward-looking statements are typically identified by words such as “may,” “anticipate,” “believe,” “estimate,” “predict,” “expect,” “intend,” “forecast,” “will,” “would,” “should” or the negative of such terms or other variations on such terms or comparable or similar words or expressions.

These forward-looking statements reflect, as applicable, our management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to:

•	risks related to the notes and the guarantees;

•	our significant indebtedness;

•	our ability to service our indebtedness, which in turn depends on our ability to generate cash;

•	the subordinated nature of the notes and guarantees;

•	the restrictive covenants governing our debt;

•	Federal and state statutes permitting courts to void guarantees under certain circumstances;

•	Bankruptcy law limitations on the amounts payable to note holders;

•	limitations on the enforcement of civil liabilities under U.S. securities laws;

•	extensive environmental, health and safety laws and regulations;

•	implementation of health care reform law in the U.S.;

•	potential decreases or limitations on reimbursement for purchasers of our products;

•	our ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production, and marketing;

•	regulatory actions or lawsuits brought under federal or state laws;

•	risks related to compliance with the Sarbanes-Oxley Act of 2002 and our internal controls over financial reporting;

•	product concentration risk;

•	the risks associated with the potential damage or contamination of plasma, our main raw material;

•	side effects associated with our products;

•	our adherence to cGMP;

•	our ability to procure adequate quantities of plasma and other materials which are acceptable for use in our manufacturing processes;

•	increased competition in our industry;

•	the impact of competitive products and pricing and actions of competitors;

•	fluctuations in the balance between supply and demand with respect to the market for plasma-derived products;

•	potential product liability claims or product recalls involving our products;

•	the impact of our substantial capital expenditures;

•	market risks, such as interest rate risk and foreign exchange rate risk;

•	the unprecedented volatility in the global economy and fluctuations in the financial markets;

•	unexpected shut-downs of our manufacturing and storage facilities or delays in opening new facilities;

•	disruptions in our distribution channels;

•	our ability to identify growth opportunities for existing products and to identify and develop new product candidates through our research and development activities;

•	our ability to protect our intellectual property rights and defend against allegations of infringement by others;

•	our ability to resume or replace sales to countries affected by the ongoing Foreign Corrupt Practices Act (“FCPA”) investigation;

•	potential sanctions, if any, that the Department of Justice (“DOJ”) or other federal agencies, may impose on us as a result of the ongoing FCPA investigation;

•	the impact of the pending investigation into compliance with the Pharmaceutical Pricing Agreement (“PPA”) under the Public Health Service Program; and

•	other factors that are set forth below under the section entitled “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of future performance. They have not been reviewed by our auditors.

All written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except as required by law, we do not assume any obligation to update any forward-looking statements after the date of this prospectus as a result of new information or future events or developments.

v

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. As a result, it is not complete and does not contain all of the information that you should consider before exchanging your notes. You should read the following summary in conjunction with the more detailed information included herein.

Our Company

We are a leading global specialty biopharmaceutical company that develops, manufactures and distributes a broad range of plasma derivative products. These protein-based therapies extend and enhance the lives of individuals who suffer from chronic and acute, often life-threatening, conditions, such as primary and secondary immunological deficiencies, chronic inflammatory demyelinating polyneuropathy (“CIDP”), alpha-1 antitrypsin deficiency and related emphysema, immune-mediated idiopathic thrombocytopenic purpura (“ITP”), Guillain Barré syndrome, Kawasaki disease, allogeneic bone marrow transplants, CPI, hemophilia A and B, von Willebrand disease, traumatic or hemorrhagic shock and severe burns. We also specialize in providing infusion solutions, nutrition products, medical devices, diagnostic instrumentation and reagents for use in hospitals and clinics.

On June 1, 2011, we acquired 100% of the share capital of Talecris Biotherapeutics Holdings Corp., a Delaware corporation, making us one of the world’s largest producers of plasma derivative products. For a discussion of our acquisition of Talecris, see the section below entitled “Business — The Acquisition and Related Financing Events.”

Our products are used by healthcare providers in more than 100 countries. As a result of the acquisition, we operate 147 plasma collection centers, 145 of which are licensed by the United States Food and Drug Administration (the “FDA”) and two are awaiting FDA approval. Our plasma derivative products are manufactured at our plasma fractionation plants near Barcelona, Spain and in Los Angeles, California, Melville, New York and Clayton, North Carolina. We have product licenses from the FDA for the sale in the United States of intravenous immunoglobulin (“IVIG”), alpha-1 proteinase inhibitor (“A1PI”), albumin, anti-hemophilic blood clotting factor (“Factor VIII”), blood clotting factor ix (“Factor IX”), an antithrombin in plasma which inactivates thrombin (“Antithrombin III”) and prothrombin complex concentrates (“PTC”), as well as licenses for the sale of these and other products in Canada, Europe, Latin America and Asia.

For the fiscal year ended December 31, 2010 and the six months ended June 30, 2011, we reported revenues of €990.7 million and €635.3 million, respectively. For the six months ended June 30, 2011, our pro forma revenues, giving effect to the acquisition of Talecris as of January 1, 2011, would have been €1,139.4 million.

Our Class A and Class B (non-voting) shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges (the “Spanish Stock Exchanges”) and quoted on the Automated Quotation System of the Spanish Stock Exchanges under the symbol “GRF” and “GRF.P,” respectively. Our American Depository Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), representing our Class B shares are listed in the United States on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GRFS.”

Plasma Industry Overview

Our key products are derived from human plasma. Plasma, a liquid that accounts for approximately 50% of blood, is obtained after blood is separated via centrifugation into plasma, red blood cells, white blood cells and platelets. Collected plasma is fractionated to isolate component proteins, which are then purified. Proteins are the key component of plasma, accounting for 7% of plasma’s composition. The proteins include albumin, globulins, coagulation factors and other proteins. The four largest selling plasma proteins, which together constituted approximately 74% of plasma derived product sales in the world in 2008 and 78% in the United States in 2010, are IVIG, Factor VIII, albumin and A1PI. There are hundreds of proteins present in plasma; however, only a handful of these proteins have been utilized for therapeutic applications to date.

According to the Marketing Research Bureau (“MRB”), the human plasma-derived products industry has demonstrated revenue growth at a compound annual rate of approximately 6.8% globally from 1994 through

2008, with worldwide sales of approximately $11.8 billion in 2008. Sales in the United States have grown at a compound annual rate of approximately 9% from 1993 through 2010, with sales of $4.8 billion in 2010, representing a 3.2% increase over 2009, according to the MRB. Although the industry has experienced consistent worldwide growth in demand, a more balanced supply and demand dynamic has moderated price increases. Demand for plasma derivatives has grown substantially through active management of disease, the discovery of new therapeutic applications, the development of new products and the increase in prophylactic use. The two main regions in the world for the sales of plasma derivatives in 2008 were North America (defined by the MRB as the United States and Canada) and Europe, which together represent 73% of global sales of plasma-derived therapies.

The policy of the World Health Organization and many European jurisdictions is based on a recommendation that blood and its derivatives be obtained from voluntary, altruistic donors. Payment to donors is prohibited in most European countries; however the United States permits payment to donors. Because of this limitation, most European countries are unable to meet their supply requirements and rely on the United States paid donations to fill the supply gap. The United States supplies approximately 60% of the world’s plasma. Effectively, the United States only permits the sale of plasma derivative products that have been manufactured with plasma collected in the United States. In addition, plasma collected in the United States can be used in plasma derivative products sold in most world markets, whereas plasma collected in Europe is generally used only in the country where it is obtained.

Operating Divisions

We organize our business into four divisions: Bioscience, Hospital, Diagnostic and Raw Materials. Subsequent to the acquisition, Talecris’ operations have been incorporated into our existing Bioscience division.

Bioscience.  The Bioscience division includes activities relating to the manufacture of plasma derivatives for therapeutic use, including the reception, analysis, quarantine, classification, fractionation and purification of plasma, and the sale and distribution of end products. The main types of plasma products manufactured by us are IVIG, Factor VIII, A1PI and albumin. We also manufacture hyperimmune immunoglobulins, Antithrombin III, Factor IX and PTC. The Bioscience division, which accounts for a majority of our total net sales, accounted for €773.4 million, or 78.1%, and €521.5 million, or 82.1%, and of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Hospital.  The Hospital division manufactures and, in certain instances installs, products that are used by and in hospitals, such as parenteral solutions and enteral and parenteral nutritional fluids, which are sold almost exclusively in Spain and Portugal, and which accounted for €89.6 million, or 9.0%, and €49.3 million, or 7.8%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011 respectively. We believe we are the leading provider of intravenous therapy in Spain, with a 34% market share.

Diagnostic.  The Diagnostic division focuses on researching, developing, manufacturing and marketing in vitro diagnostics products including analytical instruments and reagents for diagnostics, as well as blood bank products. We concentrate our Diagnostic business in three areas: immunohematology, hemostasis and immunology. The Diagnostic division’s main customers are blood donation centers, clinical analysis laboratories and hospital immunohematology services. The division also manufactures and distributes blood collection bags and other disposables. The Diagnostic division accounted for €109.1 million, or 11.0% and €56.8 million, or 8.9%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Raw Materials.  The Raw Materials division includes the sale of intermediate pastes and plasma to third parties, which accounted for €4.8 million, or 0.5%, and €1.7 million, or 0.3%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Sales of the Raw Materials division are used to optimize inventory levels with the aim of striking a better balance between plasma collections and fractionation needs.

Competitive Strengths

We believe we have a number of competitive strengths, including:

Global Player with an Established Presence in the Two Largest Plasma Derivatives Markets

We are the third largest producer of plasma products with operations in more than 100 countries with a direct presence in 24 countries. We have an established presence in North America and Europe, which are the two largest plasma derivatives sales regions in the world, accounting for approximately $8.6 billion or 73% of the $11.8 billion in total worldwide sales in 2008. North America and the European Union accounted for 81.8% of our total revenues in the Bioscience division in the six months ended June 30, 2011. Our acquisition of Talecris has allowed us to further expand our presence in the United States. We also have a presence in fast growing sales regions including Asia (Malaysia, China and Thailand), Japan, Canada, Australia and Latin America (Mexico, Colombia, Argentina, Chile and Brazil). In addition, we operate nine manufacturing facilities located in the United States, Spain, Mexico, Switzerland and Australia.

Vertically Integrated Business Model with a Secure Supply of United States Source Plasma

We are a vertically integrated global producer of plasma derivatives. Our activities include sourcing raw material, manufacturing various plasma derivative products and sales and distribution of the final products to healthcare providers.

We have expanded our plasma collection network through a combination of organic growth and acquisitions and the opening of new plasma collection centers. Our acquisitions of SeraCare (now renamed Biomat USA) in 2002, PlasmaCare, Inc. in 2006, eight plasma collection centers from a subsidiary of Baxter Healthcare Corporation in 2006, four plasma collection centers from Bio-Medics, Inc. in 2007, and one plasma collection center from Amerihealth Plasma LLC in 2008 have given us reliable access to United States source plasma. In 2010, we collected 2.6 million liters of plasma from our plasma centers. Our acquisition of Talecris in June 2011 expanded our network by an additional 67 centers. Following the acquisition, we have 147 plasma collection centers in the United States, which in the six months ended June 30, 2011, collected 2.8 million liters of plasma combined.

By decreasing our reliance on third parties for plasma and having a secure supply of United States source plasma, a critical operational requirement in our business, we are able to better ensure the availability of plasma for our manufacturing needs, assure the quality of the plasma throughout the manufacturing process, better control plasma costs and improve our margins.

State-of-the-Art, FDA-Approved Manufacturing Facilities in Spain and the United States

We have state-of-the-art plasma derivatives manufacturing facilities that are highly efficient and safe. All of our fractionation facilities, other than the Melville facility, have European Medicine Agency (“EMEA”) certification. Our plasma fractionation plant located in Parets del Vallès, near Barcelona, Spain, is licensed by the FDA for the production of albumin and IVIG. The Parets del Vallès facility has a unique design that separates the maintenance area from the clean areas required for the fractionation and purification procedures. This design, which we developed in-house, minimizes the risk of contamination and reduces maintenance costs.

In July 2003, we acquired Alpha Therapeutic Corporation’s plasma fractionation business, which included a plasma fractionation plant in Los Angeles, California, certain inventories, patents, FDA approved licenses for plasma derivative products in the United States and product licenses and marketing and distribution structures in Europe and Asia. This acquisition helped us increase our fractionation capacity and expand our presence in the United States market. We have made significant capital investments in the plant, including the construction of purification and aseptic filling areas for coagulation factors and albumin, which were completed in 2006 and 2009, and an increase of the fractionation capacity by 0.7 million liters to 2.2 million liters, which was approved by the FDA during 2009.

As a result of the acquisition of Talecris we obtained an additional fractionation facility in Clayton, North Carolina. The Clayton facility is one the world’s largest integrated protein manufacturing sites, including fractionation, purification and aseptic filling and finishing of plasma-derived proteins with a fractionation capacity of approximately 2.6 million liters of plasma per year. Over the last 15 years, the facility in Clayton has benefited from roughly $699 million of capital investment, including compliance enhancements, general site infrastructure upgrades, capacity expansions and new facilities, such as its chromatographic purification facilities and its high-capacity sterile filling facility.

In connection with the acquisition and pursuant to the Consent Agreement (as defined below), Talecris’ Melville, New York facility was sold to Kedrion S.p.A. We now lease and operate the Melville facility to produce intermediate pastes which are further purified into final products at the Clayton facility. See “Business — The Acquisition and Related Financing Events.” The Melville facility has a fractionation capacity of approximately 1.6 million liters of plasma per year, which, when combined with the added capacity from the Clayton facility, has increased our fractionation capacity by approximately 98%.

Our current production processes for IVIG and Factor VIII have been approved by the FDA as has the use of the intermediate pastes created as raw material at the Barcelona and Los Angeles plants, giving us increased production efficiency and flexibility. On July 21, 2011, we obtained FDA approval for the utilization of the intermediate product Fraction II+III made at our Los Angeles’ plant to be further purified at the Clayton facility to obtain Gamunex, a product we acquired in the acquisition of Talecris. We are pursuing additional opportunities to use intermediates produced at our Grifols plants in the previously Talecris-owned facilities as well as intermediates from the previously Talecris-owned facilities in our Grifols facilities.

Strong Reputation for Safety and Reliable Service

We have never experienced a recall of any of our finished biological products, although certain of our other products have been subject to non-material recalls. Prior to the acquisition, Talecris had four recalls of its finished biological products. Our philosophy is that the health of the plasma donor and the patient recipients of our drugs is the paramount consideration. We believe that our safety philosophy is consistent with our business objective of generating profit. We also believe that we have a strong reputation for safety, making our products particularly attractive to customers. Our vertically integrated business model allows us to assure the safety and quality of our plasma derivative products through the implementation of our own safety standards throughout each stage of production.

We adopted and maintain rigorous safety standards that exceed those required by health authorities in Europe and the United States and actively invest in the continued improvement of our manufacturing facilities and plasma fractionation process. In 2006, we developed a new sterile filling and purification area for our Los Angeles, California plant, and developed a nanofiltration area for our Parets del Vallès plant. Additionally, we developed the nanofiltration method of viral elimination of our IVIG and Antithrombin III products.

We require our management to adhere to a formal code of ethical conduct. By signing the formal code of ethical conduct, our managers commit to making our products the safest and most effective on the market. The code imposes the obligation on each manager to report any ethical concerns directly to our Board of Directors. Our high safety standards and reliability have helped us establish and maintain successful long-term relationships with key customers and physicians worldwide. We believe the strength of our reputation positions us favorably as we continue to expand our business.

We maintain standards consistent with other industry participants with regard to infectious disease screening and quarantine of units. For example, source plasma inventory is held for not less than 60 days. Some of our additional safety policies include look-back procedures for seroconversion and ongoing testing of donations for a 12-month period after a negative donation. We have also introduced innovative methods such as the PediGri system. This system allows the physician to track the origin of the fractionated product prescribed to patients back to the source donor, providing full traceability of plasmatic raw material throughout the plasma supply-chain.

High-Quality, Industry-Leading Plasma Derivative and Diagnostic Products

Our plasma derivative product portfolio includes a broad range of reliable, high-quality products that improve patient care. Our Factor VIII/von Willebrand Factor product is used both for the treatment of hemophilia and von Willebrand disease. We believe that the von Willebrand market segment will grow at a higher rate than the overall Factor VIII market. In addition, we offer our albumin product with a reduced aluminum content, meeting European requirements and making our albumin product more attractive to biotechnology companies and genetic labs, as well as hospitals and physicians.

Our acquisition of Talecris expanded our portfolio of IVIG and A1PI products. Gamunex IVIG, which was launched in North America in 2003 as a premium ready-to-use liquid IVIG product, is one of the leading products in the IVIG segment with a 24% share of United States sales in 2010 according to MRB. We believe Gamunex IVIG is considered to be the industry benchmark due to a comprehensive set of differentiated product characteristics that have positioned it as the premium product in its category since its launch. We manufacture the only IVIG products approved for CIDP in the United States and Canada and, through mutual recognition procedures, in 16 European countries. The CIDP indication approval makes certain of the IVIG products that we manufacture the only IVIG products approved for use in a neurological indication in North America. According to an independent survey by Harris Interactive, CIDP is the largest IVIG segment in the United States, representing 29% of total unit volume. This same survey estimated that the FDA’s approval of IVIG for CIDP may double Gamunex’s licensed market access to 61% of total United States IVIG unit volume. Further, the FDA granted Gamunex IVIG orphan drug status, which provides marketing exclusivity for the CIDP indication in the United States through September 2015. In addition, following the acquisition of Talecris we are the world’s largest producer of A1PI, which is used for the treatment of A1PI deficiency-related emphysema. In 2010, Prolastin A1PI had a 64% share of sales in the United States. In 2008, it had an 87% share of sales in Europe, where it is licensed in 15 countries, and it only competes with another licensed A1PI product in France. Prolastin-C is also the only licensed A1PI product in Canada.

We have focused our product offerings in the diagnostic market in three distinct submarkets, immunohematology, hemostasis and immunology. Our Diagnostic division has developed state-of-the-art automated analyzers for each of these submarkets. In the immunohematology field, our Wadiana and Erytra analyzers are fully automated instruments with high processing capacities for pre-transfusion compatibility tests using the gel agglutination technique. In the hemostasis field, our Q Coagulometer is an automated instrument used for coagulation tests. In the immunology field, our Triturus analyzers completely automate enzyme immunoassays for hospital laboratories.

Over 70-Year History of Successful Innovation

We have a strong track record as an innovator in the industry, focusing on three areas: (i) discovering and developing new products, (ii) researching new applications for existing products and (iii) improving our manufacturing processes to increase yields, safety and efficiency. For example, we developed a unique fractionation design that reduces the risk of contamination, reduces maintenance costs and increases the amount of product extracted per liter of plasma. We have also developed the first centrifugation unit for the automated cleaning of blood cells, known as the Coombs test. In addition, we were one of the first fractionators to conduct double viral inactivation processes for Factor VIII and have designed and implemented a new process for the sterile filling of vials that reduces exposure to potential contaminants as compared to other existing processes. We have recently developed a nanofiltration method of viral inactivation for our IVIG and Antithrombin III products. We believe that adoption of novel policies and methodologies have raised industry standards and made us a leader in safety and product quality.

Talecris was the developer of the first ready-to-use 10% liquid IVIG product in North America and the first A1PI product in the world. Talecris applied new developments in protein purification, including caprylate and chromatography technologies, to produce and sell a third-generation IVIG product. Talecris’ next generation A1PI product, Prolastin-C A1PI, was approved by the FDA and Health Canada. In March 2010, Talecris

launched Prolastin-C A1PI in the United States and in the third quarter of 2010 in Canada. Talecris completed the conversion of its existing U.S. and Canadian Prolastin A1PI patients to Prolastin-C A1PI during 2010. Presently, additional clinical trials are being required by European authorities as a precursor to Prolastin-C A1PI approval in Europe. In October 2010, the FDA approved Gamunex-C for the subcutaneous route of administration for the treatment of primary immunodeficiency. Additionally, Talecris received approval for and we are proceeding with a proof of concept trial for plasma-derived Plasmin to treat ischemic stroke in six countries outside of the United States.

Experienced and Committed Management Team

We have an experienced and committed management team. The President and Chief Executive Officer, Victor Grifols Roura, is the grandson of our founder and has held his current office for over 26 years. The President of our Global Industrial Division, Juan Ignacio Twose Roura, has been associated with Grifols and our predecessor for more than 37 years. The President of our Global Commercial Division, Ramón Riera, has been associated with Grifols and our predecessor for more than 33 years. Our Chief Financial Officer, Alfredo Arroyo, has been associated with Grifols for five years. The President of U.S. Operations and Chief Executive Officer of Grifols Inc., Gregory Gene Rich, has been in the industry for nearly 31 years.

Our Business Strategy

Our objective is to consolidate and expand our leadership position in the plasma derivative product industry by employing the following strategies:

Expand Our Presence Internationally, Including in Emerging Markets

Geographical diversification is a cornerstone of our strategy. We currently operate in more than 100 countries with a direct presence in 24 countries.

Certain sales regions are expected to experience significant growth driven by enhanced socioeconomic conditions and more informed patients who are demanding better quality medical care, as well as increasing government healthcare spending on plasma derivative products in some of these markets. In Latin America and the Asia-Pacific region, we are expanding our presence by establishing and strengthening relationships with distributors as well as obtaining additional product licenses. Our presence and experience in Latin America, in countries such as Mexico, Colombia, Argentina, Chile and Brazil, where we have been marketing and selling products for over 20 years, has positioned us to benefit from this potential growth in both the Bioscience and Diagnostic divisions. In addition, our acquisition of product licenses and marketing and distribution structures in Asia has helped accelerate the development of our presence in that region. In the Asia-Pacific region, we have established a presence through our subsidiaries and representative offices in Malaysia, China, Thailand, Singapore and Japan. Additionally, we have a license to market the latest generation IVIG in Australia, which gives us the opportunity to reach a country that has one of the highest levels of IVIG consumption per capita.

Additionally, in March 2009, in a €25 million transaction, we acquired 49% of the profit-sharing rights and 99% of the voting rights in Woolloomooloo Holdings Pty Ltd., the holding company of an Australian-Swiss group that distributes diagnostic products in Australia and Switzerland and has a manufacturing facility in Switzerland, demonstrating our continued focus on international expansion and acquisitions that generate synergies. In August 2011, we acquired the remaining outstanding capital stock and now hold 100% of the stock and voting rights of the company.

Continue Investment in Research and Development, Innovation and New Facilities

Research and development is a significant aspect of our business. We have recently increased investments in research and development, in particular to develop the possible use of albumin in treating Alzheimer’s disease, as well as other projects relating to future biotechnological developments. Recent product developments include Niuliva, an anti-hepatitis B intravenous immunoglobin, launched in Italy, Spain and Latin America at the start of 2010, and Flebogamma DIF, the latest generation intravenous immunoglobulin, with licenses for marketing in the United States and Europe, with additional licenses expected in Latin America and Asia. We spent more than €36.6 million in 2010 on research and development, a 3.7% increase in comparison to 2009. As of June 30, 2011, we had approximately 706 scientists and support staff dedicated to research and development.

We are currently implementing a €690 million investment plan over 2011 to 2015 of which we have approximately €300 million still outstanding under the plan. As part of the plan, we are constructing new fractionation facilities in Clayton, North Carolina and Parets del Vallès, Barcelona. Construction of and the receipt of the necessary approvals for the new Clayton facility is expected to be completed in 2015. We expect this new facility to increase our fractionation capacity by six million liters. Construction of and the receipt of the necessary approvals for the new Parets del Vallès facility is expected to be completed in 2014 and will increase our fractionation capacity by an additional one million liters. We also began construction on a new plant in Murcia, Spain in 2009 that will enable us to increase the production capacity of non-pvc parenteral solutions by 15 million units per year. The facility is expected to be operational in 2012.

We are also focused on expanding our existing facilities. In 2010, we completed the construction of a new IVIG plant in Los Angeles, United States, which we believe will be operational within the next year. In 2009, we completed construction of a new raw materials warehouse and new research and development and control laboratories at our industrial complex in Parets del Vallès, Barcelona and new corporate offices in Sant Cugat, Barcelona. In 2010, we completed construction on a new production plant in Barcelona for “fibrin glue”, a new product combining human plasma proteins, fibrinogen and thrombin which, when combined, act as a biological glue. Also in 2010, we completed construction on a new plasma analysis laboratory in the United States in San Marcos, Texas. This new laboratory near our existing facilities will enable us to cope with the increasing volumes of plasma that we must analyze.

Expand Our Product Offerings

Our research and development team, whose work is primarily concentrated on the Bioscience division, will continue to seek to develop new plasma derivative products as well as new applications for our existing plasma derivative products. We also seek to leverage our plasma derivative product portfolio by offering diagnostic and hospital products developed by our research and development team or by premier healthcare companies with which we maintain distribution agreements. We believe that by increasing the number of products we offer, we can generate higher revenues, diversify our product base and facilitate our entry into new markets. In addition, we also believe that a one-stop shopping approach offering a broader range of complementary, high-quality products is particularly attractive to our existing and potential customers.

We are pursuing new plasma products, including two versions of Plasmin. We recently completed a Phase I clinical trial for the use of one version of Plasmin for the treatment of peripheral arterial occlusive disease (“aPAO”). In addition we are applying a commercial process to another version of Plasmin in order to produce a recombinant form of Plasmin to treat ischemic stroke. Additionally, we are evaluating whether to continue Talecris’ research into recombinant versions of Factor VIII and A1PI through the use of human cell lines. If successful, the development of these therapies could significantly improve our revenue and profitability.

The integration of Talecris gave us (i) a broad range of key products addressing a variety of therapeutic areas such as neurology, immunology, pulmonology and hematology, among others and (ii) enhanced our research and development pipeline with complementary products and new recombinant projects that we are evaluating, all of which we expect will further expand our broad product offerings.

The Acquisition and Related Financing Events

On June 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of June 6, 2010 (the “Merger Agreement”), by and among Talecris, Merger Sub, Grifols, S.A. and Grifols Inc., as amended by Amendment No. 1, dated November 4, 2010, we completed our acquisition of Talecris, for a total of $3.7 billion. The acquisition was effected through (i) the merger of Talecris with and into Stream Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Talecris (“Merger Sub”), and (ii) the immediately subsequent merger of Grifols Inc., a Delaware corporation and wholly owned subsidiary of Grifols, S.A., with and into

Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Grifols, S.A. Merger Sub was subsequently renamed Grifols Inc. (the “Issuer”).

In connection with the consummation of the acquisition, each share of Talecris common stock, par value $0.01 per share, was converted into the right to receive $19 in cash and 0.6485 (or 0.641 for Talecris directors and Talecris Holdings, LLC) of a non-voting (Class B) share of Grifols, S.A. and cash in lieu of fractional Class B shares and any cash representing dividends or other distributions payable in accordance with the Merger Agreement. ADSs representing our Class B shares are listed on the NASDAQ Global Select Market under the symbol “GRFS.”

On April 29, 2011, Grifols, S.A. and Talecris entered into an Agreement Containing Consent Orders (the “Consent Agreement”) with the staff of the Bureau of Competition of the U.S. Federal Trade Commission (“FTC”) which provided for certain conditions to the closing of the acquisition. The FTC accepted the Consent Agreement for public comment on May 31, 2011. The Consent Agreement required us to divest certain assets to Kedrion S.p.A. (“Kedrion”). As required by the Consent Agreement we satisfied all necessary conditions within ten days of the completion of the acquisition. Our next compliance report to the FTC is due in 2012.

In order to finance the cash portion of the acquisition consideration and repay existing indebtedness, on November 23, 2010, we entered into a credit and guaranty agreement, which provided for senior term loans aggregating $2.5 billion and €440 million (the “Senior Term Loans”) and revolving credit facilities in the amounts of $50 million, €36.7 million and the $200 million equivalent in multicurrencies (the “Revolving Credit Facilities,” and together with the Senior Term Loans, the “Senior Credit Facilities”). On June 1, 2011, upon completion of the acquisition, we closed the Senior Credit Facilities and the lenders funded their commitments thereunder. As of June 30, 2011, no amounts have been drawn on the Revolving Credit Facilities. For a summary of the material terms of the Senior Credit Facilities, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness — Senior Credit Facilities.”

In addition, on January 21, 2011, Giant Funding Corp. (the “Escrow Corp.”), an escrow company formed solely for the purpose of issuing the existing notes to partially fund the acquisition and repay existing indebtedness, completed a private offering of the existing notes. The proceeds of the offering of the existing notes were held in an escrow account pending completion of the acquisition and the satisfaction of other conditions. On June 1, 2011, upon completion of the acquisition, Escrow Corp. was merged with and into the Issuer, and the Issuer assumed all of Escrow Corp.’s obligations under the existing notes and the indenture.

In addition, upon consummation of the acquisition, the Issuer, the Parent Guarantor (as defined below) and the initial Subsidiary Guarantors (as defined below) executed joinders to a registration rights agreement that had been entered into by Escrow Corp. and the initial purchasers of the existing notes on January 21, 2011. Pursuant to the registration rights agreement, the Issuer, the Parent Guarantor and the initial Subsidiary Guarantors agreed, for the benefit of the holders of the existing notes, at our cost, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the existing notes. For a summary of the material terms of the notes, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness — 8.25% Senior Notes due 2018.”

Corporate Structure

The diagram below depicts, in simplified form, our corporate structure. The diagram below does not reflect all subsidiaries of Grifols, S.A. All company ownership is 100% unless otherwise indicated.

Risk Factors

Prospective investors should carefully consider the information set out under “Risk Factors,” including, without limitation, risks related to our business and risks related to the healthcare industry, and other information set out in the prospectus.

Our Corporate Information

We were incorporated in Spain in 1987 under the name Grupo Grifols, S.A. and changed our name to Grifols, S.A. in 2005. Our principal executive offices are located at Avinguda de la Generalitat, 152-158, Parc de Negocis Can Sant Joan, Sant Cugat del Vallès, 08174, Barcelona, Spain. Our telephone number is (34) 935-710-500. Our internet address is www.grifols.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following is a summary of our historical consolidated financial data for the periods ended and at the dates indicated below. You are encouraged to read this information together with the consolidated financial statements and the related footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our consolidated financial data for the periods and as of the dates indicated. Our consolidated balance sheet data as of December 31, 2010 and 2009 and our consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 is derived from our audited consolidated financial statements for those years, which are included elsewhere in this prospectus. Our consolidated balance sheet data as of December 31, 2008, 2007 and 2006 and our consolidated statement of operations data for the years ended December 31, 2007 and 2006 is derived from our unaudited consolidated financial statements for those years, which are not included in this prospectus.

The unaudited condensed consolidated interim financial data for the six months ended June 30, 2011 and 2010 and as of June 30, 2011 have been derived from our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2011, which are included elsewhere in this prospectus. In our opinion, the unaudited condensed consolidated interim financial statements have been prepared on the same basis as our annual audited consolidated financial statements and contain all material adjustments (consisting of normal recurring accruals and adjustments) necessary for a fair presentation of our financial position and results of operations. Operating results for the six months ended June 30, 2011 are not necessarily indicative of results that may be expected for the year ending December 31, 2011.

Our consolidated financial statements are presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). For additional information, see our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Consolidated Balance Sheet Data:

	As of December 31,					As of June 30,
	2006	2007	2008	2009	2010	2011
	(In thousands of Euros)

ASSETS
Non-current assets
Intangible assets
Goodwill	150,820	150,243	158,567	174,000	189,448	2,281,696
Other intangible assets	60,850	57,223	57,756	69,385	78,299	128,474

Total intangible assets	211,670	207,466	216,323	243,385	267,747	2,410,170
Property, plant and equipment	184,993	201,332	301,009	371,705	434,131	639,735
Investments in equity accounted investees	253	243	374	383	598	3,546
Non-current financial assets	2,012	891	1,636	3,731	7,535	41,667
Deferred tax assets	41,452	34,110	34,297	33,395	34,889	139,435

Total non-current assets	440,380	444,042	553,639	652,599	744,900	3,234,553

Current assets
Inventories	235,475	270,659	373,098	484,462	527,865	997,826
Trade and other receivables
Trade receivables	173,053	174,351	186,324	207,840	224,355	405,450
Other receivables	22,588	28,624	43,443	39,540	44,032	48,971
Current income tax assets	3,710	2,402	5,428	7,802	14,607	41,029

Trade and other receivables	199,351	205,377	235,195	255,182	282,994	495,450
Other current financial assets	6,232	7,600	6,680	8,217	12,946	19,254
Other current assets	5,353	6,201	5,259	7,345	80,628	13,344
Cash and cash equivalents	26,883	5,690	6,368	249,372	239,649	583,792

Total current assets	473,294	495,527	626,600	1,004,578	1,144,082	2,109,666

Total Assets	913,674	939,569	1,180,239	1,657,177	1,888,982	5,344,219

	As of December 31,					As of June 30,
	2006	2007	2008	2009	2010	2011
	(In thousands of Euros)

EQUITY AND LIABILITIES
Equity
Share capital	106,532	106,532	106,532	106,532	106,532	114,914
Reserves	284,092	316,440	369,471	436,705	525,406	1,460,037
Own shares	—	(28,893)	(33,087)	(677)	(1,927)	(1,927)
Interim dividend	—	—	—	(31,960)	—	—
Profit for the year attributable to the Parent	45,394	87,774	121,728	147,972	115,513	19,269

Total equity	436,018	481,853	564,644	658,572	745,524	1,592,293
Available-for-sale financial assets	(52)	(152)	(158)	—	—	(575)
Cash flow hedges	—	—	—	(1,948)	(1,751)	(2,331)
Translation differences	(68,022)	(98,516)	(84,457)	(90,253)	(50,733)	(88,734)

Other comprehensive income	(68,074)	(98,668)	(84,615)	(92,201)	(52,484)	(91,640)

Equity attributable to the Parent	367,944	383,185	480,029	566,371	693,040	1,500,653

Minority interest	408	981	1,250	12,157	14,350	12,941

Total Equity	368,352	384,166	481,279	578,528	707,390	1,513,594

Non-current liabilities
Grants	4,819	4,545	2,353	2,311	2,088	1,815
Provisions	902	999	3,045	1,232	1,378	10,461
Non-current financial liabilities
Loans and borrowings, bonds and other marketable securities	198,329	178,425	311,513	703,186	665,385	2,642,944
Other financial liabilities	12,646	11,064	12,542	12,552	10,474	72,400

Total non-current financial liabilities	210,975	189,489	324,055	715,738	675,859	2,715,344
Deferred tax liabilities	45,862	43,794	51,969	60,325	79,141	140,075

Total non-current liabilities	262,558	238,827	381,422	779,606	758,466	2,867,695

Current liabilities
Provisions	3,890	3,957	3,830	4,702	4,365	35,828
Current financial liabilities
Loans and borrowings, bonds and other marketable securities	138,123	177,540	147,547	113,991	191,635	507,374
Other financial liabilities	31,583	9,555	9,685	12,230	18,236	17,336

Total current financial liabilities	169,706	187,095	157,232	126,221	209,871	524,710
Debts with associates	—	—	—	—	1,162	2,352
Trade and other payables
Suppliers	67,401	90,790	107,613	120,909	160,678	266,393
Other payables	23,282	11,396	9,068	17,832	11,928	25,618
Current income tax liabilities	4,345	3,770	16,362	3,258	4,172	27,227

Total trade and other payables	95,028	105,956	133,043	141,999	176,778	319,238
Other current liabilities	14,140	19,568	23,433	26,121	30,950	80,802

Total current liabilities	282,764	316,576	317,538	299,043	423,126	962,930

Total Liabilities	545,322	555,403	698,960	1,078,649	1,181,592	3,830,625

Total Equity and Liabilities	913,674	939,569	1,180,239	1,657,177	1,888,982	5,344,219

Consolidated Statement of Operations Data:

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands of Euros, except share amounts)

Revenues	648,417	703,291	814,311	913,186	990,730	487,809	635,341
Changes in inventories of finished goods and work in progress	(21,631)	16,882	31,058	73,093	45,749	41,209	2,757
Self-constructed non-current assets	12,472	19,860	25,794	41,142	33,513	16,051	32,346
Supplies	(181,541)	(196,308)	(206,738)	(286,274)	(304,818)	(157,107)	(175,142)
Other operating income	380	2,322	1,289	1,443	1,196	631	1,009
Personnel expenses	(184,730)	(209,049)	(238,159)	(273,168)	(289,008)	(141,972)	(183,727)
Other operating expenses	(143,477)	(158,273)	(192,288)	(203,381)	(205,260)	(98,279)	(155,532)
Amortization and depreciation	(29,357)	(31,528)	(33,256)	(39,554)	(45,776)	(21,434)	(28,156)
Transaction costs of Talecris business combination	—	—	—	—	(16,999)	(2,019)	(38,607)
Non-financial and other capital grants	531	282	2,941	1,188	728	550	742
Impairment and gains/(losses) on disposal of fixed assets	(574)	(1,125)	(1,991)	(1,147)	(372)	681	(22,302)

Results from operating activities	100,490	146,354	202,961	226,528	209,683	126,120	68,729

Finance income	4,667	4,526	2,682	7,067	4,526	2,179	1,761
Finance expenses	(42,140)	(23,523)	(29,305)	(27,087)	(49,660)	(25,285)	(55,546)
Change in fair value of financial instruments	1,480	829	(1,268)	(587)	(7,593)	(15,404)	13,945
Impairment of gains/(losses) on disposal of financial instruments	—	—	—	(245)	91	—	—
Exchange losses	(1,064)	(4,618)	(2,825)	(1,733)	1,616	1,970	(2,122)

Finance income and expense	(37,057)	(22,786)	(30,716)	(22,585)	(51,020)	(36,540)	(41,962)

Share of profit of equity accounted investees	76	19	24	51	(879)	(728)	(807)

Profit before income tax from continuing operations	63,509	123,587	172,269	203,994	157,784	88,852	25,960

Income tax expense	(17,824)	(35,239)	(50,153)	(56,424)	(42,517)	(23,022)	(7,347)

Profit after income tax from continuing operations	45,685	88,348	122,116	147,570	115,267	65,830	18,613

Profit attributable to equity holders of the Parent	45,394	87,774	121,728	147,972	115,513	66,408	19,269
Profit attributable to minority interest	291	574	388	(402)	(246)	(578)	(656)

Consolidated profit for the year	45,685	88,348	122,116	147,570	115,267	65,830	18,613

Basic earnings per ordinary share (Euros)	0.24	0.41	0.58	0.71	0.54	0.31	0.09
Diluted earnings per ordinary share (Euros)	0.25	0.41	0.58	0.71	0.54	0.31	0.09
Cash dividend per ordinary share (Euros)	0.06	0.06	0.17	0.38	0.13	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information is intended to illustrate the effect of the transaction between Grifols and Talecris. We have accounted for the transaction as an acquisition under IFRS No. 3 (revised), Business Combinations.

Presented below are the unaudited pro forma condensed combined statements of income of Grifols for the year ended December 31, 2010 and the six months ended June 30, 2011. The unaudited pro forma condensed combined income statements for the year ended December 31, 2010 and the six months ended June 30, 2011 have been prepared as though the acquisition of Talecris occurred as of January 1, 2010.

The assumptions underlying the pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared based upon information derived from the following:

•	The audited consolidated financial statements of Grifols as of and for the year ended December 31, 2010, which have been prepared in accordance with IFRS as issued by the IASB and included elsewhere in this prospectus;

•	The unaudited condensed consolidated interim financial statements of Grifols as of and for the six month period ended June 30, 2011, which have been prepared in accordance with IAS 34, Interim Financial Reporting and included elsewhere in this prospectus;

•	The audited consolidated financial statements of Talecris as of and for the year ended December 31, 2010, which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus. These consolidated financial statements have been adjusted to IFRS and translated to euros for purposes of presentation in the unaudited pro forma condensed combined financial information.

•	The unaudited consolidated financial information of Talecris as of and for the five month period ended May 31, 2011. This consolidated financial information has been adjusted to IFRS and translated to euros for purposes of presentation in the unaudited pro forma condensed combined financial information.

The purchase price for the acquisition of Talecris was €2.6 billion based on the per share merger consideration of $19.00 in cash (translated to euros using a U.S. dollar/euro exchange rate as of May 31, 2011 of $1.4408 per €1.00) and 0.6485 (or 0.641 for Talecris specified affiliated stockholders) of a non-voting (Class B) ordinary share of Grifols and cash in lieu of fractional Class B shares and any cash representing dividends or other distributions payable in accordance with the Merger Agreement, for each share of Talecris common stock held at the time of the transaction. The value of the Class B shares has been determined based on the average of the daily median trading price of the ADSs on the NASDAQ Global Select Market from June 6 through June 28, 2011 (€9.9). The Class B shares started quotation on June 2, 2011. The purchase price is calculated using Talecris diluted shares as of May 27, 2011.

The transaction has been accounted for by Grifols using the acquisition method pursuant to IFRS 3 (revised), Business Combinations. Under the acquisition method, assets and liabilities are recorded at their fair value on the date of purchase and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed. As of the date of this prospectus, the valuation studies necessary to finalize the fair values of the assets acquired and liabilities assumed and the related allocation of the purchase price have not been completed. Accordingly, Grifols has allocated the difference between total estimated purchase price, calculated as described under “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, and net assets acquired at book value as of May 31, 2011 to “Preliminary Goodwill”. A final determination of these fair values will reflect, among other things, Grifols’ consideration of a final valuation based on the actual net tangible and intangible assets, such as acquired in-process research and development, customer relationships, developed and core technology, intellectual property, patents and trade names and contingent liabilities, that exist as of the closing date of the acquisition. Any final adjustment will change the allocation of the purchase price, which will affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates and assumptions made by Grifols’ management that it considers reasonable. It does not purport to represent what Grifols’ actual results of operations or financial condition would have been had the acquisition occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. The unaudited pro forma adjustments give effect to events that are directly attributable to the acquisition and are factually supportable. In addition to the matters noted above, the unaudited condensed combined pro forma financial information does not reflect the effect of anticipated synergies and efficiencies associated with combining Grifols and Talecris.

Material nonrecurring profits and losses that result directly from the transaction have not been included in the unaudited pro forma condensed combined statement of income. Furthermore, the costs and the transaction costs related to the incremental funding needed in relation to the transaction in the form of additional debt have been included in the unaudited pro forma condensed combined statement of income. For a discussion of the such items, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited condensed combined pro forma financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Grifols and Talecris appearing elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Six Month Period Ended June 30, 2011

	Historical	Historical
	GRIFOLS IFRS	TALECRIS IFRS
	Six Month Period	Five Month Period
	Ended June 30	Ended May 31	Pro forma		Pro Forma
	2011	2011	Adjustments		Combined
	(Note 1)	(Note 2 )	(Note 3)		GRIFOLS
	(In thousands of Euros, except share amounts)
Revenues	635,341	504,051			1,139,392
Changes in inventories of finished goods and work in	2,757	(21,862)			(19,105)
Self-constructed non-current assets	32,346	6,192			38,538
Supplies	(175,142)	(91,731)			(266,873)
Other operating income	1,009	—			1,009
Personnel expenses	(183,727)	(149,571)	14,810	(c)	(318,488)
Other operating expenses	(155,532)	(125,456)			(280,988)
Amortisation and depreciation	(28,156)	(16,387)			(44,543)
Transition costs of Talecris business combination	(38,607)	(16,756)	55,363	(b)	—
Non-financial and other capital grants	742	—			742
Impairment and gains/(losses) on disposal of fixed assets	(22,302)	—			(22,302)

Results from operating activities	68,729	88,480	70,173		227,382

Finance income	1,761	146			1,907
Finance expenses	(55,546)	(13,163)	(45,898	)(a)	(114,607)
Change in fair value of financial instruments	13,945	1,880			15,825
Exchange gains/(losses)	(2,122)	(2,989)			(5,111)

Financial income and expense	(41,962)	(14,126)	(45,898)		(101,986)

Share of (loss) profit of equity accounted investees	(807)	234			(573)

Profit before income tax from continuing Operations	25,960	74,588	24,275		124,823

Income tax (expense) benefit	(7,347)	(24,991)	(9,152	)(d)	(41,490)

Profit after income tax from continuing operations	18,613	49,597	15,123		83,333

Profit attributable to equity holders of the Parent	19,269	49,597	15,123		83,989
Profit attributable to minority interest	(656)	—			(656)

Consolidated profit for the three month period	18,613	49,597	15,123		83,333

Basic earnings per share	0.09				0.39
Weighted average number of share in issue(B)	213,064,899				213,064,899
Diluted earnings per share	0.09				0.39
Weighted average number of share on fully diluted basis	213,064,899				213,064,899

(B)	The weighted average number of shares outstanding during the period has been adjusted to give effect to shares issued as consideration for the transaction as if the acquisition had taken place as of January 1, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2010

			Pro forma
	GRIFOLS IFRS	TALECRIS IFRS	Adjustments		Pro Forma
	(Note 1)	(Note 2)	(Note 3)		GRIFOLS
	(In thousands of Euros, except share amounts)
Revenues	990,730	1,207,766			2,198,496
Changes in inventories of finished goods and work in	45,749	27,932			73,681
Self-constructed non-current assets	33,513	15,292			48,805
Supplies	(306,859)	(319,563)			(626,422)
Other operating income	1,196	—			1,196
Personnel expenses	(289,008)	(352,803)	12,422	(c)	(629,389)
Other operating expenses	(220,218)	(292,504)	37,911	(b)	(474,811)
Amortisation and depreciation	(45,776)	(39,235)			(85,011)
Non-financial and other capital grants	728	—			728
Impairment and gains/(losses) on disposal of fixed assets	(372)	(1,124)			(1,496)

Results from operating activities	209,683	245,761	50,333		505,777

PCA Adjustment		(32,946)			(32,946)
Finance income	4,526	255			4,781
Finance expenses	(49,660)	(34,301)	(113,978	)(a)	(197,939)
Change in fair value of financial instruments	(7,593)	—			(7,593)
Impairment of gains/(losses) on disposal of financial instruments	91	—			91
Exchange gains	1,616	3,565			5,181

Financial income and expense	(51,020)	(63,427)	(113,978)		(228,425)

Share of (loss) profit of equity accounted investees	(879)	747			(132)

Profit before income tax from continuing operations	157,784	183,081	(63,645)		277,220

Income tax (expense) benefit	(42,517)	(59,543)	23,994	(d)	(78,066)

Profit after income tax from continuing operations	115,267	123,538	(39,651)		199,154
Profit attributable to equity holders of the Parent	115,513	123,538	(39,651)		199,400
Profit attributable to minority interest	(246)	—			(246)

Consolidated profit for the year	115,267	123,538	(39,651)		199,154

Basic earnings per share	0.54				0.94
Weighted average number of share in issue(B)	212,909,162				212,909,162
Diluted earnings per share	0.54				0.94
Weighted average number of share on fully diluted basis	212,909,162				212,909,162

(B)	The weighed averaged number of shares outstanding during the period has been adjusted to give effect to shares issued as consideration for the transaction as if the acquisition had taken place as of January 1, 2010.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Historical Grifols Information

Represents the historical condensed consolidated statement of income for the six month period ended June 30, 2011 and for the year ended December 31, 2010, which have been extracted from the financial statements of Grifols, as follows:

•	unaudited condensed consolidated interim financial statements as of and for the six month period ended June 30, 2011; and

•	audited consolidated financial statements as of and for the year ended December 31, 2010.

The condensed consolidated statement of income of Grifols for the six month period ended June 30, 2011, include Talecris’ figures from the date of the acquisition June 2, 2011.

2.	Talecris Reconciliation to IFRS in Euros

Talecris’ unaudited consolidated income statement for the five-month period ended May 31, 2011 and the audited consolidated financial statements for the year ended December 31, 2010 have been prepared in accordance with U.S. GAAP, which differs in certain material respects from IFRS. In addition, certain reclassifications are required to conform the presentation of Talecris’ historical financial information to that of Grifols under IFRS. Furthermore, the referenced Talecris’ financial statements were prepared in U.S. dollars and have been translated to euros, the currency in which the Grifols financial statements have been prepared. The effects of the applications of IFRS, reclassifications and translation to euros are as follows:

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

Statement of Income Date:

				Statement of Income Five Month Period Ended May 31, 2011
	Historical			Historical					Ex.	Historical
	TALECRIS	Reclassifications		TALECRIS	Inventory	Capitalize	Income	TALECRIS	Rate	TALECRIS
	US GAAP Cost	to Cost		US GAAP	Recovery	R&D Cost	Taxes	IFRS Cost	(h)	IFRS as Shown
	by Function	by Nature(f)		Cost by Nature	(b)	(c)	(e)	by Nature	1.3721	in the Pro forma
	A	B		A+B
	(in thousands of $)			(in thousands of $)
										(in thousands of €)
Net revenue
Product	691,609
Other

Total	691,609		Revenues	691,609				691,609		504,051

Cost of goods sold	(399,219)	399,219

Gross profit	292,390

Operating expenses
Selling, general and administrative	(135,617)	135,617
Research and development	(32,208)	32,208

Total	(167,375)

Income from operations	125,015

		(29,635)	Changes in inventories of finished goods and work in progress	(29,635)	(362)			(29,997)		(21,862)

		4,199	Self-constructed non-current assets	4,199		4,297		8,496		6,192
		(125,864)	Supplies	(125,864)				(125,864)		(91,731)
		(205,227)	Personnel expenses	(205,227)				(205,227)		(149,571)
		(172,138)	Other operating expenses	(172,138)				(172,138)		(124,456)
		(13,417)	Amortization and depreciation	(13,417)		(9,067)		(22,484)		(16,387)
		(22,991)	Transition costs of Talecris business combin	(22,991)				(22,991)		(16,756)

			Results from operating activities	126,536	(362)	(4,770)	—	144,395		88,480

Other non-operating (expense) income
Interest expense, net	(17,859)	17,859
Equity in earnings of affiliate	320	(320)

Total	(17,539)

		(825)	PCA judgment	(825)				(825)		(601)
		202	Finance income	201				201		146
		(17,236)	Finance expenses	(17,236)				(17,236)		(12,562)
		2,580	Changes in FV of financial instruments	2,580				2,580		1,880
		(4,101)	Exchange gains	(4,101)				(4,101)		(2,989)

			Financial income and expense	(19,381)	—	—	—	(19,381)		(14,126)

		321	Share of profit of equity accounted investees	321				321		234

Income before income taxes	107,476		Profit before income tax from continuing operations	107,476	(362)	(4,770)	—	125,335		74,588

(Provision) benefit for income taxes	(35,882)	0	Income tax (expense) benefit	(35,882)			1,593	(34,289)		(24,991)

			Profit after income tax from
Net income	71,594		continuing operations	71,594	(362)	(4,770)	1,593	91,046		49,597

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

				Statement of Income of the year ended December 31, 2010
	Historical			Historical	Adjustments to IFRS						Ex.	Historical
	TALECRIS	Reclassifications		TALECRIS	Debt	Inventory	Capitalize	Shared Based	Income	TALECRIS	Rate	TALECRIS
	US GAAP Cost	to Cost		US GAAP	Issuance	Recovery	R&D Cost	Payments	Taxes	IFRS Cost	(g)	IFRS as Shown
	by Function	by Nature(f)		Cost by Nature	Costs(a)	(b)	(c)	(d)	(e)	by Nature	1.3261	in the Pro forma
	A	B		A+B
	(In thousands of $)			(In thousands of $)
												(In thousands of €)
Net revenue
Product	1,601,619
Other

Total	1,601,619		Revenues	1,601,619						1,601,619		1,207,766

Cost of goods sold	(911,976)	911,976

Gross profit	689,643

Operating expenses
Selling, general and administrative	(287,011)	287,011
Research and development	(69,649)	69,649

Total	(356,660)

Income from operations	332,983

		37,647	Changes in inventories of finished goods and work in progress	37,647		(606)				37,041		27,932
		8,610	Self-constructed non-current assets	8,610			11,669			20,279		15,292
		(423,772)	Supplies	(423,772)						(423,772)		(319,563)
		(470,437)	Personnel expenses	(470,437)				2,585		(467,852)		(352,803)
		(387,890)	Other operating expenses	(387,890)						(387,890)		(292,504)
		(36,030)	Amortization and depreciation	(36,030)			(16,000)			(52,030)		(39,235)
		(1,491)	Impairment and gains/(losses) on disposal of fixed assets	(1,491)						(1,491)		(1,124)

			Results from operating activities	328,256	—	(606)	(4,331)	2,585	—	325,904		245,761

Other non-operating (expense) income
Interest expense, net	(45,837)	45,837
PCA judgment	(43,690)	43,690	PCA judgment	(43,690)						(43,690)		(32,946)
Equity in earnings of affiliate	991	(991)

Total	(88,536)

		338	Finance income	338						338		255
		(46,175)	Finance expenses	(46,175)	688					(45,487)		(34,301)
		4,727	Exchange gains	4,727						4,727		3,565

			expense	(84,800)	688	—	—	—	—	(84,112)		(63,427)

		991	Share of profit of equity accounted investees	991						991		747

Income before income taxes	244,447		Profit before income tax from continuing operations	244,447	688	(606)	(4,331)	2,585	—	242,783		183,081

(Provision) benefit for income taxes	(78,379)	0	Income tax (expense) benefit	(78,379)					(581)	(78,960)		(59,543)

			Profit after income tax from
Net income	166,068		continuing operations	166,068	688	(606)	(4,331)	2,585	(581)	163,823		123,538

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

Adjustments for IFRS:

For purpose of the unaudited pro forma condensed combined financial information, the historical financial information of Talecris has been converted to IFRS. The adjustments deemed necessary to carry out the conversion are:

(a)	Debt Issuance Costs

The debt issuance cost adjustment reflects both (i) amounts capitalized under U.S. GAAP related to a 2009 Revolving Loan amendment that would be charged to operating expenses under IFRS; and (ii) amounts reported as long-term assets under U.S. GAAP reclassified as a reduction of long-term debt under IFRS. This adjustment resulted in an increase in profit for 2010 of $0.688 million.

(b)	Inventory Impairment Recoveries

According to U.S. GAAP, inventory impairment provisions create a new cost basis for inventory. These provisions are only recoverable upon the sale of the related inventory. IFRS permits a recovery of previous inventory impairment charges at the time the related inventory asset value is determined to be recoverable. The IFRS adjustment resulted in a decrease in profit for 2010 of $0.606 million and of $0.362 million in profit for the five-month period ended May 31, 2011.

(c)	Capitalized Research and Development Costs

Talecris expensed all research and development costs under U.S. GAAP. Certain development project costs, which represent a probable future economic benefit that may be capitalized under IFRS and amortized over the expected useful economic life of the asset, are captured in this adjustment. This adjustment resulted in a decrease in profit for 2010 of $4.431 million and of $4.770 million for the five-month period ended May 31, 2011.

(d)	Share-Based Payments

Talecris’ Long Term Incentive Plan provided for the grant of awards in the form of incentive stock options, nonqualified stock options, share appreciation rights, restricted stock, restricted stock units, unrestricted shares of common stock, deferred shared units and performance awards. Talecris’ employees, directors and consultants were eligible to receive awards under the 2009 Plan.

The fair value of Talecris’ time-based equity awards was amortized to compensation expense on a straight-line basis over the vesting period under U.S. GAAP, while such awards are amortized on an accelerated methodology under IFRS including the remeasurement of annual compensation expense at year end for the succeeding year. This adjustment resulted in a decrease in personnel expenses of $2.585 million in 2010.

(e)	Income Taxes

The income tax adjustment reflects the application of the Talecris 2009 and 2010 consolidated effective income tax rate determined under U.S. GAAP to (i) all the adjustments for IFRS that are not permanent differences for U.S. income tax provision purposes; (ii) the determination of any deferred tax assets for share-based compensation using the intrinsic value of share-based compensation considering the graded vesting methodology under IFRS and reflecting the best estimate of the actual tax benefits reasonably expected to be realized when the options are exercised; and (iii) the difference in the tax basis of intercompany profits on sales to Talecris GmbH.

The IFRS adjustment resulted in a decrease in profit in 2010 of $0.581 million and an increase of $1.593 million for the five month period ended May 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

(f)	Reclassifications

Talecris’ U.S. GAAP consolidated statements of income for the year 2010 and for the five-month period ended May 31, 2011 were prepared on a cost by activity format and the reclassification adjustments reflected are necessary to report the statement of income in accordance with a cost by nature format under IFRS.

Currency Translation

(g) Translation to Euros

Talecris’ U.S. dollar consolidated statements of income for the year 2010 and for the five-month period ended May 31, 2011 were translated to euros using the average euro/U.S. dollar exchange rate for the year 2010 and for the five-month period ended May 31, 2011, respectively.

3.	Pro forma Adjustments

Adjustments to reflect the accounting for the acquisition of Talecris by Grifols

(a)	Debt interest expenses

The acquisition of Talecris by Grifols occurred on June 1, 2011. Upon the consummation of the transaction, holders of Talecris common stock received, for each share of Talecris common stock held at the time of the transaction, a combination of (1) $19.00 in cash and (2) 0.6485 (or 0.641 for specified Talecris affiliated stockholders) of a non-voting (Class B) ordinary share of Grifols and cash in lieu of fractional Class B shares and any cash representing dividends or other distributions payable in accordance with the Merger Agreement.

The components of the purchase price are as follows:

(In thousands of Euros)

Purchase price:
Cash(i)	1,763,601
Fair value of shares issued(ii)	829,799

2,593,400

(i)	Cash

Cash Consideration per Talecris Share($)(1)	19
Total Talecris Shares Outstanding	126,107,617
Cash for Talecris Shares Outstanding($)	2,396,044,723
Cash for Talecris Options / Awards (Net Method)($)	76,327,737
Cash in Lieu for Fractional Talecris Options /Awards (Net Method)($)	4,525
Cash for Talecris Options / Awards (Net Method)($)	76,332,262
Additional Cash Consideration per Fractional Share($)	19.693
Fractional Shares (from Talecris Shares Outstanding)	21.9095
Cash for Fractional Shares (Talecris Shares Outstanding)($)	431
Cash($)	2,472,377,417
Taxes Withheld on Cash Consideration (Options / Awards)($)	41,142,748
Taxes Withheld on Stock Consideration (Options / Awards)($)	27,476,748
Cash for Tax Payments (Options / Awards)($)	68,619,495
Total Cash($)	2,540,996,912
Exchange rate $/Euros(2)	1.4408
Cash in thousands of euros		1,763,601

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

(1)	Based on the Merger Agreement

(2)	Exchange rate $/Euro at May 31, 2011 based on the exchange rate included elsewhere in this prospectus.

(ii)	Estimated fair value of shares issued

Talecris Shares Outstanding (Affiliated Shareholders)	62,517,962
Exchange Ratio (Talecris Affiliated Shareholders)(1)	0.6410
Grifols Class B Shares (Talecris Affiliated Shareholders)	40,074,014
Fractional Shares (Talecris Affiliated Shares Outstanding)	(3.6420)
Grifols Class B Shares to be Issued (Talecris Affiliated Shareholders)	40,074,010
Talecris Shares Outstanding (Unaffiliated Shareholders)	63,589,655
Exchange Ratio (Talecris Unaffiliated Shareholders)(2)	0.6485
Grifols Class B Shares (Talecris Unaffiliated Shareholders)	41,237,891
Fractional Shares (Talecris Unaffiliated Shares Outst.)	(18.2675)
Grifols Class B Shares to be Issued (Talecris Unaffiliated Shareholders)	41,237,873
Grifols Class B Shares for Talecris Shares Outstanding (included Affiliated/Unaffil.)	81,311,883
Grifols Class B Shares for Talecris Options/Awards (Net Method)	2,499,805
Total Grifols Class B Shares (to be Issued by Grifols)	83,811,688
Price of Grifols Class B Shares($)(3)	14.2650
Estimated fair value of Class B Shares issued in thousands of $	1,195,574
Exchange rate $/Euros(4)	1.4408
Estimated fair value of Class B Shares issued in thousands of Euros		829,799

(1)	Based on the Merger Agreement

(2)	Based on Amendment No. 1 to the Merger Agreement

(3)	The fair value of the Class B shares has been determined based on the average of the daily median trading price of the ADSs on the NASDAQ Global Select Market from June 6 through June 28, 2011. The Class B shares started quotation on June 2, 2011.

(4)	Exchange rate $/Euro at May 31, 2011 based on the exchange rate included elsewhere in this prospectus.

(iii)	Preliminary Goodwill

The preliminary purchase price allocation to assets and liabilities is assumed to be as follows:

(In thousands of Euros)

Net assets acquired provisional (book value) as at May 31, 2011	469,318
Purchase price	2,593,400

Preliminary goodwill(1)(2)	2,124,082

(1)	As of the date of the preparation of this unaudited pro forma condensed combined financial information, a purchase price allocation, in accordance with IFRS 3 (revised), could not be completed. When the purchase price allocation is completed, other intangible assets may be identified (i.e. licenses, in process research and development, customer relationships, etc.), which could result in a reduction of goodwill. The identification of such intangible assets could generate an amortization charge, which could have an impact on the unaudited pro forma condensed combined statement of income.

Based on preliminary assumptions for the fair value adjustments of tangible and intangible assets in connection with the purchase price allocation, such allocation represents approximately 40% of the estimated goodwill of €2,124 million as of June 30, 2011. On this basis the amount of the annual depreciation and amortization expense net of the tax effect (calculated based on statutory rates of 37.7%) would be approximately between €50 million and €60 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

For purposes of a potential income statement adjustment, the depreciation expense of assets was estimated based on the following residual lives, approximately 20 to 25 years for buildings, 5 to 8 years for machinery and equipment and 20 to 30 years for intangible assets. Those estimated useful lives are management’s best estimate based on the available information.

(2)	Goodwill will be denominated in U.S. Dollars and will be approximately $3.060 billion. The effect of future currency fluctuations between the Euro, which is the functional currency of Grifols, and the U.S. Dollar will be accounted for as a currency translation adjustment.

(iv)	Cash required

The cash required is the following:

(In thousands of Euros)

Cash and cash equivalents at Grifols	149,693
Incremental debts	1,613,908

Purchase price in cash in connection with the transaction	1,763,601

(v)	Interest expenses on the incremental debt in relation to the acquisition

The financial liabilities of Grifols, S.A. and subsidiaries as at June 30, 2011 amount to €3,240 million ($4,683 million) included the incremental debt issued in June 2011 in relation to the acquisition of Talecris for an amount of €1,614 million ($2,325 million). The interest expense on this incremental debt of €113.978 million in 2010 and €45.898 million for the five month period ended May 31, 2011 were adjusted in the pro forma condensed combined statement of income for the year 2010 and six month period ended June 30, 2011 to give the effect that the transaction occurred on January 1, 2010.

Calculation of interest
expenses on the incremental debt in		Exchange	Euros
relation to the acquisition	$ Thousands	rate $/Euros	Thousands

Purchase price in cash in connection with the transaction	2,540,997	1.4408	1,763,601
Cash and cash equivalents at Talecris	(215,678)	1.4408	(149,693)

Incremental debt to be issued in relation to the acquisition	2,325,319		1,613,908
Average interest rate(1)	6.50%
Period of five months ended May 31, 2011 finance expenses	62,977	1.3721	45,898
2010 Annual finance expenses	151,146	1.3261	113,978

(1)	Assumed weighted average interest rate on incremental debt. A 25 basis point increase in the interest rate on the incremental debt would increase interest expense on an annual basis by €4.4 million.

(b) Acquisition related costs

Acquisition related costs are estimated as follows:

	Grifols	Talecris	Total
	(In thousands of Euros)

Acquisition related costs 2010(2)	17,000	20,911	37,911
Acquisition related costs 2011(2)	38,607	16,756	55,363
Related with debt issuance(1)	152,880		152,880
Related with capital increase and transaction related expenses	2,264		2,264

Total acquisition related costs considered in the pro formas	210,751	37,667	248,418

The acquisition costs already incurred in the year 2010 and in the six month period ended June 30, 2011 amounts to €37.911 million (Grifols €17.000 and Talecris $27.730 million (€20.911 million)) and €55.363 million (Grifols €38.607 and Talecris $22.991 million (€16.756 million)) respectively were adjusted in the unaudited pro forma

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

condensed combined statement of income for the year 2010 and six month period ended June 30, 2011 to give the effect that the transaction occurred on January 1, 2010.

(1)	The acquisition costs related to debt issuance are estimated based on the incremental debt

(2)	These acquisition costs may relate to the income statement; however, as they could represent material non-recurring charges that result directly from the transaction, these expenses have not been included in the unaudited condensed combined pro forma statement of income.

Pro forma adjustments to Talecris’ Unaudited Condensed Combined Statement of Income

(c)	Personnel expenses:

This adjustment includes the following items:

•	Non-cash equity compensation expense of €10.845 million in 2010 and €11.252 million for the five month period ended May 31, 2011. The Merger Agreement contemplated that, upon completion of the acquisition, all the Talecris stock based awards would become fully vested and be cancelled. As this is a material nonrecurring charge that results directly from the transaction, these expenses have not been included in the corresponding unaudited condensed combined pro forma statements of income for the periods presented.

•	Compensation expense associated with special recognition bonus awards and retention related costs including fringe benefits granted to certain Talecris employees and senior executives of €1.577 million in 2010 and €3.558 million for the five-month period ended May 31, 2011 paid upon the transaction closing. As this is a material nonrecurring charge that results directly from the transaction, this expense has not been included in the unaudited pro forma condensed combined statement of income for the periods presented.

(d)	Tax effect:

The tax effect on the pro forma adjustments has been calculated using the U.S. statutory Federal income tax rate of 37.7%.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Our share capital consists of two separate classes of shares: Class A shares and Class B shares. The Class A shares, comprised of 213,064,899 ordinary voting shares, have a nominal value of €0.50 each. The Class B shares, comprised of 83,811,688 non-voting shares, have a nominal value of €0.10 each.

Our Class A shares have been listed on the Spanish Stock Exchanges since May 2006 and are quoted on the Automated Quotation System under the ticker symbol “GRF”. Fluctuations in the exchange rate between the Euro and the U.S. Dollar will affect the U.S. Dollar equivalent of the Euro price of our Class A shares on the Spanish Stock Exchanges.

Our Class B (non-voting) shares were issued and delivered by us to holders of Talecris common stock as partial consideration in connection with the acquisition on June 1, 2011. Our Class B shares have been traded on the NASDAQ Global Select Market in the form of ADSs, evidenced by ADRs, since June 2, 2011 under the ticker symbol “GRFS.” Each ADS represents one-half (0.5) of one Class B share.

Price Range of Our Class A Shares

The following table sets forth the high and low closing prices, in Euros, for our Class A shares for the periods indicated, as reported on the Automated Quotation System:

	Class A Shares
	High	Low
	(Euros)

Fiscal Year 2006
Annual (from May 17, 2006)	10.08	4.99
Fiscal Year 2007
Annual	18.25	10.11
Fiscal Year 2008
First Quarter	16.63	13.28
Second Quarter	20.53	15.77
Third Quarter	20.53	17.67
Fourth Quarter	17.69	11.76
Fiscal Year 2009
First Quarter	14.29	10.30
Second Quarter	13.45	11.07
Third Quarter	13.19	11.92
Fourth Quarter	12.88	11.01
Fiscal Year 2010
First Quarter	12.44	10.12
Second Quarter	11.60	8.44
Third Quarter	10.93	8.32
Fourth Quarter	12.45	8.11
Fiscal Year 2011
First Quarter	12.49	9.85
April	13.48	12.12
May	14.44	13.18
June	14.49	12.89
July	15.30	13.81
August	15.80	12.70
September	14.61	13.24
October (through October 21)	14.50	13.44

Price Range of the ADSs Representing Our Class B Shares

The following table sets forth the high and low closing prices, in U.S. dollars, for the ADSs representing our Class B shares for the periods indicated, as reported by NASDAQ:

	Class B
	ADSs
	High	Low
	(U.S. Dollars)

Fiscal Year 2011
June (from June 2nd)	8.50	6.85
July	8.16	7.24
August	8.07	6.33
September	6.99	5.30
October (through October 21)	6.75	6.00

Dividends

Class A Shares

The following table sets forth the dividends per Class A share paid by us with respect to the fiscal years ended December 31, 2009 and December 31, 2008. We have recently paid ordinary annual dividends to our stockholders. Interim dividends are normally declared and paid by our Board of Directors on account of the results of the then-current fiscal year.

Cash dividends are paid by us in euros, and exchange rate fluctuations between the euro and the U.S. dollar will affect the U.S. dollar amounts received by holders of our new ADSs.

			Gross per Share	Net per Share
Year	Type	Payment Date	Amount	Amount(1)
			(Euros)	(Euros)

2009	Ordinary	July 1, 2010	0.12789208	0.10359258
	Interim	December 18, 2009	0.15305538	0.12550541
2008	Ordinary	July 2, 2009	0.23209553	0.19031833

(1)	Net of Spanish withholding tax. The Spanish withholding tax rate was 18% in 2008 and 2009 and 19% in 2010.

As of May 24, 2011, the most recent date for which it was practicable to obtain this information, there were 21,731 registered holders of our Class A shares.

The terms of our Senior Credit Facilities contain limitations on our ability to pay ordinary dividends going forward, and we do not expect to be able to declare dividends in cash at historical levels for some period of time following the completion of the acquisition. For a further discussion of the terms of our Senior Credit Facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Class B Shares

We have not issued a dividend to our Class B stockholders since we issued our Class B shares on June 1, 2011.

Each Class B share entitles its holder to receive a minimum annual preferred dividend out of the distributable profits at the end of each fiscal year the share is outstanding equal to €0.01 per Class B share. In any given fiscal year, we will pay a preferred dividend to the holders of the Class B shares before any dividend out of the distributable profits for such fiscal year is paid to the holders of Class A shares. The preferred dividend on all issued Class B shares will be paid by us within the nine months following the end of that fiscal year, in an amount not to exceed the distributable profits obtained during that fiscal year.

EXCHANGE RATES

The following tables show, for the periods indicated, the exchange rate between the U.S. Dollar and the Euro. This information is provided solely for your information and we do not represent that Euros could be converted into U.S. Dollars at these rates or at any other rate, during the periods indicated or at any other time. These rates are not the rates used by us in the preparation of our consolidated financial statements included in this prospectus.

As used in this prospectus, the term “Noon Buying Rate” refers to the rate of exchange for euros, expressed in U.S. dollars per euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The Noon Buying Rate certified by the New York Federal Reserve Bank for the euro on October 14, 2011 was $1.3861 = €1.00. The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the Euro. Amounts are expressed in U.S. Dollars per €1.00.

	Period	Average
Annual Data (Year Ended December 31,)	End ($)	Rate ($)(1)	High ($)	Low ($)

2006	1.3197	1.2661	1.3327	1.1860
2007	1.4603	1.3797	1.4862	1.2904
2008	1.3919	1.4698	1.6010	1.2446
2009	1.4332	1.3955	1.5100	1.2547
2010	1.3269	1.3261	1.4536	1.1959
Interim Data (Six Months Ended June 30,)
2010	1.2291	1.3183	1.4536	1.1959
2011	1.4523	1.4211	1.4875	1.2944

Source: Federal Reserve Bank of New York

(1)	The average of the Noon Buying Rates for the euro on the last day reported of each month during the relevant period.

Recent Monthly Data	High ($)	Low ($)

March 2011	1.4212	1.3813
April 2011	1.4821	1.4211
May 2011	1.4875	1.4015
June 2011	1.4675	1.4155
July 2011	1.4508	1.4014
August 2011	1.4510	1.4158
September 2011	1.4283	1.3518
October 2011 (through October 14)	1.3861	1.3281

SUMMARY OF THE EXCHANGE OFFER

In this prospectus, except as otherwise indicated, “existing notes” refers to our 8.25% Senior Notes due 2018 issued on January 21, 2011, “exchange notes” refers to the 8.25% Senior Notes due 2018 offered hereby and “notes” refers to the existing notes and the exchange notes, collectively.

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of the Notes.”

The Offering of the Exchange Notes	The existing notes were originally issued by Giant Funding Corp. (the “Escrow Corp.”), an escrow company formed solely for the purpose of issuing the existing notes, on January 21, 2011 in an offering not registered under the Securities Act. On June 1, 2011, upon consummation of the acquisition, Escrow Corp. was merged with and into the Issuer, and the Issuer assumed all of Escrow Corp.’s obligations under the existing notes and the indenture governing the existing notes. In addition, upon consummation of the acquisition, the Issuer, the Parent Guarantor (as defined below) and the initial Subsidiary Guarantors (as defined below) executed joinders to a registration rights agreement that had been entered into by Escrow Corp. and the initial purchasers of the existing notes on January 21, 2011. Pursuant to the registration rights agreement, the Issuer, the Parent Guarantor and the Subsidiary Guarantors party thereto agreed, for the benefit of the holders of the existing notes, at our cost, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the existing notes. This exchange offer is intended to satisfy that obligation.

The Exchange Offer	We are offering to exchange the exchange notes that have been registered under the Securities Act for the existing notes. As of this date, there is an aggregate principal amount of $1,100,000,000 of our existing notes outstanding.

Required Representations	In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

• any exchange notes will be acquired by you in the ordinary course of your business;

• you have not engaged in and do not intend to engage in, and do not have an arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

• you are not an “affiliate” of our company or any of our subsidiaries, as that term is defined in Rule 405 of the Securities Act.

If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the SEC would make the same determination with respect to this exchange offer as it has in other circumstances.

Each broker-dealer that is issued exchange notes for its own account in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities also must acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer.

We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended, in which case the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of existing notes being tendered.

Procedures for Tendering Existing Notes	If you wish to tender existing notes, you must (a)(1) complete, sign and date the letter of transmittal, or a facsimile of it, according to its instructions and (2) send the letter of transmittal, together with your existing notes to be exchanged and other required documentation, to the Exchange Agent (as defined below) at the address provided in the letter of transmittal; or (b) tender through the Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program, or ATOP system. The letter of transmittal or a valid agent’s message through ATOP must be received by the Exchange Agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Procedures for Tendering,” and “— Book-Entry Tender.” By executing the letter of transmittal, you are representing to us that you are acquiring the exchange notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of exchange notes, and that you are not an “affiliate” of ours. See “The Exchange Offer — Procedures for Tendering,” and “— Book-Entry Tender.”

Do not send letters of transmittal and certificates representing existing notes to us. Send these documents only to the Exchange Agent. See “The Exchange Offer — Procedures for Tendering” for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your existing notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offer — Procedure if the Existing Notes Are Not Registered in Your Name,” and “— Beneficial Owner Instructions to Holders of Existing Notes.” The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.

Guaranteed Delivery Procedures	If you wish to tender existing notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your existing notes according to the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Existing Notes and Delivery of Exchange Notes	Subject to the conditions described under “The Exchange Offer — Conditions,” we will accept for exchange any and all existing notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.

Interest on Existing Notes	Interest will not be paid on existing notes that are tendered and accepted for exchange in the exchange offer.

Withdrawal Rights	You may withdraw your tender of existing notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Consequences	For a discussion of the material federal income tax considerations relating to the exchange of existing notes for the exchange notes as well as the ownership of the exchange notes, see “Certain Material United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent (the “Exchange Agent”). The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent.” The Bank of New York Mellon Trust Company, N.A. is also the trustee under the indenture, as supplemented, among the Issuer, the Parent Guarantor, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. governing the notes, as described under “Description of the Notes.”

Consequences of Failure to Exchange the Existing Notes	If you do not exchange existing notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the existing notes and in the indenture governing the existing notes. In general, the unregistered existing notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the existing notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the existing notes. A smaller outstanding principal amount at maturity of existing notes available for trading may also tend to make the price more volatile.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the existing notes.

Fees and Expenses	We will pay all fees and expenses related to this exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms described below are subject to important limitations and exceptions. See the section entitled “Description of the Notes” of this prospectus for a more detailed description of the terms of the notes, including the exchange notes, and the indenture governing the notes.

Issuer	Grifols Inc., a Virginia corporation (the “Issuer”).

Securities Offered	$1,100,000,000 aggregate principal amount of 8.25% senior notes due 2018.

Maturity Date	February 1, 2018.

Interest Rate	8.25% per year.

Interest Payment Dates	February 1 and August 1, beginning on February 1, 2012.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by Grifols, S.A., a company incorporated under the laws of the Kingdom of Spain (the “Parent Guarantor”) and each of the Parent Guarantor’s existing and future direct or indirect subsidiaries that guarantee our Senior Credit Facilities (other than any foreign subsidiary of Grifols Inc.) (each a “Subsidiary Guarantor” and together with the Parent Guarantor, the “Guarantors”). On the issue date of the exchange notes, the Subsidiary Guarantors will consist of: Grifols Biologicals Inc., Biomat USA, Inc., Grifols Therapeutics Inc., Talecris Plasma Resources, Inc., Instituto Grifols, S.A., Diagnostic Grifols, S.A., Movaco, S.A., Laboratorios Grifols, S.A., Grifols Italia, S.p.A., and Grifols Deutschland GmbH.

Ranking	The exchange notes will be senior unsecured obligations of the Issuer and will:

• rank equally in right of payment to all of the Issuer’s existing and future senior indebtedness;

• be effectively subordinated in right of payment to the Issuer’s secured indebtedness (including its obligations under our Senior Credit Facilities), to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated to all existing and future liabilities of each non-guarantor subsidiary of the Parent Guarantor.

The guarantees will be the senior unsecured obligations of the Guarantors and will:

• rank equally in right of payment to all existing and future senior indebtedness of the Guarantors;

• be effectively subordinated in right of payment to the Guarantors’ secured indebtedness (including their obligations under our Senior Credit Facilities), to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated to all existing and future liabilities of each non-guarantor subsidiary of Parent Guarantor.

Optional Redemption	The Issuer may redeem some or all of the exchange notes at any time prior to February 1, 2014 at a price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium as set forth under “Description of the Notes — Optional Redemption.” Additionally, the Issuer may redeem the exchange notes, in whole or in part, at any time on and after February 1, 2014 at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

Optional Redemption After Equity Offerings	The Issuer may redeem up to 35% of the notes with money raised in one or more equity offerings by the Parent Guarantor at any time (which may be more than once) prior to February 1, 2014, as long as at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately following any such offerings. See “Description of the Notes — Optional Redemption.”

Change of Control Offer	If we experience a change of control, the Issuer must give holders of the exchange notes the opportunity to sell the Issuer their exchange notes at 101% of their face amount, plus accrued and unpaid interest. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Indenture Provisions	The exchange notes will be, and the existing notes are, governed by an indenture containing covenants that, among other things, restrict the Parent Guarantor’s ability and the ability of its restricted subsidiaries, including the Issuer, to:

• pay dividends or make certain other restricted payments or investments;

• incur additional indebtedness or provide guarantees of indebtedness and issue disqualified stock;

• create liens on assets;

• merge, consolidate or sell all or substantially all of our and our restricted subsidiaries’ assets;

• enter into certain transactions with affiliates;

• create restrictions on dividends or other payments by our restricted subsidiaries; and

• create guarantees of indebtedness by restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes — Certain Covenants.”

No Prior Market for Exchange Notes	The exchange notes will be new securities for which there is no market. We cannot assure you a liquid market for the exchange notes will develop or be maintained.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus prior to participating in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. They are not, however, the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe not to be material may also adversely affect our business, financial condition or results of operations. If that were to occur, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you do not properly tender your existing notes, you will continue to hold unregistered existing notes and your ability to transfer existing notes will continue to be subject to any applicable transfer restrictions, which may adversely affect their market price.

If you do not properly tender your existing notes for exchange notes in the exchange offer, you will continue to be subject to any applicable restrictions on the transfer of your existing notes. In general, the existing notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or the offer or sale is exempt from registration thereunder. We do not intend to register resales of the existing notes under the Securities Act. You should refer to “The Exchange Offer — Procedures For Tendering” for information about how to tender your existing notes. The tender of existing notes under the exchange offer will reduce the outstanding amount of the existing notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the existing notes due to a reduction in liquidity.

Lack of an active market for the exchange notes may adversely affect the liquidity and market price of the exchange notes.

There is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. Further, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry. In addition, if a large amount of existing notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the market price of such exchange notes.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, once issued, the exchange notes may trade at a discount from the initial offering price of the existing notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The issuance of the exchange notes may adversely affect the market for the existing notes.

To the extent the existing notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted existing notes could be adversely affected. Because we anticipate that most holders of the existing notes will elect to exchange their existing notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any existing notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer — Consequences of Failure to Exchange.”

Late deliveries of existing notes and other required documents could prevent you from exchanging your existing notes.

Holders are responsible for complying with all procedures of the exchange offer. The issuance of exchange notes in exchange for existing notes will occur only upon completion of the procedures described in “The Exchange Offer — Procedures For Tendering”. Therefore, holders of existing notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the exchange notes may be restricted.

A broker-dealer that purchased existing notes for its own account as part of market making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a current prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition, restrict our ability to react to changes to our business, and prevent us from fulfilling our obligations under our debt.

As a result of the acquisition and related financing transactions we are a highly leveraged company. Our substantial level of indebtedness increases the risk that we may be unable to generate sufficient cash to pay amounts due in respect to our indebtedness. As of June 30, 2011, we had $1.1 billion in aggregate principal amount of the notes, $2.5 billion and €440 million of indebtedness outstanding under our Senior Term Loans and the ability to borrow an additional $50 million, €36.7 million and the $200 million equivalent in multicurrencies under our Revolving Credit Facilities. In addition, as of June 30, 2011, we had €93.1 million of indebtedness under other bank loans and €37.6 in capital lease obligations. See the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more detailed information.

Our high level of indebtedness could have significant adverse effects on our business, including the following:

•	our high level of indebtedness makes it more difficult for us to satisfy our obligations with respect to the notes;

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to us for operations and other purposes;

•	all of the indebtedness outstanding under our purchase money indebtedness, equipment financing and real estate mortgages will have a prior ranking claim on the underlying assets;

•	our ability to fund a change of control offer may be limited;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

•	we may be restricted from making strategic acquisitions or exploiting other business opportunities.

We expect to use cash flow from operations to pay our expenses, amounts due under the notes and our other outstanding indebtedness. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then-existing debt (including the notes), sell assets or borrow more money. We may not be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially and adversely affect the value of the notes and our ability to pay the amounts due under the notes.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks associated with our substantial leverage.

We may be able to incur significant additional indebtedness in the future. Although the indenture that governs the notes and the Senior Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these exceptions could be substantial. In addition, as of June 30, 2011, we had $50 million, €36.7 million and the $200 million equivalent in multicurrencies available for additional borrowing under our Revolving Credit Facilities. If we incur additional indebtedness, the risks related to our business associated with our high level of debt could intensify. For more information regarding our indebtedness, see the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on or to refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. A significant reduction in our operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness.

We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us under the Senior Credit Facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before the maturity of the debt. We cannot assure you that we will be able to refinance any of our indebtedness, including our Senior Credit Facilities and the notes, on commercially reasonable terms or at all.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach our covenants under the Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The notes and the guarantees will be unsecured and effectively subordinated to the Issuer and the Guarantors’ existing and future secured indebtedness.

The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of the existing and future secured indebtedness of the Issuer and each Guarantor, including indebtedness under the Senior Credit Facilities. Additionally, the indenture governing the notes permits the Issuer and the Guarantors to incur additional secured indebtedness in the future. In the event that the Issuer or any Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from the assets of the Issuer or the Guarantors, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

As of June 30, 2011, the notes and the guarantees are effectively subordinated to $2.5 billion and €440 million of senior secured indebtedness under the Senior Term Loans (excluding $50 million, €36.7 million and the $200 million equivalent in multicurrencies of undrawn revolving commitments under our Revolving Credit Facilities).

Claims of note holders will be structurally subordinated to claims of creditors of the Parent Guarantor’s subsidiaries that do not guarantee the notes.

The notes are not and in the future may not be guaranteed by all of the Parent Guarantor’s subsidiaries. For example, the Parent Guarantor’s subsidiaries that do not guarantee the Senior Credit Facilities and any foreign subsidiary of Grifols Inc. are not required to guarantee the notes. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon liquidation or otherwise, to the Issuer or a Guarantor of the notes. Furthermore, the guarantees are subject to release under certain circumstances. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a Guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, we may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary.

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the notes and the Senior Credit Facilities contain various covenants that limit our ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred equity;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

A breach of any of these covenants could result in a default under our Senior Credit Facilities and/or the indenture governing the notes. Upon the occurrence of an event of default under the Senior Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Credit Facilities. If the lenders under the Senior Credit Facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay the Senior Credit Facilities and our other indebtedness, including the notes. Our borrowings under the Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. See the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more detailed information.

We may not be able to satisfy our obligations to holders of the notes upon a change of control or sale of assets.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase the notes at a price equal to 101% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Upon the occurrence of an asset sale, as defined in the indenture, we will be required to offer to purchase the notes at a price equal to 100% of the principal amount of such notes, together with any accrued and unpaid interest, to the date of purchase. See “Description of the Notes — Repurchase at the Option of Holders — Asset Sales.”

We cannot assure you that, if a change of control offer or asset sale offer is made, we will have available funds sufficient to pay the change of control purchase price or asset sale purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer or asset sale offer. If we are required to purchase notes pursuant to a change of control offer or asset sale offer, we would be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. There can be no assurance that we will be able to obtain such financing on acceptable terms to us or at all. Accordingly, none of the holders of the notes may receive the change of control purchase price or asset sale purchase price for their notes. Our failure to make or consummate the change of control offer or asset sale offer, or to pay the change of control purchase price or asset sale purchase price when due, will give the holders of the notes the rights described in “Description of the Notes — Events of Default and Remedies.”

In addition, the events that constitute a change of control or asset sale under the indenture may also be events of default under our Senior Credit Facilities. These events may permit the lenders under our Senior Credit Facilities to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in our specified assets, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes.

The trading prices of the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for existing and future subsidiaries that will be Guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that Guarantor to satisfy claims.

The notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Parent Guarantor and each of the Parent Guarantor’s existing and future direct or indirect subsidiaries that guarantee the Senior Credit Facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or another similar case or lawsuit is commenced by or on behalf of the Issuer’s or a Guarantor’s unpaid creditors or another authorized party. Under these laws, if a court were to find that, at the time any Guarantor issued a guarantee of the notes, either it issued the guarantee to delay, hinder or defraud present or future creditors, or it received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time:

•	it was insolvent or rendered insolvent by reason of issuing the guarantee;

•	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied,

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to other debt or take other action detrimental to holders of the notes.

We cannot be sure as to the standard that a court would use to determine whether a Guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or that the guarantees would not be subordinated to other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor subsidiary’s other debt or take other action detrimental to holders of the notes. If a court were to void a guarantee, you would no longer have a claim against the Guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from or are attributable to the Guarantor.

Each Guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law.

The Guarantors may be unable to fulfill their obligations under their guarantees.

We expect that the Guarantors will use cash flow from operations to pay amounts due, if any, pursuant to their guarantees of the notes. The ability of the Guarantors to make these payments depends on our future performance, which will be affected by financial, business, economic, and other factors, many of which we cannot control. Such Guarantors’ businesses may not generate sufficient cash flow from operations in the future and their anticipated growth in revenue and cash flow may not be realized, either or both of which could result in their being unable to honor their guarantees or to fund other liquidity needs. If the Guarantors do not have enough money, they may be required to refinance all or part of their then-existing debt, sell assets or borrow more money. They may not be able to accomplish any of these alternatives on terms acceptable to them, or at all. In addition, the terms of existing or future debt agreements, including our Senior Credit Facilities and the indenture that governs the notes, may restrict the Guarantors from adopting any of these alternatives. The failure of the Guarantors to generate sufficient cash flow or to achieve any of these alternatives could materially and adversely affect the value of the notes and the ability of such Guarantors to pay the amounts due under their guarantees, if any.

Interest on the notes may not be deductible by us for United States federal income tax purposes.

The deductibility of interest is subject to many limitations under the Internal Revenue Code. We may not be able to deduct, in whole or in part, the interest on the notes. The availability of an interest deduction on the notes was not determinative in the issuance of the notes.

Limitations on guarantees under the laws of foreign jurisdictions may adversely affect the validity and enforceability of the guarantees of the notes.

The laws of certain of the jurisdictions in which the Guarantors are organized limit their ability to guarantee debt of a related company. These limitations arise under various provisions or principles of corporate law. If these limitations were not observed, the guarantees could be subject to legal challenge. In these jurisdictions, the guarantees contain language limiting the amount of debt guaranteed so that applicable local law restrictions will not be violated. Accordingly if you were to enforce the guarantees by a Guarantor in one of these jurisdictions, your claims are likely to be limited. In some cases, where the amount that can be guaranteed is limited by reference to the net assets and legal capital of the Guarantor or by reference to the outstanding debt owed by the relevant Guarantor to an issuer under intercompany loans that amount might have reached zero or close to zero at the time of any insolvency or enforcement. Furthermore, although we believe that the guarantees by these Guarantors will be validly given in accordance with local law restrictions, there can be no assurance that a third-party creditor would not challenge these guarantees and prevail in court.

Local insolvency laws may not be as favorable to you as U.S. bankruptcy laws or those of another jurisdiction with which you are familiar.

Most of the Guarantors are organized outside of the United States. The insolvency laws of these jurisdictions may not be as favorable to your interests as the laws of the United States or other jurisdictions with which you are familiar. In the event that any one or more of the Guarantors or any other of our subsidiaries experienced financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings.

Your ability to enforce civil liabilities under U.S. securities laws may be limited.

The Parent Guarantor is a company organized under the laws of Spain and most of the Subsidiary Guarantors are also incorporated outside of the United States. A substantial portion of the assets of the Parent Guarantor and the assets of the Subsidiary Guarantors are located outside of the United States. In addition, nearly all of the directors and officers of the Parent Guarantor and certain of the Subsidiary Guarantors’ directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to affect service of process within the United States upon the Parent Guarantor or certain Subsidiary Guarantors or their directors or officers with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. It may also be difficult to recover fully in the United States on any judgment rendered against such persons or the Parent Guarantor or certain of the Subsidiary Guarantors.

In addition, there is doubt as to the enforceability in Spain in original actions, or in actions for enforcement of judgments of United States courts of liabilities, predicated solely upon the securities laws of the United States. If a judgment was obtained outside Spain and efforts were made to enforce the judgment in Spain, there is some doubt that Spanish courts would agree to recognize and enforce a foreign judgment. Accordingly, even if you obtain a favorable judgment in a United States court, you may be required to re-litigate your claim in Spain. See “Enforceability of Civil Liabilities Under U.S. Securities Laws.”

Risks Relating to the Healthcare Industry

The implementation of the 2010 health care reform law in the United States may adversely affect our business.

Through the March 2010 adoption of the Patient Protection and Affordable Care Act and the companion Healthcare and Education Reconciliation Act in the United States, which is referred to as the “healthcare reform law,” substantial changes are being made to the current system for paying for healthcare in the United States, including programs to extend medical benefits to millions of individuals who currently lack insurance coverage. The changes contemplated by health care reform law are subject to rule-making and implementation timelines that extend for several years, and this uncertainty limits our ability to forecast changes that may occur in the future. However, implementation has already begun with respect to certain significant cost-savings measures under the healthcare reform law, for example with respect to several government healthcare programs that cover the cost of our products, including Medicaid, Medicare Parts B and D and the 340B/PHS program, and these efforts could have a materially adverse impact on our financial performance.

For example, with respect to Medicaid, in order for a drug manufacturer’s products to be reimbursed by federal funding under Medicaid, the manufacturer must enter into a Medicaid drug rebate agreement with the

Secretary of the United States Department of Health and Human Services, and pay certain rebates to the states based on utilization data provided by each state to the manufacturer and to the Centers for Medicare & Medicaid Services, which is referred to as CMS, and pricing data provided by the manufacturer to the federal government. The states share this savings with the federal government, and sometimes implement their own additional supplemental rebate programs. Under the Medicaid drug rebate program, the rebate amount for most branded drugs was previously equal to a minimum of 15.1% of the Average Manufacturer Price, which is referred to as AMP, or AMP less Best Price, which is referred to as AMP less BP, whichever is greater. Effective January 1, 2010, the healthcare reform law generally increases the size of the Medicaid rebates paid by drug manufacturers for single source and innovator multiple source (brand name) drugs from a minimum of 15.1% to a minimum of 23.1% of the AMP, subject to certain exceptions, for example, for certain clotting factors, the increase is limited to a minimum of 17.1% of the AMP. For non-innovator multiple source (generic) drugs, the rebate percentage is increased from a minimum of 11.0% to a minimum of 13.0% of AMP. In 2010, the healthcare reform law also newly extended this rebate obligation to prescription drugs covered by Medicaid managed care organizations. These increases in required rebates may adversely affect our financial performance.

In addition, the statutory definition of AMP changed in 2010 as a result of the new healthcare reform law. While in November 2010 CMS withdrew previously issued regulations defining AMP and stated that new regulations would be forthcoming, no such regulations have yet been issued. We believe we are making reasonable assumptions regarding our reporting obligations with respect to this new definition, but in the absence of regulations from CMS the adequacy of our assumptions is not certain. Once CMS issues regulations to clarify the calculation of AMP, we may determine that our assumptions require amendment to comply with the regulatory definition of AMP, and it is possible we may need to restate or correct our prior reported AMPs, which could, for example, result in rebate liability for past quarters or other adverse consequences.

The Healthcare Reform Law also creates new rebate obligations for our products under Medicare Part D, a partial, voluntary prescription drug benefit created by the United States federal government primarily for persons 65 years old and over. The Part D drug program is administered through private insurers that contract with CMS. Beginning in 2011, the healthcare reform law generally requires that in order for a drug manufacturer’s products to be reimbursed under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Program agreement with the Secretary of the United States Department of Health and Human Services, and reimburse each Medicare Part D plan sponsor an amount equal to 50% savings for the manufacturer’s brand name drugs and biologics which the Part D plan sponsor has provided to its Medicare Part D beneficiaries who are in the “donut hole” (or a gap in Medicare Part D coverage for beneficiaries who have expended certain amounts for drugs). The Part D plan sponsor is responsible for calculating and providing the discount directly to its beneficiaries and for reporting these amounts paid to CMS’s contractor, which notifies drug manufacturers of the rebate amounts it must pay to each Part D plan sponsor. The rebate requirement could adversely affect our financial performance, particularly if contracts with Part D plans cannot be favorably renegotiated or the Part D plan sponsors fail to accurately calculate payments due in a manner that overstates our rebate obligation.

The availability of federal funds to pay for our products under the United States Medicaid and Medicare Part B programs requires that we extend discounts under the 340B/PHS program, and changes to this program under the healthcare reform law could adversely affect our financial performance. The 340B/PHS program extends discounts to a variety of community health clinics and other entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of certain low income individuals, and the healthcare reform law expanded the number of qualified 340B entities eligible to purchase products for outpatient use, adding certain cancer centers, children’s hospitals, critical access hospitals and rural referral centers. The PHS price (or “ceiling price”) cannot exceed the AMP (as reported to CMS under the Medicaid drug rebate program) less the Medicaid unit rebate amount. We have entered into a Pharmaceutical Pricing Agreement with the government in which we have agreed to participate in the 340B/PHS program by charging eligible entities no more than the PHS ceiling price for drugs intended for outpatient use. The healthcare reform law imposes a “must sell” obligation on manufacturers that will require manufacturers to offer their products to eligible entities at legally mandated discount prices if such products are “made available to any other purchaser at any other price.” The healthcare reform law imposes this obligation by requiring HHS to add the requirement to the 340B/PHS program agreements that manufacturers must execute with HHS. Rulemaking to implement this obligation is not yet complete, and as a result the full impact of the changes is not yet certain. For example, certain biological products we sell are subject to shortages on occasion, and we do not believe that this new provision would require us to provide a supply advantage to covered entities. If implementing regulations do not reflect this interpretation of the law, it could adversely affect our financial performance.

The healthcare reform law also introduced a biosimilar pathway that will permit companies to obtain FDA approval of generic versions of existing biologics based upon reduced documentation and data requirements deemed sufficient to demonstrate safety and efficacy than are required for the pioneer biologics. The new law provides that a biosimilar application may be submitted as soon as 4 years after the reference product is first licensed, and that the FDA may not make approval of an application effective until 12 years after the reference product was first licensed. With the likely introduction of biosimilars in the United States, we expect in the future to face greater competition from biosimilar products, including a possible increase in patent challenges. The FDA has reported meeting with sponsors who are interested in developing biosimilar products, and is developing regulations to implement the abbreviated regulatory review pathway.

Regarding access to our products, the healthcare reform law established and provided significant funding for a Patient-Centered Outcomes Research Institute to coordinate and fund Comparative Effectiveness Research (CER). While the stated intent of CER is to develop information to guide providers to the most efficacious therapies, outcomes of CER could influence the reimbursement or coverage for therapies that are determined to be less cost-effective than others. Should any of our products be determined to be less cost-effective than alternative therapies, the levels of reimbursement for these products, or the willingness to reimburse at all, could be impacted, which could materially impact our financial results.

We could be adversely affected if other government or private third-party payors decrease or otherwise limit the amount, price, scope or other eligibility requirements for reimbursement for the purchasers of our products.

Prices in many countries, including many in Europe, are subject to local regulation and certain pharmaceutical products, such as plasma derivative products, are subject to price controls in several of our principal markets, including Spain and countries within the European Union. In the United States, where pricing levels for our products are substantially established by third-party payors, if payors reduce the amount of reimbursement for a product, it may cause groups or individuals dispensing the product to discontinue administration of the product, to administer lower doses, to substitute lower cost products or to seek additional price-related concessions. These actions could have a negative effect on financial results, particularly in cases where our products command a premium price in the marketplace, or where changes in reimbursement induce a shift in the site of treatment. The existence of direct and indirect price controls and pressures over our products have affected, and may continue to materially adversely affect, our ability to maintain or increase gross margins.

In the United States, for example, beginning in 2005, the Medicare drug reimbursement methodology for physician and hospital outpatient payment schedules changed to Average Sales Price, which is referred to as ASP, +6%. This payment was based on a volume-weighted average of all brands under a common billing code. Medicare payments to physicians between the fourth quarter of 2004 and the first quarter of 2005 dropped 14% for both the powder and liquid forms of intravenous immune globulin, which is referred to as IVIG. Medicare payments to hospitals fell 45% for powder IVIG and 30% for liquid IVIG between the fourth quarter of 2005 and the first quarter of 2006. The Medicare reimbursement changes resulted in the shift of a significant number of Medicare IVIG patients to hospitals from physicians’ offices beginning in 2005 as many physicians could no longer recover their costs of obtaining and administering IVIG in their offices and clinics. After 2006, some hospitals reportedly began to refuse providing IVIG to Medicare patients due to reimbursement rates that were below their acquisition costs. Subsequent changes have improved some of these Medicare reimbursement issues, although there has been variability in the reimbursement level for separately payable, non-pass-through drugs and biologicals in the hospital outpatient setting over the past few years, making financial performance predictions difficult. On January 1, 2008, the CMS reduced the reimbursement for these separately covered drugs and biologicals, including IVIG, in the hospital outpatient setting from ASP +6% to ASP +5%, using 2006 Medicare claims data as a reference for this reduction. In addition, CMS reduced a hospital add-on payment from $75 to $38 per infusion. Beginning January 1, 2009 CMS further reduced the hospital outpatient reimbursement for separately covered outpatient drugs, including IVIG, to ASP +4%, and eliminated the add-on payment. For 2010, the rate remained as ASP+4%, based on a cost-based methodology that also involved reallocating certain overhead costs from packaged drugs to unpackaged drugs. In 2011, relying on the 2010 methodology, CMS increased the rate to ASP +5%. For 2012, as part of a July 2011 proposed rule issued in connection with the Medicare hospital outpatient prospective payment system, CMS has proposed continuing to rely on the 2010-2011 methodology, which according to CMS would result in a rate of ASP +4% or lower as of January 1, 2012. Depending upon their magnitude, which is currently not known, the decreases in reimbursement rates proposed for 2012 could adversely affect financial performance.

Also, the intended use of a drug product by a physician can affect pricing. Physicians frequently prescribe legally available therapies for uses that are not described in the product’s labeling and that differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These unapproved (also known as “off-label”) uses are common across medical specialties, and physicians may believe such off-label uses constitute the preferred treatment or treatment of last resort for many patients in varied circumstances. We believe that a significant portion of our IVIG volume may be used to fill physician prescriptions for indications not approved by the FDA or similar regulatory authorities. If reimbursement for off-label uses of products, including IVIG, is reduced or eliminated by Medicare or other third-party payors, including those in the United States or the European Union, we could be adversely affected. For example, CMS could initiate an administrative procedure known as a National Coverage Determination (NCD) by which the agency determines which uses of a therapeutic product would be reimbursable under Medicare and which uses would not. This determination process can be lengthy, thereby creating a long period during which the future reimbursement for a particular product may be uncertain. High levels of spending on IVIG products, along with increases in IVIG prices, increased IVIG utilization and the high proportion of off-label uses, may increase the risk of regulation of IVIG reimbursement by CMS. On the state level, similar limits could be proposed for therapeutic products covered under Medicaid.

With respect to pricing, for many payors, including private health insurers and self-insured health plans, as well as Medicare Part D plans and some state Medicaid programs, outpatient pharmaceuticals are often reimbursed based upon a discount calculated off of a pricing benchmark called “Average Wholesale Price,” which is referred to as AWP. AWP is a list price that has been calculated and published by private third-party publishers (such as First DataBank, Thomson Reuters (Red Book) and Wolters Kluwer (Medi-Span)). AWP does not reflect actual transactions in the distribution chain (e.g., the publishers do not base the figure on actual transaction prices, including any prompt pay or other discounts, rebates or price reductions). Often, publishers calculate AWP based upon a standard markup of, for example, 20% over another list price that is reported by drug manufacturers to the publishers. This list price is called “Wholesale Acquisition Cost,” which is referred to as WAC. WAC is generally understood in the industry to be the list price drug manufacturers have for their drug wholesaler customers and, like AWP, is not calculated based on actual transaction prices, including any prompt pay or other discounts, rebates or price reductions. We do not publish AWPs for any of our products, and we report WACs for our products. We may be at a competitive disadvantage where providers are reimbursed on an AWP basis and competitors’ products are reimbursed based on a higher AWP than the corresponding AWP for our product. The use of AWP and WAC as pricing benchmarks has been subject to legal challenge by both government officials and private citizens, often based on claims that the benchmarks were used in a misleading manner, thus defrauding consumers and third-party payors. It is possible that we, as a reporter of WAC, could be challenged on this basis. Additionally, the settlement of class action litigation against First DataBank and others has resulted in the downward revision of certain reported AWP listings (to a level of 20% over WAC). Issues regarding AWP have contributed to suggestions to eliminate its use as a drug pricing benchmark. With respect to the major private publishers of AWP, First DataBank has reported that it will no longer publish AWP as of September 26, 2011, while Thomson Reuters (Red Book) and Wolters Kluwer (Medi-Span) have reported that they will continue to publish AWP.

Certain of our business practices are subject to scrutiny by regulatory authorities, as well as to lawsuits brought by private citizens under federal and state laws. Failure to comply with applicable law or an adverse decision in lawsuits may result in adverse consequences to us.

The laws governing our conduct in the United States are enforceable by criminal, civil and administrative penalties. Violations of laws such as the Federal Food, Drug and Cosmetic Act, the False Claims Act and the Anti-Kickback Law and the Public Health Service Act, and any regulations promulgated under their authority, may result in jail sentences, fines or exclusion from federal and state programs, as may be determined by Medicare, Medicaid and the Department of Defense and other regulatory authorities as well as by the courts. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen “relators” under federal or state false claims laws.

For example, under the Anti-Kickback Law, and similar state laws and regulations, even common business arrangements, such as discounted terms and volume incentives for customers in a position to recommend or choose drugs and devices for patients, such as physicians and hospitals, can result in substantial legal penalties, including, among others, exclusion from the Medicare and Medicaid programs, and arrangements with referral sources must be structured with care to comply with applicable requirements. Also, certain business practices, such as consulting fees to healthcare providers, sponsorship of educational or research grants, charitable donations, interactions with healthcare providers that prescribe products for uses not approved by the FDA and financial support for continuing medical education programs, must be conducted within narrowly prescribed and controlled limits to avoid any possibility of wrongfully influencing healthcare providers to prescribe or purchase particular products or as a reward for past prescribing. Under the U.S. healthcare reform law, such payments by pharmaceutical manufacturers to United States healthcare practitioners and academic medical centers must be publicly disclosed starting with payments made in calendar year 2012. A number of states have similar laws in place. Additional and stricter prohibitions could be implemented by federal and state authorities. Where such practices have been found to be improper incentives to use such products, government investigations and assessments of penalties against manufacturers have resulted in substantial damages and fines. Many manufacturers have been required to enter into consent decrees or orders that prescribe allowable corporate conduct.

Failure to satisfy requirements under the Federal Food, Drug and Cosmetic Act can also result in penalties, as well as requirements to enter into consent decrees or orders that prescribe allowable corporate conduct. In this regard, our blood plasma fractionation center in Los Angeles, California is managed through a consent decree that was entered into in February 1998 based on action by the FDA and U.S. Department of Justice (“DOJ”) addressing Federal Food, Drug and Cosmetic Act violations committed by the former owner of the center, Alpha Therapeutic Corporation. As a result of this consent decree, the Los Angeles establishment is subject to strict FDA audits and may only sell products manufactured in the center subsequent to prior authorization.

Adverse consequences can also result from failure to comply with the requirements of the 340B/PHS program under the Public Health Service Act, which extends discounts to a variety of community health clinics and other entities that receive health services grants from the PHS. For example, the healthcare reform law requires the Secretary of HHS to develop and issue regulations for the 340B/PHS program establishing standards for the imposition of sanctions in the form of civil monetary penalties (“CMP”) for manufacturers that knowingly and intentionally overcharge a covered entity for a 340B drug. The CMP can be up to $5,000 for each instance of overcharging a covered entity. HHS has never had CMP authority that addresses this area, and has not yet issued final regulations to implement this new penalty provision, and accordingly the impact of this CMP provision is uncertain. However, in an advance notice of proposed rulemaking and request for comments, HHS’ Health Resources and Services Administration (“HRSA”) has suggested that HRSA is considering imposing CMPs on manufacturers in certain cases where a covered entity has been unable to find a given product at a 340B price and has instead purchased the drug outside of the 340B Program at a price greater than the ceiling price. Certain of our products are subject to shortages and allocation issues can arise. Accordingly, if HRSA adopts a CMP interpretation of this kind it could potentially have adverse consequences on our financial performance.

In addition, and prior to the enactment of the new healthcare reform law, some government regulators have suggested that allocation issues linked to product shortages could give rise to potential 340B/PHS program violations. In November 2009, the United States Attorney’s Office for the Eastern District of Pennsylvania commenced an investigation of Talecris, with respect to its method of allocating its IVIG product, Gamunex, as available for sale at the PHS price to covered entities. We are cooperating with the ongoing investigation and intend to respond to information requests from the United States Attorney’s Office. We believe that we have complied with the terms of the Pharmaceutical Pricing Agreement (“PPA”) and federal law, but an adverse outcome in this investigation could have a material adverse effect on our results of operation.

In addition, while regulatory authorities generally do not regulate physicians’ discretion in their choice of treatments for their patients, they do restrict communications by manufacturers on unapproved uses of approved drugs or on the potential safety and efficacy of unapproved products in development. Companies in the United States, Canada and European Union cannot promote approved products for other indications that are not specifically approved by the competent regulatory authorities (e.g., FDA in the United States), nor can companies promote unapproved products. In limited circumstances, companies may disseminate to physicians information regarding unapproved uses of approved products or results of studies involving investigational products. If such activities fail to comply with applicable regulations and guidelines of the various regulatory authorities, we may be subject to warnings from, or enforcement action by, these authorities. Furthermore, if such activities are prohibited, it may harm demand for our products.

Promotion of unapproved drugs or devices or unapproved indications for a drug or device is a violation of the Federal Food, Drug and Cosmetic Act and subjects us to civil and criminal sanctions. Furthermore, sanctions under the Federal False Claims Act have recently been brought against companies accused of promoting off-label uses of drugs, because such promotion induces the use and subsequent claims for reimbursement under Medicare and other federal programs. Similar actions for off-label promotion have been initiated by several states for Medicaid fraud. The U.S. healthcare reform law significantly strengthened provisions of the Federal False Claims Act, Medicare and Medicaid Anti-Kickback provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by relators for perceived violations. Violations or allegations of violations of the foregoing restrictions could materially and adversely affect our business.

We are required to report detailed pricing information, net of included discounts, rebates and other concessions, to CMS for the purpose of calculating national reimbursement levels, certain federal prices and certain federal and state rebate obligations. We have established systems for collecting and reporting this data accurately to CMS and have instituted a compliance program to assure that the information collected is complete in all respects. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect their business

To market and sell our products outside of the United States, we must obtain and maintain regulatory approvals and comply with regulatory requirements in such jurisdictions. The approval procedures vary among countries in complexity and timing. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all, which would preclude us from commercializing products in those markets. In addition, some countries, particularly the countries of the European Union, regulate the pricing of prescription pharmaceuticals. In these countries, pricing discussions with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of their product candidate to other available therapies. Such trials may be time-consuming and expensive, and may not show an advantage in efficacy for our products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, in either the United States or the European Union, we could be adversely affected. Also, under the United States Foreign Corrupt Practices Act, referred to as FCPA, the United States has increasingly focused on regulating the conduct by United States businesses occurring outside of the United States, generally prohibiting remuneration to foreign officials for the purpose of obtaining or retaining business.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the United States Health and Human Services Department Office of Inspector General (“OIG”), have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the United States Sentencing Commission Guidelines Manual. Increasing numbers of United States-based pharmaceutical companies have such programs. While we have adopted U.S. healthcare compliance and ethics programs that generally incorporate the OIG’s recommendations, and train our applicable U.S. employees in such compliance, having such a program can be no assurance that we will avoid any compliance issues.

We are subject to extensive environmental, health and safety laws and regulations.

Our business involves the controlled use of hazardous materials, various biological compounds and chemicals. The risk of accidental contamination or injury from these materials cannot be eliminated. If an accident, spill or release of any regulated chemicals or substances occurs, we could be held liable for resulting damages, including, for investigation, remediation and monitoring of the contamination, including natural resource damages, the costs of which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials and chemicals. Although we maintain workers’ compensation insurance to cover the costs and expenses that may be incurred due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us for claims arising in the United States. Additional or more stringent federal, state or local laws and regulations affecting our operations may be adopted in the future. We may incur substantial capital costs and operating expenses to comply with any of these laws or regulations and the terms and conditions of any permits required pursuant to such laws and regulations, including costs to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our respective facilities. In addition, fines and penalties may be imposed for noncompliance with environmental and health and safety laws and regulations or for the failure to have or comply with the terms and conditions of required environmental permits.

Internationally, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which is commonly called the Kyoto Protocol, became effective in February 2005. Adopted by some of the countries in which we operate, the Kyoto Protocol requires the implementation of national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which contribute to global warming. Climate change-related legislation has also passed the U.S. House of Representatives, which, if enacted by the full Congress, would limit and reduce greenhouse gas emissions from large emitters of greenhouse gasses through a “cap-and-trade” system of allowances and credits and other provisions. Moreover, the Environmental Protection Agency, which is referred to as the EPA, issued a finding that the current and projected concentrations of certain greenhouse gases in the atmosphere, including carbon dioxide, which is referred to as CO2, threaten the public health and welfare of current and future generations. While this finding in itself does not impose any requirements on our industry, it authorizes the EPA to regulate directly greenhouse gas emissions through a rule-making process. Existing legislation and the future passage of climate control legislation or regulations that restrict emissions of greenhouse gases in the areas in which we operate could result in adverse financial and operational impacts on our respective business.

Plasma collection and manufacturing, and the manufacture of drugs, biologicals and devices, are heavily regulated.

Our business is heavily regulated in all jurisdictions where we collect plasma or manufacture or sell our products. In particular, plasma collection activities in the United States are regulated by the FDA, which requires a licensing and certification process for each plasma collection center prior to opening and conducts periodic inspections of facilities and processes. Many states also regulate plasma collection, imposing similar obligations and additional inspections and audits. In addition, the marketing and sale of a pharmaceutical product such as plasma derivatives and parenteral solutions are subject to the prior registrations, listings, licenses and approvals of such products with the competent authorities of the jurisdiction where the product is to be marketed and sold, including compliance with promotion, labeling and advertising requirements. Our manufacturing facilities located near Barcelona, Spain, in Los Angeles, California, Melville, New York and in Clayton, North Carolina, must meet strict European Union and FDA rules as well. Our U.S.-based manufacturing facilities must also comply with applicable state laws. U.S. plasma centers collecting plasma for manufacture into products to be distributed in the European Union must also be approved by the competent European Health Authority.

Collection centers and manufacturing facilities are subject to periodic inspections by regulatory authorities. Our subsidiary, PlasmaCare, Inc., was issued an FDA Warning Letter in 2007, with respect to a plasma collection facility located in Cincinnati, Ohio. The Warning Letter reported certain compliance deviations from FDA standards at the facility. The conditions were corrected to the satisfaction of the FDA. The consequences of adverse findings following inspections can be more serious, such as the temporary shutdown of such center or facility, the loss of that center’s or facility’s license because of alleged noncompliance with applicable requirements, a voluntary or mandatory recall of finished product released to the market, or the destruction of inventory. These more serious consequences are often highly public and may also prompt private products liability lawsuits, additional regulatory enforcement actions, the imposition of substantial fines or penalties by regulatory authorities, and damage to the reputation and public image of the collection or manufacturing facility.

Prior to the acquisition Talecris had voluntarily recalled plasma products that had been released to the market in an effort to address drug safety issues. Since its formation in 2005, Talecris had four recalls of finished biological products. The products involved were: Plasma Protein Fraction (Human) 5% USP, Plasmanate®, Lot Number: 26N39N1; Antihemophilic Factor (Human), Koate DVI®; Lot Numbers: 26N7802, 26N6XW1, 26N6N01, 26N7H01; Rho(D) Immune Globulin (Human); HyperRHO S/D®, Mini-Dose, Lot Number: 26N7XX1; and Plasbumin-5®, Albumin (Human) 5%, USP, Lot Number: 26N9P21. In addition, plasma unit look backs and retrievals are routinely handled when new information relevant to donor or plasma suitability is received after a donation is collected. Plasma unit retrievals are also triggered if units were distributed that should have been rejected by the plasma center. A minority of unit retrievals are required to be reported to the FDA as Biological Product Deviation Reports (“BPDRs”), and a relatively small number are classified by the FDA as recalls. We have been and also may be in the future involved in voluntary recalls involving certain devices.

In addition, the FDA conducts ongoing monitoring and surveillance of advertising and promotional matter used by manufacturers to sell and promote their products. The FDA assesses these materials for compliance with the FDCA, regulations on misbranding and other requirements, for example, assessing if information about the risks and benefits of regulated products are communicated in a truthful, accurate, science-based, non-misleading and balanced manner. In 2005, the FDA issued us a Warning Letter with respect to our product, Flebogamma, indicating that a brochure was misleading for failing to reveal material facts regarding risks associated with the product, and therefore misbranded Flebogamma in violation of the FDCA. In addition, the FDA issued Untitled Letters to Talecris on three occasions prior to the acquisition, requesting that Talecris change advertising materials on the basis that they were inconsistent with the package insert for the product. All of these matters were addressed to the satisfaction of the FDA.

In particular, the manufacturing processes for our products are governed by detailed and constantly evolving federal and sometimes state regulations that set forth cGMP for drugs and devices manufactured or distributed in the United States. We monitor compliance with these evolving procedures and regulations to help assure compliance, but failure to adhere to established procedures or regulations, or to meet a specification, could require that a product or material be rejected and destroyed, and could result in adverse regulatory actions against us. As a result of routine inspections by regulatory health authorities, we have been issued observations, for example, Form 483 FDA Inspection Observations, with regard to cGMP compliance. While these issues have been corrected, no assurances can be provided that we will avoid citation for deficiencies in the future. If serious deficiencies are noted or recur, compliance may be costly and difficult to achieve, and consequences may include the need to recall product or suspend operations until appropriate measures can be implemented. Also, certain deviations from procedures must be reported to the FDA, and even if we determine that the deviations were not material, the FDA could require us to take similar measures.

Existing government regulation and its interpretation may change or the requirements of different jurisdictions may become less uniform, thereby making compliance more expensive or reducing profit margins.

Changes in the regulation of our activities, such as increased regulation affecting plasma collection activity, or new regulation, such as regulation of compensation paid to plasma donors or the prices charged to customers in the European Union or the United States or other jurisdictions in which we operate, could materially adversely affect the business. Currently, we are not subject to limits on compensation paid to plasma donors or product price controls in the United States market, but we cannot assure you this will remain the case. In addition, the requirements of different jurisdictions in which we operate may become less uniform, creating a greater administrative burden and generating additional costs. Any such regulatory changes could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Business

We are a foreign private issuer under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the United States.

As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; we are not required to file financial statements prepared in accordance with U.S. GAAP; and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are not subject to the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A or Class B shares. Accordingly, you may receive less information about us than you would receive about a company incorporated in the United States and be afforded less protection under the U.S. federal securities laws than you would be afforded with respect to a company incorporated in the United States. If we lose our status as a foreign private issuer at some future time, we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Additionally, pursuant to NASDAQ Listing Rules, as a foreign private issuer we may elect to follow our home country practice in lieu of the corporate governance requirements of the Rule 5600 Series, with the exception of those rules which are required to be followed pursuant to the provisions of Listing Rule 5615(a)(3). We have elected to follow Spanish practices in lieu of the requirements of the Rule 5600 Series to the extent permitted under NASDAQ Listing Rule 5615(a)(3). We disclose on our website each requirement that we do not follow and describe the Spanish practices followed by us in lieu of such requirements. Our website is http://www.grifols.com. The information provided on our website is not part of this prospectus and is not incorporated herein by reference.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. Under the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include a report by our management on the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 20-F for the fiscal year ending December 31, 2011. This report must contain an assessment by management of the effectiveness of our internal control over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal control over financial reporting is effective. Our annual report for the fiscal year ending December 31, 2011 must also contain a statement that our independent registered public accountants have issued an attestation report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal controls over financial reporting are not effective. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. We can provide no assurance that we will be in compliance with all of the requirements imposed by SOX 404 or that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements. If we are not in compliance with all of the requirements imposed by SOX 404 our Annual Report on Form 20-F for the fiscal year ending December 31, 2011, we may face delisting proceedings by NASDAQ. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely affect the market for our ADRs or the notes. Our inability to conclude that our internal control over financial reporting is effective would also adversely affect the results of the periodic management evaluations of our disclosure controls and procedures and internal control over financial reporting that will be required under the Sarbanes-Oxley Act of 2002.

In addition, in order to maintain and improve our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Until we are required to comply with these requirements, we will not have comparable procedures in place as compared to companies already subject to Sarbanes-Oxley.

Our manufacturing processes are complex and involve biological intermediates that are susceptible to contamination and variations in yield.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable as raw material for further manufacturing. For instance, improper storage of plasma by us or third-party suppliers, if any, may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to the release of the plasma to our manufacturing process, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market, resulting in a charge to cost of goods sold.

The manufacture of our plasma products is an extremely complex process of fractionation, purification, filling and finishing. Our products can become non-releasable or otherwise fail to meet our specifications through a failure of one or more of our product testing, manufacturing, process controls and quality assurance processes. We may detect instances in which an unreleased product was produced without adherence to our manufacturing procedures, or plasma used in our production process was not collected or stored in a compliant manner consistent with our cGMP or other regulations. Such an event of noncompliance would likely result in our determination that the impacted products should not be released and therefore should be destroyed. For example, a malfunction of the Gamunex IVIG chromatography system just prior to Talecris’ formation transaction in 2005 resulted in the processing of IVIG products containing elevated levels of antibodies for over one month. Talecris’ total cost related to this incident, including the costs of product loss, investigation, testing, disposal, and other remedial actions, was approximately $41.6 million. Talecris subsequently recovered from Bayer $10.7 million through its 2005 working capital adjustment and $9.0 million in the first quarter of 2007 through a settlement.

Once we have manufactured our plasma-derived products, they must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our products, to properly care for those products may require that those products be destroyed.

While we expect to write off small amounts of work-in-process inventories in the ordinary course of business due to the complex nature of plasma, our processes and our products, unanticipated events may lead to write-offs and other costs materially in excess of our expectations. We have in the past had issues with product quality and purity that have caused us to write off the value of our product. Such write-offs and other costs could cause material fluctuations in our profitability. Furthermore, contamination of our products could cause investors, consumers or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, which could adversely affect sales and profits. In addition, faulty or contaminated products that are unknowingly distributed could result in patient harm, threaten the reputation of our products and expose us to product liability damages and claims.

Additionally, due to the nature of plasma there will be variations in the biologic properties of the plasma we collect or purchase for fractionation that may result in fluctuations in the obtainable yield of desired fractions, even if cGMP is followed. Lower yields may limit production of our plasma-derived products due to capacity constraints. If these batches of plasma with lower yields impact production for extended periods, it may reduce the total capacity of product that we could market and increase our cost of goods sold, thus reducing our profitability.

We must continually monitor the performance of our products once approved and marketed for signs that their use may elicit serious and unexpected side effects, which could jeopardize our ability to continue marketing our products. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

As for all pharmaceutical products, the use of our products sometimes produces undesirable side effects or adverse reactions or events, which are referred to collectively as “adverse events.” For the most part, these adverse events are known, are expected to occur at some frequency and are described in the products’ labeling. Known adverse events of a number of our products include allergic or anaphylactic reactions including shock and the transmission of infective agents. The use of albumin sometimes produces the following adverse events: hypervolaemia, circulatory overload, pulmonary edema and hyperhydration. The use of Factor XI sometimes produces the following adverse events: the induction of neutralizing antibodies (inhibitors), thromboembolism including myocardial infarction, disseminated intravascular coagulation, venous thrombosis and pulmonary embolism and nephrotic syndrome (in case of treatment for immune tolerance induction). The use of Factor VIII sometimes produces the following adverse events: the induction of neutralizing antibodies (inhibitors), thromboembolic events and hemolytic anemia or hemolysis. The use of IV anti-hepatitis B immunoglobulins sometimes produces the following adverse events: thromboembolic reactions such as myocardial infarction, stroke, pulmonary embolism and deep vein thromboses, aseptic meningitis, hemolytic anemia or hemolysis and acute renal failure. The use of IVIG sometimes produces the following adverse events: nausea, vomiting, asthenia, pyrexia, rigors, injection site reaction, allergic/anaphylactic reaction, aseptic meningitis, arthralgia, back pain, dizziness, headache, rash, pruritus, urticaria, hemolysis/hemolytic anemia, hyperproteinemia, increased serum viscosity and hyponatremia, thromboembolic reactions such as myocardial infarction, stroke, pulmonary embolism and deep vein thromboses, transfusion-related acute lung injury (“TRALI”) and renal dysfunction and acute renal failure. The use of Plasbumin 5%, 20%, 25% sometimes produces the following adverse events: allergic manifestations including urticaria, chills, fever and changes in respiration, pulse and blood pressure. The use of Plasmanate sometimes produces the following adverse events: hypotension, flushing, urticaria, back pain, nausea and headache. The use of Koate DVI, which we license exclusively in the United States to Kedrion, sometimes produces the following adverse events: allergic type reactions; tingling in the arm, ear and face; blurred vision, headache, nausea, stomach ache and jittery feeling. The use of Prolastin/Prolastin C sometimes produces the following adverse events: dyspnea, tachycardia, rash, chest pain, chills, influenza-like symptoms, hypersensitivity, hypotension, hypertension.

In addition, the use of our products may be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our products are used in critically ill patient populations. When these unexpected events are reported to us, we must make a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

Talecris received reports that some Gamunex patients have experienced transient hemolysis and/or hemolytic anemia, which are known potential side effects for this class of drugs. Since 2005, a disproportionate number of these reports have been received from Canada, where Gamunex accounted for approximately 80% of all IVIG distributed in 2008. The Canadian product labeling was updated in 2005 after these hemolysis events were first reported to Health Canada. Subsequently, Talecris provided annual updates on these events to Health Canada from 2006 to 2008, but no further action was recommended by the Canadian regulators. A serious adverse finding concerning the risk of hemolysis by any regulatory authority for intravenous immune globulin products in general, or Gamunex in particular, could adversely affect our business and financial results.

Once we produce a product, we rely on physicians to prescribe and administer it as we have directed and for the indications described on the labeling. It is not, however, unusual for physicians to prescribe our products for “off-label” uses or in a manner that is inconsistent with our directions. For example, a physician may prescribe an infusion rate for our Flebogamma IVIG product that is greater than our directed infusion rate, which in turn may reduce its efficacy or result in some other adverse effect on the patient. Similarly, a physician may prescribe a higher or lower dosage than the dosage we have indicated, which may also reduce our product’s efficacy or result in some other adverse effect on the patient. To the extent such off-label uses and departures from our administration directions become pervasive and produce results such as reduced efficacy or other adverse effects, the reputation of our products in the marketplace may suffer.

When a new product is approved, the FDA or other regulatory authorities may require post-approval clinical trials, sometimes called Phase IV clinical trials. If the results of such trials are unfavorable, this could result in the loss of the license to market the product, with a resulting loss of sales.

Our ability to continue manufacturing and distributing our products depends on our and our suppliers’ continued adherence to cGMP regulations.

The manufacturing processes for our products are governed by detailed written procedures and federal regulations that set forth cGMP requirements for blood and blood products. Our quality operations unit monitors compliance with these procedures and regulations, and the conformance of materials, manufacturing intermediates and final products to their specifications. Failure to adhere to established procedures or regulations, or to meet a specification, could require that a product or material be rejected and destroyed. There are relatively few opportunities for us to rework, reprocess or salvage nonconforming materials or products.

Our adherence to cGMP regulations and the effectiveness of our quality systems are periodically assessed through inspections of our facilities by the FDA and analogous regulatory authorities of other countries. We cannot assure you that we will not be cited for deficiencies in the future. If deficiencies are noted during an inspection, we must take action to correct those deficiencies and to demonstrate to the regulatory authorities that our corrections have been effective. If serious deficiencies are noted or if we are unable to prevent recurrences, we may have to recall product or suspend operations until appropriate measures can be implemented. We are required to report some deviations from procedures to the FDA. Even if we determine that the deviations were not material, the FDA could require us to take similar measures. Since cGMP reflects ever-evolving standards, we regularly need to update our manufacturing processes and procedures to comply with cGMP. These changes may cause us to incur costs without improving our profitability or the safety of our products. For example, more sensitive testing assays may be required (if and when they become available) or existing procedures or processes may require revalidation, all of which may be costly and time-consuming and could delay or prevent the manufacturing of a product or launch of a new product.

Changes in manufacturing processes, including a change in the location where the product is manufactured or a change of a third-party manufacturer, may require prior FDA review and approval or revalidation of the manufacturing process and procedures in accordance with cGMP. There may be comparable foreign requirements.

For example, we are in the process of start-up and validation of the new IVIG Flebogamma DIF Facility in Los Angeles, California. To validate our manufacturing processes and procedures following completion of upgraded facilities, we must demonstrate that the processes and procedures at the upgraded facilities are comparable to those currently in place at our facilities. In order to provide such a comparative analysis, both the existing processes and the processes that we expect to be implemented at our upgraded facilities must comply with the regulatory standards prevailing at the time that our expected upgrade is completed. In addition, regulatory requirements, including cGMP regulations, continually evolve. Failure to adjust our operations to conform to new standards as established and interpreted by applicable regulatory authorities would create a compliance risk that could impair our ability to sustain normal operations.

In addition, we have completed the process of transferring the manufacture of our Thrombate III product from Bayer’s Berkeley, California, biologics manufacturing facility to our Clayton manufacturing facility that we are currently validating with regulatory approval expected in 2012. We cannot guarantee that we have a sufficient inventory of intermediates and finished product to meet demand until the new facility is approved and manufacturing can recommence. To validate our manufacturing processes and procedures following completion of upgraded facilities, we must demonstrate that the processes and procedures at the upgraded facilities are comparable to those currently in place at Bayer’s facilities. In order to provide such a comparative analysis, both the existing processes and the processes that we expect to be implemented at our upgraded facilities must comply with the regulatory standards prevailing at the time that our expected upgrade is completed. If the FDA does not approve the transfer, our ability to market our Thrombate III product will be seriously impaired or eliminated. In addition, regulatory requirements, including cGMP regulations, continually evolve. Failure to adjust our operations to conform to new standards as established and interpreted by applicable regulatory authorities would create a compliance risk that could impair our ability to sustain normal operations.

A number of inspections by the FDA and foreign control authorities, including the European Medicines Agency, which is referred to as the EMA, have been conducted or are expected at our plasma collection centers in 2011. Some of these inspections are of licensed centers to assess ongoing compliance with cGMP. If the FDA (or other authorities) finds these centers not to be in compliance, our ongoing operations and/or plans to expand plasma collections would be adversely affected.

We would become supply-constrained and our financial performance would suffer if we could not obtain adequate quantities of FDA-approved source plasma.

In order for plasma to be used in the manufacturing of our products, the individual centers at which the plasma is collected must be licensed by the FDA and approved by the regulatory authorities, such as the EMA, of those countries in which we sell our products. When a new plasma collection center is opened, and on an ongoing basis after its licensure, it must be inspected by the FDA and the EMA for compliance with cGMP and other regulatory requirements. An unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license.

In order to maintain a plasma center’s license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center, which would be recorded as a charge to cost of goods. Additionally, if noncompliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and final products could be impacted. Consequently, we could experience significant inventory impairment provisions and write-offs which could adversely affect our business and financial results. During 2008, Talecris experienced such an event at one of their plasma collection centers, which resulted in a charge to cost of goods sold of $23.3 million, for which they subsequently recovered $19.4 million through December 31, 2010. In this particular instance, a portion of the impacted plasma had been released to manufacturing prior to Talecris’ detection of the issue.

We plan to obtain our supplies of plasma for use in our manufacturing processes through collections at our plasma collection centers and through selective acquisitions or remodeling and relocations of existing centers. This strategy is dependent upon our ability to successfully integrate new centers, to obtain FDA and other necessary approvals for the remaining unlicensed plasma centers, to maintain a cGMP compliant environment in all plasma centers, and to expand production and attract donors to our centers.

Our ability to maintain a cGMP compliant environment in all plasma collection centers may be challenged as a result of the implementation of a comprehensive set of new Standard Operating Procedures (“SOPs”) that have been approved by the FDA. Implementing the revised SOPs will be a substantial project, which will temporarily increase cost and reduce plasma collection volumes. We have completed the conversion of all of our collection centers to these new SOPs. The change in SOPs, although intended to improve quality and compliance, could temporarily lead to an increase in issues and audit findings by us, the FDA or other regulatory agencies.

Our ability to expand production and increase our plasma collection centers to more efficient production levels may be affected by changes in the economic environment and population in selected regions where we operate plasma centers, by the entry of competitive plasma centers into regions where we operate, by misjudging the demographic potential of individual regions where we expect to expand production and attract new donors, by unexpected facility related challenges, or by unexpected management challenges at selected plasma centers.

A significant disruption in our supply of plasma could have a material adverse effect on our business and our growth plans.

The majority of our revenue depends on our access to U.S. source plasma, the principal raw material for our plasma derivative products. Our ability to increase revenues depends substantially on increased access to plasma. We expect that our plasma needs for 2012 and going forward will be met through the volumes of collection at our 147 plasma collection centers in the United States and supplemented by approximately 800,000 liters of plasma per year to be purchased from third-party suppliers for the next three years pursuant to multiple plasma purchase agreements assumed in connection with the acquisition. If we are unable to obtain sufficient quantities of source plasma, we may be unable to find an alternative cost-effective source of plasma.

If we are unable to obtain sufficient quantities of source plasma, we would be limited in our ability to maintain current manufacturing levels of plasma derivative products. As a result, we could experience a substantial decrease in net sales or profit margins, a loss of customers, a negative effect on our reputation as a reliable supplier of plasma derivative products, or a substantial delay in our production growth plans.

Our current business plan envisages an increase in the production of plasma derivative products, which depends on our ability to increase plasma collections and/or improve product yield. The ability to increase plasma collections may be limited, our supply of plasma could be disrupted, or the cost of plasma could increase substantially, as a result of numerous factors, including:

•	A reduction in the donor pool. Regulators in most of the largest markets for plasma derivative products, including the United States, restrict the use of plasma collected from specific countries and regions in the manufacture of plasma derivative products. For example, the appearance of the variant Creutzfeldt-Jakob disease, commonly referred to as “mad cow” disease (which resulted in the suspension of the use of plasma collected from U.K. residents), and concern over the safety of blood products (which has led to increased domestic and foreign regulatory control over the collection and testing of plasma and the disqualification of certain segments of the population from the donor pool) have significantly reduced the potential donor pool. The appearance of new viral strains could further reduce the potential donor pool. Also, improvements in socio-economic conditions in the areas where our and our suppliers’ collection centers are located can reduce the attractiveness of financial incentives for donors, resulting in increased donor fees and/or a reduction in the number of donors.

•	Regulatory requirements. The collection of plasma is heavily regulated, and our ability to collect plasma (or to increase plasma collection) through our collection centers, or to obtain plasma from other suppliers, may be limited or disrupted by the inability to obtain or maintain necessary regulatory licenses to operate plasma collection centers in a timely manner or at all, or by the temporary or permanent shutdown of our or our suppliers’ plasma collection centers as a result of regulatory violations.

•	Plasma supply sources. In recent years, there has been vertical integration in the industry as plasma derivatives manufacturers have been acquiring plasma collectors. Plasma availability in the United States grew from approximately 13.7 million liters in 2002 to approximately 18.3 million liters in 2010, while the number of plasma collection centers declined from 407 to 396 during the same period. Any significant disruption in supply of plasma or an increased demand for plasma may require plasma from alternative sources, which may not be available on a timely basis.

A significant portion of our revenue has historically been derived from sales of our largest product, Flebogamma IVIG, and we anticipate that the IVIG product acquired from Talecris, Gamunex-C/Gamunex IVIG, will also comprise a significant portion of our net sales on a going forward basis. Any adverse market event with respect to these products would have a material adverse effect on us.

We have historically derived a significant portion of our net sales from our product Flebogamma IVIG. Sales of Flebogamma IVIG comprised approximately 37% of our total net sales in the fiscal year ended December 31, 2010. In connection with the acquisition of Talecris, we have acquired their IVIG product, Gamunex-C/Gamunex IVIG. We anticipate that Gamunex-C/Gamunex IVIG will comprise a significant portion of our net sales on a going forward basis. If either Flebogamma IVIG or Gamunex-C/Gamunex IVIG lost significant sales, or were substantially or completely displaced in the market, we would lose a significant and material source of our net revenue. Similarly, if either Flebogamma IVIG or Gamunex-C/Gamunex IVIG were to become the subject of litigation and/or an adverse governmental ruling requiring us to cease sales of either product, our business could be adversely affected. Although we do not currently anticipate any significant decrease in the sales of any of these products, a significant decrease could result from plasma procurement and manufacturing issues resulting in lower product availability for sales and changing market conditions.

Our products face increased competition.

Our products have experienced increased competition. Each of Baxter and CSL Behring have launched 10% liquid IVIG products in the United States. Octopharma has launched a 5% liquid IVIG and we expect Octapharma to launch a 10% liquid IVIG within the next year. Omrix and Biotest are both seeking approval for liquid IVIG products in the United States, which, if approved, will further increase competition among liquid IVIG products. In 2010, CSL Behring received FDA approval and launched Hizentra Immune Globulin Subcutaneous (Human) 20% liquid. Additionally, Bio Products Laboratory received approval from the FDA for its 5% concentration IVIG for PI. As competition has increased, competitors have discounted the price of IVIG products. Furthermore, many customers are increasingly more price sensitive regarding IVIG products. If customers demand lower priced products of competitors, we may lose sales or be forced to lower our prices.

Octapharma’s IGIV products have been off the market during the fourth quarter of 2010 and all of 2011 in the U.S. and other parts of the world. Beginning in the third quarter of 2011, Octapharma began selling their IVIG products again in Europe. When Octapharma further resumes sales of its products, it may discount prices to regain lost market share. If customers demand lower priced products of competitors, we may lose sales or be forced to lower our prices.

The FDA recently approved Gamunex-C for the subcutaneous route of administration for the PI indication. We believe that our competitors are developing several new products and technologies potentially offering an improved route of administration possibly for indications beyond PI. If these development efforts are successful and our efforts fail, then we will be at a competitive disadvantage that may impact our Gamunex sales.

Until December 2002, Talecris’ A1PI product, Prolastin A1PI, was the only plasma product licensed and marketed for therapy of congenital A1PI deficiency-related emphysema in the U.S. Baxter and CSL Behring received licenses for Aralast and Zemaira, respectively, which were launched in the U.S. in 2003. In addition, Kamada Ltd. received approval of its BLA for its A1PI, Glassia, on July 1, 2010. In Europe, we had an 87% share of A1PI sales in 2008 according to the MRB, and have the only licensed A1PI products that have marketing authorization in Europe, with the exception of LFB, which sells its A1PI product, Alfalastin, in France. Our competitors are currently pursuing licensing trials in Europe. Should our competitors receive approvals in Europe sooner than expected, this will impact our unit volumes and share of sales. These and other future competitors may increase their sales, lower their prices or change their distribution model that may harm our product sales and financial condition. Also, if the attrition rate of our A1PI patient base accelerates faster than we have forecast, we would have fewer patients and lower sales volume.

New products may reduce demand for plasma-derived A1PI. A recombinant form of A1PI (recA1PI) could gain market share through the elimination of the risk of plasma-borne pathogens, or through a reduced price permitted by significantly decreased costs (since the recA1PI would not be sourced from plasma). Arriva and GTC Biotherapeutics are in the early stages of development for a recombinant form of A1PI. Although we are not aware of any active clinical trials for a recA1PI product, a successful recA1PI, prior to our development of a similar product, could gain first mover advantage and result in a loss of our A1PI market share. Similarly, if a new formulation of A1PI is developed that has a significantly improved rate of administration, such as aerosol inhalation, the market share of our A1PI products could be negatively impacted. Similarly, several companies are attempting to develop products which would be substitution threats in the A1PI sector, including retinoic acid, oral synthetic elastase inhibitors and gene therapy. While these products are all in early stages of development, the potential for successful product development and launch cannot be ruled out.

In addition, our plasma-derived therapeutics face competition from non-plasma products and other courses of treatments. For example, two RhD hyperimmune globulins for intravenous administration, Cangene’s WinRho SDF and CSL Behring’s Rhophylac, are now approved for use to treat ITP, and GSK and Amgen launched thrombopoietin inhibitors targeting ITP patients in 2008 that may reduce the demand for IVIG to treat this immune disorder. There is also a risk that indications for which our products are now used will be susceptible to new treatments, such as small molecules, monoclonal or recombinant products. Recombinant Factor VIII products compete with our own plasma-derived product in the treatment of Hemophilia A and are perceived by many to have lower risks of disease transmission. Additional recombinant products or the use of monoclonal antibodies, small molecules, or stem cell transplantations could compete with our products and reduce the demand for our products. Crucell and Sanofi Pasteur have completed Phase II clinical trials for a monoclonal rabies product to compete with our rabies hyperimmune product. If successful, we estimate that the monoclonal product could take a significant portion of the rabies market in years subsequent to its introduction. Also, in February 2009, GTC Biotherapeutics obtained FDA approval of a competitive ATIII product for the treatment of hereditary antithrombin deficiency, which is derived from the milk of transgenic goats. This product now directly competes with our product, Thrombate III (Human), which had previously been the only FDA approved product.

Since the late 1980s, Talecris (and prior to 2005, Bayer) had been the “supplier of record” for the Canadian blood system. Talecris was awarded new five-year contracts with Canadian Blood Services and Hema Quebec, the Canadian blood system operators, in December 2007 that became effective April 1, 2008. We assumed these contracts in connection with the acquisition of Talecris, making us the largest supplier of plasma-derived products to these operators. The contracts may be extended for two one-year terms upon agreement of the parties. Under these contracts, we fractionate 100% of the Canadian plasma initially and a majority of the Canadian plasma throughout the contract period and supply a majority of the Canadian requirements for IVIG during the contract term as well. We transport plasma from Canadian Blood Services and Hema Quebec collection centers to our manufacturing facility in Clayton, North Carolina for manufacture, and return the finished product, along with commercial product, for sale to Canadian Blood Services and

Hema Quebec. Pricing for our products and services is set at the beginning of the contract period, subject to adjustment for inflation. The U.S. Dollar based contracts are terminable upon default, or the occurrence of certain events, including a third party obtaining Canadian regulatory approval to introduce a significantly superior product or fractionation service, our products or services becoming obsolete, or if we make certain nonrelated improvements and Canadian Blood Services or Hema Quebec do not accept the associated price increase.

Canadian Blood Services has elected to pursue a multi-source strategy and although we will continue to be the primary supplier, we anticipate annual volume declines because of this strategy. Hema Quebec currently has a sole source strategy for fractionation of their plasma but could switch to a multi-source strategy. In 2010, Talecris fractionated 71% of Canadian plasma and supplied 67% of Canadian requirements of IGIV. Talecris had, and we expect to continue to, derive significant revenue and profits under these contracts, and a failure to maintain contracts with the Canadian blood system operators or any diminution in the volume or price under future contracts could have a material adverse effect on our financial results.

New products could render our plasma derivative products less competitive.

Our plasma derivative products may face intense competition from alternative products resulting from technological advances. In particular, recombinant products, which result from the alteration of the genes of particular cells, are generally perceived to be safer than non-recombinant ones. Recombinant substitutes are currently available for Factor VIII and Factor IX and are widely used in the United States and Europe. In addition, less expensive alternatives have long existed for albumin in its application as a plasma volume expander. If an increased use of alternative products for Factor VIII, Factor IX or albumin makes it uneconomical to produce our plasma derived equivalents or if further technological advances improve these products or create other competitive alternatives to our plasma derivative products, our financial condition and results of operations could be materially adversely affected.

We do not currently sell any recombinant products. Although we are considering developing recombinant versions of Plasmin, A1PI and Factor VIII, we cannot be certain that any of these products will ever be approved or commercialized. As a result, our product offerings may remain plasma-derived, even if our competitors offer competing recombinant products.

We face competition from companies with greater financial resources.

We operate in highly competitive markets. Our principal competitors include Baxter International, Inc., Octapharma AG, CSL, Bio-Rad Laboratories, Ortho Clinical Diagnostic, B. Braun Melsungen AG, Macopharma and Fresenius Medical Care AG, among others. Some of our competitors have significantly greater financial resources than us. As a result, they may be able to devote more funds to research and development and new production technologies, as well as to the promotion of their products and business. These competitors may also be able to sustain for longer periods a deliberate substantial reduction in the price of their products or services. The development by a competitor of a similar or superior product or increased pricing competition may result in a reduction in our net sales or a decrease in our profit margins.

Our products have historically been subject to supply-driven price fluctuations.

Our products, particularly IVIG, have historically been subject to price fluctuations as a result of changes in the production capacity available in the industry, the availability and pricing of plasma, development of competing products and the availability of alternative therapies. Higher prices for plasma-derived products have traditionally spurred increases in plasma production and collection capacity, resulting over time in increased product supply and lower prices. As demand continues to grow, if plasma supply and manufacturing capacity do not commensurately expand, prices tend to increase.

The robust demand for plasma derived products, particularly for IVIG, over the last few years has resulted in efforts on the part of companies, including us, to increase manufacturing capacity and open new plasma collection centers to increase the availability of source plasma. Some of our competitors have announced plans to grow product supply at a rate above expected demand growth. The growth in demand for IVIG has been outpaced by the recent supply growth, as evidenced by increased supply in the distribution channel. We, or our competitors, may misjudge demand growth and over-invest in expanding plasma collection or manufacturing capacity, which ultimately may result in lower prices for, or inability to sell, our products.

If we are unable to obtain product licenses, revenue growth will be negatively affected.

Revenue growth depends, among other things, on our ability to have new bioscience and diagnostic products approved for sale in various jurisdictions in a timely manner. The failure to obtain a product license without significant delay, or at all, could materially adversely affect our prospects for revenue growth.

Technological changes in the production of plasma derivative products could render our production process uneconomical.

Technological advances have accelerated changes in many bioscience industries in recent years. Future technological developments could render our production processes for plasma derivative products uneconomical and may require us to invest substantial amounts of capital to upgrade our facilities. Such investments could have a material adverse effect on our financial condition and results of operations. In addition, we may not be able to fund such investment from existing funds or raise sufficient capital to make such investments.

The discovery of new pathogens could slow down our growth and adversely affect profit margins.

The possible appearance of new pathogens could trigger the need for changes in our existing quality control, inactivation and production methods, including the administration of new detection tests. Such a development could result in delays in production until the new methods are in place, as well as increased costs that may not be readily passed on to our customers.

Product liability claims or product recalls involving our products or products we distribute could have a material adverse effect on our business.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution and sale of plasma-derived therapeutic protein products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and any product candidates that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

Like many fractionators of plasma, we have been, and may in the future be, involved in product liability claims relating to our products, including claims alleging the transmission of disease through the use of such products. For example, since the 1980s, it has been alleged that hemophiliacs became infected with hepatitis C and/or the HIV virus by using clotting factor concentrates derived from human plasma, like our Factor VIII products. Plasma is a biological matter that is capable of transmitting viruses and pathogens, whether known or unknown. Therefore, our plasma and plasma derivative products, if not properly collected, tested, inactivated, processed, stored and transported, could cause serious disease and possibly death to the patient. Further, even when we properly affect such steps, there are viral and other infections of plasma which may escape detection using current testing methods and which are not susceptible to inactivation methods. Any transmission of disease through the use of one of our products or third-party products sold by us could result in claims by persons allegedly infected by such products.

Our potential product liability also extends to our diagnostic and hospital products. In particular, a misdiagnosis due to a defect in the manufacturing of a blood testing or blood classification machine or of a reagent could result in serious injury to the patient whose blood was tested. Likewise, a poorly sealed blood bag or an inadequate sterilization of solutions that results in contamination of that product could give rise to product liability claims. In addition, we sell and distribute third-party products, and the laws of the jurisdictions where we sell or distribute these products could also expose us to product liability claims for those products. Furthermore, the presence of a defect in a product could require us to carry out a recall of such product.

Bayer is the defendant in continuing litigation alleging that use of products manufactured at Talecris’ Clayton site in the 1980s, prior to Talecris’ formation transaction and carve-out from Bayer, resulted in the transmission of hepatitis C virus and HIV to patients. Bayer is also a defendant in litigation alleging that thimerosal, a preservative that was added to some intra muscular (hyperimmune) immune globulin products until 1996 (at which time its use was discontinued), was the cause of autism and other disorders in children who received these products. While Talecris is not a party to any of these actions, and Bayer has agreed to fully indemnify Talecris from any claims or losses arising out of these actions, we cannot assure you that our products or any of their constituents or additives may not someday give rise to similar product liability claims that we will be forced to defend and which may have a material adverse affect on our business.

A product liability claim or a product recall could result in substantial financial losses, negative reputational repercussions and an inability to retain customers. We have product liability insurance coverage for up to €105 million per insurable event and per year (except for HIV and hepatitis B or C infections, where the maximum aggregate amount covered is €13.0 million), although we have elected to self-insure the first €10.0 million per claim per year through the purchase by one of our subsidiaries of such portion of the insurance policy. Claims made against our insurance policies could exceed our limits of coverage. We intend to expand our insurance coverage as our sales grow. However, as product liability insurance is expensive and can be difficult to obtain, a product liability claim could decrease our access to product liability insurance on acceptable terms. In turn, we may not be able to maintain insurance coverage at a reasonable cost and may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. See the section entitled “Business — Insurance Coverage.”

Our ability to continue to produce safe and effective products depends on the safety of our plasma supply against transmittable diseases.

Despite overlapping safeguards, including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through plasma-derived products cannot be entirely eliminated. For example, since plasma-derived therapeutics involve the use and purification of human plasma, there has been concern raised about the risk of transmitting HIV, prions, West Nile virus, H1N1 virus (commonly known as the “swine flu”) and other blood-borne pathogens. There are also concerns about the future transmission of avian flu H5N1 virus (commonly known as the “bird flu”). In the 1980s, thousands of hemophiliacs worldwide were infected with HIV through the use of contaminated Factor VIII.

New infectious diseases emerge in the human population from time to time. If a new infectious disease has a period during which time the causative agent is present in the bloodstream but symptoms are not present, it is possible that that infectious agent could contaminate plasma donations. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors (e.g., for behavioral risk factors or physical symptoms) to reduce the risk of plasma contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated plasma units.

During the early phase of an outbreak of a new infectious disease, our ability to manufacture safe products would depend on the manufacturing process’ capacity to inactivate or remove the infectious agent. To the extent that a product’s manufacturing process is inadequate to inactivate or remove an infectious agent, our ability to manufacture and distribute that product would be impaired.

If a new infectious disease was to emerge in the human population, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure plasma, manufacture our products or both. Such precautionary measures could be taken before there is conclusive medical or scientific evidence that a disease poses a risk for plasma-derived products.

In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected plasma. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, infectious agents in the plasma used in the production of our products.

Plasma and plasma derivative products are fragile and improper handling of our plasma or plasma derivative products could adversely affect results of operations.

Plasma is a raw material that is susceptible to damage. Almost immediately after its collection from a donor, plasma is stored and transported at temperatures that are at least -20 degrees Celsius. The production of plasma derivative products occurs at near freezing temperatures. Once we manufacture plasma derivative products, they must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our plasma and plasma derivative products, to properly care for our plasma or plasma derivative products may require us to destroy some raw materials or products. If the volume of plasma or plasma derivative products damaged by such failures were significant, the loss of that plasma or those plasma derivative products could have a material adverse effect on our financial condition and results of operations.

Our above-average aging of our receivables has in the past negatively affected and may in the future negatively affect our working capital levels and increase financial costs.

Our receivables have an aging average of 84 days, 83 days, 83 days and 63 days at December 31, 2008, 2009 and 2010 and the six months ended June 30, 2011, respectively, which is substantially higher than the receivables aging average for the industry in the United States. Our high receivables aging average is primarily due to significant delays in collection from Spain, Portugal and Italy. The adoption by Spain, effective December 31, 2004, of a European Union directive that requires payment of interest on most receivables from hospitals and clinics that are part of the social security systems in Spain that are more than 60 days overdue has resulted in a significant decrease in collection delays from these hospitals and clinics. However, we cannot assure that this trend will continue or that the present receivables aging levels for these hospitals and clinics will not increase again, particularly if the funding of these hospitals and clinics is not increased sufficiently by the appropriate governmental health agencies. Failure to receive timely payments for the sale of our products negatively affects our working capital levels and may require us to obtain more short-term financing than would otherwise be needed.

Our future success depends on our ability to retain members of our senior management and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive and scientific teams. The loss of the services of any of these persons might impede the achievement of our research, development, operational and commercialization objectives. In particular, we believe the loss of the services of any of Victor Grifols Roura, Juan-Ignacio Twose Roura, Ramon Riera Roca, Alfredo Arroyo Guerra, Carlos Roura Fernandez, Vicente Blanquer Torre, Eva Bastida Tubau, Mateo Borras Humbert, Antonio Viñes Pares, Montserrat Lloveras Calvo, David I. Bell, Gregory G. Rich, Shinji Wada, Alberto Grifols Roura, Francisco Javier Jorba Ribes, Nuria Pascual Lapeña, Mary Kuhn or Joel Abelson would significantly and negatively impact our business. We do not maintain “key person” insurance on any of our executive officers.

Recruiting and retaining qualified operations, finance and accounting, scientific, clinical and sales and marketing personnel will be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to attract, retain and motivate qualified and experienced personnel, we could lose customers and suffer reduced profitability. Even if we are successful in attracting and retaining such personnel, competition for such employees may significantly increase our compensation costs and adversely affect our financial condition and results of operations.

Federal cGMP regulations also require that the personnel we employ and hold responsible for the collection, processing, testing, storage or distribution of blood or blood components be adequate in number, educational background, training and experience, including professional training as necessary, or combination thereof, and have capabilities commensurate with their assigned functions, a thorough understanding of the procedures or control operations they perform, the necessary training or experience, and adequate information concerning the application of relevant cGMP requirements for their individual responsibilities. Our failure to attract, retain, and motivate qualified personnel may result in a regulatory violation, affect product quality, require recall or market withdrawal of affected product, or a suspension or termination of our license to market our products, or any combination thereof.

Our business requires substantial capital to operate and grow and to achieve our strategy of realizing increased operating leverage, including the completion of several large capital projects.

We intend to undertake several large capital projects that will allow us to expand our production capabilities and achieve operating leverage. Capital projects of this magnitude involve technology and project management risks. Technologies that have worked well in a laboratory or in a pilot plant may cost more or not perform as well, or at all, in full-scale operations. Projects may run over budget or be delayed. We cannot be certain that these projects will be completed in a timely manner or that we will maintain our compliance with cGMP, and we may need to spend additional amounts to achieve compliance. Additionally, by the time these multi-year projects are completed, market conditions may differ significantly from our assumptions regarding the number of competitors, customer demand, alternative therapies, reimbursement and public policy, and as a result capital returns might not be realized.

We plan on spending substantial sums in capital and operating expense over the next five years to obtain FDA approval, and that of other regulatory agencies, for new indications for existing products, to enhance the facilities in which and processes by which we manufacture existing products, to develop new product delivery mechanisms for existing products, to strengthen our plasma collection system and to develop innovative product additions. We face a number of obstacles to successfully converting these efforts into profitable products including but not limited to the successful development of an experimental product for use in clinical trials, the design of clinical study protocols acceptable to FDA and other regulatory agencies, the successful outcome of clinical trials, our ability to scale our manufacturing processes to produce commercial quantities or successfully transition technology, FDA approval, and that of other regulatory agencies, of our product or process and our ability to successfully market an approved product with our new process or new indication.

Our planned capital spending is expected to be significant over the next four years. We currently estimate our capital spending to be in the range of €650 million to €700 million on a cumulative basis from 2011 through 2015. The amount and timing of future capital spending is dependent upon a number of factors, including market conditions, regulatory requirements and the extent and timing of particular projects, among other things. Our ability to grow our business is dependent upon the timely completion of these facilities and obtaining the requisite regulatory approvals.

To finance these various activities, we may need to incur future debt or issue additional equity if our cash flows and capital resources are insufficient, and we may not be able to structure our debt obligations on favorable economic terms. As a result of the acquisition, we have substantial indebtedness, which may adversely affect our ability to structure our debt obligations on favorable economic terms.

We may not be able to develop some of our international operations successfully.

We currently conduct sales in over 100 countries. The successful operation of such geographically dispersed resources requires considerable management and financial resources. In particular, we must bridge our business culture to the business culture of each country in which we operate. In addition, international operations and the provision of services in foreign markets are subject to additional risks such as changing market conditions, currency exchange rate fluctuations, trade barriers, exchange controls, regulatory changes, changes to the tax regime, foreign investment limitations, civil disturbances and war. Furthermore, if an area in which we have significant operations or an area into which we are looking to expand suffers an economic recession and/or currency devaluation, our net sales and accounts receivable collections in that region will likely decline substantially or we may not be able to successfully expand in that region.

We are susceptible to interest rate variations.

A majority of our interest-bearing debt at December 31, 2010 and June 30, 2011 bore interest at a floating rate, at a spread over LIBOR for our U.S. Dollar-denominated debt and at a spread over EURIBOR for our Euro-denominated debt. At December 31, 2010, we had a total interest-bearing debt of €837.8 million, of which €399 million bore a floating rate of interest. At June 30, 2011, we had a total of $3.6 billion and €458.4 million of long-term interest-bearing debt outstanding (not including approximately $50 million, €36.7 million and the $200 million equivalent in multicurrencies available for additional borrowing under the Revolving Credit Facilities), of which $2.5 billion and €458.4 million bore a floating rate of interest, respectively. Pursuant to mandatory hedging requirements under the Senior Credit Facilities, 62% of our U.S. Dollar-denominated debt under the Senior Term Loans is hedged at a fixed rate. However, our Euro-denominated debt is not hedged. Any increase in interest rates payable by us, which could be adversely affected by, among other things, our inability to meet certain financial ratios, would increase our interest expense and reduce our cash flow, which could materially adversely affect our financial condition and results of operations.

Our results of operations and financial condition may be affected by adverse changes in foreign currency exchange rates, especially a significant shift in the value of the Euro as compared to the U.S. Dollar.

A significant portion of our business is conducted in currencies other than our reporting currency, the Euro. For example, we are exposed to currency fluctuations with respect to other currencies such as the U.S. Dollar, the British pound, the Brazilian real, the Canadian Dollar, the Malaysian ringgit and the Argentine, Mexican and Chilean pesos. The majority of our net sales for the six months ended June 30, 2011 were denominated in U.S. Dollars. As a result, currency fluctuations among the Euro, the U.S. Dollar and the other currencies in which we do business have caused foreign currency translation gains and losses in the past and will likely do so in the future. In particular, a devaluation of the U.S. Dollar against the Euro would result in (i) a decrease in net sales in Euro terms for sales denominated in U.S. Dollars, and (ii) a decrease in costs in Euro terms for costs denominated in U.S. dollars. A devaluation of the Euro against the U.S. Dollar would have the opposite effect. As a result we could incur unanticipated gains and losses as a result of changes in foreign currency exchange rates.

We are also exposed to risk based on the payment of U.S. dollar-denominated indebtedness. At December 31, 2010, $549 million of our indebtedness was denominated in U.S. Dollars. At June 30, 2011, $2.5 billion under the Senior Term Loans, $50 million of undrawn availability under the Revolving Credit Facilities (not including an additional $200 million equivalent in multicurrencies of undrawn availability under the Revolving Credit Facilities which can be drawn in either U.S. Dollars or Euros) and $1.1 billion aggregate principal amount of 8.25% senior notes due 2018 were denominated in U.S. Dollars.

Developments in the economy may adversely impact our business.

Since the middle of 2007, there has been disruption and turmoil in financial markets around the world. Throughout many of our largest markets, including the United States and Spain, there have been dramatic declines in the housing market, high levels of unemployment and underemployment, and reduced earnings, or, in some cases, losses, for businesses across many industries, with reduced investments in growth.

A recessionary economic environment may adversely affect demand for our products. Prolastin/Prolastin-C A1P1 is sold directly to patients in the United States. As a result of loss of jobs, patients may lose medical insurance and be unable to purchase needed medical products or may be unable to pay their share of deductibles or co-payments. IVIG is primarily sold to hospitals and specialty pharmacies. Hospitals adversely affected by the economy may steer patients to less costly therapies, resulting in a reduction in demand, or demand may shift to public health hospitals, which purchase at a lower government price. While to date we cannot directly trace any material reduction in demand to the recession, if economic conditions do not improve, the impact may become material.

If our Los Angeles, Barcelona or Clayton facilities were to suffer a crippling accident, or a force majeure event materially affected our ability to operate and produce saleable products, a substantial part of our manufacturing capacity could be shut down for an extended period.

Substantially all of our revenues are derived from products manufactured at our plants located in Parets del Vallès (Barcelona), Clayton, North Carolina and Los Angeles, California. In addition, a substantial portion of our plasma supply is stored at facilities in City of Industry, California, Benson, North Carolina and our Barcelona and Clayton facilities. If any of these facilities were to be impacted by an accident or a force majeure event such as an earthquake, major fire or explosion, major equipment failure or power failure lasting beyond the capabilities of our backup generators, our revenues would be materially adversely affected. In this situation, our manufacturing capacity could be shut down for an extended period and we could experience a loss of raw materials, work in process or finished goods inventory. Other force majeure events such as terrorist acts, influenza pandemic or similar events could also impede our ability to operate our business. In addition, in any such event, the reconstruction of our Los Angeles, Barcelona or Clayton fractionation plants or our plasma storage facilities, the regulatory approval of the new facilities, and the replenishment of raw material plasma could be time-consuming. During this period, we would be unable to manufacture our products at other plants due to the need for FDA and foreign regulatory authority inspection and certification of such facilities and processes. While we maintain property damage and business interruption insurance with limits of $500 million for the United States and €360 million for the rest of the world, these amounts may still be insufficient to mitigate the losses from any such event. We may also be unable to recover the value of the lost plasma or work-in-process inventories, as well as the sales opportunities from the products we would be unable to produce.

Many of our plasma collection centers are located near the U.S. border with Mexico and for the six months ended June 30, 2011 and the year ended December 31, 2010, approximately 10% and 8%, respectively, of our internally sourced plasma came from collection centers located near the U.S. border with Mexico. Donations at these centers could be impacted by changes in U.S. visa rules and the recently enacted healthcare reform legislation. In addition, we have a number of plasma centers in regions of the southeast which could be affected by natural disasters such as hurricanes. A disruption in our source of plasma due to events arising in a geographic region where many of our collection centers are located would limit our ability to maintain our current production levels of plasma-derived products.

If we experience equipment difficulties or if the suppliers of our equipment or disposable goods fail to deliver key product components or supplies in a timely manner, our manufacturing ability would be impaired and our product sales could suffer.

We depend on a limited number of companies that supply and maintain our equipment and provide supplies such as chromatography resins, filter media, glass and stoppers used in the manufacture of our products. If our equipment should malfunction, the repair or replacement of the machinery may require substantial time and cost, which could disrupt our production and other operations. Our plasma collection centers rely on disposable goods supplied by third parties and information technology systems hosted by third parties. Our plasma collection centers cannot operate without an uninterrupted supply of these disposable goods and the operation of these systems. We have experienced periodic outages of these systems, but a material outage would affect our ability to operate our collection centers. Alternative sources for key component parts or disposable goods may not be immediately available. Any new equipment or change in supplied materials may require revalidation by us and/or review and approval by the FDA, or foreign regulatory authorities, including the EMA, which may be time-consuming and require additional capital and other resources. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. As a result, shipments of affected products may be limited or delayed. Our inability to obtain our key source supplies for the manufacture of products may require us to delay shipments of products, harm customer relationships and force us to curtail operations.

If our shipping or distribution channels were to become inaccessible due to a crippling accident, an act of terrorism, a strike or any other force majeure event, our supply, production and distribution processes could be disrupted.

Plasma must be transported at a temperature of -20 degrees Celsius to ensure the preservation of its proteins. Not all shipping or distribution channels are equipped to transport plasma at these temperatures. If any of our shipping or distribution channels becomes inaccessible due to a crippling accident, an act of terrorism, a strike or any other force majeure event, we may experience disruptions in our continued supply of plasma and other raw materials, delays in our production process or a reduction in our ability to distribute our products directly to our customers.

We rely in large part on third parties for the sale, distribution and delivery of our products.

In the United States, we regularly enter into distribution, supply and fulfillment contracts with group purchasing organizations, home care companies, alternate infusion sites, hospital groups and others. We are highly dependent on these contracts for the successful sale, distribution and delivery of our products. For example, we rely principally on group purchasing organizations and on our distributors to sell our IVIG product. If the parties with which we contract breach, terminate, or otherwise fail to perform under the agreements, our ability to effectively distribute our products will be impaired and our business may be materially and adversely affected. In addition, through circumstances outside of our control, such as general economic decline, market saturation or increased competition, we may be unable to successfully renegotiate our contracts or secure terms which are as favorable to us. In addition, we rely in certain countries on distributors for sales of our products. Disagreements or difficulties with our distributors supporting our export business could result in a loss of sales.

We may not be able to commercialize products in development.

Before obtaining regulatory approval for the sale of our product candidates or for marketing of existing products for new indicated uses, we must conduct, at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial within a country or at a prospective trial site respectively;

•	the regulatory requirements for product approval may not be explicit, may evolve over time and may diverge by jurisdiction;

•	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we had expected to be promising;

•	the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower than we currently anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate, any of which would result in significant delays;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks or if any participant experiences an unexpected serious adverse event;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	undetected or concealed fraudulent activity by a clinical researcher, if discovered, could preclude the submission of clinical data prepared by that researcher, lead to the suspension or substantive scientific review of one or more of our marketing applications by regulatory agencies, and result in the recall of any approved product distributed pursuant to data determined to be fraudulent;

•	the cost of our clinical trials may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate because we do not currently have any agreements with third-party manufacturers for the long-term commercial supply of any of our product candidates;

•	an audit of preclinical or clinical studies by the FDA or other regulatory authority may reveal noncompliance with applicable regulations, which could lead to disqualification of the results and the need to perform additional studies; and

•	the effects of our product candidates may not achieve the desired clinical benefits or may cause undesirable side effects or the product candidates may have other unexpected characteristics.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not be able to obtain marketing approval;

•	not be able to obtain reimbursement for our products in some countries;

•	obtain approval for indications that are not as broad as intended; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant preclinical or clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

Even if preclinical trials are successful, we may still be unable to commercialize the product due to difficulties in obtaining regulatory approval for the process or problems in scaling the engineering process to commercial production. Additionally, if produced, the product may not achieve an adequate level of market acceptance by physicians, patients, healthcare payors and others in the medical community to be profitable.

The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, some of which are beyond our control, including:

•	the prevalence and severity of any side effects;

•	the efficacy and potential advantages over alternative treatments;

•	the ability to offer our product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

Therefore, we cannot guarantee that any products that we may seek to develop will ever be successfully commercialized, and to the extent they are not, such products could be a significant expense with no reward.

A breakdown in our information technology systems could result in a significant disruption to our business.

Our operations are highly dependent on our information technology systems. If we were to suffer a breakdown in our systems, storage, distribution or tracing, we could experience significant disruptions affecting our manufacturing, accounting and billing processes.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries of the intellectual property relating to or incorporated into our technology and products.

Our success depends in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products, especially intellectual property related to our purification processes. The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents issued to our company or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Additionally, most of our patents relate to the processes we use to produce our products, not the products themselves. In many cases, the plasma-derived products we produce or develop in the future will not, in and of themselves, be patentable. Since our patents relate to processes, if a competitor is able to design and utilize a process that does not rely on our protected intellectual property, that competitor could sell a plasma-derived product similar to one we developed or sell. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, we are a party to a number of license agreements which may impose various obligations on our company, including milestone and royalty payments. If we fail to comply with these obligations, the licensor may terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. If a third party has also filed a U.S. patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark

Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our anticipated U.S. patent position.

Our patents expire at various dates. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us with any competitive advantage. Even if issued, we cannot guarantee that: any of our present or future patents or patent claims or other intellectual property rights will not lapse or be invalidated, circumvented, challenged or abandoned; our intellectual property rights will provide competitive advantages; our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties; any of our pending or future patent applications will be issued or have the coverage originally sought; our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak; or we will not lose the ability to assert our intellectual property rights against, or to license our technology to, others and collect royalties or other payments. In addition, our competitors or others may design around our protected patents or technologies. Effective protection of our intellectual property rights may be unavailable, limited or not applied for in some countries. Changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to theirs. In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from developing and commercializing our products.

We, like other companies in the pharmaceutical industry, may become aware of counterfeit versions of our products becoming available domestically and abroad. Counterfeit products may use different and possibly contaminated sources of plasma and other raw materials, and the purification process involved in the manufacture of counterfeit products may raise additional safety concerns, over which we have no control. Any reported adverse events involving counterfeit products that purport to be our products could harm our reputation and the sale of our products, in particular, and consumer willingness to use plasma-derived therapeutics generally.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, our trade secrets may otherwise become known or be independently developed by competitors or other third parties. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We also rely on contractual protections with our customers, suppliers, distributors, employees and consultants, and implement security measures designed to protect our trade secrets. We cannot assure that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our suppliers, employees or consultants will not assert rights to intellectual property arising out of such contracts. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to be infringing on the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

We have in-licensed certain patent rights.

The license agreements for such patent rights impose payment and other material obligations on us. Although we are currently in compliance with all of our material obligations under these licenses, if we were to breach any such obligations, our counterparties may be entitled to terminate the licenses. This may restrict or delay or eliminate our ability to develop and commercialize our products, which could adversely affect our business. We cannot guarantee that the third-party patents and technology we license will not be licensed to our competitors. In the future, we may need to obtain additional licenses, renew existing license agreements or otherwise replace existing technology. We are unable to predict whether these license agreements can be obtained or renewed or the technology can be replaced on acceptable terms, or at all.

Monitoring unauthorized use of our intellectual property is difficult and costly.

Unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only would this be time-consuming, but we would also be forced to incur significant costs and divert our attention and efforts of our management and other employees, which could, in turn, result in lower revenue and higher expenses.

If we are unable to protect our trademarks from infringement, our business prospects may be harmed.

We own trademarks that identify our products and have registered these trademarks in our key markets. Although we monitor the possible infringement or misuse of our trademarks, it is possible that third parties may infringe upon our intellectual property rights. Any unauthorized use of our trademarks could harm our reputation or commercial interests. In addition, our enforcement against third-party infringers may be unduly expensive or time-consuming, or the outcome may be an inadequate remedy.

The Grifols family may continue to exercise significant influence over the conduct of our business.

The Grifols family and Scranton Enterprises B.V. own, directly and indirectly, 35.3% of our Class A shares. The Class A shares exercise 100% of voting control of our company. As a result, the Grifols family and Scranton Enterprises B.V. may exercise significant influence over matters requiring shareholders’ approval including, among other things, the election of the board of directors, dividend policy and certain fundamental corporate action, such as the issuance of bonds, a merger or a dissolution. Conflicts may arise between the interests of the principal shareholders and those of the other shareholders and the principal shareholders may choose to resolve the conflict in a way that does not coincide with the interests of the other shareholders.

We are investigating potential Foreign Corrupt Practices Act violations that occurred at Talecris prior to the acquisition.

We are continuing an internal investigation into potential violations of the FCPA at Talecris that occurred prior to the acquisition. Talecris became aware of these potential violations while conducting an unrelated review. The FCPA investigation is being conducted by outside counsel. The investigation into certain possible improper payments to individuals and entities made after Talecris’ formation initially focused on payments made in connection with sales in certain Eastern European and Middle Eastern countries, primarily Belarus, Russia and Iran, but we are also reviewing sales practices in Brazil, China, Georgia, Turkey and other countries as deemed appropriate.

In July 2009, Talecris voluntarily contacted the U.S. Department of Justice to advise them of the investigation and to offer their cooperation in any investigation that they wanted to conduct or that they wanted Talecris to conduct. The DOJ has not indicated what action it may take, if any, against us or any individual, or the extent to which it may conduct its own investigation. Even though Talecris self-disclosed this matter to the DOJ, it or other federal agencies may seek to impose sanctions that may include, among other things, debarment, injunctive relief, disgorgement, fines, penalties, appointment of a monitor, appointment of new control staff or enhancement of existing compliance and training programs. Other countries in which Talecris had conducted business may initiate their own investigations and impose similar penalties. As a result of this investigation, shipments to some of these countries have been suspended while we put additional safeguards in place. In some cases, safeguards involved terminating consultants and suspending relations with or terminating distributors in countries under investigation as circumstances warranted. These actions unfavorably affected Talecris’ revenue from these countries in 2010 and 2009. Talecris resumed sales in countries where they believed that they had appropriate safeguards in place and we are reallocating products to other countries as necessary. To the extent that we conclude, or the DOJ concludes, that we cannot implement adequate safeguards or otherwise need to change our business practices, distributors, or consultants in affected countries or other countries, this may result in a permanent loss of business from those countries. We made an initial presentation of some of the findings of the internal FCPA investigation to the DOJ in July 2011. We will continue to present our findings from the investigation to the DOJ. Given the preliminary nature of our findings, our continuing investigation and the uncertainties regarding this matter, we are unable to estimate the financial outcome. Any sanctions or loss of business could have a material adverse effect on us or our results of operations financial condition, or cash flows.

A pending investigation relating to Talecris’ compliance with the terms of the Pharmaceutical Pricing Agreement under the Public Health Service program may result in our company being barred from allocating a fixed amount of IVIG as available for sale at the Public Health Service price.

In November 2009, Talecris received a letter from the United States Attorney’s Office for the Eastern District of Pennsylvania, which is referred to as the USAO. The USAO requested a meeting to review Talecris’ compliance with the terms of the Pharmaceutical Pricing Agreement, which is referred to as the PPA, under the Public Health Service program. Specifically, the USAO asked for information related to the sale of Talecris’ IVIG product, Gamunex, under that program. In order to have federal financial participation apply to their products under the Medicaid program and to obtain Medicare Part B coverage, manufacturers are required to enter into a PPA. The PPA obligates manufacturers to charge covered entities the Public Health Service price for drugs intended for outpatient use. The Public Health Service price is based on the Medicaid rebate amount. If the USAO determines that Talecris’ practices were inconsistent with the terms of the PPA, the USAO has stated that it may file a civil action against Talecris under the Anti-fraud Injunction Act and seek a court order directing Talecris to comply with the PPA or, potentially, proceed under some other legal theory. An adverse outcome in an Anti-fraud Injunction Act action could have a material adverse effect on our results of operation to the extent that we are barred from allocating a fixed amount of IVIG as available for sale at the Public Health Service price and is forced to give a preference to those purchasers over all other customers. We could also be subject to fines, damages, penalties, appointment of a monitor, or enhancement of existing compliance and training programs as a result of government action. We are cooperating with the investigation and intend to respond to information requests from the USAO. We believe that Talecris complied with the terms of the PPA and federal law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our aggregate amount of outstanding debt.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2011, on an actual basis. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

As of
June 30, 2011
Actual
€ in thousands

Cash and cash equivalents(1)	583,792
Long-term debt:
The notes(2)	761,088
Senior secured credit facilities:
Revolving Credit Facilities(3)	—
Senior Term Loan — Tranche A (USD)	830,277
Senior Term Loan — Tranche A (EUR)	213,125
Senior Term Loan — Tranche B (USD)	892,721
Senior Term Loan — Tranche B (EUR)	217,800
Other bank loans(4)	18,391
Capital lease obligations(5)	28,947

Total long-term debt(6)	2,962,349

Short-term debt:
Talecris Old Notes(7)	427,691
Promissory Notes(8)	9,990
Senior secured credit facilities:
Senior Term Loan — Tranche A (USD)	6,746
Senior Term Loan — Tranche A (EUR)	6,875
Senior Term Loan — Tranche B (USD)	0
Senior Term Loan — Tranche B (EUR)	2,200
Other bank loans(4)	74,673
Capital lease obligations(5)	8,657

Total short-term debt(9)	536,832

Total equity	1,513,594

Total capitalization	5,012,775

(1)	At June 30, 2011, cash and cash equivalents included €428 million held in a restricted cash account in connection with the redemption of the 7.75% senior unsecured notes due 2016 (the “Talecris Old Notes”) issued by Talecris in October 2009, which were subsequently redeemed on July 1, 2011. We paid a €78 million make-whole premium payment in connection with the redemption of the Talecris Old Notes. We extinguished this existing debt in connection with the acquisition and related refinancing and in accordance with the terms of our Senior Credit Facilities.

(2)	Represents the $1.1 billion aggregate principal amount of 8.25% senior notes due 2018.

(3)	Represents our Revolving Credit Facilities in the amount of $50 million, €36.7 million and the $200 million equivalent in multicurrencies. As of June 30, 2011, there were no drawings for cash or letters of credit outstanding against the facilities. See the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” for a more detailed discussion of the terms of the Revolving Credit Facilities.

(4)	Represents short and long-term credit facilities in various currencies with various lenders of both us and our subsidiaries. We have €189,476,000 of aggregate availability under our short-term credit facilities.

(5)	Represents short and long-term capital lease obligations in various currencies of both us and our subsidiaries.

(6)	Excludes amortized deferred expenses in the amount of €299,840,000.

(7)	All of the outstanding Talecris Old Notes were subsequently redeemed on July 1, 2011.

(8)	Represents multiple one-year promissory notes issued by our subsidiary Instituto Grifols, S.A. to certain of its employees in 2011. These promissory notes bear interest at a rate of 5.00% per year.

(9)	Excludes amortized deferred expenses and accrued interest in the amount of €29,458,000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

Six Months
Ended
June 30,	Year Ended December 31,
2011	2010	2009	2008	2007	2006

2.6x	3.9x	7.8x	6.6x	6.0x	2.5x

The ratio of earnings to fixed charges has been calculated based on financial information prepared in accordance with IFRS. For the purpose of calculating this ratio, earnings consist of profit/(loss) before tax from continuing operations before our share of profit or loss of associates, plus fixed charges and the distributed earnings of associates, less the preference security dividend requirement. Fixed charges consist of interest expense, including the amortization of debt issuance costs, plus an estimate of the interest within rental expenses and, for fiscal year 2006, the preference security dividend requirements of consolidated subsidiaries.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The existing notes were originally sold to the initial purchasers by Escrow Corp. on January 21, 2011 in an offering not registered under the Securities Act. The initial purchasers subsequently resold the existing notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the existing notes, Escrow Corp. entered into a registration rights agreement with the initial purchasers. On June 1, 2011, upon consummation of the acquisition, Escrow Corp. was merged with and into the Issuer, and the Issuer assumed all of Escrow Corp.’s obligations under the existing notes and the indenture. In addition, upon consummation of the acquisition, the Issuer, the Parent Guarantor and the initial Subsidiary Guarantors executed joinders to the registration rights agreement that had been entered into by Escrow Corp. and the initial purchasers of the existing notes on January 21, 2011. Pursuant to the registration rights agreement, the Issuer, the Parent Guarantor and the Subsidiary Guarantors party thereto agreed, for the benefit of the holders of the existing notes, at our cost, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the existing notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the U.S. federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

The registration rights agreement requires us to use commercially reasonable efforts to:

•	file a registration statement for the exchange offer with the SEC and cause the registration statement to become effective under the Securities Act within 365 days after the issue date of the outstanding notes;

•	consummate the exchange offer within 60 days after the effectiveness date of the registration statement; and

•	file a shelf registration statement for the resale of the outstanding notes under certain circumstances and cause such registration statement to become effective under the Securities Act within the later of (a) 365 days after the issue date of the outstanding notes and (b) 90 days following a request to file such shelf registration statement by an initial purchaser or certain other holder.

If we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. We have also agreed to keep the registration statement for the exchange offer effective for not less than 20 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Resale of Exchange Notes

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991;

and Shearman & Sterling, available July 2, 1993. However, any purchaser of existing notes who is one of our “affiliates” or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased existing notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to tender its existing notes in the exchange offer;

•	will not be able to rely on the interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the existing notes unless such sale or transfer is made pursuant to an exemption from these requirements.

If you wish to exchange existing notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal that accompanies this prospectus, including that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not our “affiliate” (within the meaning of Rule 405 promulgated under the Securities Act);

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

•	if you are a broker-dealer, you acquired the existing notes for your own account as a result of market-making or other trading activities (and as such, you are a “participating broker-dealer”), you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Rule 405 promulgated under the Securities Act provides that an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and accordingly may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the existing notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of the exchange notes for a period of 180 days from the issuance of the exchange notes.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all existing notes that are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in the exchange offer in denominations of $2,000 and integral multiples of $1,000 thereof.

The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes generally will not be subject to transfer restrictions or have registration rights; and

•	certain provisions relating to special interest on the existing notes provided for under certain circumstances will be eliminated.

The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

In connection with the issuance of the existing notes, we made arrangements for the existing notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered. However, our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions” below.

Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on          , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally (confirmed in writing) or in writing; and

•	notify the registered holders of the existing notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting any existing notes;

•	to extend the exchange offer; or

•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral (confirmed in writing) or written notice to the exchange agent and the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the existing notes surrendered in exchange for exchange notes. Interest on the exchange notes will be payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2012.

Procedures for Tendering

Only you may tender your existing notes in the exchange offer. Except as stated under “— Book-Entry Transfer,” to tender your existing notes in the exchange offer, you must:

•	complete, sign and date the enclosed letter of transmittal, or a copy of it;

•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and

•	mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

In addition, either:

•	the exchange agent must receive a timely confirmation of a book-entry transfer of your existing notes, if that procedure is available, into the account of the exchange agent at DTC, the “book-entry transfer facility,” under the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive certificates for your existing notes, the letter of transmittal and other required documents before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

For your existing notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automated Tender Offer Program, or ATOP, or a letter of transmittal and other required documents before the expiration date. Delivery of the existing notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;

•	to be bound by the terms of the letter of transmittal; and

•	that we may enforce the agreement against the participant.

THE METHOD OF DELIVERY OF YOUR EXISTING NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND A LETTER OF TRANSMITTAL OR EXISTING NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where the existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedure if the Existing Notes Are Not Registered in Your Name

If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your existing notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

Book-Entry Transfer

The Exchange Agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your existing notes being tendered by causing the book-entry transfer facility to transfer your existing notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your existing notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the expiration date or the guaranteed delivery procedures outlined below must be complied with.

DTC’s ATOP is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your existing notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your existing notes.

Beneficial Owner Instructions to Holders of Existing Notes

Only a holder whose name appears on a DTC security position listing as a holder of existing notes, or the legal representative or attorney-in-fact of such holder, may execute and deliver the letter of transmittal.

Holders of existing notes who are not registered holders of, and who seek to tender, existing notes should (1) obtain a properly completed letter of transmittal for such existing notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal existing notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an Eligible Institution or (2) effect a record transfer of such existing notes and comply with the requirements applicable to registered holders for tendering existing notes before 5:00 p.m., New York City time, on the expiration date. Any existing notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any existing notes from the name of the registered holder of the note if we do not accept these existing notes for exchange.

Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest on the existing notes, certificates evidencing exchange notes and/or certificates evidencing existing notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the existing notes, exchange notes or existing notes not accepted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the existing notes tendered.

Issuance of exchange notes in exchange for existing notes will be made only against deposit of the tendered existing notes.

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered existing notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all existing notes not properly tendered or reject any existing notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of existing notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your existing notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of existing notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your existing notes but your existing notes are not immediately available, or time will not permit your existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may affect a tender if:

•	the tender is made through an Eligible Institution (as defined in the Letter of Transmittal),

•	prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery,

•	stating the name and address of the holder, the certificate number or numbers of such holder’s existing notes and the principal amount of such existing notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the existing notes to be tendered in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

•	such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your existing notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of existing notes at any time prior to the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the existing notes to be withdrawn;

•	identify the existing notes to be withdrawn, including the certificate number or number and principal amount of such existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and

•	be signed in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered, including any required signature guarantee.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn existing notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect those existing notes unless you validly retender the withdrawn existing notes. You may retender properly withdrawn existing notes following one of the procedures described above under ‘‘— Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any existing notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the existing notes, if:

•	the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment, would impair materially our ability to consummate the exchange offer; or

•	all governmental approvals that we deem necessary for the completion of the exchange offer have not been obtained.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any existing notes and return all tendered existing notes to you;

•	extend the exchange offer and retain all existing notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the existing notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the existing notes.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A., the trustee under the Indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Certified or Registered Mail or Overnight Delivery:
The Bank of New York Mellon Trust Company N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
101 Barclay St., Floor 7 East
New York, NY 10286
Attention: Mr. William Buckley

By Facsimile (eligible institutions only):
(212) 298-1915

Telephone Inquiries:
(212) 815-5788

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or facsimile.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of existing notes for exchange notes pursuant to the exchange offer. If, however, certificates representing exchange notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Existing notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those existing notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A promulgated under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 promulgated under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S promulgated under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the existing notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You are encouraged to read the following discussion and analysis of our financial condition and results of operations, together with our consolidated financial statements and related footnotes included at the end of this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. See the section entitled “Risk Factors” included elsewhere in this prospectus for a discussion of some of the important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained in the following discussion and analysis. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus.

All tabular disclosures are presented in thousands of Euros except share and per share amounts and percentages. Percentages and amounts presented herein may not calculate or sum precisely due to rounding.

Business Overview

We are a leading global specialty biopharmaceutical company that develops, manufactures and distributes a broad range of plasma derivative products and also specializes in providing infusion solutions, nutrition products, blood bags and diagnostic instrumentation and reagents for use in hospitals and clinics. Plasma derivatives are proteins found in human plasma, which once isolated and purified, have therapeutic value. Plasma derivative products are used to treat patients with hemophilia, immune deficiencies, infectious diseases and a range of other severe and often life threatening medical conditions. Our products and services are used by healthcare providers in more than 100 countries to diagnose and treat patients with hemophilia, immune deficiencies, infectious diseases and a range of other medical conditions.

Our plasma derivative products are manufactured at our plasma fractionation plant near Barcelona, Spain, which has a capacity of 2.1 million liters per year, and our plant in Los Angeles, California, United States, which currently has a capacity of 2.2 million liters per year. In addition, our Clayton, North Carolina site, acquired in the acquisition of Talecris, is one of the world’s largest integrated protein manufacturing sites, including fractionation, purification and aseptic filling and finishing of plasma-derived proteins and has a capacity of 2.6 million liters per year. The Melville, New York site, which we lease and operate as a result of the acquisition of Talecris, is an intermediate processing facility and has a capacity of 1.6 million liters per year.

We organize our business into four divisions: Bioscience, Hospital, Diagnostic and Raw Materials. Subsequent to the acquisition, Talecris’ operations have been incorporated into our existing Bioscience division.

Bioscience.  The Bioscience division includes activities relating to the manufacture of plasma derivatives for therapeutic use, including the reception, analysis, quarantine, classification, fractionation and purification of plasma, and the sale and distribution of end products. The main types of plasma products manufactured by us are IVIG, Factor VIII, A1PI and albumin. We also manufacture hyperimmune immunoglobulins, Antithrombin III, Factor IX and PTC. The Bioscience division, which accounts for a majority of our total net sales, accounted for €773.4 million, or 78.1%, and €521.5 million, or 82.1%, and of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Hospital.  The Hospital division manufactures and, in certain instances installs, products that are used by and in hospitals, such as parenteral solutions and enteral and parenteral nutritional fluids, which are sold almost exclusively in Spain and Portugal, and which accounted for €89.6 million, or 9.0%, and €49.3 million, or 7.8%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011 respectively. We believe we are the leading provider of intravenous therapy in Spain, with a 34% market share.

Diagnostic.  The Diagnostic division focuses on researching, developing, manufacturing and marketing in vitro diagnostics products including analytical instruments and reagents for diagnostics, as well as blood bank products. We concentrate our Diagnostic business in three areas: immunohematology, hemostasis and immunology. The Diagnostic division’s main customers are blood donation centers, clinical analysis laboratories and hospital immunohematology services. The division also manufactures and distributes blood collection bags and other disposables. The Diagnostic division accounted for €109.1 million, or 11.0% and €56.8 million, or 8.9%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Raw Materials.  The Raw Materials division includes the sale of intermediate pastes and plasma to third parties, which accounted for €4.8 million, or 0.5%, and €1.7 million, or 0.3%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Sales of the Raw Materials division are used to optimize inventory levels with the aim of striking a better balance between plasma collections and fractionation needs.

Subsequent events

In August 2011, we acquired the remaining 51% outstanding capital stock of Woolloomooloo Holdings Pty Ltd. the holding company of the Australian-Swiss group, Lateral-Medion, of which we had acquired 49% of the capital stock and 100% of the voting rights on March 2009 which will not impact goodwill. The total sum paid for the acquisition of the remaining 51% of the capital stock amounted to AUD 12.5 million (€9.5 million).

Presentation of Financial Information

IFRS

Our consolidated financial statements for the years ended December 31, 2010, 2009, and 2008 and the six months ended June 30, 2011 and June 30, 2010 have been prepared in accordance with IFRS as issued by the IASB and IAS 34, Interim Financial Reporting, respectively.

Factors Affecting the Comparability of Our Results of Operations

The Acquisition

On June 1, 2011, we completed our acquisition of 100% of the share capital of Talecris, for a total of $3.7 billion. The acquisition consideration consisted of a combination of cash consideration of $2.5 billion and non-cash consideration, through the issuance of our new Class B shares, of $1.2 billion. The acquisition has been accounted for using the acquisition method pursuant to IFRS 3 (revised), Business Combinations. Under the acquisition method, assets and liabilities are recorded at their fair value on the date of purchase and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed. As of June 30, 2011, the valuation studies necessary to finalize the fair values of the assets acquired and liabilities assumed and the related allocation of the purchase price had not been completed. A final determination of these fair values will reflect, among other things, our consideration of a final valuation based on the actual net tangible and intangible assets, such as acquired in-process research and development, customer relationships, developed and core technology, intellectual property, patents and trade names and contingent liabilities, that exist as of the closing date of the acquisition. We expect to adjust the fair value of certain of Talecris’ assets and liabilities.

Costs incurred in connection with the acquisition in the amount of €55 million have been expensed as incurred and are reflected in our “Other operating expenses” in the amounts of €17 million and €38 million, in the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Additionally, we incurred significant indebtedness in connection with the consummation of the acquisition, including the assumption of the existing notes and the closing of the Senior Credit Facilities, and our total indebtedness and related interest expenses will be significantly higher than in previous periods. Financial expenses increased from €25.3 million in the six months ended June 30, 2010 to €55.5 million in the six months ended June 30, 2011.

Additional information with respect to the acquisition is set forth in Note 3 of our interim unaudited consolidated financial statements for six months ended June 30, 2011, included elsewhere in this prospectus.

Change in Classification of Albumin for Non-Therapeutic Uses and Intermediates

During 2009, the results of the Raw Materials division were streamlined and income and costs from sales of albumin for non-therapeutic use and intermediate products were reclassified into the Bioscience division. The sales and cost of sales were also reclassified for 2008 and 2007. In 2008, the effect of such reclassification on sales and cost of sales, respectively, was €11.7 million and €5.7 million and in 2007, was €14.5 million and €7.6 million, respectively.

Factors Affecting Our Financial Condition and Results of Operations

Price Controls

Certain healthcare products, including plasma derivative products, are subject to price controls in many of the markets where they are sold, including Spain and other countries in the European Union. The existence of price controls over these products has adversely affected, and may continue to adversely affect, our ability to maintain or increase our prices and gross margins.

As a result of the acquisition, we have significantly expanded our presence in the United States. The United States is the principal market in the world for plasma derivative products and prices for plasma derivative products are currently not regulated, with the exception of certain government healthcare programs, such as the 340B/PHS program (although prices are subject to price pressures from GPOs and insurance companies).

Plasma Supply Constraints

Plasma, the principal raw material required for the manufacture of plasma derivative products, is a scarce resource. Our ability to continue to increase our revenue depends substantially on increased access to plasma.

We have increased the number of our plasma collection facilities by 67 centers as a result of the acquisition. We expect that our plasma needs for 2012 and going forward will be met through the volumes of collection at our 147 plasma collection centers in the United States and supplemented by approximately 800,000 liters of plasma per year to be purchased from third-party suppliers for the next three years pursuant to multiple plasma purchase agreements assumed in connection with the acquisition. In addition, we process recovered plasma received from Spanish, Czech and Slovak hospitals and fractionate plasma for Canadian Blood Services and Hema Quebec under manufacturing agreements.

In 2010, our plasma collection centers collected approximately 2.6 million liters of plasma. Our expanded network of plasma collection centers is capable of increasing the annual plasma collection capacity to 6.5 million liters of plasma per year. The actual volume of plasma that we are able to collect in the future may be less or more than these amounts. See the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the acquisition of Talecris has allowed us to significantly expand our fractionation capacity. As a result of the acquisition, we have four fractionation facilities located in the United States and Spain, allowing for the fractionation of up to 8.5 million liters of plasma per year in the aggregate.

Product Licensing Requirements

The marketing and sale of pharmaceutical and biological products, such as our plasma derivatives and parenteral solutions, is subject to the prior registration of such product with the competent authorities of the jurisdiction where the product is to be marketed and sold. The registration processes are complex and time-consuming. Our ability to increase revenue by expanding our products into new markets depends substantially on the successful and timely completion of the registration processes in such markets.

Certain costs related to the product licensing process, such as fees payable to the medical personnel who conduct the clinical trials, fees payable to trial volunteers, the product used during the trials, product licensing fees and insurance premiums related to the trials, are capitalized. Expenses related to the product licensing process include primarily personnel (which are recorded under personnel expenses) and other materials used in the clinical trials (which are recorded under cost of material consumed). There is generally a lag time of several months from the time that we obtain the approval until we begin sales, as we must then put in place sales, marketing and distribution infrastructure.

We have obtained product licenses for our three principal products, Flebogamma/Flebogamma DIF IVIG, Fanhdi Factor VIII and Grifols Albumin, in all of our principal European markets (Germany, Italy, United Kingdom and Spain). We have also obtained product licenses for Flebogamma DIF IVIG and Grifols Albumin in the United States. In addition, Alphanate Factor VIII, Albutein, Alphanine Factor IX and Profilnine PTC, products that we previously acquired from Alpha, have been licensed by the regulatory authorities in the principal European markets, the United States and Asia. The two key products acquired from Talecris, Gamunex and Prolastin A1PI, have also been licensed in the United States and in their principal European markets.

See the section entitled “Business — Our Divisional Structure — The Bioscience Division — Bioscience Products and Services” for a discussion of the licensing process and of our principal product licenses.

Past-Due Receivables

For sales of our products to hospitals and clinics that are part of the social security systems of Spain, Portugal, Italy and certain other countries, we depend upon government health agencies for payment. We have faced significant delays in the collection of payment for our products in such countries. The adoption by Spain, effective December 31, 2004, of a European Union directive that requires payment of interest on receivables that are more than 60 days overdue has resulted in a significant decrease in collection delays from these hospitals and clinics. However, we cannot assure that this trend will continue or that the present receivables aging levels for these hospitals and clinics will not increase again, particularly if the funding of these hospitals and clinics is not increased sufficiently by the appropriate governmental health agencies. The failure to receive timely payments for the sale of our products negatively affects our working capital levels and may require us to obtain more short-term financing than we would otherwise need. These significant delays contributed to our receivables aging average of 84 days, 83 days, 83 days and 63 at December 31, 2008, 2009 and 2010 and June 30, 2011, respectively.

Interest and Currency Risk

A significant portion of our interest-bearing debt at December 31, 2010 and June 30, 2011 bore interest at a floating rate, at a spread over the London Interbank Offered Rate (“LIBOR”) for our U.S. Dollar-denominated debt and at a spread over the Euro Interbank Offered Rate (“EURIBOR”) for our Euro-denominated debt. See the section below entitled “— Quantitative and Qualitative Disclosures about Market Risk — Interest Rate Risk.” As a result, increases in the applicable floating interest rates would increase our interest expense and reduce our net cash flow. Pursuant to mandatory hedging requirements under the Senior Credit Facilities, 62% of our U.S. Dollar-denominated debt under the Senior Term Loans is hedged at a fixed rate. However, our Euro-denominated debt is not hedged. For a further discussion of our hedging transactions, see the section below entitled “— Financial Derivatives.”

Our functional currency is the Euro and a majority of our net sales for the six months ended June 30, 2011 was denominated in U.S. Dollars. Accordingly, our principal foreign currency exposure relates to the U.S. Dollar. A devaluation of the U.S. Dollar against the Euro would result in (i) a decrease in net sales in Euro terms for sales denominated in U.S. Dollars, and (ii) a decrease in costs in Euro terms for costs denominated in U.S. dollars. A devaluation of the Euro against the U.S. Dollar would have the opposite effect. See the section below entitled“— Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk.”

We are also exposed to risk based on the payment of U.S. dollar-denominated indebtedness. At December 31, 2010, $549 million of our indebtedness was denominated in U.S. Dollars. At June 30, 2011, $2.5 billion under the Senior Term Loans, $50 million of undrawn availability under the Revolving Credit Facilities (not including an additional $200 million equivalent in multicurrencies of undrawn availability under the Revolving Credit Facilities which can be drawn in either U.S. Dollars or Euros) and $1.1 billion aggregate principal amount of 8.25% senior notes due 2018 were denominated in U.S. Dollars. A devaluation of the U.S. Dollar against the Euro would result in a decrease in Euro terms in the amount of debt owed and the related interest expense for our U.S. Dollar-denominated, interest-bearing debt. A devaluation of the Euro against the U.S. Dollar would have the opposite effect.

We are also exposed to currency fluctuations with respect to other currencies such as the Canadian dollar, British pound, Brazilian real, Malaysian ringgit and the Argentine, Mexican and Chilean pesos, although to a significantly lesser degree than the U.S. Dollar.

Other Factors

Our financial and operating prospects can also be significantly affected by a number of other internal and external factors, such as unfavorable changes in governmental regulation or interpretation; increased competition; the inability to hire or retain qualified personnel necessary to sustain planned growth; the loss of key senior managers; problems in developing some of the international operations; and lack of sufficient capital, among others.

Critical Accounting Policies under IFRS

The preparation of consolidated financial statements in accordance with IFRS as issued by the IASB requires us to make estimates and judgments in certain circumstances that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures of contingent assets and liabilities. A detailed description of our significant accounting policies is included in the footnotes to our audited consolidated financial statements.

We believe that certain of our accounting policies are critical because they are the most important to the preparation of our consolidated financial statements. These policies require our most subjective and complex judgments, often requiring the use of estimates about the effects of matters that are inherently uncertain. We apply estimation methodologies consistently from year to year. Other than changes required due to the issuance of new accounting guidance, there have been no significant changes in our application of critical accounting policies during the periods presented. We periodically review our critical accounting policies and estimates with the audit committee of our board of directors. The following is a summary of accounting policies that we consider critical to our consolidated financial statements.

(a) Business combinations

As permitted by IFRS 1: First-time Adoption of International Financial Reporting Standards, we have recognized only business combinations that occurred on or after January 1, 2004, the date of transition to IFRS, using the acquisition method. Entities acquired prior to that date were recognized in accordance with accounting principles prevailing at that time, taking into account the necessary corrections and adjustments at the transition date.

We apply the revised IRS 3 “Business combinations” in transactions made subsequent to January 1, 2010. We apply the acquisition method for business combinations. The acquisition date is the date on which we obtain control of the acquiree.

The cost of the business combination is calculated as the sum of the acquisition-date fair values of the assets transferred, the liabilities incurred or assumed, and equity instruments issued by us in exchange for control of the acquiree, plus any costs directly attributable to the business combination. Any additional consideration contingent on future events or the fulfillment of certain conditions is included in the cost of the combination provided that it is probable that an outflow of resources embodying economic benefits will be required and the amount of the obligation can be reliably estimated.

Where the cost of the business combination exceeds our interest in the fair value of the identifiable net assets of the entity acquired, the difference is recognized as goodwill. If the acquirer’s interest in the fair value of net assets exceeds the cost of the business combination, the difference remaining after reassessment is recognized by the acquirer in profit or loss.

(b) Useful lives of property, plant and equipment and intangible assets

Property, plant and equipment are depreciated by allocating the depreciable amount of an asset on a systematic basis over its useful life. The depreciable amount is the cost or deemed cost less its residual value. We determine the depreciation charge separately for each component of property, plant and equipment with a cost that is significant in relation to the total cost of the asset.

Depreciation of property, plant and equipment is determined based on the criteria outlined below:

Depreciation
	Method	Rates

Buildings	Straight line	1%-3%
Plant and machinery	Straight line	8%-10%
Other installations, equipment and furniture	Straight line	10%-30%
Other property, plant and equipment	Straight line	16%-25%

We assess whether the useful life of each intangible asset acquired is finite or indefinite. An intangible asset is regarded by us as having an indefinite useful life when there is no foreseeable limit to the period over which the asset will generate net cash inflows.

Intangible assets with indefinite useful lives and goodwill are not amortized but tested for impairment at least annually or more frequently if events indicate a potential impairment loss.

Intangible assets with finite useful lives are amortized by allocating the depreciable amount of an asset on a systematic basis over its useful life, by applying the following criteria:

	Amortization	Estimated Years of
	Method	Useful Life

Development expenses	Straight line	3 - 5
Concessions, patents, licenses, trademarks and similar	Straight line	5 - 15
Software	Straight line	3 - 6

We review residual values, useful lives and depreciation methods at each financial year-end. Changes to initially established criteria are accounted for as a change in accounting estimates.

(c) Internally generated intangible assets

Any research and development expenditure incurred during the research phase of projects is recognized as an expense when incurred.

Costs related with development activities are capitalized when:

•	we have technical studies justifying the feasibility of the production process;

•	we have undertaken a commitment to complete production of the asset whereby it is in condition for sale or internal use;

•	the asset will generate sufficient future economic benefits;

•	we have sufficient financial and technical resources to complete development of the asset and have developed budget and cost accounting control systems that allow budgeted costs, introduced changes and costs actually assigned to different projects to be monitored.

The cost of internally generated assets is calculated using the same criteria established for determining production costs of inventories. The production cost is capitalized by allocating the costs attributable to the asset to self-constructed assets in the consolidated income statement.

Costs incurred in the course of activities which contribute to increasing the value of the different businesses in which we operate are expensed as they are incurred. Replacements or subsequent costs incurred on intangible assets are generally recognized as an expense, except where they increase the future economic benefits expected to be generated by the assets.

(d) Impairment of goodwill and intangible assets with indefinite useful lives

We test for possible impairment of goodwill and intangible assets with indefinite useful lives at least annually.

The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. An asset’s value in use is calculated based on an estimate of the future cash flows expected to derive from the use of the asset, expectations about possible variations in the amount or timing of those future cash flows, the time value of money, the price for bearing the uncertainty inherent in the asset and other factors that market participants would reflect in pricing the future cash flows deriving from the asset.

Recoverable amount is determined for each individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If this is the case, recoverable amount is determined for the cash-generating unit (“CGU”) to which the asset belongs.

Impairment losses recognized for cash-generating units are first allocated to reduce, where applicable, the carrying amount of goodwill allocated to the CGU and then to the other assets of the CGU pro rata on the basis of the carrying amount of each asset. The carrying amount of each asset may not be reduced below the highest of its fair value less costs to sell, its value in use and zero.

At the end of each reporting period, we asses whether there is any indication that an impairment loss recognized in prior periods may no longer exist or may have decreased. Impairment losses on goodwill are not reversible. Impairment losses for other assets are only reversed if there has been a change in the estimates used to calculate the recoverable amount of the asset.

A reversal of an impairment loss is recognized in consolidated profit or loss. The increase in the carrying amount of an asset attributable to a reversal of an impairment loss may not exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized.

The reversal of an impairment loss for a CGU is allocated to its assets, except for goodwill, pro rata with the carrying amounts of those assets, with the limit per asset of the lower of its recoverable value and the carrying amount which would have been obtained, net of depreciation, had no impairment loss been recognized.

Details of and movement in goodwill for the six months ended June 30, 2011 are as follows:

	Balances at				Balances at
	December 31,	Business		Translation	June 30,
	2010	combinations	Impairment	Differences	2011

Net value
Grifols UK, Ltd.	7,982	0	0	(370)	7,612
Grifols Italia, S.p.A.	6,118	0	0	0	6,118
Biomat USA, Inc.	113,052	0	0	(8,534)	104,518
Plasmacare, Inc.	38,464	0	0	(2,903)	35,561
Woolloomooloo Holdings Pty Ltd. (Australia)	23,832	0	(13,000)	(415)	10,417
Talecris Biotherapeutics, Inc.(1)	0	2,124,082	0	(6,612)	2,117,470

	189,448	2,124,082	(13,000)	(18,834)	2,281,696

(1)	The name of Talecris Biotherapeutics, Inc. was changed to Grifols Therapeutics Inc. in August 2011.

Goodwill resulting from the Talecris acquisition is still provisional as the estimation of the fair value of assets, liabilities and contingent liabilities of the business acquired is in progress

Goodwill has been allocated to each of our CGUs in accordance with their respective business segment and on a geographical basis, those being the lowest level at which goodwill is controlled for management purpose and lower than operating segments. Plasmacare, Inc. is integrated into the management of Biomat USA, Inc. for the purpose of impairment testing.

Goodwill has been allocated to the cash generating units as follows:

− UK: bioscience segment

− Italy: bioscience segment

− United States: bioscience segment

− Australia: mainly to the diagnostics segment.

The recoverable amount of a CGU is determined based on its value in use. These calculations use cash flow projections based on the financial budgets approved by management. Cash flows as of the year in which stable growth has been reached are extrapolated using the estimated growth rates indicated below.

At June 30, 2011, there are no indications that the goodwill of the CGUs belonging to the Bioscience division has been impaired.

For the six months ended June 30, 2011, there was an impairment indicator for the Australia CGU and therefore goodwill impairment was prepared. The CGU’s market performance was lower than expected. As a result of the impairment test performed, an impairment of the CGU’s goodwill (diagnostic) of €13,000 thousand has been accounted for at June 30, 2011.

The key assumptions used in calculating values in use for the year ended December 31, 2010 and for the six months ended June 30, 2011 were as follows:

	12/31/2010
	Growth rate	Pre-tax discount rate

Bioscience	2.0% - 3.0%	10.5% - 10.9%
Diagnostic	2.0%	10.4%

	06/30/2011
	Growth rate	Pre-tax discount rate

Bioscience	N/A	N/A
Diagnostic	2.0%	11.5%

Management determined budgeted gross margins based on past experience and forecast market development. Average weighted growth rates are consistent with the forecasts included in industry reports. The discount rate used reflects specific risks related to the CGU.

(e) Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The costs of conversion of inventories include costs directly related to the units of production and a systematic allocation of fixed and variable production overheads that are incurred in converting. Fixed production overheads are allocated based on the higher of normal production capacity or actual level of production.

The cost of raw materials and other supplies, the cost of merchandise and costs of conversion are allocated to each inventory unit on a first-in, first-out (“FIFO”) basis. We use the same cost model for all inventories of the same nature and with a similar use.

Volume discounts extended by suppliers are recognized as a reduction in the cost of inventories when it is probable that the conditions for discounts to be received will be met. Discounts for prompt payment are recognized as a reduction in the cost of the inventories acquired.

The cost of inventories is adjusted against profit and loss when cost exceeds the net realizable value. Net realizable value is considered as follows:

•	Raw materials and other supplies: replacement cost. Nevertheless, raw materials are not written down below cost if the finished goods into which they will be incorporated are expected to be sold at or above cost of production.

•	Goods for resale and finished goods: estimated selling price, less costs to sell.

•	Work in progress: the estimated selling price of related finished goods, less the estimated costs of completion and the estimated costs necessary to make the sale.

The previously recognized reduction in value is reversed against profit and loss when the circumstances that previously caused inventories to be written down no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances. The reversal of the reduction in value is limited to the lower of the cost and revised net realizable value of the inventories. Write-downs may be reversed with a credit to inventories of finished goods and work in progress and supplies.

(f) Revenue recognition

We recognize revenue when earned, which is generally at the time of delivery to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds, a fixed and determinable price, persuasive evidence that an arrangement exists and completion of all other performance obligations. Allowances against revenues for estimated discounts and rebates are established by us concurrently with the recognition of revenue.

We participate in state government-managed Medicaid programs in the United States. We account for Medicaid rebates by establishing an accrual at the time the sale is recorded in an amount equal to our estimate of the Medicaid rebate claims attributable to such sale. We determine the estimate of the Medicaid rebates accrual primarily based on historical experience regarding Medicaid rebates, legal interpretations of the applicable laws related to the Medicaid program and any new information regarding changes in the Medicaid programs’ regulations and guidelines that would impact the amount of the rebates. We consider outstanding Medicaid claims, Medicaid payments, and levels of inventory in the distribution channel and adjust the accrual periodically to reflect actual experience. While these rebate payments to the states generally occur on a one- to two-quarter lag, any adjustments for actual experience have not been material.

Group Purchasing Organizations or other customers in the United States that have entered into contracts with us for purchases of Flebogamma are eligible for a pricing discount based upon a minimum purchase quantity of Flebogamma each month. These rebates are recorded as a reduction of sales and accounts receivable in the same month the sales are invoiced based upon a combination of actual customer purchase data and on historical experience when the actual customer purchase data is reported later in time.

Results of Operations

We have included information regarding our results of operations in the following table. The subsequent discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our consolidated results of operations. You are encouraged to read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related footnotes included elsewhere in this prospectus.

	Six Months Ended
	June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008

Revenues	635,341	487,809	990,730	913,186	814,311
Changes in inventories of finished goods and work in progress	2,757	41,209	45,749	73,093	31,058
Self-constructed non-current assets	32,346	16,051	33,513	41,142	25,794
Supplies	(175,142)	(157,107)	(304,818)	(286,274)	(206,738)
Other operating income	1,009	631	1,196	1,443	1,289
Personnel expenses	(183,727)	(141,972)	(289,008)	(273,168)	(238,159)
Other operating expenses	(155,532)	(98,279)	(205,260)	(203,381)	(192,288)
Amortisation and depreciation	(28,156)	(21,434)	(45,776)	(39,554)	(33,256)
Transaction costs of Talecris business combination	(38,607)	(2,019)	(16,999)	—	—
Non-financial and other capital grants	742	550	728	1,188	2,941
Impairment and gains/(losses) on disposal of fixed assets	(22,302)	681	(372)	(1,147)	(1,991)

Results from operating activities	68,729	126,120	209,683	226,528	202,961

Finance income	1,761	2,179	4,526	7,067	2,682
Finance expenses	(55,546)	(25,285)	(49,660)	(27,087)	(29,305)
Change in fair value of financial instruments	13,945	(15,404)	(7,593)	(587)	(l,268)
Gains/(losses) on disposal of financial instruments	—	—	91	(245)	—
Exchange gains/(losses)	(2,122)	1,970	1,616	(1,733)	(2,825)

Finance expense	(41,962)	(36,540)	(51,020)	(22,585)	(30,716)

Share of loss of equity accounted investees	(807)	(728)	(879)	51	24

Profit before income tax	25,960	88,852	157,784	203,994	172,269

Income tax expense	(7,347)	(23,022)	(42,517)	(56,424)	(50,153)

Consolidated profit for the period	18,613	65,830	115,267	147,570	122,116

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Our results of operations for the six months ended June 30, 2011 include Talecris beginning on June 1, 2011, the date of the consummation of the acquisition.

The following discussion and analysis contains information regarding our results of operations for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010:

	Six Months Ended
	June 30,		Change
	2011	2010	€	%

Revenues	635,341	487,809	147,532	30.2%
Changes in inventories of finished goods and work in progress	2,757	41,209	(38,452)	(93.3)%
Self-constructed non-current assets	32,346	16,051	16,295	101.5%
Supplies	(175,142)	(157,107)	(18,035)	11.5%
Other operating income	1,009	631	378	59.9%
Personnel expenses	(183,727)	(141,972)	(41,755)	29.4%
Other operating expenses	(155,532)	(98,279)	(57,253)	58.3%
Amortisation and depreciation	(28,156)	(21,434)	(6,722)	31.4%
Transaction costs of Talecris business combination	(38,607)	(2,019)	(36,588)	1812.2%
Non-financial and other capital grants	742	550	192	34.9%
Impairment and gains/(losses) on disposal of fixed assets	(22,302)	681	(22,983)	(3374.9)%

Results from operating activities	68,729	126,120	(57,391)	(45.5)%

	Six Months Ended
	June 30,		Change
	2011	2010	€	%

Finance income	1,761	2,179	(418)	(19.2)%
Finance expenses	(55,546)	(25,285)	(30,261)	119.7%
Change in fair value of financial instruments	13,945	(15,404)	29,349	190.5%
Exchange gains/(losses)	(2,122)	1,970	(4,092)	(207.7)%

Finance expense	(41,962)	(36,540)	(5,422)	14.8%

Share of loss of equity accounted investees	(807)	(728)	(79)	10.9%

Profit before income tax	25,960	88,852	(62,892)	(70.8)%

Income tax expense	(7,347)	(23,022)	15,675	(68.1)%

Consolidated profit for the period	18,613	65,830	(47,217)	(71.7)%

Revenues.

Our revenues increased by 30.2% from €487.8 million in the six months ended June 30, 2010 to €635.3 million in the six months ended June 30, 2011. This increase is primarily attributable to the acquisition of Talecris in June 2011 and related increase in sales volume and revenues in our Bioscience division. If we excluded Talecris revenues, our revenue would have increased by 8% in the six months ended June 30, 2011 as compared to the same period in 2010.

Our results of operations for the six months ended June 30, 2011 reflect changes in the revenue of each of our business divisions as a percentage of our total revenues as a result of the acquisition. Revenues for the Bioscience division grew by 37.2% to €521.5 million in the six months ended June 30, 2011, representing 82.1% of total revenue. The Diagnostic division increased its revenue by 4.4% to €56.8 million in the six months ended June 30, 2011 and the Hospital division increased its revenues by 9.2% to €49.3 million in the six months ended June 30, 2011. As a result of the acquisition and the increased size of our Bioscience division, revenues from the Diagnostic and Hospital divisions as a percentage of total revenue decreased from 11.2% and 9.3%, respectively, in the six months ended June 30, 2010 to 8.9% and 7.8%, respectively, in the six months ended June 30, 2011.

The acquisition has also modified the geographic mix of our sales. In the six months ended June 30, 2011, 42% of our revenues, totaling €266.5 million, were generated in the United States and Canada, while 38.7% of revenues were generated in the European Union. This was an increase of 69.1% over the same period in 2010 and makes North America our largest market. For the six months ended June 30, 2011, 80% of our activities were generated outside of Spain, with revenues from Spain as a percentage of total revenues decreasing to 19% in the six months ended June 30, 2011 as compared to 24.5% in the same period in 2010. In the Europe Union, sales increased by 10.4% and reached €246.1 million, which included increases in market share in Germany, Portugal. We also experienced significant growth in Australia.

The following tables reflect a summary of revenues by each of our divisions and geographical regions for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010:

Summary of Revenues by Division

	Six Months		Six Months
	Ended		Ended
	June 30,	% of total	June 30,	% of total
	2011	revenues	2010	revenues	% var	% var CC(a)

Bioscience	521,538	82.1	380,081	77.9	37.2	40.9
Diagnostic	56,831	8.9	54,413	11.2	4.4	3.8
Hospital	49,289	7.8	45,146	9.3	9.2	8.8
Raw Materials	1,658	0.3	1,835	0.4	(9.6)	(6.8)
Others	6,025	1.0	6,334	1.3	(4.9)	(4.9)

Total	635,341	100.0	487,809	100.0	30.2	33.0

(a)	Revenue variance in constant currency is determined by comparing adjusted current period revenue, calculated using prior period monthly average exchange rates, to the prior period revenue. This measure is considered to be a non-IFRS financial measure. Revenue variance in constant currency calculates revenue variance without the impact of foreign exchange fluctuations. We believe that constant currency revenue variance is an important measure of our operations because it neutralizes foreign exchange impact and better illustrates the underlying change in revenues from one year to the next. We believe that this presentation provides a more useful period-over-period comparison as changes due solely to changes in exchange rates are eliminated. Revenue variance in constant currency, as defined and presented by us, may not be comparable to similar measures reported by other companies. Revenue variance in constant currency has limitations, particularly because the currency effects that are eliminated constitute a significant element of our revenue and expenses and could impact our performance significantly. We do not evaluate our results and performance without considering revenue variances in constant currency on the one hand and changes in revenue prepared in accordance with IFRS on the other. We caution the readers of this prospectus to follow a similar approach by considering data regarding constant currency period-over-period revenue variance only in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with IFRS.

Summary of Revenues by Region

	Six Months		Six Months
	Ended		Ended
	June 30,	% of total	June 30,	% of total
	2011	revenues	2010	revenues	% var	% var CC*

European Union	246,144	38.7	223,019	45.7	10.4	10.1
United States and Canada	267,124	42.0	157,948	32.4	69.1	79.3
Rest of World	122,073	19.0	106,842	21.9	14.3	12.4

Total	635,341	100.0	487,809	100.0	30.2	33.0

*	Please see footnote (a) to the table above.

Bioscience.  Revenue for the Bioscience division, which included Talecris’ June 2011 sales, increased by 37.2% from €380.1 million in the six months ended June 30, 2010 to €521.5 million in the six months ended June 30, 2011. If we excluded Talecris’ revenues, our revenue for the Bioscience division would have increased by 9.7% in the six months ended June 30, 2011 as compared to the same period in 2010. An increase in the sales volumes of all of our key plasma derivative products resulting from our acquisition of Talecris was the main driver of the division’s growth, partially offset by a decline in prices. As a result of the acquisition, we expanded the breadth of our portfolio of plasma derivative products and brand names and diversified our end markets.

Hospital.  Revenues from the Hospital division increased by 9.2% from €45.1 million in the six months ended June 30, 2010 to €49.3 million in the six months ended June 30, 2011. This increase is attributable primarily to a 13.4% increase in revenues from the intravenous therapies subdivision, a 10.7% increase in revenues from the medical devices subdivision and a 7.8% increase in revenues from the hospital logistics subdivision. This growth in sales volume reflects our ongoing product and geographical market diversification strategy, which includes increased contract manufacturing of intravenous therapies and the development of new medical devices. Revenue from contract manufacturing has increased by 91.8% to €2.4 million in the six months ended June 30, 2011. Our revenue from Misterium installations has increased by 196.7% to €1.4 million in the six months ended June 30, 2011. In addition, sales of our new BlisPack product have brought in €0.3 million of revenues to date.

Sales in our Hospital division are primarily in Spain and have been affected by the current economic crisis. In particular, the weakened Spanish economy has affected the prices of our products in the intravenous therapy line and has led to decreased capital investments by hospitals.

Diagnostic.  Our Diagnostic division increased revenues by 4.4% to from €54.4 million in the six months ended June 30, 2010 to €56.8 million in the six months ended June 30, 2011. The growth in the Diagnostic division was driven primarily by a 10.1% increase in revenues from sales to blood banks period over period. By region, blood bank growth is primarily occurring in the European Union with a 33.3% increase. In addition, pathogen inactivation of blood components experienced a 28.4% increase in revenues in the European Union.

This growth was offset by stable revenues in our immunohematology sector, the largest subdivision of our Hospital division. Immunohematology experienced only modest growth of 1.1% period over period primarily as a result of stable sales under our custom manufacturing agreement with Ortho Clinical Diagnostics, Inc., which has led to stable sales, and a decline in revenues from Australia by 53.7% to €1.6 million in the six months ended June 30, 2011.

Raw Materials.  Revenues from our Raw Materials division decreased from €1.8 million in the six months ended June 30, 2010 to €1.7 million in the six months ended June 30, 2011.

Changes in inventories of finished goods and work in progress and materials consumed and Supplies.

The cost of supplies increased by 11.5%, from €157.1 in the six months ended June 30, 2010 to €175.1 in the six months ended June 30, 2011. The increase in cost of supplies is primarily the result of the acquisition of Talecris, which caused a €19.0 million increase. Excluding the acquisition of Talecris cost of supplies decreased from €157.1 million in the six months ended June 30, 2010 to €156.1 in the six months ended June 30, 2011. In addition, €2.8 million corresponds to change in inventories of finished goods and work in progress. This decrease was the result of measures implemented by us to control inventory levels. This trend, which started in the first quarter of 2011, will be reinforced throughout the year as a result of the acquisition of Talecris.

Self-constructed non-current assets.

Self-constructed non-current assets increased by 101.5%, from €16.1 million in the six months ended June 30, 2010 to €32.3 million in the six months ended June 30, 2011, primarily as a result of a €16.8 million increase attributable to the integration of Talecris.

Personnel expenses.

Personnel expenses increased by 29.4%, from €141.0 million in the six months ended June 30, 2010 to €183.7 million in the six months ended June 30, 2011. The increase in personnel expenses reflects the acquisition of Talecris and a related expense of €30.4 million. As a result of the acquisition, our headcount increased from 5,968 as of December 31, 2010 to 11,174 as of June 30, 2011.

Other operating expenses.

Other operating expenses increased by 58.3%, from €98.3 million in the six months ended June 30, 2010 to €155.5 million in the six months ended June 30, 2011. The acquisition of Talecris led to a €40.0 million increase in other operating expenses. Excluding Talecris operations, our other operating expenses increased by €17.2 million in the six months ended June 30, 2011. In addition, we incurred €38.6 million in costs in connection with the acquisition.

Amortisation and depreciation.

Depreciation and amortization of fixed assets increased by 31.4%, from €21.4 million in the six months ended June 30, 2010 to €28.2 million in the six months ended June 30, 2011. This increase was primarily due to the increase in our fixed asset base as a result of the acquisition of Talecris.

Net Finance expense.

Net finance expense increased by 14.8% from €36.5 million in the six months ended June 30, 2010 to €42.0 million in the six months ended June 30, 2011. This increase was primarily a result of an increase in finance expense by 119.4%, from €25.3 million in the six months ended June 30, 2010 to €55.5 million in the six months ended June 30, 2011, due to the entry into the Senior Credit Facilities and the issuance of our 8.25% senior notes due 2018 in order to finance the acquisition. The net finance expense also includes a non-

realized gain of €14.2 million for the six months ended June 30, 2011 arising from futures contracts with respect to our Class A shares (a loss of €15.8 million for the six months ended June 30, 2010).

Income tax expense.

In the six months ended June 30, 2011, we had a profit before income tax of €26.0 million and income tax expense of €7.3 million, which represents an effective tax rate of 28.3%. This amount includes deductions of €4.1 million relating to research and development deductions and other deductions. Our effective tax rate increased from 25.9% for the six month period ended June 30, 2010 primarily due to a greater portion of our revenues being taxed at a higher tax rate as a result of the acquisition.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table contains information regarding our results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

	Years Ended December 31,		Change
	2010	2009	€	%

Revenues	990,730	913,186	77,544	8.5%
Changes in inventories of finished goods and work in progress	45,749	73,093	(27,344)	(37.4)%
Self-constructed non-current assets	33,513	41,142	(7,629)	(18.5)%
Supplies	(304,818)	(286,274)	(18,544)	6.5%
Other operating income	1,196	1,443	(247)	(17.1)%
Personnel expenses	(289,008)	(273,168)	(15,840)	5.8%
Other operating expenses	(205,260)	(203,381)	(1,879)	0.9%
Amortisation and depreciation	(45,776)	(39,554)	(6,222)	15.7%
Transaction costs of Talecris business combination	(16,999)	0	(16,999)	100%
Non-financial and other capital grants	728	1,188	(460)	(38.7)%
Impairment and gains/(losses) on disposal of fixed assets	(372)	(1,147)	775	(67.6)%

Results from operating activities	209,683	226,528	(16,845)	(7.4)%

Finance income	4,526	7,067	(2,541)	(36.0)%
Finance expenses	(49,660)	(27,087)	(22,573)	83.3%
Change in fair value of financial instruments	(7,593)	(587)	(7,006)	1193.5%
Gains/(losses) on disposal of financial instruments	91	(245)	336	137.1%
Exchange gains/(losses)	1,616	(1,733)	3,349	193.2%

Finance expense	(51,020)	(22,585)	(28,435)	125.9%

Share of loss of equity accounted investees	(879)	51	(930)	(1823.5)%

Profit before income tax	157,784	203,994	(46,210)	(22.7)%

Income tax expense	(42,517)	(56,424)	13,907	(24.6)%

Consolidated profit for the year	115,267	147,570	(32,303)	(21.9)%

Revenues.

Overall revenues increased by 8.5%, from €913.2 million in 2009 to €990.7 million in 2010, driven mainly by increased revenues from our Bioscience division.

The following tables reflect a summary of revenues by each of our divisions and geographical regions for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Summary of Revenues by Division

	Year Ended		Year Ended
	December 31,	% of total	December 31,	% of total
	2010	revenues	2009	revenues	% var	% var CC*

Bioscience	773,372	78.1	694,969	76.1	11.3	7.7
Diagnostic	109,088	11.0	103,091	11.3	5.8	3.4
Hospital	89,552	9.0	86,328	9.5	3.7	2.9
Raw Materials	4,815	0.5	22,665	2.5	(78.8)	(79.8)
Others	13,903	1.4	6,133	0.7	126.7	126.6

Total	990,730	100.0	913,186	100.0	9.6	6.5

*	Please see footnote (a) to the table on page 93.

Summary of Revenues by Region

	Year Ended		Year Ended
	December 31,	% of total	December 31,	% of total
	2010	revenues	2009	revenues	% var	% var CC*

European Union	432,191	43.6	424,591	46.5	1.8	1.1
United States and Canada	339,018	34.2	296,659	32.5	14.3	10.0
Rest of World	219,521	22.2	191,936	21.0	14.4	7.7

Total	990,730	100.0	913,186	100.0	8.5	5.4

*	Please see footnote (a) to the table on page 93.

Bioscience.  Revenues from our Bioscience division increased by 11.3%, from €695.0 million in 2009 to €773.4 million in 2010. The increase in revenues is primarily due to increases in sales volume for each of our three main product lines. Increases in sales volume were partially offset by decreases in prices across our product lines. Revenues from sales of IVIG, albumin and Factor VIII increased 20.6%, 6.4% and 7.6%, respectively. IVIG sales growth was primarily due to increases in revenues from the United States (a 38.2% increase) and the Rest of the World (a 13.8% increase), with revenues from the European Union remaining stable.

Hospital.  Revenues from our Hospital division increased by 3.7%, from €86.3 million in 2009 to €89.6 million in 2010. In 2010, we recorded increases in revenues from each of our main product lines: intravenous therapy, medical devices, hospital logistics and nutrition. The key growth drivers in the Hospital division are (i) intravenous therapies, which increased 6.6% and (ii) medical devices, which increased 8.4%. The increase in revenue from intravenous therapies is primarily attributable to a 4% increase in revenues in the European Union, while growth in the medical devices product line is primarily attributable to increased sales in the European Union.

Diagnostic.  Revenues from our Diagnostic division increased by 5.8%, from €103.1 million in 2009 to €109.1 million in 2010. The growth in the Diagnostic division was driven primarily by: a 17.2% increase in blood bank revenue and a 18.4% increase in hemostasis revenues. The increase in revenue from blood banks is primarily attributable to an increase in sales volume in the European Union and the Rest of the World, while growth in hemostatis is primarily attributable expanded sales in the European Union. Immunohematology experienced only modest growth of 2.4% in 2010, primarily as a result of stable sales under our custom manufacturing agreement with Ortho Clinical Diagnostics, Inc., and a decline in revenues from Australia by 23.1% to €5.1 million in 2010.

Raw Materials.  Revenues decreased by 78.8%, from €22.7 million in 2009 to €4.8 million in 2010, primarily due to the fact that 2009 sales comprised of one-off plasma sales, while in 2010 we experienced only recurrent sales.

Changes in inventories of finished goods and work in progress and Supplies.

Supplies increased by 7.2%, from €286.3 million in 2009 to €306.9 million in 2010. From these supplies, €282.5 million corresponds to purchases of raw materials (€325.4 million in 2009) and goods for resale and €24.4 corresponds to change in inventories of raw materials and goods for resale (€(39.1) million in 2009). In addition, €45.7 million corresponds to change in inventories of finished goods and work in progress. This increase was primarily because we intended to build up inventories to secure future growth.

Personnel expenses.

Personnel expenses increased by 5.8%, from €273.2 million in 2009 to €289.0 million in 2010, primarily due to increased sales personnel and an increase in variable remuneration paid.

Other operating expenses.

Other operating expenses increased by 0.9%, from €203.4 million in 2009 to €205.3 million in 2010. In addition, we incurred costs in connection with the proposed acquisition of Talecris in the amount of €17.0 million.

Amortisation and depreciation.

Amortisation and depreciation increased by 15.7%, from €39.6 million in 2009 to €45.8 million in 2010. This increase was primarily due to the continued increase in our fixed asset base, including a new sterile filling and purification area at our Los Angeles plant and our new corporate offices in Sant Cugat del Vallès, Barcelona.

Net finance expense.

Net finance expense increased by 125.9% from €22.6 million in 2009 to €51 million in 2010. This significant increase was mainly due to a 83.3% increase in finance expenses, from €27.1 million in 2009 to €49.7 million in 2010, as a result of (i) the full-year impact of the interest expense on the Grifols Old Notes which amounted to €31.9 million in 2010 as compared to €6.8 million in 2009 and (ii) a non-realized loss of €8.4 million arising from futures contracts with respect to our Class A shares. In addition, finance income decreased by 36.0%, from €7.1 million in 2009 to €4.5 million in 2010 primarily due to a 55.8% decrease in interest from Spanish Social Security, from €6.5 million in 2009 to €2.9 million in 2010.

Income tax expense.

In 2010, we had a consolidated profit before income tax of €157.8 million and income tax expense of €42.5 million, which represents an effective tax rate of 26.9%. This amount includes deductions of €10.8 million relating to research and development and other deductions. The effective tax rate decreased from 27.7% in 2009 primarily due to a lower profit before taxes in 2010 and a reduction in the amount of deductions year over year.

Profit after income tax from continuing operations

As a result of the above, profit after income tax from continuing operations decreased 21.9%, from €147.6 million in 2009 to €115.3 million in 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table contains information regarding our results of operations for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

	Years Ended December 31,		Change
	2009	2008	€	%

Revenues	913,186	814,311	98,875	12.1%
Changes in inventories of finished goods and work in progress	73,093	31,058	42,035	135.3%
Self-constructed non-current assets	41,142	25,794	15,348	59.5%
Supplies	(286,274)	(206,738)	(79,536)	38.5%
Other operating income	1,443	1,289	154	11.9%
Personnel expenses	(273,168)	(238,159)	(35,009)	14.7%
Other operating expenses	(203,381)	(192,288)	(11,093)	5.8%
Amortisation and depreciation	(39,554)	(33,256)	(6,298)	18.9%
Non-financial and other capital grants	1,188	2,941	(1,753)	(59.6)%
Impairment and net losses on disposal of fixed assets	(1,147)	(1,991)	844	(42.4)%

Results from operating activities	226,528	202,961	23,567	11.6%

Finance income	7,067	2,682	4,385	163.5%
Finance expenses	(27,087)	(29,305)	2,218	(7.6)%
Change in fair value of financial instruments	(587)	(1,268)	681	(53.7)%
Gains/(losses) on disposal of financial instruments	(245)	—	(245)	—
Exchange gains/(losses)	(1,733)	(2,825)	1,092	(38.7)%

Net Finance expense	(22,585)	(30,716)	8,131	(26.5)%

Share of (profit)/loss of equity accounted investees	51	24	27	112.5%

Profit before income tax	203,994	172,269	31,725	18.4%

Income tax expense	(56,424)	(50,153)	(6,271)	12.5%

Consolidated profit for the year	147,570	122,116	25,454	20.8%

Net Sales

Net sales increased by 12.1%, from €814.3 million in 2008 to €913.2 million in 2009.

The following tables reflect a summary of net sales by each of our divisions and geographical regions for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

Summary of Revenues by Division

	Year Ended		Year Ended
	December 31,	% of total	December 31,	% of total
	2009	revenues	2008	revenues	% var	% var CC*

Bioscience	694,969	76.1	617,918	78.6	12.5	11.9
Diagnostic	103,091	11.3	85,705	10.9	20.3	20.9
Hospital	86,328	9.5	82,566	10.5	4.6	5.0
Raw Materials	22,665	2.5	22,794	2.9	4.6	(14.0)
Others	6,133	0.7	5,328	0.7	(0.6)	15.3

Total	913,186	100.0	814,311	100.0	12.5	12.1

*	Please see footnote (a) to the table on page 93.

Summary of Revenues by Region

	Year Ended		Year Ended
	December 31,	% of total	December 31,	% of total
	2009	revenues	2008	revenues	% var	% var CC*

European Union	424,591	46.5	404,099	49.6	5.1	7.3
United States and Canada	296,659	32.5	290,666	35.7	2.1	(4.9)
Rest of World	191,936	21.0	119,546	14.7	60.6	65

Total	913,186	100.0	814,311	100.0	12.1	11.4

*	Please see footnote (a) to the table on page 93.

Bioscience.  Net sales increased by 12.5%, from €618.0 million in 2008 to €695.0 million in 2009. The increase in net sales was primarily due to increases in sales of our three main product lines: IVIG, albumin and Factor VIII. The 5.5% increase in IVIG sales was driven by a €5.5 million increase in volume, a €6.6 million increase in price and a positive foreign exchange rate which resulted in a €3.6 million increase. Revenues from the sale of Factor VIII grew by 19.8% primarily due to an increase in sales volume of €43.9 million, a price decrease of €18.4 million as a sales mix (tenders awarded at low prices compared to regular sales) and a negative foreign exchange effect of €1.7 million. By region, the United States, which had a €6.3 million increase in net sales, and Latin America, which had a €12.7 million increase, were the main contributors to growth. The increase in sales of Albumin resulted mainly from an increase in overall sales volume of €18.7 million, and a price increase of €2.9 million, and a positive foreign exchange rate effect of €0.7 million. By region, the main changes are a €8.8 million increase in net sales in the United States (from €33.3 million in 2008 to €42.1 million in 2009) and a €11.5 million increase in net sales in the rest of the world (from €41.4 million in 2008 to €52.9 million in 2009).

Hospital.  Net sales increased by 4.6%, from €82.6 million in 2008 to €86.3 million in 2009. In 2009, we recorded increases in each of our main product lines. The growth drivers in the Hospital division are the medical devices and hospital logistics product lines. Growth in the medical devices product line is primarily attributable to increased sales in Spain, while growth in the hospital logistics product line is primarily attributable to increased sales in Latin America.

Diagnostic.  Net sales increased by 20.3%, from €85.7 million in 2008 to €103.1 million in 2009. The 20.3% growth in the Diagnostic division was driven primarily by: (i) the March 2009 acquisition of a majority voting interest in Woolloomooloo Holdings Pty Ltd., an Australian-Swiss company that is a distributor of diagnostic products in Australia and Switzerland, whose revenues amounted to a total of €11.2 million. Excluding this acquisition, sales growth in the Diagnostic division was 7.3%; (ii) a 1.9% decrease in immunohematology (excluding the above mentioned sales from the Australian-Swiss company of €11.2 million), mainly due to a €5.1 million planned sales reduction in OEM instruments sales. Excluding the OEM sales, the growth is 16.3%, from €26.7 million in 2008 to €31.1 million in 2009 which is mainly due to gel cards sales growth; (iii) a €2.9 million increase in PIBC (pathogen inactivation of blood components), from €4.8 million to €7.8 million, mainly due to the incorporation of a new product line for distribution by Cerus Corporation beginning in the fourth quarter 2008; and (iv) a €1.8 million increase in blood bank, from €15.5 million to €17.3 million and a €1.7 million increases in hemostasis sales for €6.5 million to €8.2 million, including the launch of the Q-Coagulometer, an instrument developed in-house.

Raw Materials.  Sales in 2009 compared to 2008 remained flat; however, 2009 sales were comprised of plasma sales, while 2008 sales were comprised both of the manufacturing service plus intermediate paste contract with Baxter Healthcare Corporation, which was terminated in October 2009, as well as plasma sales.

Changes in inventories of finished goods and work in progress and materials consumed.

Supplies increased by 38.5%, from €206.7 million in 2008 to €286.3 million in 2009. From these supplies, an amount of €325.4 million in 2009 corresponds to purchases of raw materials and goods for resale and an amount of €39.1 million corresponds to change in inventories of raw materials and goods for resale. In addition, an amount of €73.1 million corresponds to change in inventories of finished goods and work in progress. This increase was primarily because we intended to build up inventories in 2009 to secure future growth.

Self-constructed non-current assets.

Self-constructed non-current assets increased by 59.5%, from €25.8 million in 2008 to €41.1 million in 2009 primarily due to the continued increase in our fixed assets based on the capital expenditures expansion plan.

Personnel expenses.

Personnel expenses increased by 14.7%, from €238.2 million in 2008 to €273.2 million in 2009, primarily due to increased personnel in the production area, specifically in the plasma collection companies.

Other operating expenses.

Other operating expenses increased by 5.8%, from €192.3 million in 2008 to €203.4 million in 2009, primarily due to our overall increase in operations.

Depreciation and amortization of fixed assets.

Depreciation and amortization of fixed assets increased by 18.9%, from €33.3 million in 2008 to €39.6 million in 2009. This increase was primarily due to the continued increase in our fixed asset base, including a new sterile filling and purification area at our Los Angeles plant and our new corporate offices in Sant Cugat del Vallès, Barcelona.

Net finance expense.

Net finance expense decreased by 26.5%, from €30.7 million in 2008 to €22.6 million in 2009. This decrease was primarily due to increased interest income from Spanish Social Security by 195.5%, from €2.2 million in 2008 to €6.5 million in 2009. Additionally, financial expenses decreased by 7.6%, from €29.3 million in 2008 to €27.1 million in 2009 mainly due to lower interest rates.

Income tax.

In 2009, we had a consolidated profit before income tax of €204.0 million and income tax of €56.4 million, which represents an effective tax rate of 27.6%. This amount includes deductions of €12.7 million relating to research and development and others.

Liquidity and Capital Resources

Uses and Sources of Funds

Our principal liquidity and capital requirements consist of the following:

•	costs and expenses relating to the operation of our business, including working capital for inventory purchases and accounts receivable financing;

•	capital expenditures for existing and new operations; and

•	debt service requirements relating to our existing and future debt.

Historically, we have financed our liquidity and capital requirements through internally generated cash flows, debt financings and capital infusions.

Historical Cash Flows

Below are our consolidated statements of cash flow for the years ended December 31, 2008, 2009 and 2010 and the six months ended June 30, 2010 and 2011 prepared under IFRS.

Statements of Cash Flows
For the Years Ended December 31, 2010, 2009, and 2008 and the Six Months Ended
June 30, 2011 and 2010
(In thousands of Euros)

	6/30/11	6/30/10	12/31/10	12/31/09	12/31/08

Cash flows from operating activities
Profit before tax	25,960	88,852	157,784	203,994	172,269
Adjustments for:	92,638	53,782	92,351	61,800	66,034
Amortisation and depreciation	28,156	21,434	45,776	39,554	33,256
Other adjustments:	64,482	32,348	46,575	22,246	32,778
(Profit) /losses on equity accounted investments	807	728	879	(51)	(24)
Exchange differences	2,122	(1,970)	(1,616)	1,733	2,825
Net provision charges	14,454	129	913	53	1,994
(Profit) /loss on disposal of fixed assets	9,416	(681)	(276)	1,147	2,001
Government grants taken to income	(742)	(550)	(728)	(1,188)	(2,943)
Finance expense/income	37,130	33,386	47,442	17,551	27,891
Other adjustments	1,295	1,306	(39)	3,001	1,034
Changes in capital and assets	(65,159)	13,700	(78,767)	(104,127)	(86,550)
Change in inventories	752	(11,982)	(18,306)	(113,104)	(98,520)
Change in trade and other receivables	(66,961)	20,239	(23,546)	(12,549)	(7,951)
Change in current financial assets and other current assets	(451)	(3,875)	(73,022)	(1,287)	405
Change in current trade and other payables	1,501	9,318	36,107	22,813	19,516
Other cash flows from operating activities	(36,745)	(34,465)	(67,116)	(73,487)	(77,310)
Interest paid	(34,021)	(19,801)	(40,129)	(14,719)	(25,972)
Interest recovered	999	3,861	5,436	2,509	2,213
Income tax paid/(recovered)	(3,723)	(18,525)	(32,423)	(61,277)	(53,551)
Net cash from operating activities	16,694	121,869	104,252	88,180	74,443
Cash flows from investing activities
Payments for investments	(1,669,390)	(56,997)	(108,588)	(136,626)	(130,923)
Group companies and business units	(1,615,417)	(3,727)	(1,474)	(15,385)	(632)
Property, plant and equipment and intangible assets	(52,838)	(49,151)	(103,402)	(118,770)	(129,568)
Property, plant and equipment	(42,841)	(43,146)	(86,800)	(103,415)	(119,824)
Intangible assets	(9,997)	(6,005)	(16,602)	(15,355)	(9,744)
Other financial assets	(1,135)	(4,119)	(3,712)	(2,471)	(723)
Proceeds from the sale of investments	69,151	2,863	4,532	673	157
Property, plant and equipment	69,151	2,863	3,911	673	157
Associates	0	0	621	0	0
Net cash used in investing activities	(1,600,239)	(54,134)	(104,056)	(135,953)	(130,766)
Cash flows from financing activities
Proceeds from and payments for equity instruments	(2,264)	(1,250)	(1,250)	26,655	(4,212)
Issue	(2,264)	(1,250)	0	(76)	0
Acquisition of treasury shares	0	0	(1,250)	(25,186)	(4,880)
Disposal of treasury shares	0	0	0	51,917	668
Proceeds from and payments for financial liability instruments	2,235,339	(8,671)	(1,066)	344,413	96,349
Issue	2,982,877	51,067	118,238	525,078	394,109
Redemption and repayment	(747,538)	(59,738)	(119,304)	(180,665)	(297,760)
Dividends and interest on other equity instruments paid	0	(53)	(27,282)	(80,913)	(34,792)
Other cash flows from financing activities	(287,203)	323	323	741	0
Transaction costs of financial instruments issued in the acquisition of Talecris	(287,550)	0	0	0	0
Other amounts received from financing activities	347	323	323	741	0
Net cash (used in)/from financing activities	1,945,872	(9,651)	(29,275)	290,896	57,345
Effect of exchange rate fluctuations on cash	(18,184)	42,684	19,356	(119)	(344)
Net increase in cash and cash equivalents	344,143	100,768	(9,723)	243,004	678
Cash and cash equivalents at beginning of the period	239,649	249,372	249,372	6,368	5,690
Cash and cash equivalents at end of the period	583,792	350,140	239,649	249,372	6,368

In the fiscal years ended December 31, 2008, 2009 and 2010, we generated net cash flow of €0.7 million, €243.0 million and €(9.7) million, respectively. In the six months ended June 30, 2010 and June 30, 2011, we generated net cash flow of €100.8 million and €344.1 million, respectively.

Net Cash from Operating Activities

In 2008, we generated net cash from operating activities of €74.4 million. The €161.0 million of cash flow generated by our operations was offset in part by the €86.6 million of cash used for working capital requirements, which principally included a €98.5 million increase in inventory levels, with a stock turnover of 327 days. The important increase in inventories was primarily due to a build-up of inventory in plasma and intermediates to secure future growth.

In 2009, we generated net cash from operating activities of €88.2 million. The €192.3 million of cash flow generated by operations was offset in part by the €104.1 million of cash used for working capital requirements. The principal effects on working capital were:

•	a €12.5 million increase in receivables, with the days sales outstanding ratio remaining at 83 days, which was similar to 2008;

•	a €113.1 million increase in inventories, which represented a significant increase from 2008, with the days sales outstanding ratio at 377 days, due to increased plasma collection activity and slower-than-budgeted sales, which resulted in remaining inventory at the stage of intermediate or finished goods; and

•	a €22.8 million increase in current liabilities, with a day payable outstanding ratio of 64 days.

In 2010, we generated net cash from operating activities of €104.3 million. The principal effects on working capital were:

•	a €23.5 million increase in receivables, with the days sales outstanding ratio at 83 days, which was similar to 2009;

•	a €18.3 million increase in inventories with the stocks turnover ratio at 364 days, which is lower than 2009;

•	a €73.0 million increase in current financial assets and other current assets due to the costs incurred related to the issue of debt and equity that are expected in connection with the acquisition of Talecris included in other current assets; and

•	a €36.1 million increase in current trade and other payables, with a day payable outstanding ratio of 76 days.

In the six months ended June 30, 2011, we generated net cash from operating activities of €16.7 million. The impact of non-recurring effects were the following:

•	a decrease in profit before tax due to the transaction costs incurred during the six month period ended June 30, 2011 amounting to €39 million (€2 million for the six months ended at June 30, 2010) that have been paid in this period; and

•	the change in current trade and other payables includes €20 million corresponding to business combination costs accrued by Talecris companies prior to acquisition date and paid during June 2011.

Net Cash Used in Investing Activities

Net cash used in investing activities amounted to €130.8 million in 2008, €136.0 million in 2009, €104.1 million in 2010 and €1.60 billion in the six months ended June 30, 2011. A significant part of the investments made between 2008 and December 31, 2010 were related to “non-recurring” capital expenditures, primarily investments for capacity expansion. For the six months ended June 30, 2011, most of the cash used in investing activities related to the acquisition of Talecris.

At June 30, 2011, we had carried out the following investing operations which did not require the use of cash or cash equivalents: (i) we sold properties in Spain amounting to €80.4 million which together with the related mortgage loan of €53.5 million resulted in a net cash inflow of €26.9 million, and (ii) we paid part of the consideration for the acquisition of Talecris through the issuance and delivery of our Class B shares. The issuance of our Class B shares had no cash impact.

Net Cash from (Used in) Financing Activities

We generated net cash from financing activities of €57.3 million in 2008. The principal factor was €96.3 million in additional loans incurred mainly to finance capital expenditures and to finance inventory.

Net cash from financing activities amounted to €290.9 million in 2009, mainly from net disposals of owned shares of €26.7 million and proceeds from the private placement of the Grifols Old Notes. For a further discussion of the Grifols Old Notes, see the section below entitled “— Indebtedness.”

Net cash used in financing activities amounted to €29.3 million in 2010, mainly due to the payment of dividends.

Net cash from financing activities was €1.95 billion in the six months ended June 30, 2011, primarily due to the issuance of $1.1 billion aggregate principal amount of our 8.25% senior notes due 2018 and borrowings under the Senior Term Loans in the amount of $2.5 billion and €440 million (which does not include an additional $50 million, €36.7 million and the $200 million equivalent in multicurrencies of availability under the undrawn Revolving Credit Facilities). For a further discussion of the 8.25% senior notes due 2018 and the Senior Credit Facilities, see the section below entitled “— Indebtedness.”

Pursuant to the terms of the Senior Credit Facilities and in connection with the consummation of the acquisition we refinanced substantially all of our and Talecris’ existing debt. On June 1, 2011, we redeemed all of the Grifols Old Notes and repaid existing bank loans amounting to €297 million. We paid a €112 million make-whole premium payment in connection with the redemption of the Grifols Old Notes. On June 13, 2011, we redeemed 10% of the $600 million aggregate principal amount of Talecris Old Notes. At June 30, 2011, our cash and cash equivalents included €428 million held in a restricted cash account in connection with the redemption of the remaining Talecris Old Notes, which were subsequently redeemed on July 1, 2011. As of the date hereof, there are no Talecris Old Notes outstanding. We paid a €78 million make-whole premium payment in connection with the redemption of the Talecris Old Notes.

Working Capital

We believe that we have sufficient working capital for the next 12 months from the date of this prospectus, although we can not assure you that this will be the case.

The following table presents, for the periods indicated, our inventory, trade receivables and trade payables and their aging:

	December 31,						June 30,
	2008		2009		2010		2011
	€	Days(1)	€	Days(1)	€	Days(1)	€		Days(1)

Inventory(2)	373,098	327	484,462	377	527,865	364	997,826		300
Receivables(3)	186,324	84	207,840	83	224,355	83	390,979		63
Payables(4)	95,396	65	108,274	64	120,326	76	—	(5)	—	(5)

(1)	At the last day of the period.

(2)	Aging of inventory is calculated by dividing total inventories, as the case may be, at the end of each period by the total cost of sales for such period and multiplying the result by 365.

(3)	We have calculated the average age of receivables by Total Receivables * 365/Sales (last 12 months).

(4)	We have calculated the average age of payables by Total Payables * 365/Purchases + External services + Acquisitions fixed assets third parties (last 12 months). Payables include only the concepts that are also included as purchases, external services and acquisitions fixed assets.

(5)	Due to the timing of the acquisition, at June 30, 2011, we were unable to determine accounts payable reflecting Talecris operations.

Inventory.  Inventory aging average has increased from 2008 to 2010 primarily because we intended to build up inventories in 2008 to secure future growth, and this trend continued through 2010. A decrease in sales in certain products and markets resulted in the ratio of 364 days in 2010, from 327 days in 2008. From December 31, 2010 to June 30, 2011 the ratio has decreased to 300 days.

Accounts receivable.  Accounts receivable aging has maintained the level of turnover from 84 days in 2008 to 83 days in 2010. From December 31, 2010 to June 30, 2011 the ratio has decreased to 63 days, mainly due to an increase in revenues from North America as a result of the acquisition. In certain markets, particularly in Southern Europe (e.g., Spain and Italy), it is common practice for government or local authority-backed entities to pay suppliers well after the 30-60-day period normally applied, with payments occurring very often after one year. As a result, we require significant investments in working capital to accommodate certain clients’ payment terms. In order to reduce our working capital funding needs, our recent policy has been to sell, to the extent necessary, receivables with a maturity beyond 30 days. Certain receivables are sold to financial institutions at the end of each quarter without recourse.

Accounts payable.  The ratio remained stable at the level of 65 days for the period 2008 to 2009, and increased to 76 days in 2010. Due to the timing of the acquisition, as of June 30, 2011, we were unable to determine such figures incorporating Talecris operations.

Capital Expenditures

The following table presents our capital expenditures in the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, by division.

	Six Months Ended	Years Ended
	June 30,	December 31,
	2011	2010	2009	2008

Facilities(1)	30,027	62,287	65,076	62,292
Development cost(2)	1,675	3,057	5,626	3,662
Bioscience division	31,702	65,344	70,702	65,954
Facilities(1)	8,597	12,559	7,524	9,266
Development cost(2)	—	573	—	—
Hospital division	8,597	13,132	7,524	9,266
Facilities(1)	4,153	12,914	11,547	12,485
Development cost(2)	1,885	2,983	2,520	1,593
Diagnostic division	6,038	15,897	14,067	14,078
Raw materials division	—	—	—	516
Shared infrastructure	6,762	11,424	26,477	39,879
Total	53,098	105,797	118,770	129,693

(1)	Facilities include manufacturing and other facilities.

(2)	Development cost includes the capitalized portion only. Development expenses are capitalized only when the conditions of IAS 38 for such capitalization are met and are subsequently depreciated over an estimated useful life, as permitted under IFRS. Otherwise, research and development expenses are expensed as they are incurred. For 2008, 2009, 2010 and the six months ended June 30, 2011, Grifols had total development expenses of €25.6 million, €35.2 million, €36.6 million and €25.7 million, respectively, and had amortizations on development cost of €4.6 million, €5.6 million, €3.7 million and €4.8 million, respectively.

January 2008 through December 2010

Facilities.  The most important capital projects relating to the expansion and improvement of our manufacturing facilities were:

•	the acquisition of Novartis’ former industrial facilities in Parets del Vallès in Barcelona, Spain for €17.5 million;

•	the acquisition of our headquarters for €35 million in 2008;

•	the opening of a new building in Barcelona to house the raw material storage unit for €2.5 million in 2008;

•	the establishment of research and development quality control laboratories and the installation of new manufacturing lines for parenteral nutrition products for the Hospital division for €2.5 million in 2008;

•	the establishment of a new preparation area to increase the production of DG Gel cards completed in 2008 for €1.7 million;

•	investment at the Los Angeles plant to fund its expansion, improvements and specialized machinery for €5 million;

•	capital expenditures for the Los Angeles plant in the amount of €29.2 million in 2009;

•	refurbishment work at our headquarters for €14.2 million in 2009;

•	investments in the Los Angeles IVIG plant of approximately €18.1 million in 2010;

•	refurbishment costs and information technology-related expenditures at our headquarters of approximately €7.7 million in 2010;

•	costs related to the expansion of the new fractionation plant in Parets del Vallès of approximately €9.4 million in 2010;

•	investments for the new laboratories in San Marcos, Texas of approximately €10.2 million in 2010; and

•	investments for new plants and machinery in our Hospital division of approximately €10.0 million in 2010.

Development Cost. Our important projects included:

•	completion of the FDA licensing process for the sale of Flebogamma DIF IVIG in the United States in early 2007, which consists of a new method for obtaining IVIG that could significantly increase the protein yield and would provide increased safety through the use of a new method of viral elimination known as nanofiltration;

•	completion of the development of Erytra in early 2010, which is a fully automated instrument with a high processing capacity for pre-transfusion compatibility tests using the gel agglutination technique;

•	improvements to the Triturus and Wadiana automated analyzers;

•	pursuit of Albumin usage in the treatment of Alzheimer’s disease;

•	conducting clinical trials for the sale of Flebogamma DIF 10% in ITP in the European Union; and

•	continuation of clinical trials for the sale of fibrin glue, which is a fibrin clot preparation to control bleeding during surgery, in the United States.

January 2011 through December 2012

Our business plan calls for capital expenditures for the period from January 2011 through December 2012 of approximately €373.5 million, with €211.4 million anticipated for 2011 and €162.1 million anticipated for 2012. We plan to finance our projected capital expenditures with internally generated cash flow and debt financing. Our principal planned capital expenditures for the period from January 2011 through December 2012 are the following:

Facilities.  The most important capital projects relating to the expansion and improvement of our manufacturing facilities that we plan to make are:

•	investments related to the Parets del Vallès plant in Spain of approximately €1.3 million in 2011 and €11.9 million in 2012, mainly related to fractionation capacity expansion;

•	incur further headquarters-related expenses and IT projects of approximately €11.7 million in 2011 and €22.2 million in 2012;

•	investments related to the Clayton, North Carolina plant of approximately €134.2 million in 2011 and €50.6 million in 2012, mainly related to fractionation capacity expansion; and

•	further expenditures at our new plant in Murcia, Spain of approximately €8.9 million in 2011 and €2.1 million in 2012.

Development Cost.  We are undertaking research and development projects in all of our major product areas.

Indebtedness

Senior Credit Facilities

In order to fund the acquisition, on November 23, 2010, we entered into a credit and guaranty agreement, which provided for senior term loans aggregating $2.5 billion and €440 million (the “Senior Term Loans”), and revolving credit facilities in the amounts of $50 million, €36.7 million and the $200 million equivalent in multicurrencies (the “Revolving Credit Facilities,” and together with the Senior Term Loans, the “Senior Credit Facilities”), from a syndicate of lenders led by Deutsche Bank Securities Inc., Nomura International plc, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc.

The Senior Term Loans consist of two tranches, Tranche A and Tranche B. The Tranche A Senior Term Loans, which amount to $1.2 billion and €220 million, mature five years after the closing of the acquisition and have a repayment schedule with quarterly amortization equal to 0%, 10%, 10% and 15% per annum of the original principal amount in years one through four, with the balance due after the fourth anniversary of the closing of the acquisition to the maturity date. The Tranche B Senior Term Loans, which amount to $1.3 billion and €220 million, mature six years after the closing of the acquisition and will have a repayment schedule with quarterly amortization equal to 1% per annum of the original principal amount, with the remainder to be paid at maturity. The Senior Term Loans were fully funded at the closing of the acquisition.

The Revolving Credit Facilities, which amount to $50 million, €36.7 million and the $200 million equivalent in multicurrencies, will be available during the period commencing on the closing of the acquisition and ending on the fifth anniversary of the closing of the acquisition. As of June 30, 2011, no amounts were drawn against the Revolving Credit Facilities.

The interest rates on the Senior Term Loans and the Revolving Credit Facilities are based on (a) in the case of United States Dollar-denominated debt the base rate (the greatest of (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) the applicable LIBOR rate plus 1.00%) with a floor of 2.75%, plus an applicable margin or (b) the applicable LIBOR rate with a floor of 1.75%, plus an applicable margin. The applicable margin will be (a) 4.00% for the foreign currency-denominated Revolving Credit Facilities and the foreign Tranche A Senior Term Loan, (b) 4.50% for the foreign Tranche B Senior Term Loan, (c) for the United States Dollar-denominated Revolving Credit Facilities, the United States Dollar-denominated multicurrency Revolving Credit Facilities and the United States Dollar-denominated Tranche A Senior Term Loan, (i) 1.75% for base rate loans and (ii) 3.75% for LIBOR rate loans, and (d) for the United States Dollar-denominated Tranche B Senior Term Loan, (i) 3.25% for base rate loans and (ii) 4.25% for LIBOR rate loans.

Borrowings under the Senior Credit Facilities are subject to mandatory prepayment upon the occurrence of certain events, including the incurrence of certain debt and the sale or other disposition of certain assets. In addition, a portion of the borrowings under the Senior Credit Facilities are subject to mandatory prepayment in the event we have excess cash flow, as defined therein.

The Senior Credit Facilities are guaranteed by Grifols, S.A. and certain subsidiaries of Grifols, S.A. that together with Grifols, S.A. represent, in the aggregate, at least 85% of the consolidated assets, consolidated EBITDA and consolidated turnover of Grifols, S.A. and its subsidiaries, and are secured by a perfected first priority security interest (subject to permitted liens, as defined in the credit and guaranty agreement) in all of the tangible and intangible assets of the credit parties, as defined therein (subject to certain exclusions and limitations). The Senior Credit Facilities contain customary affirmative and negative covenants and events of default. Negative covenants include, among other limitations, limitations on additional debt, liens, asset sales and affiliate transactions. Events of defaults include, among other events, violation of covenants, material breaches of representations, cross-default to other material debt, bankruptcy and insolvency and material judgments. Furthermore, Grifols is required to comply with certain ratios and financial maintenance covenants. At June 30, 2011, we were in compliance with the financial covenants under the Senior Credit Facilities. We are required to provide financial information to the lending banks within the six-month period subsequent to December 31 of each year while the loan is outstanding.

The terms of the Senior Credit Facilities limit our ability to pay ordinary dividends. If our leverage ratio exceeds 3.75x, we may not pay more than $10 million of dividends in any fiscal year. If our leverage ratio is 3.75x or less, then we may pay dividends in an amount not to exceed an amount equal to (a) the sum of (i) 40% of the consolidated net income of Grifols, S.A. and its subsidiaries accrued since the most recently ended fiscal quarter prior to the closing date of the acquisition to the end of the most recently ended fiscal quarter of Grifols, S.A. for which financial statements have been delivered to the lenders (or, in case such consolidated net income shall be a deficit, minus 100% of such deficit) and (ii) the net cash proceeds received from the issuance or sale of equity interests in Grifols, S.A. and its subsidiaries after the closing date that are not applied to prepay the loans, less (b) the sum of amounts used to make (i) certain permitted restricted payments, (ii) below par purchases of senior term loans and (iii) certain permitted capital expenditures.

8.25% Senior Notes due 2018

On January 21, 2011, Escrow Corp., an escrow company formed solely for the purpose of issuing such notes, completed the sale of $1.1 billion aggregate principal amount of 8.25% senior notes due 2018 (the “Notes”) to the initial purchasers thereof in an offering not registered under the Securities Act. The initial purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The proceeds of the offering of the Notes were held in an escrow account pending completion of the acquisition of Talecris and the satisfaction of other conditions. On June 1, 2011, upon completion of the acquisition, Escrow Corp. was merged with and into our subsidiary, Grifols Inc., and Grifols Inc. assumed all of Escrow Corp.’s obligations under the Notes and the indenture governing the Notes and the proceeds from the issuance of the Notes were released from the escrow account. The proceeds from the Notes together with funds drawn on the Senior Credit Facilities were used to finance the cash portion of the consideration for the acquisition.

The Notes yield 8.25% to maturity and pay interest semi-annually on February 1 and August 1 to holders of record on the immediately preceding January 15 and July 15, respectively. The Notes are guaranteed on a senior unsecured basis by existing and future subsidiaries of Grifols, S.A. that guarantee the Senior Credit Facilities, other than foreign subsidiaries of Grifols Inc. As of the date of this prospectus, the Notes are guaranteed by Grifols Biologicals Inc., Biomat USA, Inc., Grifols Therapeutics Inc., Talecris Plasma Resources, Inc., Instituto Grifols, S.A., Diagnostic Grifols, S.A., Movaco, S.A., Laboratorios Grifols, S.A., Grifols Italia, S.p.A. and Grifols Deutschland GmbH.

Grifols Inc. may redeem the Notes in whole or in part, at any time on and after February 1, 2014, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Fiscal Year	Percentage

2014	106.188%
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

Grifols Inc. may redeem up to 35% of the outstanding Notes with money raised in one or more equity offerings by Grifols, S.A. at any time (which may be more than once) prior to February 1, 2014, as long as at least 65% of the aggregate principal amount of Notes issued remains outstanding immediately following any such offerings.

Grifols Inc. may redeem some or all of the Notes at any time prior to February 1, 2014 at a price equal to 100% of the principal plus a premium as defined under the indenture (computed using a discount rate equal to the U.S. Treasury rate as of such redemption date plus 0.50%), plus accrued and unpaid interest and additional interest, if any.

Grifols Inc. is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If we experience a change of control, Grifols Inc. must give holders of the Notes the opportunity to sell Grifols Inc. their Notes at 101% of their face amount, plus accrued and unpaid interest.

Grifols, S.A. and its restricted subsidiaries may incur additional indebtedness if our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters immediately preceding the date on which such additional indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis.

The indenture governing the Notes contains certain covenants limiting, subject to exceptions, carve-outs and qualifications, Grifols, S.A.’s ability and its restricted subsidiaries’ ability to: (i) pay dividends or make certain other restricted payments or investments; (ii) incur additional indebtedness or provide guarantees of indebtedness and issue disqualified stock; (iii) create liens on assets; (iv) merge, consolidate, or sell all or substantially all of our and our restricted subsidiaries’ assets; (v) enter into certain transactions with affiliates; (vi) create restrictions on dividends or other payments by our restricted subsidiaries; and (vii) create guarantees of indebtedness by restricted subsidiaries. The indenture also contains certain customary events of default.

Other bank debt

We are party to a number of other short- and long-term credit facilities. These facilities are with various lenders and consist of long-term and short-term indebtedness of both us and our subsidiaries. At December 31, 2010 we had €220.8 million outstanding under long-term credit facilities which have maturity dates that range from 2012 to 2020, and €173.1 million outstanding under short-term credit facilities. Most of our short-term credit facilities were repaid on June 2, 2011 in connection with the acquisition and related refinancing. At June 30, 2011, we had €18.4 million outstanding under long-term credit facilities, which have maturity dates that range from 2012 to 2020, and €74.7 million outstanding under short-term credit facilities. The short-term credit facilities have maturity dates occurring in the next 12 months. We have €189.5 million of aggregate availability under short-term credit facilities. The majority of the facilities provide that the lenders may terminate such facilities at will or change the terms unilaterally.

Grifols Old Notes

On September 21, 2009, Grifols Inc. completed a private placement of $200.0 million aggregate principal amount of notes maturing in 12 years, $245.0 million, £25.0 million and €10 million aggregate principal amount of notes maturing in 10 years and $100.0 million aggregate principal amount of notes maturing in seven years (together, the “Grifols Old Notes”). The Grifols Old Notes were the general unsecured obligations of Grifols Inc. and were guaranteed fully and unconditionally on a joint and several basis by Grifols, S.A., Laboratorios Grifols, S.A., Instituto Grifols, S.A., Diagnostic Grifols, S.A., Biomat, S.A., Movaco, S.A., Biomat USA, Inc. and Grifols Biologicals Inc.

The interest rate for the Grifols Old Notes was based on a spread over the applicable U.S. Treasury Note Yield at the time of issue corresponding to the average life of the Grifols Old Notes. The spread on the 12-year notes was 370 basis points over the United States Treasury Note Yield, the spread on the 10-year notes was 350 basis points over the United States Treasury Note Yield and the spread on the 7-year notes was 335 basis points over the United States Treasury Note Yield.

The note purchase agreement entered into in connection with the Grifols Old Notes contained financial maintenance covenants and customary affirmative and negative covenants, including among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens, and dividends and distributions, as well as customary events of default.

In connection with the acquisition of Talecris and related refinancing and in accordance with the terms of the Senior Credit Facilities, on June 1, 2011, we redeemed 100% of the aggregate principal amount of the Grifols Old Notes. We paid a make-whole premium in connection with the redemption of the Grifols Old Notes in the amount of €112 million, which has been capitalized as a deferred expense.

Contractual Obligations

The following table presents our principal existing contractual obligations as of December 31, 2010 requiring future payments. This table does not give effect to the acquisition of Talecris consummated on June 1, 2011.

	Payments Due by Period
						After
	Total	2011	2012	2013	2014	2014

Operating leases(1)	52,628	13,769	10,897	8,427	7,201	12,334
Financial debt obligations(2)	857,021	191,635	85,171	51,582	17,936	510,697
Interest — financial debt obligations(3)	300,669	34,895	36,300	34,497	33,603	161,374
Licenses and royalties(4)	7,188	3,289	3,215	684	0	0
Total	1,217,506	243,588	135,583	95,190	58,740	684,405

(1)	Operating leases include primarily leases for our plasma collection centers and marketing offices worldwide. These amounts reflect only our contractual obligations as of December 31, 2010, and therefore assume that these operating leases will not be renewed or replaced with new operating leases upon expiration. Investors are cautioned that our operating lease expenses will likely be substantially higher than the amounts provided in this table because our operations will require us to either renew or replace our operating leases.

(2)	Includes principal amortization for short and long-term debt including, among other things, capitalized lease obligations. The financial debt primarily relates to €857 million outstanding as of December 31, 2010 including $600.0 million of the Grifols Old Notes, a €165.7 million syndicated loan facility that bore interest at an annual rate of EURIBOR plus 0.80% for Euro-denominated debt and LIBOR plus 0.80% for United States Dollar-denominated debt. The remaining financial debt was made up largely of working capital facilities that bore interest at market rate.

(3)	Computed using interest rates in effect as of December 31, 2010

(4)	License and royalty payment formulas are generally based on volume of sales. The amounts presented in the table are calculated based on the net sales of 2011 without assuming any growth in sales. Additionally, the columns “After 2014” and “Total” only include one year of payments under the license agreement with Marca Grifols, S.L. which expires in January 2092. See “Certain Relationships and Related Party Transactions.”

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Financial Derivatives

During the fiscal year ended December 31, 2009, we entered into two unquoted futures contracts, the notional underlying of which consists of our shares, with a solvent financial institution. The contracts are settled by differences between the market value of the notional underlying and the exercise price. On May 30, 2011, we sold 500,000 futures and realized a gain of €1 million. In June 2011, we extended the remaining future contracts until December 2011.

To cover the interest rate risk related to the Grifols Old Notes issued in 2009, we entered into a swap to hedge the interest rate of the 10-year United States government bonds, with a nominal amount of $200.0 million maturing on September 21, 2009, swapping a variable interest rate for a fixed one. At the date of redemption, the valuation resulted in a financial cost of €3.275 million, which was recognized in equity, net of the tax effect, under “Cash Flow Hedges” and deferred over the term of the ten-year corporate bond. As consequence of redemption of the Grifols Old Notes in connection with the acquisition, the cash flow hedge has been expensed.

Pursuant to the terms of the Senior Credit Facilities, we are required to enter into hedging transactions with respect to at least 50% of our borrowings thereunder. In June 2011, we entered into two derivatives transactions in order to comply with this mandatory hedging obligation: (i) a step-up interest rate swap and (ii) a swap floor, which have a notional value of $1.55 billion each. The interest rate swap complies with the criteria required for hedge accounting. The swap floor value at June 30, 2011 is included in non-current financial assets. The last maturity date of the swap floor is 2016.

As the floor included in Tranche A and Tranche B Senior Term Loans is in the money, embedded derivatives exist in those contracts, which have been fair valued and separated from the loans.

Additional information regarding our derivative instruments is set forth in Note 12(c) of our interim unaudited consolidated financial statements for six months ended June 30, 2011, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Borrowings at variable interest rates expose us to interest rate risk. A significant portion of our interest bearing debt at December 31, 2010 and June 30, 2011 bore interest at a floating rate, at a spread over LIBOR for our U.S. Dollar-denominated debt and at a spread over EURIBOR for our Euro-denominated debt. At December 31, 2010, we had a total interest bearing debt of €837.8 million, of which €399 million bore a floating rate of interest. At June 30, 2011, we had a total of $3.6 billion and €458.4 million of long-term interest-bearing debt outstanding (not including approximately $50 million, €36.7 million and the $200 million equivalent in multicurrencies available for additional borrowing under the Revolving Credit Facility), of which $2.5 billion and €458.4 million bore a floating rate of interest. As a result, increases in the applicable floating interest rates would increase our interest expense and reduce our net cash flow.

We estimate that a 100 basis point variation in interest rates at December 31, 2010 would have increased/decreased equity and consolidated profit after income tax by €3,794 thousand. This analysis assumes that all other variables are held constant, especially that exchange rates remain constant.

Pursuant to mandatory hedging requirements under the Senior Credit Facilities, 62% of our U.S. Dollar-denominated debt under the Senior Term Loans is hedged at a fixed rate. However, our Euro-denominated debt is not hedged. For a further discussion of our hedging transactions see the section above entitled “— Financial Derivatives.”

Foreign Exchange Risk

We operate internationally and are exposed to currency risk when operating in foreign currencies. Our functional currency is the Euro and the majority of our net sales as of the six months ended June 30, 2011 were denominated in U.S. Dollars. Accordingly, our principal foreign currency exposure relates to the U.S. Dollar. A devaluation of the U.S. Dollar against the Euro would result in (i) a decrease in net sales in Euro terms for sales denominated in U.S. Dollars, and (ii) a decrease in costs in Euro terms for costs denominated in U.S. dollars. A devaluation of the Euro against the U.S. Dollar would have the opposite effect.

We estimate that a 10% increase in the value of the U.S. Dollar against the Euro at December 31, 2010, would have increased our equity by €34,973 thousand (€35,795 thousand at December 31, 2009) and would have decreased profit by €3,066 thousand (€1,626 thousand at December 31, 2009). This analysis assumes that all other variables are held constant, especially that interest rates remain constant. A 10% weakening of the U.S. Dollar against the Euro at December 31, 2010 would have had the opposite effect, all other variables held constant.

We are also exposed to risk based on the payment of U.S. dollar-denominated indebtedness. At the year ended December 31, 2010 $549 million of our indebtedness was denominated in U.S. Dollars. At June 30, 2011, $2.55 billion under the Senior Term Loans, $50 million of undrawn availability under the Revolving

Credit Facilities (not including an additional $200 million equivalent in multicurrencies of undrawn availability under the Revolving Credit Facilities which can be drawn in either Euros or U.S. Dollars) and $1.1 billion aggregate principal amount of 8.25% senior notes due 2018 were denominated in U.S. Dollars. A devaluation of the U.S. Dollar against the Euro would result in a decrease in Euro terms in the amount of debt owed and the related interest expense for our U.S. Dollar-denominated, interest-bearing debt. A devaluation of the Euro against the U.S. Dollar would have the opposite effect.

BUSINESS

History of Grifols

We were founded in 1940 in Barcelona, Spain by Dr. José Antonio Grifols i Roig, a specialist and pioneer in blood transfusions and clinical analysis and the grandfather of our current chairman. We have been making and selling plasma derivative products for more than 70 years. Over the last 25 years, we have grown from a predominantly domestic Spanish company into a global company by expanding both organically and through acquisitions throughout Europe, the United States, Latin America and Asia.

We are a vertically integrated global producer of plasma derivatives, with 147 FDA licensed plasma collection centers located across the United States, including over 27 new collection centers acquired in the last five years. We have expanded our plasma collection network through acquisitions and opening new centers. In 2006, we acquired PlasmaCare, Inc., a group of companies with 14 plasma collection centers and also acquired an additional eight plasma collection centers from a subsidiary of Baxter Healthcare Corporation. We also acquired 67 plasma collection centers in our acquisition of Talecris.

In May 2006, we completed our initial public offering in Spain and our common stock is listed on the Barcelona, Madrid, Valencia and Bilbao stock exchanges (the “Spanish Stock Exchanges”) and quoted on the Automated Quotation System of the Spanish Stock Exchanges. In January 2008, we became part of the IBEX-35 Index, which comprises the top 35 listed Spanish companies by liquidity and market capitalization.

On June 1, 2011 we acquired all of the issued and outstanding shares of Talecris Biotherapeutics Holdings Corp., a Delaware corporation, furthering our position as a diversified, global provider of life-saving and life-enhancing plasma protein therapeutics and making us the world’s third largest producer of plasma derivative products. For a further discussion of our acquisition of Talecris, see the section below entitled “The Acquisition and Related Financing Events.”

Our Class A and Class B shares are listed on the Spanish Stock Exchanges and quoted on the Automated Quotation System of the Spanish Stock Exchanges under the symbol “GRF” and “GRF.P,” respectively. Our Class B shares were issued as part of the consideration for the acquisition of Talecris and are traded in the U.S. on the NASDAQ Global Select Market in the form of ADSs, evidenced by ADRs, under the symbol “GRFS.” Each ADS represents one-half (0.5) of one of our Class B shares. Our ADSs are currently traded in U.S. Dollars.

We were incorporated in Spain as a limited liability company on June 22, 1987. Our principal executive office is located at Avinguda de la Generalitat, 152 Parque Empresarial Can Sant Joan, 08174 Sant Cugat del Vallès, Barcelona, Spain and our telephone number is +34 93 571 0500. Our registered office is located at c/Jesús y María, 6, Barcelona, Spain.

Company Overview

We are a leading global specialty biopharmaceutical company that develops, manufactures and distributes a broad range of plasma derivative products and also specializes in providing infusion solutions, nutrition products, blood bags and diagnostic instrumentation and reagents for use in hospitals and clinics. Plasma derivatives are proteins found in human plasma, which once isolated and purified, have therapeutic value. Plasma derivative products are used to treat patients with hemophilia, immune deficiencies, infectious diseases and a range of other severe and often life threatening medical conditions. Our products and services are used by healthcare providers in more than 100 countries to diagnose and treat patients with hemophilia, immune deficiencies, infectious diseases and a range of other medical conditions.

Our plasma derivative products are manufactured at our plasma fractionation plant near Barcelona, Spain, which has a capacity of 2.1 million liters per year, and our plant in Los Angeles, California, United States, which currently has a capacity of 2.2 million liters per year. In addition, our Clayton, North Carolina site, acquired in the acquisition of Talecris, is one of the world’s largest integrated protein manufacturing sites, including fractionation, purification and aseptic filling and finishing of plasma-derived proteins and has a capacity of 2.6 million liters per year. The Melville, New York site, which we lease and operate as a result of the acquisition of Talecris, is an intermediate processing facility and has a capacity of 1.6 million liters per year.

We organize our business into four divisions: Bioscience, Hospital, Diagnostic and Raw Materials. Subsequent to the acquisition, Talecris’ operations have been incorporated into our existing Bioscience division.

Bioscience.  The Bioscience division includes activities relating to the manufacture of plasma derivatives for therapeutic use, including the reception, analysis, quarantine, classification, fractionation and purification of plasma, and the sale and distribution of end products. The main types of plasma products manufactured by us are IVIG, Factor VIII, A1PI and albumin. We also manufacture hyperimmune immunoglobulins, Antithrombin III, Factor IX and PTC. The Bioscience division, which accounts for a majority of our total net sales, accounted for €773.4 million, or 78.1%, and €521.5 million, or 82.1%, and of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Hospital.  The Hospital division manufactures and, in certain instances installs, products that are used by and in hospitals, such as parenteral solutions and enteral and parenteral nutritional fluids, which are sold almost exclusively in Spain and Portugal, and which accounted for €89.6 million, or 9.0%, and €49.3 million, or 7.8%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011 respectively. We believe we are the leading provider of intravenous therapy in Spain, with a 34% market share.

Diagnostic.  The Diagnostic division focuses on researching, developing, manufacturing and marketing in vitro diagnostics products including analytical instruments and reagents for diagnostics, as well as blood bank products. We concentrate our Diagnostic business in three areas: immunohematology, hemostasis and immunology. The Diagnostic division’s main customers are blood donation centers, clinical analysis laboratories and hospital immunohematology services. The division also manufactures and distributes blood collection bags and other disposables. The Diagnostic division accounted for €109.1 million, or 11.0% and €56.8 million, or 8.9%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Raw Materials.  The Raw Materials division includes the sale of intermediate pastes and plasma to third parties, which accounted for €4.8 million, or 0.5%, and €1.7 million, or 0.3%, of our total net sales for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Sales of the Raw Materials division are used to optimize inventory levels with the aim of striking a better balance between plasma collections and fractionation needs.

Competitive Strengths

We believe we have a number of competitive strengths, including:

Global Player with an Established Presence in the Two Largest Plasma Derivatives Markets

We are the third largest producer of plasma products with operations in more than 100 countries with a direct presence in 24 countries. We have an established presence in North America and Europe, which are the two largest plasma derivatives sales regions in the world, accounting for approximately $8.6 billion or 73% of the $11.8 billion in total worldwide sales in 2008. North America and the European Union accounted for 81.8% of our total revenues in the Bioscience division in the six months ended June 30, 2011. Our acquisition of Talecris has allowed us to further expand our presence in the United States. We also have a presence in fast growing sales regions including Asia (Malaysia, China and Thailand), Japan, Canada, Australia and Latin America (Mexico, Colombia, Argentina, Chile and Brazil). In addition, we operate nine manufacturing facilities located in the United States, Spain, Mexico, Switzerland and Australia.

Vertically Integrated Business Model with a Secure Supply of United States Source Plasma

We are a vertically integrated global producer of plasma derivatives. Our activities include sourcing raw material, manufacturing various plasma derivative products and sales and distribution of the final products to healthcare providers.

We have expanded our plasma collection network through a combination of organic growth and acquisitions and the opening of new plasma collection centers. Our acquisitions of SeraCare (now renamed Biomat USA) in 2002, PlasmaCare, Inc. in 2006, eight plasma collection centers from a subsidiary of Baxter Healthcare Corporation in 2006, four plasma collection centers from Bio-Medics, Inc. in 2007, and one plasma collection center from Amerihealth Plasma LLC in 2008 have given us reliable access to United States source plasma. In 2010, we collected 2.6 million liters of plasma from our plasma centers. Our acquisition of Talecris in June 2011 expanded our network by an additional 67 centers. Following the acquisition, we have 147 plasma collection centers in the United States, which in the six months ended June 30, 2011, collected 2.8 million liters of plasma combined.

By decreasing our reliance on third parties for plasma and having a secure supply of United States source plasma, a critical operational requirement in our business, we are able to better ensure the availability of plasma for our manufacturing needs, assure the quality of the plasma throughout the manufacturing process, better control plasma costs and improve our margins.

State-of-the-Art, FDA-Approved Manufacturing Facilities in Spain and the United States

We have state-of-the-art plasma derivatives manufacturing facilities that are highly efficient and safe. All of our fractionation facilities, other than the Melville facility, have European Medicine Agency (“EMEA”) certification. Our plasma fractionation plant located in Parets del Vallès, near Barcelona, Spain, is licensed by the FDA for the production of albumin and IVIG. The Parets del Vallès facility has a unique design that separates the maintenance area from the clean areas required for the fractionation and purification procedures. This design, which we developed in-house, minimizes the risk of contamination and reduces maintenance costs.

In July 2003, we acquired Alpha Therapeutic Corporation’s plasma fractionation business, which included a plasma fractionation plant in Los Angeles, California, certain inventories, patents, FDA approved licenses for plasma derivative products in the United States and product licenses and marketing and distribution structures in Europe and Asia. This acquisition helped us increase our fractionation capacity and expand our presence in the United States market. We have made significant capital investments in the plant, including the construction of purification and aseptic filling areas for coagulation factors and albumin, which were completed in 2006 and 2009, and an increase of the fractionation capacity by 0.7 million liters to 2.2 million liters, which was approved by the FDA during 2009.

As a result of the acquisition of Talecris we obtained an additional fractionation facility in Clayton, North Carolina. The Clayton facility is one the world’s largest integrated protein manufacturing sites, including fractionation, purification and aseptic filling and finishing of plasma-derived proteins with a fractionation capacity of approximately 2.6 million liters of plasma per year. Over the last 15 years, the facility in Clayton has benefited from roughly $699 million of capital investment, including compliance enhancements, general site infrastructure upgrades, capacity expansions and new facilities, such as its chromatographic purification facilities and its high-capacity sterile filling facility.

In connection with the acquisition and pursuant to the Consent Agreement (as defined below), Talecris’ Melville, New York facility was sold to Kedrion S.p.A. We now lease and operate the Melville facility to produce intermediate pastes which are further purified into final products at the Clayton facility. See “Business — The Acquisition and Related Financing Events.” The Melville facility has a fractionation capacity of approximately 1.6 million liters of plasma per year, which, when combined with the added capacity from the Clayton facility, has increased our fractionation capacity by approximately 98%.

Our current production processes for IVIG and Factor VIII have been approved by the FDA as has the use of the intermediate pastes created as raw material at the Barcelona and Los Angeles plants, giving us increased production efficiency and flexibility. On July 21, 2011, we obtained FDA approval for the utilization of the intermediate product Fraction II+III made at our Los Angeles’ plant to be further purified at the Clayton facility to obtain Gamunex, a product we acquired in the acquisition of Talecris. We are pursuing additional opportunities to use intermediates produced at our Grifols plants in the previously Talecris-owned facilities as well as intermediates from the previously Talecris-owned facilities in our Grifols facilities.

Strong Reputation for Safety and Reliable Service

We have never experienced a recall of any of our finished biological products, although certain of our other products have been subject to non-material recalls. Prior to the acquisition, Talecris had four recalls of its finished biological products. Our philosophy is that the health of the plasma donor and the patient recipients of our drugs is the paramount consideration. We believe that our safety philosophy is consistent with our business objective of generating profit. We also believe that we have a strong reputation for safety, making our products particularly attractive to customers. Our vertically integrated business model allows us to assure the safety and quality of our plasma derivative products through the implementation of our own safety standards throughout each stage of production.

We adopted and maintain rigorous safety standards that exceed those required by health authorities in Europe and the United States and actively invest in the continued improvement of our manufacturing facilities and plasma fractionation process. In 2006, we developed a new sterile filling and purification area for our Los Angeles, California plant, and developed a nanofiltration area for our Parets del Vallès plant. Additionally, we developed the nanofiltration method of viral elimination of our IVIG and Antithrombin III products.

We require our management to adhere to a formal code of ethical conduct. By signing the formal code of ethical conduct, our managers commit to making our products the safest and most effective on the market. The code imposes the obligation on each manager to report any ethical concerns directly to our Board of Directors. Our high safety standards and reliability have helped us establish and maintain successful long-term relationships with key customers and physicians worldwide. We believe the strength of our reputation positions us favorably as we continue to expand our business.

We maintain standards consistent with other industry participants with regard to infectious disease screening and quarantine of units. For example, source plasma inventory is held for not less than 60 days. Some of our additional safety policies include look-back procedures for seroconversion and ongoing testing of donations for a 12-month period after a negative donation. We have also introduced innovative methods such as the PediGri system. This system allows the physician to track the origin of the fractionated product prescribed to patients back to the source donor, providing full traceability of plasmatic raw material throughout the plasma supply-chain.

High-Quality, Industry-Leading Plasma Derivative and Diagnostic Products

Our plasma derivative product portfolio includes a broad range of reliable, high-quality products that improve patient care. Our Factor VIII/von Willebrand Factor product is used both for the treatment of hemophilia and von Willebrand disease. We believe that the von Willebrand market segment will grow at a higher rate than the overall Factor VIII market. In addition, we offer our albumin product with a reduced aluminum content, meeting European requirements and making our albumin product more attractive to biotechnology companies and genetic labs, as well as hospitals and physicians.

Our acquisition of Talecris expanded our portfolio of IVIG and A1PI products. Gamunex IVIG, which was launched in North America in 2003 as a premium ready-to-use liquid IVIG product, is one of the leading products in the IVIG segment with a 24% share of United States sales in 2010 according to MRB. We believe Gamunex IVIG is considered to be the industry benchmark due to a comprehensive set of differentiated product characteristics that have positioned it as the premium product in its category since its launch. We manufacture the only IVIG products approved for CIDP in the United States and Canada and, through mutual recognition procedures, in 16 European countries. The CIDP indication approval makes certain of the IVIG products that we manufacture the only IVIG products approved for use in a neurological indication in North America. According to an independent survey by Harris Interactive, CIDP is the largest IVIG segment in the United States, representing 29% of total unit volume. This same survey estimated that the FDA’s approval of

IVIG for CIDP may double Gamunex’s licensed market access to 61% of total United States IVIG unit volume. Further, the FDA granted Gamunex IVIG orphan drug status, which provides marketing exclusivity for the CIDP indication in the United States through September 2015. In addition, following the acquisition of Talecris we are the world’s largest producer of A1PI, which is used for the treatment of A1PI deficiency-related emphysema. In 2010, Prolastin A1PI had a 64% share of sales in the United States. In 2008, it had an 87% share of sales in Europe, where it is licensed in 15 countries, and it only competes with another licensed A1PI product in France. Prolastin-C is also the only licensed A1PI product in Canada.

We have focused our product offerings in the diagnostic market in three distinct submarkets, immunohematology, hemostasis and immunology. Our Diagnostic division has developed state-of-the-art automated analyzers for each of these submarkets. In the immunohematology field, our Wadiana and Erytra analyzers are fully automated instruments with high processing capacities for pre-transfusion compatibility tests using the gel agglutination technique. In the hemostasis field, our Q Coagulometer is an automated instrument used for coagulation tests. In the immunology field, our Triturus analyzers completely automate enzyme immunoassays for hospital laboratories.

Over 70-Year History of Successful Innovation

We have a strong track record as an innovator in the industry, focusing on three areas: (i) discovering and developing new products, (ii) researching new applications for existing products and (iii) improving our manufacturing processes to increase yields, safety and efficiency. For example, we developed a unique fractionation design that reduces the risk of contamination, reduces maintenance costs and increases the amount of product extracted per liter of plasma. We have also developed the first centrifugation unit for the automated cleaning of blood cells, known as the Coombs test. In addition, we were one of the first fractionators to conduct double viral inactivation processes for Factor VIII and have designed and implemented a new process for the sterile filling of vials that reduces exposure to potential contaminants as compared to other existing processes. We have recently developed a nanofiltration method of viral inactivation for our IVIG and Antithrombin III products. We believe that adoption of novel policies and methodologies have raised industry standards and made us a leader in safety and product quality.

Talecris was the developer of the first ready-to-use 10% liquid IVIG product in North America and the first A1PI product in the world. Talecris applied new developments in protein purification, including caprylate and chromatography technologies, to produce and sell a third-generation IVIG product. Talecris’ next generation A1PI product, Prolastin-C A1PI, was approved by the FDA and Health Canada. In March 2010, Talecris launched Prolastin-C A1PI in the United States and in the third quarter of 2010 in Canada. Talecris completed the conversion of its existing U.S. and Canadian Prolastin A1PI patients to Prolastin-C A1PI during 2010. Presently, additional clinical trials are being required by European authorities as a precursor to Prolastin-C A1PI approval in Europe. In October 2010, the FDA approved Gamunex-C for the subcutaneous route of administration for the treatment of primary immunodeficiency. Additionally, Talecris received approval for and we are proceeding with a proof of concept trial for plasma-derived Plasmin to treat ischemic stroke in six countries outside of the United States.

Experienced and Committed Management Team

We have an experienced and committed management team. The President and Chief Executive Officer, Victor Grifols Roura, is the grandson of our founder and has held his current office for over 26 years. The President of our Global Industrial Division, Juan Ignacio Twose Roura, has been associated with Grifols and our predecessor for more than 37 years. The President of our Global Commercial Division, Ramón Riera, has been associated with Grifols and our predecessor for more than 33 years. Our Chief Financial Officer, Alfredo Arroyo, has been associated with Grifols for five years. The President of U.S. Operations and Chief Executive Officer of Grifols Inc., Gregory Gene Rich, has been in the industry for nearly 31 years.

Our Business Strategy

Our objective is to consolidate and expand our leadership position in the plasma derivative product industry by employing the following strategies:

Expand Our Presence Internationally, Including in Emerging Markets

Geographical diversification is a cornerstone of our strategy. We currently operate in more than 100 countries with a direct presence in 24 countries.

Certain sales regions are expected to experience significant growth driven by enhanced socioeconomic conditions and more informed patients who are demanding better quality medical care, as well as increasing government healthcare spending on plasma derivative products in some of these markets. In Latin America and the Asia-Pacific region, we are expanding our presence by establishing and strengthening relationships with distributors as well as obtaining additional product licenses. Our presence and experience in Latin America, in countries such as Mexico, Colombia, Argentina, Chile and Brazil, where we have been marketing and selling products for over 20 years, has positioned us to benefit from this potential growth in both the Bioscience and Diagnostic divisions. In addition, our acquisition of product licenses and marketing and distribution structures in Asia has helped accelerate the development of our presence in that region. In the Asia-Pacific region, we have established a presence through our subsidiaries and representative offices in Malaysia, China, Thailand, Singapore and Japan. Additionally, we have a license to market the latest generation IVIG in Australia, which gives us the opportunity to reach a country that has one of the highest levels of IVIG consumption per capita.

Additionally, in March 2009, in a €25 million transaction, we acquired 49% of the profit-sharing rights and 99% of the voting rights in Woolloomooloo Holdings Pty Ltd., the holding company of an Australian-Swiss group that distributes diagnostic products in Australia and Switzerland and has a manufacturing facility in Switzerland, demonstrating our continued focus on international expansion and acquisitions that generate synergies. In August 2011, we acquired the remaining outstanding capital stock and now hold 100% of the stock and voting rights of the company.

Continue Investment in Research and Development, Innovation and New Facilities

Research and development is a significant aspect of our business. We have recently increased investments in research and development, in particular to develop the possible use of albumin in treating Alzheimer’s disease, as well as other projects relating to future biotechnological developments. Recent product developments include Niuliva, an anti-hepatitis B intravenous immunoglobin, launched in Italy, Spain and Latin America at the start of 2010, and Flebogamma DIF, the latest generation intravenous immunoglobulin, with licenses for marketing in the United States and Europe, with additional licenses expected in Latin America and Asia. We spent more than €36.6 million in 2010 on research and development, a 3.7% increase in comparison to 2009. As of June 30, 2011, we had approximately 706 scientists and support staff dedicated to research and development.

We are currently implementing a €690 million investment plan over 2011 to 2015 of which we have approximately €300 million still outstanding under the plan. As part of the plan, we are constructing new fractionation facilities in Clayton, North Carolina and Parets del Vallès, Barcelona. Construction of and the receipt of the necessary approvals for the new Clayton facility is expected to be completed in 2015. We expect this new facility to increase our fractionation capacity by six million liters. Construction of and the receipt of the necessary approvals for the new Parets del Vallès facility is expected to be completed in 2014 and will increase our fractionation capacity by an additional one million liters. We also began construction on a new plant in Murcia, Spain in 2009 that will enable us to increase the production capacity of non-pvc parenteral solutions by 15 million units per year. The facility is expected to be operational in 2012.

We are also focused on expanding our existing facilities. In 2010, we completed the construction of a new IVIG plant in Los Angeles, United States, which we believe will be operational within the next year. In 2009, we completed construction of a new raw materials warehouse and new research and development and control laboratories at our industrial complex in Parets del Vallès, Barcelona and new corporate offices in Sant

Cugat, Barcelona. In 2010, we completed construction on a new production plant in Barcelona for “fibrin glue”, a new product combining human plasma proteins, fibrinogen and thrombin which, when combined, act as a biological glue. Also in 2010, we completed construction on a new plasma analysis laboratory in the United States in San Marcos, Texas. This new laboratory near our existing facilities will enable us to cope with the increasing volumes of plasma that we must analyze.

Expand Our Product Offerings

Our research and development team, whose work is primarily concentrated on the Bioscience division, will continue to seek to develop new plasma derivative products as well as new applications for our existing plasma derivative products. We also seek to leverage our plasma derivative product portfolio by offering diagnostic and hospital products developed by our research and development team or by premier healthcare companies with which we maintain distribution agreements. We believe that by increasing the number of products we offer, we can generate higher revenues, diversify our product base and facilitate our entry into new markets. In addition, we also believe that a one-stop shopping approach offering a broader range of complementary, high-quality products is particularly attractive to our existing and potential customers.

We are pursuing new plasma products, including two versions of Plasmin. We recently completed a Phase I clinical trial for the use of one version of Plasmin for the treatment of peripheral arterial occlusive disease (“aPAO”). In addition we are applying a commercial process to another version of Plasmin in order to produce a recombinant form of Plasmin to treat ischemic stroke. Additionally, we are evaluating whether to continue Talecris’ research into recombinant versions of Factor VIII and A1PI through the use of human cell lines. If successful, the development of these therapies could significantly improve our revenue and profitability.

The integration of Talecris gave us (i) a broad range of key products addressing a variety of therapeutic areas such as neurology, immunology, pulmonology and hematology, among others and (ii) enhanced our research and development pipeline with complementary products and new recombinant projects that we are evaluating, all of which we expect will further expand our broad product offerings.

The Acquisition and Related Financing Events

On June 1, 2011, pursuant to the Merger Agreement, we completed our acquisition of Talecris, for a total of $3.7 billion. The acquisition was effected through (i) the merger of Talecris with and into Merger Sub, and (ii) the immediately subsequent merger of Grifols Inc., a Delaware corporation and wholly owned subsidiary of Grifols, S.A., with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Grifols, S.A. Merger Sub was subsequently renamed Grifols Inc.

Each share of Talecris common stock, par value $0.01 per share, was converted into the right to receive $19 in cash and ADSs representing 0.6485 (or 0.641 for Talecris directors and Talecris Holdings, LLC) of a non-voting (Class B) share of Grifols, S.A. and cash in lieu of fractional Class B shares and any cash representing dividends or other distributions payable in accordance with the Merger Agreement. ADSs representing the Class B shares are listed on the NASDAQ Global Select Market under the symbol “GRFS.”

On April 29, 2011, Grifols, S.A. and Talecris entered into the Consent Agreement with the staff of the Bureau of Competition of the FTC which provided for certain conditions to the closing of the acquisition. The FTC accepted the Consent Agreement for public comment on May 31, 2011. The Consent Agreement required us to divest certain assets to Kedrion S.p.A., a corporation organized under the laws of Italy (“Kedrion”). Specifically, we agreed to sell Kedrion (i) Talecris’ fractionation facility located in Melville, New York; (ii) two plasma collection centers located in Mobile, Alabama, and Winston Salem, North Carolina; (iii) an agreed quantity of plasma; and (iv) the exclusive right to sell, in the United States, the Factor VIII product previously sold under Talecris’ brand name Koate. The Consent Agreement permits us to lease the Melville facility back from Kedrion for up to four years. In addition, the Consent Agreement required us to enter into various agreements with Kedrion to implement the Consent Agreement (collectively, the “Divestiture Agreements”), including (i) a contract manufacturing agreement under which for seven years we will manufacture at least 300,000 plasma liter equivalents of (x) Koate, (y) private label IVIG and (z) private label albumin, for sale by

Kedrion in the United States; and (ii) a five-year option for Kedrion to purchase a non-exclusive license to Koate-related intellectual property for use in the United States. The Consent Agreement also required the appointment of an independent monitor to oversee our compliance and requires us to submit periodic reports to the FTC setting forth in detail the manner and form in which we intend to comply, are complying, and have complied with the Consent Agreement. As required by the Consent Agreement we satisfied all necessary conditions within ten days of the completion of the acquisition. Our next compliance report to the FTC is due in 2012.

In order to finance the cash portion of the acquisition consideration and repay certain indebtedness, on November 23, 2010, we entered into a credit and guaranty agreement, which provided for the Senior Term Loans aggregating $2.5 billion and €440 million, and the Revolving Credit Facilities in the amounts of $50 million, €36.7 million and the $200 million equivalent in multicurrencies (together with the Senior Term Loans, the “Senior Credit Facilities”), from a syndicate of lenders led by Deutsche Bank Securities Inc., Nomura International plc, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc. On June 1, 2011, upon completion of the acquisition, we closed the Senior Credit Facilities and the lenders funded their commitments thereunder. As of June 30, 2011, no amounts have been drawn on the Revolving Credit Facilities. For a summary of the material terms of the Senior Credit Facilities, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness — Senior Credit Facilities.”

In addition, on January 21, 2011, Escrow Corp., an escrow company formed solely for the purpose of issuing the existing notes, completed a private offering of the existing notes to Deutsche Bank Securities Inc., Nomura International plc, BBVA Securities Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Morgan Stanley & Co. Incorporated, Scotia Capital (USA) Inc., as the initial purchasers. The proceeds of the offering of the existing notes were held in an escrow account pending completion of the acquisition and the satisfaction of other conditions. On June 1, 2011, upon consummation of the acquisition, Escrow Corp. was merged with and into the Issuer, and the Issuer assumed all of Escrow Corp.’s obligations under the existing notes and the indenture. The proceeds of the offering of the existing notes were disbursed from the escrow account and used to pay a portion of the acquisition purchase price. In addition, upon consummation of the acquisition, the Issuer, the Parent Guarantor and the initial Subsidiary Guarantors executed joinders to a registration rights agreement that had been entered into by Escrow Corp. and the initial purchasers of the existing notes on January 21, 2011. Pursuant to the registration rights agreement, the Issuer, the Parent Guarantor and the initial Subsidiary Guarantors agreed, for the benefit of the holders of the existing notes, at our cost, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the existing notes. For a summary of the material terms of the notes, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness — 8.25% Senior Notes due 2018.”

Pursuant to the terms of the Senior Credit Facilities and in connection with the consummation of the acquisition we refinanced substantially all of our and Talecris’ existing debt. On June 1, 2011, we redeemed all of the Grifols Old Notes and repaid existing bank loans amounting to €297 million. We paid a €112 million make-whole premium payment in connection with the redemption of the Grifols Old Notes. On June 13, 2011, we redeemed 10% of the $600 million aggregate principal amount of Talecris Old Notes. At June 30, 2011, our cash and cash equivalents included €428 million held in a restricted cash account in connection with the redemption of the remaining Talecris Old Notes, which were subsequently redeemed on July 1, 2011. As of the date hereof, there are no Talecris Old Notes outstanding. We paid a €78 million make-whole premium payment in connection with the redemption of the Talecris Old Notes.

Our Divisional Structure

The Bioscience Division

The Bioscience division is responsible for the research and development, production and marketing of plasma derivative products. In the six months ended June 30, 2011, the Bioscience division accounted for over 82.1% of our revenue.

Operational Structure.  The following chart illustrates our operational structure:

From plasma/blood donation to therapeutic application, there are four major steps in the industry value chain process: (i) plasma collection, (ii) transport and logistics, (iii) manufacturing process (known as “fractioning”) and (iv) marketing and distribution. We are present at all levels of the value chain, from collection centers to distribution of the final products. This integration enables us to leverage our position at each stage to control the overall process, to benefit from lower prices and to introduce complementary products to our customers, such as those offered through the Hospital division and the Diagnostic division.

Plasma Collection.  Plasma is the key raw material used in the production of plasma-derived products. We obtain our plasma mainly from the United States through our 147 plasma collection centers and, to a much lesser extent, through agreements with third parties, although 100% of our commercial products are created using source plasma. We gathered approximately 2.6 million liters of plasma in 2010, prior to the acquisition of the 67 centers from Talecris, and an estimated 2.8 million liters of plasma were gathered from both Grifols’ and Talecris’ plasma collection centers combined in the six months ended June 30, 2011. As we source approximately 90% of our plasma internally, we have been able to ensure the availability of plasma for our manufacturing needs, to assure the quality of the plasma throughout our manufacturing process, to have better control over our plasma costs and to improve our margins.

We estimate that our plasma requirements for 2012 and going forward will be covered with the following:

•	Plasma collected through our 147 plasma collection centers in the United States; and

•	approximately 800,000 liters of plasma per year to be purchased from third-party suppliers for the next three years pursuant to multiple plasma purchase agreements assumed from Talecris in connection with the acquisition.

At the plasma collection stage, we focus on the well-being of the donor. For this reason, we have implemented mechanisms to ensure that the donor meets the guidelines set forth by applicable regulations regarding, among other things, health, age and frequency of donations. Once the plasma donation is completed, we shift our focus towards the well-being of the ultimate user of our plasma-derived products. As required by applicable United States and European regulations, we test every single donation for pathogens such as HIV, hepatitis A, B and C, parvovirus B19 and syphilis. If we discover a unit of plasma that is contaminated, we notify the donor and remove all plasma previously donated by such donor from our inventory.

Transport and Logistics.  Once the plasma has been collected it is frozen at the collection center and sent to fractionation centers. One essential aspect of this process is the safety procedures put in place to guarantee the quality and safety of the donated plasma. To ensure the preservation of the proteins found in plasma, plasma must be kept at a temperature of -20 degrees Celsius. In accordance with European and United States requirements, we store our plasma at a temperature of -30 degrees Celsius. During transportation, plasma is kept at a temperature of at least -20 degrees Celsius. Our frozen plasma is transported by one of two transport companies which are the same used industry wide.

Although the law only requires a two-month hold, plasma we collect from our donors is held in inventory in Spain for three months because viruses may not be detectable until they reach a certain minimum mass. Therefore, if plasma collected from a donor is found to be contaminated, we can remove all plasma previously donated by the same donor during the previous three-month period from our inventory. We maintain a library of samples of every single donation of plasma we have collected worldwide since 1987. We have begun to add the donations received at the Talecris-owned plasma centers to our library. This gives us a valuable database for traceability purposes.

Manufacturing (“Fractionation and Purification”).  Once the plasma has been obtained, it may be used immediately for blood transfusions. It may also be frozen (as fresh frozen plasma) and then manufactured into plasma derivatives by separating the plasma into component proteins through a process called fractionation. The fractionation process consists of the separation of specific proteins through temperature and pH changes, as well as the use of filtration and centrifugation techniques. This process also includes a phase of administration of various viral inactivation procedures. The fractionation occurs in tanks at near freezing temperatures to maintain the integrity of the proteins. All known plasma derivative products can be fractionated from the same batch of plasma. As a result, the development of a new or higher yielding plasma derivative product would likely generate incremental sales without increasing the requirement for additional plasma.

We currently operate manufacturing facilities located in the United States, Spain, Mexico, Switzerland and Australia. The American and Spanish facilities have plasma fractionation and purification capabilities.

The Parets del Vallès plant in Barcelona, Spain is a state-of-the-art manufacturing and fractionation facility with a high degree of efficiency and safety. In addition to licenses from the European Union and other authorities for the production of various plasma derivative products, the plant is licensed by the FDA for the production of albumin and IVIG. We believe we are one of the few European plasma derivatives plants to be licensed by the FDA. The plant has a fractionation capacity of 2.1 million liters per year.

We acquired our fractionation facility in Los Angeles, California from Alpha Therapeutic Corporation (“Alpha”) in July 2003. This plant currently has a fractionation capacity of approximately 2.2 million liters per year, following an increase in capacity of 700,000 liters per year, which began in 2010. We have significantly improved the manufacturing standards at the Los Angeles plant since its acquisition, including adding a state-of-the-art sterile filling and purification area for the plant. Also, we have instituted a no rework policy and implemented a process for the videotaping and laser identification of every product, as well as the traceability of products through our PediGri program. This same program is also used in our Barcelona facilities and is being instituted in our Clayton facility. The Los Angeles plant is subject to regulation by the FDA and is currently operating under a consent decree from the FDA and the United States Department of Justice dating to the time the plant was owned and operated by Alpha. See the section entitled “— Legal Proceedings — Alpha Consent Decree.”

The manufacturing site in Clayton, North Carolina that we acquired from Talecris is one of the world’s largest fully integrated facilities for plasma-derived therapies. The site includes plasma receiving, fractionation, purification, filling/freeze-drying and packaging capabilities as well as freezer storage, testing laboratories and a cGMP (current good manufacturing practice) pilot plant for clinical supply manufacture. The Clayton plant has a fractionation capacity of approximately 2.6 million liters per year.

The manufacturing site in Melville, New York, which we lease from Kedrion as a result of the Divestiture Agreements, provides us with additional manufacturing capacity. We operate the Melville facility to produce intermediate pastes which are further purified into final products at the Clayton facility. The Melville plant has a fractionation capacity of approximately 1.6 million liters per year.

The Spanish and American manufacturing facilities currently have an aggregate fractionation capacity of 8.5 million liters of plasma. In 2010, Grifols and Talecris combined fractionated an aggregate of approximately 7.0 million liters of plasma.

We are constructing new fractionation facilities in Clayton, North Carolina and Parets del Vallès, Barcelona. Construction of and the receipt of the necessary approvals for the new Clayton facility is expected to be completed in 2015. We expect this new facility to increase our fractionation capacity by six million liters. Construction of and the receipt of the necessary approvals for the new Parets del Vallès facility is expected to be completed in 2014 and will increase our fractionation capacity by an additional one million liters.

We are also undertaking to expand our existing facilities. We recently completed construction of a new production plant for “fibrin glue”, a biological sealant, as well as new corporate offices in our industrial complex in Parets del Vallès. The new production plant will enable us to expand the Albumin and Factor VIII purification areas, two of our main plasma products. We have applied for a license and expect to have the plant online within the year. We also recently completed construction on a new analysis laboratory in the U.S. in San Marcos, Texas. The new laboratory will enable us to cope with increasing volumes of plasma to be analyzed and its proximity to our existing facility will enable us to get it operating and staffed with experienced staff quickly. Additionally, we have finished the construction of a new plant in Los Angeles for the production of Flebogamma DIF and we have begun the validation process with the appropriate regulatory authorities.

Currently, the Parets del Vallès and Los Angeles plants are equipped and licensed to produce certain plasma derivative products for both the United States and European markets. For example, we produce our Flebogamma IVIG product for all of our markets in Parets del Vallès. In addition, the FDA and the European Union authorities have authorized the use of cryopaste fractionated at our Parets del Vallès plant for the production of Factor VIII at our Los Angeles plant, and the use of intermediate pastes II and III fractionated at our Los Angeles plant for the production of Flebogamma IVIG at our Parets del Vallès plant. This flexibility allows us to increase production efficiency and to address changes in demand between the United States and the European markets. Subsequent to the closing of the first half of 2011, we obtained FDA approval for the utilization of the intermediate product Fraction II+III made at the Los Angeles’ plant to be further purified at our Clayton plant to obtain Gamunex, a product we acquired in the acquisition of Talecris.

Safety.  We have never experienced a recall of any of our finished biological products, although certain of our other products have been subject to non-material recalls. Before its acquisition by us, Talecris had experienced four recalls of its finished biological products. Our philosophy is that the health of the plasma donor and the patient are the paramount considerations. We strongly believe that our safety philosophy is consistent with the business objective of generating profit. We also believe that we have a strong reputation for safety in our markets, thus making our products particularly attractive to customers. Our vertically integrated business model allows us to assure the safety and quality of our plasma derivative products through the implementation of our safety standards throughout the value chain.

The plasma collection, fractionation and purification process is long, complex and highly regulated. We have adopted and maintain rigorous safety standards that we believe exceed those required by health authorities in Europe and the United States and we actively invest in the continued improvement of our manufacturing facilities and plasma fractionation process.

Fractionation plants must be cleaned and sterilized frequently. Our fractionation plant at Parets del Vallès was designed in a way that reduces the clean area required for the fractionation tanks and separates them from the room-temperature work area. This allows us to perform all maintenance work from outside the room-temperature area, thereby decreasing the risk of contamination. We believe that none of our competitors have similar designs.

We voluntarily shut down all of our manufacturing facilities for an aggregate of 45 days every year to perform maintenance work, expansion projects and other capital investments. Our manufacturing facilities have never been shut down because of regulatory noncompliance while under our operation. We believe that our voluntary shutdown procedure lowers the risk of any mandatory shutdown.

After the plasma derivatives are processed, we inspect each bottle for irregularities such as imperfect seals, bottle cracks, volume mismeasurements and the presence of foreign objects.

We have also developed and installed in our Parets del Vallès plant our own proprietary process of sterile filling of bottles designed to reduce the risk of contamination. Under the sterile filling process of other fractionators, bottles and stoppers are sterilized independently, leaving the inside of the bottles exposed to potential contaminants in the environment for several minutes. Our process sterilizes both the bottle and stopper. The bottle is reopened in a small sterile room for only two seconds in order to insert the product and then resealed, greatly reducing exposure to the environment and reducing the risk of contamination. We are not aware of any competitor having a similar process.

Since January 1999, we have videotaped the filling process to enable us to identify the cause of, and rectify more easily, any related problem. Our policy is to maintain each videotape for six years. We also imprint an identification number on each of our bottles with a laser for easier identification in the event of a recall and to reduce the risk of tampering. This allows us to protect the integrity of our manufacturing process.

Distribution Process.  With each batch of plasma derivatives, we deliver electronic information regarding the origin, characteristics and controls of each of the units of plasma that we used in the preparation of the batch to our customers. This feature, called PediGri, allows for full traceability of the human plasma raw material in the event of a problem with a specific product. This is of utmost importance for containing the transmission of diseases in the event of a potential product recall. We have had this system in place since 1996, and we believe we are the only fractionator that provides this feature to customers.

We have our own sales and distribution networks covering substantially all of our markets, staffed with highly trained personnel. A majority of our net sales in 2010 were made through our own distribution network, which is experienced in the proper handling of our products. This network provides for greater safety because it allows us to know at all times where our products are located, thus enabling us to act immediately in the case of a potential product recall. In countries where we do not have our own distribution network, we have carefully selected distributors who follow all of our safety standards. Additionally, outside of the United States we are working on changing some of Talecris’ products from their existing distribution channels into our own, reducing their distribution costs. We expect to have them fully transferred by 2017.

In addition, we have an agreement with Catalent Pharma Solutions pursuant to which they provide packaging, labeling and testing services for us in connection with the distribution of our products in Europe. The agreement expires in 2013, though we have the option to extend it twice, each time for a period of two years. We may terminate the agreement upon 12 months notice, and Catalent may terminate the agreement upon 24 months notice, beginning in 2011. Either party may terminate the agreement upon the bankruptcy of the other party or if there is a material breach which is not cured within 30 business days.

Bioscience Products and Services.  Collected plasma, whether source or recovered, is fractionated into different component proteins. We fractionate and purify a broad range of plasma derivative products, however, IVIG, A1PI, Factor VIII and albumin, our principal products, accounted for 41%, 13%, 12% and 4.4% of the Bioscience division net sales for the six months ended June 30, 2011. Our principal plasma derivative products and their respective applications are:

Product Description	Main Applications

Flebogamma IVIG. Human intravenous immunoglobulin, liquid, pasteurized and solvent detergent inactivation.

Flebogamma DIF IVIG. Human intravenous immunoglobulin, liquid, pasteurized, solvent detergent inactivation and nanofiltration.

Gamunex IVIG. Human intravenous immunoglobulin, liquid	IVIG assists in the treatment of primary and secondary immunological deficiencies, the treatment of immune-mediated idiopathic thrombocytopenic purpura (“ITP”), Guillain Barré syndrome, Kawasaki disease, allogeneic bone marrow transplants, CPI, and on an off-label application basis, multiple sclerosis, skin disease, asthma and CIDP, a neurological indication. IVIG is also currently being investigated for use in the treatment of Alzheimer’s disease and other neurological conditions.

Gamunex-C. Human immunoglobulin, liquid, injection

Product Description	Main Applications

Our IVIG products have a 5% and 10% concentration.

Prolastin/Prolastin-C A1PI. Human proteinase inhibitor	Used to treat congenital A1PI deficiency-related emphysema.

Trypsone A1PI. Human proteinase inhibitor

Fanhdi Factor VIII and Alphanate Factor VIII. High purity anti-hemophilic Factor VIII containing von Willebrand factor.	Used for the prevention and control of bleeding in Factor VIII deficiency (hemophilia A), and indication in the United States for von Willebrand congenital hemorrhagic disease.

Koate DVI. Anti-hemophilic Factor VIII

Grifols Albumin. Pasteurized sterile aqueous solutions containing 25%, 20% or 5% human serum albumin. This albumin has a low aluminum content, a requirement in Europe but not in the United States, that makes it particularly attractive for biotechnology companies. We also offer Albutein Albumin, a product containing 25%, 20% or 5% human serum that we obtained in our acquisition of Alpha and Talecris’ Plasbumin a product containing 25%, 20% or 5% human serum	Used to re-establish and maintain circulation volume in the treatment of traumatic or hemorrhagic shock and severe burns. Also used for liver disease and increasingly by biotechnology companies as a stabilizer.

In addition to the products described above, we also produce hyperimmune immunoglobulins, which are used for the treatment of tetanus, hepatitis A and B, and RH complications during birth; Anbin, Thrombate and Antithrombin III, which are used in the treatment of thrombotic diseases; Alphanine/Novix Factor IX, which is used in the prevention and control of bleeding in patients with hemophilia B; Niuliva, Anti-hepatitis B IVIG used in liver transplantations.

To sell plasma derivative products, we must first register the products with the competent authorities of the jurisdiction of the market where the product is to be marketed and sold.

To comply with the regulatory requirements in a given jurisdiction, we have a core team in Spain and the United States that prepares, files and coordinates the registration process with the technical personnel at the subsidiary assigned to that jurisdiction. We have approximately 624 hemoderivative product licenses registered in over 90 countries. Our most significant government issued licenses for plasma derivative products are:

•	Flebogamma/Gamunex IVIG. We have 93 licenses for marketing and sale of one or both of these IVIG products: 32 in the European Union, 4 in the United States, 26 in Latin America, 12 in Asia and 19 in the rest of the world;

•	Fanhdi/Alphanate/Koate Factor VIII. We have 97 licenses for the marketing and sale of one or more of these Factor VIII products: 22 in the European Union, 31 in Latin America, 2 in the United States, 22 in Asia and 20 in the rest of the world;

•	Albumin Grifols/Albutein/Plasbumin Albumin. We have 195 licenses for the marketing and sale of one or more of these albumin products in its various concentrations: 37 in the European Union, 13 in the United States and Canada, 52 in Latin America, 67 in Asia and 26 in the rest of the world; and

•	Prolastin/Trypsone A1PI. We have 23 licenses for the marketing and sale of one or both of these A1PI products: 16 in the European Union, 5 in Latin America, and 2 in the United States.

We market and sell our bioscience products through our own sales and distribution network in the United States, the European Union and most of Latin America and Asia. We believe that having knowledgeable sales representation and our own distribution network staffed with highly trained personnel is critical to a successful marketing and sales effort. See the sections entitled “— Marketing and Sales” and “— Distribution.”

In addition to the sale of the products described above, we have entered into a series of arrangements with some Spanish transfusion organizations to fractionate recovered plasma from such organizations and manufacture plasma derivatives under our own brand name for use by hospitals. We charge the transfusion centers for the fractionation and manufacturing service. We have similar, albeit smaller, arrangements with Czech and Slovak organizations. We also provide virus photo-inactivation of transfusion plasma to hospitals and clinics in Spain. The plasma is inactivated at our manufacturing facilities and then sent back to the clinic or hospital at which it was collected, where it is used for transfusions.

Under the Talecris contracts with Canadian Blood Services and Hema Quebec, the Canadian blood system operators, we fractionate 100% of the Canadian plasma initially and a majority of the Canadian plasma throughout the contract period and supply a majority of the Canadian requirements for IVIG during the contract term as well. We transport plasma from Canadian Blood Services and Hema Quebec collection centers to our manufacturing facility in Clayton, North Carolina for manufacture, and return the finished product, along with commercial product, for sale to Canadian Blood Services and Hema Quebec. For additional detail, see the subsection below entitled “— Customers.”

The Hospital Division

The Hospital division manufactures primarily intravenous solutions and nutrition products for sale in Spain and Portugal. In addition to the above-mentioned solutions, we manufacture accessories such as feeding tubes for nutrition, bags for the preparation of liquid diets, and Nutribag, a parenteral nutritional bag made of ethyl vinyl acetate. In recent years, we have developed a business called Grifols Partnership, by which we manufacture customized IV solutions for third parties based on the specific requirements of each customer. Our Hospital division accounted for 9.0% and 7.8% of our net sales in the year ended December 31, 2010 and in the six months ended June 30, 2011, respectively. We believe we are the leader in the Spanish intravenous therapy segment.

We also offer medical devices such as disposable sterile therapeutic medical products for urology, radiology, hemodynamics and anesthesia, as well as urodynamics and lithotripsy and radiological diagnosis instruments. All of these products are manufactured by third parties and complement our portfolio of hospital products.

Finally, we offer products manufactured by third parties related to the logistical organization of the pharmacies and general warehouses of hospitals, including furniture, transport carts, bottling instruments and software programs for hospital management, admissions and accounting. We have an exclusive license through June 2013 for Spain, Portugal, Italy, Latin America and portions of Africa, to distribute logistics products manufactured by the Cardinal Health Group under the trademark “Pyxis.”

We manufacture parenteral solutions in glass bottles at our manufacturing plant in Parets del Vallès, which has an estimated capacity of 45 million bottles per year. We manufacture parenteral solutions in flexible plastic containers at our Las Torres de Cotillas manufacturing facility in Murcia, Spain, which has an estimated capacity of 27 million flexible plastic containers per year. Construction work began on a new plant at the Las Torres de Cotillas facility, which will increase the production capacity of parenteral solutions in flexible plastic containers by 15 million units per year. As of December 31, 2010, we had spent approximately €7.4 million and we expect to spend an additional €11.0 million on this facility in 2011 and 2012.

The principal raw materials for our intravenous therapy products are plastic and glass bottles, which we purchase from various European suppliers. None of our hospital products suppliers accounted for more than 8% of our total hospital products supply purchases in each of the year ended December 31, 2010 and the six months ended June 30, 2011.

The following table describes our principal hospital products and their respective applications:

Product Description	Main Applications

Intravenous therapy:

Intravenous fluid and electrolyte solutions. Main product groups include hypotonic solutions, isotonic solutions, hypertonic solutions and plasma volume expander solutions.	Fluid and electrolyte replacement and conduit for the administration of medicines.

Intravenous washing solutions. Washing solutions in specially designed containers.	Cleaning of injury and operation areas and urological irrigation.

Intravenous mixtures. Ready-to-use intravenous mixtures of potassium, antibiotics, gastroprotective agents, levofloxacine and paracetamol for various purposes. We complement this product by offering Grifill, a system for the preparation of intravenous mixtures at in-hospital pharmacies using the principle of sterile filtration. We obtained a product license for Grifill in December 2003 from the FDA, which allows us to market and sell this product in the United States.	Increases safety and efficiency by rendering unnecessary the mixing of solutions at in-hospital pharmacies.

Nutrition:

Soyacal fat emulsion. Fat emulsion at 10% and 20%, administered intravenously.	The fat emulsion is the main energy source for the patient in parenteral nutrition, providing calories and acid fats.

Glucose solution. High glucose concentrate (5%, 15%, 30% and 50%).	Offers carbohydrate support for a patient’s diet that is administered intravenously.

Dietgrif enteral liquid diets. Oral diets with all the requirements for balanced nutrition. Different diets include standard, standard fiber, polypeptidic, hyperproteic and energetic.	For patients who are unable to eat enough to maintain a nutritious diet, administered through feeding tubes as well as orally.

Amino acid solutions. Solutions at 8% and 10% and hyper-nitrogenated amino acid solutions.	Offers amino acid support for a patient’s diet.

Medical devices. Disposable sterile therapeutic medical products and radiological diagnosis instruments.	The products are used in uruology, radiology, cardiology, neurology hemodynamics, anesthesia, urodynamics and lithotripsy.

Hospital logistics. Products, some manufactured by third-parties, like furniture, transport carts, bottling instruments and software programs, including our own Pyxis system.	Used in the logistical organization of the pharmacy and general warehouse of hospitals as well as in hospital management, admissions and accounting.

The production, marketing and sale of our parenteral solutions are subject to the prior registration of such products with the competent authorities of the jurisdiction where the product is to be marketed and sold. We have approximately 77 licenses for our hospital products registered in eight European Union countries and eight countries in Latin America. Our sales representatives sell primarily to pharmacy, nutrition and gastroenterology units in hospitals and other units in hospitals that use our medical devices, using our own distribution network. We also sell a product called the Misterium, a mini sterile modular room, a “cleanroom,” which we uniquely design for each order and then install where the customer requests.

Our marketing strategy focuses mainly on further penetration of the United States market with our Grifill product for the preparation of intravenous mixtures and of the Spanish and Latin American markets through the sale of the Pyxis logistics products.

In addition, we have initiated an international and the geographical diversification strategy for the division through third-party agreements, including a five-year agreement with CareFusion, a global leader in medical technology, to distribute the BlisPack system throughout several countries of Europe, Middle East, Africa and Asia. BlisPack is a system designed by us to automate the cutting of prescription pill blister packs, and identification of specific drugs for individual patients to be used by hospitals.

The Diagnostic Division

Our Diagnostic division focuses on researching, developing, manufacturing and marketing of in vitro diagnostics products including analytical instruments and reagents for diagnostics, as well as blood bank products. We believe we are the leader in Spain in the automated immunology market and are second in the blood bank and immunohematology markets. The Diagnostic division accounted for 11.0% and 8.9% of our net sales in the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

We assemble our machines individually at our Parets del Vallès facility. We manufacture our blood bags at our Las Torres de Cotillas facility which has an estimated capacity of eight million blood bags per year. See the section entitled “— Property, Plant and Equipment.”

Our principal diagnostic products are:

Product Description	Main Applications

Immunohematology:

Wadiana/Erytra analyzers. Automated immunohematology analyzers which use gel technology.	Used to perform routine pre-transfusion testing and immunohematology tests in general.

Immunology:

Triturus analyzers. Fully automated analyzer with open system for any ELISA test offering multi-test/multi-batch capability.	Allows hospitals to automate the enzyme immunoassays in microtiter plate format and to process several batches of samples simultaneously.

Reagents, instrumentation and software. Instruments, reagents and software for coagulation testing.	Used to establish the coagulation status of patients and to handle the corresponding results.

Hemostasis:

Q-Coagulometer analyzers. Fully automated hemostasis analyzer which uses reagents to measure coagulation levels.	Used to diagnose and measure coagulation status of patients with coagulation-related and hemorrhagic disorders.

Blood banks:

Leucored and Standard Blood bags. Blood bags configured according to all blood bank separation protocols. Leucored blood bags incorporate an in-line filtration system.	Used for collection and transfusion of blood.

In addition to our own products, we offer our customers products from outside sourcing to complement our existing product lines such as immunology products from Meridian Diagnostics, Inc., IMMCO Diagnostics, Inc., AESKU Diagnostics GmbH and DIESSE Diagnostica Senese S.p.A., and hemostasis products from Alere Inc.

The production, marketing and sale of our diagnostic products are subject to the prior registration of such products with the competent authorities of the jurisdictions where the product is to be marketed and sold. In particular, we obtained an FDA license to sell the Wadiana analyzer in the United States in May 2003. We have approximately 746 diagnostic product licenses registered in a total of 45 countries in Europe, the United States, Latin America and Asia.

Our marketing strategy for the diagnostic division focuses mainly on continuing the penetration of our Wadiana/Erytra analyzers and related gel cards in the principal world markets directly or through marketing partners. In particular, we are building a diagnostics sales team focused on the United States market.

Geographic Markets

The following chart presents our total revenues by geographic market:

	Six Months
	Ended
	June 30,	Years Ended December 31,
	2011	2010	2009	2008
	(In thousands of Euros)

European Union	246,144	432,191	424,591	404,099
United States and Canada	267,124	339,018	296,659	290,666
Rest of the World	122,073	219,521	191,936	119,546
Total	635,341	990,730	913,186	814,311

Research and Development

Research and development is a significant aspect of our business and is mostly concentrated in the Bioscience division. We also collaborate from time to time with governmental authorities in our research and development projects and receive grants and/or interest-free preferential loans from Spanish governmental authorities and not-for-profit organizations for use on such projects. As a result of our past and ongoing investment in research and development, we believe that we are positioned to continue as a leader in the plasma-derived therapies industry. Innovation by research and development operations is critical to our future growth and ability to remain competitive in our industry. We have a strong commitment to science and technology with a track record of accomplishments and pipeline opportunities. In 2010, we spent more than €36.6 million (3.7% of net revenues) in research and development. In the six months ended June 30, 2011, Grifols and Talecris combined spent more than €25.7 million (4.0% of net revenues) in research and development and had approximately 706 scientists and support staff dedicated to research and development.

Our principal research and development objectives are developing new products, researching new applications for existing products and improving our manufacturing processes to improve yields, safety and efficiency. The following are our Bioscience division initiatives:

•	Developing new products. We constantly obtain, purify and inactivate proteins whose therapeutic purpose is known, such as its use as a fibrin sealant. Fibrin sealant is a combination of two plasma proteins (fibrogen and thrombin) that is being developed as an adjunct to surgical hemostasis. When locally applied, both proteins mix and coagulate producing a biological adhesive that mimics natural fibrin blood clot. We are currently carrying out clinical trials for this protein in vascular, organ and soft-tissue surgery and we estimate launch of this product in 2014. A Phase I safety study regarding the safety and efficacy of Plasmin for the treatment of aPAO was completed. A Phase II study is currently ongoing. We are also preparing a new catheter design for improved administration of Plasmin. We are thereby using the experience of our Hospital and Diagnostic divisions to deliver potential synergies. Among the additional products under development, the most relevant are: a topical Thrombin to help stop bleeding during surgery; Prothrombin Complex with potential indications on reversal of warfarin overdose in anticoagulated patients or treatment of Factor VIII inhibitors in hemophilia A; Intravenous fibrinogen, with indication in congenital and acquired deficiency and, potentially, in massive bleedings; and a human derived supplement for cell culture for use in research and, potentially, for cGMP applications related to, for example: biotechnology (recombinant protein production), stem cell based regenerative medicine or gene therapy;

•	Researching new applications for existing products. We have been conducting clinical trials for the use of Fanhdi and Alphanate, anti-hemophilic products that consist of the Factor VIII protein and use the von Willebrand coagulation factor, on patients who have a von Willebrand factor deficiency. We have launched this product in Italy and in the United States and we expect to seek its license in other countries. We have undertaken several studies to explore alternative uses for albumin. We began a line of research focused on the systematic practice of therapeutic plasmapheresis with albumin in the treatment of Alzheimer’s disease in 2005 with the participation of the ACE Foundation (Catalan Institute of Applied Neuroscience) and Hospital Vall d’Hebron in Barcelona, Hospital Gregorio Marañón in Madrid, Howard University in Washington, D.C., and the Mid Atlantic Geriatric Association in New Jersey. The positive interim results obtained from the first studies were published in 2009 and led to the design of a further medical study combining plasmapheresis and intravenous immunoglobulins that began in 2011. In addition to the Alzheimer’s research, we signed a collaboration agreement with the Fundacio Clinic per a la Recerca Biomedica (the Clinic Foundation for Biomedical Research) to finance two additional lines of albumin research. The first is an ongoing multicenter trial that uses albumin on patients with liver cirrhosis and ascites to prevent the complications inherent to this illness. The second trial includes conducting plasma replacements in patients with acute-on-chronic liver failure and it is expected that the first patient will be treated during 2010. We are also conducting a pilot randomized clinical trial with Anbinex (antithrombin) in cardiac surgery with cardiopulmonary bypass, as well as a study of the efficacy and safety of Anbinex treatment in patients suffering from severe burns. We plan to include Talecris’ Thrombate to these programs.

We also have other ongoing clinical trials to expand the range of indications for existing products, including two in idiopathic thrombocytopenic purpura with Flebogamma 10% DIF, one in children with primary immunodeficiency with Flebogamma 5% DIF and one with Niuliva (hepatitis B intravenous immunoglobulin) in liver transplantation. There are other clinical trials to extend our current licenses to other countries in antithrombin III congenital deficiency, emphysema due to congenital deficiency of Alpha-1 Antitrypsin and hemophilia A and B.

At a much more basic and earlier (non-clinical) research phase, we are active with several of our proteins in relevant fields such as Oncology, Chronic Obstructive Pulmonary Disease, Regenerative Medicine, Coagulation and some specific potential applications such as prolongation of the half-life of coagulation factors or treatment of drug overdoses.

•	Improving our manufacturing processes to improve yields, safety and efficiency. Among the projects related to improving yields, safety and efficiency, we are developing a nanofiltered Factor VIII/VWF concentrate that will increase the already excellent safety margin of our current products while simplifying process steps, which will improve efficiency without significantly impacting yields. Research is being done also in liquid formulations for Alpha-1 Antitrypsin, which would represent an advantage for the user and reduce production costs associated with freeze-drying the product. Alternative packaging materials are being developed for albumin and IVIG, which would represent an advantage to the user because of ease of use. Also in development is a nanofiltered albumin preparation that would improve the already well established safety profile of albumin and might be of interest for certain end users, like vaccine manufacturers.

Research is also ongoing to improve plasma management and monitoring worldwide. We completed the plasma bottle sampling system for use in all of our blood donor centers in the United States. Additionally, there are ongoing trials with radio frequency identification in the Los Angeles warehouse and the collection centers. During the year, pilot tests have been carried out to study the possible thermodynamic effect of radio frequency identification on plasma temperature.

The research and development team in the Hospital division primarily focuses on developing complementary products and on improving the safety and efficiency of existing ones. In the fluid therapy market, work continues on the study of stabilities of various ready-to-use mixtures in polypropylene packaging, in order to increase the range of mixtures available for hospital use. In 2009, we also began developing physiological saline and 5% glucose electrolyte solutions packaged in polypropylene bags. These bags are partially filled at different volumes for the purposes of adding medication.

Research and development in the Diagnostic division primarily focuses on the development of reagents and equipment for pretransfusional testing and hemostasis diagnosis. The following are the principal research and development projects that we are currently undertaking in the Diagnostic division:

•	the continued development of technology associated with the classification of blood types through the use of gel technology;

•	a research project to enable us to work with frozen blood bags to improve the availability and quality of the reagent red cells manufactured therefrom is ongoing, as diluted red cells are an important reagent in the screening process of antibodies and antibody identification. It is estimated the project will be completed by the end of 2011;

•	a new stand-alone digital reader will be launched during the last quarter of 2011 in order to automate the reading and interpretation process of the gel cards we manufacture and sell;

•	a new auto analyzer to perform ELISA techniques in microplates. This analyzer is set to replace the current Triturus, of which over one thousand units have been sold and placed worldwide. This new instrument will increase the output and sample and reagents capacity in comparison to the Triturus, adding some new features such as continuous loading and unloading of samples and an innovative simplified fluidic system;

•	a new Hemostasis Analyzer, complementary to the Q-Coagulometer, that will be able to serve medium to large laboratories. It will have about three times the capacity and output of the Q-Coagulometer;

•	a newly formulated thromboplastin reagent is close to completion. Additionally, a new liquid Thrombin reagent of human origin is in the final stage of development. We are also working on a new activated cephaline reagent based on synthetic phospholipids; and

•	an instrument called Stat, which will be able to read the results shown by the multicards (rapid blood typing test), is being developed by our Swiss subsidiary acquired in 2009.

While our current protein products are derived from human plasma, we expect that recombinant technologies will be a major source of new protein therapies commercialized in the future. We have initiated recombinant protein development programs for Plasmin, Factor VIII and A1PI. Recombinant or recPlasmin is a patentable form of Plasmin that retains key properties of Plasmin that make it a candidate for development as a therapy for ischemic stroke. We have filed composition of matter patents covering recPlasmin. We are conducting pre-clinical development of recombinant Factor VIII and A1PI utilizing advanced protein-production technology licensed from Crucell N.V.

Marketing and Sales

General

We currently sell Bioscience, Hospital and Diagnostic products to hospitals and clinics, GPOs, governments and other distributors in over 100 countries.

In the United States, group purchasing organizations, which are referred to as GPOs, are entities that act as purchasing intermediaries for their members, which are primarily hospitals, nursing homes and other healthcare providers. GPOs negotiate the price and volume of supplies, equipment and pharmaceutical products, including plasma derivatives, used by their members. Hospitals report that GPOs save them 10% to 15% on their purchases. The GPOs’ large market position and their substantial purchasing volume provide them with significant negotiating power, resulting in price pressures for manufacturers like us. Approximately 54% and 45% of our sales in the United States were made through GPOs in the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

We market our products to the GPOs’ members and their clients through focused sales presentations. Although price and volume are negotiated by the GPO, the actual sales are made to the GPO’s authorized distributor(s) at the contract price, and the distributor then sells the products to the GPO’s members. For safety and post-sale service reasons, the distributor is required to provide us with the specifics of the ultimate delivery to the client.

The sales, marketing and distribution process is different in Europe, where the bulk of sales are generally made directly to hospitals, with private fractionation companies meeting most of European demand. We have developed long-standing relationships with major hospitals in most of our European markets, and we believe that hospitals are loyal customers that recognize the high quality and safety of our products, our reliability as a supplier and the strong product expertise and service provided by our sales representatives. Due to the nature of our customer base and the prevalence of repeat sales in the industry, we market our products through focused sales presentations rather than by advertising campaigns. In addition, we provide plasma fractionation and viral inactivation services to Spanish, Czech and Slovak hospitals and clinics.

Sales to Eastern Europe, the Middle East and Japan are made mostly by third parties outside of our sales network. Our sales in Latin America are made mainly by our sales network.

Sales Representatives

We require our sales representatives to be able to highlight the technical differences between our products and those of our competitors. This requires a high degree of training as the salesperson has to be able to interact and discuss the differences with doctors, pharmacists and other medical staff. Sales representatives call on departmental heads, purchasing agents, senior hospital directors and managers. We compensate our sales representatives by means of a fixed salary and a bonus component based on sales. We divide our sales efforts along the lines of our main product categories. Our sales personnel are primarily located in Europe and the United States, but we also have sales personnel in Latin America and Asia.

As of June 30, 2011, we had approximately 372 sales personnel in the Bioscience division, approximately 104 sales personnel in the Hospital division, approximately 110 sales personnel in the Diagnostic division and approximately 50 sales support personnel. Additionally, we have approximately 121 post-sale service personnel that install diagnostic equipment, train users and provide post-sale assistance to customers.

Customers

No single customer accounted for more than 4% of our total revenue in both the year ended December 31, 2010 and the six months ended June 30, 2011. Our top ten customers accounted for approximately 22% and 21% of our total revenue in each of the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. However, we anticipate that we will experience an increase in customer concentration as our net sales in the United States grow as a percentage of our total sales.

Since the late 1980s Talecris has been the “supplier of record” for the Canadian blood system. Under existing contracts, we are the largest supplier of plasma-derived products to the Canadian blood system operators, Canadian Blood Services and Hema Quebec. We transport plasma from Canadian Blood Services and Hema Quebec collection centers to our manufacturing facility in Clayton, North Carolina for manufacture, and return the finished product, along with commercial product, for sale to Canadian Blood Services and Hema Quebec. Pricing for our products and services is set at the beginning of the contract period, subject to adjustment for inflation. The U.S. dollar based contracts are terminable upon default, or the occurrence of certain events, including a third party obtaining Canadian regulatory approval to introduce a significantly superior product or fractionation service, our products or services becoming obsolete, or if we make certain nonrelated improvements and Canadian Blood Services or Hema Quebec do not accept the associated price increase. Talecris awarded new five year contracts in December 2007, which became effective April 1, 2008. The contracts may be extended for two one-year terms upon agreement of the parties. Under these contracts, we fractionate 100% of the Canadian plasma initially and a majority of the Canadian plasma throughout the contract period and supply a majority of the Canadian requirements for IGIV during the contract term as well. Canadian Blood Services has elected to pursue a multi-source strategy and although we will continue to be the primary supplier, we anticipate annual volume declines because of their strategy. Hema Quebec currently has a sole source strategy for fractionation of their plasma but could switch to a multi-source strategy. In 2010, Talecris fractionated 71% of Canadian plasma and supplied 67% of Canadian requirements of IGIV.

Advertising

We do not conduct any widespread advertising. Instead, we participate in medical conferences and fairs and occasionally publish advertisements in medical magazines.

Distribution

We believe that having our own distribution network staffed with highly trained personnel is a critical element of a successful sales and marketing effort. Through this network, we are able to provide high-quality pre and post-sales service, which we believe enhances brand recognition and customer loyalty. Our distribution network is experienced in the proper handling of our products and allows us to know where our products are located, enabling us to act quickly in the event of a suspected problem or product recall.

Our sales, marketing and distribution network includes approximately 128 employees. Our distribution network personnel are located in Europe, Latin America, the United States and Asia and handle the distribution of our biopharmaceutical and other medical products as well as goods manufactured by other premier healthcare companies which complement our own products.

During 2010, we distributed products through our own distribution network. In some cases, particularly in the field of Diagnostics, we distribute products through marketing partners and third-party distributors. We have a direct presence in 24 countries and we have carefully selected distributors in more than 100 countries around the world. We have a responsive, effective logistics organization that is able to meet the needs of hospital centers throughout the world punctually.

Each of our commercial subsidiaries is responsible for the requirements of the local market. It is our goal that each commercial subsidiary is recognizably one of our companies by its quality of service, ethical standards and knowledge of customer’s needs. This strong local knowledge enables us to build and maintain long term relationships with customers in the hospital to earn their trust and confidence.

Patents and Trademarks

General

As of June 30, 2011, Grifols owned approximately 673 patents and patent applications, of which approximately 184 are in the process of final approval. These patents are granted a 20-year protection period. Only approximately 222 of these patents are set to expire in the next 10 years. As of June 30, 2011, we also owned approximately 1,568 trademarks, of which approximately 158 are in the process of final approval. We are in the process of including the Talecris intellectual property into our portfolio and therefore, its intellectual property is not included herein.

We maintain a department with personnel in Spain and in the United States to handle the patent and trademark approval and maintenance process and to monitor possible infringements. We are not aware of any infringements of our patents and trademarks and we do not license any of our patents to third parties.

Plasma Derivative Products

As of June 30, 2011, we owned approximately 438 patents and patent applications related to plasma derivatives. The most important of these patents include:

•	Process for the production of virus-inactivated human Gammaglobulin G. We have patents for this process in Argentina, Austria, Belgium, Chile, Czech Republic, Finland, France, Germany, Greece, Hong Kong, Hungary, Ireland, Italy, Japan, Mexico, Netherlands, Portugal, Slovakia, Spain, Sweden, Switzerland/Liechtenstein, Turkey, United Kingdom, Uruguay and the United States which are either pending registration or are set to expire between 2022 and 2024;

•	Use of Therapeutic Human Albumin for the preparation of a drug for the treatment of patients suffering from cognitive disorders. We have patents for this process in Argentina, Australia, Brazil, Canada, Chile, China, the European Union, Hong Kong, Japan, Mexico, New Zealand, Russia, Spain, Uruguay and the United States which are either pending registration or are set to expire between 2027 and 2028; and

•	Process for removing viruses in fibrinogen solutions. We have patents for this process in Argentina, Australia, Austria, Belgium, Brazil, Canada, Chile, Czech Republic, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Japan, Mexico, Netherlands, New Zealand, Poland, Portugal, Slovakia, Spain, Sweden, Switzerland/Liechtenstein, Turkey, United Kingdom and the United States which are either pending registration or are set to expire in 2024.

Hospital and Diagnostic Products

As of June 30, 2011, we owned approximately 235 patents and patent applications related to our Hospital and Diagnostic products. The most important of these patents include:

•	Process for the sterile filling of flexible material bags (Grifill). We have patents for this apparatus in Austria, Belgium, Chile, Denmark, France, Germany, Italy, Japan, Mexico, Netherlands, Portugal, Spain, Sweden, Switzerland/Liechtenstein, United Kingdom and the United States which are set to expire between 2014 and 2022;

•	Bags with filtration system (Gribag). We have patents for this vessel in France, Germany, Italy, Japan, Portugal, Spain, Switzerland/Liechtenstein and the United Kingdom which are set to expire between 2012 and 2014;

•	Instrument for the precise low rate administration of parenteral solutions without the need for mechanical equipment (Griflow). We have patents for this process in Austria, Belgium, Brazil, France, Germany, Italy, Japan, Mexico, Portugal, Switzerland/Liechtenstein, United Kingdom and the United States which are set to expire between 2011 and 2014;

•	Wadiana machine for clinical analysis. We have patents for this apparatus in Argentina, Austria, Belgium, Brazil, Chile, France, Germany, Italy, Japan, Mexico, Netherlands, Portugal, Slovakia, Spain, Switzerland/Liechtenstein, United Kingdom and the United States which are set to expire between 2018 and 2023;

•	Triturus machine for automated laboratory tests. We have patents for this apparatus in Argentina, France, Germany, Italy, Japan, Mexico, Spain, United Kingdom and the United States which are set to expire in 2018;

•	Centrifuge machine for clinical analysis, which we have a patent for in Spain and which is set to expire in 2018;

•	Blister handling machine (Blispack). We have patents for this apparatus in Argentina, Brazil, Chile, Spain, the European Union and Mexico which are either pending registration or are set to expire in 2028;

•	Q Coagulometer. We have patents for this apparatus in Spain, the European Union, Japan and the United States which are either pending registration or are set to expire in 2025; and

•	Erytra apparatus for the automatic analysis of samples on gel cards. We have patents for this apparatus in Argentina, Australia, Brazil, Canada, Chile, China, Spain, the European Union, Hong Kong, Japan, Mexico and the United States which are either pending registration or are set to expire in 2029.

Licenses from Third Parties

We use certain technologies developed by third parties through licensing arrangements that provide for our payment of royalties to the patent holder. We currently use only one non-exclusive license for the viral inactivation of plasma for transfusions through the individual treatment of plasma units granted by the German Red Cross and covering the territories of Spain, Portugal, the Czech Republic, Argentina, Chile and Mexico.

The method used is photo-inactivation in the presence of methylene blue and light radiation. Exclusivity rights under the related patent and, consequently, our obligation to pay royalties for this license expired in August 2011.

We license from Bayer HealthCare LLC certain intellectual property rights. Under the licensing agreement with Bayer Healthcare, we were granted a royalty-free, worldwide and perpetual license covering certain intellectual properties not acquired by us in connection with our formation transaction. As amended on August 10, 2007, the agreement permits us, subject to specified limitations, to grant a sublicense to Baxter International Inc., Baxter Healthcare Corporation, and certain of their affiliates relating to certain Japanese patent rights not acquired by us in connection with our formation transaction.

Property, Plant and Equipment

Our headquarters are located in Barcelona, Spain. As of June 30, 2011, we leased or owned facilities in 24 countries. We currently own or lease nine manufacturing facilities in seven locations, four of which have plasma fractionation capabilities. The table below shows the geographic location of each manufacturing facility, the products manufactured, the number of units manufactured and current manufacturing capacity, as well as other facilities of the company.

			2010 Actual	Current Installed
Complex	Location and Size	Products(1)	Production(2)	Annual Capacity(2)

Industrial Complex One Parets	Barcelona, Spain 58,285 square meters of which we own 45,647 square meters	Fanhdi Factor VIII Albumin Grifols Anbin - Antithrombin III Flebogamma IVIG Intramuscular Gammaglobulins Trypsone - A1PI Novix Factor IX	1,933 liters 1,888 liters 70 liters 2,585 liters 54 liters 283 liters 40 liters	2,450 liters 2,200 liters 400 liters 4,100 liters 450 liters 450 liters 60 liters

Industrial Complex Two Parets	Barcelona, Spain 35,525 square meters of which we own 19,853 square meters	Parenteral Solutions Gel Cards	21.3 million rigid bottles 12 million units	45 million rigid bottles 18 million units

Industrial Complex Three Parets	Barcelona, Spain 40,113 square meters which we rent	Plasma Storage	0.6 million liters	0.8 million liters

Industrial Complex USA	Los Angeles, California 93,078 square meters which we own	Albutein Albumin Alphanate Factor VIII Alphanine IX Profilnine	1,340 liters 1,223 liters 125 liters 51 liters	1,500 liters 2,000 liters 500 liters 100 liters

Clayton Facility	Clayton, North Carolina 69,203 square meters of which we own 60,771 square meters	Koate Factor VIII Plasbumin/Plasmanate-Fraction V Antithrombin III Gamunex-C IVIG Intramuscular Gammaglobulins Prolastin/ Prolastin-C A1PI	2,200 liters 2,376 liters 220 liters 3,381 liters 60 liters 3,012 liters	2,700 liters 2,400 liters 1,700 liters 5,200 liters 350 liters 3,503 liters

			2010 Actual	Current Installed
Complex	Location and Size	Products(1)	Production(2)	Annual Capacity(2)

City of Industry USA	Temple, California 5,000 square meters which we rent	Plasma storage	400 liters	1,200 liters

Industrial Complex One Murcia	Murcia, Spain 10,285 square meters which we rent	Blood bags	6 million equivalent units	8 million equivalent units

Industrial Complex Two Murcia	Murcia, Spain 26,873 square meters which we own	Parenteral and intravenous solutions	21.5 million flexible containers	27 million flexible containers

Industrial Complex Switzerland	Fribourg, Switzerland 12,000 square meters which we rent	Multicards	0.2 million units	2.5 million units

Industrial Complex Australia	Melbourne, Australia 3,838 square meters which we own	Gel Cards	1 million units	7.0 million units

Plasma Testing Lab Austin, TX	Austin, TX, USA 2,235 square meters which we rent	Plasma testing	N/A	N/A

Plasma Testing Lab San Marcos, TX	San Marcos, TX, USA 7,670 square meters which we own	Plasma testing	N/A	N/A

Headquarters Sant Cugat Barcelona	Sant Cugat, Spain 32,211 square meters which we rent	Headquarters	N/A	N/A

Plasma Testing Lab Raleigh, North Carolina	Raleigh, North Carolina 7,061 square meters which we rent	Plasma testing	N/A	N/A

Melville Facility	Melville, New York 9,562 square meters which we rent	Plasma fractionation	1,286 liters	1,550 liters

			2010 Actual	Current Installed
Complex	Location and Size	Products(1)	Production(2)	Annual Capacity(2)

Benson	Benson, North Carolina 3,642 square meters which we rent	Plasma storage	758 liters	1,200 liters

(1)	For diagnostic products, other than blood bags, there is not a meaningful installed capacity measurement as each unit is built and assembled individually.

(2)	In thousands of liters, except as indicated.

The Parets del Vallès plant has an estimated fractionation capacity of 2.1 million liters per year, while the Los Angeles plant has an estimated fractionation capacity of 2.2 million liters per year. The Clayton facility has an estimated fractionation capacity of 2.6 million liters per year. The Melville facility has an estimated fractionation capacity of 1.6 million liters per year. In 2010, we fractionated 1.9 million liters, 1.2 million liters, 2.5 million liters and 1.3 million liters of plasma at the Parets del Vallès, Los Angeles, Clayton and Melville plants, respectively. In the six months ended June 30, 2011, we fractionated 1.0 million liters, 0.6 million liters, 1.1 million liters and 0.7 million liters of plasma at the Parets del Vallès, Los Angeles, Clayton and Melville plants, respectively.

In addition to the plasma fractionation facilities, the Parets del Vallès plant also has energy generation, research and development, packaging and storage facilities for the Bioscience division and the Hospital division.

The manufacturing facilities in Parets del Vallès and Las Torres de Cotillas, Spain meet all the regulations and standards of the European health authorities. In addition, the Instituto Grifols plant in Parets del Vallès holds an establishment license granted by the FDA in 1995, as well as an ISO 9001 certification for its parenteral solutions and diagnostic manufacturing facilities. The manufacturing facilities in Los Angeles, California are subject to regulation by the FDA and are currently operating under a consent decree obtained by the FDA and the United States Department of Justice. See the section entitled “— Legal Proceedings — Alpha Consent Decree.”

We lease most of our plasma collection centers as well as our main laboratory facility located in Austin, Texas. We believe that we maintain licenses with the appropriate regulatory authorities, including the FDA, for all of these locations.

Insurance Coverage

The following describes the most significant risks that we face in our operations and our insurance coverage contracted to mitigate such risks.

General and Product Liability

We have a program of insurance policies designed to protect us and our subsidiaries from product liability claims. The program expires in May 2012. Our protection from product liability exposure includes worldwide coverage against claims brought by persons who, because of their use of our products, become infected by any product we sold. The maximum amount of coverage for product liability claims is €105 million per claim per year. However, for claims for HIV and hepatitis B or C infections, the maximum aggregate amount covered is up to €13.0 million. See the subsection below entitled “— Self-insurance.”

Our master liability program also protects us and our affiliates, except for our United States operations, from liability for environmental damages. This risk is covered up to a maximum of €13.0 million.

Biomat USA, PlasmaCare and Talecris Plasma Resources are not covered by our master liability insurance program and they maintain a separate liability insurance policy with Beazley Insurance Company.

The policy covers the plasmapheresis business activities and expires in May 2012. The maximum amount of coverage for liability claims under the policy is $10.0 million per claim per year.

Property Damage and Business Interruption

Our property damage and business interruption master insurance policy covers us and our subsidiaries (including the United States subsidiaries) and expires in May 2012. This master policy covers damages suffered by plants and buildings, equipment, machinery, raw materials, supplies, semi-finished products and finished products. Under the terms of this master policy, the insurer will cover damages produced by fire, smoke, lightning and explosions, among others, for up to $500.0 million in the United States and up to €360.0 million for the rest of the world. It also covers material damages or losses produced by equipment or machinery breakdown, flooding and robbery or looting, among others, for up to €40.0 million, €20.0 million, and €2.0 million, respectively.

In addition, this policy covers loss of profit for a period of indemnity of 24 months with a deductible equivalent to up to 5 business days of lost profits for our Spanish and United States subsidiaries. Pursuant to the loss of profit benefit, in the event that any or all of our plants stop production due to an event not excluded under the policy, the insurer must cover fixed expenses, in addition to net profits we did not earn during the term of coverage.

Self-insurance

We are self-insuring part of the risks described above through the purchase of a portion of the relevant insurance policies by Squadron Reinsurance., Ltd., one of our wholly owned subsidiaries. We self-insure the first €10.0 million per claim per year of our product liability policy and the first €200,000 per loss for property damage and the first 10 days of lost profits. These amounts are in addition to the deductibles for each of the policies that make up our insurance coverage programs.

Employees

As of June 30, 2011, we had 11,174 employees. The table below shows the number of employees as of such date by geographic location and the function they perform.

	Number of	Marketing		R&D and		Senior
Location	Employees	and Sales	Production	Technical	Administrative	Management

Spain	2,383	255	1,466	246	374	42
Rest of European Union	275	151	28	27	53	17

Total European Union	2,658	406	1,493	273	427	59
United States	8,282	306	7,032	420	452	71
Rest of the World	234	143	23	13	43	11

Total	11,174	855	8,548	706	922	142

Our employees, other than those added in the Talecris acquisition, have an average of 6 years with Grifols.

We actively train our employees. The Grifols Academy of Plasmapheresis opened in Spain during the second quarter of 2011. It is a meeting point for advanced training on all processes related to the preparation and production of plasma-derived medicines. In addition, the “Grifols Academy” will be a dissemination center for scientific and business knowledge, fostering a continued exchange among experts and other external bodies, such as healthcare professional associations, hospitals, schools and universities, among others.

Our commitment to fostering training initiatives is consistent with the degree of specialization required by the hemoderivative industry. In 2009, we opened the “Grifols Academy of Plasmapheresis” in Phoenix (Arizona, USA), which has been attended by 905 participants and at which over 8,628 hours of training were taught in 2010.

Our Spanish employees are represented by two labor unions, the Workers’ Commissions (Comisiones Obreras) and the Workers General Union (Unión General de Trabajadores). The remainder of our employees are not represented by labor unions. Only the employees of our subsidiaries in Spain, Germany, Italy, France, Argentina and Brazil are covered by collective bargaining agreements. We have not experienced any significant work stoppages in the last 15 years, except for a one-day general strike in Spain in June 2002. We consider our employee relations to be good.

We subscribe to an insurance policy that covers death or permanent disability of employees caused by work accidents. All of our employees are covered under this policy. We implemented a pension plan in all our Spanish entities beginning on January 1, 2002, which excludes top management and which requires us to make matching payments to these employees.

Legal Proceedings

General

We are involved in various legal proceedings in the ordinary course of our business. In the event of adverse outcomes of these proceedings, we believe that resulting liabilities will either be covered by insurance or not have a material adverse effect on our financial condition or results of operations.

Alpha Consent Decree

The Los Angeles fractionation plant has been operating since 1998 under a consent decree agreed to by Alpha, the operator of the plant at that time, the FDA and the United States Department of Justice as a result of certain quality deficiencies. Namely, Alpha was noncompliant with FDA mandated good manufacturing practices. We acquired this plant from Alpha in 2003 with the consent decree in place. The consent decree provides for annual inspection of the plant by the FDA. On February 17, 2006, the FDA advised us that they would no longer require third party review and approval of product lots prior to their respective releases, as originally required under the consent decree.

We have worked with the FDA to reconcile any deficiencies identified by the FDA and believe that we currently maintain licenses with all appropriate regulatory authorities, including the FDA, for this location. We believe that we have significantly improved manufacturing standards at the Los Angeles plant. We have invested in the upgrade of the sterile filling areas of the plant and are planning further capital investments with a view toward the removal of the consent decree in the medium term. However, we cannot assure you that the consent decree will be removed in such period or at all, and while the consent decree remains in place we will continue to incur increased costs and expend administrative resources related to it. Although we cannot guarantee if or when the consent decree will be lifted, based on the current level of compliance, there are no commercial activities that are prohibited or limited by the consent decree.

Hemophilia Associations

Since the 1980s, it has been alleged that hemophiliacs became infected with hepatitis C and/or the HIV virus by using clotting factor concentrates derived from human plasma, like our Factor VIII products. Beginning in 1997 the Spanish Hemophilia Association (Federación Española de Hemofilia) has periodically approached us seeking contributions on behalf of Spanish hemophiliacs who had been infected during the 1980s with hepatitis C and/or the HIV virus. Neither the Spanish Hemophilia Association nor any of its members has ever commenced formal legal proceedings against us (except for three cases brought by members that were adjudicated in our favor). We have been involved in several legal proceedings (acto de conciliación) relating to such matters.

In February 2005, a claimant brought a claim against the Health Board of Castilla y Leon claiming €180,000 in damages due to the alleged contraction of hepatitis C and the health authorities requested that this claim be extended to include us. We contested this claim and the claim was rejected by the Administrative Court in February 2011. The claimant has filed another appeal before the Supreme Court which is pending resolution.

In 2007, we were notified of a claim for maximum damages of €12,690,000 filed by a group of 100 Catalan hemophiliacs against all plasma fractionation companies. During 2008, this claim was rejected. The ruling was appealed but the claim was rejected by the Appeals Court in January 2011. The claimant has filed another appeal before the Supreme court which is pending resolution.

Plasma Centers of America, LLC and G&M Crandall Limited Family Partnership

Talecris had a three year Amended and Restated Plasma Sale/Purchase Agreement with Plasma Centers of America, LLC (“PCA”) under which Talecris was required to purchase annual minimum quantities of plasma from plasma collection centers approved by Talecris, including the prepayment of 90% for unlicensed plasma. Talecris was also committed to finance the development of up to eight plasma collection centers, which were to be used to source plasma for Talecris. Under the terms of the agreement, Talecris had a conditional obligation to purchase such centers under certain conditions for a sum determined by a formula set forth in the agreement. Talecris provided approximately $4 million (excluding accrued interest) in financing related to the development of such centers and advanced payments for unlicensed plasma. Talecris recorded a provision within SG&A during 2008 related to loans and advances provided.

In August 2008, Talecris notified PCA that they were in breach of the Amended and Restated Plasma Sale/Purchase Agreement. Talecris terminated the agreement in September 2008. In November 2008, TPR filed suit in federal court in Raleigh, North Carolina against the G&M Crandall Limited Family Partnership and its individual partners as guarantors of obligations of PCA. Talecris was served in January 2009 in a parallel state action by PCA, alleging breach of contract by TPR. The federal case has been stayed. On December 13, 2010, a jury in the state court case rendered a verdict in the amount of $37 million in favor of PCA against TPR in a breach of contract claim. Talecris is evaluating its response to this verdict, including post-trial motions and appeal. Interest on the verdict, if sustained, will accrue at 8% simple interest from the date of breach.

Foreign Corrupt Practices Act Investigation

We are continuing an internal investigation into potential violations of the FCPA at Talecris which occurred prior to the acquisition. In July 2009, Talecris voluntarily contacted the DOJ to advise them that they were conducting an internal investigation into potential violations of the FCPA. The FCPA investigation is being conducted by outside counsel under the direction of our Board of Directors. The investigation into possible improper payments to individuals and entities made after Talecris’ formation initially focused on payments made in connection with sales in certain Eastern European and Middle Eastern countries, primarily Belarus, Russia, and Iran, but we are also reviewing sales practices in Brazil, Bulgaria, China, Georgia, Libya, Poland, Turkey, Ukraine, and other countries as deemed appropriate. The DOJ has not indicated what action it may take, if any, against us or any individual, or the extent to which it may conduct its own investigation. Even though Talecris self-disclosed this matter to the DOJ and we continue to cooperate with the DOJ on this matter, it or other federal agencies may seek to impose sanctions on us that may include, among other things, debarment, injunctive relief, disgorgement, fines, penalties, appointment of a monitor, appointment of new control staff, or enhancement of existing compliance and training programs. Other countries in which we do business may initiate their own investigations and impose similar penalties. As a result of this investigation, shipments to some of these countries have been suspended while we put additional safeguards in place. In some cases, safeguards involved terminating consultants and suspending relations with or terminating distributors in countries under investigation as circumstances warranted. Talecris resumed sales in countries where they believed that they had appropriate safeguards in place and we are reallocating products to other countries as necessary. We made an initial presentation of some of the findings of the internal FCPA investigation to the DOJ in July 2011. We will continue to present our findings from the investigation to the DOJ.

Compliance with Pharmaceutical Pricing Agreement

In November 2009, Talecris received a letter from the USAO for the Eastern District of Pennsylvania. The USAO requested a meeting to review the Talecris’ compliance with the terms of the PPA under the Public Health Service program. Specifically, the USAO asked for information related to the sale of Talecris’ IGIV product, Gamunex, under that program. In order to have federal financial participation apply to their products under the Medicaid program and to obtain Medicare Part B coverage, manufacturers are required to enter into a PPA. The PPA obligates manufacturers to charge covered entities the Public Health Service price for drugs intended for outpatient use. The Public Health Service price is based on the Medicaid rebate amount. We believe that we have complied with the terms of the PPA and federal law. If the USAO determines that Talecris’ practices were inconsistent with the terms of the PPA, the USAO has stated that it may file a civil action against Talecris under the Anti-fraud Injunction Act and seek a court order directing Talecris to comply with the PPA or, potentially, proceed under some other legal theory. We could also be subject to fines, damages, penalties, appointment of a monitor, or enhancement of existing compliance and training programs as a result of government action. We are cooperating with the investigation and intend to respond to information requests from the USAO. We believe that Talecris complied with the terms of the PPA and federal law.

Antitrust approval of Talecris-Grifols Merger

On April 29, 2011, Grifols, S.A. and Talecris entered into a Consent Agreement with the staff of the Bureau of Competition of the FTC which provided for certain conditions to the closing of the acquisition. The FTC accepted the Consent Agreement for public comment on May 31, 2011. The Consent Agreement required us to divest certain assets to Kedrion. Specifically, we agreed to sell Kedrion (i) Talecris’ fractionation facility located in Melville, New York; (ii) two plasma collection centers located in Mobile, Alabama, and Winston Salem, North Carolina; (iii) an agreed quantity of plasma; and (iv) the exclusive right to sell, in the United States, the Factor VIII product previously sold under Talecris’ brand name Koate. The Consent Agreement permits us to lease the Melville facility back from Kedrion for up to four years. In addition, the Consent Agreement required us to enter into various Divestiture Agreements with Kedrion to implement the Consent Agreement, including (i) a contract manufacturing agreement under which for seven years we will manufacture at least 300,000 plasma liter equivalents of (x) Koate, (y) private label IVIG and (z) private label albumin, for sale by Kedrion in the United States; and (ii) a five-year option for Kedrion to purchase a non-exclusive license to Koate-related intellectual property for use in the United States. The Consent Agreement also required the appointment of an independent monitor to oversee our compliance and requires us to submit periodic reports to the FTC setting forth in detail the manner and form in which we intend to comply, are complying, and have complied with the Consent Agreement. As required by the Consent Agreement we satisfied all necessary conditions within ten days of the completion of the acquisition. Our next compliance report to the FTC is due in 2012.

Shareholder Litigation Regarding the Talecris-Grifols Merger

Four purported class action lawsuits were filed by Talecris stockholders challenging the acquisition. Two of the lawsuits were filed in the Court of Chancery of the State of Delaware and have been consolidated under the caption In re Talecris Biotherapeutics Holdings Shareholder Litigation, Consol. C.A. No. 5614-VCL. The other two lawsuits were filed in the Superior Court of the State of North Carolina and are captioned Rubin v. Charpie, et al., No. 10 CV 004507 (North Carolina Superior Court, Durham County), and Kovary v. Talecris Biotherapeutics Holdings Corp., et al., No. 10 CV 011638 (North Carolina Superior Court, Wake County). The lawsuits name as defendants Talecris, the members of the Talecris Board of Directors, Grifols, S.A. and its subsidiary, Grifols Inc., and, in the Delaware consolidated action, Talecris Holdings and Stream Merger Sub, Inc. The two North Carolina actions have been stayed.

All of the lawsuits allege that the individual defendants (and, in the consolidated Delaware action, Talecris Holdings) breached their fiduciary duties to the Talecris stockholders in connection with the proposed transaction with Grifols, and that Grifols (and, in one of the North Carolina cases, Talecris, and in the Delaware action, Grifols Inc.) aided and abetted those breaches. The Delaware complaint alleges, among other things, that the consideration offered to Talecris stockholders pursuant to the proposed transaction was inadequate; that the Talecris Board of Directors failed to take steps to maximize stockholder value; that Talecris’ initial public offering and debt refinancing in 2009 were intended to facilitate a sale of Talecris; that Cerberus and Talecris Holdings arranged the proposed merger for the benefit of Cerberus, without regard to the interests of other stockholders; that the voting agreements impermissibly locked up the transaction; that the Merger Agreement contained terms, including a termination fee, that favor Grifols and deter alternative bids; and that the preliminary Form F-4 filed on August 10, 2010 contained material misstatements and/or omissions, including with respect to the availability of appraisal rights in the merger; the purpose and effects of the Virginia reincorporation merger; the antitrust risks of the proposed transaction; the financial advisors’ analyses regarding the Grifols’ non-voting stock to be issued in connection with the transaction; and the fees to be paid to Morgan Stanley by Talecris and Grifols in connection with the proposed transaction. The Delaware complaint also alleges that Talecris stockholders are entitled to appraisal rights in connection with the transaction pursuant to Section 262 of the Delaware General Corporation

Law, and that the transaction violates the Delaware General Corporation Law by failing to provide such rights. The Delaware action seeks equitable and injunctive relief, including a determination that the stockholders have appraisal rights in connection with the merger, and damages.

On October 29, 2010, the parties to the Delaware litigation entered into a Memorandum of Understanding (“MOU”), reflecting an agreement in principle to settle that litigation. On January 24, 2011, the parties filed a settlement agreement with the Delaware Chancery Court, providing for the complete settlement of the Delaware and the North Carolina actions. The settlement provides, among other things, for the provision of appraisal rights in accordance with DGCL 262 in connection with the transaction; for an increase in the merger consideration by an additional 500,000 shares of Grifols non-voting shares to holders of Talecris common stock other than the Talecris specified affiliates; and for certain additional disclosures provided therein. The settlement also provides for a dismissal of the Delaware and North Carolina actions with prejudice and a release of claims. The Delaware Chancery Court approved the settlement agreement on October 17, 2011. The Delaware litigation was thereby formally settled and dismissed and the North Carolina actions are in the process of being dismissed.

INDUSTRY OVERVIEW

The Plasma Industry

We operate within the plasma industry. We refer to our operations pertaining to the plasma industry as our “Bioscience Division.” We derive most of our industry related data from the Marketing Research Bureau (“MRB”) reports. The MRB publishes a study of the worldwide plasma-derivative product market once every three years. They also publish a study of the U.S. market once a year. The information included in this prospectus is from the worldwide study of the year 2008, which was published in 2009 and the U.S. study of the year 2010, which was published in 2011.

Plasma Source and Collection

Plasma derivatives are proteins that are found in human plasma and that, once isolated and purified, have therapeutic value. Plasma, a liquid that accounts for approximately 50% of blood, is obtained after separation via centrifugation of red blood cells, white blood cells and platelets. Proteins are the key component of plasma, accounting for 7% of plasma’s composition (water accounts for 90% of plasma’s composition). Proteins are made of albumin, which accounts for 60% of protein volume, globulins (IVIG), which account for 15%, coagulation factors, which account for 1%, and other proteins, which account for the remaining 24%. There are hundreds of proteins present in plasma; however, only a handful of these proteins have been developed for therapeutic applications to date.

The plasma industry is characterized by essential raw materials (representing greater than 50% of costs on average), with access to raw materials important to growth. Plasma can be obtained from three main sources: long-term blood supply agreements with blood donation organizations, plasma collection centers and third-party suppliers. There are two main methods for obtaining plasma, the “plasmapheresis” method, which is the main source of plasma for the United States and internationally, and the traditional method.

Plasmapheresis was invented by Dr. Grifols in 1949. Plasma obtained through plasmapheresis is referred to as “source plasma.” Through this method, plasma is mechanically separated from the cellular elements of blood (such as red and white cells and platelets) through centrifugation or membrane filtration at the time the donation is made. These cellular elements are then returned to the donor as part of the same procedure. Because blood cells are returned, it is possible for individuals to donate plasma up to twice per week, making this method more viable than the traditional method for obtaining plasma. The traditional method is through the separation of plasma from blood obtained from a blood donation, referred to as “recovered plasma.” Although recovered plasma may be used in the production of plasma derivatives, the amount of plasma obtained through this method is insufficient to cover the existing demand for plasma because donors are limited to making one donation every three months.

In order to prevent the deterioration of coagulation factors, plasma is typically frozen as soon as possible after collection. Source plasma is generally frozen within six hours following donation, whereas recovered plasma must first be separated from the blood cells and frozen within 24 to 72 hours if intended for the fractionation and purification of proteins.

According to the MRB, the human plasma-derived products industry has demonstrated revenue growth at a compound annual rate of approximately 6.8% from 1994 through 2008 with worldwide sales of approximately $11.8 billion in 2008. Sales in the United States have grown at a compound annual rate of approximately 9% from 1993 through 2010, with sales of $4.8 billion in 2010, representing a 3.4% increase over 2009, according to the MRB. Although the industry has experienced consistent worldwide growth in demand, a more balanced supply and demand dynamic has moderated price increases. Demand for plasma derivatives has grown substantially through active management of disease, the discovery of new therapeutic applications, the development of new products and the increase in prophylactic use. The two main regions for sale of plasma derivatives in 2008 were North America and Europe, which together represent 73% of global sales of plasma-derived therapies.

The largest sales region is North America, estimated to be $4.33 billion in 2008, followed by Europe, estimated to be $4.27 billion. Although prices are not regulated in the United States, the presence of large GPOs, which are entities that act as purchasing intermediaries for hospitals and physicians, may create pricing pressure as they command substantial purchasing volumes. Prices in Europe are subject to regulations that fix maximum prices in certain countries.

The policy of the World Health Organization and many European jurisdictions is based on a recommendation that blood and its derivatives be obtained from voluntary, altruistic donors. Payment to donors is prohibited in most European countries; however, the United States permits payment to donors. Because of this limitation, most European countries are unable to meet their supply requirements and rely on the United States paid donations to fill the supply gap. The United States supplies approximately 60% of the world’s plasma.

Effectively, the United States only permits the sale of plasma derivative products that have been manufactured with plasma collected in the United States. Plasma collected in the United States can be used in plasma derivative products sold in most world markets, whereas plasma collected in Europe is generally used only in the country where it is obtained.

The plasma collection industry is heavily regulated in the United States. Federal, state and local regulations are designed to protect the health of the donors as well as the integrity and safety of the plasma. In the United States, the opening of a plasma collection center is subject to a licensing and certification process by the FDA and periodic inspections of facilities and processes. Normally it takes approximately 12 months from the time a collection center begins to operate until a plasma collection center receives FDA approval. The FDA regulates the characteristics, operation and qualification of personnel of plasma collection centers. According to FDA rules, a donor of plasma can donate plasma up to twice a week. Failure to comply with FDA, state or local regulations, may ultimately result in the forced closure of a collection center or monetary fines or both, depending on the issues involved.

United States and European regulatory authorities impose stringent requirements to avoid the transmission of blood-borne diseases. Each donation is typically tested for the following infections: hepatitis A, hepatitis B, hepatitis C, parvovirus B19 and HIV. Then it is sent to a fractionator, where it undergoes additional viral marker testing as well as nucleic acid testing in the production environment. Thereafter, it is broken down into its constituent parts, or “fractions.” “Bulk” fractions are further refined into final products through various purification processes, formulation and aseptic filling.

Entry into the plasma derivatives manufacturing business requires an understanding of the operationally complex nature of the business, which requires a highly skilled workforce with specialized know-how; significant intellectual property, including trade secrets relating to purification of products and pathogen safety; the need to develop recognized and trusted brands as well as sales, marketing and distribution infrastructures and relationships; and the ability to comply with extensive regulation by the FDA and comparable authorities worldwide. Additionally, the construction and maintenance, including regular improvements necessitated by evolving standards of cGMP, of production facilities requires extensive capital expenditures and may involve long lead times to obtain necessary governmental approval. Further, unlike small molecule pharmaceutical products, which are often subject to patent expirations on a defined date, plasma-derived protein therapies are usually protected through intellectual property relating to process, including trade secrets, which may not have a scheduled expiration. New entrants may, however, develop and market competing products by subcontracting portions of the manufacturing process, such as fractionation or purification, from existing plasma derivative manufacturers. Also, existing fractionators with operations in one region are increasingly entering other regional areas. In addition, new competitors in the United States would need to secure an adequate supply of United States plasma.

Principal Plasma Derivative Products

Collected plasma, whether source or recovered, is fractionated to isolate component proteins, which are then purified. The fractionation occurs in tanks at near freezing temperatures to maintain the integrity of the proteins.

The four largest selling plasma proteins, which together constituted approximately 74% of plasma-derived product sales in the world in 2008 and 78% in the United States in 2010 and their therapeutic properties are:

•	IVIG is the part of the plasma that contains antibodies. IVIG assists in the treatment of primary and secondary immunological deficiencies, idiopathic thrombocytopenic purpura (“ITP”), Guillain-Barré syndrome, Kawasaki disease, Allogeneic bone marrow transplant, and Chronic Inflammatory Demyelinating Polyneuropathy (“CIDP”). In addition, physicians prescribe IVIG for a variety of diseases, including multiple sclerosis, skin disease and asthma, even though these uses are not described in the product’s labeling and differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These unapproved, or “off-label,” uses are common across medical specialties, and physicians may believe such off-label uses constitute the preferred standard of care or treatment of last resort for many patients in varied circumstances. IVIG is also currently being investigated for use in the treatment of Alzheimer’s disease and other neurological conditions. Industry participants believe that, because IVIG is a complex mixture of antibody molecules, it is unlikely that a recombinant (or synthetic) alternative will be developed within the foreseeable future. IVIG has global sales of $5.1 billion, which represents 43.4% of the total plasma derivatives sales. IVIG sales experienced significant growth in recent years driven by improving usages, physician awareness and a strong reimbursement environment, and it now represents the largest plasma-derived product by sales value. It is one of the key growth drivers of the industry largely due to the increasing number of medical conditions for which IVIG is used;

•	Factor VIII is a blood coagulation factor which ensures that blood coagulates correctly after hemorrhage. Persons born with Factor VIII deficiency or who acquire this deficiency over time through the formation of antibodies that inactivate it, require administration of Factor VIII in determined situations (before surgery or after injury or serious hemorrhage). Factor VIII is also often used for the treatment of hemophilia A, a disease that is suffered by one out of every 10,000 men (women are not susceptible to this disease). Factor VIII used in these cases is either extracted from human plasma or is genetically modified into a recombinant substitute from bovine, mouse or hamster cells. Recombinant products account for most sales in the Factor VIII market. In 2008, worldwide plasma-derived Factor VIII and von Willebrand Factor annual sales were approximately $1.8 billion, comprising 15.5% of total plasma derivatives sales. Plasma-derived Factor VIII and von Willebrand Factor had a compound annual growth rate of 8.7% over the past ten years. Growth in Factor VIII is being driven by increased patient identification and treatment in developing countries. The current per capita Factor VIII utilization is significantly higher in the United States and Europe than in developing countries;

•	Albumin is the most commonly found protein in plasma and represents the biggest product by volume but has low unitary prices given its commoditized nature. One of albumin’s main functions is to carry and store a wide variety of small molecules such as bilirubin, cortisol, sex hormones, free fatty acids and some medicines. Albumin is used in the treatment of burns, severe hemorrhage, sepsis, hemodialyzed patients with hypotension, nephritic syndrome and necrotizing pancreatitis, among others. Biotechnology companies also use high-purity albumin as a stabilizer for their products. Clinical trials are currently underway for new applications for this product, including, among others, for the treatment of stroke and liver cirrhosis. Albumin has global sales of $1.7 billion, comprising 14.4% of the total plasma derivatives industry. The demand for albumin has increased since 2000 and is projected to grow moderately over the next few years; and

•	A1PI is a naturally occurring, self-defensive protein produced in the liver. A1PI is used to treat congenital A1PI deficiency-related emphysema. This deficiency may predispose an individual to several illnesses but most commonly appears as emphysema in adults. U.S. sales of A1PI have experienced a compound annual growth rate of 16% between 1997 and 2010. We believe there are approximately 11,000 individuals currently identified with A1PI deficiency in North America and Europe with 5,500 of those individuals currently undergoing A1PI treatment, based on internal estimates. There are an estimated 200,000 individuals with A1PI deficiency at high risk for development of emphysema in North America and Europe. Many individuals with symptoms are misdiagnosed before receiving a diagnosis of A1PI deficiency-related emphysema. Based on patient registries in many European countries, we believe that severe A1PI deficiency is also prevalent in Europe, and that European patients may represent approximately 30% of potential global sales. Epidemiological surveys have demonstrated that there is significant latent demand for A1PI as only approximately 10% of all patients in need of treatment have been identified (source: Alpha-1-antitrypsin deficiency. High prevalence in the St. Louis area determined by direct population screening. Silverman EK, et al. Am Rev Respir Dis. 1989; 140:961-966). Even fewer patients are being treated using an A1PI product due to the limited number of countries with licensed product.

Plasma Derivative Worldwide Sales by Category

The following table presents a breakdown of global sales by plasma derivative product in 2008:

Percentage of
Product	Global Sales

IVIG	43.4%
Factor VIII(1)	15.5%
Albumin	14.4%
Factor IX	2.7%
Hyperimmunes	7.6%
Alpha 1 Proteinase Inhibitor (“A1PI”)	3.6%
Fibrin glue	3.7%
Antithrombin III	2.9%
Others	6.2%

Source: Marketing Research Bureau

(1)	Including sales of von Willebrand Factor

Plasma-Derived Products Sales by Geographic Region

Due to the cost of plasma-derived therapies, the majority of plasma sales are derived from the more economically developed regions in the world. Compared to the United States and Canada, where the industry is open, though highly regulated, Europe is characterized by local fractionators, considerable government control and divergent health care systems.

The following table presents a breakdown of 2008 global sales for plasma derivatives by region:

Percentage of
Region	Global Sales

North America	36.7%
Europe	36.2%
Asia Pacific	15.3%
Latin America	5.7%
Middle East	2.6%
Others	3.5%

Source: Marketing Research Bureau

Historical Market Growth of Plasma-Derived Products

•	IVIG. According to the MRB, worldwide sales for IVIG have grown at a 12.5% compound annual rate between 1994 and 2008, although current growth is materially lower. This growth has been driven by increased evidence that IVIG is effective in treating a broader universe of ailments than previously considered and increased incidence of acquired autoimmune and other ailments due to an increase in life expectancy.

•	Factor VIII. According to the MRB, the worldwide sales of plasma-derived Factor VIII, including von Willebrand factor sales, have grown at a 5.1% compound annual rate between 1994 and 2008, and

Grifols and Talecris believe that demand growth will continue. The United States Factor VIII market is supplied primarily by recombinant products. We believe that continued plasma-derived Factor VIII growth worldwide will be driven by the following therapeutic indications:

•	Treatment of von Willebrand disease. The treatment of von Willebrand disease requires a Factor VIII product containing von Willebrand factor. Von Willebrand factor is not present in recombinant and monoclonal Factor VIII products; and

•	Immune Tolerance Therapy (“ITT”). Plasma-derived ITT is used principally as a second attempt at treatment when an initial course of recombinant ITT has failed. The daily administration of a high dose of either recombinant or plasma-derived Factor VIII for six months to a year is an increasingly popular treatment to combat inhibitors, which are substances that restrict the activity of Factor VIII. Doses in the second attempt at ITT tend to be significantly higher than in the initial course of treatment.

•	Albumin. According to MRB, the worldwide sales demand for albumin has grown at a 0.6% compound annual rate between 1994 and 2008. This slow growth is due to a perception that less expensive alternatives such as saline are as effective as albumin in the treatment of traumatic or hemorrhagic shock and severe burns.

•	Alpha 1 Proteinase Inhibitor (“A1PI”). A1PI is a fourth protein that is growing in sales. According to the MRB, the worldwide sales demand for Alpha-1 has grown at a 14.6% compound annual rate between 1994 and 2008.

Production of Plasma-Derived Products (Fractionation)

Three principle techniques are used to separate proteins into bulk fractions: the Cohn, Kistler-Nitschmann and Chromatography techniques.

Cohn.  Cohn, the most widely employed technique in the industry, which we utilize, subjects plasma to varying conditions of alcohol concentration, pH level and temperature to separate specific protein fractions from the plasma. The fractions are then collected using centrifugation or filtration. Following fractionation, the protein pastes are purified using steps such as solvent detergent treatment, caprylate incubation, column chromatography, and various methods of filtration.

Kistler-Nitschmann.  Kistler-Nitschmann is derived from the Cohn process and is often used in smaller fractionation facilities. This technique produces a limited product range, primarily consisting of immunoglobulins and albumin.

Chromatography.  Chromatography separates plasma proteins by specifically targeting the unique characteristics of each protein, which include: molecular size, using gel filtration; charge, using ion exchange chromatography; and known reactions with specific molecules, using affinity chromatography. Chromatography has higher product purity and superior product yields compared to the Cohn technique. However, regulatory hurdles, including the approval process for the procedure and the type of production facility required, have made the cost of switching to chromatography very expensive. As a result, few plasma fractionators have adopted this technique for fractionation, although many use it for purification.

Once the plasma has been broken down into bulk fractions using one of these separation techniques, each fraction undergoes a series of production steps including purification, filling, freeze-drying (for those products requiring lyophilisation), packaging and distribution. Purification involves the further isolation of the fraction, as well as viral removal/inactivation steps, using a variety of technologies. The specific procedures used differentiate the end product and are generally proprietary to each fractionator.

Plasma Supply

Plasma-derived product manufacturers secure human plasma in the United States from either third-party supply contracts (e.g., with a blood bank or with an independent plasma collection company) or from vertically integrated plasma collection centers. Historically, several of the largest global fractionators relied on smaller, independently owned United States source plasma collection companies to supply a portion of their plasma supply. Over time, fractionators chose to vertically integrate and acquire many of these suppliers. Currently, all four of the largest global fractionators are either fully integrated or have a significant percent of their total plasma collection internalized as a result of vertical integration.

We believe the growth in United States source plasma collections over the past several years has been higher than in other geographic areas. Such belief is based on our view that the growth of source plasma collection in the United States is primarily due to (i) the desire of fractionators to have the flexibility to export United States source plasma for the manufacture of products outside the United States, (ii) the favorable collection environment for source plasma centers in the United States, and (iii) the decreasing availability of recovered plasma worldwide.

Market estimates continue to point to new growth in United States source plasma, as new centers are developed in the United States and individual plasma center productivity improves. Despite the growth in United States source plasma supply, a continued increase in demand for plasma products in recent years has led to industry supply constraints, which stimulated the addition of new plasma collection centers to meet the increased need for source plasma.

In response to IVIG demand, we and certain of our competitors and independent suppliers opened a significant number of new plasma collection centers. We believe that worldwide plasma collection is increasing and will continue to increase in future years, primarily driven by increased plasma collection in the United States. As a result, the supply of IVIG inventory has increased throughout the distribution channel.

Fractionation and Purification

Currently, product production capacity may be limited by fractionation capacity or purification capacity. We, along with certain of our competitors, have announced plans to invest in the development of additional fractionation and purification capacity.

Manufacturing and Sale of Plasma Derivative Products

The manufacture and sale of plasma derivative products is heavily regulated. Manufacturing facilities and processes must be licensed by the FDA to manufacture medicinal products to be sold in the United States. Likewise, manufacturing facilities and products are also subject to strict European regulations to manufacture medicines intended for distribution in the European Union.

The plasma derivative product, like medicinal products, is also subject to prior licensing by the competent authorities of the jurisdiction where the product is to be marketed and sold. The licensing process generally requires the applicant to conduct clinical trials and submit information certifying the safety, efficacy and quality of the product. The requirements, formalities and timetables for the registration process generally vary from jurisdiction to jurisdiction.

In the European Union, the licensing requirements of the different member countries have been largely unified for pharmaceutical products. However, in the area of biological products this trend has been slower. Today, mutual recognition for cGMP inspections and licensing procedures through mutual recognition or centralized procedure at the EMA are in place and fully operational.

United States Plasma Products Distribution

Historically, manufacturers of plasma-derived products sought to distribute their finished product through the same distribution channels as pharmaceuticals, typically through wholesalers, which purchased products at fixed prices, re-sold them at contract prices and charged the difference to the manufacturer. The plasma therapeutics market, however, has evolved from wholesalers to highly specialized plasma distributors, including:

•	“Group Purchasing Organizations,” which are referred to as GPOs, which are umbrella buying groups representing inpatient and outpatient hospitals and non-acute members who benefit through consolidated supply contracts. GPOs do not purchase products directly, rather, they select authorized distributors which purchase inventory and handle all product logistics for their members;

•	Wholesalers/Distributors either provide product directly to, or enter into distribution agreements with, hospitals, GPOs, and physician offices. The distributor is generally paid service fees for “encumbered” products on a GPO contract, or they purchase “unencumbered” products directly from manufacturers which are not part of a GPO contract;

•	Homecare and specialty pharmacy providers are a growing segment which provides patient treatment in the home, either through self-medication or with the assistance of a nurse. These providers either purchase products direct from manufacturers or through GPOs; and

•	Manufacturer Direct programs distribute products directly to a physician’s office or a patient’s home.

The distribution by product line and type are summarized as follows:

•	According to the MRB, it is estimated that 45% of the IVIG sold in the United States in 2010 was purchased by hospitals; alternate infusion sites, including physician offices represented about 20% of IVIG volume; and homecare companies represented 30% of the IVIG volume;

•	A1PI is generally distributed by homecare companies and specialty pharmacies and administered by a nurse at home or at a hospital infusion suite;

•	Albumin is generally used in surgical and trauma settings and is generally sold to hospital groups; and

•	Clotting factors, such as Factor VIII, generally are self-administered by patients and are mainly channeled from manufacturers to patients through home care companies and similar agencies.

The Hospital Pharmacy Sector

In addition to the plasma industry, our “Hospital Division” operates in the hospital pharmacy sector. In order to be marketed and sold, hospital products must comply with local regulations that generally require that these products be shown to be safe and effective. Competition is primarily based on price and quality of service. Since freight costs can affect profitability significantly, sales of intravenous therapy products, such as parenteral solutions (fluid therapy), are generally made to markets that are relatively near manufacturing facilities.

The Spanish and Portuguese markets for intravenous therapy have experienced stable growth. According to IMS Health, a leading provider of information to the pharmaceutical and healthcare industries, the intravenous therapy market in Spain was €127 million in 2010. According to AENE, the Spanish market for enteral nutrition products was €244 million in 2010. In addition, the Spanish market for parenteral nutrition fluids consisted of total sales of €25 million in 2010, according to IMS Health.

The In Vitro Diagnostic Market

We also operate a “Diagnostic Division.” The three most important sectors of the in vitro diagnostic market in which we sell our diagnostic products are the following:

•	immunohematology, which is the diagnosis of blood type and the screening of antibodies, accounting for 2.6%, or $1.11 million, of the 2010 world market for in vitro diagnostic products according to the business information company Global Data;

•	immunology, which is the study of defense mechanisms against antigens, accounting for 47.9%, or $20.4 million, of the 2010 world market; and

•	hemostasis, which is the analysis of processes related to blood coagulation, accounting for 4.0%, or $1.70 million, of the 2010 world market.

The diagnostic products market encompasses mainly products related to the analytical testing of biological samples to determine the presence and characteristics of pathogens, to study defense mechanisms against antigens and to analyze processes related to blood coagulation. The testing is performed in vitro, that is, outside the body, with samples of blood, urine or other bodily fluids and tissues. These tests are generally carried out in laboratories.

The in vitro diagnostic market has grown significantly over the past few years as a result of the introduction of new technologies, increasing test volumes and favorable pricing environments. Significant technological progress and automation have resulted in specific and precise diagnoses. This improvement in diagnosis translates into a better application and monitoring of therapies and an improvement in disease prevention.

In order to be marketed and sold, diagnostic products must comply with local regulations that generally require that these products be shown to be safe and effective. These are products that, even though they are not pharmaceutical, are in contact with the human body or its fluids. Competition for diagnostic products is based on reputation for quality and safety, the particular features of the product and, to a lesser extent, price.

REGULATORY MATTERS

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, approval, manufacturing, labeling, post-approval monitoring and reporting, packaging, promotion, storage, advertising, distribution, marketing and export and import of healthcare products such as those we collect, manufacture, sell and/or are currently developing. The process of obtaining regulatory approvals and the subsequent substantial compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The following is a summary of the overall regulatory landscape for our business.

United States Government Regulation.  In the United States, the FDA regulates drugs, biologics and plasma collection under the Federal Food, Drug, and Cosmetic Act and implementing regulations. Failure to comply with the applicable FDA requirements at any time during the product-development process, approval process or after approval may result in administrative or judicial sanctions. These sanctions could include, as applicable, the FDA’s imposition of a clinical hold on trials for drugs, devices or biologics, refusal to approve pending applications, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution or any combination of these sanctions. Any agency or judicial enforcement action could have a material adverse effect on us.

The BLA Approval Process.  Drugs that are also biological products must also satisfy the requirements of the Public Health Service Act and its implementing regulations. In order for a biological drug product to be legally marketed in the United States, the product must have a Biologic License Application (“BLA”), approved by the FDA.

The steps for obtaining FDA approval of a BLA to market a biological product in the United States include:

•	completion of preclinical laboratory tests, animal studies and formulation studies under the FDA’s good laboratory practices regulations;

•	submission to the FDA of an Investigational New Drug Application (“IND”), for human clinical testing, which must become effective before human clinical trials may begin and which must include approval by an independent Institutional Review Board, which is referred to as an IRB, at each clinical site before the trials may be initiated;

•	performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices to establish the safety and efficacy of the product for each indication;

•	submission to the FDA of a BLA, which contains detailed information about the chemistry, manufacturing and controls for the product, reports of the outcomes and full data sets of the clinical trials and proposed labeling and packaging for the product;

•	satisfactory review of the contents of the BLA by the FDA, including the satisfactory resolution of any questions raised during the review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP to assure that the facilities, methods and controls are adequate to ensure the product’s identity, strength, quality and purity; and

•	FDA approval of the BLA including agreement on post-marketing commitments, if applicable.

Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some preclinical testing may continue after the IND is submitted. The IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials and/or supporting preclinical data as outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. In other words, submission of an IND may not result in the FDA allowing clinical trials to commence. Further, recently enacted healthcare reform law introduced a biosimilar pathway, which will permit companies to obtain FDA approval of generic versions of existing biologics based upon reduced documentation and data requirements deemed sufficient to demonstrate safety and efficacy than are required for the pioneer biologic.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under strict requirements to ensure the protection of human subjects participating in the trial and protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB (usually, but not necessarily specific to each study site), must approve the protocol, subject consent form and any amendments. All research subjects must be informed, among other things, about the risks and benefits of the investigational product and provide their informed consent in writing. Federal regulations governing the protection of human subjects in clinical trials have remained generally consistent for many years, subject to certain amendments. In July 2011, HHS and the FDA issued an advance notice of proposed rulemaking seeking comments on proposals to substantially change aspects of these regulations, seeking comments, for example, on mandating the use of a single IRB for multi-site trials, imposing specified data security and information regulations on trials, imposing new consent requirements with respect to the use of biospecimens that have been stripped of patient-identifiers, and the requiring the use of standardized consent forms. The outcome of this regulatory review is not yet certain, and accordingly its impact on our operations is not clear.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined.

Phase I trials usually involve the initial introduction of the investigational drug into a small group of healthy volunteers (e.g., 10 to 20) to evaluate the product’s safety, dosage tolerance and pharmacokinetics and, if possible, to gain an early indication of its effectiveness.

Phase II trials usually involve controlled trials in a larger but limited patient population (e.g., a few hundred) to:

•	evaluate dosage tolerance and appropriate dosage;

•	identify possible adverse effects and safety risks; and

•	provide a preliminary evaluation of the efficacy of the drug for specific indications.

Phase III trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population (e.g., several hundred to several thousand). Phase III trials usually involve comparison with placebo, standard treatments or other active comparators. Usually two well-controlled large Phase III or pivotal trials demonstrating safety and efficacy are required. These trials are intended to establish the overall risk-benefit profile of the product and provide an adequate basis for physician labeling. Phase III trials are usually larger, more time consuming, more complex and more costly than Phase I and Phase II trials. Since most of our products are aimed at very small populations where it is not always possible to conduct two large studies, regulators may accept one study on a smaller number of patients than would typically be required for pharmaceutical products in general, provided the data are sufficiently robust.

Phase I, Phase II and Phase III testing may not be completed successfully within any specified period, if at all. Furthermore, the FDA, or the companies may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk, have experienced a serious and unexpected adverse event, or that continued use in an investigational setting may be unethical. Similarly, an IRB can suspend or terminate approval of research if the research is not being conducted in accordance with the IRB’s requirements or if the research has been associated with unexpected serious harm to patients.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical trials, together with other detailed information, including information on the chemistry, manufacture and composition of the product, are submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications. In most cases, the BLA must be accompanied by a substantial user fee. The FDA will initially review the BLA for completeness before it accepts the BLA for filing. After the BLA submission is accepted for filing, the FDA reviews the BLA to determine, among other things, whether a product is safe and effective for its intended use and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality, purity and potency.

Under the Pediatric Research Equity Act of 2003, which is referred to as the PREA, BLAs, or supplements to BLAs, must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

Before approving a BLA, the FDA generally will inspect the facility or the facilities at which the product is manufactured. The FDA will not approve the product if it finds that the facility does not appear to be in cGMP compliance. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will either disapprove the application or issue a Complete Response letter in which it will outline the deficiencies in the BLA and provide the applicant an opportunity to meet with FDA representatives and subsequently to submit additional information or data to address the deficiencies. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The testing and approval processes require substantial time, effort and financial resources, and each may take several years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in their efforts to secure necessary governmental approvals, which could delay or preclude us from marketing their products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements.  After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. For example, as a condition of approval of a BLA, the FDA may require post-marketing testing and surveillance to monitor the product’s safety or efficacy. In addition, holders of an approved BLA are required to keep extensive records, to report certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP regulations and practices, as well as the manufacturing conditions of approval set forth in the BLA. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes certain procedural, substantive and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct and prevent recurrence of any deficiencies, and could result in fines or penalties by regulatory authorities. In addition, discovery of problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. The recently enacted healthcare reform law established and provided significant funding for a Patient-Centered Outcomes Research Institute to coordinate and fund Comparative Effectiveness Research. Also, new government requirements, including those resulting from new legislation, may be established that could delay or prevent regulatory approval our products under development.

Orphan Drug Designation.  The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition” that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Orphan drug designation can provide opportunities for grant funding towards clinical trial costs, tax advantages and FDA user-fee exemptions. In addition, if a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity or a meaningfully different mode of administration. Competitors may receive approval of different drugs or biologics for the indications for which the orphan product has exclusivity. However, if a company with orphan drug exclusivity is not able to supply the market, the FDA could allow another company with the same drug a license to market for said indication.

Fast Track Designation.  The FDA’s fast track programs, one of which is fast track designation, are designed to facilitate the development and review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs for the conditions. Fast track designation applies to a combination of the product and the specific indication for which it is being studied. Thus, it is the development program for a specific drug for a specific indication that receives fast track designation. The sponsor of a product designated as being in a fast track drug development program may engage in close early communication with the FDA, including through timely meetings and feedback on clinical trials. Products in fast track drug development programs also may receive Priority Review or accelerated approval (i.e., where the review cycle is set with a six-month review clock instead of 10- or 12-month review clock). Sponsors may also be able to submit completed portions of an application before the entire application is completed; however, the review clock will not officially begin until the entire completed BLA is submitted to and filed by the FDA. The FDA may notify a sponsor that its program is no longer classified as a fast track development program if the fast track designation is no longer supported by emerging data, the designated drug development program is no longer being pursued, or another product that meets the unmet medical need for the same indication is approved first.

Plasma Collection.  The FDA requires a licensing and certification process for each plasma collection center prior to opening and conducts periodic inspections of facilities and processes. Many states also regulate plasma collection, imposing similar obligations and additional inspections and audits. Collection centers are subject to periodic inspections by regulatory authorities, which if noncompliance is alleged, may result in fines, citations, the temporary closing of the centers, loss or suspension of licenses, and/or recall of finished products.

Anti-Fraud and Abuse Regulation.  Since we supply products and services that are reimbursed by U.S. federally funded programs such as Medicare and Medicaid, our activities are also subject to regulation by CMS and enforcement by the OIG within the U.S. Department of Health and Human Services (“HHS”). A provision of the U.S. Social Security Act known as the “Anti-Kickback Law” prohibits providers and others from directly or indirectly soliciting, receiving, offering or paying any remuneration with the intent of generating referrals or orders for services or items covered by a government health care program. Many states have similar laws. Courts have interpreted this law very broadly, including holding that a violation has occurred if even one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. There are statutory and regulatory exceptions (known as safe harbors) that outline arrangements that are deemed lawful. However, the fact that an arrangement does not fall within a safe harbor does not necessarily render the conduct illegal under the Anti-Kickback Law. In sum, even legitimate business arrangements between the companies and referral sources could lead to scrutiny by government enforcement agencies, and require extensive company resources to respond to government investigations. Violations of the Anti-Kickback Law may be punished by civil and criminal penalties and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. The recent U.S. healthcare reform law strengthened provisions of the Anti-Kickback Law.

The federal False Claims Act (“FCA”) is violated by any entity that “presents or causes to be presented” knowingly false claims for payment to the federal government. In addition, the recently enacted healthcare reform law amended the FCA to create a cause of action against any person who knowingly makes a false statement material to an obligation to pay money to the government, or knowingly conceals or improperly decreases an obligation to pay or transmit money or property to the government. For the purposes of these recent amendments, an “obligation” includes an overpayment, which is defined broadly to include “any funds that a person receives or retains under [Medicare and Medicaid] to which the person, after applicable reconciliation, is not entitled . . . .”

The FCA is commonly used to sue those who submit allegedly false Medicare or Medicaid claims, as well as those who induce or assist others to submit a false claim. Courts and government officials have found that “false claims” can result not only from noncompliance with the express requirements of applicable governmental reimbursement programs, such as Medicaid or Medicare, but also from noncompliance with other laws, such as provisions of the Food, Drug and Cosmetic Act that prohibit off-label promotion, or laws that require quality care in service delivery. The qui tam or whistleblower provisions of the FCA allow private individuals to bring actions on behalf of the government alleging that the government was defrauded, with tremendous potential financial gain to private citizens in the event they prevail. When a private party brings a whistleblower action under the FCA, the defendant is not made aware of the lawsuit until the government starts its own investigation or makes a decision on whether it will intervene. Many states have enacted similar laws that also apply to claims submitted to commercial insurance companies. The bringing of any FCA action could require us to devote resources to investigate and defend the action. Violations of the FCA could result in penalties for each separate false claim.

Regulation Outside the United States.  In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical trials and commercial sales and distribution of its products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the United States before it can commence the marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Also, in addition to approval of final products, U.S. plasma centers collecting plasma for manufacture into products to be distributed in the European Union must also be approved by the competent European Health Authority.

Medicines can be authorized in the European Union by using either the centralized authorization procedure or national authorization procedures. The EMA is responsible for the centralized authorization procedure.

Centralized Authorization Procedure.  The EMA is responsible for the centralized procedure, also known as the “Community authorization procedure”, for human medicines. This procedure results in a single marketing authorization called a “Community marketing authorization” that is valid across the European Union, as well as in the EEA/EFTA states Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human medicines that are:

•	derived from biotechnology processes, such as genetic engineering;

•	advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines;

•	intended for the treatment of HIV/Aids, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions; and

•	officially designated “orphan medicines” (medicines used for rare diseases).

For medicines that do not fall within these categories or the “mandatory scope”, companies have the option of submitting an application for a centralized marketing authorization to the Agency, as long as the medicine concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

Applications through the centralized procedure are submitted directly to the Agency. Evaluation by the Agency’s relevant scientific committee takes up to 210 days, at the end of which the committee adopts an opinion on whether the medicine should be marketed or not. This opinion is then transmitted to the European Commission, which has the ultimate authority for granting marketing authorizations in the European Union.

Once a Community marketing authorization has been granted, the marketing-authorization holder can begin to make the medicine available to patients and healthcare professionals in all European Union countries.

National Authorization Procedures.  Each European Union Member State has its own procedures for the authorization, within their own territory, of medicines that fall outside the scope of the centralized procedure.

There are also two possible routes available to companies for the authorization of such medicines in several countries simultaneously:

Decentralized procedure.  Using the decentralized procedure, companies may apply for simultaneous authorization in more than one European Union country of medicines that have not yet been authorized in any European Union country and that do not fall within the mandatory scope of the centralized procedure.

Mutual-recognition procedure.  In the mutual-recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

In some cases, disputes arising in these procedures can be referred to the EMA for arbitration as part of a “referral procedure.”

Orphan Designation.  Applications for designation of orphan medicines are reviewed by the EMA through the Committee for Orphan Medicinal Products (“COMP”). The criteria for orphan designation are:

•	the medicinal product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union at the time of submission of the designation application (prevalence criterion); or

•	the medicinal product is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and without incentives it is unlikely that the revenue after marketing of the medicinal product would cover the investment in its development; and

•	either no satisfactory method of diagnosis, prevention or treatment of the condition concerned is authorized, or, if such method exists, the medicinal product will be of significant benefit to those affected by the condition.

Companies with an orphan designation for a medicinal product benefit from incentives such as:

•	protocol assistance (scientific advice for orphan medicines during the product-development phase);

•	direct access to centralized marketing authorization and 10-year marketing exclusivity;

•	financial incentives (fee reductions or exemptions); and

•	national incentives detailed in an inventory made available by the European Commission.

Since February 1, 2009, orphan medicinal products are eligible for the following level of fee reductions:

•	full (100%) reduction for protocol assistance and follow-up;

•	full (100%) reduction for pre-authorization inspections 50% reduction for new applications for marketing authorization to applicants other than small and medium-sized enterprises;

•	full (100%) reduction for new applications for marketing authorization only to small and medium-sized enterprises; and

•	full (100%) reduction for post authorization activities including annual fees only to small and medium sized enterprises in the first year after granting a marketing authorization.

The funds made available by the Community for fee exemptions for orphan medicinal products amounted to €6,000,000 in 2008.

Canadian Regulatory Process

Authorization to Market:  Therapeutic products can be marketed in Canada after they have been subject to a review to assess their safety, efficacy and quality. A New Drug Submission (“NDS”) must be submitted to Health Canada for review, and a Notice of Compliance (“NOC”) and a Drug Identification Number (“DIN”) received by the sponsor prior to marketing a product in Canada. Responsibility for review of pharmaceutical drug products resides with Health Canada’s Therapeutic Products Directorate (“TPD”), while responsibility for review of biological products are under the Biologics, Radiopharmaceuticals and Genetic Therapies Directorate (“BGTD”). An active DIN is required for any product being marketed in Canada.

Changes to Market Authorization:  There are four classes of changes to existing market authorizations in Canada. Level 1 changes are considered “significantly different” and have the potential to impact safety, efficacy, quality or effectiveness of the product. These require the filing of a Supplemental New Drug Submission (“SNDS”), and an NOC must be issued by Health Canada prior to implementation of the change. Level 2 changes are not considered “significant”, but a Notifiable Change (“NC”) submission must be filed to Health Canada for review, and approval is provided via a “No Objection” letter to the sponsor. Level 3 changes have minimal potential to impact safety, quality or effectiveness, and can be made without prior approval of Health Canada; a summary of these changes is reported to Health Canada with the sponsor’s Annual Drug Notification. Level 4 changes are implemented without any notification to Health Canada, based on no expectation of risk.

Clinical Trials:  A Clinical Trial Application (“CTA”) must be submitted to Health Canada prior to conducting any study protocol that proposes the use of a new product, or the use of an existing product, where the indication, target population, route of administration or dosing differs from the current market authorization. The CTA provides summaries of pre-clinical and clinical studies conducted and (if applicable) chemistry, manufacturing and control data, and is submitted to either TPD (for drug products) or BGTD (for biological products) for review. The TPD or BGTD are responsible for assessing protection and safety of the participants as well as quality of the product; they will issue a “No Objection” letter to sponsors for studies deemed acceptable. Research ethics board approval at each site is also required prior to conduct of the study.

Establishment Licensing:  All establishments in Canada which are involved in the fabrication, packaging/labeling, testing, import, distribution or warehousing of drug products, must have a current establishment license (licenses are issued for a one-year period, and applications need to be re-filed every year). As an importer/distributor, part of the licensing requirements include demonstration that any foreign (non-Canadian) facilities involved in fabrication, packaging/labeling or testing of products imported/distributed under the license comply with Good Manufacturing Practices (“GMP”).

Post-Approval Requirements:  The Health Products and Food Branch Inspectorate (“HPFBI”) of Health Canada periodically inspects licensed establishments in Canada to verify compliance with GMP. Manufacturers and importers are required to monitor the safety and quality of their products and must report adverse reactions to the Marketed Health Products Directorate (“MHPD”) in accordance with a prescribed timeline and format.

Regulatory Process for Markets outside North America and Europe

The majority of regulatory authorities in countries outside North America and Europe require that a product first be approved by the FDA or European authority prior to granting the market authorization in their country. There are a limited number of countries (Bahamas, Bermuda, Guam, Oman and Qatar) that do not require further local product registration for products and products may be distributed based on the existing FDA approval. In addition to requiring the submission of a license application containing documentation supporting the safety, efficacy and quality of the product, many countries require the submission of FDA Export Certificates for products to provide assurance that such products can be legally marketed in the US. The Certificate of Pharmaceutical Product (“CPP”) and/or the Certificate to Foreign Government (“CFG”) are issued by the FDA at the request of the manufacturer seeking licensure in the country outside the US. The CPP conforms to the format established by the World Health Organization (“WHO”) and is intended for use by the importing country when considering whether to license the product in question for sale in that country. The CFG serves to document that the product can be legally marketed in the US and the manufacturer is in compliance with GMP. A limited number of regulatory authorities in countries outside North America and Europe conduct on-site inspections to verify GMP compliance. Failure to maintain and document GMP compliance could result in withdrawal of marketing authorization. In addition changes to manufacturing or testing procedures for the product require approval of the change in the US prior to the submission of the variation to the registration in the international market. These changes may require approval in each market in order to maintain product distribution. Furthermore, any changes in the distributors supporting our export business could result in a loss of sales.

Pharmaceutical Pricing and Reimbursement

In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health programs, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Our products may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on its investment in product development.

In the United States, our products are reimbursed or purchased under several government programs, including, Medicaid, Medicare Parts B and D, the 340B/Public Health Service (“PHS”) program, and pursuant to our contract with the Department of Veterans Affairs. Medicaid is a joint state and federal government health plan that provides covered outpatient prescription drugs for low-income individuals. Under Medicaid, drug manufacturers pay rebates to the states based on utilization data provided by the states. The rebate amount for branded drugs had been equal to a minimum of 15.1% of the Average Manufacturer Price (“AMP”) or AMP less Best Price (“BP”), whichever is greater. The recently enacted healthcare reform law increased the size of the Medicaid rebates paid by drug manufacturers for most brand drugs to a minimum of 23.1% of the AMP, with limitation of this increase on certain drugs, including, for example, certain clotting factors, to a minimum of 17.1%, effective for drugs purchased by Medicaid programs on or after January 1, 2010. In 2010, the healthcare reform law also newly extended this rebate obligation to prescription drugs covered by Medicaid managed care organizations. In addition, the statutory definition of AMP changed in 2010 as a result of the new healthcare reform law, and in November 2010 CMS withdrew previously issued regulations defining this critical pricing term and has not yet issued new regulations. We believe we are making reasonable assumptions regarding our reporting obligations with respect to this new definition, but the adequacy of our assumptions is not certain.

Medicare Part B reimburses providers for drugs provided in the outpatient setting based upon Average Sales Price (“ASP”). Recent federal government reforms to Medicare Part B have reduced the reimbursement rates for IVIG. Beginning January 1, 2008, CMS reduced the reimbursement for separately covered outpatient drugs and biologics, including IVIG in the hospital outpatient setting, from ASP +6% to ASP +5%, using 2006 Medicare claims data as a reference for this reduction. CMS reduced this reimbursement further in 2009 to ASP +4%, using aggregate hospital cost report data as a reference for the reduction. For 2010, the rate remained as ASP+4%, based on a cost-based methodology that also involved reallocating certain overhead costs from packaged drugs to unpackaged drugs. In 2011, relying on the 2010 methodology, CMS increased the rate to ASP +5%. For 2012, as part of a July 2011 proposed rule issued in connection with the Medicare hospital outpatient prospective payment system, CMS has proposed continuing to rely on the 2010-2011 methodology, which according to CMS would result in a rate of ASP +4% or lower as of January 1, 2012. The proposed decrease in reimbursement rates could restrict access to our products.

Medicare Part D is a partial, voluntary prescription drug benefit created by the federal government primarily for persons 65 years old and over. The Part D drug program is administered through private insurers that contract with CMS. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we are required to negotiate prices with private insurers operating pursuant to federal program guidance. These prices may be lower than we might otherwise obtain. In addition, beginning in 2011, the recently enacted healthcare reform law generally requires that in order for a drug manufacturer’s products to be reimbursed under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Program agreement with the Secretary of the United States Department of Health and Human Services, and reimburse each Medicare Part D plan sponsor an amount equal to 50% savings for the manufacturer’s brand name drugs and biologics which the Part D plan sponsor has provided to its Medicare Part D beneficiaries who are in the “donut hole” (or a gap in Medicare Part D coverage for beneficiaries who have expended certain amounts for drugs).

Some payors, including Medicare Part D plans, some state Medicaid programs, and many private health insurers and self-insured health plans reimburse providers for drugs based upon a discount off of the Average Wholesale Price (“AWP”). AWP is a list price determined by third-party publishers, which does not reflect actual transactions in the distribution chain. We do not publish an AWP for any of our products. We may be at a competitive disadvantage where providers are reimbursed on an AWP basis and competitors’ products are reimbursed at higher rates than their corresponding products.

The availability of federal funds to pay for our products under the Medicaid and Medicare Part B programs requires that we extend discounts under the 340B/PHS drug pricing program. The 340B drug pricing program extends discounts to a variety of community health clinics and other specified entities that receive health services grants from the PHS, as well as hospitals that serve a disproportionate share of certain low income individuals. The PHS price (also known as the “ceiling price”) cannot exceed the AMP (as reported to CMS under the Medicaid drug rebate program) less the Medicaid unit rebate amount. We have entered into a PPA with the government in which we agree to participate in the 340B/PHS program by charging eligible entities no more than the PHS ceiling price for drugs intended for outpatient use. The recently enacted healthcare reform law expands the number of qualified 340B entities eligible to purchase the products for outpatient use. The healthcare reform law also imposes a “must sell” obligation on manufacturers that will require manufacturers to offer their products to eligible entities at legally-mandated discount prices if such products are “made available to any other purchaser at any other price.” The healthcare reform law imposes this obligation by requiring HHS to add the requirement to the 340B/PHS program agreements that manufacturers must execute with HHS. Rulemaking to implement this obligation is not yet complete, and as a result the full impact of the changes is not yet certain, however the new provision could be implemented in a manner that requires us to allocate more of our products for sale under the 340B program in order to maintain the availability of federal funds to pay for their products under Medicaid and Medicare Part B coverage. Further regulatory rule making is required to define this new requirement. Additional legislative changes to the 340B program have been proposed, though it is too early to determine which changes will be adopted, or what their impact will be.

We make our products available for purchase by authorized government users of the Federal Supply Schedule (“FSS”), pursuant to their FSS contracts with the Department of Veterans Affairs. Under the Veterans Health Care Act of 1992, which is referred to as the VHC Act, the companies are required to offer discounted FSS contract pricing to four Federal agencies — the Department of Veterans Affairs, the Department of Defense, the Coast Guard and the Public Health Service (including the Indian Health Service) — for federal funding to be made available for reimbursement of any of our products under the Medicaid program and for our products to be eligible to be purchased by those four Federal agencies. FSS pricing to those four Federal agencies must be equal to or less than the “Federal Ceiling Price,” which is, at a minimum, 24% off the Non-Federal Average Manufacturer Price, which is referred to as “Non-FAMP,” for the prior fiscal year.

The recently enacted United States healthcare reform law imposes a fee on manufacturers and importers of branded drugs and biologics based on their sales to United States government health programs. An aggregate fee of $2.5 billion will be imposed on all covered entities for 2011. The aggregate fee will be allocated among applicable manufacturers and importers based on their relative sales to government health programs. The aggregate fee will increase to $4.1 billion for 2018 and is scheduled to be reduced to $2.8 billion for 2019. Beginning in 2013, the healthcare reform law also imposes a new excise tax on many medical devices, equal to 2.3% of the sales price, and excludes devices generally purchased by the general public at retail for individual use. In addition, the Prescription Drug User Fee Act (“PDUFA”), first enacted in 1992, sets forth user fees that pharmaceutical and biological companies pay to the FDA for certain applications for approvals of drugs and biologicals, as well as on the establishments where the products are made, and on the products themselves. The fees under PDUFA cover a substantial portion of FDA’s operating budget, and the measure also addresses aspects of the regulatory approval process, such as timing and procedures. PDUFA is subject to reauthorization by Congress in 2012, and while reauthorization is likely it is not yet certain if the measure will remain substantially unchanged, or be amended in a manner that is favorable or unfavorable to our operations.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. Federal, state and local governments in the United States have enacted and continue to consider additional legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Existing and future legislation could limit payments for biologics such as the drug candidates that we are developing, including possibly permitting the federal government to negotiate prices directly with manufacturers. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. For a discussion of certain risks related to reimbursement and pricing, please see “Risk Factors — Risks Relating to the Healthcare Industry — The implementation of the 2010 health care reform law in the United States may adversely affect our business.

Other Governmental Regulation

Our operations and many of the products that we manufacture or sell are subject to extensive regulation by numerous other governmental agencies, both within and outside the United States. In the United States, apart from the agencies discussed above, our facilities, operations, employees, products (their manufacture, sale, import and export) and services are regulated by the Drug Enforcement Agency, the Environmental Protection Agency, the Occupational Health & Safety Administration, the Department of Agriculture, the Department of Labor, Customs and Border Protection, the Transportation Security Administration, the Department of Commerce, the Department of Treasury, the Department of Justice, the U.S. Office of Foreign Assets Control and others. State agencies also regulate our facilities, operations, employees, products and services within their respective states. Government agencies outside the United States also regulate public health, product registration, manufacturing, environmental conditions, labor, exports, imports and other aspects of our global operations. For further discussion of the impact of regulation on our business, see “Risk Factors — Risks Relating to the Healthcare Industry — Certain of our business practices are subject to scrutiny by regulatory authorities, as well as to lawsuits brought by private citizens under federal and state laws. Failure to comply with applicable law or an adverse decision in lawsuits may result in adverse consequences to us.”

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Pursuant to our Bylaws, we are managed by a Board of Directors (Consejo de Administración) (the “Board”), which may be composed of not less than three and not more than 15 directors. Our current Board has eleven directors. Directors may be either individuals or legal entities. Under Spanish law, our Board is responsible for our management, administration and representation in all matters concerning the business, subject to the provisions of our Bylaws and the powers conferred at the general shareholders’ meeting.

Appointment and Dismissal

Pursuant to our Bylaws, directors are elected by our shareholders to serve for a term of five years and may be re-elected to serve for an unlimited number of terms, except in the case of independent directors, who pursuant to our Board of Director’s Regulations (reglamento de funcionamiento interno del consejo de administración) (the “Board Regulations”) shall not serve as such for a period exceeding 12 years. A director may serve any number of consecutive five-year terms. A director may be either an individual or an entity represented by an individual. If a director ceases to hold office prior to the expiration of his or her term, our Board may fill the vacancy by appointing, from among our shareholders, a new director to replace the outgoing director. Any director so appointed will hold office until the next general shareholders’ meeting when the appointment may be (i) confirmed or (ii) revoked by our shareholders. Any such appointment will be only for the remainder of the term of the outgoing director, without prejudice to such director’s eventual election. A director may resign, or be removed, from office by a resolution of our general shareholders’ meeting at any time. A director who is also our shareholder may vote freely on any of our shareholders’ resolutions relating to the appointment and dismissal of directors (including the appointment or dismissal of that director).

In addition, pursuant to our Board Regulations, directors must tender their resignation to the Board and the Board may accept such resignation, in its discretion, under the following circumstances: (i) when the director ceases to hold the executive position to which such director’s appointment to the Board was related; (ii) when the director becomes unable to hold the office due to a legal cause of ineligibility or incompatibility; (iii) when the director has been formally charged with certain crimes (including, but not limited to, crimes against personal freedom, economic crimes, crimes against the justice administration) or a formal inquiry is opened against him or her by a regulator; (iv) when the director has been severely admonished by the Audit Committee for having breached his or her duties as director; (v) when the director’s participation on the Board may jeopardize our interests or when the reasons for his or her appointment cease to exist; and (vi) in the case of a proprietary director (consejero dominical), when the relevant shareholder ceases to hold its stake in us, or reduces its stake below the level that reasonably justified the appointment of such director.

In addition, under Spanish corporate law, a holder of voting shares (or group of shareholders of voting shares acting together) may, subject to availability of seats on the Board, appoint a number of directors proportionate that shareholder’s (or group of shareholders’) interest in our voting capital. If the voting capital stock represented by the shares held by such shareholder (or group of shareholders) is equal to or greater than the result of dividing our total voting capital stock by the number of directors, such shareholder (or group of shareholders) shall have the right to appoint a proportionate number of directors. For example, a shareholder holding 20 voting shares out of a total of 100 voting shares in a company with five directors will be entitled to appoint one director. Should this power be exercised, shares so pooled shall not participate in the voting for the other members of the Board. However, they may exercise their voting rights with respect to the removal of existing directors. Since such rights apply only to voting shares or non-voting shares that have recovered their voting rights, our Class B shares, and the ADS which represent them in the US, do not count towards the proportional representation right.

Our Board must appoint a Chairman from among its members. Mr. Víctor Grifols Roura is the current Chairman of our Board. The Board shall also designate one or more Vice-Chairmen, who shall be numbered consecutively, and who shall replace the Chairman in the event of impossibility to act or absence.

Our Board may also appoint a Secretary and a Vice-Secretary. Neither the Secretary nor the Vice-Secretary is required to be a member of the Board of Directors; however, the Secretary or the Vice-Secretary will not be entitled to vote on matters before our Board unless he or she is a member of our Board. Mr. Raimon Grifols Roura is the current Secretary non-member of our Board and Ms. Nuria Martín Barnés is the current Vice-Secretary non-member of our Board.

Meetings of the Board of Directors

Pursuant to our Bylaws, a meeting of our Board may be called by the Chairman whenever he considers such a meeting necessary or suitable. The Chairman of the Board is also required to call a meeting at the request of one-third of the directors. Meetings of the Board are called through a letter sent by certified mail with requested return receipt, at least 20 days before the date of the meeting. Such notice of a meeting of the Board must state the place, date and time as well as the issues to be discussed. The Board generally holds a meeting at least every three months and is required to meet at least once a year. The Spanish Companies Law (Ley de Sociedades de Capital) and our Bylaws provide that a majority of the directors (half plus one of the directors present at a meeting) of the Board (represented in person or by proxy by another director on the Board) constitutes a quorum. Except as otherwise provided by law or specified in our Bylaws, resolutions of the Board must be passed by an absolute majority of the directors present or represented at a meeting, with the Chairman having the right to cast a deciding vote in the event of a tie.

Delegation of Powers

Pursuant to Spanish law, a board of directors may delegate its powers either to an Executive Committee (Comision Ejecutiva) or to one or more Chief Executive Officers (Consejeros Delegados). Spanish corporate law provides that resolutions appointing an Executive Committee, any Chief Executive Officer or authorizing the permanent delegation of all, or part of, such board of directors’ powers, requires a two-thirds majority of the members of such board of directors and the registration of such resolution in the Commercial Registry. Pursuant to our Bylaws, our Board may delegate all or part of its powers to one or more directors, or to an Executive Committee. Our Board may also revoke such powers at any time.

Under Spanish corporate law, a board of directors may also grant general or specific powers of attorney to any person whether or not that person is a director or a shareholder. General powers of attorney must be registered in the Commercial Registry. However, Spanish law provides that the following powers may not be delegated: (i) the formulation and submission for approval of the yearly financial statements at the general shareholders’ meeting; and (ii) those powers granted to the board of directors by a general shareholders’ meeting (unless otherwise provided in the relevant shareholders’ resolution).

Mr. Víctor Grifols Roura is currently the Chairman of the Board and Chief Executive Officer (Consejero Delegado) of Grifols, S.A.

Set forth below are the names and current positions of Grifols, S.A.’s directors:

Name	Title	Type	Director Since

Víctor Grifols Roura	Director, Chairman of the Board and Chief Executive Officer (Consejero Delegado)	Executive	July 1991(1)
Juan Ignacio Twose Roura	Director	Executive	April 2000(2)
Ramón Riera Roca	Director	Executive	April 2000(3)
Tomás Dagá Gelabert	Director	Other External	April 2000
Thorthol Holdings B.V. (represented by Mr. José Antonio Grifols Gras)	Director	Proprietary	January 2000(4)
Thomas H. Glanzmann	Director	Other External	April 2006
Edgar Dalzell Jannotta	Director	Independent	December 2006
Anna Veiga Lluch	Director	Independent	December 2008
William Brett Ingersoll	Director	Independent	June 2011
Luis Isasi Fernandez De Bobadilla	Director	Independent	May 2011
Steven Francis Mayer	Director	Independent	June 2011
Raimon Grifols Roura	Secretary non-member	—	July 2001
Nuria Martín Barnés	Vice Secretary non-member	—	July 2001

(1)	Between July 8, 1991 and May 30, 2002, Mr. Víctor Grifols Roura was not a director but sat on the Board as representative of our then director Deria, S.A.

(2)	Between May 25, 2001 and May 30, 2002, Mr. Juan Ignacio Twose Roura was not a director but sat on the Board as representative of our then director Grifols Engineering, S.A.

(3)	Between May 25, 2001 and May 30, 2002, Mr. Ramón Riera Roca was not a director but sat on the Board as representative of our then director Grifols International, S.A.

(4)	Thorthol Holdings B.V. is represented on the Board of Directors by Mr. José Antonio Grifols Gras. Between January 20, 2000 and June 1, 2002 Thorthol Holdings B.V. was not a director but its current representative on the Board, Mr. José Antonio Grifols Gras, sat on the Board as director.

Director Biographies

Víctor Grifols Roura

Mr. Grifols Roura, who in 1985 succeeded his father as Chief Executive Officer of our predecessor, headed the 1987 reorganization that created the company that we are today. Mr. Grifols Roura originally joined our predecessor in 1973 as an Export Manager and later served as Sales Manager. Mr. Grifols Roura earned a business administration degree from the University of Barcelona.

Juan Ignacio Twose Roura

Mr. Twose has served as a director of our predecessor, and now Grifols, S.A., since 1973. He has also served as our Vice-President of Manufacturing since 1988. Mr. Twose has been responsible for our industrial division since our creation. Mr. Twose received a degree in Industrial Engineering from the Escuela Técnica Superior of Barcelona.

Ramón Riera Roca

Mr. Riera has served as our director since 2000. He also serves as our Vice-President of Marketing and Sales. Mr. Riera joined our predecessor in 1977, became the Vice President of Marketing & Sales in 1988 and Managing Director of Grifols International in 1997. Mr. Riera earned a degree in Chemical Sciences from the Autonomous University of Barcelona.

Tomás Dagá Gelabert

Mr. Dagá has served as our director since April 2000. Mr. Dagá is also a member of the board of directors of Scranton Enterprises B.V., Zambon, S.A., Pharmazam S.A. and StoraEnso Barcelona, S.A. Mr. Dagá is also a trustee of the Joaquim Molins Figueras Foundation in Barcelona. Mr. Dagá is the managing partner of the Barcelona office of the law firm Osborne Clarke Spain. Prior to joining Osborne Clarke, Mr. Dagá worked in the corporate and tax department of Peat Marwick Mitchell & Co. in Barcelona from December 1979 to September 1986. Mr. Dagá earned a law degree from the University of Barcelona.

José Antonio Grifols Gras

Dr. Grifols has served as a director of Grifols, S.A. representing Thorthol Holdings B.V. since June 2002. Dr. Grifols has been a professor of Theoretical Physics at the Autonomous University of Barcelona since September 1990 and the head of the Physics Department of the university since September 2002. Dr. Grifols’ activities involve both teaching undergraduate and graduate courses (that include quantum mechanics, general relativity and cosmology) and doing research in high energy physics, astrophysics and cosmology. Dr. Grifols trained as a physicist in many European and American Institutions including Max-Planck-Institut (Munich, 1971-1974, 1981), Stanford University (1976-1978), CERN (Geneva, 1983, 1984, 1987, 1995), Deutsches Elektronen Synchrotron (Hamburg, 1986, 1987, 1988), Oxford University (1984), University of Florida (Gainesville, 1985), Lawrence Berkeley Laboratory (Berkeley, 1987) and Fermi National Laboratory (Chicago, 1996).

Thomas H. Glanzmann

Mr. Glanzmann has served as our director since April 2006. Following the acquisition, Mr. Glanzmann was appointed Chairman of Grifols Inc. and was hired by Grifols, S.A. to lead the integration of Talecris. In addition, he is currently the Chief Executive Officer and President of Gambro AB. Prior to his current position, Mr. Glanzmann was the CEO and Managing Director of HemaCue. He also was a Senior Advisor to the Executive Chairman and Acting Managing Director at The World Economic Forum. Between 1988 and 2004 he held various positions at Baxter Healthcare: Senior Vice President and Corporate Officer of Baxter Healthcare Corporation; President of Baxter Bioscience; Chief Executive Officer of Immuno International; and President of the European Biotech Group, among other positions. Between 1984 and 1988 he worked at Philip Morris where he amongst other positions was the country manager for Norway, Denmark and Iceland. Mr. Glanzmann holds a M.B.A. from IMD in Switzerland and a B.A. in Political Science from Dartmouth College, USA.

Edgar Dalzell Jannotta

Mr. Jannotta has served as our independent director since December 2006. In March 2001, he was named Chairman of William Blair & Company, L.L.C., an international investment banking firm. Mr. Jannotta joined William Blair & Company in 1959 as an Associate, became a Partner in January 1965 and was Managing Partner from 1977 to 1995. Before being appointed Managing Partner, Mr. Jannotta worked on investment banking and private equity transactions in the corporate finance department. He was Chairman of the Securities Industry Association (1982) and has served as a director of the New York Stock Exchange Inc. He serves as a director on the boards of Aon Corporation, Commonwealth Edison Company, Molex Incorporated, and Sloan Valve Company. Mr. Jannotta completed his undergraduate studies at Princeton University and received his M.B.A. from Harvard Business School.

Anna Veiga Lluch

Ms. Veiga has served as our director since 2008. She graduated in Biology (1974-1979) and received her Ph.D. at Universidad Autonoma de Barcelona in 1991. She has been the IVF laboratory Director at the Reproductive Medicine Service, Institut Universitari Dexeus from 1982 to 2005. She is the Director of the Barcelona Stem Cell Bank at the Centre for Regenerative Medicine in Barcelona, the Scientific Director at the Reproductive Medicine Service, Institut Universitari Dexeus and Associate professor at the Departament de

Ciències Experimentals i de la Vida, Universitat Pompeu Fabra. Her main areas of interest are Clinical Embryology, Reproductive Genetics, Embryonic and Pluripotent Stem Cell research and Bioethics.

W. Brett Ingersoll

Mr. Ingersoll has served as our independent director since June 2011. Prior to such time Mr. Ingersoll served as a member of the board of directors of Talecris Biotherapeutics Holdings Corp. from April 2005. Mr. Ingersoll has served as managing director of Cerberus Capital Management, L.P. and predecessor entities since November 2002 and co-head of private equity of Cerberus globally. From 1993 until 2002, Mr. Ingersoll served as a partner for J.P. Morgan Partners. In addition, Mr. Ingersoll is also a member of the boards of directors of the following companies: Steward Healthcare System, LLC, DynCorp International, EntreCap Financial, LLC, ACE Aviation Holdings, Inc., AerCap Holdings N.V. y EnduraCare Therapy Management, LLC. Mr. Ingersoll received his BA in Economics from Brigham Young University and his MBA from Harvard Business School.

Steven F. Mayer

Mr. Mayer has served as our independent director since June 2011. Prior to such time Mr. Mayer served as a member of the board of directors of Talecris Biotherapeutics Holdings Corp. from April 2005. Mr. Mayer is the managing director of Cerberus California, LLC and predecessor entities since November 2002 and co-head of private equity of Cerberus globally. Mr. Mayer is also member of the boards of directors of BlueLinx Holdings, Inc., DecisionOne Corporation, LNR Property Holdings, Ltd. and Spyglass Entertainment, LLC. Mr. Mayer received his AB, cum laude, from Princeton University and his JD, magna cum laude, from Harvard Law School.

Luis Isasi Fernandez De Bobadilla

Mr. Isasi has served as our independent director since May 2011. He is president and managing director of Morgan Stanley España, country head for Spain, and board member of the Madrid Stock Exchange. He joined Morgan Stanley in London in 1987. Prior to that, he served as executive director at First Chicago Ltd. in London and, previously, worked in New York for the Latin American department of Morgan Guaranty Trust Co. Mr. Isasi started his professional career in Abengoa, in Seville (Spain) in 1977. Mr. Isasi has a Bachelors Degree in Business by the University of Seville, and holds a M.B.A. from Columbia Business School in New York, United States, obtained in 1982.

Biographies of the Secretary Non-Members of the Board of Directors

Raimon Grifols Roura

Mr. Grifols has served as Secretary non-member to the Board of Directors since August 2001. Mr. Grifols is also a member of the board of directors of Squadron Reinsurance Ltd., Marca Grifols, S.L., Arrahona Optimus, S.A., patron of the Probitas Fundación Privada, and secretary to the board of directors of Instituto Grifols, S.A., Xantic Spain, S.A. Mr. Grifols is a partner at Osborne Clarke Spain. Mr. Grifols earned his law degree from the University of Barcelona.

Nuria Martín Barnés

Ms. Martín has served as Vice-Secretary non-member to the Board of Directors since 2001. She is also a member of the Board of Directors of Compañía General de Inversiones, S.A., S.I.C.A.V., Gesiuris S.G.I.I.C., S.A., CAT Patrimonis, S.I.C.A.V., S.A., URC Patrimonis, S.I.C.A.V., S.A. and Technetix Spain, S.L. Ms. Martín is a Partner at Osborne Clarke Spain. Prior to joining Osborne Clarke she worked in the Corporate and Tax Department of KPMG Peat Marwick from 1982 to 1986. Ms. Martín earned her law degree from the University of Barcelona.

Executive Officers

Our principal executive officers are:

Name	Title	Since

Víctor Grifols Roura	President and Chief Executive Officer	1985
Juan Ignacio Twose Roura	President of Global Industrial Division	1988
Ramón Riera Roca	President of Global Commercial Division	1988
Alfredo Arroyo Guerra	Chief Financial Officer	2007
Montserrat Lloveras Calvo	Director of Corporate Accounting and Reporting	1991
Antonio Viñes Páres	Director of Corporate Planning and Control	1994
Eva Bastida Tubau	Director of Scientific Affairs	2007
Vicente Blanquer Torre	Technical Director of Biological Industrial Group	1993
Mateo Florencio Borrás Humbert	Director of Global Human Resources	2008
Carlos Roura Fernández	Co-President of Global Industrial Division	1987
Francisco Javier Jorba Ribes	President of Biological Industrial Group	1995
Gregory Gene Rich	President and Chief Executive Officer of Grifols Inc.	2001
David Ian Bell	Vice President of Grifols Inc.	2003
Albert Grifols Roura	Co-President of Instituto Grifols, S.A.	1999
Nuria Pascual Lapeña	Director of Corporate Investor Relations Office	1997
Shinji Wada	President of Plasma Centers of Grifols Inc.	2003
Mary Kuhn	Executive Vice President of Grifols Inc.	2011
Joel Abelson	President of North America Commercial Division	2011

Executive Officer Biographies

The following are the biographies of our principal executive officers who are not also directors:

Alfredo Arroyo Guerra

Mr. Arroyo has served as Chief Financial Officer of Grifols, S.A. since January 2007. Previously, Mr. Arroyo served as a CFO and in various Senior Finance positions in companies such as KPMG, Carrefour, Chupa Chups, Reckitt Benckiser and Winterthur. Mr. Arroyo received a degree in Economics and is a Certified Public Accountant.

Montserrat Lloveras Calvo

Mrs. Lloveras has served as the Director of Corporate Accounting and Reporting (previously the Administration Director and Controller) since 1991. She joined our predecessor in 1984 as the Costs Analyst of the Financial Department and in 1988 was promoted to the position of Administration Director. Mrs. Lloveras received a degree and a M.B.A. from the Escuela Superior de Administración y Dirección de Empresas in Barcelona.

Antonio Viñes Páres

Mr. Viñes has served as the Director of Corporate Planning and Control (previously the Planning and Control Director) at Grifols, S.A. since 1994. He joined us in 1978, occupying several positions in the Commercial and Marketing Departments. Mr. Viñes received a degree in Biology from the Autonomous University of Barcelona.

Eva Bastida Tubau

Mrs. Bastida joined us in 2004 as the Medical Marketing Director of Grifols International, S.A. and took on the position of Director of Scientific Affairs (previously Executive Scientific Director of Grifols, S.A.) in 2007. Previously, Mrs. Bastida worked as a Clinical Scientist in the Hemostasis Department of the Hospital

Clinic in Barcelona, Spain. In 1993-1998 she was the Head of Clinical Development at Sanofi in Barcelona, Spain and from 1999-2003 she was responsible for Worldwide Clinical Development at Sanofi-Synthelabo in Paris, France. Mrs. Bastida has obtained her Pharmacy & Medical Pharmacology Degree from the University of Barcelona and a PhD in Cell Biology at the American Red Cross in Bethesda, Maryland. She holds a PDD by IESE and she has more than 24 years of experience, six of them with us.

Vicente Blanquer Torre

Mr. Blanquer has served as the Technical Director of the Biological Industrial Group (previously the Pharmaceutical Technical Director) at Grifols, S.A. since 1993, and is responsible for both Bioscience’s Quality Assurance and Quality Control. From 1987 until 1993, he was the Deputy Technical Director, responsible for Process Quality Control concerning the Plasma derivatives manufacturing. Mr. Blanquer received a Degree in Pharmacy from the University of Barcelona.

Mateo Florencio Borrás Humbert

Mr. Borrás has served as the Director of Global Human Resources (previously Human Resources Director) at Grifols, S.A. since 2008. Previously, he served as a HR Director at different companies such as EMAYA, Nissan Motor Ibérica and others. He is a member of AEDIPE and he is an Arbitrator at the Arbitrator Corps of Catalonian Labour Court. Mr. Borrás received a degree in Psychology and a Postgraduate on Labour and Social Security, both at Universidad Central de Barcelona.

Carlos Roura Fernández

Mr. Roura has served as the co-president of the Global Industrial Division (previously the General Manager of Hospital Operations) since 1987. Mr. Roura joined us in 1977 and has held several positions since that time. Beginning in 2002, he has served as President of Farmafluid, a Spanish association of medical parenteral nutritional fluid laboratories. Since 2008, Mr. Roura is deputy Vice President of the Industrial Division. Mr. Roura is an Industrial Engineer.

Francisco Javier Jorba Ribes

Mr. Jorba has served as President of the Biological Industrial Group (previously the General Manager of Bioscience Operations) since 1995. He joined us in 1979 as Director of Plasma Procurement and Director of the A.I.P.H. Program. He was also General Manager of Biomat, S.A. from 1991 until 1995 and Managing Director of Instituto Grifols, S.A. until the consummation of the acquisition. At present, Mr. Jorba is Co-President of the Global Industrial Division. Mr. Jorba received a degree in General Medicine and Surgery in 1975 from the University of Barcelona and completed his Residency in Pediatrics in 1978 from the same University.

Gregory Gene Rich

Mr. Rich has served as the President of U.S. Operations and Chief Executive Officer and Chairman of the Grifols Inc. Board of Directors, since December 2001. Previously, Mr. Rich worked for Grupo Picking Pack, as Chief Operating Officer from December 2000 to December 2001 and from July 1997 to August 2000, as Senior Vice President for Green Cross International, the then parent of Alpha Therapeutic Corporation. Mr. Rich also worked for Alpha Therapeutic Corporation as Vice President and General Manager of International Operations from October 1995 to July 1997. In between his two terms at Alpha Therapeutic Corporation, Mr. Rich worked for us from January 1983 to October 1995 and served as our co-President for the period December 1985 through his departure in 1995. Mr. Rich earned a Bachelors of Science degree from California Polytechnic University, Pomona.

David Ian Bell

Mr. Bell joined us as a Vice President of Grifols Inc. in July 2003 and has since been responsible for Corporate Operations and Development. He also serves as General Counsel and is a member of our Executive Committee in Spain. Mr. Bell is responsible for all legal activities of our U.S. Operations, including litigation, mergers and acquisitions, real estate transactions, intellectual property and contracts. He is also responsible for regulatory, registrations and licensing, governmental and public affairs and human resources. Prior to joining us, Mr. Bell was Vice President and General Counsel for Alpha Therapeutic Corporation. Additionally, he was a partner in the U.S. law firm of Knapp, Petersen & Clarke where he specialized in complex litigation involving healthcare, pharmaceutical and biotechnology regulation and liability. Mr. Bell attended the University of California, Irvine, Southwestern University School of Law and a postgraduate program at Harvard Law School. He is a member of the California State Bar and is admitted to practice before the United States Supreme Court and numerous Federal Appellate and District Courts.

Albert Grifols Roura

Mr. Grifols joined us in September 1985. From 1995-1999, he served as the Director of the international subsidiaries, from 1999-2008, he served as the Managing Director of Biomat, S.A., and from 2009-2011 he served as Managing Director of Laboratorios Grifols, S.A. From January 1, 2011 through the consummation of the acquisition Mr. Grifols was the Managing Director of the Diagnostic Industrial Division. Following the consummation of the acquisition Mr. Grifols serves as Co-President of Institutio Grifols, S.A. Mr. Grifols is an Industrial Engineer. He received his degree from the Higher Technical School of Engineers of Terrassa (Polytechnic University of Catalonia).

Nuria Pascual Lapeña

Ms. Pascual joined us in 1996. She currently serves as a Director of the Corporate Investor Relations Office. Prior to joining us, she served in different positions at various banking institutions (Deutsche Bank and Banco Santander de Negocios). She is a member of the board of directors of several companies related to her family’s businesses. Ms. Pascual received a degree in Economics & Business Administration and received a Masters of Sciences in Economics from the London School of Economics and Political Sciences.

Shinji Wada

Mr. Wada started his career in the plasma industry in 1981 working for a Japanese plasma fractionation company, the Green Cross Corporation, parent company of Alpha therapeutic in Los Angeles. He assumed various positions at Alpha Therapeutic including M&A, International Sales and Marketing. After our acquisition of Alpha’s plasma fractionation business, he was assigned to manage Biomat USA, Inc., the US plasma collection arm of Grifols, S.A. and he has been CEO of Biomat USA, Inc., since 2005.

Mary Kuhn

Ms. Kuhn joined Grifols as Executive Vice President of Grifols Inc. in June 2011 and is responsible for the North American Manufacturing Division. Prior to joining Grifols Inc., Ms. Kuhn held various positions within Bayer Pharmaceuticals/Biologics and then Talecris, most recently as Executive Vice President of Operations. Ms. Kuhn received a degree in Pharmacy from Purdue University and an EMBA from the University of New Haven.

Joel Abelson

Mr. Abelson joined Grifols Inc. in June 2011 as President of North American Commercial Operations. He also serves as Corporate Vice President of Grifols Inc. Mr. Abelson worked for Talecris from March 2006-June 2011, serving most recently as Senior Vice President and General Manager, Portfolio Management and International Business. Prior to joining Talecris, Mr. Abelson worked for Bayer Healthcare (1994-2005) where he held several senior management positions in Canada and the US, including Vice President, Global Strategic Marketing, Biological Products Division. Prior to joining the private sector, Mr. Abelson held various policy and management positions with the Government of Ontario, Canada (1984-1994) including service in the Cabinet Office as a Senior Policy Advisor to the Premier’s Policy and Priorities Board. Mr. Abelson has a Bachelor of Arts (Honours) degree from Carleton University in Ottawa, Canada and a Master’s degree in Public Administration from the University of Toronto.

Committees of our Board of Directors

Our Board has an Audit Committee (Comité de Auditoría) and an Appointments and Remuneration Committee (Comisión de Nombramientos y Retribuciones). The following is a brief description of such committees.

Audit Committee

Our Board established an Audit Committee in compliance with Article 24.bis of our Bylaws and Article 14 of the Board Regulations.

The regulations applicable to the Audit Committee are set forth in the provisions referred to above, as well as the Bylaws of the Audit Committee, which were approved by the Board and the Audit Committee on December 9, 2008. In connection with the acquisition, at a Board meeting held on May 24, 2011 our Bylaws and Board Regulations were amended to conform to NASDAQ Listing Rules and to facilitate the listing of our ADSs representing our Class B shares on NASDAQ.

The Audit Committee consists of a minimum of three directors and a maximum of five directors who are appointed by the Board based on such directors’ knowledge, competence and experience in accounting, audit and risk management matters. The majority of the members of the Audit Committee must be external directors (consejeros externos), which includes independent directors (consejeros independientes) and proprietary directors (consejeros dominicales). In addition, all members of the Audit Committee, including the chairman, must meet the independence, experience and other requirements set forth in the Exchange Act and the NASDAQ Listing Rules.

The responsibilities of the Audit Committee include:

•	Report to the shareholders at general shareholders meetings regarding matters for which the Audit Committee is responsible;

•	Have sole authority to recommend to the Board the appointment, hiring and replacement of the external auditor regardless of the faculties vested in the general shareholders’ meeting and the Board with regard to the approval of such resolutions under Spanish law;

•	Monitor the internal audit services and propose the selection, appointment, reelection and resignation of the manager of the Internal Audit Department; propose the budget for the Internal Audit Department; receive periodic information on the Internal Audit Department’s activities (including the annual work plan and annual activities reports prepared by the manager); and verify that the top management takes the conclusions and recommendations of their reports into account;

•	Set up and supervise procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, as well as the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Know the process for gathering financial information and the internal control system; review the annual accounts and the periodic financial statements that should be submitted to the securities regulatory authorities and make sure that the appropriate accounting standards are followed; report to the Board on any change in the accounting standards and on balance sheet and off balance sheet risks;

•	Receive information from the auditors regarding matters that could impair their independence, or any other matters relating to conduct of audits of the financial statements as well as any other communications provided for in the legislation governing audits of financial statements and in technical auditing regulations;

•	Supervise any transactions entered into with significant shareholders as set forth in the Board Regulations; and

•	Ensure compliance with the Internal Code of Conduct for Securities Market Issues, the Board Regulations, the rules of conduct set out in the “Code of Ethics for Grifols Executives” and the “Code of Conduct for Grifols’ Employees” and, in general, any other corporate regulations; Make the necessary proposals to improve such regulations.

The Audit Committee currently consists of Messrs. Luis Isasi Fernandez De Bobadilla, Steven F. Mayer and W. Brett Ingersoll. Mr. Tomás Dagá Gelabert serves as secretary non-member.

Appointments and Remuneration Committee

Pursuant to Article 15 of the Board Regulations, the Appointments and Remuneration Committee is required to consist of between three and five members, the majority of which must be external directors (consejeros externos), which includes independent directors (consejeros independientes) and proprietary directors (consejeros dominicales).

The responsibilities of the Appointments and Remuneration Committee include:

•	assisting in the nomination of directors, including evaluating potential nominees in light of the level of knowledge, competence and experience necessary to serve on the Board;

•	reporting and making proposals to the Board on the appointment of members to the various committees of the Board and on the persons who should hold the office of Secretary and Vice-secretary of the Board;

•	making proposals for the orderly and planned succession of the Chairman of the Board and the Chief Executive Officer;

•	reporting on proposals for the appointment and removal of any members of senior management made by the Chief Executive Officer;

•	making proposals on the remuneration plans for the Board and senior management;

•	periodically reviewing the remuneration plans of senior management, including considering their suitability and performance; and

•	reporting on transactions in which directors may have a conflict of interest.

The Appointments and Remuneration Committee currently consists of Messrs. Víctor Grifols Roura, Edgar Dalzell Jannotta and Anna Veiga Lluch. Mr. Raimon Grifols Roura serves as secretary non-member.

NASDAQ Corporate Governance Requirements

Pursuant to NASDAQ Listing Rules, as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the Rule 5600 Series, with the exception of those rules that are required to be followed pursuant to the provisions of Listing Rule 5615(a)(3). We have elected to follow Spanish practices in lieu of the requirements of the Rule 5600 Series to the extent permitted under NASDAQ Listing Rule 5615(a)(3). We have disclosed on our website each requirement that we do not follow and describe the Spanish practices followed by us in lieu of such requirements. Our website is http://www.grifols.com. The information provided on our website is not part of this prospectus and is not incorporated herein by reference.

Family Relationships

Mr. Víctor Grifols Roura, the Chairman of our Board and our Chief Executive Officer, and Mr. Raimon Grifols Roura, the Secretary non-member of the Board of Directors, are brothers.

Messrs. Víctor Grifols Roura, Raimon Grifols Roura, and José Antonio Grifols Gras are the grandchildren of Mr. José Antonio Grifols i Roig, our founder.

Mr. Juan Ignacio Twose Roura, one of our directors and Vice-President of Manufacturing, is a cousin of Messrs. Víctor Grifols Roura and Raimon Grifols Roura. Mr. Francisco Javier Jorba Ribes is the brother-in-law of Mr. Víctor Grifols Roura.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Members of the Board of Directors

Our directors are entitled to receive compensation for serving on our Board. Our Bylaws generally set forth the processes for the determination of the compensation paid to the members of our Board. Article 20 of our Bylaws provides that the maximum aggregate amount to be paid to our directors will be established each year or for the period of time decided by our shareholders at our shareholders’ meetings. The Board then determines, pursuant to Article 26 of the Board Regulations, how much of the shareholder-approved aggregate compensation amount will be allocated to each director as compensation, taking into account the recommendations of the Appointments and Remuneration Committee and their dedication to our business.

Our director compensation philosophy, as set forth in Article 27 of our Board Regulations, provides that the remuneration of external directors shall be established in a manner that provides incentives for our directors to be dedicated and involved while not creating an obstacle to their independence. To that end, Article 27 further establishes that the Board, following the advice of the Appointments and Remuneration Committee, shall take the necessary measures to ensure that external directors’ remuneration adheres to the following guidelines: (a) their remuneration is linked to their dedication, abilities and functions; and (b) they are excluded from any plans (x) consisting in the delivery of equity awards or options or other instruments linked to the value of our shares; (y) linked to our performance or (z) including retirement benefits. However, external directors may be remunerated with our shares only if they agree to hold them for the duration of the term that they hold their office.

As discussed above, our Appointments and Remuneration Committee is required, pursuant to Article 15 of the Board Regulations, to consist of between three and five members, the majority of which must be external directors (consejeros externos). In accordance with Spanish corporate governance requirements and consistent with NASDAQ Listing Rules for foreign private issuers, our Appointments and Remuneration Committee currently consists of Messrs. Víctor Grifols Roura, Edgar Dalzell Jannotta and Anna Veiga Lluch, with Mr. Dalzell and Ms. Viega in their capacity as external independent directors.

In accordance with the compensation policy outlined in our Bylaws, at the shareholders’ meeting on May 24, 2011, the shareholders set the maximum annual amount available for compensation to the external independent members of the Board of Directors at €60,000 per external director. On such date, four members of the Board were serving as external independent directors, Thomas Glanzmann, Edgar Dalzell Jannotta, Anna Veiga Lluch and Luís Isasi Fernández de Bobadilla. Messrs. Ingersoll and Mayer became external independent directors in June 2011. As of the date of this prospectus, Edgar Dalzell Jannotta, Anna Veiga Lluch, Luís Isasi Fernández de Bobadilla, W. Brett Ingersoll and Steven F. Mayer are our external independent directors.

The total compensation paid to directors in 2010, in the aggregate, amounted to approximately €2,246,000. Of the total director compensation amount, executive directors (consejeros ejecutivos) received €1,679,000 in fixed compensation and €386,000 in variable compensation and external independent directors received €180,000. The external proprietary directors do not receive any compensation for their service on the Board. In addition, none of our directors received compensation in the form of pensions or life insurance in 2010, nor did they receive equity compensation. None of our directors received attendance fees for meetings of the Board or committees of the Board.

Finally, pursuant to Article 20 of our Bylaws, our directors were reimbursed for all expenses incurred in connection with their service as a director.

In addition, subsequent to the acquisition of Talecris, one of our directors entered into a consultancy agreement for a term of three years pursuant to which he will receive compensation in the amount of $1.0 million per year with an additional $2.0 million payable upon the fulfilment of certain conditions.

Compensation of Executive Officers

In 2010, our principal executive officers (excluding those who also served as members of the Board) were paid compensation amounting to €4,672,000 in the aggregate. The breakdown of the aggregate amount paid to such executive officers for discharging their executive duties in 2010 is set forth in the table below.

Amount Paid
Component	in 2010
(In thousands of Euros)

Salaries	3,779
Variable Compensation	893
Stock options and/or other securities	N/A
Other — e.g., life and health insurance	N/A
Other — e.g., pensions/savings	N/A

Salaries paid in U.S. dollars have been calculated at the exchange rate between the U.S. Dollar and the Euro as of December 31, 2010 of US$1.3362 to €1.00.

Equity and Other Incentive Programs

In 2010, no compensation was paid pursuant to a profit-sharing plan or any stock option and no other equity compensation was awarded to any of our directors or executive officers.

Pension and Retirement Compensation Programs

In 2010, no amounts were set aside or accrued by us or our subsidiaries to provide pension, retirement or similar benefits for our directors or executive officers.

SECURITY OWNERSHIP OF MAJOR SHAREHOLDERS, DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth certain information, including information regarding beneficial ownership of our Class A shares as of October 21, 2011, for (i) our major shareholders, including, in accordance with applicable Spanish regulations, each person or entity that is known to us to be the beneficial owner of more than 3% of our Class A shares, (ii) each of our directors, and (iii) each of our executive officers. As of that date, there were a total of 213,064,899 Class A shares issued and outstanding.

Since our Class A shares are represented through book entries, their exact ownership structure cannot be known, except through the information that the shareholders provide voluntarily or in compliance with applicable regulations, and information provided by Iberclear and its participating entities.

Beneficial ownership is determined in accordance with applicable Spanish regulations.

	Number of	Percentage of
Name of Beneficial Owner	Class A Shares	Class A Shares

Major Shareholders
Capital Research and Management Company(1)	31,995,474	15.017
Deria S.A.(2)	18,706,988	8.771
Scranton Enterprises B.V.(3)	16,149,937	7.580
Thorthol Holdings B.V.(4)	15,042,766	7.060
Víctor Grifols Lucas(5)	13,112,187	6.154
American Funds Insurance Series Growth Fund(6)	6,400,370	3.004
Directors
José Antonio Grifols Gras(4)	15,042,766	7.060
Víctor Grifols Roura	440,450	*
Edgar Dalzell Jannotta	254,127	*
Ramón Riera Roca(7)	169,085	*
Juan Ignacio Twose Roura	119,274	*
Thomas H. Glanzmann(8)	79,561	*
Tomás Dagá Gelabert	51,898	*
Anna Veiga Lluch	100	*
Luis Isasi Fernandez De Bobadilla	100	*
Steven F. Mayer	0
W. Brett Ingersoll	0	*
Executive Officers
Antonio Viñes Parés	111,115	*
Gregory Gene Rich	71,598	*
Carlos Roura Fernández	48,314	*
Francisco Javier Jorba Ribes	47,364	*
Montserrat Lloveras Calvo	35,309	*
Vicente Blanquer Torre	22,377	*
Alberto Grifols Roura	13,000	*
David Ian Bell	10,000	*
Nuria Pascual Lapeña	9,796	*
Mateo Florencio Borrás Humbert	491	*
Alfredo Arroyo Guerra	—	—
Eva Bastida Tubau	—	—
Shinji Wada	—	—
Mary Kuhn	—	—
Joel Abelson	—	—

*	Less than 1%.

(1)	Capital Research and Management Company has indirect voting rights over all 31,995,474 our Class A shares. American Funds Insurance Series Growth Fund has direct voting rights over 8,771,882 of our Class A shares reported by Capital Research and Management Company.

(2)	The various members of the Grifols Roura family hold their respective shares indirectly through Deria S.A.

(3)	Scranton Enterprises B.V. is a corporation whose shares are owned by certain of our directors and by William Blair & Co. L.L.C. Some Grifols family members who are directors or executive officers hold part of their shares indirectly through Scranton Enterprises B.V.

(4)	The various members of the Grifols Gras family hold their respective shares indirectly through Thorthol Holdings B.V., which is represented on the Board of Directors by José Antonio Grifols Gras.

(5)	13,112,187 Class A shares are held directly by Rodellar Amsterdam B.V., through which Víctor Grifols Lucas exercises indirect voting rights.

(6)	American Funds Insurance Series Growth Fund has direct voting rights over all 6,400,370 of our Class A shares. American Funds Insurance Series Growth Fund has delegated the right to vote its proxies to Capital Research and Management Company, its investment advisor.

(7)	8,000 Class A shares are held indirectly.

(8)	61,000 Class A shares are held indirectly through Kolholmen Investments AB.

Significant Changes in Ownership

In accordance with Spanish reporting requirements, the following transfers of shares were reported to the Spanish Comisión Nacional del Mercado de Valores, or the CNMV, as of October 21, 2011: (i) April 9, 2009, FMR LLC disposed of a number of Class A shares that reduced its percentage of ownership of voting share capital below 3%; (ii) on December 4, 2009, Victor Grifols Lucas acquired a number of Class A shares that increased his percentage of ownership of voting share capital above 5%; (iii) on April 12, 2010, American Funds Insurance Series Growth Fund acquired a number of Class A shares that increased its percentage of ownership of voting share capital above 3%; (iv) on November 12, 2010, The Bank of New York Mellon Corporation disposed of a number of Class A shares that decreased its percentage of ownership of voting share capital below 3%; (v) on May 25, 2011, Fidelity International Limited disposed of a number of Class A shares that decreased its percentage of ownership of voting share capital below 1%; (vi) on June 30, 2011, Capital Research and Management Company acquired a number of Class A shares that increased its percentage of ownership of voting share capital above 15%; and (vii) on August 4, 2011, Blackrock, Inc. disposed of a number of Class A shares that decreased its percentage of ownership of voting share capital below 3%.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Patent and Trademark Use

Mr. José Antonio Grifols Gras, a member of our Board, is the manager of Marca Grifols, S.L., which owns the trademark “Grifols.” In addition, the Grifols family is the controlling shareholder of Marca Grifols, S.L. Grifols entered into a license agreement with Marca Grifols, S.L. on January 26, 1993 that permits us to use the “Grifols” trademark for 99 years. The license agreement provides that we must pay an annual fee for the license, which is based on inflation and our net sales. In 2008, 2009 and 2010, the fees for this license were €1,200,741, €1,229,559 and €1,278,462 respectively.

Certain patents that we use were originally registered in the names of Mr. Víctor Grifols Lucas, our former Chief Executive Officer. We have previously freely used many of these patents without any formal licensing agreements and without paying any consideration. In June 2004, Mr. Grifols Lucas and Mr. Grifols Roura acknowledged in writing that such patents belong to us and in February 2006, they formally completed the transfer of these patents to us for an immaterial amount.

Sale and Lease Back Transactions

On May 10, 2011 we sold five properties in Spain for an aggregate amount of €80.4 million to Gridpan Invest, S.L., a company owned by Scranton Enterprises, B.V., one of our major shareholders and a related party. These properties related primarily to non-core assets such as offices and warehouses and a factory premise. Two of the premises were sold together with their related mortgage loans for a total of €53.5 million. As a result of the sale, we recognized a net loss of €7.4 million. The prices paid for the properties were established based on appraisals made by independent appraisers.

Simultaneous with the sale, we entered into operating lease agreements with Gridpan Invest, S.L. with respect to the aforementioned properties. The key terms of the operating lease agreements are:

•	Compulsory initial term of five years;

•	Initial rent established at market prices, to be reviewed annually, based on the percentage variation in the Spanish Consumer Price Index;

•	Automatic extensions for five-year periods that can be terminated by either party by advance six month notice; and

•	Upon vacating the premises, the lessor will reimburse us for the remaining value of any leasehold improvements which we have made.

In addition, we entered into a free of charge purchase option with respect to the shares of Gridpan Invest, S.L. exercisable between May 10, 2016 and May 10, 2017. The strike price will be at market value at the date of exercise, based on appraisals made by independent appraisers. The rental expense recognized by us for the six months period ended June 30, 2011 in connection with the operating lease agreements amounted to €1,084 thousand, which related to the minimum contractual payments.

Legal Services

Mr. Tomás Dagá Gelabert, a member of our Board, Mr. Raimon Grifols Roura, Secretary of the Board, and Ms. Nuria Martín Barnés, Vice-Secretary of the Board of Directors, are partners at the Barcelona office of the Osborne Clarke, S.L.P. This law firm is advising us with regard to Spanish law in connection with the exchange offer and renders various other legal services to us. We believe that the fees we pay for these services are comparable to those we would have had to pay to a third-party law firm for similar services.

Charitable Contributions

We currently contribute to two charitable foundations, the Mr. Víctor Grifols i Lucas Foundation and the Probitas Private Foundation. Both foundations were formed by us, and certain of our current officers and directors serve as patrons of the Probitas Private Foundation.

We contribute to the Mr. Víctor Grifols i Lucas Foundation, an entity that provides grants to further the study of bioethics. It was created in 1998 with the mission of promoting bioethics through dialogue between specialists in a range of areas. The Víctor Grifols i Lucas Foundation seeks to foster ethical attitudes in organizations, companies and individuals active in the field of human health, offering a discussion platform which provides a forum for the exchange of different perspectives on the ethics. Mr. Víctor Grifols i Lucas is our former Chief Executive Officer and the father of Mr. Víctor Grifols Roura, our Chairman of the Board and Chief Executive Officer and Mr. Raimon Grifols Roura, the Secretary non-member of the Board. In 2008, 2009, and 2010, we contributed €145,000, €251,000 and €250,500, respectively, to the Víctor Grifols i Lucas Foundation.

In addition, we contribute to the Probitas Private Foundation, an entity that provides medical and sanitary assistance to international communities that lack medical and sanitary resources or that have an urgent and essential need for such services due to catastrophes. The Probitas Private Foundation was founded by us in 2008. Messrs. Raimon Grifols Roura, a Secretary non-member of our Board of Directors, and Tomás Dagá Gelabert, one of our directors, are patrons of the Probitas Private Foundation. In 2008, 2009 and 2010, we contributed €1,250,000, €1,449,000 and €1,253,217, respectively. We have committed to contribute to Probitas Private Foundation an amount equal to 0.7% of our profits before tax each year.

DESCRIPTION OF THE NOTES

On January 21, 2011, Giant Funding Corp. (the “Escrow Issuer”), an escrow company formed solely for the purpose of issuing the notes, completed a private offering of the existing notes. The existing notes were issued under an indenture (the “Indenture”) between the Escrow Issuer and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”). The proceeds of the offering of the existing notes were held in escrow pending consummation of the acquisition of Talecris and the satisfaction of other conditions. Upon initial issuance, the existing notes were obligations of the Escrow Issuer and were not obligations of the Grifols Inc. (the “Company”). On June 1, 2011 (the “Completion Date”), upon consummation of the acquisition of Talecris and the satisfaction of certain additional conditions described further below, the Escrow Issuer was merged with and into the Company, the Company assumed all of the Escrow Issuer’s obligations under the existing notes and the Indenture and the Guarantors became parties to the Indenture. The exchange notes will be issued by the Company under the Indenture.

You will find the definitions of capitalized terms used in this description under the heading “— Certain definitions.” For purposes of this description: the word “Company” refers only to Grifols Inc. and not to any of its subsidiaries, the word “Parent” refers to Grifols, S.A. and not to any of its subsidiaries; the words “we,” “us” and “our” each refer to Grifols, S.A. together with its consolidated subsidiaries. In addition, the term “Notes” has the meaning set forth in the Indenture and refers to the existing notes, the exchange notes and any additional notes issued under the Indenture from time to time after this exchange offer, all of which will be treated as a single class of securities under the Indenture. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of the notes (including the exchange notes) is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this Description of the Notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. We urge you to read the Indenture, and any supplements thereto, because it, not this description, defines your rights as Holders of these Notes. The Company will make a copy of the Indenture available to the Holders upon request and a copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Except as the context otherwise requires, the provisions described below in this description of the Notes refer to the provisions of the Indenture as in effect beginning on the Completion Date.

Brief Description of the Notes and the Guarantees

The Notes

The Notes (including any exchange notes issued in the exchange offer) are:

•	general unsecured obligations of the Company;

•	senior in right of payment to all of the Company’s existing and any future Subordinated Indebtedness;

•	pari passu in right of payment with all of the Company’s existing and any future unsecured Indebtedness that is not by its terms expressly subordinated to the Notes;

•	effectively junior in right of payment to the Company’s existing and future secured Indebtedness, including the Company’s Obligations under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	unconditionally guaranteed by Parent and its Restricted Subsidiaries that Guarantee the Obligations under the Credit Agreement (other than any Foreign Subsidiary of the Company); and

•	structurally subordinated to Indebtedness of Subsidiaries of Parent that are not Guarantors.

The Guarantees

Each Guarantee of the Notes is:

•	a senior unsecured obligation of each Guarantor;

•	senior in right of payment to all existing and any future subordinated Indebtedness of such Guarantor;

•	pari passu in right of payment with all existing and any future Indebtedness of that Guarantor that is not by its terms expressly subordinated to its Guarantee of the Notes;

•	effectively junior in right of payment to the existing and future secured Indebtedness of that Guarantor, including such Guarantor’s obligations under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to Indebtedness of any Subsidiaries of that Guarantor that are not Guarantors.

Principal, Maturity and Interest

The Company initially issued $1,100,000,000 aggregate principal amount of existing notes. The Company may issue additional Notes under the Indenture from time to time. Any offering of additional Notes is subject to compliance with the covenant described below under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Any additional Notes will be identical in all respects to the Notes offered hereby, except that additional Notes will have different issuance dates and may have different issuance prices. The existing notes, the exchange notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on February 1, 2018.

Interest on the Notes will accrue at the rate of 8.25% per annum and will be payable semi-annually in arrears on February 1 and August 1. Payments on the existing notes commenced on August 1, 2011. Payments on the exchange notes will commence on February 1, 2012. The Company will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given the Company wire transfer instructions, the Company will pay all principal, interest, premium, if any, and Additional Interest under the registration rights agreement, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and Parent or any of our Subsidiaries may act as paying agent or registrar.

Escrow Arrangements until the Completion Date

The following is a summary of the escrow arrangements with respect to the proceeds of the initial private offering of the existing notes through the Completion Date. Upon initial issuance, the existing notes were the obligations of the Escrow Issuer and were not obligations of the Company or any Guarantors. The Escrow Issuer was formed solely to issue the existing notes.

The Indenture provides that the Escrow Issuer was required to deposit into an account (the “Escrow Account”) the net proceeds of the offering, plus an amount (either in cash or Eligible Escrow Investments) sufficient to pay an amount equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes, through March 9, 2011. The Escrow Amount was pledged to the Trustee, for the benefit of the Holders of the Notes, and invested in certain Eligible Escrow Investments in which the Trustee, for the benefit of Holders of the Notes, had a valid and perfected security interest. Pursuant to the Indenture, the funds in the Escrow Account were to be released upon receipt by the escrow agent of an officers’ certificate from the Company to the effect that, substantially concurrently with the release from escrow:

•	the acquisition of Talecris Biotherapeutics Holdings Corp. by the Parent and its Subsidiaries had been consummated in accordance with the Merger Agreement without any waiver or amendment thereof or any consent thereunder, in any case which was materially adverse to the Holders of Notes;

•	(a) Parent and its other Subsidiaries party thereto had entered into the Credit Agreement on the terms described in the offering memorandum with such changes as were not in the aggregate materially adverse to the Holders of Notes and (b) no Default or Event of Default shall have occurred and be continuing thereunder (after giving effect to the Transactions) that shall not have been waived;

•	the Escrow Issuer had merged with and into the Company (with the Company continuing as the surviving corporation), the Company had assumed all of the obligations of the Escrow Issuer under the Notes and the Indenture and the Guarantors had become parties to the Indenture; and

•	no Default of Event of Default had occurred or was continuing under the Indenture.

In the event that satisfaction of such conditions (the date of such satisfaction, the “Completion Date”) had not taken place on or prior to the earlier to occur of (i) the determination by the Company’s Board of Directors, in its good faith judgment, that the Completion Date would not occur by March 4, 2011 (the “Outside Date”) or, in the event an Escrow Extension Election has been made, the Extended Outside Date or (ii) the Outside Date or, in the event an Escrow Extension Election has been made, the Extended Outside Date (such earlier date, the “Date of Determination”), the funds in the Escrow Account would have been released on the Special Redemption Date for the purpose of effecting the mandatory redemption (the “Special Redemption”) of the Notes in accordance with the requirements of the Indenture (see “— Special Redemption”). Notwithstanding the foregoing, the Company could by notice to the Trustee and the Escrow Agent (an “Escrow Extension Election”) delivered not later than February 25, 2010, make a one-time election to extend the Outside Date to a date (the “Extended Outside Date”) specified by the Company that was not later than September 30, 2011 so long as concurrently with the provision of such notice, the Company deposited an amount sufficient, when taken together with the amount of Eligible Escrow Investments then on deposit in the Escrow Account, to pay an amount equal to 101% of the aggregate principal amount of the Notes plus all accrued interest on the Notes through the Extended Outside Date. The Company delivered notice to the Trustee and the escrow agent on February 24, 2011 and exercised its right to make an Escrow Extension Election. The Extended Outside Date was June 30, 2011. Any excess funds remaining in the Escrow Account after the Special Redemption would be released to the Company.

Funds held in the Escrow Account, pending release for the uses set forth above, were permitted to be invested at the direction of the Escrow Issuer in Eligible Escrow Investments maturing prior to the date three business days after the Extended Outside Date; provided that such Eligible Escrow Investments were required to be held in the Escrow Account and that the Trustee, for the benefit of the Holders, was required to have a valid and perfected security interest in such Eligible Escrow Investments until their liquidation or conversion to cash for release for the uses set forth above. See “— Special Redemption.”

Prior to the Completion Date, the Escrow Issuer was required to have no business or activities (other than as contemplated above, including the merger into the Company on the Completion Date) or assets or liabilities other than the Notes, but the other restrictive covenants in the Indenture generally did not apply. Following the merger of the Escrow Issuer with and into the Company and the assumption by the Company and the Guarantors of their obligations under the Indenture and the Notes, all restrictive covenants were deemed to have been applicable to the Parent and its Restricted Subsidiaries beginning on the Issue Date and, to the extent that the Parent and its Restricted Subsidiaries took any action or inaction after the Issue Date and prior to the Completion Date that was prohibited by the Indenture, the Company shall have been in Default on such date. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the Indenture, consummation of the Transactions, including the entry into the Credit Agreement and borrowings thereunder and the merger of the Escrow Issuer with and into the Company and the Guarantee of the Notes by the Guarantors, in each case to occur on the Completion Date substantially as described in the offering memorandum, were permitted.

On the Completion Date, the proceeds from the offering of the existing notes were disbursed from the Escrow Account and were used to pay a portion of the acquisition purchase price. The Company succeeded to the assets of the Escrow Issuer, and all accrued but undistributed income on the Eligible Escrow Investments was for the account of the Company and not the Holders.

Guarantees

The Notes are Guaranteed by Parent and the Restricted Subsidiaries that guarantee the obligations under the Credit Agreement (other than any Foreign Subsidiary of the Company and any Domestic Subsidiary that is an Immaterial Subsidiary). These Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law, after giving effect to all other obligations of that Guarantor, including its Guarantee of all obligations under the Credit Agreement. If a Guarantee were to be rendered voidable, it could be subordinated by a court to all other debt, including Guarantees and contingent liabilities, of the applicable Guarantor and, depending on the amount of such debt, a Guarantor’s liability in respect of its Guarantee could be reduced to zero. See “Risk Factors — A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that Guarantor to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than us or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Guarantee and the registration rights agreement pursuant to a supplemental Indenture and other documents satisfactory to the Trustee; or

(b) except in the case of Parent, the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture relating to Asset Sales.

The Guarantee of a Guarantor will be released:

(1) except in the case of Parent, in connection with (a) any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Parent, if the sale or other disposition complies with the provisions of the Indenture relating to Asset Sales or (b) any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale complies with the provisions of the Indenture relating to Asset Sales, in each case as provided below under the caption “Repurchase at the Option of Holders — Asset Sales”;

(2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(3) upon Legal Defeasance or Covenant Defeasance as provided below under the heading “Legal Defeasance and Covenant Defeasance” and upon a discharge of the Indenture as provided under the heading “Satisfaction and Discharge”; or

(4) except in the case of Parent, if such Guarantor shall not Guarantee any Indebtedness under any Credit Facility (other than if such Guarantor no longer Guarantees any such Indebtedness as a result of payment under any Guarantee of any such Indebtedness by any Guarantor); provided that a Guarantor shall not be permitted to be released from its Guarantee pursuant to this clause (4) if it is an obligor with respect to Indebtedness that would not, under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor (unless it is also designated as an Unrestricted Subsidiary).

Optional Redemption

Except as set forth below, the Notes are not redeemable at the Company’s option prior to February 1, 2014.

On or prior to February 1, 2014, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Qualified Equity Offering; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Parent and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

On or prior to February 1, 2014, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes or otherwise in accordance with the procedures of The Depository Trust Company, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the prior paragraphs, the Notes are not redeemable at the Company’s option prior to February 1, 2014. The Company is not prohibited by the terms of the Indenture, however, from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

On or after February 1, 2014, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Fiscal Year	Percentage

2014	106.188%
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Special Redemption

As described under the caption, “— Escrow Arrangements through the Completion Date,” in the event that the Completion Date had not occurred on or prior to the Date of Determination, the Escrow Issuer would have been required to redeem the Notes, on the date that was three business days after the Date of Determination (the “Special Redemption Date”), at a cash redemption price of 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption. The Indenture provided that upon the receipt of written instruction from the Escrow Issuer and an officers’ certificate, the Trustee would send a notice of such redemption on behalf of the Escrow Issuer to the Holders of the Notes of such Special Redemption on the Date of Determination if the Completion Date had not occurred on or prior to such Date of Determination.

Mandatory Redemption

The Company is not required to make sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions “— Special Redemption” and “— Repurchase at the Option of Holders.”

Offers to Purchase; Open Market Purchases

The Company and its Subsidiaries may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of the Company or its Subsidiaries may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Additional Amounts

All payments made by any Guarantor that is not formed or incorporated under the laws of the United States or any State of the United States or the District of Columbia (each, a “non-U.S. Guarantor”) under or with respect to such non-U.S. Guarantor’s Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within Spain or other jurisdiction in which such non-U.S. Guarantor is organized, resident or doing business for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless such non-U.S. Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any non-U.S. Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within Spain, or within any other Taxing Jurisdiction, from any payment made under or with respect to the Guarantee of such non-U.S. Guarantor, such non-U.S. Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Tax imposed by the United States or by any political subdivision or Taxing Authority thereof or therein;

(2) any Taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of the execution, delivery, registration or enforcement of such Note);

(3) any estate, inheritance, gift, sales, excise, transfer or personal property Tax or similar Tax, assessment or governmental charge, subject to the last paragraph of this covenant;

(4) any Taxes payable otherwise than by deduction or withholding from payments under or with respect to the Guarantee by any non-U.S. Guarantor of such Note;

(5) any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of a Note or beneficial owner of any payment on the Guarantee of such Note had (i) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, holders at that time have been notified by such Guarantor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(6) any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(7) any payment under or with respect to a Note to any Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts, or to a reduced amount of Additional Amounts, had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; or

(8) any combination of items (1) through (7) above.

The foregoing provisions shall survive any termination or discharge of the Indenture and payment of the Notes and shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to a non-U.S. Guarantor.

Each applicable non-U.S. Guarantor will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Each applicable non-U.S. Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts or, if such tax receipts are not reasonably available to such non-U.S. Guarantor, such other documentation that provides reasonable evidence of such payment by such non-U.S. Guarantor. Copies of such tax receipts or, if such tax receipts are not reasonably available, such other documentation will be made available to the Holders or the paying agent, as applicable, upon request.

At least 30 days prior to each date on which any payment under or with respect to any Guarantee is due and payable, if any non-U.S. Guarantor will be obligated to pay Additional Amounts with respect to such payment, such non-U.S. Guarantor will deliver to the Trustee and the paying agent an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable such Trustee and paying agent to pay such Additional Amounts to Holders of such Notes on the payment date, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly paid thereafter.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any

Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The non-U.S. Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of their respective Guarantees of the Notes, the Indenture or any other document or instrument in relation thereto, excluding all such taxes, charges or similar levies imposed by any jurisdiction outside the United States in which any non-U.S. Guarantor or any successor Person is organized or resident for tax purposes or any jurisdiction in which a paying agent is located, and the non-U.S. Guarantors will agree to indemnify the Holders of the Notes for any such non-excluded taxes paid by such Holders.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change in Control, the Company shall be obligated to make an offer to purchase (a “Change of Control Offer”) and each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. The Company shall be required to purchase all Notes tendered pursuant to the Change of Control Offer and not withdrawn. Subject to compliance with the provisions of the third succeeding paragraph, within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control payment date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes validly and properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes validly and properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail (or wire) to each Holder of Notes validly and properly tendered and not withdrawn the Change of Control payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable, except as described below under “Legal Defeasance and Covenant Defeasance.” Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization, spin-off or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly and properly tendered and not withdrawn under the Change of Control Offer, (ii) notice of redemption of all of the Notes has been given pursuant to the Indenture as described above under the caption “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (iii) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly and properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes validly and properly tendered and not withdrawn in accordance with the terms of such Alternate Offer; provided that the terms of such Alternate Offer shall not require Holders to irrevocably tender Notes and such Alternate Offer shall not close unless and until the Change of Control is actually consummated.

The provisions under the Indenture relative to the Company’s obligation to make a Change of Control Offer may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under the Indenture. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Company to make and consummate a Change of Control Offer may only be effected with the consent of each holder affected thereby.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Parent will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Sale unless:

(1) Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets, or a combination thereof.

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of Parent or any of the Restricted Subsidiaries, as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee), that are assumed by the transferee of any such assets and with respect to which Parent or such Restricted Subsidiary is released from further liability;

(b) any securities, Notes or other obligations received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash within 365 days of the consummation of such Asset Sale (subject to ordinary settlement periods), to the extent of the cash received in that conversion;

(c) any Voting Stock or assets referred to in clauses (2) and (3) of the following paragraph; and

(d) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by Parent’s Board of Directors), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at such time outstanding, not to exceed an amount equal to the greater of (x) $80 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Parent or such Restricted Subsidiary may apply those Net Proceeds at our option:

(1) to repay Indebtedness and other Obligations under any Credit Facility;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make any capital expenditures or to acquire other long-term assets that are used or useful in a Permitted Business; or

(4) any combination of the foregoing.

In the case of each of clauses (2), (3) and (4) above, the entry into a definitive agreement to acquire such assets within 365 days after the receipt of any Net Proceeds from an Asset Sale shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as Parent or such Restricted Subsidiary enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such agreement and such Net Proceeds are actually so applied within such period.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings under our Credit Agreement or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Company will make an Asset Sale Offer to all Holders of Notes and all Holders of other Indebtedness of Parent or any of the Restricted Subsidiaries that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness validly and properly tendered and not withdrawn into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or the Trustee, agent or other similar party with respect to such other pari passu Indebtedness will select such Indebtedness to be purchased as described below under “Selection and Notice.” Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Parent’s and the Restricted Subsidiaries’ existing and future Indebtedness may contain limitations on certain events that would constitute a Change of Control or Asset Sale or require such Indebtedness to be repurchased upon a Change of Control or Asset Sale. Moreover, the exercise by Holders of Notes of their right to require us to repurchase such Notes could cause a default under Parent’s and the Restricted Subsidiaries’ existing or future Indebtedness, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such purchases on us. In the event that a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In addition, the Company’s ability to pay cash to Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Company’s failure to repurchase Notes in connection with a Change of Control or Asset Sale would result in a default under the Indenture. Such a default would, in turn, constitute a default under Parent’s existing Indebtedness and may constitute a default under future Indebtedness as well. The Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. See “Amendment, Supplement and Waiver.”

Selection and Notice

If less than all of the Notes are to be redeemed or purchased at any time, the Trustee will select Notes for redemption or purchase as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part.  Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Notes held in certificated form must be surrendered to the paying agent in order to collect the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then Parent and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Restricted Payments”;

(3) “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (d) of the first paragraph of “— Merger, Consolidation or Sale of Assets”;

(5) “— Transactions with Affiliates”;

(6) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “— Designation of Restricted and Unrestricted Subsidiaries.”

In the event that Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by Parent or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “— Restricted Payments” had been in effect prior to, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period) and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any Restricted Subsidiary) or to the direct or indirect holders of Parent’s or any Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case other than dividends or distributions payable in Parent’s Equity Interests (other than Disqualified Stock) or to Parent or any Restricted Subsidiary);

(2) purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent or any of the Restricted Subsidiaries) any of Parent’s or the Restricted Subsidiaries’ Equity Interests (in each case other than any of the Restricted Subsidiaries’ Equity Interests owned by Parent or another Restricted Subsidiary or for consideration consisting solely of Parent’s Equity Interests other than Disqualified Stock);

(3) make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value any of Parent’s or the Restricted Subsidiaries’ Subordinated Indebtedness (other than Subordinated Indebtedness owed to Parent or any of the Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition, or (iii) for consideration consisting solely of Parent’s Equity Interests other than Disqualified Stock; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (3)(i), (5), (6), (10), (11) and (12) of the next paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the beginning of the first full fiscal quarter of Parent commencing immediately prior to the Issue Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds or the fair value (as determined in good faith by the Board of Directors) of property or assets received by Parent or a Restricted Subsidiary since the date following the Issue Date as a contribution to the common equity capital of Parent or from the issue or sale of Equity Interests of Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Parent and other than proceeds from the BBVA ‘B’ Share Transaction), together with the aggregate net cash and Cash Equivalents received by Parent or any Restricted Subsidiaries at the time of such conversion or exchange, plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the proceeds realized from the sale of such Restricted Investment and proceeds representing the return of the capital with respect to such Restricted Investment, in each case to Parent or any Restricted Subsidiary, less the cost of the disposition of such Restricted Investment, plus

(D) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the portion (proportionate to Parent’s interest in such Unrestricted Subsidiary) of the fair market value of the net assets of the Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; plus

(E) 50% of any dividends received by the Parent or any Restricted Subsidiary from any Unrestricted Subsidiary to the extent the Parent’s or such Restricted Subsidiary’s Investment in such Unrestricted Subsidiary was a Restricted Investment, and to the extent such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

So long as no Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (4), (5), (7), (9) and (10) below), the preceding provisions will not prohibit:

(1) the payment of any dividend (or other distribution) or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend (or other distribution) or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend (or other distribution) payment or redemption would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Restricted Subsidiary) of, Parent’s Equity Interests (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized to make any such Restricted Payment will be excluded from clause (3)(B) of the preceding paragraph;

(3) the purchase, defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Parent or any Restricted Subsidiary with (i) the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or (ii) in exchange for, or out of the proceeds of a substantially concurrent Qualified Equity Offering;

(4) in the case of a Restricted Subsidiary, the payment of dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award, or the vesting thereof, in an amount not to exceed $20 million;

(6) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or a Restricted Subsidiary;

(7) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness following a Change of Control after the Company shall have complied with the provisions of the covenants described above under the captions “Repurchase at the Option of Holders — Change of Control” and “Asset Sales,” including the payment of the applicable purchase price;

(8) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Restricted Subsidiary of Parent issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”,

(9) payments made in accordance with the Merger Agreement as disclosed under “Use of Proceeds”,

(10) to the extent constituting a Restricted Payment, the BBVA ‘B’ Share Transaction;

(11) the repurchase, redemption or other acquisition of the Equity Interests of Parent or any Restricted Subsidiary from Persons who are, or were formerly, employees, officers and directors of the Parent and its Subsidiaries and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (11) shall not exceed $5.0 million in any twelve month period; and

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $75 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company’s Board of Directors, whose resolutions with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25 million.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom including to refinance other indebtedness), as if the additional indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness incurred by Parent and the Restricted Subsidiaries pursuant to Credit Facilities and any Qualified Securitization Financing, including the Credit Agreement, in an amount outstanding at any time not to exceed the sum of (x) $2,750 million plus (y) €478 million minus (z) the aggregate amount of Net Proceeds applied pursuant to clause (1) of the third paragraph under “Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by Parent and the Restricted Subsidiaries of the Existing Indebtedness (provided that all Existing Indebtedness to be Repaid is either repaid, discharged or defeased on the Issue Date);

(3) the incurrence by Parent and any Guarantor of Indebtedness represented by the Notes to be issued on the Issue Date and the Guarantees thereof (and any Notes and Guarantees issued in exchange for the Notes and Guarantees pursuant to the registration rights agreement);

(4) the incurrence by Parent or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financing, including without limitation the sale and leaseback arrangements described under clause (5) under the exclusions set forth under the definition of Asset Sale, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement (including at any point subsequent to the purchase) of real or personal property, plant or equipment used in the business of Parent or such Restricted Subsidiary (whether through the direct acquisition or otherwise of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $200 million and (y) 3.0% of Total Assets, at any time outstanding;

(5) the incurrence by Parent or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (3) through (7) and (16) of this paragraph;

(6) the incurrence by Parent or any Restricted Subsidiary of intercompany Indebtedness owed to Parent or any Restricted Subsidiary; provided, however, that:

(a) if the Company is the obligor on any such Indebtedness owed to any Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes;

(b) if a Guarantor is the obligor on any such Indebtedness owed to any Restricted Subsidiary that is not the Company or a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to such Guarantor’s Guarantee; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness (other than the creation of a Permitted Lien upon such intercompany Indebtedness to a Person that is not either Parent or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Parent or any Restricted Subsidiary of Hedging Obligations or entry into derivative transactions, in each case, in the normal course of business and so long as such obligations and transactions are not entered into for speculative purposes;

(8) the incurrence of Guarantees by Parent, the Company or any Guarantors of Indebtedness of Parent or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the incurrence of Guarantees by any Restricted Subsidiary that is not a Guarantor of Indebtedness of a Restricted Subsidiary that is not a Guarantor that was permitted to be incurred by another provision of this covenant;

(10) the incurrence by Parent and the Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or incurred by Parent and the Restricted Subsidiaries in the ordinary course of business, guarantees for the account of suppliers in the ordinary course of business and consistent with past practice, and obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(11) the incurrence by Parent and the Restricted Subsidiaries of Indebtedness arising from Parent’s and the Restricted Subsidiaries’ agreements providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale of goods or acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Parent and the Restricted Subsidiaries in connection with such acquisition or disposition;

(12) the incurrence by Parent and the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(13) the incurrence by Parent or any Restricted Subsidiary of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under the caption “Legal Defeasance and Covenant Defeasance”;

(14) the incurrence by Foreign Subsidiaries of Parent (other than any Guarantor) of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $200 million;

(15) the incurrence of Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16) the incurrence by Parent or any of its Restricted Subsidiaries of Acquired Debt; provided that (i) such Indebtedness existed prior to the consummation of the related acquisition and was not created in contemplation thereof and (ii) to the extent the aggregate amount of Indebtedness incurred in reliance on this clause (16) following the Issue Date exceeds $50 million, then on a pro forma basis, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio would be greater than immediately prior to such transactions;

(17) Indebtedness of Parent or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or trade Guarantees issued in the ordinary course of business to the extent that such letters of credit or trade Guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 30 days following receipt by Parent or such Restricted Subsidiary of a demand for reimbursement;

(18) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent or any Restricted Subsidiary;

(19) to the extent constituting Indebtedness, (i) deferred compensation to employees of Parent and the Restricted Subsidiaries in the ordinary course of business, (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law, (iii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (iv) reserves established by Parent or any Restricted Subsidiary for litigation or tax contingencies and (v) the BBVA ‘B’ Share Transaction;

(20) Indebtedness in an amount not to exceed $20 million issued in lieu of cash payments of Restricted Payments permitted by clause (5) of the covenant described under “— Restricted Payments”; and

(21) the incurrence by Parent or any Restricted Subsidiary of additional Indebtedness or the issuance by Parent of Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (21), not to exceed $350 million.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, (x) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its incurrence under either the first paragraph of this covenant or under such category of Permitted Debt, as the case may be, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this covenant (so long as the Indebtedness being reclassified could have been incurred under the first paragraph or under such category of Permitted Debt on the date of its incurrence) and (z) elect to comply with this covenant and the applicable definitions in any order. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Parent’s Fixed Charges as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent or the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The Company will not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and subordinate or junior in right of payment to the Notes; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien or by virtue of being structurally subordinated. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and subordinate or junior in right of payment to such Guarantor’s Guarantee; provided, however, that no Indebtedness of a Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured by a junior Lien.

Parent will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by the obligors of such Indebtedness.

Liens

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any property, asset, or any proceeds therefrom (“Primary Lien”), now owned or hereafter acquired, except Permitted Liens, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary) or assets that are senior in priority to such Liens; and

(2) in the case of Liens securing Senior Debt, the Notes and related Guarantees are equally and ratably secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary) or assets.

Any Lien created for the benefit of the Holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to Parent or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any other Restricted Subsidiary;

(2) make any loans or advances to Parent or any other Restricted Subsidiary;

(3) transfer any of its properties or assets to Parent or any other Restricted Subsidiary; or

(4) guarantee Parent’s or any Restricted Subsidiary’s Indebtedness.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) the Credit Agreement and any other agreements as in effect on the Issue Date or subsequent agreements relating to Indebtedness of Parent or any Restricted Subsidiary and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date unless in the good faith determination of the Board of Directors, such restrictions are not likely to result in the Company being unable to make scheduled payments of principal and interest on the Notes as they come due;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law, rules, regulations and orders;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or of all or substantially all of its assets that restricts distributions of assets by, or Equity Interests of, that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the “— Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) restrictions on cash or other deposits or net worth imposed by customers (including governmental entities) under contracts entered into in the ordinary course of business;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) any encumbrance or restriction on our ability or the ability of any Restricted Subsidiary to transfer its interest in any Investment not prohibited under “— Restricted Payments”;

(13) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business;

(14) any other agreement governing Indebtedness or Disqualified Stock entered into after the Issue Date that contains encumbrances and restrictions that are not more restrictive than would be permitted by clause (1) of this paragraph;

(15) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Securitization Financing; and

(16) agreements pursuant to any tax sharing arrangement between Parent and any one or more of its direct or indirect Subsidiaries.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Lien, unless remedies are exercised in connection therewith) or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons; unless:

(a) either: (x) the Company is the surviving entity; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all obligations of the Company under the Notes and the Indenture pursuant to an agreement in a form reasonably satisfactory to the Trustee;

(c) immediately after such transaction no Default or Event of Default exists; and

(d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant or (ii) Parent’s Fixed Charge Coverage Ratio would not be less than the Parent’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the Company’s and its Restricted Subsidiaries’ properties and assets, in one or more related transactions, to any other Person.

The Person formed by or surviving any consolidation or merger (if other than the Company) will succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture; provided that the Company shall not be released in the case of a lease of all or substantially all of its assets.

Clauses (c) and (d) of the first paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating us in another jurisdiction;

(2) a merger of the Escrow Issuer with and into the Company on the Completion Date; or

(3) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Parent may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation) or (2) sell, assign, transfer, convey (not including any conveyance, if any, resulting solely from the creation of any Lien, unless remedies are exercised in connection therewith) or otherwise dispose of all or substantially all of the properties and assets of Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person or Persons; unless:

(a) the Person formed by or surviving any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all obligations of Parent under its Guarantee and the Indenture pursuant to an agreement in a form reasonably satisfactory to the Trustee;

(b) immediately after such transaction no Default or Event of Default exists; and

(c) Parent or the Person formed by or surviving any such consolidation or merger (if other than Parent), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant or (ii) Parent’s Fixed Charge Coverage Ratio would not be less than the Parent’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

In addition, Parent and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of Parent’s and the Restricted Subsidiaries’ properties and assets, in one or more related transactions, to any other Person.

The Person formed by or surviving any consolidation or merger (if other than Parent) will succeed to, and be substituted for, and may exercise every right and power of Parent under the Indenture; provided that Parent shall not be released in the case of a lease of all or substantially all of its assets.

Clauses (b) and (c) of the fifth paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Parent with an Affiliate solely for the purpose of reincorporating Parent in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and the Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Company’s Board of Directors may designate any Restricted Subsidiary (other than the Company) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Parent and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the “— Restricted Payments” covenant or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Parent will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of Parent’s or the Restricted Subsidiaries’ respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate payments of consideration in excess of $10 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that taken as a whole are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Company’s Board of Directors (and, if any, a majority of the disinterested members of the Company’s Board of Directors with respect to such transaction); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any customary consulting or employment agreement or arrangement, benefit arrangement or plan, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance or termination arrangements, expense reimbursement arrangements, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of the Restricted Subsidiaries for the benefit of their directors, officers, employees and consultants and payments and transactions pursuant thereto, in each case, in the ordinary course of business;

(2) transactions between or among Parent and/or the Restricted Subsidiaries;

(3) payment of reasonable directors compensation and indemnification costs permitted by Parent’s and the Restricted Subsidiaries’ organizational documents for the benefit of directors, officers and employees, in each case, in the ordinary course of business;

(4) Permitted Investments or Restricted Payments that are permitted by the “— Restricted Payments” covenant;

(5) any agreement (including any certificate of designations relating to Capital Stock) as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(6) the granting or performance of customary registration rights in respect of restricted Equity Interests held or acquired by Affiliates;

(7) loans and advances to employees in the ordinary course of business not to exceed $10 million in the aggregate amount at any one time outstanding;

(8) the consummation of the Transactions and the payment of all fees, expenses and other amounts, and the performance of all obligations of Parent and the Restricted Subsidiaries, in connection therewith;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not materially less favorable to Parent or such Restricted Subsidiary, as the case may be, determined in good faith by Parent, that those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Parent;

(10) the issuance or repurchase of Equity Interests (other than Disqualified Stock) of Parent to any Affiliate of Parent; and

(11) licenses of, or other grants of rights to use, intellectual property granted by Parent or any Restricted Subsidiary in the ordinary course of business.

Additional Guarantees

If Parent or any Restricted Subsidiary acquires or creates another Restricted Subsidiary (other than a Foreign Subsidiary of the Company or any Immaterial Subsidiary) after the Issue Date that guarantees any Indebtedness of the Company or any of its Domestic Subsidiaries, then that newly acquired or created Restricted Subsidiary will execute and deliver to the Trustee a supplemental Indenture providing for a Guarantee and deliver an opinion of counsel satisfactory to the Trustee as to the due authorization, execution and delivery and the enforceability of such Guarantee within 45 business days of the date on which it was acquired or created.

Payments for Consent

Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by rules and regulations of the SEC, so long as any Notes are outstanding, Parent will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes:

(1) within the time periods specified in the SEC’s rules and regulations, all annual financial information that would be required to be contained in a filing with the SEC on Form 20-F if Parent were required to file such Form pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on Parent’s consolidated annual financial statements by Parent’s certified independent accountants; and

(2) within 45 days of the first three fiscal quarters of each fiscal year of Parent, quarterly financial information prepared on the same basis as the audited financial information referred to in clause (1) above which shall have been the subject of a SAS 100 (or equivalent) review by the Company’s independent auditors together with a “Management’s Discussion of Analysis of Financial Condition and Results of Operations” for such fiscal quarter.

Parent will be deemed to have furnished such reports to the Trustee and the Holders if Parent has filed such information or reports with the SEC via the EDGAR filing system and such information or reports are publicly available.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an officer’s certificate).

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Parent will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, Parent, the Company and the other Guarantors have agreed that, for so long as any Notes remain outstanding, if at any time Parent is not required to file with the SEC the information and reports required by clauses (1) and (2) above, Parent will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, Parent will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (4) under “Events of Default and Remedies” until

120 days after the date any information or report hereunder is required to be furnished to Holders of Notes or filed with the SEC pursuant to this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on or Additional Interest with respect to the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Parent or any Restricted Subsidiary to comply with the “— Merger, Consolidation or Sale of Assets” covenant or with the provision described under the heading “Repurchase at the Option of Holders — Change of Control”;

(4) failure by Parent or any Restricted Subsidiary for 60 days after notice to comply with any other covenant or agreement in the Indenture or the Notes after written notice thereof is given to the Company by the Trustee or to Parent and the Restricted Subsidiaries and to the Trustee by Holders of at least 25% in aggregate principal amount of the then outstanding Notes voting as a single class;

(5) default under any agreement, bond, mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Parent or any Restricted Subsidiary (or the payment of which is guaranteed by Parent or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay any scheduled installment of principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more; provided, however, where (i) neither Parent nor any Restricted Subsidiary has general liability with respect to such Indebtedness, and (ii) the creditor has agreed in writing that such creditor’s recourse is solely to specified assets or Unrestricted Subsidiaries, the amount of such Indebtedness shall be deemed to be the lesser of (x) the principal amount of such Indebtedness, and (y) the fair market value of such specified assets to which the creditor has recourse;

(6) failure by Parent, the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Guarantee of a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall deny or disaffirm in writing its obligations under its Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to Parent, the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or Parent, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notices is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered, and, if requested, have provided, the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Within 5 business days of an executive officer becoming actually aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, partner, manager, agent, member, incorporator (or Person forming any limited liability company) or stockholder of the Company or of any Guarantor, as such, will have any liability for any obligations of the Company or of the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of the Company’s obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company’s may, at its option and at any time, elect to have the Company’s obligations and the obligations of the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the heading “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination of cash in United States dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants as selected by Parent, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (including, without limitation, the Credit

Agreement, but excluding the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over Parent’s or any Restricted Subsidiary’s other creditors with the intent of defeating, hindering, delaying or defrauding the Company’s or any Restricted Subsidiary’s creditors or others; and

(7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder adversely affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” or the minimum notice provisions required with respect to redemption of the Notes);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants);

(8) make any change in the preceding amendment and waiver provisions;

(9) release Parent from its Guarantee or release all or substantially all of the Guarantors from their Guarantees, in each case, except in accordance with the Indenture; or

(10) release the Lien on the Escrow Amount or any funds or investment property therein otherwise then in accordance with the terms of the Indenture and the applicable escrow agreement.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a successor corporation of the Company’s or a Guarantor’s obligations under the Notes, the Indenture and/or a Guarantee in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7) to add a Guarantor under the Indenture;

(8) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or the Notes;

(9) to provide for the issuance of additional Notes in accordance with the limitations as set forth in the Indenture;

(10) to provide for a successor Trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(11) to comply with the rules of any applicable securities depositary.

Where the consent of the Holders of the Notes is required to approve an amendment, supplement, waiver or consent under the Indenture, it is not necessary for the consent of the Holders of Notes to approve the particular form of any proposed amendment, supplement, waiver and consent, but it is sufficient if such consent approves the substance thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money and/or non-callable Government Securities toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Indenture provides that, except during the continuance of an event of default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an event of default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the Trustee becomes a creditor of the Company or of any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or (iii) resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” has the meaning set forth under “— Additional Amounts.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, as determined by the Company, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at February 1, 2014 (such redemption price being set forth in the tables appearing above under the fourth paragraph under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent and the Restricted Subsidiaries taken as a whole or the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under “Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of “Repurchase at the Option of Holders — Asset Sales.”

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $10 million;

(2) a transfer of assets or rights between or among Parent and the Restricted Subsidiaries or between or among the Restricted Subsidiaries;

(3) the sale, lease, conveyance or other disposition of equipment, inventory (including, but not limited to, raw materials, work-in-progress and finished goods) or other assets or rights in the ordinary course of business, or if excess, obsolete, damaged, worn-out, scrap or surplus or no longer used or useful in the conduct of business as then being conducted;

(4) a Restricted Payment that is permitted by “Certain Covenants — Restricted Payments” or a Permitted Investment;

(5) the sale, lease, conveyance or other disposition of property or assets acquired within the twelve month period prior to such sale, lease, conveyance or disposition in preparation for a sale and leaseback transaction relating to such property or assets;

(6) an issuance of Equity Interests by a Restricted Subsidiary to Parent or another Restricted Subsidiary;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) the license or sub-license of patents, trademarks, copyrights, know how, process technology or other intellectual property to third Persons by Parent or a Restricted Subsidiary, so long as Parent or such Restricted Subsidiary retain the right to use such licensed property;

(9) the granting or assumption of a Lien permitted by “Certain Covenants — Liens,” including a Permitted Lien;

(10) any sale or disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(11) the sale or disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(12) Project Dispositions.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS.

“BBVA” means Banco Bilbao Vizcaya Argentaria, S.A.

“BBVA ‘B’ Share Transaction” means (a) the purchase by BBVA of certain non-voting Class B common stock issued by Parent, (b) the contribution of the purchase price of such shares by Parent to the Company and (c) the subsequent purchase of such shares from BBVA by the Company in connection with the Merger, in each case, as described in the offering memorandum.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with IFRS, and the amount of such obligations shall be the capitalized amount thereof required to be set forth on a balance sheet of such Person in accordance with IFRS.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, including common stock and preferred stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) certificates of deposit or bankers’ acceptances maturing within 6 months after its date of issuance or acceptance by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital of not less than $1,000 million and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s;

(4) any repurchase agreement entered into with any Lender or any commercial banking institution satisfying the criteria of clause (3) herein which (a) is secured by a fully perfected security interest in any obligation of the type described in clause (1)(a) and (b) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(5) commercial paper and variable fixed rate Notes issued by any commercial banking institution satisfying the criteria of clause (3) herein or any variable or fixed rate Note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than one year from the date of acquisition thereof;

(6) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1) through (5) above, (b) has net assets of not less than $5,000 million, and (c) has the highest rating obtainable from either S&P or Moody’s; and

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction, in each case which instruments or obligors (or the parents of such obligors) have comparable tenor and ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies;

provided, that, in the case of any Investment by the Parent or a Foreign Subsidiary, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within 12 months after such date, (y) investments of the type and maturity described in clauses (1) through (7) above of Foreign Subsidiaries, which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Change of Control” means the occurrence of any of the following:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the property and assets of Parent and the Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a

“Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to the Company or one or more Guarantors;

(2) the adoption of any plan or proposal for the liquidation or dissolution of Parent or the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) (a) any Person or Group (other than a Permitted Holder Group) shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by Parent’s issued and outstanding Capital Stock or (b) the Permitted Holder Group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock;

(4) the Company shall cease to be a Subsidiary of Parent; or

(5) the replacement of a majority of Parent’s Board of Directors over a two-year period from the directors who constituted our Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision or expenses for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision or expenses for taxes were deducted in computing such Consolidated Net Income; plus

(3) the amount of any franchise or similar taxes paid or accrued, to the extent that such provision or expenses for taxes were deducted in computing such Consolidated Net Income; plus

(4) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill, financing costs and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization, and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) any expenses (including fees) or charges relating to any public or private sale of Capital Stock of such Person, Investment, acquisition (including integration charges and expenses identified at the time of closing of any acquisition as resulting from such acquisition), recapitalization, disposition, listing or discharge of securities registration obligations, the Merger Agreement (including ratings agencies fees paid and other transaction costs arising in connection with the offering of the Notes and the Merger) or Indebtedness (including the discharge, extinguishment or repayment thereof) permitted to be incurred under the Indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(7) the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income; plus

(8) any non-cash compensation charge in such period arising from any grant of stock, stock options or other equity-based award; plus

(9) gains (or losses) in respect of returned surplus assets of any employee benefit plan (in the case of gains) or increased funding obligations in excess of actual cash expenditures for such period (in the case of losses), it being understood that the actual cash expenditure in respect of any such increased funding obligations shall be given effect for the purpose of calculating Consolidated Cash Flow in each future period during which such an actual cash expenditure is made); plus

(10) any non-cash pension and other post-employment benefit expense deducted in such period in computing Consolidated Net Income; plus

(11) any non-cash decrease in consolidated IFRS revenue resulting from purchase accounting in connection with any acquisitions permitted hereunder less any non-cash increase in consolidated IFRS revenue resulting from purchase accounting in connection with acquisitions permitted hereunder; plus

(12) any extraordinary, unusual, or non-recurring losses, charges and expenses deducted in such period in calculating Consolidated Net Income; plus

(13) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or re serve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and the reversal of any accrual of, or cash reserve for, anticipated charges in any period where such accrual or reserve is no longer required); plus

(14) any Exceptional Items, without duplication, resulting in a loss in accordance with IFRS; minus

(15) any non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis (without duplication) and determined in accordance with IFRS; minus

(16) any Exceptional Items, without duplication resulting in a gain in accordance with IFRS; minus

(17) any extraordinary, unusual, or non-recurring gains increasing Consolidated Net Income during such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS; provided that:

(1) the Net Income (but not loss, except to the extent of any cash capital contribution) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary to that specified Person or another Restricted Subsidiary of such Person of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the following non-cash items will be excluded:

(i) the cumulative effect of a change in accounting principles;

(ii) the write-off of any debt issuance costs;

(iii) any non-cash impairment charges relating to goodwill;

(iv) any non-cash income (or loss) related to non-speculative hedging activities;

(v) any income (or loss) from discontinued operations;

(vi) any extraordinary gain, loss or charge (including in connection with any Asset Sale);

(vii) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(viii) any non-cash impairment charges resulting from the impairment or disposal of long-lived assets and the amortization of intangibles arising in connection with business combinations;

(ix) accruals and reserves that are established within twelve months after the Issue Date, provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(x) any non-cash expense or gain related to recording of the fair market value of interest rate or currency agreements and commodity agreements entered into, in each case, in the ordinary course of business and not for speculative purposes;

(xi) unrealized gains and losses relating to non-speculative hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies;

(xii) the amount of non-cash charges relating to the exercise of options or the grant of stock, stock options or other equity based awards; and

(xiii) any non-cash expense related to the establishment of allowances or reserves attributable to the non-recognition of deferred tax assets.

“Credit Agreement” means that certain credit and guaranty agreement of Parent and certain of its Subsidiaries with Deutsche Bank AG New York Branch, as administrative agent, and the other parties thereto, dated on or about the Assumption Date, including any related Notes, Guarantees, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities) in whole or in part under such agreement or agreements or any successor agreement or agreements from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or Indentures, in each case with banks or other institutional lenders providing for, or acting as initial purchasers of, revolving credit loans, term loans, Notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase is permitted under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Parent or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital

Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with “Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Parent and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business Day preceding the Special Redemption Date and (2) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options, restricted stock units, performance units or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exceptional Items” means one-off cash gains or losses incurred by Parent or any of its Subsidiaries during the relevant period and to include one-off restructuring costs related to the Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of Parent and its Restricted Subsidiaries (without duplication) in existence on the Issue Date (other than Indebtedness under the Credit Agreement or in respect of the Notes), until such amounts are repaid.

“Existing Indebtedness to be Repaid” means all Indebtedness of Parent and its Restricted Subsidiaries other than €100 million of Indebtedness outstanding on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom (including use on the Calculation Date) as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness). In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made or are, on the Calculation Date, being made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by (including acquisitions on the Calculation Date) the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including any increase in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

provided that whenever pro forma effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one of the Company’s responsible senior financial or accounting officers so long as such cost savings are actually expected to be achieved within 12 months of such acquisition or disposition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of the Indenture governing the Notes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the Issue Date.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $10 million and whose total revenues for the most recent 12-month period do not exceed $10 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Parent or any of its other Restricted Subsidiaries.

“Indebtedness” means, with respect to any specified Person, any indebtedness (excluding accrued expenses or trade payables), of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the net amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be (without duplication):

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such assets that are subject to such Lien at the date of determination; and

(b) the amount of the Indebtedness of the other Person secured by such assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS (it being understood that capital expenditures shall not be deemed to be “Investments”). If Parent or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of “Certain Covenants — Restricted Payments.” The acquisition by Parent or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of “Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment was made and without giving effect to subsequent changes in value.

“Issue Date” means January 21, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mergers” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 6, 2010, among the Grifols, S.A., Grifols Inc. and Talecris Biotherapeutics Holdings Corp., as the same may be amended prior to the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); and

(3) any merger termination fee received by Parent or a Restricted Subsidiary.

“Net Proceeds” means the aggregate cash proceeds received by Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs directly attributable to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS (unless such reserve is not used) against any liabilities associated with such Asset Sale and retained by Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations (whether fixed or contingent) associated with such Asset Sale.

“Non-recourse Debt” means Indebtedness:

(1) as to which neither Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Parent or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of the Restricted Subsidiaries.

“non-U.S. Guarantor” has the meaning set forth under “— Additional Amounts.”

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Grifols, S.A.

“Permitted Business” means healthcare products and services (including the lines of business conducted by Parent, Talecris and the Restricted Subsidiaries on the date of the Indenture) and any businesses ancillary, complementary or reasonably related thereto.

“Permitted Holder Group” means any group comprised solely of the Grifols family, holding directly or indirectly (the “Existing Holders”), or (ii) a person or group of related persons for purposes of Section 13(d) of the Exchange Act that includes the Existing Holders where the Existing Holders control (whether through exercise of voting rights, by contract or otherwise) the Parent.

“Permitted Investments” means:

(1) any Investment in Parent or in a Restricted Subsidiary;

(2) any Investment cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(3) loans and advances to employees, officers, consultants and directors of Parent or a Restricted Subsidiary in the ordinary course of business for bona fide business purposes not in excess of $5 million at any one time outstanding;

(4) any Investment by Parent or a Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance under “Repurchase at the Option of Holders — Asset Sales”;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Parent’s Equity Interests (other than Disqualified Stock);

(7) any Investments received (A) in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or other reorganization of any trade creditor or customer or (B) in resolution of litigation, arbitration or other disputes or (C) as a result of foreclosure, perfection or enforcement of any Lien;

(8) Hedging Obligations;

(9) Investments in Permitted Joint Ventures, together with all other Investments pursuant to this clause (9) in an aggregate amount at the time of such Investment not to exceed $75 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(10) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) repurchases of the Notes;

(12) Notes, chattel paper and accounts receivable owing to Parent or the Restricted Subsidiaries created or acquired in the ordinary course of business (including concessionary trade terms we deem reasonable under the circumstances);

(13) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date, and any extension, modification, replacement, refunding, refinancing or renewal thereof in whole or in part;

(14) Guarantees of Indebtedness issued in accordance with the covenant described under the heading “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and performance or completion Guarantees in the ordinary course of business;

(15) Investments of a Restricted Subsidiary acquired after the Issue Date, or of an entity acquired by, merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under the heading “Certain Covenants — Merger, Consolidation or Sale of Assets” after the Issue Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, including pre-payments therefor;

(17) deposits, prepayments and other credits to suppliers in the ordinary course of business consistent with past practice;

(18) Investments representing amounts held for employees of Parent and the Restricted Subsidiaries under deferred compensation plans; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by Parent or the Restricted Subsidiaries under such plan;

(19) Investments consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons in the ordinary course of business;

(20) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent or a Restricted Subsidiary or an employee stock ownership plan or similar trust) of Capital Stock (other than Disqualified Stock) of Parent; provided that the amount of any net cash proceeds that are utilized for such Investment will be excluded from clause 3(B) of the second part of the first paragraph set forth under “Certain Covenants — Restricted Payments”;

(21) Investments consisting of advances or loans to Persons building, developing or overseeing the construction of plasma collection centers expected to supply principally Parent or the Restricted Subsidiaries in the ordinary course of business and consistent with past practice;

(22) Investments relating to any Securitization Subsidiary of Parent or any Restricted Subsidiary organized in connection with a Qualified Securitization Financing that, in the good faith determination of the Board of Directors and Parent, are necessary or advisable to effect such Qualified Securitization Financing;

(23) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(24) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed $200 million.

“Permitted Joint Venture” means any joint venture that Parent or any Restricted Subsidiary is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens to secure Obligations in respect of (i) any Indebtedness incurred under clause (1) of the second paragraph of “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (ii) Indebtedness in excess of the maximum amount of Indebtedness permitted to be secured by Liens pursuant to the foregoing subclause (i), so long as, in the case of this subclause (ii), immediately after giving effect to the incurrence of such Indebtedness on the date such Indebtedness is incurred (or, in the case of Indebtedness incurred pursuant to revolving commitments under any Credit

Facility, on the date such revolving commitments are provided) on a pro forma basis the Secured Leverage Ratio would not exceed 3.0 to 1.0;

(2) Liens in favor of Parent or any Restricted Subsidiary;

(3) Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, letters of credit or trade guarantees, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case in the ordinary course of business;

(4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired, or financed, with such Indebtedness;

(5) Liens existing on the date of the Indenture and any extensions, renewals or replacements thereof;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor and Liens for taxes assessed on real estate assets that are not delinquent;

(7) Liens, pledges or deposits in the ordinary course of business to secure workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, bid, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or incurred by Parent and the Restricted Subsidiaries in the ordinary course of business, lease obligations or nondelinquent obligations under social security laws and obligations in connection with participation in government insurance, benefits, reimbursement or other programs or other similar requirements, return of money bonds and other similar obligations, including obligations to secure health and safety and environmental obligations (exclusive of obligations for the payment of borrowed money or Indebtedness);

(8) Liens imposed by law, such as carrier’s, supplier’s, workmen’s, warehousemen’s, landlord’s, materialmen’s, repairmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business or are being contested in good faith;

(9) easements, rights-of-way, restrictions, encroachments, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of our and our Restricted Subsidiaries’ business or assets taken as a whole;

(10) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by the same property securing the Hedging Obligations;

(11) Liens securing Permitted Refinancing Indebtedness (other than Permitted Refinancing Indebtedness in respect of the Existing Indebtedness to be Repaid), provided that such Liens do not extend to any property or assets other that the property or assets that secure the Indebtedness being refinanced;

(12) Liens created for the benefit of or securing the Notes and the Guarantees;

(13) Liens arising from judgments in circumstances not constituting an Event of Default as described under the heading “Events of Default and Remedies”;

(14) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(15) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts;

(17) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business;

(19) Liens on accounts receivable and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Financing;

(20) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Parent or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Parent or is merged with or into or consolidated with the Parent or any of its Restricted Subsidiaries;

(21) filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(22) operating leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(23) Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(25) Liens incurred by the Parent or any Restricted Subsidiary with respect to obligations that do not exceed $250 million at any one time outstanding;

(26) Liens on the assets of any Restricted Subsidiary (other than the Company or any Guarantor) to secure Indebtedness of such Restricted Subsidiary;

(27) Liens solely on cash earnest money deposits made by Parent or any Restricted Subsidiary in connection with any letter-of-intent or purchase agreement entered into in connection with any Investment permitted under the Indenture;

(28) any interest of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased any Liens encumbing such lessor’s or sublessor’s interest or title; and

(29) any zoning or similar law or right reserved in any governmental office or agency to control or regulate the use of any real property.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(4) such Indebtedness is incurred either by Parent, a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Project Disposition” means any sale, assignment, conveyance, transfer or other disposition of facilities under construction of Parent and its Restricted Subsidiaries as of the Issue Date (including the real estate related thereto) which are intended by Parent upon completion of construction to be repurchased or leased by Parent or one of its Restricted Subsidiaries or any business related, ancillary or complementary thereto; provided, that the consideration received for such assets shall be cash in an amount at least equal to the book value.

“Qualified Equity Offering” means any public or any private offering of Parent’s Capital Stock (excluding Disqualified Stock).

“Qualified Securitization Financing” means any transaction or series of transactions entered into by Parent or any of its Restricted Subsidiaries pursuant to which Parent or such Restricted Subsidiary sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary funds the acquisition of such Securitization Assets (a) with cash, (b) through the issuance to Parent’s or such Seller’s Retained Interests or an increase in Parent’s or such Seller’s Retained Interests, and/or (c) with proceeds from the sale, pledge or collection of Securitization Assets.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Replacement Assets” means any properties or assets used or useful in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of Parent (including, without limitation, the Company) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness for borrowed money of Parent or any of its Restricted Subsidiaries secured by a Lien on any assets of Parent or any of its Restricted Subsidiaries.

“Secured Leverage Ratio,” as of any date of determination, means the ratio of:

(1) the outstanding principal amount of Secured Indebtedness of Parent and its Restricted Subsidiaries as of such date on a consolidated basis in accordance with IFRS (provided, that for purposes of this definition, any undrawn revolving commitments under a secured credit facility shall be deemed to be Secured Indebtedness in the full amount of such undrawn revolving commitments for so long as such commitments are outstanding); to

(2) Consolidated Cash Flow of Parent and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to such date for which financial statements prepared on a consolidated basis in accordance with IFRS are available; provided, however, that Consolidated Cash Flow shall be determined for purposes of this definition with such pro forma adjustment consistent with the definition of Fixed Charge Coverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any accounts receivable owed to Parent or any of its Subsidiaries (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by such Parent or any of its Subsidiaries to a Securitization Subsidiary.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such Securitization Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.

“Securitization Subsidiary” means a Restricted Subsidiary of the Parent that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any of its Subsidiaries, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any of its Subsidiaries, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of Parent or any of its Subsidiaries, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Parent nor any of its Subsidiaries, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Parent reasonably believes to be no less favorable to Parent or the applicable Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent or any of its Subsidiaries and (c) to which neither Parent nor any of its Subsidiaries other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Parent (or a duly authorized committee thereof) or such other Person shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the board of directors of Parent or such other Person giving effect to such designation and a certificate executed by an authorized officer certifying that such designation complied with the foregoing conditions.

“Seller’s Retained Interests” means the debt or equity interests held by Parent or any of its Subsidiaries in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through Parent or such Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by Parent or any of its Subsidiaries that are reasonably customary in accounts receivable securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means all Indebtedness (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise specified herein, all references to any “Subsidiary” shall refer to a Subsidiary of Parent.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to impose or collect any Tax.

“Taxing Jurisdiction” has the meaning set forth under “— Additional Amounts.”

“Total Assets” means the total consolidated assets of Parent and the Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Parent prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with IFRS.

“Transactions” means (i) the Mergers, (ii) the repayment of certain of Parent’s and the Restricted Subsidiaries’ existing Indebtedness, (iii) the closing of the Credit Agreement and the issuance and sale of the Notes and the other transactions described in the offering memorandum.

“Treasury Rate” means, as obtained by the Company, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2014; provided, however, that if the period from the redemption date to February 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means any Subsidiary (or any successor to any of them) that is designated by the Company’s Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-recourse Debt;

(2) except as permitted by the covenant described under the heading “Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent and/or the Restricted Subsidiaries;

(3) is a Person with respect to which neither Parent nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any Restricted Subsidiary; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Parent or any Restricted Subsidiary and has at least one executive officer that is not a director or executive officer of Parent or any Restricted Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted under “Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Company’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the Trustee a supplemental Indenture providing for a Guarantee.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, the “global notes.”

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC Participants”), or persons who hold interests through DTC Participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of each global note to the accounts of the DTC Participants; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in any of the global notes).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. Each settlement system controls its own operations and procedures and may change them at any time. Neither we nor the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC Participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Except as set forth above, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE:

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, WE HEREBY NOTIFY YOU THAT:

(A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE;

(B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS PROSPECTUS; AND

(C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following general discussion summarizes certain material U.S. federal income tax consequences applicable to beneficial owners of the existing notes who:

1. acquired such existing notes in the original offering and at the original offering price for cash,

2. exchange such existing notes in this exchange offer for exchange notes, and

3. hold the existing notes and will hold the exchange notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not include all of the rules which may affect the U.S. tax treatment of your investment in the exchange notes, and does not consider special rules applicable to certain taxpayers, including a dealer in securities or currencies, bank or other financial institution, regulated investment company, real estate investment trust, tax-exempt entity, insurance company, U.S. expatriate, person who or that holds notes as part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, trader in securities that elects to use a mark-to-market method of accounting for their securities holdings, person liable for alternative minimum tax, investor who holds through partnerships or other pass-through entities, or U.S. holder whose “functional currency” for tax purposes is not the U.S. Dollar. This summary does not consider state, local or foreign tax laws.

This discussion is based upon the Code, existing and proposed Treasury Regulations thereunder, and judicial decisions and administrative interpretations thereof, in each case in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We cannot assure holders that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from acquiring, holding or disposing of the existing notes or the exchange notes.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of an existing note who is:

1. an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

2. a corporation, or an entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

3. an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

4. a trust (i) if a court within the U.S. is able to exercise primary supervision over such trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means an individual, corporation, estate or trust that is a beneficial owner of an existing note who is not a U.S. holder. If a partnership or other entity or arrangement taxable as a partnership holds the existing notes, the tax treatment of a partner in such a partnership will generally depend on the status of the partner and on the activities of the partnership. If you are a partner in a partnership which holds existing notes, you should consult your own tax advisors.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF PARTICIPATING IN THIS EXCHANGE OFFER AND HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

Exchange of Existing Notes for Exchange Notes

The exchange of an existing note for an exchange note pursuant to this exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, holders participating in this exchange offer will not recognize any income, gain or loss for U.S. federal income tax purposes upon the receipt of an exchange note, and holders will be required to continue to include interest on the exchange note in gross income in the manner and to the extent described herein. A holder’s holding period for an exchange note will include the holding period for the existing note exchanged therefor. A holder’s basis in the exchange note immediately after the exchange will be the same as its basis in the existing note exchanged in this exchange offer immediately before the exchange.

The Exchange Notes

U.S. Holders

This section applies only to U.S. Holders. Non-U.S. Holders should consult the discussion below under the heading “Non-U.S. Holders.”

Payment of Stated Interest

Payment of stated interest on the exchange notes generally will be includable in the gross income of a U.S. holder as ordinary interest income at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Exchange Notes

Upon the sale, exchange, redemption or other taxable disposition of an exchange note, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between: (i) the amount realized on the sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued but unpaid stated interest which, if not previously included in income, will be treated as interest paid on the exchange notes) and (ii) a U.S. holder’s adjusted U.S. federal income tax basis in the exchange note. A U.S. holder’s adjusted U.S. federal income tax basis in an exchange note generally will equal the amount the U.S. holder paid for the existing note exchanged for such exchange note, decreased by the amount of any payments other than qualified stated interest previously received by the U.S. holder on such note (either prior to or after such note was exchanged in the exchange offer).

Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the U.S. holder has a holding period in the exchange note (including the U.S. holder’s holding period for the existing note exchanged therefor) of more than one year. Non-corporate taxpayers are generally subject to tax on net long-term capital gains at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

Recently-enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of instruments such as the existing notes and the exchange notes for taxable years beginning after December 31, 2012. U.S. holders should consult their tax advisors regarding the effect of this legislation, if any, on their ownership and disposition of the exchange notes.

Non-U.S. Holders

The following general discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder, as defined above. If you are not a non-U.S. holder, this section does not apply to you.

U.S. Federal Tax Withholding

The 30% U.S. federal tax withholding will not apply to any payment of interest on the exchange notes provided that the non-U.S. holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	is not a bank whose receipt of interest on the exchange notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	has fulfilled the certification requirements set forth below.

The certification requirements referred to above will be fulfilled if the non-U.S. holder certifies on a properly complete and duly executed IRS Form W-8BEN, or such successor form as the IRS may designate, under penalties of perjury, that it is not a U.S. person for U.S. federal income tax purposes and provides its name and address, and (i) the non-U.S. holder files such form or successor form with the withholding agent or (ii) in the case of an exchange note held on the non-U.S. holder’s behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the foreign financial institution fulfills the certification requirement by filing IRS Form W-8IMY (or successor form) if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to exchange notes held by a non-U.S. partnership and certain other non-U.S. entities, unless the non-U.S. partnership or entity has entered into a withholding agreement with the IRS, the non-U.S. partnership or entity generally will be required to provide on IRS Form W-8IMY (or successor form) and to associate with such form an appropriate certification or other appropriate documentation from each partner, other member or beneficial owner of the exchange note. A non-U.S. holder should consult its own tax advisor regarding possible additional reporting requirements.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to it will be subject to the 30% U.S. federal tax withholding described above, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating its taxpayer identification number or (ii) IRS Form W-8ECI (or successor form) stating that payments on the exchange notes are not subject to withholding of tax because such payments are effectively connected with its conduct of a trade or business in the United States, as discussed below.

U.S. Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the exchange notes is treated as effectively connected with the conduct of that trade or business, such non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. In such a case, such a non-U.S. holder will not be subject to the 30% U.S. federal tax withholding if it provides to the withholding agent a properly executed IRS Form W-8ECI or other applicable form. In addition, a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to a branch profits tax with respect to such non-U.S. holder’s effectively connected earnings and profits at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the Exchange Notes

Any gain realized on the sale, exchange, redemption or other taxable disposition of exchange notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, (and, if a tax treaty applies, such gain is attributable to a permanent establishment in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses. To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of the exchange notes is attributable to accrued but unpaid interest not previously included in income, such amount would be treated as interest and subject to tax as described above.

Information Reporting and Backup Withholding

U.S. Holders

Under the Code, a U.S. holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the prevailing statutory rate provided in the Code with respect to certain payments made on or with respect to the exchange notes. This withholding applies only if a U.S. holder (i) fails to furnish the U.S. holder’s taxpayer identification number (“TIN”), which for an individual is a social security number, within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that the U.S. holder failed to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that the U.S. holder has not been notified by the IRS that the U.S. holder is subject to backup withholding. To prevent backup withholding, the U.S. holder or other payee is required to properly complete IRS Form W-9. These requirements generally do not apply with respect to certain holders, including tax exempt organizations and certain financial institutions.

Backup withholding is not an additional federal income tax. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability (and may entitle such U.S. holder to a refund), provided that the required information is timely furnished to the IRS. A U.S. holder should consult the U.S. holder’s own tax advisor as to the U.S. holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

If a non-U.S. holder provides the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments and signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a U.S. person, the non-U.S. holder will not be subject to IRS reporting requirements or U.S. backup withholding with respect to interest payments.

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of an exchange note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a “U.S. Related Person” (as defined below). The payment of proceeds on the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding but will be subject to information reporting unless the holder certifies its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder’s foreign status and has no actual knowledge or reason to know that such holder is a U.S. person.

For this purpose, a “U.S. Related Person” is: (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership with certain connections to the United States.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest (including any OID) and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SECURITY HOLDERS

Restrictions on Foreign Investment

Under present regulations, foreign investors may transfer invested capital, capital gains and dividends out of Spain without limitation on the amount other than applicable taxes. Law 19/2003 (July 4, 2003) updated Spanish exchange control and money laundering prevention provisions, by recognizing the principle of freedom of the movement of capital between Spanish residents and nonresidents.

The law establishes procedures for the declaration of capital movements for purposes of administrative or statistical information and authorizes the Spanish government to take measures which are justified on grounds of public policy or public security. It also provides the mechanism to take exceptional measures with regard to third countries if such measures have been approved by the European Union or by an international organization to which Spain is a party.

The Spanish Stock Exchanges and securities markets are open to foreign investors. Royal Decree 664/1999, on Foreign Investments (April 23, 1999), established a new framework for the regulation of foreign investments in Spain which, on a general basis, does no longer require any prior consents or authorizations from authorities in Spain (without prejudice to specific regulations for several specific sectors, such as television, radio, mining, telecommunications, etc.). Royal Decree 664/1999 requires notification of all foreign investments in Spain and liquidations of such investments upon completion of such investments to the Investments Registry of the Ministry of Economy, strictly for administrative statistical and economical purposes. Where the investment or divestiture is made in shares of a Spanish company listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with whom the shares (in book-entry form) have been deposited or which has acted as an intermediary in connection with the investment or divestiture.

Only investments from “tax haven” countries (as they are defined in Royal Decree 1080/1991), shall require notice before and after execution of the investment, except that no prior notice shall be required for: (i) investments in listed or publicly negotiable securities or in participations in collective investment schemes that are registered with the CNMV, and (ii) investments that do not increase the foreign ownership of the share capital of a Spanish company to over 50%. In specific instances, the Council of Ministers may agree to suspend, all or part of, Royal Decree 664/1999 following a proposal of the Ministry of Economy, or, in some cases, a proposal by the head of the government department with authority for such matters and a report of the Foreign Investment Body. These specific instances include a determination that the investments, due to their nature, form or condition, affect activities, or may potentially affect activities relating to the exercise of public powers, national security or public health. Royal Decree 664/1999 is currently suspended for investments relating to national defense. In those cases in respect of which Royal Decree 664/1999 is suspended, the affected investor must obtain prior administrative authorization in order to carry out the investment.

Exchange Controls

Payments or transfers between non-residents and residents of Spain must be made through a registered entity, such as a bank or other financial institution registered with the Bank of Spain and/or the CNMV (entidades registradas), through bank accounts opened abroad with a foreign bank or a foreign branch of a registered entity, in cash, or by check payable to bearer. All charges, payments or transfers which exceed €6,010, if made in cash or by check payable to bearer, must be notified to the Spanish exchange control authorities.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer, at such broker-dealer’s request, for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the exchange notes and the guarantees offered hereby, except for the authorization of the guarantees issued by Grifols, S.A., Instituto Grifols, S.A., Diagnostic Grifols, S.A., Movaco, S.A., Laboratorios Grifols, S.A., Grifols Italia, S.p.A., Grifols Deutschland GmbH, will be passed upon for us by Proskauer Rose LLP, New York, New York. The authorization of the guarantees issued by Grifols, S.A., Instituto Grifols, S.A., Diagnostic Grifols, S.A., Movaco, S.A., Laboratorios Grifols, S.A., will be passed upon for us by Osborne Clarke S.L.P. The authorization of the guarantee issued by Grifols Italia, S.p.A. will be passed upon for us by SLA Studio Legale Associato. The authorization of the guarantee issued by Grifols Deutschland GmbH will be passed upon for us by Osborne Clarke Germany.

EXPERTS

The consolidated balance sheets of Grifols, S.A. and its subsidiaries as of December 31, 2010 and 2009 and the related consolidated income statements, consolidated statements of comprehensive income, statements of changes in consolidated equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG Auditores, S.L., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of the said firm as experts in accounting and auditing.

The consolidated financial statements of Talecris Biotherapeutics Holdings Corp. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 (Reg. No. 333-          ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.grifols.com. The information contained in or connected to our web site is not part of this prospectus unless expressly provided otherwise herein. This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

Grifols, S.A. Avinguda de la Generalitat, 152-158 Parc de Negocis Can Sant Joan 08174 Sant Cugat del Vallès, 08174, Barcelona, Spain
Attention: Investor Relations Telephone: (+34) 935-710-500

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Grifols, S.A. and Subsidiaries

Unaudited Condensed Consolidated Interim Financial Statements:

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
At 30 June 2011 and 31 December 2010

	30/06/11	31/12/10
	(Unaudited)
	(Expressed in thousands of Euros)

ASSETS
Non-current assets
Intangible assets
Goodwill (note 6)	2,281,696	189,448
Other intangible assets (note 7)	128,474	78,299

Total intangible assets	2,410,170	267,747
Property, plant and equipment (note 7)	639,735	434,131
Investments in equity accounted investees	3,546	598
Non-current financial assets (note 12)	41,667	7,535
Deferred tax assets	139,435	34,889

Total non-current assets	3,234,553	744,900
Current assets
Inventories	997,826	527,865
Trade and other receivables
Trade receivables (note 8)	405,450	224,355
Other receivables	48,971	44,032
Current income tax assets	41,029	14,607

Trade and other receivables	495,450	282,994
Other current financial assets	19,254	12,946
Other current assets (note 9)	13,344	80,628
Cash and cash equivalents (note 10)	583,792	239,649

Total current assets	2,109,666	1,144,082

Total assets	5,344,219	1,888,982

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets — (Continued)

	30/06/11	31/12/10
	(Unaudited)
	(Expressed in thousands of Euros)

EQUITY AND LIABILITIES
Equity
Share capital (note 11)	114,914	106,532
Share premium (note 11)	890,355	121,802
Reserves (note 11)	569,682	403,604
Own shares (note 11)	(1,927)	(1,927)
Profit for the period/year attributable to the Parent	19,269	115,513

Total	1,592,293	745,524
Available-for-sale financial assets	(575)	—
Cash flow hedges	(2,331)	(1,751)
Translation differences	(88,734)	(50,733)

Other comprehensive income	(91,640)	(52,484)

Equity attributable to the Parent	1,500,653	693,040
Non-controlling interests	12,941	14,350

Total equity	1,513,594	707,390

LIABILITIES
Non-current liabilities
Grants	1,815	2,088
Provisions	10,461	1,378
Non-current financial liabilities
Loans and borrowings, bonds and other marketable securities	2,642,944	665,385
Other financial liabilities	72,400	10,474

Total non-current financial liabilities (note 12)	2,715,344	675,859
Deferred tax liabilities	140,075	79,141

Total non-current liabilities	2,867,695	758,466
Current liabilities
Provisions	35,828	4,365
Current financial liabilities
Loans and borrowings, bonds and other marketable securities	507,374	191,635
Other financial liabilities	17,336	18,236

Total current financial liabilities (note 12)	524,710	209,871
Debts with associates	2,352	1,162
Trade and other payables
Suppliers	266,393	160,678
Other payables	25,618	11,928
Current income tax liabilities	27,227	4,172

Total trade and other payables	319,238	176,778
Other current liabilities	80,802	30,950

Total current liabilities	962,930	423,126

Total liabilities	3,830,625	1,181,592

Total equity and liabilities	5,344,219	1,888,982

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
For the Six Month Period Ended 30 June 2011 and 2010

	30/06/11	30/06/10
	(Unaudited)
	(Expressed in thousands of Euros)

Continuing Operations
Revenues (note 5)	635,341	487,809
Changes in inventories of finished goods and work in progress	2,757	41,209
Self-constructed non-current assets	32,346	16,051
Supplies	(175,142)	(157,107)
Other operating income	1,009	631
Personnel expenses	(183,727)	(141,972)
Other operating expenses	(155,532)	(98,279)
Amortisation and depreciation (note 7)	(28,156)	(21,434)
Transaction costs of Talecris business combination (note 3 & 9)	(38,607)	(2,019)
Non-financial and other capital grants	742	550
Impairment and gains/(losses) on disposal of fixed assets (notes 6 & 7)	(22,302)	681

Results from operating activities	68,729	126,120

Finance income	1,761	2,179
Finance expenses (notes 8 & 13)	(55,546)	(25,285)
Change in fair value of financial instruments (note 13)	13,945	(15,404)
Exchange gains/(losses)	(2,122)	1,970

Finance expense	(41,962)	(36,540)

Share of loss of equity accounted investees	(807)	(728)

Profit before income tax	25,960	88,852

Income tax expense (note 14)	(7,347)	(23,022)

Consolidated profit for the period	18,613	65,830

Profit attributable to equity holders of the Parent	19,269	66,408
Loss attributable to non-controlling interests	(656)	(578)
Basic earnings per share (Euros)	0.09	0.31
Diluted earnings per share (Euros)	0.09	0.31

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statement of Comprehensive Income
For the Six Month Period Ended 30 June 2011 and 2010

	30/06/11	30/06/10
	(Unaudited)
	(Expressed in
	thousands of Euros)

Consolidated profit for the period	18,613	65,830
Other comprehensive income
Income and expenses generated during the period
Measurement of financial instruments	(575)	0
Available-for-sale financial assets	(822)	0
Tax effect	247	0
Cash flow hedges	(2,331)	0
Cash flow hedges	(3,829)	0
Tax effect	1,498	0
Translation differences	(38,541)	74,874

Income and expenses generated during the period	(41,447)	74,874

Income and expense recognised in the income statement:
Cash flow hedges	1,751	99
Cash flow hedges	2,870	159
Tax effect	(1,119)	(60)

Income and expense recognised in the income statement:	1,751	99

Other comprehensive income and expenses for the period	(39,697)	74,973

Total comprehensive income and expenses for the period	(21,083)	140,803

Total comprehensive income/(losses) attributable to the Parent	(19,887)	139,935
Total comprehensive income/(losses) attributable to non-controlling interests	(1,196)	868

Total comprehensive income for the period	(21,083)	140,803

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Statement of Changes in Consolidated Equity
For the Six Month Period Ended 30 June 2011

	Attributable to Equity Holders of the Parent
							Other Comprehensive Income
				Profit					Available-for	Equity
				Attributable					Sale	Attributable
	Share	Share		to	Interim	Own	Translation	Cash Flow	Financial	to	Non-Controlling
	Capital	Premium	Reserves (*)	Parent	Dividend	Shares	Differences	Hedges	Assets	Parent	Interests	Equity
	(Unaudited)
	(Expressed in thousands of Euros)

Balances at 31 December 2009	106,532	121,802	314,903	147,972	(31,960)	(677)	(90,253)	(1,948)	0	566,371	12,157	578,528

Translation differences	—	—	—	—	—	—	73,428	—	—	73,428	1,446	74,874
Cash flow hedges	—	—	—	—	—	—	—	99	—	99	—	99

Other comprehensive income for the period	0	0	0	0	0	0	73,428	99	0	73,527	1,446	74,973
Profit/(loss) for the period	—	—	—	66,408	—	—	—	—	—	66,408	(578)	65,830

Total comprehensive income for the period	0	0	0	66,408	0	0	73,428	99	0	139,935	868	140,803

Operations with own shares	—	—	—	—	—	(1,250)	—	—	—	(1,250)	—	(1,250)
Other changes	—	—	1	—	—	—	—	—	—	1	—	1
Distribution of 2009 profit
Reserves	—	—	88,783	(88,783)	—	—	—	—	—	0	—	0
Dividends	—	—	—	(27,229)	—	—	—	—	—	(27,229)	(53)	(27,282)
Interim dividend	—	—	—	(31,960)	31,960	—	—	—	—	0	—	0

Operations with equity holders or owners	0	0	88,784	(147,972)	31,960	(1,250)	0	0	0	(28,478)	(53)	(28,531)

Balances at 30 June 2010	106,532	121,802	403,687	66,408	0	(1,927)	(16,825)	(1,849)	0	677,828	12,972	690,800

Balances at 31 December 2010	106,532	121,802	403,604	115,513	0	(1,927)	(50,733)	(1,751)	0	693,040	14,350	707,390

Translation differences	—	—	—	—	—	—	(38,001)		—	(38,001)	(540)	(38,541)
Cash flow hedges	—	—	—	—	—	—	—	(580)	—	(580)	—	(580)
Available-for-sale financial assets Gains/(losses)	—	—	—	—	—	—	—	—	(575)	(575)	—	(575)

Other comprehensive income for the period	0	0	0	0	0	0	(38,001)	(580)	(575)	(39,156)	(540)	(39,696)
Profit/(loss) for the period	—	—	—	19,269	—	—	—	—	—	19,269	(656)	18,613

Total comprehensive income for the period	0	0	0	19,269	0	0	(38,001)	(580)	(575)	(19,887)	(1,196)	(21,083)

Other changes	—	—	(35)	—	—	—	—	—	—	(35)	(213)	(248)
Capital Increase (note 11)	8,382	768,553	(2,264)	—	—	—	—	—	—	774,671	—	774,671
Other movements (note 11)	—	—	52,864	—	—	—	—	—	—	52,864	—	52,864
Distribution of 2010 profit
Reserves	—	—	115,513	(115,513)	—	—	—	—	—	0	—	0

Operations with equity holders or owners	8,382	768,553	166,078	(115,513)	0	0	0	0	0	827,500	(213)	827,287

Balance at 30 June 2011	114,914	890,355	569,682	19,269	0	(1,927)	(88,734)	(2,331)	(575)	1,500,653	12,941	1,513,594

(*)	Reserves include accumulated earnings and other reserves

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows
For the Six Month Period Ended 30 June 2011 and 2010

	30/06/11	30/06/10
	(Unaudited)
	(Expressed in thousands of Euros)

Cash flows from operating activities
Profit before tax	25,960	88,852
Adjustments for:	92,638	53,782
Amortisation and depreciation	28,156	21,434
Other adjustments:	64,482	32,348
Losses on equity accounted investments	807	728
Exchange differences	2,122	(1,970)
Net provision charges	14,454	129
(Profit)/loss on disposal of fixed assets	9,416	(681)
Government grants taken to income	(742)	(550)
Finance expense/income	37,130	33,386
Other adjustments	1,295	1,306
Changes in capital and assets	(65,159)	13,700
Change in inventories	752	(11,982)
Change in trade and other receivables	(66,961)	20,239
Change in current financial assets and other current assets	(451)	(3,875)
Change in current trade and other payables	1,501	9,318
Other cash flows from operating activities	(36,745)	(34,465)
Interest paid	(34,021)	(19,801)
Interest recovered	999	3,861
Income tax recovered	(3,723)	(18,525)
Net cash from operating activities	16,694	121,869
Cash flows from investing activities
Payments for investments	(1,669,390)	(56,997)
Group companies and business units (note 3)	(1,615,417)	(3,727)
Property, plant and equipment and intangible assets	(52,838)	(49,151)
Property, plant and equipment	(42,841)	(43,146)
Intangible assets	(9,997)	(6,005)
Other financial assets	(1,135)	(4,119)
Proceeds from the sale of property, plant and equipment	69,151	2,863
Property, plant and equipment	69,151	2,863
Net cash used in investing activities	(1,600,239)	(54,134)
Cash flows from financing activities
Proceeds from and payments for equity instruments	(2,264)	(1,250)
Issue	(2,264)	(1,250)
Proceeds from and payments for financial liability instruments	2,235,339	(8,671)
Issue	2,982,877	51,067
Redemption and repayment	(747,538)	(59,738)
Dividends and interest on other equity instruments paid	0	(53)
Other cash flows from financing activities	(287,203)	323
Transaction costs of financial instruments issued in the acquisition of Talecris	(287,550)	0
Other amounts received from financing activities	347	323
Net cash from/(used in) financing activities	1,945,872	(9,651)
Effect of exchange rate fluctuations on cash	(18,184)	42,684
Net increase in cash and cash equivalents	344,143	100,768
Cash and cash equivalents at beginning of the period	239,649	249,372
Cash and cash equivalents at end of period	583,792	350,140

The accompanying notes form an integral part of the unaudited condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements
for the six month period ended 30 June 2011

(1)	General Information

Grifols, S.A. (hereinafter, the Company or the Parent Company) was founded in Spain on 22 June 1987 as a limited liability company for an indefinite period of time. Its registered and fiscal address is in Barcelona (Spain). The Company’s statutory activity is the provision of corporate administrative, management and control services and investment in real and personal property. Its main activity consists on the provision of corporate administrative, management and control services to its subsidiaries.

All the Company’s shares are listed in the Barcelona, Madrid, Valencia, and Bilbao stock exchanges and on the Spanish electronic market. Class B shares issued in May 2011, began quotation on the NASDAQ (United States) and on the Automated Quotation System in Spain on 2 June 2011 (see note 11).

Grifols, S.A. is the parent company of a Group (hereinafter the Group) which acts on an integrated basis under a common management and whose main activity is the procurement, manufacture, preparation, and sale of therapeutic products, particularly haemoderivatives.

The main manufacturing facilities of the Spanish companies of the Group are located in Barcelona, Parets del Vallés (Barcelona) and Torres de Cotillas (Murcia), while those of the North American companies are located in Los Angeles (California, USA), Clayton (North Carolina, USA) and Melville (New York, USA).

(2)	Basis of Presentation and Accounting Principles Applied

These condensed consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all of the information required for full annual financial statements, and should be read in conjunction with the consolidated financial statements of the Group for the year ended 31 December 2010 prepared in accordance with IFRS as issued by the International Accounting Standard Board (IASB).

The figures in these condensed consolidated interim financial statements are expressed in thousands of Euros.

The condensed consolidated interim financial statements of the Grifols Group for the six month period ended 30 June 2011 have been prepared based on the accounting records kept by Grifols and its subsidiaries.

Accounting principles and basis of consolidation applied

The accounting principles and basis of consolidation applied in the preparation of these condensed consolidated interim financial statements are the same as those applied by the Group in its consolidated financial statements as at and for the year ended 31 December 2010.

In addition, the following standards that entered into force in 2011 have, accordingly, been taken into account for the preparation of these condensed consolidated interim financial statements:

•	IAS 24 Revised Related Party Disclosures (effective date: 1 January 2011).

•	Amendment to IFRIC 14: Prepayment of a minimum funding requirement (effective date: 1 January 2011).

•	IFRS 7 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

•	Amendment to IFRIC 13 Customer Loyalty Programmes (effective date: 1 January 2011).

•	IAS 34 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

•	IAS 1 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The application of these standards has not had a significant impact on the Group’s condensed consolidated interim financial statements or has not been applicable.

The IASB also issued the following standards that are effective for reporting periods beginning after 1 July 2011:

•	Amendment to IAS 12 Deferred tax: recovery of underlying assets (effective date: 1 January 2012)

•	Amendment to IFRS 1 Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters (effective date: 1 July 2011)

•	Amendment to IFRS 7 Financial Instrument: Disclosures — Transfer of Financial Assets (effective date: 1 July 2011)

•	IFRS 9 Financial instruments (effective date: 1 January 2013)

•	IFRS 10 Consolidated Financial Statements (effective date: 1 January 2013)

•	IFRS 11 Joint Arrangements (effective date: 1 January 2013)

•	IFRS 12 Disclosures of Interests in Other Entities (effective date: 1 January 2013)

•	IFRS 13 Fair Value Measurement (effective date: 1 January 2013)

•	IAS 27 Separate Financial Statements (effective date: 1 January 2013)

•	IAS 28 Investments in Associates and Joint Ventures (effective date: 1 January 2013)

•	IAS 19 Employee Benefits (effective date: 1 January 2013)

The Group has not applied any of the standards or interpretations issued prior to their effective date. The Company’s directors do not expect that any of the above amendments will have a significant effect on the consolidated financial statements.

Responsibility regarding information, estimates, hypotheses, and relevant judgments in the application of accounting policies

The information contained in these condensed consolidated interim financial statements for the six month period ended 30 June 2011 is the responsibility of the Directors of the Parent Company. The preparation of condensed consolidated interim financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

These estimates are made based on the best information available and refer to:

•	The corporate tax expense which, according to IAS 34, is recognised in interim periods based on the best estimate of the average tax rate that the Group expects for the annual period.

•	The useful lives of property, plant, and equipment and intangible assets.

•	Measurement of assets and goodwill to determine any related impairment losses.

•	Evaluation of the capitalisation of development costs.

•	Evaluation of provisions and contingencies.

•	The assumptions used for calculation of the fair value of financial instruments.

•	Evaluation of the effectiveness of hedging.

•	Evaluation of the nature of leases (operating or financial).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The estimates, hypotheses and relevant judgements used in the preparation of these condensed consolidated interim financial statements do not differ from those applied in the preparation of the consolidated financial statements as at and for the year ended 31 December 2010.

Seasonality of transactions during this period

Given the nature of the activities conducted by the Group, there are no factors that determine any significant seasonality in the Group’s operations that could affect the interpretation of these condensed consolidated interim financial statements for the six months period ended 30 June 2011 in comparison with the financial statements for a full fiscal year.

Relative importance

When determining the information to be disclosed in these Notes, in accordance with IAS 34, the relative importance in relation to these condensed consolidated interim financial statements has been taken into account.

(3)	Changes in the composition of the Group

For the preparation of its condensed consolidated interim financial statements, the Group has included its investments in all subsidiaries, associates and joint ventures. Note 1 (b) of the consolidated financial statements as at 31 December 2010 lists the subsidiaries, associates and joint ventures in which Grifols, S.A. holds a direct or indirect stake and that were included in the scope of consolidation at that date.

The main variations in the scope of consolidation during the interim period ended 30 June 2011 are detailed below:

Talecris Biotherapeutics Holdings Corp. and subsidiaries

On 2 June 2011 the Group acquired 100% of the share capital of the American company Talecris Biotherapeutics Holdings Corp. (hereinafter Talecris), which also specialises in the production of plasma-derived biological medication, for a total of Euros 2,593 million (US Dollars 3,736 million).

The operation was performed through a combined offer of cash and a new issue of Grifols non — voting shares (hereinafter Class B shares) (see note 11).

The offer was made in relation to all Talecris shares and the price offered per share amounted to US Dollars 19 in cash (totaling US Dollar 2,541 million) and 0.641 Grifols’s Class B shares for each Talecris share issued held by Talecris LLC and directors of Talecris and 0.6485 Grifols’s Class B shares for each Talecris share issued (totaling US Dollar 1,195 million).

On 2 May 2011, the Group signed a “Consent Agreement” with the Staff of the Bureau of Competition of the US Federal Trade Commission (FTC) by means of which the conditions for the merger transaction between both companies were agreed.

To satisfy the Consent Agreement conditions, the Group has signed agreements for the sale of assets and entered into certain commercial, lease and manufacturing agreements with the Italian company Kedrion, for up to seven years.

These agreements refer to the following areas:

•	Kedrion and Grifols entered into a contract manufacturing agreement to fractionate and purify Kedrion’s plasma to deliver IVIG and Albumin under Kedrion’s private label, and Factor VIII under the trade name Koate, all of them for sale only in the United States.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

•	Grifols is committed to sell to Kedrion the Melville fractionation facility. Grifols lease from Kedrion the Melville fractionation facility being the lease term 3 years with an optional extension of up to 1 year at Grifols request.

•	Grifols transfer to Kedrion all Koate (factor VIII) technology and commercial agreements for the US market. Grifols will produce Koate for Kedrion up to a period of 7 years.

•	Grifols is committed to sell to Kedrion two plasma collection centers. In addition Grifols committed to sell 200.000 liters of source plasma to Kedrion at a fixed price.

•	Grifols authorizes Kedrion to market and sell in the US, IVIG and albumin manufactured by Grifols for Kedrion.

These conditions established in the Consent Agreement have been executed on 3 June 2011.

At the date of publication of these Condensed Consolidated Interim Financial Statements, taking into account that the transaction is recent and not all the information necessary to adequately determine the fair value of the assets, liabilities and contingent liabilities, the Group has not made any fair value adjustments to book values of Talecris at acquisitions date, prepared under IFRS. The areas under analysis are mainly tangible and intangible assets, acquired in-process research and development, customer relationships, developed and core technology, intellectual property, patents and trade names and contingent liabilities.

Details of the aggregate business combination cost and provisional fair value of the net assets acquired and provisional goodwill at the acquisition date (or excess of the cost of the business combination over the fair value of identifiable net assets acquired) follows. The values shown in the below table should therefore be considered as provisional amounts.

	Thousands of	Thousands
	Euros	of USD

Cost of business combination (valuation of Class B Shares)	829,799	1,195,574
Cash paid (19 USD per share)	1,763,601	2,540,997
Total cost of business combination	2,593,400	3,736,571
Book value of net assets acquired (provisional)	469,318	676,193
Goodwill (excess of the cost of the business combination over the fair value of identifiable net assets acquired)	2,124,082	3,060,378

	(see note 6)
Cash paid	1,763,601	2,540,996
Cash and cash equivalents of the acquired company	(149,693)	(215,678)

Cash outflow for the acquisition	1,613,908	2,325,319

The fair value of Class B shares has been determined at the average price of the first weeks of quotation price on the stock exchange, being considered as a representative period for determining the fair value as they started quotation on 2 June.

Costs incurred in the acquisition amounting to Euros 55 million have been expensed as incurred and are included in Other operating expenses for an amount of Euros 38 million in the six month period ended 30 June 2011, Euros 2 million in the first half of the year 2010, and Euros 15 million in the second half of the year 2010.

Goodwill generated in the acquisition is attributed to the workforce, synergies and other expected benefits from the business combination of the assets and activities of the Group.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The acquisition of Talecris will consolidate the Group as the world’s third largest producer of plasma products, significantly expanding its presence in the United States. Among other aspects, it will increase product availability in the market to the benefit of patients, through higher collection capacity and plasma fractionation, as well as with complementary R&D projects.

Had the acquisition taken place at 1 January 2011, the Group’s revenue for the period would be Euros 503,625 thousand higher and consolidated profit for the period, excluding exceptional items as transaction costs and stock options cancellation costs derived from the change of control, would be Euros 75,478 thousand higher. Revenues and profits corresponding to Talecris from the date of acquisition to 30 June 2011 amount to Euros 104,730 thousand and Euros 17,926 thousand.

At the date of acquisition, the amounts of recognized assets, liabilities and contingent liabilities are as follows:

	Book Value
	Thousands of	Thousands of
	Euros	USD

Intangible assets (note 7)	50,621	72,936
Property, plant and equipment (note 7)	306,401	441,462
Non — current financial assets	3,720	5,359
Deferred tax assets	80,115	115,429
Inventories	490,976	707,398
Trade and other receivables	126,772	182,653
Other assets	3,683	5,307
Cash and cash equivalents	149,693	215,678
Total assets	1,211,981	1,746,222
Non — current provisions	9,250	13,327
Non — current financial liabilities	6,289	9,061
Current financial liabilities	473,085	681,621
Current provisions	31,180	44,924
Trade and other payables	158,113	227,809
Other current liabilities	44,055	63,475
Deferred tax liabilities	20,691	29,812
Total liabilities and contingent liabilities	742,663	1,070,029
Total net assets acquired	469,318	676,193

The figures showed above correspond to the book value as at the date of publication of these Condensed Consolidated Interim Financial Statements. The fair value of the assets, liabilities and contingent liabilities was not finally determined.

(4)	Financial Risk Management Policy

At 30 June 2011 the Group’s financial risk management objectives and policies are consistent with those disclosed in the consolidated financial statements for the year ended 31 December 2010.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(5)	Segment Reporting

The distribution by business segments of the Group’s net revenues and consolidated income for the six month periods ended 30 June 2011 and 30 June 2010 is as follow:

	Net Revenues
	Six Months Ended	Six Months Ended
Segments	30 June 2011	30 June 2010
	(Thousands of Euros)

Bioscience	521,538	380,081
Hospital	49,289	45,146
Diagnostic	56,831	54,413
Raw materials + Other	7,683	8,169
TOTAL	635,341	487,809

	Consolidated
	Income/(loss)
	Six Months Ended	Six Months Ended
Segments	30 June 2011	30 June 2010
	(Thousands of Euros)

Bioscience	186,521	162,938
Hospital	4,786	5,196
Diagnostic	(11,264)	4,798
Raw materials + Other	3,694	4,763
Total income of reported segments	183,737	177,695
Unallocated expenses plus net financial result	(157,777)	(88,843)
Profit before income tax from continuing operations	25,960	88,852

The variation in the Diagnostic profit is mainly due to the goodwill impairment recognized in this period (see note 6).

The variation in the Bioscience segment profit reflects mainly the incorporation of one month of Talecris companies amounting to Euros 35,592 thousand.

The main variation in unallocated expenses plus net financial result is mainly due to the transaction costs from the acquisition of Talecris Biotherapeutics Holdings Corp.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(6)	Goodwill

Details and movement in goodwill during the six months ended 30 June 2011 are as follows:

	Balance at	Business		Translation	Balance at
	31/12/10	Combination	Impairment	Differences	30/06/11
	Thousand Euros

Net value
Grifols UK,Ltd. (UK)	7,982	0	0	(370)	7,612
Grifols Italia,S.p.A. (Italy)	6,118	0	0	0	6,118
Biomat USA, Inc. (USA)	113,052	0	0	(8,534)	104,518
Plasmacare, Inc. (USA)	38,464	0	0	(2,903)	35,561
Woolloomooloo Holdings Pty Ltd. (Australia)	23,832	0	(13,000)	(415)	10,417
Talecris Biotherapeutics
(USA)	0	2,124,082	0	(6,612)	2,117,470

	189,448	2,124,082	(13,000)	(18,834)	2,281,696

		(note 3)

Goodwill has been allocated to each of the Group’s cash-generating units (CGUs) in accordance with their respective business segments and on a geographical basis, this being the lowest level at which goodwill is controlled for management purpose and lower than the operating segments. Plasmacare, Inc. is integrated into the management of Biomat USA, Inc. for the purpose of impairment testing.

Goodwill has been allocated to the cash generating units as follows:

•	UK: bioscience segment

•	Italy: bioscience segment

•	USA: bioscience segment

•	Australia: mainly to diagnostic segment.

Goodwill resulting from the Talecris acquisition is still provisional as the estimation of the fair value of assets, liabilities and contingent liabilities of the business acquired is in progress (see note 3).

The recoverable amount of a CGU is determined based on its value in use. These calculations use cash flow projections based on the financial budgets approved by management. Cash flows estimated as of the year in which stable growth has been reached are extrapolated using the estimated growth rates indicated below.

At 30 June 2011, on the basis of the profits generated during the six-month period ended 30 June 2011, there are no indications that the goodwill of the CGUs belonging to the Bioscience segment has been impaired.

For the six months ended 30 June 2011, there was an impairment indicator for the Australia CGU and therefore goodwill impairment was prepared. The CGU’s market performance was lower than expected. As a result of the impairment test performed, an impairment of the CGU’s goodwill (diagnostic) of Euros 13,000 thousand has been accounted for at 30 June 2011.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The key assumptions used in calculating values in use for the year ended 31 December 2010 and for the six month period ended 30 June 2011 were as follows:

	31/12/2010
	Growth Rate	Pre- Tax Discount Rate

Bioscience	2.0% - 3.0%	10.5% - 10.9%
Diagnostic	2.0%	10.4%

	30/06/2011
	Growth Rate	Pre - Tax Discount Rate

Bioscience	N/A	N/A
Diagnostic	2.0%	11.5%

Management determined budgeted gross margins based on past experience and forecast market development. Average weighted growth rates are coherent with the forecasts included in industry reports. The discount rate used reflects specific risks related to the CGU.

(7)	Other Intangible Assets and Property, Plant, and Equipment

Movement of Other Intangible Assets and Property, Plant and Equipment during the six months ended 30 June 2011 is as follows:

	Other
	Intangible	Property, Plant
	Assets	and Equipment	Total

Total Cost at 31/12/2010	151,861	656,295	808,156
Total dep. & amort. At 31/12/2010	(73,562)	(221,515)	(295,077)
Impairment at 31/12/2010	0	(649)	(649)
Balance at 31/12/2010	78,299	434,131	512,430
Cost
Additions	9,997	43,101	53,098
Business Combination	50,621	306,401	357,022
Disposals	(588)	(123,965)	(124,553)
Transfers	(126)	(885)	(1,011)
Translation differences	(2,515)	(19,327)	(21,842)
Total Cost at 30/06/2011	209,250	861,620	1,070,870
Depreciation & amortization
Additions	(8,630)	(19,526)	(28,156)
Disposals	0	13,727	13,727
Transfers	600	411	1,011
Translation differences	816	5,553	6,369
Total dep. & amort. At 30/06/2011	(80,776)	(221,350)	(302,126)
Impairment
Additions	0	114	114
Impairment at 30/06/2011	0	(535)	(535)
Balance at 30/06/2011	128,474	639,735	768,209

Additions in property, plant and equipment mainly relates to the Bioscience segment, Talecris contributing an amount of Euros 16 million.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

At 30 June 2011 there are no indications that these assets have been impaired.

The key assumptions used in calculating value in use for intangible assets with indefinite useful lives for the year 2010 were as follows:

Growth rate used to extrapolate projections: 3.0%

Pre-tax discount rate: 10.9%

(a)	Sale of Spanish properties and lease back

On 10 May, 2011 the Group sold five properties based in Spain mainly related to non-core assets such as offices and warehouses and a factory premise, by an aggregated amount of Euros 80.4 million to Gridpan Invest, S.L., a company fully owned by Scranton Enterprises, B.V., a related party of Grifols, S.A. Two of the premises were sold together with its related mortgage loans amounting in total to Euros 53.5 million. As a result of the transactions the Group has recognized a net loss of Euros 7.4 million. The prices paid for the properties were established based on the appraisals made by independent appraisers.

At the same time, operating lease agreements for the aforementioned properties were entered into with Gridpan Invest, S.L., the main terms of the agreements being as follows:

•	Compulsory initial term of five years,

•	Initial rent established at market prices and will be reviewed annually, based on the percentage variation in the Spanish Consumer Price Index (CPI),

•	Automatic extensions of five-year periods that can be avoided by both parties by a six month anticipated notice.

•	Upon vacating the premises, the lessor will reimburse Grifols for the remaining value of leasehold improvements Grifols made.

In addition, the Group entered into a free of charge purchase option over the shares of Gridpan Invest, S.L. exercisable between 10 May 2016 and 10 May 2017. The strike price will be at market value at the date of exercise, based on independent appraisers.

The rental expense recognized by the Group for the six months period ended 30 June 2011 in connection with these agreements amounted to Euros 1,084 thousand, which related in full to the minimum contractual payments.

(b)	Sale of properties and equipment in the USA and lease back

On 9 June 2011 the Group entered into several agreements for the sale and lease back of a manufacturing building and related equipment to third party companies California Biogrif 330, LP and LA 300 Biologicals Financing, LP respectively. In addition, a lease was entered into for the piece of land on which the building sold is constructed, for a term of 99 years, to the same party. The sales price received for the building amounted to US Dollars 35.4 million (Euros 24.6 million) and the sales price for the equipment US Dollars 23.8 million (Euros 16.5 million).

The lease of the building has been designed as operating, while the lease of the equipment is considered as finance considering the terms of the purchase option. As a result of the sale of the building, the Group has recognized a net loss of US Dollars 2.4 million (Euros 1.3 million) mainly due to the expenses incurred on the transaction.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The main terms of the operating lease agreement over the building are as follows:

•	Compulsory initial term of 20 years.

•	Initial rent has been established at market prices and will be reviewed annually with a 3% increase. On the first day of the sixth year, the remaining rents until year twenty will be paid in advance in a lump sum.

•	Renewal option to extend for a ten-year period at Grifols Group election.

•	Purchase options granted during the sixth year and in year twenty (20) at market value, to be estimated by independent appraisers.

The main terms of the finance lease agreement over the equipment are a compulsory term of five years, and sixty (60) monthly rent instalments of Dollars 529 thousand (Euros 369 thousand). The lease agreement is not renewable and provides for the repurchase of the equipment at the end of the term for $1.

The rental expense recognized by the Group for the six month period ended 30 June 2011 in connection with the operating lease agreement amounted to US Dollars 148 thousand (Euros 103 thousand) , which related in full to the minimum contractual payments.

Future minimum non — cancellable payments of new operating leases derived from the above mentioned operating leases and Talecris business acquisition are as follows:

30/06/11
Thousand Euros

Maturity:
Up to 1 year	20,990
Between 1 and 5 years	87,742
More than 5 years	17,293

Total future minimum payments	126,025

Details of minimum payments and the current finance lease liabilities incurred on the financial lease transaction over the equipment in the US described above, by maturity date, are as follows:

	30/06/11
	Current	Non-current
	Thousand Euros

Minimum payments	4,659	17,295
Interest	(1,932)	(3,553)
Present value	2,727	13,742

	30/06/11
	Minimum
	Payments	Interest	Present Value
	Thousand Euros

Maturity at:
Less than one year	4,659	1,932	2,727
Two years	4,391	1,486	2,905
Three years	4,391	1,119	3,272
Four years	4,391	706	3,685
Five years	4,122	242	3,880

Total	21,954	5,485	16,469

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(8)	Trade Receivables

At 30 June 2011, some Group companies had signed purchase agreements for credit rights without recourse with certain financial institutions.

The total sum of credit rights sold without recourse, for which ownership was transferred to financial entities pursuant to the aforementioned agreements, amounts to Euros 73,116 thousand for the six month period ended at 30 June 2011 (Euros 88,747 thousand for the six month period ended 30 June 2010).

The financial expenses of these operations incurred by the Group for the six month period ended 30 June 2011 amounted to approximately Euros 2,194 thousand (Euros 3,958 thousand for the six month period ended at 30 June 2010) which are recorded under the “Finance Expenses” caption in the condensed consolidated income statement.

(9)	Other current assets

Other current assets corresponding to the costs incurred in connection with the issuance of new share capital increase have been taken to equity when the capital increase has been performed while other current assets corresponding to the issuance of senior debt and High Yield bonds, have been deducted from the financial liability when the debt has been issued (2 June 2011) (see note 12). Expenses amounting to Euros 38,607 thousand, for the six month period ended 30 June 2011, incurred related to the business combination have been expensed (Euros 2,019 thousand for the six month period ended at 30 June 2010).

(10)	Cash and Cash equivalents

At 30 June 2011, cash and cash equivalents includes Euros 428 million in a restricted cash account in order to pay the bonds proceeding from Talecris, which have been subsequently paid on 1 July 2011 (see note 12).

The Group has carried out the following investing and/or financing operations which have not required the use of cash or cash equivalents:

•	The Group has sold properties in Spain amounting to Euros 80.4 million which together with its related mortgage loan of Euros 53.5 million resulted in a net cash inflow of Euros 26.9 million (see note 7).

•	Part of the consideration paid in the acquisition of Talecris Group has been realized by delivery of Class B shares (see note 3). The issue of Class B shares has had no cash impacts.

At 30 June 2011 net cash from operating activities amounts to Euros 16,694 thousand. The impact of non-recurring effects are the following:

•	This amount includes a decrease in profit before tax due to the transaction costs incurred by the Group during the six month period ended 30 June 2011 amounting to Euros 38,607 thousand (2,019 thousand for the six months ended at 30 June 2010) that have been paid in this period.

•	Change in current trade and other payables includes Euros 19,516 thousand corresponding to business combination costs accrued by Talecris companies prior to acquisition date and paid during June 2011.

(11)	Capital and Reserves

Details of consolidated equity and changes are shown in the condensed consolidated interim statement of changes in equity, which forms part of the condensed consolidated interim financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(a)	Share Capital and Share Premium

As authorised by the shareholders at their extraordinary shareholders’ general meeting held on 25 January 2011, the Parent Company agreed to increase share capital through the issue of 83,811,688 new non-voting shares (Class B shares), which have been used in its acquisition of Talecris. These shares are listed on the NASDAQ Global Market (United States) and the Automated Quotation System (“mercado continuo”) (Spain).

At 30 June 2011 the Company’s share capital currently stands at 114,913,618 Euros, represented by:

•	Class A Shares: 213,064,899 ordinary shares of 0.50 Euros nominal value each, fully subscribed and paid up, of the same class and series being the ordinary shares of the Company.

•	Class B Shares: 83,811,688 preference non-voting shares of 0.10 Euros nominal value each, of the same class and series, and with the preferential rights set forth in the Company’s by laws.

On 1 June 2011 Grifols, S.A. informed that the “Nota sobre Acciones” (Securities Note) requested for the admission to trading of Class B Shares was registered. Grifols has requested the admission to trading of the Class B Shares on the Stocks Exchanges of Madrid, Barcelona, Bilbao and Valencia as well as on Automated Quotation System (“mercado continuo”) and, through the American Depositary Shares (ADSs), on the National Association of Securities Dealers Automated Quotation (NASDAQ). The trading of Class B Shares on the Stock Market Interconnection System and the ADSs on the NASDAQ started on 2 June 2011.

The fair value of the Class B Shares has been estimated as its market value on the first weeks of quotation, as they began quotation on 2 June 2011. The positive difference amounting to Euros 52,864 thousand arising between the value assigned in the deeds of the share increase (Euros 776,935 thousand) and the fair value (Euros 829,799 thousand) has been presented as reserves.

The main characteristics of the Class B shares are as follows:

•	Each Class B share entitles its holder to receive a minimum annual preferred dividend out of the distributable profits at the end of each fiscal year equal to a 0.01 Euros per Class B share if the aggregate preferred dividend does not exceed the distributable profits of that fiscal year. This preferred dividend is not cumulative if no sufficient distributable profits are obtained in the year.

•	Each Class B share is entitled to receive, in addition to the preferred dividend referred to above, the same dividends and other distributions as one Grifols ordinary share.

•	Each Class B share entitles its holder to have it redeemed under certain circumstances, if a tender offer for all or part of the shares in the Company is made and settled except if holders of Class B shares have been entitled to participate in such offer and have their shares acquired in such offer equally and on the same terms as holders of Class A shares. Terms and conditions of redemption incorporated in by laws limit the amounts to be redeemed to the existence of distributable reserves and limit the percentage of shares to be redeemed to a relation to the ordinary shares to which the offer is addressed.

•	Each Class B shares has the right to receive prior to the ordinary shares, upon the winding-up and liquidation of Grifols, an amount equal to the sum of (i) the nominal value of each Class B share, and (ii) the share premium paid-up for such Class B share when it was subscribed for. Each holder is entitled to receive, in addition to the Class B liquidation amount, the same liquidation amount that is paid to each Grifols ordinary share.

(b)	Reserves

The availability of the reserves for distribution is subject to legislation applicable to each of the Group companies. At 30 June 2011, an amount of Euros 28,811 thousand which is equivalent to the carrying amount of development costs pending amortisation of certain Spanish companies (Euros 28,876 thousand at

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

31 December 2010) are, in accordance with applicable legislation, restricted reserves which cannot be distributed until these development costs have been amortised.

Companies in Spain are obliged to transfer 10% of each year’s profits to a legal reserve until this reserve reaches an amount equal to 20% of share capital. This reserve is not distributable to shareholders and may only be used to offset losses if no other reserves are available. Under certain conditions it may be used to increase share capital provided that the balance left on the reserve is at least equal to 10% of the nominal value of the total share capital after the increase. At 30 June 2011 and 31 December 2010 the legal reserve of the Parent Company amounts to Euros 21,306 thousand.

Distribution of the legal reserves of other Spanish companies is subject to the same restrictions as those of the Parent Company and at 30 June 2011 and 31 December 2010 the balance of the legal reserves of the other Spanish companies amounts to Euros 2,106 thousand.

Other foreign Group companies have a legal reserve amounting to Euros 692 thousand at 30 June 2011 and 31 December 2010.

(c)	Own Shares

The Parent Company has executed the following transactions with its own shares during the six month period ended 30 June 2010. There were no movements in own shares from 30 June 2010 through 30 June 2011.

	Num. of Shares	Thousand Euros

Balance at 1 January 2010	53,326	677
Acquisitions	105,000	1,250

Balance at 30 June 2010 and 30 June 2011	158,326	1,927

The Parent holds own shares equivalent to 0.05% of its capital at 30 June 2011 (0.07% at 31 December 2010).

(d)	Dividends

The profits of Grifols, S.A. and subsidiaries will be distributed as agreed by respective shareholders of each company at their general meetings.

There were no dividends payments during the six month period ended 30 June 2011 and 2010. With regard to the results of the annual period 2009, the dividend approved at the Shareholder General Assembly in 2010 was paid in July 2010.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(12)	Financial Liabilities

The detail of non-current financial liabilities at 30 June 2011 and 31 December 2010 is as follow:

Non-current Financial Liabilities	30/06/11	31/12/10
	Thousand Euros

Issue of Corporate bonds(a)	0	446,918
Issue High Yield Bonds(a)	761,088	0
Transaction costs on bonds	(110,542)	(5,715)

Non-current promissory notes(a)	650,546	441,203
Tranche A (USD)	830,277	0
Tranche B (USD)	892,721	0
Tranche A (EUR)	213,125	0
Tranche B (EUR)	217,800	0
Implicit Floor and swap floor	(19,565)	0
Transaction costs on loans and borrowings	(185,314)	(1,365)
Club Deal	0	100,000
Other loans	18,391	120,813
Finance lease liabilities	24,963	4,734

Loans and borrowings(b)	1,992,398	224,182

Loans and borrowings and bonds or other non current marketable securities	2,642,944	665,385
Financial derivatives	61,685	0
Other non-current financial liabilities	10,715	10,474

	2,715,344	675,859

(a)	High Yield Senior Unsecured Notes

On 13 January 2011, the Group closed its scheduled issue of High Yield Senior Unsecured Notes for an amount of US Dollars 1,100 million, with a seven year maturity period (2018) and an annual coupon of 8.25%. This issuance, together with the already completed syndicated loan disclosed in the following paragraphs, allowed the Company to obtain necessary funds to pay the acquisition of Talecris (see note 3) on 2 June 2011.

As requested by this new credit agreement, on 2 June 2011 the Group has cancelled the US Private Placement (corporate bonds) totaling US Dollar 600 million and has expensed all associated transaction costs. The make — whole premium payment related to the required extinguishment of the US Private Placement amounting to Euros 112 million has been included as transaction costs as the payment was a requirement for obtaining new credit agreement. These costs together with other debt issuance costs (underwriting fees, ticking fees, closing fees, etc.) amounting to further Euros 239 million have been deferred as transaction costs based on the allocation to the associated liabilities.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(b)	Loans and borrowings

On 23 November 2010 the Group signed loan agreements amounting to US Dollars 3,400 million for the purchase of Talecris. Details of this collateralized senior debt are as follows:

•	Non-current syndicated financing Tranche A: Senior Debt Loan repayable in five years divided into two tranches: U.S. Tranche A and Foreign Tranche A.

•	U.S. Tranche A :

•	Aggregate Principal Amount of US 1,200 million.

•	Applicable margin of 375 basic points (bp) linked to US Libor.

•	Floor over US Libor of 1.75%

•	Foreign Tranche A :

•	Aggregate Principal Amount of EUR 220 million.

•	Applicable margin of 400 basic points (bp) linked to Euribor.

•	Floor over Euribor of 1.75%

The detail of the Tranche A by maturity is as follows:

	US Tranche A			Foreign Tranche A
		Amortization in	Amortization in
		Thousands of US	Thousands of		Amortization in
	Currency	Dollar	Euros	Currency	Thousands of Euros

Maturity
2012	USD	112,500	77,839	EUR	20,625
2013	USD	127,500	88,217	EUR	23,375
2014	USD	180,000	124,542	EUR	33,000
2015	USD	585,000	404,760	EUR	107,250
2016	USD	195,000	134,920	EUR	35,750

Total	USD	1,200,000	830,277	EUR	220,000

•	Non-current syndicated financing Tranche B: six year loan (payment of whole principal upon maturity) divided into two tranches: U.S. Tranche B and Foreign Tranche B.

•	U.S. Tranche B :

•	Aggregate Principal Amount of US 1,300 million.

•	Applicable margin of 425 basic points (bp) linked to US Libor.

•	Floor over US Libor of 1.75%

•	Foreign Tranche B :

•	Aggregate Principal Amount of EUR 220 million.

•	Applicable margin of 450 basic points (bp) linked to Euribor. Floor over Euribor of 1.75%

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The detail of the Tranche B by maturity is as follows:

	US Tranche B			Foreign Tranche B
		Amortization in	Amortization in
		Thousands of US	Thousands of		Amortization in
	Currency	Dollar	Euros	Currency	Thousands of Euros

Maturity
2011	USD	6,500	4,497	EUR	1,100
2012	USD	13,000	8,995	EUR	2,200
2013	USD	13,000	8,995	EUR	2,200
2014	USD	13,000	8,995	EUR	2,200
2015	USD	13,000	8,995	EUR	2,200
2016	USD	9,750	6,746	EUR	1,650
2017	USD	1,231,750	852,245	EUR	208,450

Total	USD	1,300,000	899,467	EUR	220,000

•	Senior revolving credit facility amounting to US Dollars 300 million. No amounts have been drawn against the credit facility as of 30 June 2011.

•	U.S. Revolving Credit Facility :

•	Committed Amount : US 50 million

•	Applicable margin of 375 basis point (bp).

•	U.S. Multicurrency Revolving Credit Facility:

•	Committed Amount : US 200 million

•	Applicable margin of 375 basis point (bp)

•	Foreign Revolving Credit Facility :

•	Committed Amount : US 50 million.

•	Applicable margin of 400 basis point (bp).

The total amortization plus interests of the High Yield Bond and Tranche A & B Senior Loan is detailed as follows:

		Tranche A and B Senior
	High Yield Bond	Loan
	Thousands of Euros

Maturity
2011	59,301	80,474
2012	62,790	235,792
2013	62,790	241,228
2014	62,790	279,372
2015	62,790	613,129
2016	62,790	248,557
2017	62,790	1,087,608
2018	763,994	0

Total	1,200,034	2,786,160

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The issue of the High Yield Bond and Credit Agreement are subject to compliance with certain covenants. At 30 June 2011 the Group is in compliance with these covenants.

Grifols, S.A., Grifols Inc. and significant subsidiaries are guarantors of the new debt. Significant subsidiaries are those that meet 85% of earnings before interests, tax, depreciation and amortization, 85% of total consolidated assets and 85% of aggregated turnover of the Group or represents more than 3% of the above measures.

Club Deal and bilateral loans amounting to Euros 297 million have been cancelled on 2 June 2011. All deferred costs associated with them and the remaining cash flow hedge related to the US Private Placement carried out in October 2009 (totally amounting to Euros 9.3 million) have been expensed.

(c)	Derivatives

As the floor included in Tranche A and Tranche B loans is in the money, embedded derivatives exist in those contracts, which have been fair valued and separated from the loans.

In June 2011, the Group subscribed two derivatives in order to comply with the mandatory hedging according to the Credit Agreement, a step-up interest rate swap and a swap floor, which have a notional of US Dollars 1,550 million each. The interest rate swap complies with the criteria required for hedge accounting.

The detail of derivatives at 30 June 2011 and 31 December 2010 is as follows:

	Notional at	Notional at	Value at	Value at
Financial Derivatives	30/06/11	31/12/10	30/06/11	31/12/10
	Thousands of Euros

Interest Rate Swap	50,000	50,000	(1,146)	(1,809)
Interest Rate Swap (Cash flow hedge)	1,072,442	—	(3,829)	—
Implicit Floor	3,113,540	—	(54,364)	—
Currency Rate Swap	47,800	—	(2,346)	—
Liability	4,283,782	50,000	(61,685)	(1,809)
Unquoted future	17,416	23,221	3,344	(2,821)
Unquoted future	26,370	26,370	4,078	(3,930)
Swap floor	1,072,442	—	32,558	—
Assets	1,116,227	49,591	39,980	(6,751)

The swap floor value at 30 June 2011 is included in non-current financial assets. The last maturity date of the swap floor is 2016.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

The detail of current financial liabilities 30 June 2011 and 31 December 2010 is as follows:

Current Financial Liabilities	30/06/11	31/12/10
	Thousand Euros

Talecris bonds (note 10)	427,691	0
Transaction costs High Yield Bonds	(18,032)	0
Interest accrued on bonds	27,907	7,207
Promisory notes	9,586	8,235

Bonds	447,152	15,442
Tranche A (USD)	0	0
Tranche B (USD)	6,746	0
Tranche A (EUR)	6,875	0
Tranche B (EUR)	2,200	0
Transaction costs on loans and borrowings	(37,216)	(708)
Club Deal	0	66,667
Other loans	75,079	106,954
Finance lease liabilities	6,538	3,280

Loans and borrowings	60,222	176,193

Loans and borrowings and bonds or other current marketeable securities	507,374	191,635
Financial derivatives	7,320	8,560
Other current financial liabilities	10,016	9,676

Other current financial liabilities	17,336	18,236

	524,710	209,871

(13)	Financial Income and Expenses

In relation to futures contracts with a creditworthy financial entity the underlying asset of which is Company shares, the financial income/(loss) for the six month period ended 30 June 2011 reflects an unrealised gain of Euros 14.2 million (loss of Euros 15.8 million for the six month period ended at 30 June 2010). On 30 May 2011 the Company has sold 500,000 futures and realized a gain of Euros 1 million. In June 2011 the remaining future contracts were extended until December 2011.

(14)	Income Tax

Income tax expense is recognised based on management’s best estimate of the weighted average annual income tax rate expected for the full financial year applied to the pre-tax income of the interim period. The Group’s consolidated effective tax rate has increased from 25.9% for the six month period ended 30 June 2010 to 28.3% for the six month period ended 30 June 2011 mainly due to a greater portion of earnings being taxed at a higher tax rate due to the inclusion of Talecris.

(15)	Discontinued Operations

The Group does not consider any operations as discontinued for the six month period ended 30 June 2011.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

(16) Commitments and Contingencies.

There have been no significant changes to the Group’s commercial commitments during the first half of 2011. We have included information regarding significant litigation matters and other contingencies related to Talecris below.

(a)	Capital Commitments

At 30 June 2011 the Group has commitments and open purchase orders for capital spending from Talecris of approximately US Dollars 114.2 million.

(b)	Plasma Centers of America, LLC and G&M Crandall Limited Family Partnership

On 13 December 2010, a jury in the state court case rendered a verdict in the amount of US Dollar 37.0 million in favor of Plasma Centers of America, LLC (PCA) against Talecris Plasma Resources Inc. (TPR) in a breach of contract claim, which was confirmed by the court in post trial motions. The Talecris management filed an appeal to the North Carolina Court of Appeals to review the judgment entered in this case. The jury verdict, if sustained, will bear simple interest at 8% per statute from the date of breach, which totals approximately US Dollars 8.2 million at 30 June 2011, of which US Dollars 1.5 million was accrued during the six month period ended 30 June 2011 and US Dollars 6.7 million was accrued during the year ended 31 December 2010. The acquired net assets of Talecris Group included US Dollars 45.2 million within current provisions in the consolidated balance sheet related to the PCA judgment.

During the first quarter of 2011, the Talecris Group secured an appeal bond from a surety company in the amount of US Dollars 25.0 million in regard to this litigation.

(c)	Foreign Corrupt Practices Act

The Talecris Group is conducting an internal investigation into potential violations of the Foreign Corrupt Practices Act (FCPA) that they became aware of during the conduct of an unrelated review. The FCPA investigation is being conducted by outside counsel. The investigation initially focused on sales to certain Eastern European and Middle Eastern countries, primarily Belarus, Russia, and Iran, but they are also reviewing sales practices in Brazil, Bulgaria, China, Georgia, Libya, Poland, Turkey, Ukraine, and other countries as deemed appropriate.

In July 2009, the Talecris Group voluntarily contacted the U.S. Department of Justice (DOJ) to advise them of the investigation and to offer our cooperation in any investigation that they want to conduct or they want us to conduct. The DOJ has not indicated what action it may take, if any, against us or any individual, or the extent to which it may conduct its own investigation. Even though they self-disclosed this matter to the DOJ, it or other federal agencies may seek to impose sanctions on us that may include, among other things, debarment, injunctive relief, disgorgement, fines, penalties, appointment of a monitor, appointment of new control staff, or enhancement of existing compliance and training programs. Other countries in which the Talecris Group does business may initiate their own investigations and impose similar penalties. As a result of this investigation, we suspended shipments to some of these countries while the Talecris Group put additional safeguards in place. In some cases, safeguards involved terminating consultants and suspending relations with or terminating distributors in countries under investigation as circumstances warranted. The Talecris Group has resumed sales in countries where the Talecris Group believes they have appropriate safeguards in place and are reallocating product to other countries as necessary. To the extent that they conclude, or the DOJ concludes, that they cannot implement adequate safeguards or otherwise need to change our business practices, distributors, or consultants in affected countries or other countries, this may result in a permanent loss of business from those countries. The Talecris Group completed their internal FCPA investigation during the first quarter of 2011 and made an initial presentation of some of their findings to the DOJ in July 2011. The

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

preliminary findings of this investigation indicate that it is probable that there were FCPA violations by persons associated with the Talecris Group that the DOJ or other regulators may assert are attributable to the Group.

Any sanctions or related loss of business could have a material adverse effect on the Group or our results of operations. It is possible; however, that any sanctions that DOJ or other federal agencies might otherwise consider imposing would be reduced, if not eliminated, in light of the comprehensive compliance measures that they have implemented. Given the preliminary nature of our findings, the continuing investigation and the uncertainties regarding this matter, the Group is unable to estimate the financial outcome and consequently, has not accrued any amounts related to the outcome of this matter.

(d)	Compliance with Pharmaceutical Pricing Agreement

In November 2009, the Talecris Group received a letter from the United States Attorney’s Office for the Eastern District of Pennsylvania (USAO). The USAO requested a meeting to review our compliance with the terms of the Pharmaceutical Pricing Agreement (PPA) under the Public Health Service program. Specifically, the USAO asked for information related to the sale of our IGIV product, Gamunex, under that program. In order to have federal financial participation apply to their products under the Medicaid program and to obtain Medicare Part B coverage, manufacturers are required to enter into a PPA. The PPA obligates manufacturers to charge covered entities the Public Health Service price for drugs intended for outpatient use. The Public Health Service price is based on the Medicaid rebate amount. The Group believes that they have complied with the terms of the PPA and federal law. If the USAO determines that the Talecris practices are inconsistent with the terms of the PPA, the USAO has stated that it may file a civil action against us under the Anti-fraud Injunction Act and seek a court order directing the company to comply with the PPA or, potentially, proceed under some other legal theory. The Group could also be subject to fines, damages, penalties, appointment of a monitor, or enhancement of existing compliance and training programs as a result of government action. The Group is cooperating with the investigation and intend to respond to information requests from the USAO. Based on the information obtained to date, the Group have not determined that any potential liability that may result is probable or can be reasonably estimated. Therefore, the Group has not made any accrual in our unaudited condensed consolidated interim financial statements at 30 June 2011.

(17)	Related Parties

Transactions with related parties have been performed as part of the Groups’ ordinary trade and have been performed at arm’s length. The sale and lease back transaction with related parties described in note 7 a) and has been made at arm’s length.

Group transactions with related parties during the six months ended 30 June 2011 were as follows:

		Key Management	Other Related	Board of Directors
	Associates	Personnel	Parties	of the Company
	Thousand Euros

Net sales	21	—	—	—
Other service expenses	(1,690)		(15,045)	(120)
Personnel expenses	—	(3,250)	—	(1,168)
Sales of Property
Plant and Equipment	—	—	80,393	—

	(1,669)	(3,250)	65,348	(1,288)

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to Condensed Consolidated Interim Financial Statements — (Continued)

“Other services expenses” include costs for professional services with related companies amounting to Euros 9,239 thousand. These costs correspond to those incurred in increasing share capital and the issuance of debt and are deducted from equity and from financial liabilities.

A director signed a consultancy agreement for a three years period for which fees amount to US Dollar 1 million per year and an additional bonus fee of US Dollar 2 million payable upon the fulfilment of certain conditions.

Trade and other receivables at 30 June 2011 include an amount of Euros 14,471 thousand with related companies.

Group transactions with related parties during the six months ended 30 June 2010 were as follow:

	Key Management	Other Related	Board of Directors
	Personnel	Parties	of the company
	Thousand Euros

Other service expenses	—	(5,912)	(90)
Personnel expenses	(2,931)	—	(1,033)

	(2,931)	(5,912)	(1,123)

Non-executive board members representing shareholders interests have received no remuneration during the six month period ended on 30 June 2011 and 2010.

The Group has not extended any advances or loans to the members of the board of directors or key management personnel nor has it assumed any guarantee commitments on their behalf. It has also not assumed any pension or life insurance obligations on behalf of former or current members of the board of directors or key management personnel.

(18)	Condensed Consolidating Financial Information

The High Yield Senior Unsecured Notes mentioned in note 12(a) were issued by Grifols Inc., which is a wholly-owned subsidiary of Grifols, S.A., and are jointly and severally, irrevocably and fully and unconditionally guaranteed by Grifols, S.A. and certain other of its wholly-owned subsidiaries (‘the Guarantors’). Supplemental condensed consolidating financial information is presented in Appendix I comprising the Group’s income statements and cash flow statements, both consolidated, for the six month period ended June 30, 2011 and June 30, 2010 and its consolidated balance sheets as at June 30, 2011 and December 31, 2010 showing the amounts attributable to Grifols, S.A., Grifols Inc. and those of its other subsidiaries that were Guarantors as at June 30, 2011 separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidated financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”, which is included in Appendix I.

(19)	Subsequent events

In August 2011 Grifols acquired the remaining 51% outstanding capital stock of Woolloomooloo Holdings Pty Ltd. the holding company of the Australian-Swiss group, Lateral-Medion, of which the Company had acquired 49% of the capital stock and 100% of the voting rights on March 2009 which will not impact the goodwill. The total sum paid for the acquisition of the remaining 51% of the capital stock amounts to AUD 12.5 million (Euros 9.5 million).

The Board of Directors of Grifols, S.A. authorised for issue these Condensed Consolidated Interim Financial Statements at their meeting held on 4 October 2011.

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
Assets	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Non-current assets
Intangible assets
Goodwill	0	0	29,895	15,123	144,430	189,448
Other intangible assets	5,731	3,162	49,120	4,725	15,561	78,299

Total intangible assets	5,731	3,162	79,015	19,848	159,991	267,747
Property, plant and equipment	95,452	28,150	231,728	78,801	0	434,131
Investments in Subsidiaries	345,025	222,273	2,532	938	(570,768)	0
Advances and notes between parent and subsidiaries	0	21,005	0	0	(21,005)	0
Investments in equity accounted investees	0	0	0	0	598	598
Non-current financial assets	709	5,804	734	288	0	7,535
Deferred tax assets	1,091	2,076	9,534	2,932	19,256	34,889

Total non-current assets	448,008	282,470	323,543	102,807	(411,928)	744,900
Current assets
Inventories	796	0	538,311	59,401	(70,643)	527,865
Trade and other receivables
Trade receivables	8,946	11,561	209,758	100,719	(106,629)	224,355
Other receivables	3,157	201	27,612	11,971	1,091	44,032
Current income tax assets	6,168	6,071	297	2,071	0	14,607

Trade and other receivables	18,271	17,833	237,667	114,761	(105,538)	282,994
Advances and notes between parent and subsidiaries	238,262	(1,311)	14,699	22,860	(274,510)	0
Other current financial assets	267	224	8	12,447	0	12,946
Other current assets	13,460	60,568	5,150	1,450	0	80,628
Cash and cash equivalents	25	227,456	1,444	10,724	0	239,649

Total current assets	271,081	304,770	797,279	221,643	(450,691)	1,144,082

Total assets	719,089	587,240	1,120,822	324,450	(862,619)	1,888,982

The accompanying note forms an integral part of the consolidated financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
Equity and Liabilities	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Equity
Share capital	106,532	0	21,497	36,340	(57,837)	106,532
Share premium	121,802	72,932	106,854	5,703	(185,489)	121,802
Reserves	73,076	190,844	175,221	59,636	(95,173)	403,604
Own shares	(1,927)	0	0	0	0	(1,927)
Interim dividend	0	0	0	(152)	152	0
Profit for the year attributable to the Parent	63,226	(10,726)	112,853	23,906	(73,746)	115,513

Total equity	362,709	253,050	416,425	125,433	(412,093)	745,524
Cash flow hedges	0	(1,751)	0	0	0	(1,751)
Translation differences	0	20,449	(18,344)	11,123	(63,961)	(50,733)

Accumulated other comprehensive income	0	18,698	(18,344)	11,123	(63,961)	(52,484)
Equity attributable to the Parent	362,709	271,748	398,081	136,556	(476,054)	693,040
Non-controlling interests	0	0	0	0	14,350	14,350

Total equity	362,709	271,748	398,081	136,556	(461,704)	707,390

Liabilities
Non-current liabilities
Grants	142	187	1,683	76	0	2,088
Provisions	0	0	1,127	251	0	1,378
Non-current financial liabilities
Loans and borrowings, bonds and other marketable securities	133,982	441,203	40,350	49,695	155	665,385
Advances and notes between parent and subsidiaries	15,875	0	0	5,130	(21,005)	0
Other financial liabilities	200	0	9,596	678	0	10,474

Total non-current financial liabilities	150,057	441,203	49,946	55,503	(20,850)	675,859
Deferred tax liabilities	11,907	2,860	62,718	1,519	137	79,141

Total non-current liabilities	162,106	444,250	115,474	57,349	(20,713)	758,466
Current liabilities
Provisions	257	0	30	4,078	0	4,365
Current financial liabilities
Loans and borrowings, bonds and
other marketable securities	103,131	7,364	41,433	39,862	(155)	191,635
Advances and notes between parent and subsidiaries	42,863	(162,772)	385,947	9,017	(275,055)	0
Other financial liabilities	8,830	0	9,316	90	0	18,236

Total current financial liabilities	154,824	(155,408)	436,696	48,969	(275,210)	209,871
Debts with associates	1,162	0	0	0	0	1,162
Trade and other payables
Suppliers	33,426	24,766	146,861	60,617	(104,992)	160,678
Other payables	1,141	12	5,288	3,627	1,860	11,928
Current income tax liabilities	0	0	2,369	3,663	(1,860)	4,172

Total trade and other payables	34,567	24,778	154,518	67,907	(104,992)	176,778
Other current liabilities	3,464	1,872	16,023	9,591	0	30,950

Total current liabilities	194,274	(128,758)	607,267	130,545	(380,202)	423,126

Total liabilities	356,380	315,492	722,741	187,894	(400,915)	1,181,592

Total equity and liabilities	719,089	587,240	1,120,822	324,450	(862,619)	1,888,982

The accompanying note forms an integral part of the consolidated financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 30 June 2011

			Guarantor	Non-Guarantor	Consolidating
Assets	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of euros)

Non-current assets
Intangible assets
Goodwill	0	0	147,240	14,884	2,119,572	2,281,696
Other intangible assets	4,856	4,668	97,924	5,638	15,388	128,474

Total intangible assets	4,856	4,668	245,164	20,522	2,134,960	2,410,170
Property, plant and equipment	60,159	25,515	517,262	36,799	0	639,735
Investments in Subsidiaries	1,132,109	2,790,820	19,856	1,654	(3,944,439)	0
Advances and notes between parent and subsidiaries	0	0	92,597	0	(92,597)	0
Investments in equity accounted investees	0	0	2,283	0	1,263	3,546
Non-current financial assets	756	37,830	2,261	820	0	41,667
Deferred tax assets	1,538	28,162	91,897	3,149	14,689	139,435

Total non-current assets	1,199,418	2,886,995	971,320	62,944	(1,886,124)	3,234,553

Current assets
Inventories	861	0	992,913	72,362	(68,310)	997,826
Trade and other receivables
Trade receivables	22,331	38,346	485,460	105,548	(246,235)	405,450
Other receivables	1,452	171	32,683	14,665	0	48,971
Current income tax assets	7,054	29,059	2,340	2,576	0	41,029

Trade and other receivables	30,837	67,576	520,483	122,789	(246,235)	495,450
Advances and notes between parent and subsidiaries	457,222	384,790	15,364	21,536	(878,912)	0
Other current financial assets	7,422	211	10	11,611	0	19,254
Other current assets	1,929	235	12,201	2,154	(3,175)	13,344
Cash and cash equivalents	46,027	40,056	486,482	11,228	(1)	583,792

Total current assets	544,298	492,868	2,027,453	241,680	(1,196,633)	2,109,666

Total assets	1,743,716	3,379,863	2,998,773	304,624	(3,082,757)	5,344,219

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 30 June 2011

			Guarantor	Non-Guarantor	Consolidating
Equity and liabilities	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of euros)

Equity
Share capital	114,914	0	45,570	36,340	(81,910)	114,914
Share premium	890,355	849,867	623,197	6,125	(1,479,189)	890,355
Reserves	134,038	232,983	310,167	77,088	(184,594)	569,682
Own shares	(1,927)	0	0	0	0	(1,927)
Profit for the period/ year attributable to the Parent	31,802	(22,950)	81,268	(505)	(70,346)	19,269

Total equity	1,169,182	1,059,900	1,060,202	119,048	(1,816,039)	1,592,293
Available-for-sale financial assets	(575)	0	0	0	0	(575)
Cash flow hedges	0	(2,331)	0	0	0	(2,331)
Translation differences	0	(2,219)	(40,085)	5,838	(52,268)	(88,734)

Other comprehensive income	(575)	(4,550)	(40,085)	5,838	(52,268)	(91,640)
Equity attributable to the Parent	1,168,607	1,055,350	1,020,117	124,886	(1,868,307)	1,500,653
Non-controlling interests	0	0	0	0	12,941	12,941

Total equity	1,168,607	1,055,350	1,020,117	124,886	(1,855,366)	1,513,594

Liabilities
Non-current liabilities
Grants	159	170	1,408	78	0	1,815
Provisions	0	0	10,211	250	0	10,461
Non-current financial liabilities
Loans and borrowings, bonds and
other marketable securities	405,262	2,200,801	36,728	279	(126)	2,642,944
Advances and notes between parent and subsidiaries	0	0	479,210	0	(479,210)	0
Other financial liabilities	4,869	57,016	9,792	725	(2)	72,400

Total non-current financial liabilities	410,131	2,257,817	525,730	1,004	(479,338)	2,715,344
Deferred tax liabilities	8,625	45,540	83,551	2,218	141	140,075

Total non-current liabilities	418,915	2,303,527	620,900	3,550	(479,197)	2,867,695
Current liabilities
Provisions	341	0	30	4,204	31,253	35,828
Current financial liabilities
Loans and borrowings, bonds and other marketable securities	13,330	(20,002)	469,601	44,445	0	507,374
Advances and notes between parent and subsidiaries	36,901	22,625	390,957	41,816	(492,299)	0
Other financial liabilities	1,330	3,829	11,937	240	0	17,336

Total current financial liabilities	51,561	6,452	872,495	86,501	(492,299)	524,710
Debts with associates	2,352	0	0	0	0	2,352
Trade and other payables
Suppliers	82,788	14,222	357,739	67,540	(255,896)	266,393
Other payables	13,511	10	6,911	3,466	1,720	25,618
Current income tax liabilities	2,327	(976)	24,144	3,452	(1,720)	27,227

Total trade and other payables	98,626	13,256	388,794	74,458	(255,896)	319,238
Other current liabilities	3,314	1,278	96,437	11,025	(31,252)	80,802

Total current liabilities	156,194	20,986	1,357,756	176,188	(748,194)	962,930

Total liabilities	575,109	2,324,513	1,978,656	179,738	(1,227,391)	3,830,625

Total equity and liabilities	1,743,716	3,379,863	2,998,773	304,624	(3,082,757)	5,344,219

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
for the Six Month Period Ended 30 June 2010

			Guarantor	Non-Guarantor	Consolidating
Profit and loss	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Revenues	34,477	10,887	684,918	218,344	(460,817)	487,809
Changes in inventories of finished goods and work in progress	0	0	16,172	(1,200)	26,237	41,209
Self-constructed non-current assets	259	529	4,340	(500)	11,423	16,051
Supplies	(80)	0	(369,205)	(123,511)	335,689	(157,107)
Other operating income	41	0	535	55	0	631
Personnel expenses	(11,439)	(6,398)	(93,855)	(30,280)	0	(141,972)
Other operating expenses	(15,026)	(3,470)	(132,985)	(37,136)	90,337	(98,279)
Amortisation and depreciation	(3,634)	(475)	(13,231)	(3,917)	(177)	(21,434)
Transaction costs of Talecris business combination	(322)	(1,678)	(14)	(4)	0	(2,019)
Non-financial and other capital grants	323	0	227	0	0	550
Impairment and net losses on disposal of fixed assets	10	(1)	(68)	(362)	1,102	681

Results from operating activities	4,609	(606)	96,834	21,489	3,794	126,120

Finance income	1,875	7,158	1,468	355	(8,677)	2,179
Dividends	56,774	0	0	159	(56,933)	0
Finance expense	(3,868)	(15,610)	(11,955)	(2,534)	8,682	(25,285)
Change in fair value of financial instruments	(15,540)	0	0	3	133	(15,404)
Gains/ (losses) on disposal of financial instruments	0	0	0	(720)	720	0
Exchange gains/ (losses)	120	(910)	37	2,723	0	1,970

Net Finance expense	39,361	(9,362)	(10,450)	(14)	(56,075)	(36,540)

Share of loss of equity accounted investees	0	0	0	0	(728)	(728)

Profit before income tax	43,970	(9,968)	86,384	21,475	(53,009)	88,852

Income tax expense	4,510	3,820	(22,296)	(5,699)	(3,357)	(23,022)

Consolidated profit for the year	48,480	(6,148)	64,088	15,776	(56,366)	65,830

Profit attributable to equity holders of the Parent	48,480	(6,148)	64,175	15,776	(55,875)	66,408
Loss attributable to non-controlling interests	0	0	(87)	0	(491)	(578)

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
for the Six Month Period Ended 30 June 2011

			Guarantor	Non-Guarantor	Consolidating
Profit and loss	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Revenues	28,108	11,547	872,666	218,750	(495,730)	635,341
Changes in inventories of finished goods and work in progress	0	0	(907)	2,598	1,066	2,757
Self-constructed non-current assets	288	792	23,826	2,492	4,948	32,346
Supplies	(234)	0	(438,787)	(136,825)	400,704	(175,142)
Other operating income	39	0	911	59	0	1,009
Personnel expenses	(13,045)	(7,390)	(130,255)	(33,037)	0	(183,727)
Other operating expenses	(17,211)	(4,642)	(176,397)	(38,666)	81,384	(155,532)
Amortisation and depreciation	(3,417)	(506)	(19,737)	(4,129)	(367)	(28,156)
Transaction costs of Talecris business combination	(38,462)	(145)	0	0	0	(38,607)
Non-financial and other capital grants	333	0	409	0	0	742
Impairment and net losses on disposal of fixed assets	574	0	(4,379)	(5,497)	(13,000)	(22,302)

Results from operating activities	(43,027)	(344)	127,350	5,745	(20,995)	68,729

Finance income	3,446	7,804	1,407	697	(11,593)	1,761
Dividends	53,352	0	0	(357)	(52,995)	0
Finance expense	(8,949)	(40,034)	(14,223)	(3,408)	11,068	(55,546)
Change in fair value of financial instruments	16,023	(2,492)	414	0	0	13,945
Gains/ (losses) on disposal of financial instruments	0	0	0	(772)	772	0
Exchange gains/ (losses)	824	(1,155)	402	(2,193)	0	(2,122)

Net Finance expense	64,696	(35,877)	(12,000)	(6,033)	(52,748)	(41,962)

Share of loss of equity accounted investees	0	0	37	0	(844)	(807)

Profit before income tax	21,669	(36,221)	115,387	(288)	(74,587)	25,960

Income tax expense	10,133	13,271	(34,119)	(217)	3,585	(7,347)

Consolidated profit for the year	31,802	(22,950)	81,268	(505)	(71,002)	18,613

Profit attributable to equity holders of the Parent	31,802	(22,950)	81,268	(505)	(70,346)	19,269
Loss attributable to non-controlling interests	0	0	0	0	(656)	(656)

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows
for the Six Month Ended 30 June 2010

			Guarantor	Non-Guarantor	Consolidating
	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Cash flows from operating activities
Profit before tax	43,970	(9,968)	86,384	21,475	(53,009)	88,852
Adjustments for:	(36,258)	53,117	(14,924)	992	50,855	53,782
Amortisation and depreciation	3,634	475	13,231	3,917	177	21,434
Other adjustments:	(39,892)	52,642	(28,155)	(2,925)	50,678	32,348
Losses on equity accounted investments	0	0	0	0	728	728
Exchange differences	(120)	910	(37)	(2,723)	0	(1,970)
Net provision charges	0	0	222	611	(704)	129
(Profit) / loss on disposal of fixed assets	(10)	1	68	362	(1,102)	(681)
Government grants taken to income	(323)	0	(227)	0	0	(550)
Finance expense / income	(39,453)	15,292	(1,275)	1,924	56,898	33,386
Other adjustments	14	36,439	(26,906)	(3,099)	(5,142)	1,306
Changes in capital and assets	(10,057)	(5,934)	(153,089)	(5,655)	188,435	13,700
Change in inventories	(185)	0	(15,656)	1,417	2,442	(11,982)
Change in trade and other receivables	1,174	178,830	84,421	13,813	(257,999)	20,239
Change in current financial assets and other current assets	(14,769)	(154,124)	(6,038)	(15,249)	186,305	(3,875)
Change in current trade and other payables	3,723	(30,640)	(215,816)	(5,636)	257,687	9,318
Other cash flows from operating activities	59,972	(10,669)	(18,577)	(7,085)	(58,106)	(34,465)
Interest paid	(2,978)	(15,528)	(686)	(1,153)	544	(19,801)
Interest recovered	1,876	540	3,301	20	(1,876)	3,861
Dividends received	56,774	0	0	0	(56,774)	0
Income tax recovered	4,300	4,319	(21,192)	(5,952)	0	(18,525)
Net cash from operating activities	57,627	26,546	(100,206)	9,727	128,175	121,869
Cash flows from investing activities
Payments for investments	(5,294)	(10,008)	(33,253)	(10,198)	1,757	(56,997)
Group companies and business units	(2,263)	0	(535)	(1,472)	543	(3,727)
Property, plant and equipment and intangible assets	(3,013)	(5,915)	(32,734)	(8,702)	1,214	(49,151)
Property, plant and equipment	(2,014)	(4,997)	(29,785)	(7,519)	1,169	(43,146)
Intangible assets	(999)	(918)	(2,950)	(1,183)	45	(6,005)
Other financial assets	(18)	(4,093)	16	(24)	0	(4,119)
Proceeds from the sale of property, plant and equipment	382	0	(1,467)	3,980	(32)	2,863
Group companies and business units	0	0	(1,464)	1,423	41	0
Property, plant and equipment	382	0	(3)	2,557	(73)	2,863
Net cash used in investing activities	(4,912)	(10,008)	(34,720)	(6,218)	1,725	(54,134)
Cash flows from financing activities
Proceeds from and payments for equity instruments	(1,250)	0	0	540	(540)	(1,250)
Issue	0	0	0	540	(540)	0
Acquisition of own shares	(1,250)	0	0	0	0	(1,250)
Proceeds from and payments for financial liability instruments	(26,358)	3,364	191,273	9,182	(186,132)	(8,671)
Issue	(299)	(184)	29,580	21,970	0	51,067
Redemption and repayment	(28,016)	(5,417)	(24,265)	(2,040)	0	(59,738)
Debts with group companies	1,957	8,965	185,958	(10,748)	(186,132)	0
Dividends and interest on other equity instruments paid	0	0	(51,079)	(5,748)	56,774	(53)
Other cash flows from financing activities	324	0	(1)	0	0	323
Transaction costs of financial instruments issued in the acquisition of Talecris	0	0	0	0	0	0
Other amounts received from financing activities	324	0	(1)	0	0	323
Net cash from / (used in) financing activities	(27,284)	3,364	140,193	3,974	(129,898)	(9,651)
Effect of exchange rate fluctuations on cash	0	41,374	928	384	(2)	42,684
Net increase in cash and cash equivalents	25,431	61,276	6,195	7,866	0	100,768
Cash and cash equivalents at beginning of the period	144	237,804	7,191	4,233	0	249,372
Cash and cash equivalents at end of period	25,575	299,080	13,386	12,099	0	350,140

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Appendix I

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows
for the Six Month Ended 30 June 2011

			Guarantor	Non-Guarantor	Consolidating
	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Cash flows from operating activities
Profit before tax	21,669	(36,221)	115,387	(288)	(74,587)	25,960
Adjustments for:	(64,381)	43,007	(5,099)	29,999	89,112	92,638
Amortisation and depreciation	3,417	506	19,737	4,129	367	28,156
Other adjustments:	(67,798)	42,501	(24,836)	25,870	88,745	64,482
Losses / (Profit) on equity accounted investments	0	0	(36)	0	843	807
Exchange differences	(824)	1,155	(402)	2,193	0	2,122
Net provision charges	0	0	1,121	333	13,000	14,454
(Profit) / loss on disposal of fixed assets	(574)	0	10,006	(16)	0	9,416
Government grants taken to income	(333)	0	(409)	0	0	(742)
Finance expense / income	(66,067)	36,497	(32,416)	24,542	74,574	37,130
Other adjustments	0	4,849	(2,700)	(1,182)	328	1,295
Changes in capital and assets	(173,540)	(392,604)	(58,615)	(17,028)	576,628	(65,159)
Change in inventories	(63)	0	29,076	(14,981)	(13,280)	752
Change in trade and other receivables	(5,535)	(27,638)	(62,348)	(16,166)	44,726	(66,961)
Change in current financial assets and other current assets	(222,035)	(373,208)	(729)	5,604	589,917	(451)
Change in current trade and other payables	54,094	8,242	(24,614)	8,515	(44,735)	1,501
Other cash flows from operating activities	58,291	(13,635)	(26,294)	(420)	(54,687)	(36,745)
Interest paid	(5,498)	(26,733)	(2,727)	(124)	1,061	(34,021)
Interest recovered	2,395	126	874	0	(2,396)	999
Dividends received	53,352	0	0	0	(53,352)	0
Income tax recovered / (paid)	8,042	12,972	(24,441)	(296)	(0)	(3,723)
Net cash from operating activities	(157,961)	(399,453)	25,378	12,263	536,467	16,694
Cash flows from investing activities
Payments for investments	(4,366)	(1,765,855)	132,900	(31,298)	(771)	(1,669,390)
Group companies and business units	(411)	(1,763,601)	149,693	(327)	(771)	(1,615,417)
Property, plant and equipment and intangible assets	(3,374)	(2,342)	(16,696)	(30,426)	(0)	(52,838)
Property, plant and equipment	(2,345)	(576)	(10,876)	(29,044)	(0)	(42,841)
Intangible assets	(1,029)	(1,766)	(5,820)	(1,382)	0	(9,997)
Other financial assets	(581)	88	(97)	(545)	0	(1,135)
Proceeds from the sale of investments	26,472	(1)	41,069	1,611	0	69,151
Property, plant and equipment	26,472	(1)	41,069	1,611	0	69,151
Net cash used in investing activities	22,106	(1,765,856)	173,969	(29,687)	(771)	(1,600,239)
Cash flows from financing activities
Proceeds from and payments for equity instruments	(2,264)	0	0	0	0	(2,264)
Issue	(2,264)	0	0	0	0	(2,264)
Proceeds from and payments for financial liability instruments	206,299	2,259,181	333,225	25,217	(588,583)	2,235,339
Issue	465,722	2,517,783	9,907	(10,535)	(0)	2,982,877
Redemption and repayment	(243,297)	(431,704)	(80,975)	8,438	(0)	(747,538)
Debts with group companies	(16,126)	173,102	404,293	27,314	(588,583)	0
Dividends and interest on other equity instruments paid	0	0	(47,421)	(5,931)	53,352	0
Other cash flows from financing activities	(22,178)	(264,102)	(486)	(437)	0	(287,203)
Deferred acquisition costs of financial instruments related to acquisition of Talecris	(22,540)	(264,099)	(486)	(425)	0	(287,550)
Other amounts received from financing activities	362	(3)	0	(12)	0	347
Net cash from financing activities	181,857	1,995,079	285,318	18,849	(535,231)	1,945,872
Effect of exchange rate fluctuations on cash	0	(17,170)	373	(921)	(466)	(18,184)
Net increase / (decrease) in cash and cash equivalents	46,002	(187,400)	485,038	504	(1)	344,143
Cash and cash equivalents at beginning of the period	25	227,456	1,444	10,724	0	239,649
Cash and cash equivalents at end of period	46,027	40,056	486,482	11,228	(1)	583,792

The accompanying note forms an integral part of the condensed consolidated interim financial statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Grifols, S.A.
Barcelona, Spain

We have audited the accompanying consolidated balance sheets of Grifols, S.A. and subsidiaries (“the Company”) as of December 31, 2010 and 2009, and the related consolidated income statements, consolidated statements of comprehensive income, statements of changes in consolidated equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grifols, S.A. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Auditores, S.L.

Barcelona, Spain, October 5, 2011

GRIFOLS, S.A. AND SUBSIDIARIES

Consolidated Balance Sheets
At 31 December 2010 and 2009

	31/12/10	31/12/09
	(Expressed in thousands of Euros)

ASSETS
Non-current assets
Intangible assets Goodwill (note 7)	189,448	174,000
Other intangible assets (note 8)	78,299	69,385

Total intangible assets	267,747	243,385
Property, plant and equipment (note 9)	434,131	371,705
Investments in equity accounted investees (note 10)	598	383
Non-current financial assets (note 11)	7,535	3,731
Deferred tax assets (note 29)	34,889	33,395

Total non-current assets	744,900	652,599
Current assets
Inventories (note 12)	527,865	484,462
Trade and other receivables Trade receivables	224,355	207,840
Other receivables	44,032	39,540
Current income tax assets	14,607	7,802

Trade and other receivables (note 13)	282,994	255,182
Other current financial assets (note 14)	12,946	8,217
Other current assets (note 15)	80,628	7,345
Cash and cash equivalents (note 16)	239,649	249,372

Total current assets	1,144,082	1,004,578

Total assets	1,888,982	1,657,177

The accompanying notes form an integral part of the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Consolidated Balance Sheets — (Continued)

	31/12/10	31/12/09
	(Expressed in thousands of Euros)

EQUITY AND LIABILITIES
Equity
Share capital	106,532	106,532
Share premium	121,802	121,802
Reserves	403,604	314,903
Own shares	(1,927)	(677)
Interim dividend	0	(31,960)
Profit for the year attributable to the Parent	115,513	147,972

Total equity	745,524	658,572
Cash flow hedges	(1,751)	(1,948)
Translation differences	(50,733)	(90,253)

Accumulated other comprehensive income	(52,484)	(92,201)
Equity attributable to the Parent (note 17)	693,040	566,371
Non-controlling interests (note 19)	14,350	12,157

Total equity	707,390	578,528

LIABILITIES
Non-current liabilities
Grants (note 20)	2,088	2,311
Provisions (note 21)	1,378	1,232
Non-current financial liabilities Loans and borrowings, bonds and other marketable securities	665,385	703,186
Other financial liabilities	10,474	12,552

Total non-current financial liabilities (note 22)	675,859	715,738
Deferred tax liabilities (note 29)	79,141	60,325

Total non-current liabilities	758,466	779,606
Current liabilities
Provisions (note 21)	4,365	4,702
Current financial liabilities
Loans and borrowings, bonds and other marketable securities	191,635	113,991
Other financial liabilities	18,236	12,230

Total current financial liabilities (note 22)	209,871	126,221
Debts with associates (note 33)	1,162	0
Trade and other payables
Suppliers	160,678	120,909
Other payables	11,928	17,832
Current income tax liabilities	4,172	3,258

Total trade and other payables (note 23)	176,778	141,999
Other current liabilities (note 24)	30,950	26,121

Total current liabilities	423,126	299,043

Total liabilities	1,181,592	1,078,649

Total equity and liabilities	1,888,982	1,657,177

The accompanying notes form an integral part of the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Consolidated Income Statements
For the Years Ended 31 December 2010, 2009 and 2008

	31/12/10	31/12/09	31/12/08
	(Expressed in thousands of Euros)

Revenues (note 25)	990,730	913,186	814,311
Changes in inventories of finished goods and work in progress (note 12)	45,749	73,093	31,058
Self-constructed non-current assets (notes 8 and 9)	33,513	41,142	25,794
Supplies (note 12)	(306,859)	(286,274)	(206,738)
Other operating income (note 27)	1,196	1,443	1,289
Personnel expenses (note 26)	(289,008)	(273,168)	(238,159)
Other operating expenses (note 27)	(220,218)	(203,381)	(192,288)
Amortisation and depreciation (notes 8 and 9)	(45,776)	(39,554)	(33,256)
Non-financial and other capital grants (note 20)	728	1,188	2,941
Impairment and net losses on disposal of fixed assets	(372)	(1,147)	(1,991)

Results from operating activities	209,683	226,528	202,961

Finance income	4,526	7,067	2,682
Finance expenses	(49,660)	(27,087)	(29,305)
Change in fair value of financial instruments (note 32)	(7,593)	(587)	(1,268)
Gains/(losses) on disposal of financial instruments	91	(245)	—
Exchange gains/(losses)	1,616	(1,733)	(2,825)

Net finance expense (note 28)	(51,020)	(22,585)	(30,716)

Share of profit/(loss) of equity accounted investees (note 10)	(879)	51	24

Profit before income tax from continuing operations	157,784	203,994	172,269

Income tax expense (note 29)	(42,517)	(56,424)	(50,153)

Profit after income tax from continuing operations	115,267	147,570	122,116

Consolidated profit for the year	115,267	147,570	122,116

Profit attributable to equity holders of the Parent	115,513	147,972	121,728
Profit/(loss) attributable to non-controlling interests (note 19)	(246)	(402)	388
Basic earnings per share (Euros) (note 18)	0.54	0.71	0.58
Diluted earnings per share (Euros) (note 18)	0.54	0.71	0.58

The accompanying notes form an integral part of the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
For the Years Ended 31 December 2010, 2009 and 2008

	31/12/10	31/12/09	31/12/08
	(Expressed in thousands of Euros)

Consolidated profit for the year	115,267	147,570	122,116
Income and expenses generated during the year
Measurement of financial instruments (note 11)	0	(14)	(6)
Available-for-sale financial assets	0	(18)	(9)
Tax effect	0	4	3
Cash flow hedges (note 17 (f))	0	(1,998)	0
Cash flow hedges	0	(3,275)	0
Tax effect	0	1,277	0
Translation differences	42,225	(4,145)	13,955

Income and expenses generated during the year	42,225	(6,157)	13,949

Income and expense recognised in the income statement:
Measurement of financial instruments (note 11)	0	172	0
Available-for-sale financial assets	0	245	0
Tax effect	0	(73)	0
Cash flow hedges (note 17 (f))	197	50	0
Cash flow hedges	324	80	0
Tax effect	(127)	(30)	0

Income and expense recognised in the income statement:	197	222	0

Total comprehensive income for the year	157,689	141,635	136,065

Total comprehensive income attributable to the Parent	155,230	140,386	135,781
Total comprehensive income attributable to non-controlling interests	2,459	1,249	284

Total comprehensive income for the year	157,689	141,635	136,065

The accompanying notes form an integral part of the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended 31 December 2010, 2009 and 2008

	31/12/10	31/12/09	31/12/08
	(Expressed in thousands of Euros)

Cash flows from/(used in) operating activities
Profit before income tax	157,784	203,994	172,269
Adjustments for:	92,351	61,800	66,034
Amortisation and depreciation (notes 8 and 9)	45,776	39,554	33,256
Other adjustments:	46,575	22,246	32,778
(Profit)/losses on equity accounted investments (note 10)	879	(51)	(24)
Exchange differences	(1,616)	1,733	2,825
Impairment of assets and net provision charges	913	53	1,994
(Profits)/losses on disposal of fixed assets	(276)	1,147	2,001
Government grants taken to income (note 20)	(728)	(1,188)	(2,943)
Net finance expense	47,442	17,551	27,891
Other adjustments	(39)	3,001	1,034
Change in operating assets and liabilities	(78,767)	(104,127)	(86,550)
Change in inventories	(18,306)	(113,104)	(98,520)
Change in trade and other receivables	(23,546)	(12,549)	(7,951)
Change in current financial assets and other current assets	(73,022)	(1,287)	405
Change in current trade and other payables	36,107	22,813	19,516
Other cash flows used in operating activities	(67,116)	(73,487)	(77,310)
Interest paid	(40,129)	(14,719)	(25,972)
Interest received	5,436	2,509	2,213
Income tax paid	(32,423)	(61,277)	(53,551)
Net cash from operating activities	104,252	88,180	74,443
Cash flows from/(used in) investing activities
Payments for investments	(108,588)	(136,626)	(130,923)
Group companies and business units	(1,474)	(15,385)	(632)
Property, plant and equipment and intangible assets	(103,402)	(118,770)	(129,568)
Property, plant and equipment	(86,800)	(103,415)	(119,824)
Intangible assets	(16,602)	(15,355)	(9,744)
Other financial assets	(3,712)	(2,471)	(723)
Proceeds from the sale of investments	4,532	673	157
Property, plant and equipment	3,911	673	157
Associates (note 2 (c))	621	0	0
Net cash used in investing activities	(104,056)	(135,953)	(130,766)
Cash flows from/(used in) financing activities
Proceeds from and payments for equity instruments	(1,250)	26,655	(4,212)
Issue	0	(76)	0
Acquisition of own shares (note 17 (d))	(1,250)	(25,186)	(4,880)
Disposal of treasury shares	0	51,917	668
Proceeds from and payments for financial liability instruments	(1,066)	344,413	96,349
Issue	118,238	525,078	394,109
Redemption and repayment	(119,304)	(180,665)	(297,760)
Dividends and interest on other equity instruments paid	(27,282)	(80,913)	(34,792)
Other cash flows from financing activities	323	741	0
Other amounts received from financing activities	323	741	0
Net cash from/(used in) financing activities	(29,275)	290,896	57,345
Effect of exchange rate fluctuations on cash	19,356	(119)	(344)
Net increase/(decrease) in cash and cash equivalents	(9,723)	243,004	678
Cash and cash equivalents at beginning of the year	249,372	6,368	5,690
Cash and cash equivalents at end of year	239,649	249,372	6,368

The accompanying notes form an integral part of the consolidated financial statements

GRIFOLS, S.A. AND SUBSIDIARIES

Statement of Changes in Consolidated Equity
For the Years Ended 31 December 2010, 2009 and 2008

	Attributable to Equity Holders of the Parent
							Accumulated Other Comprehensive Income
				Profit					Available-for	Equity
				Attributable					Sale	Attributable	Non-
	Share	Share		to	Interim	Own	Translation	Cash Flow	Financial	to	Controlling
	Capital	Premium	Reserves*	Parent	Dividend	Shares	Differences	Hedges	Assets	Parent	Interests	Equity
	(Expressed in thousands of Euros)

Balances at 31 December 2007	106,532	131,832	184,608	87,774	0	(28,893)	(98,516)	0	(152)	383,185	981	384,166

Translation differences	—	—	—	—	—	—	14,059	—	—	14,059	(104)	13,955
Available-for-sale financial assets Gains/(losses)	—	—	—	—	—	—	—		(6)	(6)	—	(6)

Other comprehensive income for the year	0	0	0	0	0	0	14,059	0	(6)	14,053	(104)	13,949
Profit for the year	—	—	—	121,728	—	—	—	—	—	121,728	388	122,116

Total comprehensive income for the year	0	0	0	121,728	0	0	14,059	0	(6)	135,781	284	136,065

Net movement in own shares	—	—	24	—	—	(4,194)	—		—	(4,170)	—	(4,170)
Other changes	—	—	—	—	—	—	—		—	0	(15)	(15)
Distribution of 2007 profit
Reserves	—	—	63,037	(63,037)	—	—	—	—	—	0	—	0
Dividends	—	(10,030)	—	(24,737)	—	—	—	—	—	(34,767)	—	(34,767)

Transaction with owners of the Company	0	(10,030)	63,061	(87,774)	0	(4,194)	0	0	0	(38,937)	(15)	(38,952)

Balances at 31 December 2008	106,532	121,802	247,669	121,728	0	(33,087)	(84,457)	0	(158)	480,029	1,250	481,279

Translation differences	—	—	—	—	—	—	(5,796)	—	—	(5,796)	1,651	(4,145)
Cash flow hedges	—	—	—	—	—	—	—	(1,948)	—	(1,948)	—	(1,948)
Gains/(Losses) on available-for-sale financial assets	—	—	—	—	—	—	—	—	158	158	—	158

Other comprehensive income for the year	0	0	0	0	0	0	(5,796)	(1,948)	158	(7,586)	1,651	(5,935)
Profit/(loss) for the year	—	—	—	147,972	0	—	—	—	—	147,972	(402)	147,570

Total comprehensive income for the year	0	0	0	147,972	0	0	(5,796)	(1,948)	158	140,386	1,249	141,635

	Attributable to Equity Holders of the Parent
							Accumulated Other Comprehensive Income
				Profit					Available-for	Equity
				Attributable					Sale	Attributable	Non-
	Share	Share		to	Interim	Own	Translation	Cash Flow	Financial	to	Controlling
	Capital	Premium	Reserves*	Parent	Dividend	Shares	Differences	Hedges	Assets	Parent	Interests	Equity
	(Expressed in thousands of Euros)

Net movement in own shares	—	—	(5,679)	—		32,410	—	—	—	26,731	—	26,731
Other changes	—	—	(124)	—		—	—	—	—	(124)	44	(80)
Business combinations	—	—	—	—		—	—	—	—	0	9,876	9,876
Distribution of 2008 profit
Reserves	—	—	73,037	(73,037)	—	—	—	—	—	0	—	0
Dividends	—	—	—	(48,691)	—	—	—	—	—	(48,691)	(54)	(48,745)
Interim dividend	—	—	—	—	(31,960)	—	—	—	—	(31,960)	(208)	(32,168)

Transaction with owners of the Company	0	0	67,235	(121,728)	(31,960)	32,410	0	0	0	(54,044)	9,658	(44,386)

Balance at 31 December 2009	106,532	121,802	314,903	147,972	(31,960)	(677)	(90,253)	(1,948)	0	566,371	12,157	578,528

Translation differences	0	0	0	0	0	0	39,520	0	0	39,520	2,705	42,225
Cash flow hedges	0	0	0	0	0	0	0	197	0	197	0	197

Other comprehensive income for the year	0	0	0	0	0	0	39,520	197	0	39,717	2,705	42,422
Profit/(loss) for the year	0	0	0	115,513	0	0	0	0	0	115,513	(246)	115,267

Total comprehensive income for the year	0	0	0	115,513	0	0	39,520	197	0	155,230	2,459	157,689

Net movement in own shares	0	0	0	0	0	(1,250)	0	0	0	(1,250)		(1,250)
Other changes	0	0	(82)	0	0	0	0	0	0	(82)	(213)	(295)
Distribution of 2009 profit
Reserves	0	0	88,783	(88,783)	0	0	0	0	0	0		0
Dividends	0	0	0	(27,229)	0	0	0	0	0	(27,229)	(53)	(27,282)
Interim dividend	0	0	0	(31,960)	31,960	0	0	0	0	0		0

Transaction with owners of the Company	0	0	88,701	(147,972)	31,960	(1,250)	0	0	0	(28,561)	(266)	(28,827)

Balance at 31 December 2010	106,532	121,802	403,604	115,513	0	(1,927)	(50,733)	(1,751)	0	693,040	14,350	707,390

*	Reserves include accumulated earnings, legal reserves and other reserves

The accompanying notes form an integral part of the consolidated financial statements

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

(1)	Nature, Principal Activities and Subsidiaries

(a)	Grifols, S.A.

Grifols, S.A. (hereinafter the Company) was incorporated with limited liability under Spanish law on 22 June 1987. Its registered and tax offices are in Barcelona. The Company’s statutory activity consists of providing corporate and business administrative, management and control services, as well as investing in assets and property. The Company’s principal activity consists of rendering administrative, management and control services to its subsidiaries.

On 17 May 2006 the Company completed its flotation on the Spanish stock market which was conducted through the public offering of 71,000,000 ordinary shares of Euros 0.50 par value each and a share premium of Euros 3.90 per share. The total capital increase (including the share premium) amounted to Euros 312.4 million, equivalent to a price of Euros 4.40 per share.

With effect as of 2 January 2008 the Company’s shares were floated on the Spanish stock exchange’s IBEX-35 index.

All of the Company’s shares are listed on the Barcelona, Madrid, Valencia and Bilbao stock exchanges and on the electronic stock market.

Grifols, S.A. is the parent company of the subsidiaries listed in section 1(b) of these Notes.

Grifols, S.A. and subsidiaries (hereinafter the Group) act on an integrated basis and under common management and their principal activity is the procurement, manufacture, preparation and sale of therapeutic products, especially haemoderivatives.

The main business locations of the Group’s Spanish companies are in Barcelona, Parets del Vallés (Barcelona) and Torres de Cotilla (Murcia), while the American companies’ installations are located in Los Angeles, California (USA).

(b)	Subsidiaries

The Group companies are grouped into three areas: industrial, commercial and services.

•	Industrial area

The following companies are included:

Diagnostic Grifols, S.A. which has registered offices in Parets del Vallès (Barcelona), Spain and was incorporated into the Group on 24 March 1987, and is engaged in the development and manufacture of diagnostic equipment, instrumentation and reagents.

Instituto Grifols, S.A. which has registered offices in Parets del Vallès (Barcelona), Spain, and was incorporated into the Group on 21 September 1987, carries out its activities in the area of bioscience and is engaged in plasma fractioning and the manufacture of haemoderivative pharmaceutical products.

Laboratorios Grifols, S.A., with registered offices in Parets del Vallès (Barcelona), Spain, was incorporated into the Group on 18 April 1989 and is engaged in the production of glass- and plastic-packaged parenteral solutions, parenteral and enteral nutrition products and blood extraction equipment and bags. Its production facilities are in Barcelona and Murcia.

Biomat, S.A., with registered offices in Parets del Vallès (Barcelona), Spain, was incorporated into the Group on 30 July 1991. It operates in the field of bioscience and basically engages in analysis and certification of the quality of plasma used by Instituto Grifols, S.A. It also provides transfusion centres with plasma virus inactivation services.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Grifols Engineering, S.A., with registered offices in Parets del Vallès (Barcelona), Spain, was incorporated into the Group on 14 December 2000 and is engaged in the design and development of the Group’s manufacturing installations and part of the equipment and machinery used at these premises. The company also renders engineering services to third parties.

Logister, S.A. was incorporated with limited liability under Spanish law on 22 June 1987 and its registered offices are at Polígono Levante, calle Can Guasch, s/n, 08150 Parets del Vallés, Barcelona. Its activity comprises the manufacture, sale and purchase, marketing and distribution of all types of computer products and materials. 99.985% of this company is solely-owned directly by Movaco, S.A., another subsidiary.

Biomat USA, Inc., with registered offices at 1209, Orange Street, Wilmington, New Castle (Delaware Corporation) (USA), was incorporated into the Group on 1 March 2002 and carries out its activities in the area of bioscience, procuring human plasma. Since 1 November 2007, this company’s share capital is held by Instituto Grifols, S.A. and Grifols, Inc.

Grifols Biologicals, Inc., with registered offices at 15 East North Street, Dover, (Delaware) (USA), was incorporated into the Group on 15 May 2003 and is exclusively engaged in plasma fractioning and the production of haemoderivatives. Grifols, Inc. directly owns 100% of this company.

PlasmaCare, Inc., with registered offices at 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, was incorporated into the Group on 3 March 2006 and carries out its activities in the area of bioscience, procuring human plasma. Since 1 November 2007, this company’s share capital is held by Instituto Grifols, S.A. and Grifols, Inc.

Plasma Collection Centers, Inc., with registered offices at 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 (USA) and incorporated on 2 March 2007. Its activity, developed in the bioscience area, consists of procuring human plasma. 100% of this company’s share capital is held directly by Biomat USA, Inc. In January 2010 Plasma Collection Centers, Inc. merged with Biomat USA, Inc., having no impact on the Group.

Lateral Grifols Pty Ltd. (formerly Diamed Australia Pty Ltd.), with registered offices at Unit 5/80 Fairbank, Clayton South, Victoria 3149 (Australia), was incorporated into the Group on 3 March 2009. Its activity consists of the distribution of pharmaceutical products and the development and manufacture of reagents for diagnostics. This company is directly and fully owned by Woolloomooloo Holdings Pty Ltd.

Medion Grifols Diagnostic AG, with registered offices at Bonnstrasse, 9, 3186 Düdingen, Switzerland, was incorporated into the Group on 3 March 2009. The Company’s statutory activity consists of development and production in the biotechnology and diagnostic sectors. 80% of this company is directly held by Saturn Investments AG.

•	Commercial area

The companies responsible for the marketing and distribution of, mainly, products manufactured by the industrial area companies are all grouped in the commercial area.

Movaco, S.A. was incorporated with limited liability under Spanish law on 21 July 1987 and its registered offices are at Polígono Levante, calle Can Guasch, s/n, 08150 Parets del Vallés, Barcelona. Its principal activity is the distribution and sale of reagents, chemical products and other pharmaceutical specialities, and of medical-surgical materials, equipment and instruments for use in laboratories and healthcare centres.

Grifols International, S.A., with registered offices in Parets del Vallès (Barcelona), Spain, was incorporated into the Group on 4 June 1997. This company directs and coordinates the marketing, sales and logistics

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

for all the Group’s commercial subsidiaries. Products are marketed through subsidiaries operating in different countries. These subsidiaries, their registered offices and date of incorporation into the Group, are listed below.

Grifols Portugal Productos Farmacéuticos e Hospitalares, Lda., was incorporated with limited liability under Portuguese law on 10 August 1988. Its registered offices are at Jorge Barradas, 30—c R/C, 1500 Lisbon (Portugal) and it imports, exports and markets pharmaceutical and hospital equipment and products particularly Grifols products. 99.99% of this company is owned directly by Movaco, S.A.

Grifols Chile, S.A. was incorporated under limited liability in Chile on 2 July 1990. Its registered offices are at calle Avda. Americo Vespucio 2242, Comuna de Conchali, Santiago de Chile (Chile). Its statutory activity comprises the development of pharmaceutical businesses, which can involve the import, production, marketing and export of related products.

Grifols Argentina, S.A. was incorporated with limited liability in Argentina on 1 November 1991 and its registered offices are at Bartolomé Mitre 1371, fifth floor office “P” (CP 1036), Buenos Aires (Argentina). Its statutory activity consists of clinical and biological research, the preparation of reagents and therapeutic and diet products, the manufacture of other pharmaceutical specialities and the marketing thereof.

Grifols s.r.o. was incorporated with limited liability under Czech Republic law on 15 December 1992. Its registered offices are at Zitná 2, Praga (Czech Republic) and its statutory activity consists of the purchase, sale and distribution of chemical-pharmaceutical products, including human plasma.

Logistica Grifols, S.A. de C.V. (formerly Grifols México, S.A. de C.V.) was incorporated with limited liability under Mexican law on 9 January 1970, with registered offices at calle Eugenio Cuzin no 909, Parque Industrial Belenes Norte, 45150 Zapopan, Jalisco (Mexico). Its statutory activity comprises the manufacture and marketing of pharmaceutical products for human and veterinary use. On 6 May 2008 Grifols Mexico S.A. de C.V. was spun off into two companies and its name was changed to Logística Grifols, S.A. de C.V.

Grifols México, S.A. de C.V. was incorporated with limited liability under Mexican law on 6 May 2008, as a result of the spin off of the former company Grifols Mexico, S.A. de C.V. Its registered offices are at calle Eugenio Cuzin no 909, Parque Industrial Belenes Norte, 45150 Zapopan, Jalisco (Mexico). Its statutory activity comprises the production, manufacture, adaptation, conditioning, sale and purchase, commissioning, representation and consignment of all kinds of pharmaceutical products and the acquisition of machinery, equipment, raw materials, tools, assets and property for the aforementioned purposes.

Grifols USA, LLC. was incorporated in the State of Florida (USA) on 19 April 1990. Its registered offices are at 8880 N.W. 18 Terrace, Miami, Florida (USA) and its statutory activity is any activity permitted by US legislation. This company is 100% directly owned by Grifols Biologicals, Inc.

Grifols Italia S.p.A. has its registered offices at Via Carducci 62 d, 56010 Ghezzano, Pisa (Italy) and its statutory activity comprises the purchase, sale and distribution of chemical-pharmaceutical products. 66.66% of this company was acquired on 9 June 1997 and the remaining 33.34% on 16 June 2000.

Grifols UK Ltd., the registered offices of which are at 72, St. Andrew’s Road, Cambridge CB4 1G (United Kingdom), is engaged in the distribution and sale of therapeutic and other pharmaceutical products, especially haemoderivatives. 66.66% of this company was acquired on 9 June 1997 and the remaining 33.34% on 16 June 2000.

Grifols Deutschland GmbH was incorporated with limited liability under German law on 21 May 1997, with registered offices at Siemensstrasse 32, D-63225 Langen (Germany). Its statutory activity consists of the import, export, distribution and sale of reagents, chemical and pharmaceutical products, especially to laboratories and healthcare centres, and medical and surgical materials, equipment and instruments for laboratory use.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Grifols Brasil, Ltda. was incorporated with limited liability in Brazil on 4 May 1998. Its registered offices are at Rua Marechal Hermes 247, Centro Cívico, CEP 80530-230, Curitiba (Brazil). Its statutory activity consists of the import and export, preparation, distribution and sale of pharmaceutical and chemical products for laboratory and hospital use, and medical-surgical equipment and instrumentation.

Grifols France, S.A.R.L. was incorporated with limited liability under French law on 2 November 1999, with registered offices at Centre d’affaires auxiliares system, Bat. 10, Parc du Millenaire — 125, Rue Henri Becquerel, 34036, Montpellier (France). Its statutory activity is the marketing of chemical and healthcare products.

Alpha Therapeutic Italia, S.p.A. was incorporated on 3 July 2000, with registered offices at Piazza Meda 3, 20121 Milan (Italy), and engages in the distribution and sale of therapeutic products, especially haemoderivatives.

Grifols Asia Pacific Pte, Ltd was incorporated on 10 September 1986 , with registered offices at 501 Orchard Road #20-01 Wheelock Place, Singapore, and its activity consists of the distribution and sale of medical and pharmaceutical products.

Grifols Malaysia Sdn Bhd is partly owned (30%) by Grifols Asia Pacific Pte, Ltd. The registered offices of this company are in Selangor (Malaysia) and it engages in the distribution and sale of pharmaceutical products.

Grifols (Thailand) Ltd was incorporated on 1 September 1995 and its registered offices are at 287 Liberty Square Level 8, Silom Road, Bangkok. Its activity comprises the import, export and distribution of pharmaceutical products. 48% of this company is directly owned by Grifols Asia Pacific Pte., Ltd.

Grifols Polska Sp.z.o.o. was incorporated on 12 December 2003, with registered offices at UL. Nowogrodzka, 68, 00-116, Warsaw, Poland, and engages in the distribution and sale of pharmaceutical, cosmetic and other products.

Australian Corporate Number 073 272 830 Pty Ltd. (formerly Lateral Grifols Diagnostics Pty Ltd.), with registered offices at Unit 5/80 Fairbank, Clayton South, Victoria 3149 (Australia) was incorporated into the Group on 3 March 2009. Its activity comprises the distribution of pharmaceutical products and reagents for diagnostics. This company is 100% directly held by Woolloomooloo Holdings Pty Ltd.

Medion Diagnostics GmbH with registered offices at Lochhamer Schlag 12 D-82166 Gräfelfing (Germany), was incorporated into the Group on 3 March 2009. The Company’s statutory activity consists of the distribution and sale of biotechnological and diagnostic products. This company is directly and fully owned by Medion Grifols Diagnostic AG.

Grifols Nordic, AB (formerly Xepol, AB) with registered offices in Engelbrekts Kyrkogata 7B 114 26 Stockhom, Sweden, was incorporated into the Group on 3 June 2010. Its activity consists of research and development, production and marketing, either directly or through subsidiaries, of pharmaceutical products, medical devices and any other asset deriving from the aforementioned activities. This company is 100% directly owned by Grifols, S.A.

Grifols Colombia, Ltda, with registered offices at Cra 7 71-52 TBP 9 Cundinamarca, Bogota, Colombia, was incorporated on 3 June 2010. Its activity consists of the sale, commercialisation and distribution of medicines, pharmaceutical (including but not limited to haemoderivatives) and hospital products, medical devices, biomedical equipment, laboratory instruments and reactives for diagnosis and/or sanitary software.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	Services area

The following companies are included in this area:

Grifols, Inc. was incorporated on 15 May 2003 with registered offices at 15 East North Street, Dover (Delaware, USA). Its principal activity is the holding of investments in Group companies.

Grifols Viajes, S.A., with registered offices in Barcelona, Spain, was incorporated into the Group on 31 March 1995 and operates as a retail travel agency exclusively serving Group companies.

Squadron Reinsurance Ltd., with registered offices in Dublin, Ireland, was incorporated into the Group on 25 April 2003 and engages in the reinsurance of Group companies’ insurance policies.

Arrahona Optimus, S.L., with registered offices in Barcelona, Spain, was incorporated into the Group on 28 August 2008. The Company’s statutory activity is the development and construction of offices and business premises. Its only asset is the office complex located in the municipality of Sant Cugat del Vallés.

Gri-Cel, S.A., with registered offices at Avenida de la Generalitat 152, Sant Cugat del Vallés (Barcelona), was incorporated on 9 November 2009. The Company’s statutory activity consists of research and development in the field of regenerative medicine, awarding of research grants, subscription to collaboration agreements with entities and participation in projects in the area of regenerative medicine.

Saturn Australia Pty Ltd., with registered offices at Unit 5/80 Fairbank, Clayton South, Victoria 3149 (Australia), was incorporated into the Group on 3 March 2009. Its activity consists of holding shares and investments. This company is directly and fully owned by Woolloomooloo Holdings Pty Ltd.

Saturn Investments AG, with registered offices at c/o Dr. Christoph Straub, Hanibuel 8, CH 6300 Zug (Switzerland) was incorporated into the Group on 3 March 2009. Its activity consists of the holding of shares. This company is directly and fully owned by Saturn Australia Pty Ltd.

Woolloomooloo Holdings Pty Ltd., with registered offices at Unit 5/80 Fairbank, Clayton South, Victoria 3149 (Australia), was incorporated into the Group on 3 March 2009. Its activity consists of holding shares. 49% of this holding company is directly held by Grifols, S.A.

(c)	Associates and other participations

Quest Internacional, Inc, 35% owned by Diagnostic Grifols, S.A., with registered offices in Miami, Florida (USA), engages in the manufacture and marketing of reagents and clinical analysis instruments. On 9 November 2010 the Group sold the interest it held in this company.

UTE Salas Blancas, a joint venture participated in 50% by Grifols Engineering, S.A. was formed in 2009 and is domiciled at calle Mas Casanovas 46, Barcelona. Its statutory activity consists of the drafting of the project, execution of works and installation of clean rooms and other facilities in the Banc de Sang i Teixits (blood and tissue bank) wing of a hospital.

Nanotherapix, S.L. was incorporated on 25 June 2009 and is 51% owned by Gri-Cel, S.A. through a share capital increase carried out on 9 March 2010. This company is domiciled at Avenida Generalitat 152, San Cugat del Valles, Barcelona and its activity consists of the development, validation and production of the technology required to implement the use of genetic and cellular therapy for the treatment of human and animal pathologies.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(2)	Basis of Presentation of the Consolidated Financial Statements

The accompanying consolidated financial statements have been authorised for issue by the directors of Grifols, S.A. on the basis of the accounting records of Grifols, S.A. and of the Group companies. The accompanying consolidated financial statements for 2010, 2009 and 2008 have been prepared under International Financial Reporting Standards, as issued by the International Accounting Standard Board (IFRS-IASB) to present fairly the consolidated equity and consolidated financial position of Grifols, S.A. and subsidiaries at 31 December 2010 and 2009, as well as the consolidated results from their operations, consolidated comprehensive income, consolidated cash flows and changes in consolidated equity for the three-year period then ended.

After having received the required authorizations from the Federal Trade Commission (FTC) of the United States of America, the acquisition of the American Talecris Biotherapeutics Holdings Corp (Talecris) by Grifols was completed on 2 June, 2011 and the financing arrangements which were held on stand-by were released. In order to comply with the Registration rules of the Securities and Exchange Commission and in connection with the filing of a F-4 Registration Statement, Grifols is required to disclose, as additional and updated information, consolidating financial information for each of the annual periods ended 31 December 2010, 2009 and 2008 for its subsidiaries which act as guarantors to the financing arrangements, and also to update post-balance sheet date events, in respect to the financial statements for the same periods issued on 29 March 2011.

The Board of Directors of Grifols have therefore, issued these consolidated financial statements to comply with the SEC rules and include the additional disclosures of the guarantors and updated post-balance sheet date events. The additional disclosures are addressed in the notes 35 and 36.

The Group adopted EU-IFRS for the first time on 1 January 2004 and has been preparing its consolidated annual accounts under International Financial Reporting Standards, as adopted by the European Union (IFRS-EU) as required by Capital markets regulations governing the presentation of financial statements by companies whose debt or own equity instruments are listed on a regulated market.

The Group’s consolidated financial statements for 2010, 2009 and 2008 have been prepared under International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board, and in the case of Grifols, S.A. and subsidiaries do not differ from IFRS as adopted by the European Union taking into account all mandatory accounting policies and rules and measurement bases with material effect, as well as the alternative treatments permitted by the relevant standards in this connection.

(a)	Changes to IFRS in 2010, 2009 and 2008

In accordance with IFRSs, the following should be noted in connection with the scope of application of IFRS and the preparation of these consolidated financial statements of the Group.

Effective date in 2008

Standards that have not affected the Group

•	Amendment to IAS 39 Reclassification of Financial Assets: Effective Date and Transition (effective date 1 July 2008).

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation (effective date 1 October 2008).

•	IFRIC 12 Service Concession Arrangements (effective date 1 January 2008).

•	IFRIC 14 IAS 19 The Limit of a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective date 1 January 2008)

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	Amendments to IAS 39 and IFRS 7: Reclassification of Financial Instruments (effective date 1 July 2008).

Effective date in 2009

a)	Standards effective as of 1 January 2009 that have required changes to accounting policies and presentation

•	IAS 1 Presentation of Financial Statements (revised 2007) (annual periods beginning on or after 1 January 2009). This standard modifies the requirements for presentation of the financial statements, introducing the statement of comprehensive income, which comprises income and other comprehensive income. Entities may also present two separate statements, an income statement showing profit or loss for the year and a statement of other comprehensive income presenting profit or loss for the year and other comprehensive income. When an entity changes an accounting policy retrospectively or makes a retrospective reclassification of items in its financial statements, it must also present a statement of financial position (balance sheet) as at the beginning of the earliest comparative period.

•	IFRS 8 Operating Segments (annual periods beginning on or after 1 January 2009). The impact of this standard mainly relates to the disclosure of financial information by segment. See note 6.

•	IAS 23 Borrowing Costs (revised 2007) (annual periods beginning on or after 1 January 2009). This is a change in accounting policy. The Group applies this standard to borrowing costs related to qualifying assets capitalised on or subsequent to the date this standard became effective. The standard eliminates the possibility of recognising these borrowing costs as an expense, stipulating that borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset form part of the cost of that asset. Since 1 January 2009 the Group has capitalised interest amounting to Euros 1,278 thousand (see note 26).

•	Amendments to IFRS 7: “Improving Disclosures about Financial Instruments” (applicable for years beginning on or after 1 January 2009).

b) Standards effective as of 1 January 2009 that have not affected the Group

•	IFRIC 13 Customer Loyalty Programmes (annual periods beginning after 31 December 2008).

•	IFRS 2 Share-Based Payment: Modifications to vesting conditions and cancellations (applied retrospectively to annual periods beginning on or after 1 January 2009).

•	IAS 32 Financial Instruments: Presentation and IAS 1: Presentation of Financial Statements: Changes to puttable financial instruments and obligations arising on liquidation (effective as of 1 January 2009).

•	Improvements to IFRSs. This document modifies various standards and is effective for years beginning on or after 1 July 2009.

•	IFRS 1 First-time Adoption of International Financial Reporting Standards and IAS 27 Consolidated and Separate Financial Statements: These changes relate to the measurement of investments in separate financial statements. This standard is applied prospectively for years started on or after 1 January 2009.

•	Embedded derivatives: Amendments to IFRIC 9 and IAS 39 (applicable for years started after 31 December 2008).

•	IFRS 1 First-time Adoption of International Financial Reporting Standards (applicable to annual periods beginning after 31 December 2009). This change does not affect the Group.

•	IFRIC 15 Agreements for the Construction of Real Estate.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	IFRIC 17 Distribution of Non-Cash Assets to Owners (effective date: 1 July 2009).

•	IFRIC 18 Transfers of Assets from Customers (effective date: 1 July 2009).

•	IAS 39 Financial Instruments: Recognition and Measurement. Changes to the items that can be classified as hedged. The amendment clarifies the types of risks that can be classified as hedged when applying hedge accounting (effective date: 1 July 2009).

Effective date in 2010

•	Amendment to IFRS 2 Group Cash-settled Share Based Payment Transactions (effective date: 1 January 2010).

•	2009 improvements to IFRSs (effective date: 1 January 2010).

•	Amendment to IAS 32 Financial Instruments: Presentation, Classification of Rights Issues (effective date: 1 February 2010).

•	IFRIC 19 Extinguishing financial liabilities with equity instruments (effective date: 1 July 2010).

•	Amendment to IFRS 1 Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters (effective date: 1 July 2010).

•	IFRS 3 Amendments resulting from May 2010 Annual Improvements (effective date: 1 July 2010).

•	IAS 27 Amendments resulting from May 2010 Annual Improvements (effective date: 1 July 2010).

In accordance with the new IFRS 3 (mandatory application in years starting after 1 July 2009), transaction costs, which differ from costs of issuing debt or equity instruments, are recognised as an expense as incurred. The application of this new standard has an impact on the consolidated financial statements of the Grifols Group (see note 15).

The application of the other standards has not had a significant impact on the Group’s consolidated financial statements or has not been applicable.

Standards issued but not effective on 2010

•	IAS 24 Revised Related Party Disclosures

•	Amendment to IFRIC 14: Prepayment of a minimum funding requirement (effective date: 1 January 2011).

•	IFRS 7 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

•	Amendment to IFRIC 13 Customer Loyalty Programmes (effective date: 1 January 2011).

•	IAS 34 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

•	IAS 1 Amendments resulting from May 2010 Annual Improvements (effective date: 1 January 2011).

The Group has not applied any of the standards or interpretations issued prior to their deadline. The Company’s directors do not expect that the entry into force of these modifications will have a significant effect on the consolidated financial statements.

(b)	Relevant accounting estimates, assumptions and judgements used when applying accounting principles

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of Group accounting policies. A

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

summary of the items requiring a greater degree of judgement or complexity, or where the assumptions and estimates made are significant to the preparation of the consolidated financial statements, are as follows:

•	The assumptions used for calculation of the fair value of financial instruments (see note 4 (k)).

•	Measurement of assets and goodwill to determine any related impairment losses (see note 4(i)).

•	Useful lives of property, plant and equipment and intangible assets (see notes 4(g) and 4(h)).

•	Evaluation of the capitalisation of development costs (see note 4(h)).

•	Evaluation of provisions and contingencies (see note 4(r)).

•	Evaluation of the effectiveness of hedging (see note 4(l) and 17 (f)).

•	The application of the definition of a business (see note 4(b)).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(c)	Consolidation

The percentages of direct or indirect ownership of subsidiaries by the Company at 31 December 2010, 2009 and 2008, as well as the consolidation method used in each case for preparation of the accompanying consolidated financial statements, are detailed below:

	31/12/10		31/12/09		31/12/08
	Percentage Ownership		Percentage Ownership		Percentage Ownership
	Direct	Indirect	Direct	Indirect	Direct	Indirect

Parent
Grifols, S.A.
Fully-consolidated companies
Laboratorios Grifols, S.A.	99.998	0.002	99.998	0.002	99.998	0.002
Instituto Grifols, S.A.	99.998	0.002	99.998	0.002	99.998	0.002
Movaco, S.A.	99.999	0.001	99.999	0.001	99.999	0.001
Grifols Portugal Productos Farmacéuticos e Hospitalares, Lda.	0.010	99.990	0.015	99.985	0.015	99.985
Diagnostic Grifols, S.A.	99.998	0.002	99.998	0.002	99.998	0.002
Logister, S.A.	—	100.000	—	100.000	—	100.000
Grifols Chile, S.A.	99.000	—	99.000	—	99.000	—
Biomat, S.A.	99.900	0.100	99.900	0.100	99.900	0.100
Grifols Argentina, S.A.	99.260	0.740	100.000	—	100.000	—
Grifols, s.r.o.	100.000	—	100.000	—	100.000	—
Logistica Grifols S.A. de C.V.	99.990	0.010	100.000	—	100.000	—
Grifols México, S.A. de C.V.	99.990	0.010	100.000	—	100.000	—
Grifols Viajes, S.A.	99.900	0.100	99.900	0.100	99.900	0.100
Grifols USA, LLC.	—	100.000	—	100.000	—	100.000
Grifols International, S.A.	99.900	0.100	99.900	0.100	99.900	0.100
Grifols Italia, S.p.A.	100.000	—	100.000	—	100.000	—
Grifols UK, Ltd.	100.000	—	100.000	—	100.000	—
Grifols Deutschland, GmbH	100.000	—	100.000	—	100.000	—
Grifols Brasil, Ltda.	100.000	—	100.000	—	100.000	—
Grifols France, S.A.R.L.	99.000	1.000	99.000	1.000	99.000	1.000
Grifols Engineering, S.A.	99.950	0.050	99.950	0.050	99.950	0.050
Biomat USA, Inc.	—	100.000	—	100.000	—	100.000
Squadron Reinsurance Ltd.	100.000	—	100.000	—	100.000	—
Grifols Inc.	100.000	—	100.000	—	100.000	—
Grifols Biologicals Inc.	—	100.000	—	100.000	—	100.000
Alpha Therapeutic Italia, S.p.A.	100.000	—	100.000	—	100.000	—
Grifols Asia Pacific Pte., Ltd.	100.000	—	100.000	—	100.000	—

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

	31/12/10		31/12/09		31/12/08
	Percentage Ownership		Percentage Ownership		Percentage Ownership
	Direct	Indirect	Direct	Indirect	Direct	Indirect

Grifols Malaysia Sdn Bhd	—	30.000	—	30.000	—	30.000
Grifols (Thailand) Ltd.	—	48.000	—	48.000	—	48.000
Grifols Polska Sp.z.o.o.	100.000	—	100.000	—	100.000	—
Plasmacare, Inc.	—	100.000	—	100.000	—	100.000
Plasma Collection Centers, Inc.	—	—	—	100.000	—	100.000
Arrahona Optimus S.L.	99.995	0.005	100.000	—	100.000	—
Woolloomooloo Holdings Pty Ltd.	49.000	—	49.000	—	—	—
Lateral Grifols Pty Ltd.	—	49.000	—	49.000	—	—
Australian Corporate Number 073 272 830 Pty Ltd	—	49.000	—	49.000	—	—
Saturn Australia Pty Ltd.	—	49.000	—	49.000	—	—
Saturn Investments AG	—	49.000	—	49.000	—	—
Medion Grifols Diagnostic AG	—	39.200	—	39.200	—	—
Medion Diagnostics GmbH	—	39.200	—	39.200	—	—
Gri-Cel, S.A.	0.001	99.999	0.001	99.999	—	—
Grifols Colombia, Ltda.	99.000	1.000	—	—	—	—
Grifols Nordic AB	100.000	—	—	—	—	—

	31/12/10		31/12/09		31/12/08
	Percentage Ownership		Percentage Ownership		Percentage Ownership
	Direct	Indirect	Direct	Indirect	Direct	Indirect

Companies accounted for using the equity method
Quest International, Inc.	—	—	—	35.000	—	35.000
Nanotherapix, S.L	—	51.000	—	—	—	—

Subsidiaries in which the Company directly or indirectly owns the majority of equity or voting rights have been fully consolidated. Associates in which the Company owns between 20% and 50% of share capital and has no power to govern the financial or operating policies of these companies have been accounted for under the equity method.

Although the Group holds 30% of the shares with voting rights of Grifols Malaysia Sdn Bhd, it controls the majority of the profit-sharing and voting rights of Grifols Malaysia Sdn Bhd through a contract with the other shareholder and a pledge on its shares.

Grifols (Thailand) Ltd. has two classes of shares and it grants the majority of voting rights to the class of shares held by the Group.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

The Group holds 99% of the voting rights in its Australian and Swiss subsidiaries.

On 9 March 2010 one of the Group companies acquired 51% of Nanotherapix, S.L., a technologically based company which engages in advisory services, training of researchers, design and development of technologies, services, know-how, molecules and products applied to biotechnology, biomedicine and pharmaceutical fields. The investment has been made through a share capital increase of Euros 1,474 thousand in 2010 and between 2011 and 2014 successive contributions will be made through additional yearly share capital increases amounting to Euros 1,472 thousand. These contributions are dependent on certain shareholders of Nanotherapix, S.L. performing research advisory and management tasks for this company. The acquisition of Nanotherapix, S.L. has been treated as an equity-accounted joint venture, as the company’s strategic and operational decisions require unanimous consent of the parties sharing control and Grifols does not have the majority vote in the board of directors. Due to the losses incurred by Nanotherapix, S.L., impairment has been made for part of the investment in 2010 (see note 10).

On 3 June 2010 the Group acquired 100% of Xepol AB (now Grifols Nordic AB) which holds the intellectual property rights for the treatment of the post-polio syndrome which includes patents for the USA, Europe and Japan for a specific method of treatment for this syndrome using intravenous immunoglobulin (haemoderivative). The sum paid for this acquisition amounted to Euros 2,255 thousand. The assets acquired and liabilities assumed do not constitute a business pursuant to the definition provided in IFRS 3 and, therefore, the transaction has been recognised as the acquisition of an intangible asset.

On 9 November 2010 the Group sold the 35% interest it held in the US company Quest International, Inc. for a sales price of Euros 621 thousand.

(3)	Business Combinations

(a)	Acquisition of plasma collection centre from AmeriHealth Plasma LLC.

On 1 April 2008 the Group acquired through Biomat USA, Inc. a plasma collection centre in the USA from AmeriHealth Plasma LLC.

The business combination cost included a contingent price of Euros 1,328 thousand based on the number of litres of certain products obtained during the following three years. The contingent price has been determined based on the present value of the estimated payments during the aforementioned period. In 2009 the estimated contingent price increased by Euros 225 thousand.

Details of the aggregate business combination cost and fair value of the net assets acquired and goodwill at the acquisition date are as follows:

	2009	2008
	Thousands of Euros

Cost of the business combination
Cash paid	632	632
Fair value of deferred payment	1,968	1,743

	2,600	2,375
Fair value of net assets acquired	3	3

Goodwill	2,597	2,372

	(see note 7)	(see note 7)

Goodwill generated in the acquisition is attributed to the blood donors list of the plasma centre, an intangible which is not a contractual or separable asset and other expected benefits from the business combination related with the assets and activities of the Group.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Had the acquisition taken place at 1 January 2008, the Group’s revenue and consolidated profit for the year would not have varied significantly. The profit generated between the acquisition date and 31 December 2008 is immaterial.

(b)	Acquisition of Australian-Swiss group

On 3 March 2009 the Group acquired 49% of the economic rights and 99% of the voting rights in a holding company of the Australian-Swiss group Woolloomooloo Holdings Pty Ltd, thereby gaining control of this group, for Euros 25 million through a share capital increase fully subscribed by Grifols, S.A.

Details of the aggregate business combination cost, the fair value of the net assets acquired and goodwill at the acquisition date were follows:

Thousands of Euros

Cost of the business combination
Cash paid	25,000
Fair value of deferred payment	497

Total cost of the business combination	25,497
Fair value of net assets acquired	9,307

Goodwill	16,190

(see note 7)

Although at 3 March 2009 not all the information necessary to allocate the purchase price correctly between the different balance sheet captions used in the business combination was available to the Group, further information was obtained at 31 December 2009 which made it possible to allocate assets and liabilities more accurately in accordance with the amounts indicated in the table above. Upon completion of the analysis, no changes have arisen to the estimate made at 31 December 2009.

Goodwill generated in the acquisition is attributed to the synergies and other expected benefits from the business combination of the assets and activities of the Group.

The Australian-Swiss Group provides the commercial strength required by Grifols to consolidate and increase its presence in the diagnostic markets of Australia and New Zealand, which until this acquisition consisted only of the sale of instruments through distributors.

After obtaining the licence for Flebogamma DIF in Australia (next generation IVIG), Grifols haemoderivatives began to be commercialised in this country.

Grifols’s investment also included the acquisition under the same terms, of Medion, located in Switzerland, which has developed new technology for determining blood groups, supplementary to that used by Grifols.

Had the acquisition taken place at 1 January 2009, the Group’s revenue and consolidated profit for the period would not have varied significantly. Accumulated losses incurred by the Australian-Swiss group attributable to the Group results from the date of acquisition to 31 December 2009 amounted to Euros 652 thousand.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

At the date of acquisition the amounts of recognised assets, liabilities and contingent liabilities are as follows:

	Fair Value	Book Value
	Thousands of Euros

Intangible assets (note 8)	6,525	476
Property, plant and equipment (note 9)	2,307	3,113
Deferred tax assets (note 29)	500	258
Inventories (note 12)	3,549	3,549
Trade and other receivables	2,096	2,096
Other assets	293	293
Cash and cash equivalents	10,112	10,112

Total assets	25,382	19,897

Trade and other payables	3,165	3,165
Other liabilities	1,273	1,272
Deferred tax liabilities (note 29)	1,761	551

Total liabilities and contingent liabilities	6,199	4,988
Total net assets	19,183	14,909

Non-controlling interests (note 19)	(9,876)
Total net assets acquired	9,307

Goodwill (note 7)	16,190

Cash paid	25,497
Cash and cash equivalents of the acquired company	(10,112)

Cash outflow for the acquisition	15,385

Intangible assets were measured at fair value. The royalty relief method has been used to measure certain patents acquired by the Group. An 8% royalty was considered, together with a discount rate after tax of 10%. Patents were measured on the basis of projected sales for a fifteen-year period.

(4)	Accounting and Valuation Principles Applied

(a)	Subsidiaries

Subsidiaries are entities, including special purpose entities (SPE), over which the Group exercises control, either directly or indirectly through other subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights held by the Group or other entities that are exercisable or convertible at the end of each reporting period are considered.

Information on subsidiaries forming the consolidated Group is included in note 2 (c).

The income, expenses and cash flows of subsidiaries are included in the consolidated financial statements from the date of acquisition, which is when the Group takes control, until the date that control ceases.

All significant balances and transactions as well as any unrealised gains or losses are eliminated in the consolidation process.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

The accounting principles and criteria used by subsidiaries have been consistent with those applied by the Company in the preparation of the consolidated financial statements.

The financial statements of subsidiaries refer to the same date and the same reporting period as the financial statements of Grifols, S.A.

(b)	Business combinations

As permitted by IFRS 1: First-time Adoption of International Financial Reporting Standards, the Group has recognized only business combinations that occurred on or after 1 January 2004, date of transition to IFRS, using the acquisition method. Entities acquired prior to that date were recognised in accordance with accounting principles prevailing at that time, taking into account the necessary corrections and adjustments at the transition date.

The Group applies the revised IFRS 3: Business Combinations in transactions made subsequent to 1 January 2010.

The Company applies the acquisition method for business combinations.

The acquisition date is the date on which the Company obtains control of the acquiree.

Business combinations made subsequent to 1 January 2010

The consideration transferred in a business combination is determined at acquisition date and calculated as the sum of the fair values of the assets transferred, the liabilities incurred or assumed, the equity interests issued and any asset or liability contingent consideration depending on future events or the compliance of certain conditions in exchange for the control of the business acquired.

The consideration transferred excludes any payment that does not form part of the exchange for the acquired business. Acquisition-related costs are accounted for as expenses when incurred. Share increase costs are recognised as equity when the increase takes place and borrowing costs are deducted from the financial liability when it is recognised.

At the acquisition date the Group recognizes, at fair value, the assets acquired and liabilities assumed. Liabilities assumed include contingent liabilities provided that they represent present obligations that arise from past events and their fair value can be measured reliably. The Group also recognises indemnification assets transferred by the seller at the same time and following the same measurement criteria as the item that is subject to indemnification from the acquired business taking into consideration, where applicable, the insolvency risk and any contractual limit on the indemnity amount.

This criteria does not include non-current assets or disposable groups of assets which are classified as held for sale, long-term defined benefit employee benefit liabilities, share-based payment transactions, deferred tax assets and liabilities and intangible assets arising from the acquisition of previously transferred rights.

Assets and liabilities assumed are classified and designated for subsequent measurement in accordance with the contractual terms, economic conditions, operating or accounting policies and other factors that exist at the acquisition date, except for leases and insurance contracts.

The excess between the consideration transferred and the value of net assets acquired and liabilities assumed, less the value assigned to minority interests, is recognised as goodwill. Where the excess is negative, a bargain purchase gain is recognized immediately in profit and loss.

Any contingent consideration payable is recognized at fair value at the acquisition date. If the contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Otherwise, subsequent changes to the fair value of the contingent consideration are recognized in profit and loss.

Business combinations made prior to 1 January 2010

The cost of the business combination is calculated as the sum of the acquisition-date fair values of the assets transferred, the liabilities incurred or assumed, and equity instruments issued by the Group, in exchange for control of the acquiree, plus any costs directly attributable to the business combination. Any additional consideration contingent on future events or the fulfilment of certain conditions is included in the cost of the combination provided that it is probable that an outflow of resources embodying economic benefits will be required and the amount of the obligation can be reliably estimated. Subsequent recognition of contingent considerations or subsequent variations to contingent considerations are recognised as a prospective adjustment to the cost of the business combination.

Where the cost of the business combination exceeds the Group’s interest in the fair value of the identifiable net assets of the entity acquired, the difference is recognised as goodwill. If the acquirer’s interest in the fair value of net assets exceeds the cost of the business combination, the difference remaining after reassessment is recognised by the acquirer in profit and loss.

(c)	Non-controlling interests

Prior to adoption of IFRS 3 (Revised) non-controlling interests in subsidiaries acquired after 1 January 2004 were recognised at the acquisition date at the proportional part of the fair value of the identifiable net assets. Non-controlling interests in subsidiaries acquired prior to the transition date were recognised at the proportional part of the equity of the subsidiaries at the date of first consolidation.

Non-controlling interests are disclosed in the consolidated balance sheet under equity separately from equity attributable to the parent. Non-controlling interests’ share in consolidated profit or loss for the year (and in consolidated comprehensive income for the year) is disclosed separately in the consolidated income statement (consolidated statement of comprehensive income).

Consolidated comprehensive income and changes in equity of the subsidiaries attributable to the Group and non-controlling interests after consolidation adjustments and eliminations, is determined in accordance with the percentage ownership at year end, without considering the possible exercise or conversion of potential voting rights and after discounting the effect of dividends, agreed or otherwise, on preference shares with cumulative rights classified in equity accounts. However, Group and non-controlling interests are calculated taking into account the possible exercise of potential voting rights and other derivative financial instruments which, in substance, currently allow access to the economic benefits associated with the interests held, such as entitlement to a share in future dividends and changes in the value of subsidiaries.

The excess of losses attributable to non-controlling interests, which cannot be attributed to the latter as such losses exceed their interest in the equity of the Company, is recognised as a decrease in the equity of the Company, except when the non-controlling interests are obliged to assume part or all of the losses and are in a position to make the necessary additional investment. Subsequent profits obtained by the Group are attributed to the Company until the non-controlling interests’s share in prior years’ losses is recovered.

As of 1 January 2010 and in accordance with IFRS 3 (Revised), profit and loss and each component of other comprehensive income are assigned to equity attributable to shareholders of the Parent company and to non-controlling interests in proportion to their interest, although this implies a balance receivable from non-controlling interests. Agreements signed between the Group and the non-controlling interests are recognised as a separate transaction.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(d)	Associates and joint ventures

Associates

Associates are entities over which the Company has significant direct or indirect influence through subsidiaries. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies. The existence of potential voting rights that are currently exercisable or convertible, including potential voting rights held by the Group or other entities, are considered when assessing whether an entity has significant influence.

Investments in associates are accounted for using the equity method from the date that significant influence commences until the date that significant influence ceases.

Details of investments accounted for using the equity method are included in note 2 (c).

Purchases of shareholdings in associates are recognised applying the acquisition method, as described for subsidiaries. Any excess of cost of acquisition over the part of fair value of the identifiable net assets acquired is considered as goodwill, which is included in the fair value of the investment. If the cost of acquisition is less than the fair value of identifiable net assets acquired, the difference is recognised when determining the investor’s share in the profit of the associate in the period of acquisition.

The Group’s share in the profit or loss of the associates from the date of acquisition is recognised as an increase or decrease in the value of the investments, with a credit or debit to profit or loss of associates accounted for using the equity method of the consolidated income statement (consolidated statement of comprehensive income). The Group’s share in other comprehensive income of the associate obtained from the date of acquisition is recognised as an increase or decrease in the investment in the associate with a balancing entry on a separate line in other comprehensive income. The distribution of dividends is recognised as a decrease in the value of the investment. The Group’s share of profit and loss, including impairment losses recognised by the associates, is calculated based on income and expenses arising from application of the purchase method.

The Group’s share in the profit or loss of an associate and changes in equity are calculated to the extent of the Group’s interest in the associate at year end and does not reflect the possible exercise or conversion of potential voting rights. However, the Group’s share is calculated taking into account the possible exercise of potential voting rights and other derivative financial instruments which, in substance, currently allow access to the economic benefits associated with the interests held, such as entitlement to a share in future dividends and changes in the value of associates.

Losses of an associate attributable to the Group are limited to the extent of its interest, except where the Group has legal or implicit obligations or when payments have been made on behalf of the associate. For the purpose of recognising losses in associates, net investments are considered as the carrying amount of the investment after application of the equity method plus any other item which in substance forms part of the investment in the associate. Subsequent profits attributable to those associates for which impairment losses are limited are recognised to the extent of the previously unrecognised losses.

Unrealised gains and losses on transactions between the Group and associates are only recognised when they relate to interests of other unrelated investors, except in the case of unrealised losses evidencing the impairment of the transferred asset.

The accounting policies of associates have been harmonised in terms of timing and measurement, applying the policies described for subsidiaries.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Joint ventures

Joint ventures are those in which there is a contractual agreement to share the control over an economic activity, in such a way that strategic financial and operating decisions relating to the activity require the unanimous consent of the Group and the remaining venturers.

Investments in joint ventures are accounted for using the equity method.

The acquisition cost of investments in joint ventures is determined consistently with that established for investments in associates.

(e)	Foreign currency transactions

(i)	Functional currency and presentation currency

The consolidated financial statements are presented in thousands of Euros, which is the functional and presentation currency of the Company.

(ii)	Transactions, balances and cash flows in foreign currency

Foreign currency transactions are translated into the functional currency using the previous month’s exchange rate for all transactions performed during the current month. This method does not differ significantly from applying the exchange rate at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies have been translated into thousands of Euros at the closing rate, while non-monetary assets and liabilities measured at historical cost have been translated at the exchange rate prevailing at the transaction date. Non-monetary assets measured at fair value have been translated into thousands of Euros at the exchange rate at the date that the fair value was determined.

In the consolidated statement of cash flows, cash flows from foreign currency transactions have been translated into thousands of Euros at the exchange rates prevailing at the dates the cash flows occur. The effect of exchange rate fluctuations on cash and cash equivalents denominated in foreign currencies is recognised separately in the statement of cash flows as “Effect of exchange rate fluctuations on cash and cash equivalents”.

Exchange gains and losses arising on the settlement of foreign currency transactions and the translation into thousands of Euros of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

(iii)	Translation of foreign operations

The translation into thousands of Euros of foreign operations for which the functional currency is not the currency of a hyperinflationary economy is based on the following criteria:

•	Assets and liabilities, including goodwill and net asset adjustments derived from the acquisition of the operations, including comparative amounts, are translated at the closing rate at each balance sheet date.

•	Income and expenses, including comparative amounts, are translated into thousands of Euros using the previous month’s exchange rate for all transactions performed during the current month. This method does not differ significantly from using the exchange rate at the date of the transaction;

•	All resulting exchange differences are recognised as translation differences in equity.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

In the consolidated statement of cash flows, cash flows, including comparative balances, of the subsidiaries and foreign joint ventures are translated into thousands of Euros applying the exchange rates prevailing at the transaction date.

(f)	Borrowing costs

In accordance with IAS 23: Borrowing Costs, since 1 January 2009 the Group recognises interest cost directly attributable to the purchase, construction or production of qualifying assets as an increase in the value of these assets. Qualifying assets are those which require a substantial period of time before they can be used or sold. To the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined as the actual borrowing costs incurred, less any investment income on the temporary investment of those funds. Capitalised borrowing costs corresponding to general borrowing are calculated as the weighted average of the qualifying assets without considering specific funds. The amount of borrowing costs capitalised cannot exceed the amount of borrowing costs incurred during that period. The capitalised interest cost includes adjustments to the carrying amount of financial liabilities arising from the effective portion of hedges entered into by the Group.

The Group begins capitalising borrowing costs as part of the cost of a qualifying asset when it incurs expenditures for the asset, interest is accrued, and it undertakes activities that are necessary to prepare the asset for its intended use or sale, and ceases capitalising borrowing costs when all or substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete. Nevertheless, capitalisation of borrowing costs is suspended when active development is interrupted for extended periods.

(g)	Property, plant and equipment

(i)	Initial recognition

Property, plant and equipment are recognised at cost or deemed cost, less accumulated depreciation and any accumulated impairment losses. The cost of self-constructed assets is determined using the same principles as for an acquired asset, while also considering the criteria applicable to production costs of inventories. Capitalised production costs are recognised by allocating the costs attributable to the asset to “self-constructed non-current assets” in the consolidated income statement.

At 1 January 2004, upon their first application of IFRS-EU, the Group opted to apply the exemption regarding fair value and revaluation as deemed cost as permitted by IFRS 1: First-time Adoption of IFRS.

(ii)	Depreciation

Property, plant and equipment are depreciated by allocating the depreciable amount of an asset on a systematic basis over its useful life. The depreciable amount is the cost or deemed cost less its residual value. The Group determines the depreciation charge separately for each component of property, plant and equipment with a cost that is significant in relation to the total cost of the asset.

Depreciation of property, plant and equipment is determined based on the following criteria outlined belows:

Depreciation
	Method	Rates

Buildings	Straight line	1% — 3%
Plant and machinery	Straight line	8% — 10%
Other installations, equipment and furniture	Straight line	10% — 30%
Other property, plant and equipment	Straight line	16% — 25%

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

The Group reviews residual values, useful lives and depreciation methods at each financial year end. Changes to initially established criteria are accounted for as a change in accounting estimates.

(iii) Subsequent recognition

Subsequent to initial recognition of the asset, only those costs incurred which will probably generate future economic benefits and for which the amount may reliably be measured are capitalised. Costs of day-to-day servicing are recognised in profit and loss as incurred.

The Group recognises in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if the recognition criteria are met. The carrying amount of those parts that are replaced is derecognised in accordance with the derecognition provisions of IAS 16.

(iv) Impairment

The Group tests for impairment and reversals of impairment losses on property, plant and equipment based on the criteria set out in section (i) of this note.

(h)	Intangible assets

(i)	Goodwill

Goodwill is generated on business combinations. As permitted by IFRS 1: First-time Adoption of International Financial Reporting Standards, the Group has recognised only business combinations that occurred on or after 1 January 2004, the date of transition to IFRS-EU, using the acquisition method. Entities acquired prior to that date were recognised in accordance with accounting principles prevailing at that time, taking into account the necessary corrections and adjustments at the transition date.

Goodwill is not amortised, but tested for impairment annually or more frequently if events indicate a potential impairment loss. Goodwill acquired in business combinations is allocated to the cash-generating units (CGUs) or groups of CGUs which are expected to benefit from the synergies of the business combination and the criteria described in note 7 are applied. After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

(ii)	Internally generated intangible assets

Any research and development expenditure incurred during the research phase of projects is recognised as an expense when incurred.

Costs related with development activities are capitalised when:

•	The Group has technical studies justifying the feasibility of the production process.

•	The Group has undertaken a commitment to complete production of the asset whereby it is in condition for sale or internal use.

•	The asset will generate sufficient future economic benefits.

•	The Group has sufficient financial and technical resources to complete development of the asset and has developed budget and cost accounting control systems which allow budgeted costs, introduced changes and costs actually assigned to different projects to be monitored.

The cost of internally generated assets is calculated using the same criteria established for determining production costs of inventories. The production cost is capitalised by allocating the costs attributable to the asset to self-constructed assets in the consolidated income statement.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Costs incurred in the course of activities which contribute to increasing the value of the different businesses in which the Group as a whole operates are expensed as they are incurred. Replacements or subsequent costs incurred on intangible assets are generally recognised as an expense, except where they increase the future economic benefits expected to be generated by the assets.

(iii)	Other intangible assets

Other intangible assets are carried at cost, less accumulated amortisation and impairment losses.

(iv)	Emission rights

Emission rights, which are recognised when the Group becomes entitled to such rights, are carried at cost less accumulated impairment. Rights acquired free of charge or at a price substantially lower than fair value, are recognised at fair value, which is generally the market value of the rights at the start of the calendar year. The difference between fair value and, where appropriate, the amount received, is recognised under “government grants”. Government grants are recognised in profit or loss in line with the emission of gases in proportion to total emissions foreseen for the complete period for which the emission rights have been received, irrespective of whether the rights previously received have been sold or impaired.

Under the terms of Law 1 of 9 March 2005 governing greenhouse gas emission rights, emission rights deriving from a certified reduction in emissions or from a unit created to reduce emissions through clean development mechanisms or a pooling of rights, are carried at cost of production using the same criteria as for inventories.

Emission rights are not amortised. The Group derecognises emission rights on a weighted average cost basis.

(v)	Useful life and amortisation rates

The Group assesses whether the useful life of each intangible asset acquired is finite or indefinite. An intangible asset is regarded by the Group as having an indefinite useful life when there is no foreseeable limit to the period over which the asset will generate net cash inflows.

Intangible assets with indefinite useful lives are not amortised but tested for impairment at least annually.

Intangible assets with finite useful lives are amortised by allocating the depreciable amount of an asset on a systematic basis over its useful life, by applying the following criteria:

Estimated
	Amortisation	Years of
	Method	Useful Life

Development expenses	Straight line	3 — 5
Concessions, patents, licences, trademarks and similar	Straight line	5 — 15
Software	Straight line	3 — 6

The depreciable amount is the cost or deemed cost of an asset less its residual value.

The Group reviews the residual value, useful life and amortisation method for intangible assets at each financial year end. Changes to initially established criteria are accounted for as a change in accounting estimates.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(i)	Impairment of non-financial assets subject to depreciation or amortisation

The Group evaluates whether there are indications of possible impairment losses on non-financial assets subject to amortisation or depreciation to verify whether the carrying amount of these assets exceeds the recoverable amount.

Irrespective of any indication of impairment, the Group tests for possible impairment of goodwill, intangible assets with indefinite useful lives, and intangible assets with finite useful lives not yet available for use, at least annually.

The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. An asset’s value in use is calculated based on an estimate of the future cash flows expected to derive from the use of the asset, expectations about possible variations in the amount or timing of those future cash flows, the time value of money, the price for bearing the uncertainty inherent in the asset and other factors that market participants would reflect in pricing the future cash flows deriving from the asset.

Negative differences arising from comparison of the carrying amounts of the assets with their recoverable amounts are recognised in the consolidated income statement.

Recoverable amount is determined for each individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If this is the case, recoverable amount is determined for the cash-generating unit (CGU) to which the asset belongs.

Impairment losses recognised for cash-generating units are first allocated to reduce, where applicable, the carrying amount of goodwill allocated to the CGU and then to the other assets of the CGU pro rata on the basis of the carrying amount of each asset. The carrying amount of each asset may not be reduced below the highest of its fair value less costs to sell, its value in use and zero.

At the end of each reporting period the Group assesses whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. Impairment losses on goodwill are not reversible. Impairment losses for other assets are only reversed if there has been a change in the estimates used to calculate the recoverable amount of the asset.

A reversal of an impairment loss is recognised in consolidated profit or loss. The increase in the carrying amount of an asset attributable to a reversal of an impairment loss may not exceed the carrying amount that would have been determined, net of depreciation or amortisation, had no impairment loss been recognised.

The reversal of an impairment loss for a CGU is allocated to its assets, except for goodwill, pro rata with the carrying amounts of those assets, with the limit per asset of the lower of its recoverable value and the carrying amount which would have been obtained, net of depreciation, had no impairment loss been recognised.

(j) Leases

(i)	Lessee accounting records

The Group has the right to use certain assets through lease contracts.

Leases in which the Group assumes substantially all the risks and rewards incidental to ownership are classified as finance leases, otherwise they are classified as operating leases.

• Finance leases

At the commencement of the lease term, the Group recognises finance leases as assets and liabilities at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Initial direct costs are added to the asset’s carrying amount. Minimum lease payments are apportioned

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Contingent rents are recognised as an expense in the years in which they are incurred.

• Operating leases

Lease payments under an operating lease (excluding insurance and maintenance) are recognised as an expense on a straight-line basis unless another systematic basis is representative of the time pattern of the user’s benefit.

(ii) Leasehold improvements

Non-current investments in properties leased from third parties are classified using the same criteria as for property, plant and equipment. Investments are amortised over the lower of their useful lives and the term of the lease contract. The lease term is consistent with that established for recognition of the lease.

(k) Financial instruments

(i)	Classification of financial instruments

Financial instruments are classified on initial recognition as a financial asset, a financial liability or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument set out in IAS 32: Financial Instruments — Presentation.

Financial instruments are classified into the following categories: financial assets and financial liabilities at fair value through profit and loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets and financial liabilities. The Group classifies financial instruments into different categories based on the nature of the instruments and management’s intentions on initial recognition.

Regular way purchases and sales of financial assets are recognised at trade date, when the Group undertakes to purchase or sell the asset.

a) Financial assets at fair value through profit or loss

Financial assets and financial liabilities at fair value through profit or loss are those which are classified as held for trading or which the Group designated as such on initial recognition.

A financial asset or liability is classified as held for trading if:

•	it is acquired or incurred principally for the purpose of selling or repurchasing it in the near term

•	it forms part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit-taking, or

•	it is a derivative, except for a derivative which has been designated as a hedging instrument and complies with conditions for effectiveness or a derivative that is a financial guarantee contract.

Financial assets and financial liabilities at fair value through profit or loss are initially recognised at fair value. Transaction costs directly attributable to the acquisition or issue are recognised as an expense.

The Group does not reclassify any financial assets or liabilities from or to this category while they are recognised in the consolidated balance sheet.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, other than those classified in other financial asset categories. These assets are recognised initially at fair value, including transaction costs, and are subsequently measured at amortised cost using the effective interest method.

c) Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated specifically to this category or do not comply with requirements for classification in the above categories.

Available-for-sale financial assets are initially recognised at fair value, plus any transaction costs directly attributable to the purchase.

After initial recognition, financial assets classified in this category are measured at fair value and any gain or loss is accounted for in other comprehensive income recognised in equity. On disposal of the financial assets, amounts recognised in other comprehensive income or the impairment losses are reclassified to profit or loss.

d) Financial assets and liabilities carried at cost

Investments in equity instruments whose fair value cannot be reliably measured and derivative instruments that are linked to and must be settled by delivery of such unquoted equity instruments, are measured at cost.

e) Financial assets and liabilities at fair value through profit or loss

Financial assets and financial liabilities at fair value through profit or loss, which comprise derivatives, are initially recognised at fair value and after initial recognition are recognised at fair value through profit and loss.

(ii) Offsetting principles

A financial asset and a financial liability can only be offset when the Group currently has a legally enforceable right to set off the recognised amounts and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

(iii) Fair value

The fair value is the amount for which an asset can be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The Group generally applies the following systematic hierarchy to determine the fair value of financial assets and financial liabilities:

•	Firstly, the Group applies the quoted prices of the most advantageous active market to which the entity has immediate access, adjusted where appropriate to reflect any differences in counterparty credit risk between instruments traded in that market and the one being valued. The quoted market price for an asset held or liability to be issued is the current bid price and, for an asset to be acquired or liability held, the asking price. If the Group has assets and liabilities with offsetting market risks, it uses mid-market prices as a basis for establishing fair values for the offsetting risk positions and applies the bid or asking price to the net open position as appropriate.

•	When current bid and asking prices are unavailable, the price of the most recent transactions is used, adjusted to reflect changes in economic circumstances.

•	Otherwise, the Group applies generally accepted measurement techniques using, insofar as is possible, market data and, to a lesser extent, specific Group data.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(iv) Amortised cost

The amortised cost of a financial asset or liability is the amount at which the asset or liability was measured at initial recognition, minus principal repayments, plus or minus the cumulative amortisation using the effective interest method of any difference between that initial amount and maturity amount and minus any reduction for impairment or uncollectibility.

(v) Impairment of financial assets carried at cost

The amount of the impairment loss on assets carried at cost is measured as the difference between the carrying amount of the financial asset and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment losses cannot be reversed and are therefore recognised directly against the value of the asset and not as an allowance account.

(vi) Impairment of available-for-sale financial assets

When a decline in the fair value of an available-for-sale financial asset at fair value through profit or loss has been accounted for in other comprehensive income, the accumulative loss is reclassified from equity to profit or loss when there is objective evidence that the asset is impaired, even though the financial asset has not been derecognised. The impairment loss recognised in profit and loss is calculated as the difference between the acquisition cost, net of any reimbursements or repayment of the principal, and the present fair value, less any impairment loss previously recognised in profit and loss for the year.

Impairment losses relating to investments in equity instruments are not reversible and are therefore recognised directly against the value of the asset and not as a corrective provision.

If the fair value of debt instruments increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the increase is recognised in profit and loss up to the amount of the previously recognised impairment loss and any excess is accounted for in other comprehensive income recognised in equity.

(vii) Financial liabilities

Financial liabilities, including trade and other payables, which are not classified at fair value through profit or loss, are initially recognised at fair value less any transaction costs that are directly attributable to the issue of the financial liability. After initial recognition, liabilities classified under this category are measured at amortised cost using the effective interest method.

(viii) Derecognition of financial assets

The Group applies the criteria for derecognition of financial assets to part of a financial asset or part of a group of similar financial assets or to a financial asset or group of similar financial assets.

Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire or have been transferred and the Group has transferred substantially all the risks and rewards of ownership. Where the Group retains the contractual rights to receive cash flows, it only derecognises financial assets when it has assumed a contractual obligation to pay the cash flows to one or more recipients and if the following requirements are met:

•	Payment of the cash flows is conditional on their prior collection.

•	The Group is unable to sell or pledge the financial asset.

•	The cash flows collected on behalf of the eventual recipients are remitted without material delay and the Group is not entitled to reinvest the cash flows. This criterion is not applicable to investments in

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

cash or cash equivalents made by the Group during the settlement period from the collection date to the date of required remittance to the eventual recipients, provided that interest earned on such investments is passed on to the eventual recipients.

If the Group neither transfers nor retains substantially all the risks and rewards of ownership of the financial asset, it determines whether it has retained control of the financial asset. In this case:

•	If the Group has not retained control, it derecognises the financial asset and recognises separately as assets or liabilities any rights and obligations created or retained in the transfer.

•	If the Group has retained control, it continues to recognise the financial asset to the extent of its continuing involvement in the financial asset and recognises an associated liability. The extent of the Group’s continuing involvement in the transferred asset is the extent to which it is exposed to changes in the value of the transferred asset. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. The associated liability is measured in such a way that the carrying amount of the transferred asset and the associated liability is equal to the amortised cost of the rights and obligations retained by the Group, if the transferred asset is measured at amortised cost, or to the fair value of the rights and obligations retained by the Group, if the transferred asset is measured at fair value. The Group continues to recognise any income arising on the transferred asset to the extent of its continuing involvement and recognises any expense incurred on the associated liability. Recognised changes in the fair value of the transferred asset and the associated liability are accounted for consistently with each other in profit and loss or equity, following the general recognition criteria described previously, and are not offset.

If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the consideration received is recognised in equity. Transaction costs are recognised in profit and loss using the effective interest method.

(l)	Hedge accounting

Hedging financial instruments are initially recognised using the same criteria as those described for financial assets and financial liabilities. Hedging financial instruments that do not meet the hedge accounting requirements are classified and measured as financial assets and financial liabilities at fair value through profit and loss. Derivative financial instruments which qualify for hedge accounting are initially measured at fair value.

At the inception of the hedge the Group formally designates and documents the hedging relationships and the objective and strategy for undertaking the hedges. Hedge accounting is only applicable when the hedge is expected to be highly effective at the inception of the hedge and in subsequent years in achieving offsetting changes in fair value or cash flows attributable to the hedged risk, throughout the period for which the hedge was designated (prospective analysis) and the actual effectiveness, which can be reliably measured, is within a range of 80%-125% (retrospective analysis).

Cash flow hedges

The Group recognises the portion of the gain or loss on the measurement at fair value of a hedging instrument that is determined to be an effective hedge in other comprehensive income. The ineffective portion and the specific component of the gain or loss or cash flows on the hedging instrument, excluding the measurement of the hedge effectiveness, are recognised with a debit or credit to finance expenses or finance income.

If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognised in other comprehensive income are

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

reclassified from equity to profit or loss in the same period or periods during which the asset acquired or liability assumed affects profit or loss and under the same caption of the consolidated income statement (consolidated statement of comprehensive income).

(m)	Company own shares

The Group’s acquisition of equity instruments of the Company is recognised separately at cost of acquisition in the consolidated balance sheet as a reduction in equity, regardless of the motive of the purchase. Any gains or losses on transactions with own equity instruments are not recognised in consolidated profit or loss.

The subsequent redemption of Company shares, where applicable, leads to a reduction in share capital in an amount equivalent to the par value of such shares. Any positive or negative difference between the cost of acquisition and the par value of the shares is debited or credited to accumulated gains.

Transaction costs related with own equity instruments, including the issue costs related with a business combination, are accounted for as a deduction from equity, net of any tax effect.

Transactions realized in instruments of the Company’s own equity are shown under equity and any gains or losses are also credited or debited against reserves.

(n)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The costs of conversion of inventories include costs directly related to the units of production and a systematic allocation of fixed and variable production overheads that are incurred in converting. Fixed production overheads are allocated based on the higher of normal production capacity or actual level of production.

The cost of raw materials and other supplies, the cost of merchandise and costs of conversion are allocated to each inventory unit on a first-in, first-out (FIFO) basis.

The Group uses the same cost model for all inventories of the same nature and with a similar use within the Group.

Volume discounts extended by suppliers are recognised as a reduction in the cost of inventories when it is probable that the conditions for discounts to be received will be met. Discounts for prompt payment are recognised as a reduction in the cost of the inventories acquired.

The cost of inventories is adjusted against profit and loss when cost exceeds the net realisable value. Net realisable value is considered as follows:

•	Raw materials and other supplies: replacement cost. Nevertheless, raw materials are not written down below cost if the finished goods into which they will be incorporated are expected to be sold at or above cost of production.

•	Goods for resale and finished goods: estimated selling price, less costs to sell.

•	Work in progress: the estimated selling price of related finished goods, less the estimated costs of completion and the estimated costs necessary to make the sale.

The previously recognised reduction in value is reversed against profit and loss when the circumstances that previously caused inventories to be written down no longer exist or when there is clear evidence of an

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

increase in net realisable value because of changed economic circumstances. The reversal of the reduction in value is limited to the lower of the cost and revised net realisable value of the inventories. Write-downs may be reversed with a credit to inventories of finished goods and work in progress and supplies.

(o)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits in financial institutions. They also include other short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent when it has a maturity of less than three months from the date of acquisition.

The Group classifies cash flows relating to interest received and paid as operating activities, and dividends received and distributed by the Company are classified under investing and financing activities, respectively.

(p)	Government grants

Government grants are recognised in the balance sheet when there is reasonable assurance that they will be received and that the Group will comply with the conditions attached.

(i)	Capital grants

Outright capital grants are initially recognised as deferred income in the consolidated balance sheet. Income from capital grants is recognised as other income in the consolidated income statement in line with the depreciation of the corresponding financed assets.

(ii)	Operating grants

Operating grants received to offset expenses or losses already incurred, or to provide immediate financial support not related to future disbursements, are recognised as other income in the consolidated income statement.

(iii)	Interest rate grants

Financial liabilities comprising implicit assistance in the form of below market interest rates are initially recognised at fair value. The difference between this value, adjusted where necessary for the emission costs of the financial liability and the amount received, is recognised as an official grant based on the nature of the grant awarded.

(q)	Employee benefits

(i)	Defined contribution plans

The Group recognises the contributions payable to a defined contribution plan in exchange for a service in the period in which contributions are accrued. Accrued contributions are recognised as an employee benefit expense in the corresponding consolidated income statement in the year that the contribution was made.

(ii)	Termination benefits

Termination benefits payable that do not relate to restructuring processes in progress are recognised when the Group is demonstrably committed to terminating the employment of current employees prior to retirement date. The Group is demonstrably committed to terminating the employment of current employees when a detailed formal plan has been prepared and there is no possibility of withdrawing or changing the decisions made.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(iii)	Short-term employee benefits

The Group recognises the expected cost of short-term employee benefits in the form of accumulating compensated absences when the employees render service that increases their entitlement to future compensated absences. In the case of non-accumulating compensated absences, the expense is recognised when the absences occur.

The Group recognises the expected cost of profit-sharing and bonus payments when it has a present legal or constructive obligation to make such payments as a result of past events and a reliable estimate of the obligation can be made.

(r)	Provisions

Provisions are recognised when the Group has a present obligation (legal or implicit) as a result of a past event; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, taking into account all risks and uncertainties surrounding the amount to be recognised as a provision and, where the time value of money is material, the financial effect of discounting provided that the expenditure to be made each period can be reliably estimated. The discount rate is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The discount rate does not reflect risks for which future cash flow estimates have been adjusted.

If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed against the consolidated income statement item where the corresponding expense was recognised.

(s)	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable for the sale of goods and services, net of VAT and any other amounts or taxes which are effectively collected on the behalf of third parties. Volume or other types of discounts for prompt payment are recognised as a reduction in revenues if considered probable at the time of revenue recognition.

(i)	Sale of goods

The Group recognises revenue from the sale of goods when:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods.

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the Group; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

(ii)	Rendering of services

Revenues associated with the rendering of service transactions are recognised by reference to the stage of completion at the consolidated balance sheet date when the outcome of the transaction can be estimated reliably, i.e., when revenues, the stage of completion, the costs incurred and the costs to complete the transaction can be estimated reliably and it is probable that the economic benefits derived from the transaction will flow to the Group.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

When the outcome of the transaction involving the rendering of services cannot be estimated reliably, revenue is recognised only to the extent of the expenses recognised that are recoverable.

(iii)	Revenue from dividends

Revenue from dividends is recognised when the Group’s right to receive payment is established.

(iv)	Revenue from interest on delayed collections

Under European legislation governing credit periods allowed by government entities (Social Security, in the case of the Group) to pay suppliers under government contracts, certain subsidiaries of the Group recover delay interest prescribed by legislation, after forward claims have been made in courts of law. To the extent that such delay interest claims are recognized by the courts and collected, the Group accrues interest on the basis of its historical experience.

(t)	Income taxes

The income tax expense and tax income for the year comprises current tax and deferred tax.

Current tax is the amount of income taxes payable or recoverable in respect of the consolidated taxable profit or consolidated tax loss for the year. Current tax assets or liabilities are measured at the amount expected to be paid to or recovered from the taxation authorities, using the tax rates and tax laws that have been enacted or substantially enacted at the balance sheet date.

Deferred tax liabilities are the amounts of income taxes payable in future periods in respect of taxable temporary differences, whereas deferred tax assets are the amounts of income taxes recoverable in future periods in respect of deductible temporary differences, the carryforward of unused tax losses, and the carryforward of unused tax credits. Temporary differences are differences between the carrying amount of an asset or liability in the balance sheet and its tax base.

Current and deferred tax are recognised as income or an expense and included in profit or loss for the year except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different year, directly in equity, or a business combination.

(i)	Taxable temporary differences

Taxable temporary differences are recognised in all cases except where:

•	They arise from the initial recognition of goodwill or an asset or liability in a transaction which is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable income;

•	They are associated with investments in subsidiaries over which the Group is able to control the timing of the reversal of the temporary difference and it is not probable that the temporary difference will reverse in the foreseeable future.

(ii)	Deductible temporary differences

Deductible temporary differences are recognised provided that:

•	It is probable that taxable profit will be available against which the deductible temporary difference can be utilised, unless the differences arise from the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable profit.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	The temporary differences are associated with investments in subsidiaries to the extent that the difference will reverse in the foreseeable future and sufficient taxable income is expected to be generated against which the temporary difference can be offset.

Tax planning opportunities are only considered on evaluation of the recoverability of deferred tax assets and if the Group intends to use these opportunities or it is probable that they will be utilised.

(iii)	Measurement

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the years when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted. The tax consequences that would follow from the manner in which the Group expects to recover or settle the carrying amount of its assets or liabilities are also reflected in the measurement of deferred tax assets and liabilities.

At year end the Group reviews the carrying amount of deferred tax assets to write down the balance if it is not probable that sufficient taxable income will be available to apply the tax asset.

Deferred tax assets which do not meet the above conditions are not recognised in the consolidated balance sheet. At year end the Group assesses whether deferred tax assets which were previously not recognised currently meet the conditions for recognition.

(iv)	Offset and recognition

The Group only offsets current tax assets and current tax liabilities if it has a legally enforceable right to set off the recognised amounts and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

The Group only offsets deferred tax assets and liabilities where it has a legally enforceable right, where these relate to income taxes levied by the same taxation authority and where the taxation authority permits the entity to settle on a net basis, or to realise the asset and settle the liability simultaneously for each of the future years in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Deferred tax assets and liabilities are recognised in the consolidated balance sheet under non-current assets or liabilities, irrespective of the expected date of recovery or settlement.

(u)	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Group’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

(v)	Classification of assets and liabilities as current and non-current

The Group classifies assets and liabilities in the consolidated balance sheet as current and non-current. Current assets and liabilities are determined as follows:

•	Assets are classified as current when they are expected to be realised, or are intended for sale or consumption in the Group’s normal operating cycle within twelve months after the balance sheet date and they are held primarily for the purpose of trading. Cash and cash equivalents are also classified as current, except where they may not be exchanged or used to settle a liability, at least within twelve months after the balance sheet date.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	Liabilities are classified as current when they are expected to be settled in the Group’s normal operating cycle within 12 months after the balance sheet date and they are held primarily for the purpose of trading, or where the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

•	Financial liabilities are classified as current when they are due to be settled within twelve months after the reporting period, even if the original term was for a period longer than twelve months, and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the reporting period and before the consolidated financial statements are authorised for issue.

(5)	Financial Risk Management Policy

(a)	General

The Group is exposed to the following risks associated with the use of financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

This note provides information on the Group’s exposure to each of these risks, the Group’s objectives and procedures to measure and mitigate this risk, and the Group’s capital management strategy. More exhaustive quantitative information is disclosed in note 32.

The Group’s risk management policies are established in order to identify and analyse the risks to which the Group is exposed, establish suitable risk limits and controls, and control risks and compliance with limits. Risk management procedures and policies are regularly reviewed to ensure they take into account changes in market conditions and in the Group’s activities. The Group’s management procedures and rules are designed to create a strict and constructive control environment in which all employees understand their duties and obligations.

The Group’s Audit Committee supervises how management controls compliance with the Group’s risk management procedures and policies and reviews whether the risk management policy is suitable considering the risks to which the Group is exposed. This committee is assisted by Internal Audit which acts as supervisor. Internal Audit performs regular and ad hoc reviews of the risk management controls and procedures and reports its findings to the Audit Committee.

Credit risk

Credit risk is the risk to which the Group is exposed in the event that a customer or counterparty to a financial instrument fails to discharge a contractual obligation, and mainly results from trade receivables and the Group’s investments in financial assets.

Trade receivables

The Group is not exposed to significant credit risk because most of the customers belong to the public healthcare system. The risk to which receivables from these entities are exposed is a risk of delays in payment. Group companies mitigate this risk by exercising their right to receive legal interest.

Furthermore, no significant bad debt issues have been detected in the markets in which it sells to private entities.

In the US market, the Group sells the majority of its products to distributors who in turn sell them to retail pharmacies, hospitals, homecare companies, and other health care facilities. Prices and quantities are

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

contracted between the Group and the dispensing entities, either individually or through Group Purchase Organizations (GPOs). Group Purchasing Organizations are buying alliances of large numbers of hospitals and allied organizations that deliver cost-savings and efficiency benefits by leveraging their combined purchasing power. Other channels of distribution are primarily focused on sales directly to specialty pharmacies, haemophilia treatment centres and government entities. No significant bad debt issues have been detected with the customers the Group sells to.

The Group recognises valuation adjustments for impairment equivalent to its best estimate of the losses incurred in relation to trade and other receivables. The main valuation adjustments made are based on specific losses related with identified risks that are individually significant, while the bad debt risk in the Group is low because a significant proportion of receivables are due from public entities.

Financial instruments and deposits

The Group has invested part of the resources generated by the issue of bonds in the United States in deposits with financial institutions with sound credit ratings.

Liquidity risk

Liquidity risk is the risk that the Group cannot meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure where possible, that it always has sufficient liquidity to settle its obligations at the maturity date, both in normal conditions and in times of tension, to avoid incurring unacceptable losses or tarnishing the Group’s reputation.

The Group ensures the availability of financing through a sufficient amount of committed credit facilities to meet its payment obligations at due dates.

The Group issued bonds in the United States during 2009. The resources generated will enable the Group to extend the life of its debt from current to non-current and ensure that the necessary financial resources are available to implement its future plans. The resources generated have therefore been used to pay current and non-current liabilities, with the remaining amount, totalling Euros 211,539 thousand recognised as a current investment under “Cash and cash equivalents” at 31 December 2010 (Euros 237,777 thousand at 31 December 2009) (see note 22).

In the balance sheet at 31 December 2010, 22% of the financial liabilities is current and 78% non-current, while at 31 December 2009, 14% was current and 86% non-current.

Market risk

Market risk comprises the risk of changes in market prices, for example, exchange rates, interest rates, or the prices of equity instruments affecting the Group’s revenues or the value of financial instruments it holds. The objective of managing market risk is to manage and control the Group’s exposure to this risk within reasonable parameters at the same time as optimising returns.

(i) Currency risk

The Group operates internationally and is therefore exposed to currency risks when operating with foreign currencies, especially with regard to the US Dollar. Currency risk is associated with future commercial transactions, recognised assets and liabilities, and net investments in foreign operations.

The Group holds several investments in foreign operations, the net assets of which are exposed to currency risk. Currency risk affecting net assets of the Group’s foreign operations in US Dollars are mitigated primarily through borrowings in the corresponding foreign currencies.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

The Group’s main exposure to currency risk is due to the US Dollar, which is used in a significant percentage of transactions in foreign currencies. Since the Company had US Dollar revenues that were, as a proportion, 96.9% of US Dollar expenses during 2010, the Group has a natural hedge against US Dollar fluctuations and therefore the risks associated with such exchange-rate fluctuations are minimal.

Details of the Group’s exposure to currency risk at 31 December 2010, 2009 and 2008 of principal financial instruments are shown in note 32.

(ii) Interest-rate risk

The Group’s interest rate risks arise from current and non-current borrowings. Borrowings at variable interest rates expose the Group to cash flow interest rate risks. During 2010 and because of the issue of bonds in 2009 (see note 22 (a.1.1)), a significant portion of liabilities bear fixed interest rates, whereas the rest of the financial liabilities with banks bear variable interest rates. Nevertheless, the Group has a variable to fixed interest-rate swap for loans of Euros 50,000 thousand maturing in 2013 (see note 32).

(iii) Market price risk

The Group has signed two unquoted futures contracts, the underlying asset of which is shares in Grifols, S.A. It is therefore exposed to risk of value fluctuations.

Price risk affecting raw materials is mitigated by the vertical integration of the haemoderivatives business in a sector which is highly concentrated.

(b)	Capital management

The directors’ policy is to maintain a solid capital base in order to ensure investor, creditor and market confidence and sustain future business development. The directors control capital performance using rates of returns on equity (ROE) and returns on invested capital (ROIC). The board of directors also controls the level of dividends paid to shareholders.

In 2010, the ROE stood at 16.7% (26.1% in December 2009 and 25.3% in December 2008) and the ROIC at 11.2% (13.9% in December 2009 and 15.3% in December 2008). The ROE is calculated by dividing profit attributable to the Company by the equity attributable to the Company. The ROIC is calculated by dividing operating profit after income tax by invested capital, which is equal to total assets less cash, less other current financial assets and less current and non-current financial liabilities excluding current and non-current borrowings.

Compared with these rates, the weighted average finance expense for interest-bearing liabilities (excluding liabilities with implicit interest) has been 4.8% in 2010 (3.9% in 2009 and 5.2% in 2008). Considering the September 2009 issue of bonds in the USA, the weighted average finance expense for interest-bearing liabilities for the fourth quarter of 2009 was 5.1%.

The Group has no share-based payment schemes for employees.

At 31 December 2010 the Group holds own shares equivalent to 0.07% of its share capital (0.03% at 31 December 2009). The Group does not have a formal plan for repurchasing shares.

(6)	Segment Reporting

In accordance with IFRS 8: Operating Segments, financial information for operating segments is reported in the accompanying Appendix I, which forms an integral part of this note to the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Group companies are divided into three areas: companies from the industrial area, companies from the commercial area and companies from the services area. Within each of these areas, activities are organised based on the nature of the products and services manufactured and marketed.

Assets, liabilities, income and expenses for segments include directly and reliably attributable items. Items which are not attributed to segments by the Group are:

•	Balance sheet: cash and cash equivalents, receivables, public entities, deferred tax assets and liabilities, loans and borrowings and certain payables.

•	Income statement: general administration expenses, other operating income/expenses, finance income/expense and income tax.

There have been no inter-segment sales.

(a)	Operating segments

The operating segments defined by the Group are as follows:

•	Bioscience: including all activities related with products deriving from human plasma for therapeutic use.

•	Hospital: comprising all non-biological pharmaceutical products and medical supplies manufactured by Group companies earmarked for hospital pharmacy. Products related with this business which the Group does not manufacture but markets as supplementary to its own products are also included.

•	Diagnostic: including the marketing of diagnostic testing equipment, reagents and other equipment, manufactured by Group or other companies.

•	Raw materials: including sales of intermediate biological products and the rendering of manufacturing services to third party companies.

Details of net sales by groups of products for 2010, 2009 and 2008 as a percentage of net sales are as follows:

	% of Sales
	2010	2009	2008

Hemoderivatives	77.9%	76.0%	75.6%
Other hemoderivatives	0.2%	0.2%	0.3%
Transfusional medicine	7.9%	8.2%	7.3%
In vitro diagnosis	3.1%	3.1%	3.2%
Fluid therapy and nutrition	5.0%	5.2%	5.7%
Hospital supplies	4.1%	4.2%	4.4%
Raw materials	0.5%	2.5%	2.8%
Other	1.3%	0.6%	0.7%

	100%	100%	100%

(b)	Geographical information

Geographical information is grouped into four areas:

•	Spain

•	Rest of the European Union

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	United States of America

•	Rest of the world

The financial information reported for geographical areas is based on sales to third parties in these markets as well as the location of assets.

(c)	Main customer

No entity represents 10% or more of the Group’s sales.

(7)	Goodwill

Details of and movement in goodwill in the year 2008 are as follows:

	Balances at	Business	Translation	Balances at
	31/12/07	Combinations	Differences	31/12/08
	Thousands of Euros

Net value
Grifols UK, Ltd.	9,369	—	(2,156)	7,213
Grifols Italia,S.p.A.	6,118	—	—	6,118
Biomat USA, Inc.	85,390	2,372	5,256	93,018
Plasmacare, Inc.	34,912	—	2,017	36,929
Plasma Collection Centers, Inc.	14,454	—	835	15,289

	150,243	2,372	5,952	158,567

		(note 3(a))

Details of and movement in goodwill in the year 2009 are as follows:

	Balances at	Business		Translation	Balances at
	31/12/08	Combinations		Differences	31/12/09
	Thousands of Euros

Net value
Grifols UK, Ltd.	7,213		—	523	7,736
Grifols Italia, S.p.A.	6,118		—	—	6,118
Biomat USA, Inc.	93,018		225	(3,154)	90,089
Plasmacare, Inc.	36,929		—	(1,253)	35,676
Plasma Collection Centers, Inc.	15.289		—	(519)	14,770
Woolloomooloo Holdings Pty Ltd.	—		16,190	3,421	19,611

	158,567		16,415	(982)	174,000

		(note 3(a)	and 3(b))

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Details of and movement in goodwill in the year 2010 are as follows:

	Balances at		Translation	Balances at
	31/12/09	Transfers	Differences	31/12/10
	Thousands of Euros

Net value
Grifols UK, Ltd.	7,736	—	246	7,982
Grifols Italia,S.p.A.	6,118	—	—	6,118
Biomat USA, Inc.	90,089	14,770	8,193	113,052
Plasmacare, Inc.	35,676	—	2,788	38,464
Plasma Collection Centers, Inc.	14,770	(14,770)	—	—
Woolloomooloo Holdings Pty Ltd.	19,611	—	4,221	23,832

	174,000	—	15,448	189,448

Impairment testing:

Goodwill has been allocated to each of the Group’s cash-generating units (CGUs) in accordance with their respective business segments and on a geographical basis, this being the lowest level at which goodwill is controlled by management for management purposes and lower than the operating segments. Plasma Collection Centers, Inc. and Plasmacare, Inc. are integrated into the management of Biomat USA, Inc. for the purpose of impairment analysis.

Goodwill has been allocated to the cash generating units as follows:

•	UK: bioscience segment

•	Italy: bioscience segment

•	USA: bioscience segment

•	Australia: mainly to the Diagnostics segment.

The recoverable amount of a CGU is determined based on its value in use. These calculations are based on cash flow projections from the financial budgets approved by management. Cash flows estimated as of the year in which stable growth in the CGU has been reached are extrapolated using the estimated growth rates indicated below.

The key assumptions used in calculating value in use of the CGUs have been as follows:

	Growth Rate		Discount Rate After Tax
	2010	2009	2010	2009

Bioscience	2% — 3%	3%	8% — 8.5%	8%
Diagnostic	2%	2%	8.30%	8.7%

Management determines budgeted gross margins based on past experience and forecast market development. Average weighted growth rates are coherent with the forecasts included in industry reports. The discount rates used reflect specific risks related to the CGUs.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Paragraph A20 of IAS 36 requires the discount rate used to be a pre-tax rate and establishes that when the basis used to estimate the discount rate is post-tax, that basis is adjusted to reflect a pre-tax rate. The following pre-tax discount rates have been used:

	Discount Rate Before Tax
	2010	2009

Bioscience	10.5% — 10.9%	9.5% — 13%
Diagnostic	10.40%	9.8%

The use of post-tax discount rates adjusted to reflect pre-tax discount rates has not given rise to any values in use which differ significantly from those which would have arisen had the discount rates been pre-tax.

(8)	Other Intangible Assets

Details of other intangible assets and movement during the years ended 31 December 2010, 2009 and 2008 are included in Appendix II, which forms an integral part of these notes to the consolidated financial statements.

The cost of fully-amortised intangible assets in use at 31 December 2010 and 2009 is Euros 57,203 thousand and Euros 38,183 thousand, respectively.

The Group has recognised Euros 9,963 thousand in 2010 (Euros 11,823 thousand in 2009 and Euros 7,644 thousand in 2008) as self-constructed assets.

At 31 December 2010 the Group has recognised licenses with indefinite useful lives under intangible assets for a carrying amount of Euros 24,691 thousand (Euros 23,379 thousand at 31 December 2009). The Group has also recognised Euros 11,492 thousand as costs of development in progress (Euros 21,943 thousand at 31 December 2009).

At 31 December 2010 the Group has recognised CO2 emission rights for Euros 534 thousand (Euros 493 thousand at 31 December 2009) (see note 4(h (iv))).

During 2010 the Group signed a distribution agreement for a new blood genotype test developed by Progenika Biopharma, acquiring a customer portfolio of Euros 1,358 thousand and which is recognised under “Other intangible assets”.

Impairment testing:

Indefinite-lived intangible assets have been allocated to the Group’s Plasmacare, Inc. and Biomat USA, Inc. cash-generating units (CGUs), which belong to the Bioscience segment.

The recoverable amount of a CGU is determined based on its value in use. These calculations are based on cash flow projections from the financial budgets approved by management. Cash flows estimated as of the year in which stable growth in the CGU has been reached are extrapolated using the estimated growth rates indicated below.

The key assumptions used in calculating value in use are as follows:

	Discount Rate After Tax
	2010	2009

Growth rate used to extrapolate projections	3%	3%
Discount rate after tax	8.5%	8%

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Paragraph A20 of IAS 36 requires the discount rate used to be a pre-tax rate and establishes that when the basis used to estimate the discount rate is post-tax, that basis is adjusted to reflect a pre-tax rate. The pre-tax rate in 2010 is 10.9% (9.5% in 2009). The use of a post-tax discount rate adjusted to reflect the pre-tax discount rate has not given rise to any values in use which differ significantly from those which would have arisen had the discount rates been pre-tax.

(9)	Property, Plant and Equipment

Details of property, plant and equipment and movement in the consolidated balance sheet at 31 December 2010, 2009 and 2008 are included in Appendix III, which forms an integral part of these notes to the consolidated financial statements.

The main investments during the years 2010 and 2009 correspond to the construction of the production plants in Los Angeles and Parets del Vallès.

The main investments during the year 2008 have been as follows:

•	Purchase of land and buildings in Parets del Vallès, Barcelona with a value of Euros 19.4 million, financed through a mortgage loan from Caixa Catalunya.

•	Purchase of land and buildings under construction in Sant Cugat del Vallès, Barcelona through the acquisition of the real estate company Arrahona Optimus, S.L. for Euros 33 million at 31 December 2008, financed through a mortgage loan from BBVA.

Property, plant and development under construction at 31 December 2010 and 2009 mainly comprises investments made to extend the companies’ installations and to increase their productive capacity.

a)	Mortgaged property, plant and equipment

At 31 December 2010 certain land and buildings have been mortgaged for Euros 49,316 thousand (Euros 45,382 thousand at 31 December 2009) to secure payment of certain loans (see note 22).

b)	Official capital grants received

During 2010, the Group has received capital grants totalling Euros 323 thousand (Euros 742 thousand at 31 December 2009) (see note 20).

c)	Insurance

Group policy is to contract sufficient insurance coverage for the risk of damage to property, plant and equipment. At 31 December 2010 and 2009 the Group has a combined insurance policy for all Group companies, which adequately covers the carrying amount of all the Group’s assets.

d)	Revalued assets

At 1 January 2004, date of first adopting IFRS-EU, the Group opted to apply the exemption regarding fair value and revaluation as deemed cost as permitted by IFRS 1: First-time Adoption of IFRS. In accordance with this exemption, the Group’s land and buildings were revalued based on independent expert appraisals at 1 January 2004. Appraisals were performed based on market values.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

e)	Assets under finance lease

The Group had contracted the following types of property, plant and equipment under finance leases at 31 December 2009:

		Accumulated
Asset	Cost	Depreciation	Net value
	Thousands of Euros

Technical installations and other property, plant and equipment	19,641	(5,507)	14,134

The Group has contracted the following types of property, plant and equipment under finance leases at 31 December 2010:

		Accumulated
Asset	Cost	Depreciation	Net value
	Thousands of Euros

Technical installations and other property, plant and equipment	15,264	(4,782)	10,482

Details of minimum lease payments and the present value of finance lease liabilities, disclosed by maturity date, are detailed in note 22 (a.1.3).

f)	Fully-depreciated assets

The cost of fully-depreciated property, plant and equipment in use at 31 December 2010 and 2009 is Euros 98,978 thousand and Euros 73,370 thousand, respectively.

g)	Self-constructed property, plant and equipment

At 31 December 2010 the Group has recognised Euros 23,550 thousand as self-constructed property, plant and equipment (Euros 29,319 thousand at 31 December 2009 and Euros 18,150 thousand at 31 December 2008).

h) Purchase commitments

At 31 December 2010 the Group has property, plant and equipment purchase commitments amounting to Euros 6,148 thousand.

(10)	Investments Accounted for Using the Equity Method

At 31 December 2009 and 2008 equity accounted investments comprised the investment held by Diagnostic Grifols, S.A. in the company Quest International, Inc. This company is located in Miami, Florida (USA) and its activity consists of the manufacture and commercialisation of reagents and clinical analysis instruments. On 9 November 2010 the Group sold its interest in the company for a sale price of Euros 621 thousand.

Because the Group had significant influence over these companies, the consolidation method used was the equity method.

Details of and movement in this caption in year 2008 are as follows:

	Balances at		Translation	Balances at
	31/12/07	Gains	Differences	31/12/08
	Thousands of Euros

Equity accounted investments	243	24	107	374

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Details of and movement in this caption in year 2009 are as follows:

	Balances at		Translation	Balances at
	31/12/08	Gains	Differences	31/12/09
	Thousands of Euros

Equity accounted investments	374	51	(42)	383

Details of and movement in this caption in year 2010 are as follows:

	Balances at	Gain/(Losses &			Translation	Balances at
	31/12/09	Impairment)	Disposals	Acquisitions	Differences	31/12/10
	Thousands of Euros

Equity accounted investments	383	(879)	(463)	1,472	85	598

The balance at 31 December 2010 relates to the investment (acquired in 2010) which Gri-cel, S.A. holds in Nanotherapix, S.L. (see note 2 (c), a joint venture which has been accounted for using the equity method).

Summarised financial information on the equity accounted investments is as follows:

		Percentage
	Country	Ownership	Assets	Liabilities	Equity	Result
			Thousands of Euros

31/12/2008
Quest International, Inc	USA	35%	1,736	667	1,069	69

31/12/2009
Quest International, Inc	USA	35%	1,664	580	1,084	145

31/12/2010
Nanotherapix, S.L.	Spain	51%	2,375	1,212	1,163	(312)

(11)	Non-Current Financial Assets

Details of this caption of the consolidated balance sheet at 31 December 2010, 2009 and 2008 are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Non-current guarantee deposits	1,217	1,142	1,113
Assets available for sale	535	501	523
Loans to third parties	5,783	2,088	—

Non-current financial assets	7,535	3,731	1,636

During 2010, the Group has extended two new mortgage loans totalling Euros 3,723 thousand to the owners of two plasma centres in the USA occupied by group companies. These loans have a term of 20 years, bear interest at a fixed rate of 4.5% and are secured by the property and by a personal security. This interest rate does not differ from a mortgage market interest rate. In 2009 the Group extended a similar mortgage loan for an amount of Euros 2,174 thousand.

At 31 December 2010, available-for-sale assets relate to the following:

•	The interest of less than 1% that the Group holds in Northfield Laboratories, Inc. (USA). At 31 December 2010, 2009 and 2008 provision has been made for the full amount of this investment, based on its fair value.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

•	The interest of less than 2% in the share capital of biotechnology company, Cardio 3 Bioscience (with registered offices in Belgium) acquired by Grifols, S.A. in December 2008 for an amount of Euros 500 thousand. The activity of this company involves research into and the development of biological therapies using stem cells for the treatment of cardiovascular diseases. The Group has measured this asset at cost, as its fair value cannot be reliably determined.

(12)	Inventories

Details of inventories at 31 December are as follows:

	2010	2009
	Thousands of Euros

Goods for resale	63,050	65,718
Raw materials and other supplies	160,326	170,987
Work in progress and semi-finished goods	203,971	146,612
Finished goods	100,518	101,145

	527,865	484,462

Movement in inventories of finished products, work in progress and materials consumed was as follows:

	31/12/10	31/12/09	31/12/08
	*	*	*
	Thousands of Euros

Inventories of goods for resale
Net purchases	56,542	50,886	79,902
Changes in inventories	6,911	(9,201)	(22,700)

	63,453	41,685	57,202
Raw materials and supplies
Net purchases	225,994	274,537	190,667
Changes in inventories	17,412	(29,948)	(41,131)

	243,406	244,589	149,536

Materials consumed	306,859	286,274	206,738

Changes in inventories of finished products and work in progress	(45,749)	(73,093)	(31,058)

Changes in inventories of finished products , work in progress and materials consumed	261,110	213,181	175,680

*	Expenses/(Income)

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Reconciliation of goods for resale during 2010, 2009 and 2008 has been as follows:

	2010	2009	2008
	Thousands of Euros

Inventories of goods for resale at 1 January	65,718	54,509	37,138
Business combinations	—	158	—
Net cancellations for the year	—	(568)	(515)
Increase/(decrease) of goods for resale	(6,911)	9,201	22,700
Translation differences	4,243	2,418	(4,814)

Inventories of goods for resale at 31 December	63,050	65,718	54,509

Reconciliation of inventories of raw materials and materials consumed during 2010, 2009 and 2008 has been as follows:

	2010	2009	2008
	Thousands of Euros

Inventories of raw materials at 1 January	170,987	142,209	96,044
Business combinations	—	824	—
Increase/(decrease) in raw materials	(17,412)	29,948	41,131
Translation differences	6,751	(1,994)	5,034

Inventories of raw materials at 31 December	160,326	170,987	142,209

Reconciliation of inventories of finished goods and work in progress during 2010, 2009 and 2008 has been as follows:

	2010	2009	2008
	Thousands of Euros

Inventories of finished goods and work in progress at 1 January	247,757	176,939	138,226
Business combinations	—	2,567	—
Increase in inventories of finished goods and work in progress	45,749	73,093	31,058
Translation differences	10,983	(4,842)	7.655

Inventories of finished goods and work in progress at 31 December	304,489	247,757	176,939

Net purchases include purchases made in the following foreign currencies:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Currency
US Dollar	145,584	196,936	168,037
Other currencies	6,569	4,498	7,315

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(13)	Trade and Other Receivables

Details at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Trade receivables	224,355	207,840
Other receivables	31,012	27,210
Associates	5	812
Personnel	366	395
Advances for fixed assets	494	1,103
Other advances	3,265	1,844
Public entities, other receivables	8,890	8,176

Other receivables	44,032	39,540
Current income tax assets	14,607	7,802

	282,994	255,182

Trade receivables

Trade receivables, net of the provision for bad debts, include notes receivable discounted at banks at 31 December 2010, which amount to Euros 1,396 thousand (Euros 1,298 thousand at 31 December 2009) (see note 22).

Trade receivables include balances in the following foreign currencies:

	31/12/10	31/12/09
	Thousands of Euros

Currency
US Dollar	52,466	45,297
Chilean Peso	17,008	12,778
Mexican Peso	10,583	7,986
Argentinean Peso	4,075	3,404
Brazilian Real	4,616	3,225
Czech Crown	3,030	3,217
Pound Sterling	3,116	2,849
Thai Baht	1,842	1,366
Polish Zloty	2,379	1,292
Australian Dollar	3,769	1,101
Other currencies	2,412	1,644

Other receivables

Other receivables at 31 December 2010 and 2009 include Euros 6,639 thousand (Euros 8,089 thousand at 31 December 2009) reflecting interest receivable from social security-affiliated entities.

During 2010, 2009 and 2008 certain Grifols Group companies have sold receivables without recourse from several public entities to Deutsche Bank, S.A.E. According to these contracts, the Group receives an initial payment which usually amounts to approximately 90% of the nominal amount of the receivables. Receipt of the deferred amount (remainder of the nominal amount) is collected by the Group once Deutsche

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Bank has collected the nominal amount of the receivables and until then the pending amount is recognised in the balance sheet as a receivable. Because the receivables are with public entities it is considered that there is very low credit risk. At 31 December 2010, Euros 19,504 thousand is receivable for this deferred amount (Euros 13,675 thousand at 31 December 2009). Initial payment is made when the sale is completed and therefore, the bad debt risk associated with this part of the nominal amount of the receivables is transferred. The Group has transferred control of the receivables to Deutsche Bank and therefore, the Group has derecognised the total initial payment on its balance sheet, since all risks and rewards have been transferred.

Certain foreign group companies and one Spanish company have also entered into contracts to sell receivables without recourse to financial institutions.

Total balances receivable without recourse sold to financial institutions through the aforementioned contracts amount to Euros 185.2 million at 31 December 2010 (Euros 116.3 million at 31 December 2009).

The finance cost of these operations for the Group totals approximately Euros 5,378 thousand which has been recognised under finance costs in the 2010 consolidated income statement (Euros 2,531 thousand in 2009 and Euros 2,128 thousand in 2008) (see note 28).

Details of balances with related parties are shown in note 33.

Receivables from public entities are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Taxation authorities, VAT	8,191	7,451
Social Security	85	107
Other public entities	614	618

Public entities, other receivables	8,890	8,176

Current tax assets

Current tax assets are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Recoverable income tax:
Current year	9,352	7,188
Prior years	5,255	614

Current tax assets	14,607	7,802

(14)	Other Current Financial Assets

Details of this caption of the consolidated balance sheet at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Current investments	12,387	5,943
Guarantee deposits	44	209
Current loans to third parties	515	395
Financial derivatives (note 32)	—	1,670

Total other current financial assets	12,946	8,217

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

“Current investments” comprise current guarantee deposits held in financial institutions with maturity greater than three months from the date of acquisition.

(15)	Other Current Assets

Details of this caption of the consolidated balance sheet at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Prepaid expenses — professional services	72,983	1,703
Prepaid expenses — insurance	3,508	3,403
Royalties and rentals	2,589	611
Other prepaid expenses	1,548	1,628

Total other current assets	80,628	7,345

At 31 December 2010 professional services include an amount of Euros 71,174 thousand relating to costs incurred for professional services directly relating to the share capital increase and the debt issue expected to be made in relation to the acquisition of Talecris (see note 31 (f)).

Costs related to the capital increase will be taken to equity when the capital increase is performed. Costs relating to the issue of debt will be deducted from the financial liability when it is recognised.

Costs incurred in relation to the business combination, amounting to Euros 16,999 thousand, have been recognised as expenses for 2010 (see note 27).

(16)	Cash and Cash Equivalents

Details of this caption of the consolidated balance sheet at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Current deposits	211,564	237,801
Cash at banks	28,085	11,571

Total cash and cash equivalents	239,649	249,372

Current deposits mainly include the surplus of funds from the issue of bonds in the USA during 2009 (see note 5 (a)).

Details of cash and cash equivalents at 31 December 2010 and 2009 by currency are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Currency
Euro	4,268	2,153
US Dollar	202,942	208,800
Other currency	32,439	38,419

	239,649	249,372

(17)	Equity

Details of consolidated equity and changes are shown in the consolidated statement of changes in equity, which forms an integral part of the consolidated financial statements.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(a)	Share capital

At 31 December 2010 and 2009 the Company’s share capital is represented by 213,064,899 ordinary shares of Euros 0.50 par value each, which are subscribed and fully paid and have the same voting and profit-sharing rights.

These shares are freely transferable.

The Company only has information on the identity of its shareholders when this information is provided voluntarily or to comply with prevailing legislation. Based on the information available to the Company, its most significant shareholders at 31 December 2010 and 2009 are as follows:

	Percentage Ownership
	31/12/10	31/12/09

Scranton Enterprises,B.V.	7.58%	10.65%
Capital Research and Management Company	10.02%	—
Other	82.40%	89.35%

	100.00%	100.00%

(b)	Share premium

There have been no movements in share premium during 2010 and 2009. In 2008 dividends were paid from share premium amounting to Euros 10,030 thousand.

(c)	Reserves

The availability of the reserves for distribution is subject to legislation applicable to each of the Group companies. At 31 December 2010, Euros 28,876 thousand equivalent to the carrying amount of development costs pending amortisation of certain Spanish companies (Euros 25,987 thousand at 31 December 2009) (see note 8) are, in accordance with applicable legislation, restricted reserves which cannot be distributed until these development costs have been amortised.

Companies in Spain are obliged to transfer 10% of each year’s profits to a legal reserve until this reserve reaches an amount equal to 20% of share capital. This reserve is not distributable to shareholders and may only be used to offset losses if no other reserves are available. Under certain conditions it may be used to increase share capital provided that the balance left on the reserve is at least equal to 10% of the nominal value of the total share capital after the increase.

At 31 December 2010 the legal reserve of the Parent has been fully appropriated and amounts to Euros 21,306 thousand (Euros 18,657 thousand at 31 December 2009).

Distribution of the legal reserves of Spanish companies is subject to the same restrictions as those of the Parent Company and at 31 December 2010 and 2009 the balance of the legal reserve of other Spanish companies amounts to Euros 2,106 thousand.

Other foreign Group companies have a legal reserve amounting to Euros 692 thousand (Euros 654 thousand at 31 December 2009).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(d)	Own shares

During the year ended 31 December 2009 the Company has carried out the following operations with own shares:

	No. of	Thousands of
	Shares	Euros

Balance at 1 January 2009	2,411,622	33,087
Acquisitions	2,176,929	25,186
Disposals	(4,535,225)	(57,596)

Balance at 31 December 2009	53,326	677

During the year ended 31 December 2010 the Company has carried out the following operations with own shares:

	No. of	Thousands of
	Shares	Euros

Balance at 1 January 2010	53,326	677
Acquisitions	105,000	1,250

Balance at 31 December 2010	158,326	1,927

As a result, the Company holds own shares equivalent to 0.07% of its capital at 31 December 2010 (0.03% at 31 December 2009).

(e)	Distribution of profits

The profits of Grifols, S.A. and subsidiaries will be distributed as agreed by respective shareholders of each company at their general meetings.

The Board of directors of Grifols, S.A. will propose to the shareholders at their annual general meeting that the profit of Grifols, S.A. for the year ended 31 December 2010, amounting to Euros 63,548 thousand, be transferred to reserves.

The distribution of the Company’s profit for the year ended 31 December 2009 is presented in the consolidated statement of changes in equity.

The dividend per share distributed at 30 June 2009 is as follows:

	30/06/2009
			Amount
	% of par	Euro per	(Thousands of
	Value	Share	Euros)

Ordinary shares	46	0.23	48,691

Total dividends paid in June 2009	46	0.23	48,691

Dividends with a charge to profits	46	0.23	48,691

Total dividends paid in June 2009	46	0.23	48,691

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

The dividend per share (interim dividend) distributed in December 2009 is as follows:

	31/12/2009
			Amount
	% of par	Euro per	(Thousands of
	Value	Share	Euros)

Ordinary shares	30	0.15	31,960

Total dividends paid in December 2009	30	0.15	31,960

Interim dividend	30	0.15	31,960

Total dividends paid in December 2009	30	0.15	31,960

The dividend per share distributed in July 2010 is as follows:

	31/07/2010
			Amount
	% of par	Euro per	(Thousands of
	Value	Share	Euros)

Total dividends paid in July 2010 (ordinary shares)	26	0.13	27,229

(f)	Cash flow hedges

To cover the interest rate risk related to the planned issuance of corporate bonds by Grifols Inc. (see note 22) a swap was contracted in July 2009 to hedge the interest rate of 10-year US government bonds, with a nominal amount of US Dollars 200 million and maturity on 21 September 2009 (date of issuance of the bonds), swapping a variable interest rate for a fixed rate. The Group has recognised this derivative as hedging of cash flows from a highly probable transaction. At the date of redemption, the valuation resulted in a financial cost of Euros 3,275 thousand, which has been recognised in equity, net of the tax effect under “Cash flow hedges” and deferred over the term of the ten-year corporate bond (see notes 22 and 32).

(18)	Earnings per Share

The calculation of basic earnings per share is based on the profit for the year attributable to the shareholders of the Company divided by the weighted average number of ordinary shares in circulation throughout the year, excluding own shares.

Details of the calculation of basic earnings per share are as follows:

	2010	2009	2008

Profit for the year attributable to equity holders of the Company (thousands of Euros)	115,513	147,972	121,728
Weighted average number of ordinary shares in circulation	212,909,162	209,451,806	210,707,597

Basic earnings per share (Euros per share)	0.54	0.71	0.58

The weighted average number of ordinary shares issued is determined as follows:

	Number of Shares
	2010	2009	2008

Issued ordinary shares at 1 January	213,011,573	210,653,277	210,964,436
Effect of own shares	(102,411)	(1,201,471)	(256,839)

	212,909,162	209,451,806	210,707,597

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Diluted earnings per share are calculated by dividing profit attributable to shareholders of the Company by the weighted average number of ordinary shares in circulation considering the diluting effects of potential ordinary shares. At 31 December 2010, 2009 and 2008 basic and diluted earnings per share are the same as no potential diluting effects exist.

(19)	Non-controlling Interests

Details of non-controlling interests and movement during the year ended 31 December 2009 are as follows:

	Balances at		Business			Translation	Balances at
	31/12/08	Additions	Combinations		Dividends	Differences	31/12/09
	Thousands of Euros

Grifols (Thailand) Pte Ltd	977	308	—		(112)	30	1,203
Grifols Malaysia Sdn Bhd	273	35	—		—	(5)	303
Woolloomooloo Holdings Pty Ltd.	—	(745)	9,876		(106)	1,626	10,651

	1,250	(402)	9,876		(218)	1,651	12,157

			(note 3	(b))

Details of non-controlling interests and movement during the year ended 31 December 2010 are as follows:

	Balances at			Translation	Balances at
	31/12/09	Additions	Dividends	Differences	31/12/10
	Thousands of Euros

Grifols (Thailand) Pte Ltd	1,203	367	(108)	255	1,717
Grifols Malaysia Sdn Bhd	303	302	—	76	681
Woolloomooloo Holdings Pty Ltd.	10,651	(915)	(158)	2,374	11,952

	12,157	(246)	(266)	2,705	14,350

(20)	Grants

Details are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Capital grants	1,830	2,025
Interest-rate grants (preference loans)	258	286

Grants	2,088	2,311

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Details of capital grants are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Total amount of capital grant:
Prior to 1995	330	330
1995	627	627
1996	54	54
1997	426	426
1998	65	65
1999	42	42
2000	181	181
2001	214	214
2002	626	626
2004	1,940	1,940
2005	35	35
2006	35	35
2007	33	33
2008	124	124
2009	742	742
Current period	323	—

	5,797	5,474
Less, revenues recognised:
Prior years	(3,140)	(2,444)
Current year	(612)	(696)

	(3,752)	(3,140)
Translation differences	(215)	(309)

Net value of capital grants	1,830	2,025

At 31 December 2010 interest-rate grants (preference loans) include Euros 258 thousand (Euros 286 thousand at 31 December 2009) of implicit interest on loans extended by the Spanish Ministry of Science and Technology as these are interest free.

Movement during 2008 is as follows:

	Balances at		Transfers to	Balances at
	31/12/07	Additions	Profit or Loss	31/12/08

Interest-rate grants (preference loans)	2,463	561	(2,686)	338

Movement during 2009 is as follows:

	Balances at		Transfers to	Balances at
	31/12/08	Additions	Profit or Loss	31/12/09

Interest-rate grants (preference loans)	338	440	(492)	286

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Movement during 2010 is as follows:

	Balances at		Transfers to	Balances at
	31/12/09	Additions	Profit or Loss	31/12/10

Interest-rate grants (preference loans)	286	88	(116)	258

(21)	Provisions

Details of provisions at 31 December 2010 and 2009 are as follows:

Non-Current Provisions(a)	31/12/10	31/12/09
	Thousands of Euros

Provisions for pensions and similar obligations	787	595
Other provisions	591	637

Non-current provisions	1,378	1,232

Current Provisions(b)	31/12/10	31/12/09
	Thousands of Euros

Trade provisions	4,365	4,702

(a)	Non-current provisions

At 31 December 2010 and 2009 provisions for pensions and similar obligations mainly comprise a provision made by certain foreign subsidiaries in respect of labour commitments with certain employees.

Movement in non-current provisions during 2009 is as follows:

	Balances at	Business			Translation	Balances at
	31/12/08	Combination	Reversal	Cancellation	Differences	31/12/09
	Thousands of Euros

Non-current provisions	3,045	102	(1,411)	(457)	(47)	1,232

Movement in non-current provisions during 2010 is as follows:

	Balances at			Translation	Balances at
	31/12/09	Charge	Cancellation	Differences	31/12/10
	Thousands of Euros

Non-current provisions	1,232	140	(71)	77	1,378

(b)	Current provisions

Movement in trade provisions during 2009 is as follows:

	Balances at	Business		Translation	Balances at
	31/12/08	Combination	Charge	Differences	31/12/09
	Thousands of Euros

Trade provisions	3,830	198	636	38	4,702

Movement in trade provisions during 2010 is as follows:

	Balances at			Translation	Balances at
	31/12/09	Charge	Cancellation	Differences	31/12/10
	Thousands of Euros

Trade provisions	4,702	41	(414)	36	4,365

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(22)	Financial Liabilities

This note provides information on the contractual conditions of the loans obtained by the Group, which are measured at amortised cost, except for the financial derivative, which is measured at fair value. For further information on exposure to interest rate risk, currency risk and liquidity risk and the fair values of financial liabilities, please refer to note 32.

a)	Non-current financial liabilities

Details at 31 December 2010 and 2009 are as follows:

Non-Current Financial Liabilities	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Corporate bonds (a.1.1)	441,203	410,552	—

Bonds	441,203	410,552	—
Club Deal (a.1.2)	99,408	195,471	225,320
Other loans (a.1.2)	120,040	90,961	79,069
Finance lease liabilities (a.1.3)	4,734	6,202	7,124

Loans and borrowings	224,182	292,634	311,513

Loans and borrowings and bonds or other non-current marketable securities (a.1)	665,385	703,186	311,513
Preference loans extended by the Spanish Ministry of Science and Technology (a.2)	9,744	11,135	10,685
Debt on the acquisition of the plasma centre (a.2)	530	1,050	1,098
Other	200	367	759

Other non-current financial liabilities (a.2)	10,474	12,552	12,542

	675,859	715,738	324,055

Non-current loans and borrowing arrangements are shown net of the loan arrangement expenses which are pending amortisation:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Loan arrangement expenses	1,365	2,105	2,245

(a.1)	Loans and borrowings and bonds or other non-current marketable securities

(a.1.1) Corporate Bonds

On 21 September 2009 the Group, through Grifols, Inc., concluded the first private placement of corporate bonds in the USA totalling US Dollars 600 million. The issue was subscribed by 22 qualified investors, 90% in US Dollars and the remaining 10% in Pounds Sterling and Euros. The issue was structured in three tranches: US Dollars 200 million at 12 years, US Dollars 300 million at 10 years and US Dollars 100 million at 7 years, with spreads over the yields of the 10 year US Treasury bond of 370 basis points for those issued at 12 years, 350 basis points for those issued at 10 years and 335 basis points for 7 year bonds.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

A summary of corporate bonds at 31 December 2010 is as follows:

			Fixed
		Duration	Interest
Amount		(Years)	Rate

100,000	Thousands of USD	7	6.42%
245,000	Thousands of USD	10	6.94%
200,000	Thousands of USD	12	7.14%
10,000	Thousands of EUR	10	6.94%
25,000	Thousands of GBP	10	6.94%

Funds raised have enabled the Group to extend the term of its financial borrowings from current to non-current, at the same time ensuring the availability of financial resources required to consolidate its plans for the future. Funds raised have therefore been used to settle current and non-current liabilities and the remaining amount has been used in current investments classified under “Cash and cash equivalents” for an equivalent amount of Euros 211,539 thousand at 31 December 2010 (Euros 237,777 thousand at 31 December 2009). This amount has been invested mainly in US Dollar deposits with financial institutions of recognised solvency.

With the issuance of the bonds, an interest rate hedge was contracted for the interest on the 10-year loan from the US government (see notes 17 (f) and 32).

This issue of corporate bonds is subject to compliance with certain financial ratio covenants. At 31 December 2010 and 2009 the Group complies with these financial ratio covenants.

Details of and movements related to the issue of corporate bonds are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Opening balance
Issuance of corporate bonds in the USA	416,465	409,411
Transaction costs	(5,913)	(5,967)

	410,552	403,444

Movements
Transferred to profit and loss	660	150
Corporate bonds issued in the USA, exchange differences	(1,772)	338
Translation differences	31,763	6,620
Closing balance
Corporate bonds issued in the USA	446,918	416,465
Transaction costs	(5,715)	(5,913)

	441,203	410,552

(a.1.2) Other non-current loans and borrowings

Details of the terms and conditions of non-current loans and borrowings at 31 December 2010 and 2009 are included in Appendix IV, which forms an integral part of these notes to the consolidated financial statements.

At 26 May 2008 a Club Deal refinancing agreement was signed with 24 financial entities for Euros 350 million (including the option to draw down a tranche of the loan in US Dollars), in order to

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

refinance the non-current syndicated loan then existing. This loan provided the Group with a significant margin for leverage to carry out planned investment programmes.

This syndicated loan, which matures on 26 May 2013, is subject to compliance with certain financial ratio covenants. In accordance with the agreed-upon conditions, the level of compliance with financial ratios and levels is determined at year end. The Company is required to provide financial information to the lending banks within the six-month period subsequent to 31 December of each year for the duration of the contract.

In 2009 the 24 financial entities and the Company unanimously agreed to a novation of the syndicated loan. The net financial debt/equity ratio was replaced by the minimum equity ratio. This replacement unifies all syndicated loan ratios with the bond issuance carried out by the Group in the USA.

At 31 December 2010 and 2009 the Group fulfilled the financial covenants established in the syndicated loan contract.

(a.1.3) Finance lease liabilities

Details of minimum payments and the current finance lease liabilities, by maturity date, are as follows:

	31/12/10		31/12/09
	Current	Non-Current	Current	Non-Current
	Thousands of Euros

Minimum payments	3,552	5,089	5,088	6,675
Interest	(272)	(355)	(354)	(473)

Present value	3,280	4,734	4,734	6,202

	31/12/10			31/12/09
	Minimum		Present	Minimum		Present
	Payments	Interest	Value	Payments	Interest	Value
	Thousands of Euros

Maturity at:
Less than one year	3,552	272	3,280	5,088	354	4,734
Two years	2,411	161	2,250	3,364	200	3,164
Three years	1,271	96	1,175	1,382	114	1,268
Four years	763	50	713	831	72	759
Five years	314	23	291	577	41	536
More than five years	330	25	305	521	46	475

Total	8,641	627	8,014	11,763	827	10,936

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(a.1.4) Maturity of non-current loans and borrowings and bonds

Details of maturity of non-current loans and borrowings and bonds at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Maturity at:
Two years	85,171	81,388
Three years	51,582	79,696
Four years	17,936	75,905
Five years	17,548	12,506
More than five years	493,148	453,691

	665,385	703,186

(a.2) Other non-current financial liabilities

Details of the interest-free preference loans extended by the Spanish Ministry of Science and Technology to various group companies are as follows:

			31/12/10		31/12/09
	Date	Amount	Non-		Non-
Company	Awarded	Awarded	Current	Current	Current	Current
		Thousands of Euros

Instituto Grifols S.A.	31/01/2001	637	—	—	—	86
Instituto Grifols S.A.	13/02/2002	691	—	94	89	94
Instituto Grifols S.A.	17/01/2003	1,200	157	165	307	165
Instituto Grifols S.A.	13/11/2003	2,000	520	279	762	279
Instituto Grifols S.A.	17/01/2005	2,680	1,031	375	1,345	375
Instituto Grifols S.A.	29/12/2005	2,100	1,025	288	1,253	288
Instituto Grifols S.A.	29/12/2006	1,700	1,015	234	1,190	234
Instituto Grifols S.A.	27/12/2007	1,700	1,164	232	1,324	—
Instituto Grifols S.A.	31/12/2008	1,419	1,175	—	1,131	—
Instituto Grifols S.A.	16/01/2009	1,540	1,294	—	1,249	—
Laboratorios Grifols, S.A.	20/03/2001	219	—	—	—	30
Laboratorios Grifols, S.A.	29/01/2002	210	—	29	27	29
Laboratorios Grifols, S.A.	15/01/2003	220	29	30	56	30
Laboratorios Grifols, S.A.	26/09/2003	300	76	41	111	41
Laboratorios Grifols, S.A.	22/10/2004	200	77	28	100	28
Laboratorios Grifols, S.A.	20/12/2005	180	88	25	107	25
Laboratorios Grifols, S.A.	29/12/2006	400	233	54	273	54
Laboratorios Grifols, S.A.	27/12/2007	360	212	42	242	—
Laboratorios Grifols, S.A.	31/12/2008	600	497	—	478	—
Diagnostic Grifols, S.A.	27/11/2008	857	358	129	468	129
Diagnostic Grifols, S.A.	25/05/2010	203	116	31	—	—
Grifols Engineering, S.A.	21/04/2009	524	427	34	447	—
Grifols Engineering, S.A.	21/04/2009	203	165	13	176	—
Grifols Engineering, S.A.	28/01/2010	100	85	—	—	—

		20,243	9,744	2,123	11,135	1,887

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

During 2010 the implicit borrowing costs taken to profit and loss amount to Euros 567 thousand (Euros 616 thousand in 2009 and Euros 516 thousand in 2008) (see note 28).

At 31 December 2010, this caption also includes Euros 555 thousand (Euros 1,133 thousand at 31 December 2009) comprising the Euros equivalent of the debt in US Dollars payable in the long term to Amerihealth Plasma, LLC for the plasma centre acquired in the USA. Deferred finance expenses resulting from this transaction amount to Euros 25 thousand (Euros 83 thousand at 31 December 2009) and are deducted from the aforementioned amount. Other current financial liabilities include the current portion of this debt which amounts to Euros 637 thousand (Euros 442 thousand at 31 December 2009).

Details of the maturity of other non-current financial liabilities are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Maturity at:
Two years	2,964	2,632
Three years	2,159	2,883
Four years	1,989	2,026
Five years	1,266	1,867
More than five years	2,096	3,144

	10,474	12,552

b)	Current Financial Liabilities

Details at 31 December 2010 and 2009 are as follows:

Current financial liabilities	31/12/10	31/12/09
	Thousands of Euros

Bonds (b.1.1)	8,235	6,407
Interest of issue corporate bonds in the USA (b.1.1)	7,207	6,716

Bonds	15,442	13,123
Club Deal (b.1.2)	66,250	33,014
Other loans (b.1.2)	106,663	63,120
Finance lease liabilities (a.1.3)	3,280	4,734

Loans and borrowings	176,193	100,868

Loans and borrowings and bonds and other marketable securities (b.1)	191,635	113,991
Financial derivatives (note 32)	8,560	3,333
Preference loans extended by the Spanish Ministry of Science and Technology (a.2)	2,123	1,887
Receivables from social security affiliated entities transferred to a financial institution (b.2)	6,503	5,459
Debt on the acquisition of the plasma centre (a.2)	637	442
Debt with Novartis (b.2)	—	779
Guarantee deposits received	149	59
Other current financial liabilities	264	271

Other current financial liabilities (b.2)	18,236	12,230

	209,871	126,221

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Current loans and borrowing arrangements are shown net of the loan arrangement expenses which are pending amortization:

	31/12/10	31/12/09
	Thousands of Euros

Loan arrangement expenses	707	825

Current loans and borrowing arrangements are shown include accrued interest amounting to Euros 483 thousand (Euros 538 thousand at 31 December 2009).

(b.1) Loans and borrowings and bonds or other current marketable securities

(b.1.1)	Bonds

Details at 31 December 2010 and 2009 are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Promissory notes issued to bearer	8,373	6,510
Interest pending accrual on promissory notes issued to bearer	(138)	(103)
Interest accrued on corporate bonds	7,207	6,716

	15,442	13,123

During 2010 and 2009 a Group company has issued bearer promissory notes at one year of Euros 3,000 nominal amount each and an interest rate of 5.00% and 4.75%, respectively, which were earmarked for Group employees.

Details of the issue of bearer promissory notes to group employees are as follows:

31/12/09
					Promissory	Interest
			Nominal		Notes	Pending
			Amount		Subscribed	Accrual
		Maturity	(Thousands	Interest	(Thousands	(Thousands
	Issue Date	Date	of Euros)	Rate	of Euros)	of Euros)

Issue of bearer promissory notes	05/05/09	05/05/10	3.000	4.75%	6,510	(103)

31/12/10
					Promissory	Interest
			Nominal		Notes	Pending
			Amount		Subscribed	Accrual
		Maturity	(Thousands	Interest	(Thousands	(Thousands
	Issue Date	Date	of Euros)	Rate	of Euros)	of Euros)

Issue of bearer promissory notes	05/05/10	05/05/11	3.000	5.00%	8,373	(138)

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(b.1.2)	Other current loans and borrowings

Details of current loans and borrowings are as follows:

	Interest Rate (*)	Drawn Down
	Min - Max	31/12/10	31/12/09
		Thousands of Euros

Loans in:
US Dollars	5.00%	1,384	3,010
Euros	1.17% — 6%	143,990	73,664
Other currencies	TIIE+2% — 15%	26,368	18,449

		171,742	95,123
Discounted trade notes (note 13)	1.4-4.69%	1,396	1,298
Current interest on loans and borrowings		483	538
Finance lease payables		3,552	5,088

		177,173	102,047
Less, current portion of deferred finance expenses for leasing		(272)	(354)
Less, current portion of loan arrangement expenses		(708)	(825)

		176,193	100,868

(*)	Loans accrue variable interest rates.

At 31 December 2010 the Group has a drawable borrowing limit of Euros 704,315 thousand (Euros 703,231 thousand at 31 December 2009).

(b.2) Other current financial liabilities

At 31 December 2010 and 2009 other current financial liabilities also include approximately Euros 6,503 thousand and Euros 5,459 thousand, respectively, which were paid directly by social security affiliated entities and are transferable to Deutsche Bank, S.A.E. under contracts (see note 13).

At 31 December 2009 this caption included an outstanding receivable of Euros 779 thousand from Novartis Vaccines and Diagnostics, Inc. for the licence contract signed by a Group company during 2006. At 31 December 2010 this debt has been fully repaid.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(23)	Trade and Other Payables

Details are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Suppliers and trade payables	160,678	120,887
Other	—	22

Suppliers	160,678	120,909
Public entities, other payables	11,928	17,832

Other trade payables	11,928	17,832
Current income tax liabilities	4,172	3,258

	176,778	141,999

Suppliers

Details of related parties are shown in note 33.

Balances with suppliers include the following payables in foreign currencies:

	31/12/10	31/12/09
	Thousands of Euros

Currency
US Dollar	58,932	31,377
Chilean Peso	1,490	894
Swiss Franc	897	686
Czech Crown	568	380
Brazilian Real	428	621
Pound Sterling	405	266
Other currencies	665	1,419

The Group’s exposure to currency risk and liquidity risk associated with trade and other payables is described in note 32.

Public entities, other payables

Details are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Taxation authorities, VAT/Canary Islands Tax	3,472	3,292
Taxation authorities, withholdings	3,119	8,184
Social Security	3,246	3,027
Other public entities	2,091	3,329

Public entities, other payables	11,928	17,832

At 31 December 2010, Other public entities include a Euros 1,860 thousand provision (Euros 2,781 thousand at 31 December 2009) recognised as a result of a different interpretation of a specific tax situation which could be made by the current tax inspection (see note 29 (c)).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Current tax liabilities

Details are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Taxation authorities, income tax:
Current year	4,161	3,185
Prior years	11	73

Current tax liabilities	4,172	3,258

(24)	Other Current Liabilities

Details at 31 December are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Salaries payable	28,321	24,367
Other payables	2,629	1,754

Other current liabilities	30,950	26,121

(25)	Revenues

Revenues are mainly generated by the sale of goods.

The distribution of net consolidated revenues for 2010, 2009 and 2008, by segment, was as follows:

	%
	31/12/10	31/12/09	31/12/08

Bioscience	78%	76%	76%
Diagnostics	11%	10%	10%
Hospital	9%	10%	10%
Raw materials	1%	3%	3%
Others	1%	1%	1%

	100%	100%	100%

The geographical distribution of net consolidated revenues is as follows:

	%
	31/12/10	31/12/09	31/12/08

Spain	23%	25%	24%
European Union	21%	22%	26%
United States	34%	32%	36%
Rest of the world	22%	21%	14%

	100%	100%	100%

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Net consolidated revenues include net sales made in the following foreign currencies:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Currency
US Dollar	405,439	349,064	304,445
Pound Sterling	36,199	33,668	36,668
Chilean Peso	28,760	21,083	16,047
Mexican Peso	25,652	36,472	29,182
Brazilian Real	21,949	21,262	15,916
Australian Dollar	13,950	6,387	—
Czech Crown	13,698	12,863	12,568
Argentinean Peso	13,122	11,323	9,145
Polish Zloty	11,668	13,525	—
Other currency	18,989	18,013	13,062

(26)	Personnel Expenses

Details are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Wages and salaries	232,174	219,803	191,644
Contributions to pension plans (note 31)	1,615	1,571	1,365
Other social charges	8,615	8,072	6,310
Social Security	46,604	43,722	38,840

	289,008	273,168	238,159

(27)	Other Operating Income and Expenses

Other operating expenses

Details are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Changes in trade provisions (notes 21 (b) and 32)	398	1,348	561
Professional services (note 15)	40,530	25,266	22,874
Commissions	8,038	7,711	7,075
Supplies and other materials	30,544	28,859	26,874
Operating leases (note 30 (a))	19,272	17,364	16,583
Freight	20,956	20,518	19,485
Repairs and maintenance costs	22,480	21,365	17,642
Advertising	14,708	15,580	16,872
Insurance	10,807	10,803	10,367
Royalties and service charges	884	4,954	8,760
Travel expenses	12,742	11,935	14,210
External services	24,603	25,024	21,891
Others	14,256	12,654	9,094

Other operating expenses	220,218	203,381	192,288

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Research and development expenses incurred by the Group (including personnel expenses and amortization of intangible assets and property, plant and equipment) amount to Euros 36.6 million in 2010 (Euros 35.2 million in 2009 and Euros 25.6 million in 2008).

Other operating income

Details are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Income from insurance claims	771	807	584
Grants	307	378	497
Other income	118	258	208

Other operating income	1,196	1,443	1,289

(28)	Finance Income and Expense

Details are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Interest from Social Security	2,876	6,510	2,212
Other finance income	1,650	557	470

Finance income	4,526	7,067	2,682

Syndicated loan (other finance expenses)	(1,172)	(747)	(1,849)
Syndicated loan (interest)	(3,303)	(6,289)	(12,152
Finance expenses from sale of receivables (note 13)	(5,378)	(2,531)	(2,128)
Interests costs of Corporate bonds issued in the USA (note 22)	(31,923)	(6,766)	—
Implicit interest on preference loans (note 22 (a2))	(567)	(616)	(516)
Capitalised interest	2,399	1,278	—
Other finance expenses	(9,716)	(11,416)	(12,660)

Finance expenses	(49,660)	(27,087)	(29,305)

Change in fair value of financial derivatives (note 32)	(7,593)	(587)	(1,268)
Impairment and profit/(losses) on disposal of financial instruments	91	(245)	—
Exchange differences	1,616	(1,733)	(2,825)

Net finance income and expense	(51,020)	(22,585)	(30,716)

During 2010 the Group has capitalised interest at a rate of between 2.6% and 7.1% based on the financing received (between 3% and 4% during 2009) (see note 4 (f)).

(29)	Taxation

Companies present annual income tax returns. The standard rate of tax is 30% for Spanish companies, which may be reduced by certain credits.

Grifols, S.A. is authorised to present a consolidated tax return with Diagnostic Grifols, S.A., Movaco, S.A., Laboratorios Grifols, S.A., Instituto Grifols, S.A., Logister, S.A., Biomat, S.A., Grifols Viajes, S.A., Grifols International, S.A., Grifols Engineering, S.A., Arrahona Optimus, S.L. and Gri-Cel, S.A. (since 2009).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Grifols, S.A., in its capacity as parent, is responsible for the presentation and payment of the consolidated tax return.

The North-American company Grifols, Inc. is also authorised to present consolidated tax returns in the USA with Grifols Biologicals, Inc., Grifols USA, LLC, Biomat USA, Inc. and Plasmacare, Inc.

a)	Reconciliation of accounting and taxable income

Details of the income tax expense are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Profit for the year before income tax	157,784	203,994	172,269
Tax at 30%	47,335	61,198	51,680
Permanent differences	2,300	1,935	2,678
Effect of different tax rates	3,346	5,159	4,366
Tax credits for research and development	(7,281)	(8,106)	(5,403)
Other tax credits (deductions)	(3,516)	(4,548)	(4,199)
Other income tax expenses	333	786	1,031

Total income tax expense	42,517	56,424	50,153

Deferred tax expenses	15,547	8,832	6,987
Current income tax	26,970	47,592	43,166

Total	42,517	56,424	50,153

Deferred tax assets and liabilities

Details of deferred tax assets and liabilities are as follows:

	Tax Effect
	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Assets
Tax credits (deductions)	4,830	5,992	13,215
Tax loss carryforwards	1,233	88	163
Fixed assets, amortisation and depreciation	998	728	299
Unrealised margins on inventories	19,256	19,814	17,222
Provision for bad debts	395	444	281
Inventories	235	225	1,004
Cash flow hedges	1,120	1,247	—
Other provisions	4,297	2,439	825
Others	2,525	2,418	1,187

	34,889	33,395	34,297

Liabilities
Goodwill	17,948	15,186	12,423
Revaluations of assets	15,210	15,011	15,345
Fixed assets, amortisation and depreciation	40,520	23,873	14,028
Finance leases	3,396	3,634	3,647
Inventories	—	—	2,041
Provision for investments	696	873	2,322
Others	1,371	1,748	2,163

	79,141	60,325	51,969

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Movement in deferred tax assets and liabilities is as follows:

Deferred Tax Assets	2010	2009	2008
	Thousands of Euros

Balance at 1 January	33,395	34,297	34,110
Movements during the year	865	(1,478)	687
Business combinations (note 3)	—	500	—
Adjustments for changes in tax rate through profit and loss	—	69	(514)
Translation differences	629	7	14

Balance at 31 December	34,889	33,395	34,297

Deferred Tax Liabilities	2010	2009	2008
	Thousands of Euros

Balance at 1 January	60,325	51,969	43,794
Movements during the year	16,537	7,423	6,721
Business combinations (note 3)	—	1,761	—
Adjustments for changes in tax rate through profit and loss	—	—	439
Translation differences	2,279	(828)	1,015

Balance at 31 December	79,141	60,325	51,969

As permitted by Royal Decree — Law 3/1993 governing urgent tax and financial measures and Royal Decrees — Law 7/1994 and Law 2/1995 governing accelerated depreciation of property, plant and equipment for investments which generate employment, the Spanish companies have opted to apply accelerated depreciation to certain additions to property, plant and equipment, which has resulted in the corresponding deferred tax liability.

Details of deferred tax assets and liabilities on items directly debited and credited to equity during the year are as follows:

		Tax Effect
	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Available-for-sale financial assets	—	(69)	3
Cash flow hedges (note 17 (g))	127	1,247	—

	127	1,178	3

The remaining assets and liabilities recognised in 2010, 2009 and 2008 were recognised on the income statement.

The Spanish consolidated companies have deductions pending application at 31 December 2010 and 2009 mainly in respect of research and development, which are detailed below:

			Applicable
Year of Origin	2010	2009	Through

2008	101	417	2023
2009	500	5,575	2024
2010	4,229	—	2025

	4,830	5,992

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

At 31 December 2010 the Group recognised a tax credit of Euros 4,830 thousand (Euros 5,992 thousand at 31 December 2009) from the deductions pending application, as its future recovery was reasonably assured.

At 31 December 2010 the Group has future tax deductions of Euros 23,685 thousand (Euros 25,806 thousand at 31 December 2009) pending application as a result of goodwill generated on the acquisition of Biomat USA, Inc. This amount will be deducted annually from the taxable profits until 2022, without being limited by the amount of tax payable in any one year. The amount that will be deducted in 2010 at the rate of 30% will be Euros 2,121 thousand. The Group has recognised a deferred tax liability of Euros 14,848 thousand in respect of this item at 31 December 2010 (Euros 12,727 thousand at 31 December 2009).

At 31 December 2010 the Group also has future tax deductions of Euros 9,727 thousand (Euros 10,368 thousand at 31 December 2009) pending application as a result of goodwill generated on the acquisition of Plasmacare, Inc. This amount will be deducted annually from the taxable profits until 2026, without being limited by the amount of tax payable in any one year. The amount deducted in 2010 at the rate of 30% has been Euros 641 thousand. The Group has recognised a deferred tax liability of Euros 3,100 thousand in respect of this item at 31 December 2010 (Euros 2,459 thousand at 31 December 2009).

At 31 December 2010 the Group has recognised loss carryforwards of Euros 1,233 thousand (Euros 88 thousand at 31 December 2009 and Euros 163 at 31 December 2008), of which, Euros 1,187 thousand correspond to the Australian company Woolloomooloo Holdings Pty. Ltd., whilst Euros 46 thousand relate to the US company Grifols USA, LLC.

The Group has not recognised the tax effect of loss carryforwards of Euros 1,231 thousand (Euros 1,117 thousand at 31 December 2009 and Euros 635 thousand at 31 December 2008) from Grifols Portugal as deferred tax assets. The remaining companies do not have significant loss carryforwards which have not been recognised.

c)	Years open to inspection

In accordance with current legislation, taxes cannot be considered definitive until they have been inspected and agreed by the taxation authorities or before the prescribed inspection period has elapsed.

During 2010 the following events arose in relation to the tax inspections performed in Group companies:

•	On 30 June 2010, in relation to the inspection underway on Grifols, S.A., Instituto Grifols, S.A., Laboratorios Grifols, S.A. and Movaco, S.A., the Group has received assessments for income tax, value added tax (VAT), personal income tax and withholding tax on investment income. The total amount settled was Euros 586 thousand and the income tax expense amounts to Euros 1,257 thousand.

•	During 2010 the tax inspection on the income tax, VAT and withholdings for 2006 of Grifols Italia, S.p.A. was concluded, implying no significant payment for the Group.

•	Logística Grifols, S.A. de CV: Tax ruling on the financial statements for 2005 and 2006. Group management does not expect any significant liabilities to arise as a result of this inspection.

•	At 30 June 2010 Grifols, Inc. and subsidiaries received notification of income tax inspection for the years closed 31 December 2006, 2007 and 2008. Due to, among other reasons, differences in the interpretation of prevailing tax legislation, the Group’s directors have set up a provision of Euros 1,860 thousand, which is recognised under “income tax” in the income statement and under “public entities, other” in the balance sheet (see note 23).

•	Grifols Brasil, Lda.: Tax on circulation of goods and services (ICMS) for 2006 to 2010. Group management does not expect that any significant liability will arise from this inspection.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

During 2009 the following events arose in relation to the tax inspections:

•	Notification of the completion of the inspection of Biomat USA, Inc., resulting in a favourable conclusion.

During 2008 the following events had arisen in relation to the tax inspections performed in Group companies:

•	Notification of the favourable completion of the inspection of Grifols Deutschland, except for Euros 150 thousand which was taken to profit and loss in 2008.

•	Notification of the favourable completion of the inspection of Grifols, Inc., Grifols Biologicals, Inc., Grifols USA, Inc. and Plasmacare, Inc.

(30)	Operating Leases

(a)	Operating leases (as lessee)

At 31 December 2010 and 2009 the Group leased buildings from third parties under operating leases.

The Group has warehouses and buildings contracted under operating lease. The duration of these lease contracts ranges from between 1 to 30 years. Contracts may be renewed on termination. Lease instalments are adjusted periodically in accordance with the price index established in each contract. One Group company has entered into lease contracts which include contingent rents. These contingent rents have been based on production capacity, surface area used and the real estate market and are expensed on a straight line basis.

Operating lease instalments of Euros 19,272 thousand have been recognised as an expense for the year at 31 December 2010 (Euros 17,364 thousand at 31 December 2009 and 16,583 thousand at 31 December 2008) (see note 27).

Future minimum payments on non-cancellable operating leases at 31 December are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Maturity:
Up to 1 year	13,769	10,098	9,575
Between 1 and 5 years	31,003	25,943	24,919
More than 5 years	7,856	8,084	7,192

Total future minimum payments	52,628	44,125	41,686

(b)	Operating leases (as lessor)

The Group has a building leased to third parties under an operating lease at 31 December 2010, 2009 and 2008. Future minimum payments receivable under non-cancellable operating leases are as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Maturity:
Up to 1 year	64	91	69
Between 1 and 5 years	21	56	50
More than 5 years	—	10	—

Total future minimum payments	85	157	119

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

This contract does not include contingent rents or purchase options. Income of Euros 96 thousand has been recognised in 2010 (Euros 85 thousand in 2009 and Euros 70 thousand in 2008).

(31)	Other Commitments with Third Parties and Other Contingent Liabilities

(a)	Guarantees

The Group has not extended any security or bank guarantees to third parties.

(b)	Obligations with personnel

As described in note 4 (q) section (i), Spanish companies of the Group are obliged to contribute to a defined contribution pension plan. Contributions made by the Group amounted to Euros 460 thousand in 2010 (Euros 416 thousand at 31 December 2009).

In successive years this contribution will be defined through labour negotiations.

Some foreign subsidiaries of the Group have made contributions of Euros 1,155 thousand to complementary pension schemes (Euros 1,155 thousand at 31 December 2009).

(c)	Judicial procedures and arbitration

Details of legal proceedings in which the Company or Group companies are involved are as follows:

Instituto Grifols, S.A.

•	Litigation was initiated in February 2000. Proceedings have been brought jointly against the Company and another plasma fractioning company.

The claimant (an individual) claimed Euros 542 thousand in damages due to the alleged contraction of HIV and Hepatitis C.

The first instance court in Cadiz fully rejected the claim against Instituto Grifols, S.A. on 25 November 2005.

An appeal was filed, which was rejected by the Cádiz Provincial Court in April 2007, thereby confirming the company’s line of defense. Notification was published on 3 February 2011 that on 19 January 2011 the Spanish High Court had fully rejected the appeal against the Cádiz Provincial Court’s decision to reject the claim against Instituto Grifols, S.A.

•	A claim brought against the Health Board of Castilla y León in February 2005.

The defendant (an individual) claimed Euros 180 thousand in damages due to the alleged contraction of Hepatitis C. The health authorities requested that this claim be extended to include the Company.

Notification was published on 2 February 2011 that this appeal has been rejected on 30 December 2010. This ruling is pending confirmation, unless it is appealed in the Spanish High Court.

•	The Company was notified in 2007 of a claim for maximum damages of Euros 12,960 thousand filed by a group of 100 Catalan haemophiliacs against all plasma fractionation companies. During 2008 this claim was rejected by the Courts, and the ruling appealed by the group of haemophiliacs. Notification was published on 21 January 2011 that on 18 January 2011 the Barcelona Provincial Court had rejected the haemophiliacs’ claim. This ruling is pending confirmation, unless it is appealed in the Spanish High Court.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Grifols Biologicals, Inc.

•	Legal proceedings (consent decree) which were brought against the plasma fractioning centre in Los Angeles.

The blood plasma fractioning centre in Los Angeles is managed through consent decree which was applied for in January 1998 to the Courts by the FDA and US Department of Justice as a result of an infringement of FDA regulations committed by the former owner of the centre (Alpha Therapeutic Corporation, hereinafter ATC). As a result of this consent decree, the Los Angeles centre is subject to strict FDA audits and may only sell products manufactured in the centre subsequent to prior authorisation.

The Company cannot guarantee if or when the consent decree will be lifted.

In March 2004 as a result of improvements to the centre made by the Group, the FDA awarded several free sales certificates for the former ATC products manufactured in this centre.

Based on the current level of compliance, there are no commercial activities that are prohibited or limited by the consent decree.

No provision has been made for these legal issues as the Group considers that these will not have a probable adverse impact.

(d)	Long-term materials supply contract

The long-term supply contract for plasma signed by the Group in 2008 was terminated by the Group in 2009 on the grounds of failure by the supplier to meet certain contractual terms. The supplier has not accepted the arguments of the Group and both are presently holding negotiations to settle the dispute in arbitration proceedings, the Directors of the Group being of the opinion that the eventual settlement will not involve any significant additional costs.

(e)	Agreement for the acquisition of Talecris Biotherapeutics Holdings Corp (Talecris)

On 6 June 2010 the Company entered into an agreement to acquire the American company Talecris Biotherapeutics, which also specialises in the production of plasma-derived biological medication, for a total of US Dollars 3,400 million.

This agreement will become effective subject to approval by the Defence of Competition authorities. In the event that this approval is not obtained, the Company will be required to pay US Dollars 375 million as indemnity for the damages caused.

The operation will be performed through a combined offer of cash and Grifols shares which would not carry the right to vote on new share issues.

The offer is made in relation to all Talecris shares and the price offered per share amounts to US Dollars 19 in cash and 0.641 shares in Grifols without the right to vote on new share issues. As a result of the ruling on the claim filed by certain shareholders of Talecris in the State of Delaware against Talecris, Cerburus, Grifols and the Agreement and Plan of Merger, appraisal rights have been granted to those Talecris shareholders who have requested them and Grifols has undertaken to issue 500,000 shares without additional voting rights which will be distributed amongst all of the shareholders of Talecris, except for Talecris Holdings LLC and the directors of Talecris. As a result of this additional share issue, the share exchange equation stands at (a) 0.641 shares without voting rights of Grifols for each Talecris share issued, at the closing date of the transaction, held by Talecris LLC and the directors of Talecris and (b) 0.6485 shares without voting rights of Grifols for each Talecris share issued, at the transaction closing date, held by the remaining shareholders.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

On 6 June 2010 and in relation to this potential acquisition, the Company obtained financing commitments from six financial institutions for a total of US Dollars 4,500 million. This financing would be used to cover the cash payment of the acquisition and to refinance the existing debt.

On 23 November 2010 the Company signed loan agreements amounting to US Dollars 3,400 million for the purchase of Talecris. This amount forms part of the US Dollars 4,500 million collateralised on 6 June 2010. Details of this collateralised senior debt are as follows:

•	Non-current syndicated financing with financial institutions: Loan repayable in 5 years totalling US Dollars 1,500 million. Margin of 375 basis points (bp) linked to US Libor and 400 bp linked to Euribor. BB and Ba3 rating.

•	Non-current syndicated financing with institutional investors: 6 year bullet loan (payment of whole principal upon maturity) amounting to US Dollars 1,600 million. Margin of 425 bp linked to US Libor and 450 bp linked to Euribor. BB and Ba3 rating.

•	Senior revolving credit facility amounting to US Dollars 300 million. BB and Ba3 rating.

This debt will be effective once the Talecris purchase transaction has been completed.

(32)	Financial Instruments

Classification

Disclosure of financial instruments by nature and category is as follows:

	31/12/09
			Financial
	Available-for-		Assets/
	Sale Financial	Loans and	(Liabilities) Held	Debts and
	Assets	Receivables	for Trading	Payables
	Thousands of Euros

Non-current financial assets	501	3,230	—	—
Other current financial assets	—	6,547	—	—
Interest-rate swap	—	—	(3,333)	—
Unquoted futures	—	—	1,670	—
Trade and other receivables		239,204	—	—
Bank loans	—	—	—	(382,566)
Other financial liabilities	—	—	—	(21,449)
Bonds and other securities	—	—	—	(423,675)
Finance lease liabilities	—	—	—	(10,936)
Trade and other payables	—	—	—	(120,909)
Other current liabilities	—	—	—	(1,754)

	501	248,981	(1,663)	(961,289)

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

	31/12/10
			Financial
	Available-for-		Assets/
	Sale Financial	Loans and	(Liabilities) Held	Debts and
	Assets	Receivables	for Trading	Payables
	Thousands of Euros

Non-current financial assets	535	7,000	—	—
Other current financial assets	—	12,946	—	—
Interest-rate swap	—	—	(1,809)	—
Unquoted futures	—	—	(6,751)	—
Trade and other receivables	—	259,497	—	—
Bank loans	—	—	—	(392,361)
Other financial liabilities	—	—	—	(20,150)
Bonds and other securities	—	—	—	(456,645)
Finance lease liabilities	—	—	—	(8,014)
Trade and other payables	—	—	—	(160,678)
Payables for Group companies	—	—	—	(1,162)
Other current liabilities	—	—	—	(2,629)

	535	279,443	(8,560)	(1,041,639)

Net losses and gains by financial instrument category

Details are as follows:

Financial assets

	31/12/09
			Available-
	Assets at Fair		for-Sale
	Value through	Loans And	Financial
	Profit or Loss	Receivables	Assets	Total
	Thousands of Euros

Finance income at amortised cost	—	7,067	—	7,067
Change in fair value	2,015	—	—	2,015
Reclassification of equity to profit or loss	—	—	(172)	(172)

Net gains/(losses) in profit and loss	2,015	7,067	(172)	8,910

Change in fair value	—	—	14	14

Net gains in equity	—	—	14	14

Total	2,015	7,067	(158)	8,924

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

	31/12/10
			Available-
	Assets at Fair		for-Sale
	Value through	Loans and	Financial
	Profit or Loss	Receivables	Assets	Total
	Thousands of Euros

Finance income at amortised cost	—	4,526	—	4,526
Change in fair value	1,601	—	—	1,601

Net gains in profit and loss	1,601	4,526	—	6,127

Total	1,601	4,526	—	6,127

Financial liabilities

	31/12/09
	Liabilities at
	Fair Value
	through Profit	Debts and	Hedging
	or Loss	Payables	Derivatives	Total
	Thousands of Euros

Finance expenses at amortised cost	—	(27,087)	—	(27,087)
Change in fair value	(2,602)	—	—	(2,602)
Reclassification of equity to profit or loss	—	—	(50)	(50)

Net losses in profit and loss	(2,602)	(27,087)	(50)	(29,739)

Change in fair value	—	—	1,998	1,998

Net gains in equity	—	—	1,998	1,998

Total	(2,602)	(27,087)	1,948	(27,741)

	31/12/10
	Liabilities at
	Fair Value
	through Profit	Debts and	Hedging
	or Loss	Payables	Derivatives	Total
	Thousands of Euros

Finance expenses at amortised cost	—	(49,660)	—	(49,660)
Change in fair value	(9,194)	—	—	(9,194)
Reclassification of equity to profit or loss	—	—	(197)	(197)

Net losses in profit and loss	(9,194)	(49,660)	(197)	(59,051)

Total	(9,194)	(49,660)	(197)	(59,051)

Fair value

The fair value of corporate bonds amounts to Euros 496 million at 31 December 2010. The valuation has been made based on observable market data. The interest rate swap, unquoted futures contract and hedging derivative are also measured at fair value using observable market data. These fair values are level 2 in fair value hierarchy, using other than quoted prices (level 1) that are observable for the assets/liabilities, either directly or indirectly.

The fair value of financial assets and the remaining financial liabilities does not differ significantly from their carrying amount.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Financial derivatives

a)	Derivative financial instruments at fair value through profit or loss

Derivative financial instruments that do not meet the hedge accounting requirements are classified and measured as financial assets or financial liabilities at fair value through profit and loss.

The Group recognized the following swaps at 31 December 2009:

		Value at
Derivatives	Par	31/12/09	Maturity
	Thousands of Euros

Interest rate swap	50,000	(3,333)	26/07/2013

		(note 22)
Unquoted future	23,221	1,189	30/12/2010
Unquoted future	26,370	481	30/12/2010

	49,591	1,670

		(note 14)

The Group has recognized the following derivatives at 31 December 2010:

		Value at
Derivatives	Par	31/12/10	Maturity
	Thousands of Euros

Interest rate swap	50,000	(1,809)	26/07/2013

Unquoted future	23,221	(2,821)	31/03/2011
Unquoted future	26,370	(3,930)	31/03/2011

	49,591	(6,751)

Total		8,560

		(note 22)

During 2009 the Company contracted two unquoted futures contracts, the notional underlying of which consists of the Company’s shares, with a solvent financial institution. The two contracts have shares 2 million and 2.2 million underlying with an exercise price of Euros 11.6107 and Euros 11.9864, respectively. The contracts were to expire on 30 December 2010, although the Company could terminate them prior to this date. On 30 December 2010 it was agreed to extend the futures contract to 31 March 2011, through a novation without liquidation under the same terms and conditions. The contracts are settled by differences between the market value of the notional underlying and the exercise price.

b)	Bond issue hedging derivative financial instruments

See explanation in note 17 (f).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Credit risk

Exposure to credit risk

The carrying amount of financial assets represents the maximum exposure to credit risk. At 31 December 2010 and 2009 the maximum level of exposure to credit risk is as follows:

Carrying Amount	Note	31/12/10	31/12/09
		Thousands of Euros

Non-current financial assets	11	7,535	3,731
Other current financial assets	14	12,946	6,547
Financial derivatives	14	—	1,670
Trade receivables	13	224,355	207,840
Other receivables	13	35,142	31,364
Cash and cash equivalents	16	239,649	249,372

		519,627	500,524

The maximum level of exposure to risk associated with receivables at 31 December 2010 and 2009, by geographical area, is as follows.

Carrying Amount	31/12/10	31/12/09
	Thousands of Euros

Domestic	70,517	70,521
EU countries	46,787	47,755
United States of America	43,833	29,130
United Kingdom	3,423	3,054
Other European countries	3,162	5,454
Other regions	56,633	51,926

	224,355	207,840

Impairment losses

Details of the maturity of trade receivables, net of impairment provisions are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Not due	148,838	120,339
Overdue less than 1 month	21,860	38,278
Overdue from 1 to 4 months	32,729	25,597
Overdue from 4 months to 1 year	14,812	17,357
Overdue more than a year	6,116	6,269

	224,355	207,840

Unimpaired overdue receivables mainly relate to public entities.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Movement in the provision for bad debts was as follows:

	31/12/10	31/12/09	31/12/08
	Thousands of Euros

Opening balance	4,038	3,172	3,285
Net provisions for the year	357	712	317
Net cancellations for the year	(796)	(42)	(249)
Translation differences	178	196	(181)

Closing balance	3,777	4,038	3,172

An analysis of the concentration of credit risk is provided in note 5.

Liquidity risk

Details of the contracted maturity date of financial liabilities, including borrowing costs and excluding the effects of offsetting agreements, are as follows:

		Carrying						More
		Amount at	Contractual	6 Months	6-12	1-2	2-5	Than
Carrying Amount	Note	31/12/09	Flows	or Less	Months	Years	Years	5 Years
		Thousands of Euros

Non-derivative financial liabilities
Bank loans	22	382,566	412,390	88,707	15,087	83,772	177,413	47,411
Other financial liabilities	22	21,449	27,420	6,927	2,582	4,417	10,076	3,418
Bonds and other securities	22	423,675	687,798	27,440	14,317	28,634	85,903	531,504
Finance lease liabilities	22	10,936	11,334	230	4,751	3,294	2,586	473
Suppliers	23	120,909	120,909	120,550	359	—	—	—
Other current liabilities	24	1,754	1,754	1,754	—	—	—	—
Derivative financial liabilities
Interest rate swap	22	3,333	3,333	—	—	—	3,333	—
Unquoted futures	14	(1,670)	(1,670)	—	(1,670)	—	—	—

Total		962,952	1,263,268	245,608	35,426	120,117	279,311	582,806

		Carrying						More
		Amount at	Contractual	6 Months	6-12	1-2	2-5	Than
Carrying Amount	Note	31/12/10	Flows	or Less	Months	Years	Years	5 Years
		Thousands of Euros

Non-derivative financial liabilities
Bank loans	22	392,361	420,168	117,256	66,428	87,986	92,561	55,937
Other financial liabilities	22	20,150	22,361	8,150	2,134	3,467	6,283	2,327
Bonds and other securities	22	456,645	728,893	23,771	15,537	31,073	93,220	565,292
Finance lease liabilities	22	8,014	8,629	2,034	1,505	2,412	2,348	330
Debts with associates	33	1,162	1,162	1,162	—	—	—	—
Suppliers	23	160,678	160,678	160,657	21	—	—	—
Other current liabilities	24	2,629	2,629	2,629	—	—	—	—
Derivative financial liabilities
Interest rate swap	22	1,809	1,809	—	—	—	1,809	—
Unquoted futures	22	6,751	6,751	6,751	—	—	—	—

Total		1,050,199	1,353,080	322,410	85,625	124,938	196,221	623,886

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Currency risk

The Group’s exposure to currency risk is as follows:

	31/12/09
	EUR (*)	USD (**)
	Thousands of Euros

Trade receivables	1,839	7,308
Loans to Group companies	16,854	—
Trade payables	(252)	(2,339)
Payables to Group companies	(10,365)	(17,946)
Loans with Group companies	—	(10,431)
Non-current bank loans	(6,854)	—
Non-current bonds	(10,000)	—

Balance sheet exposure	(8,778)	(23,408)

(*)	balances in Euros in subsidiaries with USD local currency

(**)	Balances in USD in subsidiaries with Euro local currency

	31/12/10
	EUR (*)	USD (**)
	Thousands of Euros

Trade receivables	67	3,938
Receivables from Group companies	12	—
Loans to Group companies	16,852	—
Cash	415	45
Trade payables	(533)	(6,200)
Payables for Group companies	(6,828)	(21,455)
Current bank loans	(5,875)	—
Non-current bank loans	(979)	(262)
Non-current bonds	(9,860)	—

Balance sheet exposure	(6,729)	(23,934)

(*)	balances in Euros in subsidiaries with USD local currency

(**)	Balances in USD in subsidiaries with Euro local currency

The most significant exchange rates applied during the years ended 31 December 2010 and 2009 are as follows:

	Average Exchange Rate		Closing Exchange Rate
Euro	2010	2009	31/12/10	31/12/09

USD	1.34	1.38	1.34	1.44

A sensitivity analysis for foreign exchange fluctuations is as follows:

Had the US Dollar strengthened by 10% against the Euro at 31 December 2010, equity would have increased by Euros 34,973 thousand (Euros 35,795 thousand at 31 December 2009) and profit would have decreased by Euros 3,066 thousand (at 31 December 2009 it would have decreased by Euros 1,626 thousand).

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

This analysis assumes that all other variables are held constant, especially that interest rates remain constant. This analysis has been performed using the same criteria as in 2009.

A 10% weakening of the US Dollar against the Euro at 31 December 2010 and 2009 would have had the opposite effect for the amounts shown above, all other variables being held constant.

Interest-rate risk

Interest-rate profile

To date, the profile of interest on interest-bearing financial instruments is as follows:

	31/12/10	31/12/09
	Thousands of Euros

Fixed-interest financial instruments
Financial assets	19,220	9,674
Financial liabilities	(457,521)	(423,675)

	(438,301)	(414,001)
Variable-interest financial instruments Financial liabilities	(399,499)	(393,502)

	(399,499)	(393,502)

	(837,800)	(807,503)

Sensitivity analysis

A 100 basis point variation in interest rates at the presentation date of 31 December 2010 would have increased/decreased equity and consolidated profit after income tax by Euros 3,794 thousand. This analysis assumes that all other variables are held constant, especially that exchange rates remain constant.

A 100 basis point variation in interest rates at the presentation date of 31 December 2009 would have increased/decreased equity and consolidated profit after income tax by Euros 4,732 thousand.

(33)	Balances and Transactions with Related Parties

Details of balances with related parties are as follows:

	31/12/10	31/12/09
	Thousands of Euros

Receivables from associates	5	812
Debts with associates	(1,162)	—
Payables to associates	—	(22)
Payables to members of the board of directors	(62)	(121)
Payables to other related parties	(4,641)	(3,322)

	(5,860)	(2,653)

Payables are included in suppliers and trade payables (see note 23).

Transactions with related parties

Transactions with related parties have been performed as part of the group’s ordinary trade and have been performed at arm’s length.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Group transactions with related parties during 2008 were as follows:

		Key		Board of
		Management	Other Related	Directors of
	Associates	Personnel	Parties	the Company
	Thousands of Euros

Net purchases	125	—	—	—
Other service expenses	—	—	4,981	180
Personnel expenses	—	4.253	—	1,995

	125	4,253	4,981	2,175

Dividends received by the Board of directors of the Company amounted to Euros 2,600 thousand in 2008.

Group transactions with related parties during 2009 were as follows:

		Key	Other	Board of
		Management	Related	Directors of
	Associates	Personnel	Parties	the Company
	Thousands of Euros

Net purchases	86	—	—	—
Net sales	(700)	—	—	—
Other service expenses	—	—	7,257	240
Personnel expenses	—	5,849	—	2,148

	(614)	5,849	7,257	2,388

Dividends received by the Board of directors of the Company amounted to Euros 6,152 thousand in 2009.

Group transactions with related parties during 2010 are as follows:

		Key	Other	Board of
		Management	Related	Directors of
	Associates	Personnel	Parties	the Company
	Thousands of Euros

Net purchases	505	—	—	—
Net sales	(14)	—	—	—
Other service expenses	—	—	12,506	180
Personnel expenses	—	5,839	—	2,066

	491	5,839	12,506	2,246

Dividends received by the Board of directors of the Company amounted to Euros 2,062 thousand in 2010.

“Other service expenses” include costs for professional services with related companies amounting to Euros 7,590 thousand. These costs correspond to those incurred related to the share capital increase and the issuance of debt which is expected to be carried out relating to the acquisition of Talecris (see note 15).

Non-employee board member representing shareholders interests have received no remuneration during 2010, 2009 or 2008.

The Group has not extended any advances or loans to the members of the board of directors or key management personnel nor has it assumed any guarantee commitments on their behalf. It has also not assumed any pension or life insurance obligations on behalf of former or current members of the board of directors or key management personnel.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

(34)	Subsequent Events

On 13 January 2011, the Group closed its scheduled issue of High Yield Senior Unsecured Notes for an amount of US Dollars 1,100 million, with a 7 year maturity period and an annual coupon of 8.25%. This issue, together with the already completed syndicated loan for an amount of US Dollars 3,400 million, enabled the Company to obtain US Dollars 4,500 million, the estimated maximum financing requirement for the acquisition of Talecris.

At the extraordinary general shareholders’ meeting held on 25 January 2011, the Company agreed to increase share capital through the issue of 87 million new non-voting shares, which it will use in its acquisition of Talecris. These shares are scheduled to be listed on the NASDAQ Global Market (United States) and the Automated Quotation System (“mercado continuo”) (Spain).

The Group has therefore completed all the tranches of the proposed financing structure to conclude the transaction, which is still pending approval by the U.S. Federal Trade Commission (FTC).

On 5 March 2011 Grifols has extended the deadline for closing the acquisition of Talecris Biotherapeutics Holdings Corp. and the financing and commitments with those extending the financing to 30 June 2011.

(35)	Subsequent Events (2)

Acquisition of Talecris Biotherapeutics Holdings Corp. and subsidiaries

On 2 June 2011 the Group finalized the acquisition of 100% of the share capital of Talecris, which also specialises in the production of plasma-derived biological medication, for a total consideration of Euros 2,593 million (US Dollars 3,736 million).

As described in note 31 e) the operation was performed through a combined offer of cash, and a new issue of Grifols non-voting shares (hereinafter Class B shares).

On 2 May 2011, the Group signed a “Consent Agreement” with the Staff of the Bureau of Competition of the US Federal Trade Commission (FTC) by means of which the conditions for the merger transaction between both companies were agreed.

To satisfy the Consent Agreement conditions, the Group has signed agreements for the sale of assets and entered into certain commercial, lease and manufacturing agreements with the Italian company Kedrion, for up to seven years.

These agreements refer to the following areas:

•	Kedrion and Grifols entered into a contract manufacturing agreement to fractionate and purify Kedrion’s plasma to deliver IVIG and Albumin under Kedrion’s private label, and Factor VIII under the trade name Koate, all of them for sale only in the United States.

•	Grifols is committed to sell to Kedrion the Melville fractionation facility. Grifols lease from Kedrion the Melville fractionation facility being the lease term 3 years with an optional extension of up to 1 year at Grifols request.

•	Grifols transfer to Kedrion all Koate (factor VIII) technology and commercial agreements for the US market. Grifols will produce Koate for Kedrion up to a period of 7 years.

•	Grifols is committed to sell to Kedrion two plasma collection centers. In addition Grifols committed to sell 200.000 liters of source plasma to Kedrion at a fixed price.

•	Grifols authorizes Kedrion to market and sell in the US, IVIG and albumin manufactured by Grifols for Kedrion.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

After approval of the acquisition by the FTC, these conditions established in the Consent Agreement have been executed on 3 June 2011.

At the date of publication of these Consolidated Financial Statements, taking into account that the transaction is recent and not all the information necessary to adequately determine the fair value of the assets, liabilities and contingent liabilities, the Group has not made any fair value adjustments to book values of Talecris at acquisitions date, prepared under IFRS. The areas under analysis are mainly tangible and intangible assets, acquired in-process research and development, customer relationships, developed and core technology, intellectual property, patents and trade names and contingent liabilities.

Details of the aggregate business combination cost and provisional fair value of the net assets acquired and provisional goodwill at the acquisition date (or excess of the cost of the business combination over the fair value of identifiable net assets acquired) follows. The values shown in the below table should therefore be considered as provisional amounts.

	Thousands of	Thousands
	Euros	of USD

Cost of business combination (valuation of Class B Shares)	829,799	1,195,574
Cash paid (19 USD per share)	1,763,601	2,540,997

Total cost of business combination	2,593,400	3,736,571
Book value of net assets acquired (provisional)	469,318	676,193

Goodwill (excess of the cost of the business combination over the fair value of identifiable net assets acquired)	2,124,082	3,060,378

	(see note 6)
Cash paid	1,763,601	2,540,996
Cash and cash equivalents of the acquired company	(149,693)	(215,678)

Cash outflow for the acquisition	1,613,908	2,325,319

The fair value of Class B shares has been determined at the average price of the first weeks of quotation price on the stock exchange, being considered as a representative period for determining the fair value as they started quotation on 2 June 2011.

Costs incurred in the acquisition amounting to Euros 55 million have been expensed as incurred (thereof Euros 17 million already incurred in the year 2010).

Goodwill generated in the acquisition is attributed to the workforce, synergies and other expected benefits from the business combination of the assets and activities of the Group.

The acquisition of Talecris will consolidate the Group as the world’s third largest producer of plasma products, significantly expanding its presence in the United States. Among other aspects, it will increase product availability in the market to the benefit of patients, through higher collection capacity and plasma fractionation, as well as with complementary R&D projects.

Sale of Spanish properties and lease back

On 10 May, 2011 the Group sold five properties based in Spain mainly related to non-core assets such as offices and warehouses and a factory premise, by an aggregated amount of Euros 80.4 million to Gridpan Invest, S.L., a company fully owned by Scranton Enterprises, B.V., a related party of Grifols, S.A. Two of the premises were sold together with its related mortgage loans amounting in total to Euros 53.5 million. As a result of the transactions the Group has recognized a net loss of Euros 7.4 million. The prices paid for the properties were established based on the appraisals made by independent appraisers.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

At the same time, operating lease agreements for the aforementioned properties were entered into with Gridpan Invest, S.L., the main terms of the agreements being as follows:

•	Compulsory initial term of five years,

•	Initial rent established at market prices and will be reviewed annually, based on the percentage variation in the Spanish Consumer Price Index (CPI),

•	Automatic extensions of five-year periods that can be avoided by both parties by a six month anticipated notice.

•	Upon vacating the premises, the lessor will reimburse Grifols for the remaining value of leasehold improvements Grifols made.

In addition, the Group entered into a free of charge purchase option over the shares of Gridpan Invest, S.L. exercisable between 10 May 2016 and 10 May 2017. The strike price will be at market value at the date of exercise, based on independent appraisers.

The rental expense recognized by the Group for the six months period ended 30 June 2011 in connection with these agreements amounted to Euros 1,084 thousand, which related in full to the minimum contractual payments.

Sale of properties and equipment in the USA and lease back

On 9 June 2011 the Group entered into several agreements for the sale and lease back of a manufacturing building and related equipment to third party companies California Biogrif 330, LP and LA 300 Biologicals Financing, LP respectively. In addition, a lease was entered into for the piece of land on which the building sold is constructed, for a term of 99 years, to the same party. The sales price received for the building amounted to US Dollars 35.4 million (Euros 24.6 million) and the sales price for the equipment US Dollars 23.8 million (Euros 16.5 million).

The lease of the building has been designed as operating, while the lease of the equipment is considered as finance considering the terms of the purchase option. As a result of the sale of the building, the Group has recognized a net loss of US Dollars 2.4 million (Euros 1.3 million) mainly due to the expenses incurred on the transaction.

The main terms of the operating lease agreement over the building are as follows:

•	Compulsory initial term of 20 years.

•	Initial rent has been established at market prices and will be reviewed annually with a 3% increase. On the first day of the sixth year, the remaining rents until year twenty will be paid in advance in a lump sum.

•	Renewal option to extend for a ten-year period at Grifols Group election.

•	Purchase options granted during the sixth year and in year twenty (20) at market value, to be estimated by independent appraisers.

The main terms of the finance lease agreement over the equipment are a compulsory term of five years, and sixty (60) monthly rent instalments of Dollars 529 thousand (Euros 369 thousand). The lease agreement is not renewable and provides for the repurchase of the equipment at the end of the term for $1.

The rental expense recognized by the Group for the six month period ended 30 June 2011 in connection with the operating lease agreement amounted to US Dollars 148 thousand (Euros 103 thousand) , which related in full to the minimum contractual payments.

GRIFOLS, S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements — (Continued)

Woolloomooloo Holdings Pty Ltd

In August 2011 Grifols acquired the remaining 51% outstanding capital stock of Woolloomooloo Holdings Pty Ltd. the holding company of the Australian-Swiss group, Lateral-Medion, of which the Company had acquired 49% of the capital stock and 100% of the voting rights on March 2009. The total sum paid for the acquisition of the remaining 51% of the capital stock amounts to AUD 12.5 million (Euros 9.5 million).

(36)	Condensed Consolidated Financial Information

The High Yield Senior Unsecured Notes (note 34) were issued by Grifols Inc., which is a wholly-owned subsidiary of Grifols, S.A., and are jointly and severally, irrevocably and fully and unconditionally guaranteed by Grifols, S.A. and certain other of its wholly-owned subsidiaries (“the Guarantors”). Supplemental condensed consolidating financial information is presented in Appendix V comprising the Group’s income statements and cash flow statements, both consolidated, for Fiscal 2010, Fiscal 2009 and Fiscal 2008 and its consolidated balance sheets as at December 31, 2010 and December 31, 2009, showing the amounts attributable to Grifols, S.A., Grifols Inc. and those of its other subsidiaries that were Guarantors as at December 31, 2010 separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidated financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”, which is included in Appendix V.

The Board of Directors of Grifols, S.A. approved these Consolidated Financial Statements on 4 October 2011.

APPENDIX I

GRIFOLS, S.A. AND SUBSIDIARIES
OPERATING SEGMENTS

	Bioscience			Hospital			Diagnostics			Raw Materials			Others/Unallocated			Consolidated
	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008
	(Expressed in thousands of Euros)

Revenues	773,372	694,969	617,918	89,552	86,328	82,566	109,088	103,091	85,705	4,815	22,665	22,794	13,903	6,133	5,328	990,730	913,186	814,311

Total revenues	773,372	694,969	617,918	89,552	86,328	82,566	109,088	103,091	85,705	4,815	22,665	22,794	13,903	6,133	5,328	990,730	913,186	814,311

Profit/(Loss) for the segment	306,091	297,584	262,229	7,401	8,374	8,534	6,793	12,136	13,603	2,110	3,850	7,369	7,785	6,133	5,328	330,180	328,077	297,063

Unallocated expense													(120,497)	(101,549)	(94,102)	(120,497)	(101,549)	(94,102)

Operating profit																209,683	226,528	202,961

Finance income/expenses																(51,020)	(22,585)	(30,716)

Share of profit/(loss) of equity accounted investees	(879)	0	0	0	0	0	0	51	24	0	0	0	0	0	0	(879)	51	24
Income tax expense																(42,517)	(56,424)	(50,153)

Profit for the year after tax																115,267	147,570	122,116

Segment assets	1,062,464	994,245	798,843	85,992	68,214	63,660	129,824	82,202	67,087	954	1,312	4,379	0	0	0	1,279,234	1,145,973	933,969
Equity accounted investments	516	0	0	0	0	0	0	383	374	0	0	0	0	0	0	516	383	374
Unallocated assets													609,232	510,821	245,896	609,232	510,821	245,896

Total assets																1,888,982	1,657,177	1,180,239

Segment liabilities	74,489	79,988	75,120	14,486	12,579	11,909	12,573	10,763	9,066	0	0	0	0	0	0	101,548	103,330	96,095
Unallocated liabilities													1,080,044	975,319	602,865	1,080,044	975,319	602,865

Total liabilities																1,181,592	1,078,649	698,960

Other information:
Amortisation and depreciation	21,630	21,893	21,644	4,719	3,808	3,725	8,265	5,261	5,000	0	0	67	11,162	8,592	2,820	45,776	39,554	33,256
Expenses that do not require cash payments	(526)	(2,059)	(1,744)	(12)	(70)	32	0	(1)	15	0	0	(7)	0	(26)	(275)	(538)	(2,156)	(1,979)
Additions for the year of property, plant & equipment and intangible assets	65,344	70,702	65,954	13,132	7,524	9,266	15,897	14,067	14,078	0	0	516	11,424	26,477	39,879	105,797	118,770	129,693

This Appendix forms an integral part of note 6 to the consolidated financial statements

APPENDIX I

GRIFOLS, S.A. AND SUBSIDIARIES
GEOGRAPHICAL INFORMATION

	Spain			European Union			United States			Rest of the World			Consolidated
	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008
	(Expressed in thousands of Euros)

Revenues	227,947	225,759	190,809	204,244	198,832	213,290	339,018	296,659	290,666	219,521	191,936	119,546	990,730	913,186	814,311

Assets by geographic areas	682,473	632,537	532,392	117,706	82,245	96,845	936,030	821,641	502,797	152,773	120,754	48,205	1,888,982	1,657,177	1,180,239

Other information:
Additions for the year of property, plant & equipment and intangible assets	50,319	65,046	93,005	3,972	2,341	999	43,847	43,726	33,475	7,659	7,657	2,214	105,797	118,770	129,693

This Appendix forms an integral part of note 6 to the consolidated financial statements

APPENDIX II

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Other Intangible Assets
For the Year Ended 31 December 2010

	Balances at				Translation	Balances at
	31/12/2009	Additions	Transfers	Disposals	Differences	31/12/2010
	(Expressed in thousands of Euros)

Development costs	55,414	6,614	0	(26)	69	62,071
Concessions, patents, licenses brands & similar	46,259	2,410	847	0	3,227	52,743
Software	28,597	5,455	318	(20)	352	34,702
Other intangible assets	513	2,121	0	(299)	10	2,345

Total cost of intangible assets	130,783	16,600	1,165	(345)	3,658	151,861
Accum. amort. of development costs	(29,427)	(3,699)	0	0	(69)	(33,195)
Accum. amort of concessions, patents, licenses, brands & similar	(15,526)	(1,603)	(845)	0	(654)	(18,628)
Accum. amort. of software	(16,430)	(4,965)	1	20	(172)	(21,546)
Accum. amort. of other intangible assets	0	(189)	(4)	0	0	(193)

Total accum. amort intangible assets	(61,383)	(10,456)	(848)	20	(895)	(73,562)
Impairment of other intangible assets	(15)	0	0	15	0	0

Carrying amount of intangible assets	69,385	6,144	317	(310)	2,763	78,299

This appendix forms an integral part of note 8 to the consolidated financial statements

APPENDIX II

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Other Intangible Assets
For the Year Ended 31 December 2009

	Balances at		Business			Translation	Balances at
	31/12/2008	Additions	Combinations	Transfers	Disposals	Differences	31/12/2009
	(Expressed in thousands of Euros)

Development costs	47,299	8,146	0	0	0	(31)	55,414
Concessions, patents, licenses brands & similar	40,461	1	6,525	(5)	0	(723)	46,259
Software	22,272	6,700	0	1	(240)	(136)	28,597
Other intangible assets	0	508	0	5	0	0	513

Total cost of intangible assets	110,032	15,355	6,525	1	(240)	(890)	130,783
Accum. amort. of development costs	(23,878)	(5,580)	0	0	0	31	(29,427)
Accum. amort of concessions, patents, licenses, brands & similar	(14,881)	(806)	0	0	0	161	(15,526)
Accum. amort. of software	(13,517)	(3,097)	0	0	132	52	(16,430)

Total accum. amort intangible assets	(52,276)	(9,483)	0	0	132	244	(61,383)
Impairment of other intangible assets	0	(15)	0	0	0	0	(15)

Carrying amount of intangible assets	57,756	5,857	6,525	1	(108)	(646)	69,385

			(note 3)

This appendix forms an integral part of note 8 to the consolidated financial statements

APPENDIX II

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Other Intangible Assets
For the Year Ended 31 December 2008

	Balances at				Translation	Balances at
	31/12/2007	Additions	Transfers	Disposals	Differences	31/12/2008
	(Expressed in thousands of Euros)

Intangible assets
Development costs	43,141	5,255	0	(1,146)	49	47,299
Concessions, patents, licenses brands and similar	40,790	0	0	(1,618)	1,289	40,461
Software	17,704	4,489	(59)	(8)	146	22,272

Total cost of intangible assets	101,635	9,744	(59)	(2,772)	1,484	110,032
Accum. amort. of development costs	(18,916)	(4,634)	(287)	0	(41)	(23,878)
Accum. amort of concessions, patents, licenses, brands & similar	(14,110)	(2,322)	287	1,616	(352)	(14,881)
Accum. amort. of software	(11,386)	(2,124)	59	10	(76)	(13,517)

Total Accum. amort intangible assets	(44,412)	(9,080)	59	1,626	(469)	(52,276)

Carrying amount of intangible assets	57,223	664	0	(1,146)	1,015	57,756

This appendix forms an integral part of note 8 to the consolidated financial statements

APPENDIX III

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Property, Plant and Equipment
For the Year Ended 31 December 2010

	Balances at				Translation	Balances at
	31/12/09	Additions	Transfers	Disposals	Differences	31/12/10
	(Expressed in thousands of Euros)

Cost:
Land and buildings	142,600	10,594	28,930	(1,085)	3,703	184,742
Plant and machinery	344,030	35,356	21,857	(8,242)	12,268	405,269
Under construction	70,781	43,247	(49,694)	0	1,950	66,284

	557,411	89,197	1,093	(9,327)	17,921	656,295

Accumulated depreciation:
Buildings	(9,502)	(1,890)	(16)	0	(139)	(11,547)
Plant and machinery	(176,204)	(33,430)	(1,394)	6,016	(4,956)	(209,968)

	(185,706)	(35,320)	(1,410)	6,016	(5,095)	(221,515)

Impairment of other property, plant and equipment	0	(649)	0	0	0	(649)

Carrying amount	371,705	53,228	(317)	(3,311)	12,826	434,131

This appendix forms an integral part of note 9 to the consolidated financial statements

APPENDIX III

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Property, Plant and Equipment
For the Year Ended 31 December 2009

	Balances at		Business			Translation	Balances at
	31/12/08	Additions	Combinations	Transfers	Disposals	Differences	31/12/09
	(Expressed in thousands of Euros)

Cost:
Land and buildings	111,067	9,729	0	22,905	0	(1,101)	142,600
Plant and machinery	287,761	33,994	2,307	27,784	(5,881)	(1,935)	344,030
Under construction	63,620	59,692	0	(50,882)	(757)	(892)	70,781

	462,448	103,415	2,307	(193)	(6,638)	(3,928)	557,411

Accumulated depreciation:
Buildings	(8,049)	(1,514)	0	0	0	61	(9,502)
Plant and machinery	(153,390)	(28,557)	0	192	4,942	609	(176,204)

	(161,439)	(30,071)	0	192	4,942	670	(185,706)

Carrying amount	301,009	73,344	2,307	(1)	(1,696)	(3,258)	371,705

			(note 3)

This appendix forms an integral part of note 9 to the consolidated financial statements

APPENDIX III

GRIFOLS, S.A. AND SUBSIDIARIES

Changes in Property, Plant and Equipment
For the Year Ended 31 December 2008

	Balances at		Business			Translation	Balances at
	31/12/07	Additions	Combinations	Transfers	Disposals	Differences	31/12/08
	(Expressed in thousands of Euros)

Cost:
Land and buildings	79,845	29,142	0	641	0	1,439	111,067
Plant and machinery	233,812	35,408	3	22,423	(5,939)	2,054	287,761
Under construction	30,079	55,399	0	(23,948)	(128)	2,218	63,620

	343,736	119,949	3	(884)	(6,067)	5,711	462,448

Accumulated depreciation:
Buildings	(6,735)	(1,234)	0	(39)	29	(70)	(8,049)
Plant and machinery	(135,669)	(22,942)	0	923	5,027	(729)	(153,390)

	(142,404)	(24,176)	0	884	5,056	(799)	(161,439)

Carrying amount	201,332	95,773	3	0	(1,011)	4,912	301,009

			(note 3)

This appendix forms an integral part of note 9 to the consolidated financial statements

APPENDIX IV

GRIFOLS, S.A. AND SUBSIDIARIES

Non-current Loans and Borrowings
For the Year Ended 31 December 2010

						Initial Loan
		Interest	Concession	Maturity	Face	Arrangement	Carrying
Loan	Currency	Rate	Date	Date	Amount	Expenses	Amount
					Thousands of Euros
	(Expressed in thousands of Euros)

Syndicated loan — Club deal	EUR	Euribor + 0,8%	01/05/2008	26/05/2013	350,000	(2,427)	99,408
Instituto de crédito Oficial	EUR	Euribor + 1%	01/06/2006	26/05/2016	30,000	(210)	17,955
Caixa Catalunya — Mortgage loan	EUR	Euribor + 0,9%	01/02/2008	01/02/2018	14,000	(294)	10,115
Banco Santander	EUR	ICO + 1,8%	01/06/2009	01/06/2016	6,000	—	5,400
Caja de Madrid	EUR	Euribor + 1%	05/06/2009	05/06/2016	6,000	—	5,400
Banco Guipuzcoano	EUR	Euribor + 1%	25/03/2010	25/03/2020	8,500	—	8,500
Banco Sabadell	EUR	Euribor + 1%	11/06/2010	30/06/2012	1,465	—	1,413
SCH	EUR	1.75%	13/10/2010	13/10/2017	900	—	876
Ibercaja	EUR	Euribor + 1,99%	30/07/2009	31/07/2016	1,800	—	1,664
Caja de Madrid		Euribor + 2%	09/03/2010	25/03/2020	10,000	—	10,000
SCH		Euribor + 1%	18/11/2010	31/01/2012	169	—	169
BBVA — Mortgage loan	EUR	Euribor + 1,2%	21/10/2008	31/12/2024	45,000	(676)	39,201
Caixa Catalunya	EUR	ICO + 1,99%	30/07/2009	25/08/2016	1,440	—	1,353
Caixa Galicia	EUR	Euribor + 1%	11/06/2010	25/06/2020	1,180	—	1,003
Banca Toscana	EUR	6 months Euribor + 1%	08/05/2008	30/06/2013	3,000	—	939
Cofides	EUR	6 months Euribor + 0,45%	01/08/2008	20/08/2017	6,854	—	5,875
Cofides	EUR	Euribor + 2%	20/09/2011	20/03/2017	10,745	—	10,177

					497,053	(3,607)	219,448

Non-current finance lease creditors (see note 22)					—	—	4,734

					497,053	(3,607)	224,182

This appendix forms an integral part of note 22 to the consolidated financial statements.

APPENDIX IV

GRIFOLS, S.A. AND SUBSIDIARIES
Non-current Loans and Borrowings
For the Year Ended 31 December 2009

						Initial Loan
		Interest	Concession	Maturity	Face	Arrangement	Carrying
Loan	Currency	Rate	Date	Date	Amount	Expenses	Amount
					Thousands of Euros
	(Expressed in thousands of Euros)

Syndicated loan — Club deal	EUR	Euribor + 0,8%	01/05/2008	26/05/2013	350,000	(2,427)	195,471
Instituto de crédito Oficial	EUR	Euribor + 1%	01/06/2006	26/05/2016	30,000	(210)	21,933
Caixa Catalunya — Mortgage loan	EUR	Euribor + 0,9%	01/02/2008	01/02/2018	14,000	(294)	11,733
Banco Santander	EUR	ICO + 1,8%	01/06/2009	01/06/2016	6,000	—	6,000
Caja de Madrid	EUR	Euribor + 1%	05/06/2009	05/06/2016	6,000	—	6,000
Ibercaja	EUR	Euribor + 1,9%	30/07/2009	31/07/2016	1,800	—	1,800
BBVA — Mortgage loan	EUR	Euribor + 1,2%	21/10/2008	31/12/2024	45,000	(676)	33,649
Caixa Catalunya	EUR	ICO + 1,99%	30/07/2009	25/08/2016	1,440	—	1,440
Banca Toscana	EUR	6 months Euribor + 1%	08/05/2008	30/06/2013	3,000	—	1,552
Cofides	EUR	6 months Euribor + 0,45%	01/08/2008	20/08/2017	6,854	—	6,854

					464,094	(3,607)	286,432

Non-current finance lease creditors (see note 22)					—	—	6,202

					464,094	(3,607)	292,634

This appendix forms an integral part of note 22 to the consolidated financial statements.

APPENDIX IV

GRIFOLS, S.A. AND SUBSIDIARIES

Non-current Loans and Borrowings
For the Year Ended 31 December 2008

						Initial Loan
		Interest	Concession	Maturity	Face	Arrangement	Carrying
Loan	Currency	Rate	Date	Date	Amount	Expenses	Amount
					Thousands of Euros
	(Expressed in thousands of Euros)

Syndicated loan — Club deal	EUR/USD	Euribor + 0,8%	01/05/2008	26/05/2013	350,000	(1,984)	225,320
Institut Catalá de Finances	EUR	5.70%	27/01/2005	28/02/2010	6,247	(62)	312
Instituto de Crédito Oficial	EUR	4.94%	01/06/2006	26/05/2016	30,000	(210)	25,907
Caixa Catalunya — Mortgage loan	EUR	5.25%	01/02/2008	01/02/2018	14,000	(294)	13,350
BBVA — Mortgage loan	EUR	6.50%	21/10/2008	31/12/2024	45,000	(676)	30,463
Banca Toscana	EUR	5.33%	08/05/2008	30/06/2013	3,000	—	2,183
Cofides	EUR	5.61%	01/08/2008	20/08/2017	6,854	—	6,854

					448,247	(3,226)	304,389

Non-current finance lease creditors (see note 22)					—	—	7,124

					448,247	(3,226)	311,513

This appendix forms an integral part of note 22 to the consolidated financial statements.

APPENDIX V
GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2009

			Guarantor	Non-Guarantor	Consolidating
Assets	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Unaudited)
	(Expressed in thousands of euros)

Non-current assets
Intangible assets
Goodwill	0	0	27,165	12,465	134,370	174,000
Other intangible assets	8,111	950	44,251	3,405	12,668	69,385

Total intangible assets	8,111	950	71,416	15,870	147,038	243,385
Property, plant and equipment	94,683	18,508	187,213	72,299	(998)	371,705
Investments in Subsidiaries	342,810	206,165	16,356	273	(565,604)	0
Advances and notes between parent and subsidiaries	0	21,748	0	0	(21,748)	0
Investments in equity accounted investees	0	0	0	0	383	383
Non-current financial assets	650	2,125	727	229	0	3,731
Deferred tax assets	953	1,774	9,218	1,604	19,846	33,395

Total non-current assets	447,207	251,270	284,930	90,275	(421,083)	652,599

Current assets
Inventories	704	0	495,542	62,006	(73,790)	484,462
Trade and other receivables
Trade receivables	9,419	182,073	270,117	118,660	(372,429)	207,840
Other receivables	8,344	51	23,989	7,156	0	39,540
Current income tax assets	4,178	2,139	508	2,476	(1,499)	7,802

Trade and other receivables	21,940	184,263	294,613	128,292	(373,926)	255,182
Advances and notes between parent and subsidiaries	222,829	44,522	13,522	21,840	(302,713)	0
Other current financial assets	1,921	123	1	6,172	0	8,217
Other current assets	2,707	318	3,156	1,164	0	7,345
Cash and cash equivalents	144	237,804	7,191	4,233	0	249,372

Total current assets	250,245	467,030	814,025	223,707	(750,429)	1,004,578

Total assets	697,452	718,300	1,098,955	313,982	(1,171,512)	1,657,177

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2009

			Guarantor	Non-Guarantor	Consolidating
Equity and liabilities	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Unaudited)
	(Expressed in thousands of euros)

Equity
Share capital	106,532	0	21,497	36,080	(57,577)	106,532
Share premium	121,802	72,932	123,317	5,703	(201,952)	121,802
Reserves	59,342	193,822	92,666	52,597	(83,524)	314,903
Own shares	(677)	0	0	0	0	(677)
Interim dividend	(31,960)	0	0	(208)	208	(31,960)
Profit for the year attributable to the Parent	72,923	(2,976)	137,853	26,664	(86,492)	147,972

Total equity	327,962	263,778	375,333	120,836	(429,337)	658,572
Cash flow hedges	0	(1,948)	0	0	0	(1,948)
Translation differences	0	(44)	(34,796)	(478)	(54,935)	(90,253)

Accumulated other comprehensive income	0	(1,992)	(34,796)	(478)	(54,935)	(92,201)
Equity attributable to the Parent	327,962	261,786	340,537	120,358	(484,272)	566,371
Non-controlling interests	0	0	0	86	12,071	12,157

Total equity	327,962	261,786	340,537	120,444	(472,201)	578,528

Liabilities
Non-current liabilities
Grants	77	174	2,000	60	0	2,311
Provisions	0	0	989	243	0	1,232
Non-current financial liabilities
Loans and borrowings, bonds and other marketable securities	236,733	410,550	21,577	34,327	0	703,187
Advances and notes between parent and subsidiaries	16,854	0	0	7,089	(23,943)	0
Other financial liabilities	367	0	11,565	620	0	12,552

Total non-current financial liabilities	253,954	410,550	33,142	42,036	(23,943)	715,739
Deferred tax liabilities	11,231	1,349	44,503	4,172	(931)	60,324

Total non-current liabilities	265,262	412,073	80,634	46,511	(24,874)	779,606

Current liabilities
Provisions	291	0	30	4,381	0	4,702
Current financial liabilities
Loans and borrowings, bonds and other marketable securities	35,579	6,907	42,988	28,517	0	113,991
Advances and notes between parent and subsidiaries	43,768	0	234,177	22,576	(300,521)	0
Other financial liabilities	3,594	0	7,496	1,140	0	12,230

Total current financial liabilities	82,941	6,907	284,661	52,233	(300,521)	126,221
Debts with associates	0	0	0	0	0	0
Trade and other payables
Suppliers	10,583	35,919	371,086	75,744	(372,423)	120,909
Other payables	7,464	8	7,116	3,244	0	17,832
Current income tax liabilities	0	0	946	3,805	(1,493)	3,258

Total trade and other payables	18,047	35,927	379,148	82,793	(373,916)	141,999
Other current liabilities	2,949	1,607	13,945	7,620	0	26,121

Total current liabilities	104,228	44,441	677,784	147,027	(674,437)	299,043

Total liabilities	369,490	456,514	758,418	193,538	(699,311)	1,078,649

Total equity and liabilities	697,452	718,300	1,098,955	313,982	(1,171,512)	1,657,177

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
Assets	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Non-current assets
Intangible assets
Goodwill	0	0	29,895	15,123	144,430	189,448
Other intangible assets	5,731	3,162	49,120	4,725	15,561	78,299

Total intangible assets	5,731	3,162	79,015	19,848	159,991	267,747
Property, plant and equipment	95,452	28,150	231,728	78,801	0	434,131
Investments in Subsidiaries	345,025	222,273	2,532	938	(570,768)	0
Advances and notes between parent and subsidiaries	0	21,005	0	0	(21,005)	0
Investments in equity accounted investees	0	0	0	0	598	598
Non-current financial assets	709	5,804	734	288	0	7,535
Deferred tax assets	1,091	2,076	9,534	2,932	19,256	34,889

Total non-current assets	448,008	282,470	323,543	102,807	(411,928)	744,900
Current assets
Inventories	796	0	538,311	59,401	(70,643)	527,865
Trade and other receivables
Trade receivables	8,946	11,561	209,758	100,719	(106,629)	224,355
Other receivables	3,157	201	27,612	11,971	1,091	44,032
Current income tax assets	6,168	6,071	297	2,071	0	14,607

Trade and other receivables	18,271	17,833	237,667	114,761	(105,538)	282,994
Advances and notes between parent and subsidiaries	238,262	(1,311)	14,699	22,860	(274,510)	0
Other current financial assets	267	224	8	12,447	0	12,946
Other current assets	13,460	60,568	5,150	1,450	0	80,628
Cash and cash equivalents	25	227,456	1,444	10,724	0	239,649

Total current assets	271,081	304,770	797,279	221,643	(450,691)	1,144,082

Total assets	719,089	587,240	1,120,822	324,450	(862,619)	1,888,982

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
at 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
Equity and Liabilities	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Equity
Share capital	106,532	0	21,497	36,340	(57,837)	106,532
Share premium	121,802	72,932	106,854	5,703	(185,489)	121,802
Reserves	73,076	190,844	175,221	59,636	(95,173)	403,604
Own shares	(1,927)	0	0	0	0	(1,927)
Interim dividend	0	0	0	(152)	152	0
Profit for the year attributable to the Parent	63,226	(10,726)	112,853	23,906	(73,746)	115,513

Total equity	362,709	253,050	416,425	125,433	(412,093)	745,524
Cash flow hedges	0	(1,751)	0	0	0	(1,751)
Translation differences	0	20,449	(18,344)	11,123	(63,961)	(50,733)

Accumulated other comprehensive income	0	18,698	(18,344)	11,123	(63,961)	(52,484)
Equity attributable to the Parent	362,709	271,748	398,081	136,556	(476,054)	693,040
Non-controlling interests	0	0	0	0	14,350	14,350

Total equity	362,709	271,748	398,081	136,556	(461,704)	707,390

Liabilities
Non-current liabilities
Grants	142	187	1,683	76	0	2,088
Provisions	0	0	1,127	251	0	1,378
Non-current financial liabilities
Loans and borrowings, bonds and other marketable securities	133,982	441,203	40,350	49,695	155	665,385
Advances and notes between parent and subsidiaries	15,875	0	0	5,130	(21,005)	0
Other financial liabilities	200	0	9,596	678	0	10,474

Total non-current financial liabilities	150,057	441,203	49,946	55,503	(20,850)	675,859
Deferred tax liabilities	11,907	2,860	62,718	1,519	137	79,141

Total non-current liabilities	162,106	444,250	115,474	57,349	(20,713)	758,466
Current liabilities
Provisions	257	0	30	4,078	0	4,365
Current financial liabilities
Loans and borrowings, bonds and
other marketable securities	103,131	7,364	41,433	39,862	(155)	191,635
Advances and notes between parent and subsidiaries	42,863	(162,772)	385,947	9,017	(275,055)	0
Other financial liabilities	8,830	0	9,316	90	0	18,236

Total current financial liabilities	154,824	(155,408)	436,696	48,969	(275,210)	209,871
Debts with associates	1,162	0	0	0	0	1,162
Trade and other payables
Suppliers	33,426	24,766	146,861	60,617	(104,992)	160,678
Other payables	1,141	12	5,288	3,627	1,860	11,928
Current income tax liabilities	0	0	2,369	3,663	(1,860)	4,172

Total trade and other payables	34,567	24,778	154,518	67,907	(104,992)	176,778
Other current liabilities	3,464	1,872	16,023	9,591	0	30,950

Total current liabilities	194,274	(128,758)	607,267	130,545	(380,202)	423,126

Total liabilities	356,380	315,492	722,741	187,894	(400,915)	1,181,592

Total equity and liabilities	719,089	587,240	1,120,822	324,450	(862,619)	1,888,982

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
for the year ended 31 December 2008

			Guarantor	Non-Guarantor	Consolidating
Profit and Loss	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Revenues	54,725	17,424	1,211,130	320,481	(789,449)	814,311
Changes in inventories of finished goods and work in progress	0	0	64,328	482	(33,752)	31,058
Self-constructed non-current assets	1,731	0	9,823	2,395	11,845	25,794
Supplies	(288)	0	(670,916)	(177,875)	642,341	(206,738)
Other operating income	68	0	1,171	50	0	1,289
Personnel expenses	(20,483)	(8,708)	(162,901)	(46,067)	0	(238,159)
Other operating expenses	(31,786)	(8,305)	(243,732)	(53,113)	144,648	(192,288)
Amortisation and depreciation	(4,245)	(497)	(24,178)	(4,270)	(66)	(33,256)
Non-financial and other capital grants	0	0	2,941	0	0	2,941
Impairment and net losses on disposal of fixed assets	(31)	0	(1,960)	0	0	(1,991)

Results from operating activities	(309)	(86)	185,706	42,083	(24,433)	202,961

Finance income	11,184	1	2,411	1,151	(12,065)	2,682
Dividends	72,172	25,035	10,382	48	(107,637)	0
Finance expense	(18,626)	(1,892)	(18,443)	(2,597)	12,253	(29,305)
Change in fair value of financial instruments	(1,195)	0	(73)	0	0	(1,268)
Exchange gains/(losses)	(1,335)	752	2,395	(4,637)	0	(2,825)

Net Finance expense	62,200	23,896	(3,328)	(6,035)	(107,449)	(30,716)

Share of profit/(loss) of equity accounted investees	0	0	0	0	24	24

Profit before income tax from continuing operations	61,891	23,810	182,378	36,048	(131,858)	172,269

Income tax expense	2,755	448	(50,673)	(10,295)	7,612	(50,153)

Profit after income tax from continuing operations	64,646	24,258	131,705	25,753	(124,246)	122,116

Consolidated profit for the year	64,646	24,258	131,705	25,753	(124,246)	122,116

Profit attributable to equity holders of the Parent	64,646	24,258	131,705	25,753	(124,634)	121,728
Profit/(loss) attributable to non-controlling interests	0	0	0	0	388	388

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
for the year ended 31 December 2009

			Guarantor	Non-Guarantor	Consolidating
Profit and Loss	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Revenues	64,981	19,074	1,367,208	373,372	(911,449)	913,186
Changes in inventories of finished goods and work in progress	0	0	103,193	989	(31,089)	73,093
Self-constructed non-current assets	2,406	571	11,605	6,973	19,587	41,142
Supplies	(449)	0	(809,640)	(215,708)	739,523	(286,274)
Other operating income	59	0	678	706	0	1,443
Personnel expenses	(23,337)	(12,781)	(181,298)	(55,763)	11	(273,168)
Other operating expenses	(31,633)	(5,727)	(258,789)	(67,898)	160,666	(203,381)
Amortisation and depreciation	(5,659)	(850)	(27,319)	(5,726)	0	(39,554)
Non-financial and other capital grants	431	0	637	120	0	1,188
Impairment and net losses on disposal of fixed assets	(148)	(2)	(843)	(154)	0	(1,147)

Results from operating activities	6,651	285	205,432	36,911	(22,751)	226,528

Finance income	9,395	6,054	3,699	1,384	(13,465)	7,067
Dividends	72,226	0	0	165	(72,391)	0
Finance expense	(10,660)	(10,267)	(16,787)	(3,762)	14,389	(27,087)
Change in fair value of financial instruments	(979)	0	146	0	246	(587)
Gains/(losses) on disposal of financial instruments	0	0	(1,482)	0	1,237	(245)
Exchange gains/(losses)	(723)	(858)	(242)	90	0	(1,733)

Net Finance expense	69,259	(5,071)	(14,666)	(2,123)	(69,984)	(22,585)

Share of profit/(loss) of equity accounted investees	0	0	0	0	51	51

Profit before income tax from continuing operations	75,910	(4,786)	190,766	34,788	(92,684)	203,994

Income tax expense	(2,987)	1,810	(52,913)	(8,124)	5,790	(56,424)

Profit after income tax from continuing operations	72,923	(2,976)	137,853	26,664	(86,894)	147,570

Consolidated profit for the year	72,923	(2,976)	137,853	26,664	(86,894)	147,570

Profit attributable to equity holders of the Parent	72,923	(2,976)	137,853	26,664	(86,492)	147,972
Profit/(loss) attributable to non-controlling interests	0	0	0	0	(402)	(402)

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Income Statements
for the year ended 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
Profit and Loss	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Revenues	66,966	21,313	1,351,397	428,832	(877,778)	990,730
Changes in inventories of finished goods and work in progress	0	0	25,189	(1,872)	22,432	45,749
Self-constructed non-current assets	580	1,208	10,165	2,672	18,888	33,513
Supplies	(464)	0	(732,316)	(247,988)	673,909	(306,859)
Other operating income	93	0	1,014	89	0	1,196
Personnel expenses	(23,931)	(13,651)	(189,100)	(62,326)	0	(289,008)
Other operating expenses	(43,753)	(7,417)	(260,686)	(77,041)	168,679	(220,218)
Amortisation and depreciation	(7,384)	(992)	(28,623)	(8,222)	(555)	(45,776)
Non-financial and other capital grants	259	0	470	(1)	0	728
Impairment and net losses on disposal of fixed assets	(2)	(139)	(756)	(578)	1,103	(372)

Results from operating activities	(7,636)	322	176,754	33,565	6,678	209,683

Finance income	4,054	15,172	2,856	1,243	(18,799)	4,526
Dividends	76,491	0	0	160	(76,651)	0
Finance expense	(8,124)	(32,274)	(22,759)	(5,304)	18,801	(49,660)
Change in fair value of financial instruments	(7,670)	0	0	77	0	(7,593)
Gains/ (losses) on disposal of financial instruments	0	0	1,573	(879)	(603)	91
Exchange gains/(losses)	75	(455)	(389)	2,385	0	1,616

Net Finance expense	64,826	(17,557)	(18,719)	(2,318)	(77,252)	(51,020)

Share of profit/(loss) of equity accounted investees	0	0	0	0	(879)	(879)

Profit before income tax from continuing operations	57,190	(17,235)	158,035	31,247	(71,453)	157,784

Income tax expense	6,036	6,509	(45,182)	(7,445)	(2,435)	(42,517)

Profit after income tax from continuing operations	63,226	(10,726)	112,853	23,802	(73,888)	115,267

Consolidated profit for the year	63,226	(10,726)	112,853	23,802	(73,888)	115,267

Profit attributable to equity holders of the Parent	63,226	(10,726)	112,853	23,906	(73,746)	115,513
Profit/(loss) attributable to non-controlling interests	0	0	0	(104)	(142)	(246)

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the year ended 31 December 2008

			Guarantor	Non-Guarantor	Consolidating
	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Cash flows from/(used in) operating activities
Profit before income tax	61,891	23,810	182,378	36,048	(131,858)	172,269
Adjustments for:	(56,619)	(16,796)	35,898	13,009	90,542	66,034
Amortisation and depreciation	4,245	497	24,178	4,270	66	33,256
Other adjustments:	(60,864)	(17,293)	11,720	8,739	90,476	32,778
(Profit)/losses on equity accounted investments	0	0	0	0	(24)	(24)
Exchange differences	1,335	(752)	(2,395)	4,637	0	2,825
Impairment of assets and net provision charges	0	0	1,800	194	0	1,994
(Profits)/losses on disposal of fixed assets	31	0	1,960	10	0	2,001
Government grants taken to income	0	0	(2,941)	(2)	0	(2,943)
Net finance expense	(62,437)	(23,139)	4,416	1,587	107,464	27,891
Other adjustments	207	6,598	8,880	2,313	(16,964)	1,034
Change in operating assets and liabilities	(112,558)	(138,087)	(15,842)	(4,178)	184,115	(86,550)
Change in inventories	(117)	0	(120,261)	(18,933)	40,791	(98,520)
Change in trade and other receivables	4,579	(133,431)	36,498	(12,003)	96,406	(7,951)
Change in current financial assets and other current assets	(123,479)	27,683	(49,701)	2,913	142,989	405
Change in current trade and other payables	6,459	(32,339)	117,622	23,845	(96,071)	19,516
Other cash flows used in operating activities	66,654	22,420	(40,647)	(18,107)	(107,630)	(77,310)
Interest paid	(17,206)	(1,818)	(16,641)	(1,478)	11,171	(25,972)
Interest received	11,171	0	2,213	0	(11,171)	2,213
Dividends received	72,172	25,035	10,382	41	(107,630)	0
Income tax paid	517	(797)	(36,601)	(16,670)	0	(53,551)
Net cash from operating activities	(40,632)	(108,653)	161,787	26,772	35,169	74,443
Cash flows from/(used in) investing activities
Payments for investments	(36,693)	(8,282)	(48,123)	(39,752)	1,927	(130,923)
Group companies and business units	(1,927)	0	(632)	0	1,927	(632)
Property, plant and equipment and intangible assets	(34,212)	(8,250)	(47,434)	(39,672)	0	(129,568)
Other financial assets	(554)	(32)	(57)	(80)	0	(723)
Proceeds from the sale of investments	1,740	0	(6)	102	(1,679)	157
Property, plant and equipment	61	0	(6)	102	0	157
Other financial assets	0	0	0	0	0	0
Associates	1,679	0	0	0	(1,679)	0
Net cash used in investing activities	(34,953)	(8,282)	(48,129)	(39,650)	248	(130,766)
Cash flows from/(used in) financing activities
Proceeds from and payments for equity instruments	(4,212)	41,179	(1,619)	1,926	(41,486)	(4,212)
Issue	0	41,179	(1,619)	1,926	(41,486)	0
Acquisition of own shares	(4,880)	0	0	0	0	(4,880)
Disposal of treasury shares	668	0	0	0	0	668
Proceeds from and payments for financial liability instruments	114,565	76,084	(29,551)	38,775	(103,524)	96,349
Issue	306,325	27,058	21,262	39,223	241	394,109
Redemption and repayment	(250,641)	0	(41,516)	(5,603)	0	(297,760)
Debts with group companies	58,881	49,026	(9,297)	5,155	(103,765)	0
Dividends and interest on other equity instruments paid	(34,767)	0	(81,473)	(28,141)	109,589	(34,792)
Other cash flows from financing activities	0	0	0	0	0	0
Other amounts received from financing activities	0	0	0	0	0	0
Net cash from/(used in) financing activities	75,586	117,263	(112,643)	12,560	(35,421)	57,345
Effect of exchange rate fluctuations on cash	0	(18)	(90)	(236)	0	(344)
Net increase/(decrease) in cash and cash equivalents	1	310	925	(554)	(4)	678
Cash and cash equivalents at beginning of the year	72	(310)	991	4,938	0	5,691
Cash and cash equivalents at end of year	73	0	1,916	4,384	(5)	6,368

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the year ended 31 December 2009

			Guarantor	Non-Guarantor	Consolidating
	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Cash flows from/(used in) operating activities
Profit before income tax	75,910	(4,786)	190,766	34,788	(92,684)	203,994
Adjustments for:	(64,395)	6,960	34,101	15,848	69,287	61,800
Amortisation and depreciation	5,659	850	27,319	5,726	0	39,554
Other adjustments:	(70,054)	6,110	6,782	10,122	69,287	22,246
(Profit) /losses on equity accounted investments	0	0	0	0	(51)	(51)
Exchange differences	723	858	242	(90)	(0)	1,733
Impairment of assets and net provision charges	15	0	(378)	857	(441)	53
(Profits) / losses on disposal of fixed assets	148	2	843	154	0	1,147
Government grants taken to income	(431)	0	(637)	(120)	0	(1,188)
Net finance expense	(71,094)	9,104	2,801	7,650	69,091	17,552
Other adjustments	585	(3,854)	3,911	1,671	688	3,001
Change in operating assets and liabilities	64,484	(70,131)	(42,265)	(21,021)	(35,195)	(104,127)
Change in inventories	31	0	(119,451)	(14,745)	21,061	(113,104)
Change in trade and other receivables	14,276	(44,627)	(71,598)	(20,188)	109,587	(12,549)
Change in current financial assets and other current assets	57,822	(52,577)	57,541	(6,128)	(57,945)	(1,287)
Change in current trade and other payables	(7,645)	27,073	91,243	20,040	(107,898)	22,813
Other cash flows used in operating activities	51,198	(1,187)	(39,676)	(11,597)	(72,225)	(73,487)
Interest paid	(9,889)	(2,362)	(2,265)	(7,135)	6,932	(14,719)
Interest received	6,932	0	2,256	253	(6,932)	2,509
Dividends received	72,226	0	0	0	(72,226)	0
Income tax paid	(18,070)	1,175	(39,667)	(4,715)	0	(61,277)
Net cash from operating activities	127,197	(69,144)	142,926	18,018	(130,817)	88,180
Cash flows from/(used in) investing activities
Payments for investments	(45,238)	(6,092)	(72,920)	(19,379)	7,003	(136,626)
Group companies and business units	(32,497)	0	0	10,109	7,003	(15,385)
Property, plant and equipment and intangible assets	(12,490)	(4,081)	(72,770)	(29,429)	(0)	(118,770)
Other financial assets	(251)	(2,011)	(150)	(59)	(0)	(2,471)
Proceeds from the sale of investments	39	(1)	182	453	(0)	673
Property, plant and equipment	39	(1)	182	453	0	673
Other financial assets	0	0	0	0	(0)	0
Associates (note 2 (c))	0	0	0	0	0	0
Net cash used in investing activities	(45,199)	(6,093)	(72,738)	(18,926)	7,003	(135,953)
Cash flows from/(used in) financing activities
Proceeds from and payments for equity instruments	26,730	0	6,923	60	(7,058)	26,655
Issue	0	0	6,923	60	(7,059)	(76)
Acquisition of own shares	(25,186)	0	0	0	0	(25,186)
Disposal of treasury shares	51,917	0	0	0	0	51,917
Proceeds from and payments for financial liability instruments	(28,061)	318,419	(14,808)	10,136	58,727	344,413
Issue	78,933	406,807	22,614	16,724	(0)	525,078
Redemption and repayment	(95,331)	(39,510)	(34,533)	(11,291)	0	(180,665)
Debts with group companies	(11,662)	(48,878)	(2,889)	4,703	58,726	0
Dividends and interest on other equity instruments paid	(80,651)	(5,552)	(57,404)	(9,456)	72,150	(80,913)
Other cash flows from financing activities	54	174	431	82	0	741
Other amounts received from financing activities	54	174	431	82	0	741
Net cash from/(used in) financing activities	(81,928)	313,041	(64,858)	822	123,818	290,896
Effect of exchange rate fluctuations on cash	0	0	(54)	(65)	0	(119)
Net increase / (decrease) in cash and cash equivalents	71	237,804	5,276	(151)	4	243,004
Cash and cash equivalents at beginning of the year	73	0	1,915	4,384	(4)	6,368
Cash and cash equivalents at end of year	144	237,804	7,191	4,233	0	249,372

The accompanying note forms an integral part of the consolidated financial statements

APPENDIX V

GRIFOLS, S.A. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the year ended 31 December 2010

			Guarantor	Non-Guarantor	Consolidating
	Parent	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(Expressed in thousands of Euros)

Cash flows from/(used in) operating activities
Profit before income tax	57,190	(17,235)	158,035	31,247	(71,453)	157,784
Adjustments for:	(59,557)	49,580	23,077	6,508	72,743	92,351
Amortisation and depreciation	7,384	992	28,623	8,222	555	45,776
Other adjustments:	(66,941)	48,588	(5,546)	(1,714)	72,188	46,575
(Profit)/losses on equity accounted investments	0	0	0	0	879	879
Exchange differences	(75)	455	389	(2,385)	0	(1,616)
Impairment of assets and net provision charges	(1,097)	0	(160)	518	1,652	913
(Profits)/losses on disposal of fixed assets	2	139	756	578	(1,751)	(276)
Government grants taken to income	(259)	0	(470)	1	0	(728)
Net finance expense	(65,578)	30,875	2,513	2,731	76,901	47,442
Other adjustments	66	17,119	(8,574)	(3,157)	(5,493)	(39)
Change in operating assets and liabilities	2,233	145,612	(199,272)	7,902	(35,242)	(78,767)
Change in inventories	(92)	0	(23,919)	8,854	(3,149)	(18,306)
Change in trade and other receivables	4,915	170,362	54,428	13,110	(266,361)	(23,546)
Change in current financial assets and other current assets	(20,490)	(13,649)	(2,979)	(1,263)	(34,641)	(73,022)
Change in current trade and other payables	17,900	(11,101)	(226,802)	(12,799)	268,909	36,107
Other cash flows used in operating activities	77,492	(26,404)	(28,009)	(13,704)	(76,491)	(67,116)
Interest paid	(5,891)	(31,361)	(4,404)	(2,525)	4,052	(40,129)
Interest received	4,052	1,110	4,326	0	(4,052)	5,436
Dividends received	76,491	0	0	0	(76,491)	0
Income tax paid	2,840	3,847	(27,931)	(11,179)	0	(32,423)
Net cash from operating activities	77,358	151,553	(46,169)	31,953	(110,443)	104,252
Cash flows from/(used in) investing activities
Payments for investments	(7,854)	(16,042)	(67,863)	(19,020)	2,191	(108,588)
Group companies and business units	(8)	0	(884)	(1,523)	941	(1,474)
Property, plant and equipment and intangible assets	(7,788)	(12,405)	(67,006)	(17,453)	1,250	(103,402)
Other financial assets	(58)	(3,637)	27	(44)	0	(3,712)
Proceeds from the sale of investments	109	946	(2,169)	5,555	91	4,532
Property, plant and equipment	109	946	(1,289)	4,054	91	3,911
Other financial assets	0	0	(880)	1,501	0	621
Associates	0	0	0	0	0	0
Net cash used in investing activities	(7,745)	(15,096)	(70,032)	(13,465)	2,282	(104,056)
Cash flows from/(used in) financing activities
Proceeds from and payments for equity instruments	(1,250)	0	0	890	(890)	(1,250)
Issue	0	0	0	890	(890)	0
Acquisition of own shares	(1,250)	0	0	0	0	(1,250)
Disposal of treasury shares	0	0	0	0	0	0
Proceeds from and payments for financial liability instruments	(41,495)	(165,388)	165,287	8,437	32,093	(1,066)
Issue	63,226	(2,616)	30,546	27,082	0	118,238
Redemption and repayment	(99,505)	0	(16,672)	(3,127)	0	(119,304)
Debts with group companies	(5,216)	(162,772)	151,413	(15,518)	32,093	0
Dividends and interest on other equity instruments paid	(27,229)	0	(55,298)	(21,713)	76,958	(27,282)
Other cash flows from financing activities	242	0	56	25	0	323
Other amounts received from financing activities	242	0	81	0	0	323
Net cash from/(used in) financing activities	(69,732)	(165,388)	110,045	(12,361)	108,161	(29,275)
Effect of exchange rate fluctuations on cash	0	18,583	409	364	0	19,356
Net increase/(decrease) in cash and cash equivalents	(119)	(10,348)	(5,747)	6,491	0	(9,723)
Cash and cash equivalents at beginning of the year	144	237,804	7,191	4,233	0	249,372
Cash and cash equivalents at end of year	25	227,456	1,444	10,724	0	239,649

The accompanying note forms an integral part of the consolidated financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Talecris Biotherapeutics Holdings Corp:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Talecris Biotherapeutics Holdings Corp. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Raleigh, North Carolina
February 23, 2011

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

	December 31,
	2010	2009
	(In thousands, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$197,876	$65,239
Accounts receivable, net of allowances of $3,253 and $3,461, respectively	134,842	136,978
Inventories	694,499	644,054
Deferred income taxes	96,593	88,652
Prepaid expenses and other	29,662	31,466

Total current assets	1,153,472	966,389
Property, plant, and equipment, net	382,793	267,199
Investment in affiliate	2,926	1,935
Intangible assets	10,880	10,880
Goodwill	172,860	172,860
Deferred income taxes	—	5,848
Other	15,522	19,894

Total assets	$1,738,453	$1,445,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,975	$71,046
Accrued expenses and other liabilities	251,726	170,533
Current portion of capital lease obligations	860	740

Total current liabilities	312,561	242,319
Long-term debt and capital lease obligations	605,301	605,267
Deferred income taxes	14,432	—
Other	11,795	15,265

Total liabilities	944,089	862,851
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 125,577,877 and 122,173,274 shares issued and outstanding, respectively	1,253	1,212
Additional paid-in capital	813,783	767,032
Accumulated deficit	(20,378)	(186,446)
Accumulated other comprehensive (loss) income, net of tax	(294)	356

Total stockholders’ equity	794,364	582,154

Total liabilities and stockholders’ equity	$1,738,453	$1,445,005

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)

Net revenue:
Product	$1,576,936	$1,507,754	$1,334,550
Other	24,683	25,455	39,742

Total	1,601,619	1,533,209	1,374,292
Cost of goods sold	911,976	901,077	882,157

Gross profit	689,643	632,132	492,135
Operating expenses:
Selling, general, and administrative	287,011	289,929	227,524
Research and development	69,649	71,223	66,006

Total	356,660	361,152	293,530

Income from operations	332,983	270,980	198,605
Other non-operating (expense) income
Interest expense, net	(45,837)	(74,491)	(96,640)
PCA judgment	(43,690)	—	—
CSL merger termination fee	—	75,000	—
Loss on extinguishment of debt	—	(43,033)	—
Equity in earnings of affiliate	991	441	426

Total	(88,536)	(42,083)	(96,214)

Income before income taxes	244,447	228,897	102,391
Provision for income taxes	(78,379)	(75,008)	(36,594)

Net income	166,068	153,889	65,797
Less dividends to preferred stockholders and other non-common stockholders’ charges	—	(11,744)	(14,672)

Net income available to common stockholders	$166,068	$142,145	$51,125

Net income per common share:
Basic	$1.35	$4.56	$39.01

Diluted	$1.29	$1.50	$0.71

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Net income	$166,068	$153,889	$65,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,030	28,936	20,269
Amortization of deferred loan fees and debt discount	4,262	3,785	3,764
Share-based compensation expense	16,966	47,546	38,707
Amortization of deferred compensation	1,983	5,714	5,922
Write-off of unamortized debt issuance costs	—	12,141	—
Asset impairment	595	3,061	4,282
Provision for doubtful receivables and advances	3,519	2,858	4,978
Recognition of previously deferred revenue	(230)	(230)	(4,784)
Equity in earnings of affiliate	(991)	(441)	(426)
Loss on disposal of property, plant, and equipment	896	1,196	48
Decrease (increase) in deferred tax assets	12,339	1,215	(5,488)
Excess tax benefits from share-based payment arrangements	(13,481)	(13,406)	—
Changes in assets and liabilities, excluding the effects of business acquisitions	27,526	(12,109)	(100,055)

Net cash provided by operating activities	255,482	234,155	33,014
Cash flows from investing activities:
Purchases of property, plant, and equipment	(152,849)	(75,163)	(86,212)
Business acquisitions, net of cash acquired	—	(30,431)	(10,272)
Financing arrangements with third party suppliers, net of repayments	—	—	(16,335)
Other	765	976	880

Net cash used in investing activities	(152,084)	(104,618)	(111,939)
Cash flows from financing activities:
Borrowings under revolving credit facility	915	1,201,749	1,430,092
Repayments of borrowings under revolving credit facility	(915)	(1,381,690)	(1,363,188)
Repayments of borrowings under term loans	—	(1,016,000)	(7,000)
Repayments of capital lease obligations	(751)	(574)	(1,192)
Proceeds from issuance of 7.75% Notes	—	600,000	—
Discount on 7.75% Notes	—	(4,074)	—
Financing transaction costs	(394)	(14,879)	—
Proceeds from initial public offering, net of issuance costs	—	519,749	—
Costs related to initial public offering	—	(2,557)	—
Repurchases of common stock	(4,917)	(4,183)	(36,118)
Proceeds from exercises of stock options	22,333	7,581	—
Excess tax benefits from share-based payment arrangements	13,481	13,406	—

Net cash provided by (used in) financing activities	29,752	(81,472)	22,594
Effect of exchange rate changes on cash and cash equivalents	(513)	195	(157)

Net increase (decrease) in cash and cash equivalents	132,637	48,260	(56,488)
Cash and cash equivalents at beginning of year	65,239	16,979	73,467

Cash and cash equivalents at end of year	$197,876	$65,239	$16,979

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Stockholders’ Equity (Deficit)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Total
	(In thousands, except share amounts)

Balance at December 31, 2007	5,317,232	$—	$27,010	$(406,132)	$(11,635)	$(390,757)
Net income	—	—	—	65,797	—	65,797
Other comprehensive loss	—	—	—	—	(11,772)	(11,772)

Comprehensive income	—	—	—	—	—	54,025
Share-based compensation cost	—	—	29,258	—	—	29,258
Issuance of restricted stock	42,720	—	—	—	—	—
Forfeitures of restricted stock	(287,784)	—	—	—	—	—
Repurchases and retirement of common stock	(2,215,880)	—	—	—	—	—
Fair value adjustment on common stock with put/call feature	—	—	(8,942)	—	—	(8,942)
Interest accretion on IBR put option	—	—	(309)	—	—	(309)

Balance at December 31, 2008	2,856,288	—	47,017	(340,335)	(23,407)	(316,725)
Net income	—	—	—	153,889	—	153,889
Other comprehensive income	—	—	—	—	476	476
Reclassification of unrealized loss on derivatives to earnings	—	—	—	—	23,287	23,287

Comprehensive income	—	—	—	—	—	177,652
Share-based compensation cost	—	—	39,206	—	—	39,206
Issuance of restricted stock	14,464	—	—	—	—	—
Forfeitures of restricted stock	(16,368)	—	—	—	—	—
Repurchases and retirement of common stock	(251,108)	—	(51)	—	—	(51)
Series A and B preferred stock dividends declared	—	—	(45,250)	—	—	(45,250)
Conversion of Series A and B preferred stock to common stock	88,227,868	882	154,903	—	—	155,785
Initial public offering	28,947,368	289	519,460	—	—	519,749
Costs related to initial public offering	—	—	(2,557)	—	—	(2,557)
Fair value adjustment on common stock with put/call feature	—	—	(6,585)	—	—	(6,585)
Reclassification of mezzanine equity to permanent equity upon cancellation of common stock put/call feature	—	17	39,926	—	—	39,943
Stock option exercises	2,394,762	24	7,557	—	—	7,581
Excess tax benefit from share-based compensation	—	—	13,406	—	—	13,406

Balance at December 31, 2009	122,173,274	1,212	767,032	(186,446)	356	582,154
Net income	—	—	—	166,068	—	166,068
Other comprehensive loss	—	—	—	—	(650)	(650)

Comprehensive income	—	—	—	—	—	165,418
Share-based compensation cost	—	—	15,895	—	—	15,895
Repurchases and retirement of common stock	(246,823)	(3)	(4,914)	—	—	(4,917)
Stock option exercises	3,650,579	37	22,296	—	—	22,333
Excess tax benefit from share-based compensation	—	—	13,481	—	—	13,481
Shares issued upon RSU vesting	847	—	—	—	—	—
Vesting of restricted common stock	—	7	(7)	—	—	—

Balance at December 31, 2010	125,577,877	$1,253	$813,783	$(20,378)	$(294)	$794,364

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements

1.	Description of Business

We are a biopharmaceutical company that researches, develops, manufactures, markets, and sells protein-based therapies that extend and enhance the lives of individuals who suffer from chronic and acute, often life-threatening, conditions, such as primary immune deficiencies, chronic inflammatory demyelinating polyneuropathy (CIDP), alpha-1 antitrypsin deficiency-related emphysema, bleeding disorders, infectious diseases, and severe trauma. Our primary products have orphan drug designation to serve populations with rare, chronic diseases. Our products are derived from human plasma, the liquid component of blood, which is sourced from our plasma collection centers or purchased from third parties, located in the United States. Plasma contains many therapeutic proteins, which we extract through the process of fractionation at our Clayton, North Carolina and Melville, New York facilities. The fractionated intermediates are then purified, formulated into final bulk, and aseptically filled into final containers for sale. We also sell the fractionated intermediate products.

The majority of our sales are concentrated in two key therapeutic areas of the plasma business: Immunology/Neurology, through our intravenous immune globulin (IGIV) product for the treatment of primary immune deficiency and autoimmune diseases, such as CIDP, and Pulmonology, through our alpha-1 proteinase inhibitor (A1PI) product for the treatment of alpha-1 antitrypsin deficiency-related emphysema. These therapeutic areas are served by our products, Gamunex, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (Gamunex, Gamunex IGIV) and Prolastin Alpha-1 Proteinase Inhibitor (Human) (Prolastin, Prolastin A1PI, Prolastin-C A1PI ). In March 2010, we launched Prolastin-C A1PI, our next generation A1PI product, in the United States, and in the third quarter of 2010, we launched Prolastin-C A1PI in Canada. As of December 31, 2010, we have completed the conversion of our existing U.S. and Canadian Prolastin patients to Prolastin-C A1PI. During 2010, Gamunex-C was approved for the subcutaneous route of administration for the PI indication in Canada and the U.S. Sales of Gamunex-C/Gamunex IGIV and Prolastin/Prolastin-C A1PI together comprised 76.4%, 74.7%, and 72.3% of our net revenue for the years ended December 31, 2010, 2009, and 2008, respectively. We also have a line of hyperimmune therapies that provides treatment for tetanus, rabies, hepatitis A, hepatitis B, and Rh factor control during pregnancy and at birth. In addition, we provide plasma-derived therapies for critical care/hemostasis, including the treatment of hemophilia, an anti-coagulation factor (Thrombate III), as well as albumin to expand blood volume. We sell our products worldwide, but 81% of our sales were in the United States and Canada in 2010.

We are headquartered in Research Triangle Park, North Carolina and our primary manufacturing facilities are a short distance away in Clayton, North Carolina. Our Clayton site is one of the world’s largest plasma protein processing facilities whose operations include fractionation, purification, filling, and finishing. We have an integrated plasma collection center platform, which as of December 31, 2010, consisted of 69 operating centers, of which 67 were FDA licensed and two were unlicensed. In addition to the United States, we have operations in Germany and Canada to support our international sales and marketing activities.

On October 6, 2009, we completed our initial public offering (IPO), which resulted in net proceeds to us of $519.7 million. In addition, during October 2009, we amended our revolving credit facility and completed the issuance of $600.0 million, 7.75% Unsecured Senior Notes, due November 15, 2016, at a price of 99.321% of par, in a private placement to certain qualified institutional buyers. The issuance of the 7.75% Notes resulted in net proceeds to us of $583.9 million. Proceeds from these transactions were used to repay and terminate our then existing First and Second Lien Term Loans, settle and terminate certain interest rate swap contracts, and repay amounts outstanding under our revolving credit facility. On July 19, 2010, we exchanged all of our then existing 7.75% Senior Notes due 2016 for 7.75% Senior Notes due 2016 that have been registered under the Securities Act of 1933, as amended. Additional information regarding our IPO and refinancing transactions are included in Note 4, “Initial Public Offering and Use of Proceeds,” and Note 12, “Long-Term Debt and Capital Lease Obligations,” respectively.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Until January 21, 2010, a majority of our outstanding common stock was owned by Talecris Holdings, LLC. Talecris Holdings, LLC is owned by (i) Cerberus-Plasma Holdings LLC, the managing member of which is Cerberus Partners, L.P., and (ii) limited partnerships affiliated with Ampersand Ventures. Substantially all rights of management and control of Talecris Holdings, LLC are held by Cerberus-Plasma Holdings LLC. As of December 31, 2010, Talecris Holdings, LLC owned approximately 48.7% of our outstanding common stock.

As discussed in Note 3, we entered into a definitive merger agreement with Grifols S.A. and Grifols, Inc. (Grifols) on June 6, 2010.

2.	Summary of Significant Accounting Policies

Throughout our consolidated financial statements, references to “Talecris Biotherapeutics Holdings Corp.,” “Talecris,” “the Company,” “we,” “us,” and “our” are references to Talecris Biotherapeutics Holdings Corp. and its wholly-owned subsidiaries.

All tabular disclosures of dollar amounts are presented in thousands. All share and per share amounts are presented at their actual amounts.

A seven-for-one share dividend on our common stock was paid on September 10, 2009. All share and per-share amounts have been retroactively adjusted for all periods presented to reflect the share dividend.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Talecris Biotherapeutics Holdings Corp. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires us to make estimates and judgments in certain circumstances that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. The most significant judgments we have made include, but are not limited to, estimates used in determining values of inventories, allowances for doubtful accounts and notes receivable, long-lived and indefinite-lived assets, litigation accruals and related settlements, losses under contractual obligations, leasehold impairments, deferred income taxes, income tax provisions, accruals for uncertain income tax positions, self-insurance accruals, share-based payment transactions, derivative instruments, and other operating allowances and accruals. We also use significant judgments in applying purchase accounting to business acquisitions.

We periodically evaluate estimates used in the preparation of the financial statements for reasonableness, including estimates provided by third parties. Appropriate adjustments to the estimates are made prospectively, as necessary, based on such periodic evaluations. We base our estimates on, among other things, currently available information, market conditions, and industry and historical experience, which collectively form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that our assumptions are reasonable under the circumstances, actual future results could differ materially. In addition, if we had used different estimates and assumptions, our financial position and results of operations could have differed materially from that which is presented.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less when purchased are considered cash equivalents and are carried at cost due to the short period of time to maturity.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Accounts Receivable, net

Accounts receivable, net, consists of amounts owed to us by our customers on credit sales with terms generally ranging from 30 to 150 days from date of invoice and are presented net of an allowance for doubtful accounts receivable on our consolidated balance sheets.

We maintain an allowance for doubtful accounts receivable for estimated losses resulting from our inability to collect from customers. In extending credit, we assess our customers’ creditworthiness by, among other factors, evaluating our customers’ financial condition, credit history, and the amount involved, both initially and on an ongoing basis. Collateral is generally not required. In evaluating the adequacy of our allowance for doubtful accounts receivable, we primarily analyze accounts receivable balances, the percentage of accounts receivable by aging category, and historical bad debts. We also consider, among other things, customer concentrations and changes in customer payment terms or payment patterns.

If the financial conditions of our customers were to deteriorate, resulting in an impairment of their ability to make payments or our ability to collect, an increase to the allowance may be required. Also, should actual collections of accounts receivable be different than our estimates included in determining the allowance, the allowance would be adjusted through charges or credits to selling, general, and administrative expenses (SG&A) in our consolidated income statements in the period in which such changes in collection become known. If conditions were to change in future periods, additional allowances or reversals may be required. Such allowances or reversals could be significant.

Concentrations of Credit Risk

Customer Concentration

Our accounts receivable, net, includes amounts due from pharmaceutical wholesalers and distributors, buying groups, hospitals, physicians’ offices, patients, and others. Our concentrations with customers that represented more than 10% of our accounts receivable, net, were:

•	At December 31, 2010: Amerisource Bergen- 12.8%

•	At December 31, 2009: FFF Enterprise, Inc.- 14.6%

The following table summarizes our concentrations with customers that represented more than 10% of our total net revenue:

	Years Ended December 31,
	2010	2009	2008

FFF Enterprise, Inc.	13.9%	14.4%	12.8%
Amerisource Bergen	13.1%	12.3%	12.0%
Canadian Blood Services	<10%	<10%	10.6%

Counterparty Risk

As discussed further in Note 27, “Subsequent Events,” we initiated a foreign currency hedging program in the first quarter of 2011 for the purpose of managing the economic effects of the volatility associated with short-term changes in euro/U.S. dollar exchange rates on our earnings and cash flows. These derivative financial instruments present certain market and counterparty risks. We seek to manage the counterparty risks associated with these contracts by limiting transactions to counterparties with which we have established banking relationships and limit the duration of the contracts to less than one year. We are exposed to potential losses if a counterparty fails to perform according to the terms of the agreement. We do not require collateral or other security to be furnished by counterparties to our derivative financial instruments. There can be no

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

assurance, however, that our practice effectively mitigates counterparty risk. A number of financial institutions similar to those that serve or may serve as counterparties to our hedging arrangements were adversely affected by the global credit crisis. The failure of any of the counterparties to our hedging arrangements to fulfill their obligations to us could adversely affect our results of operations and cash flows.

Inventories

Inventories consist of raw materials, work-in-process, and finished goods held for sale and are stated at the lower of cost or market, which approximates actual costs determined on the first-in, first-out method. In evaluating whether inventory is stated at the lower of cost or market, we consider such factors as the amount of inventory on hand and in the distribution channel, the estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition. As appropriate, provisions are recorded to reduce inventories to their net realizable value. We record provisions for work-in-process inventory when we believe the inventory does not meet all criteria to permit release to the market. Provisions are recorded for finished goods that do not have sufficient remaining shelf lives. We record recoveries directly to cost of goods sold after the impacted material is determined to be usable and is sold to third parties.

Property, Plant, and Equipment, net

Property, plant, and equipment are recorded at cost, less accumulated depreciation and amortization. Internal labor costs directly related to asset additions are capitalized. Major renewals and betterments are capitalized. All feasibility studies and maintenance and repair costs are expensed as incurred. Certain interest costs incurred by us during the construction period, based on our weighted average borrowing rates of debt, are capitalized and included in the cost of the related asset.

We generally depreciate and amortize property, plant, and equipment using the straight-line method over the useful lives presented in the following table:

Asset Type	Useful Life (Years)

Buildings	10 to 45
Building improvements	10 to 20
Machinery and equipment	3 to 20
Furniture and fixtures	5 to 10
Computer hardware and software	3 to 7
Leasehold improvements	the estimated useful life of the improvement or, if shorter, the life of the lease

We lease various property and equipment. Leased property and equipment that meet certain criterion are capitalized and the present values of the related lease payments are recorded as liabilities. Capital lease payments are allocated between a reduction of the lease obligation and interest expense using the interest rate implicit in the lease. All other leases are accounted for as operating leases and the related payments are expensed ratably over the rental period. Amortization of assets under capital leases is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life.

Business Acquisitions

Results of business acquisitions are included in our results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of the fair value of net assets acquired is recorded as goodwill. The accounting for business acquisitions requires us to make estimates and

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

assumptions related to the estimated fair values of the net assets acquired. Significant judgments are used during this process, particularly with respect to intangible assets. Generally, definite-lived intangible assets are amortized over their estimated useful lives. Goodwill and other indefinite-lived intangible assets are not amortized, but are annually assessed for impairment. Therefore, the purchase price allocation to intangible assets and goodwill could have a significant impact on future operating results.

Identifiable Intangible Assets

Identifiable intangible assets are recorded at cost, or when acquired as part of a business acquisition, at estimated fair value. Definite-lived intangible assets are amortized over their useful lives. Indefinite-lived intangible assets, such as regulatory licenses, are not amortized, but are annually assessed for impairment.

Impairment Reviews

We evaluate the recoverability of recorded goodwill and other indefinite-lived intangible asset amounts annually as of December 31 or when events or changes in circumstances indicate that evidence of potential impairment exists, using a fair value based test. This test requires us to make estimates of factors that include, but are not limited to, projected future operating results and business plans, economic projections, anticipated future cash flows, comparable marketplace data from a consistent industry group, and the cost of capital. Any applicable impairment loss is the amount, if any, by which the implied fair value is less than the carrying value.

We review the carrying amounts of other long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We periodically evaluate whether events or changes in circumstances have occurred that may warrant revision of the estimated useful lives of our long-lived assets or whether the remaining carrying amount of long-lived assets should be evaluated for possible impairment. An example of such a change in circumstances includes a significant adverse change in the extent or manner in which an asset is being used.

Debt Issuance Costs and Debt Discount

We capitalize costs associated with the issuance of our debt and amortize these costs to interest expense, net, over the term of the related debt agreement using an effective yield amortization method, or similar method. Unamortized debt issuance costs are written off within total other non-operating expense, net, in our consolidated income statements when indebtedness under the related credit facility is repaid or restructured prior to maturity.

We record debt discounts as a reduction of the face amount of the related debt. Debt discounts are amortized to interest expense, net, over the term of the related debt agreement using an effective yield amortization method, or similar method.

Revenue Recognition and Gross-to-Net Revenue Adjustments

We recognize revenue when earned, which is generally at the time of delivery to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds, a fixed and determinable price, persuasive evidence that an arrangement exists, and completion of all other performance obligations. The recognition of revenue is deferred if there are significant post-delivery obligations, such as customer acceptance.

Allowances against revenue for estimated discounts, rebates, administrative fees, chargebacks, and shelf-stock adjustments are established by us concurrently with the recognition of revenue. The standard terms and conditions under which products are shipped to our customers generally do not allow a right of return. In the

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

rare instances in which we grant a right of return, revenue is reduced at the time of sale to reflect expected returns and deferred until all conditions of revenue recognition are met.

We have supply agreements with our major distributors, which require them to purchase minimum quantities of our products. We regularly review the supply levels of our products on hand at major distributors, primarily by analyzing inventory reports supplied by these distributors, available data regarding the sell-through of our products, our internal data, and other available information. When we believe distributor inventory levels have increased relative to underlying demand, we evaluate the need for sales return allowances. Factors that influence the allowance include historical sales return activity, levels of inventory in the distribution network, inventory turnover, demand history, demand projections, estimated product shelf-life, pricing, and competition. Sales returns have not been material during the periods presented.

Revenue from milestone payments for which we have no continuing performance obligations is recognized upon achievement of the related milestone. When we have continuing performance obligations, the milestone payments are deferred and recognized as revenue over the term of the arrangement as we complete our performance obligations.

Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenue is recognized, and primarily represent rebates to government agencies, chargebacks to wholesalers and distributors, and customer prompt payment discounts. These gross-to-net revenue adjustments are described below.

We offer rebates to certain classes of trade, which we account for by establishing an accrual at the time the sale is recorded in an amount equal to our estimate of rebates attributable to each sale. We determine our estimate of the rebates primarily based on historical experience and current contract arrangements. We consider the sales performance of products subject to rebates and the levels of inventory in the distribution channel and adjust the accrual periodically to reflect actual experience. Rebates accrued upon sale are settled based on actual experience. Due to the limited classes of trade that participate in rebate programs and our visibility of inventories in the channel, adjustments for actual experience have not been material.

We participate in state government-managed Medicaid programs. We account for Medicaid rebates by establishing an accrual at the time the sale is recorded in an amount equal to our estimate of the Medicaid rebate claims attributable to such sale. We determine our estimate of the Medicaid rebates accrual primarily based on historical experience regarding Medicaid rebates, legal interpretations of the applicable laws related to the Medicaid program and any new information regarding changes in the Medicaid programs’ regulations and guidelines that would impact the amount of the rebates. We consider outstanding Medicaid claims, Medicaid payments, and levels of inventory in the distribution channel and adjust the accrual periodically to reflect actual experience. Adjustments for actual experience have not been material.

Sales allowances are established based upon consideration of a variety of factors, including, but not limited to, our sales terms which generally provide for up to a 2% prompt pay discount on domestic and international sales, contractual agreements with customers, estimates of the amount of product in the pipeline, and prescribing patterns. We believe that our sales allowance accruals are reasonably determinable and are based on the information available at the time to arrive at our best estimate of the accruals. Actual sales allowances incurred are dependent upon future events. We periodically monitor the factors that influence sales allowances and make adjustments to these provisions when we believe that the actual sales allowances may differ from prior estimates. If conditions in future periods change, revisions to previous estimates may be required, potentially in significant amounts. As these prompt pay discounts are typically settled within 30 to 45 days of the sale, adjustments for actual experience have not been material.

Our estimates for discounts, customer and government rebates, and administrative fees are by their nature more predictable and less subjective. Estimates for chargebacks are more subjective and, consequently, may be more variable. We enter into agreements with certain customers to establish contract pricing for our products,

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

which these entities purchase from the wholesaler or distributor (collectively, wholesalers) of their choice. Consequently, when our products are purchased from wholesalers by these entities at the contract price which is less than the price charged by us to the wholesaler, we provide the wholesaler with a credit referred to as a chargeback. The allowance for chargebacks is based on our estimate of the wholesaler inventory levels, and the expected sell-through of our products by the wholesalers at the contract price based on historical chargeback experience and other factors. Our estimates of inventory levels at the wholesalers are subject to inherent limitations, as our estimates rely on third party data, and their data may itself rely on estimates, and be subject to other limitations. We periodically monitor the factors that influence our provision for chargebacks, and make adjustments when we believe that actual chargebacks may differ from established allowances. These adjustments occur in a relatively short period of time.

Shelf-stock adjustments are credits issued to our customers to reflect decreases in the selling prices of our products. Agreements to provide this form of price protection are customary in our industry and are intended to reduce a customer’s inventory cost to better reflect current market prices. Shelf-stock adjustments are based upon the amount of product that our customers have remaining in their inventories at the time of the price reduction. Decreases in our selling prices are discretionary decisions made by us to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with customers, estimated declines in market prices, and estimates of inventory held by customers. Our estimates of inventory levels at the customer are subject to inherent limitations, as our estimates may rely on third party data, and their data may itself rely on estimates, and be subject to other limitations. We regularly monitor these factors and evaluate our reserves for shelf-stock adjustments. We have not experienced significant shelf-stock adjustments during the periods presented.

Shipping and Handling

Shipping and handling costs incurred for inventory purchases are included in cost of goods sold in our consolidated income statements. Shipping and handling costs incurred to warehouse, pick, pack, and prepare inventory for delivery to customers are included in selling, general and administrative expenses (SG&A) in our consolidated income statements. Shipping and handling costs included in SG&A amounted to $3.7 million, $3.6 million, and $3.5 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Advertising Costs

The costs of advertising are expensed as incurred within SG&A in our consolidated income statements. Our advertising costs consist primarily of product samples, print media, online advertising, and promotional material. We incurred advertising costs totaling $11.3 million, $10.2 million, and $10.5 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Research and Development Expenses

Research and development (R&D) expenses include the costs directly attributable to the conduct of research and development programs for new products and extensions or improvements of existing products and the related manufacturing processes. Such costs include salaries and related employee benefit costs, payroll taxes, materials (including the material required for clinical trials), supplies, depreciation on and maintenance of R&D equipment, services provided by outside contractors for clinical development and clinical trials, regulatory services, and fees. R&D also includes the allocable portion of facility costs such as rent, depreciation, utilities, insurance, and general support services. All costs associated with R&D are expensed as incurred.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Share-Based Compensation

We value share-based compensation at the grant date using a fair value model and recognize this value as expense over the employees’ requisite service period, typically the period over which the share-based compensation vests. We classify share-based compensation costs consistent with each grantee’s salary. We record income tax benefits which result from realizing a tax deduction in excess of previously recognized compensation expense as additional paid-in capital.

The fair value of our common stock on the grant date is a significant factor in determining the fair value of share-based compensation awards and the ultimate non-cash compensation cost that we will be required to record over the vesting period. Given the absence of a trading market for our common stock on grant dates prior to October 1, 2009, our board of directors, or special dividend committee or compensation committee designated by our board of directors, estimated the fair value of our common stock contemporaneously with each grant using numerous objective and subjective factors. These factors included: (i) our stage of development, our efforts to become independent from Bayer, and revenue growth; (ii) the timing of the anticipated launch of new products and new indications; (iii) business conditions and business challenges at the time; (iv) available market data, including observable market transactions, and valuations for comparable companies; (v) the illiquid nature of our stock options and stock grants; and (vi) the likelihood of achieving a liquidity event for the shares of common stock underlying the options, such as an initial public offering or sale of our company, given prevailing market conditions at the grant date. In making the assessment of common stock fair value on each award date, our board of directors or designated committee of our board of directors considered the guidance in American Institute of Certified Public Accountants Technical Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation.” The valuations were completed utilizing the market and/or an income approach and then the enterprise value was allocated using the “Probability-Weighted Expected Return Method,” which provides different probability weights of various likely scenarios (distressed; remain private; private sale; IPO), and develops valuations by determining the present value of the future expected common stock value under each of these scenarios. For option awards granted on October 1, 2009, the fair value of our common stock was determined to be the IPO price per share of $19.00. For option awards granted subsequent to our IPO, we consider the fair value of our common stock to be the closing share price as reported by The NASDAQ Global Select Market on the grant date.

We estimate the fair value of stock options at the grant date using the Black-Scholes pricing model, which requires the use of a number of assumptions related to the risk-free interest rate, average life of options (expected term), expected volatility, and dividend yield. There was no trading market for our common stock or stock options on grant dates prior to October 1, 2009. Therefore, our application of the Black-Scholes pricing model incorporates historical volatility measures of similar public companies. A forfeiture rate based on historical attrition rates of award holders is used in estimating the granted awards not expected to vest. If actual forfeitures differ from the expected rate, we may be required to make additional adjustments to compensation expense in future periods. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics that are not present in our option grants. If the model permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock options, and resulting compensation expense, could be different.

The stock options that we granted to employees typically have service-based and performance-based components. The performance stock unit (PSU) awards that we grant to employees vest based on the achievement of pre-established objective performance goals, which are generally financial in nature. The restricted stock and restricted stock unit (RSU) awards that we grant to employees are typically service-based only. Stock option grants, restricted stock, and RSU awards to non-employee directors are service-based only. Service-based awards vest annually in equal amounts over the vesting period. The performance-based component of the stock options vests annually upon the achievement of corporate performance objectives

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

which are established by our board of directors. We make assessments as to whether the performance conditions related to the performance-based stock options will be achieved. We record compensation cost for awards with performance conditions based on the probable outcome of the performance conditions.

Litigation Accruals

We record an accrual for our exposures to our various litigation matters as a charge to our consolidated income statements when it becomes probable and can be reasonably estimated. The exposure to legal matters is evaluated and estimated, if possible, following consultation with legal counsel. Such estimates are based on currently available information and, given the subjective nature and complexities inherent in making these estimates, the ultimate outcome of our legal matters may be significantly different than the amounts estimated. Additional information regarding our possible litigation exposures is included in Note 14, “Commitments and Contingencies.”

Environmental Costs

We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period. Estimates, when applicable, of our liabilities are based on currently available facts, existing technology, and presently enacted laws and environmental regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. The amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience, and data released by the Environmental Protection Agency (EPA) or other organizations. The estimates are subject to revision in future periods based on actual costs or new circumstances. We evaluate recoveries from insurance coverage or government sponsored programs separately from our liability, and when recovery is assured, we record and report an asset separately from the associated liability. At December 31, 2010 and 2009, no environmental related assets or liabilities are reflected on our consolidated balance sheets as no amounts are probable or estimable.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure, that, when analyzed, indicates it is both probable that an asset has been impaired or a liability incurred, and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against the accrued liability, if one exists, or expensed, if no liability was previously established. When a range of probable loss can be estimated, we accrue the most likely amount within the range of probable losses.

Self-Insurance Programs

We maintain self-insured retentions and deductibles for some of our insurance programs and limit our exposure to claims by maintaining stop-loss and/or aggregate liability coverage under which the insurer is the primary obligor to the insured. The estimate of our claims liability is subject to inherent limitations as it relies on our judgment of the likely ultimate costs that will be incurred to settle reported claims and unreported claims for incidents incurred but not reported as of the balance sheet date. When estimating our liability for such claims, we consider a number of factors, including, but not limited to, self-insured retentions, deductibles, claim experience, demographic factors, severity factors, and maximum claims exposure. If actual claims exceed these estimates, additional charges may be required.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Income Taxes

We calculate a provision for, or benefit from, income taxes using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A reduction in the carrying amounts of deferred tax assets by a valuation allowance is required, if, based on the available evidence, it is more likely than not that the assets will not be realized. Accordingly, we periodically assess the need to establish valuation allowances for deferred tax assets based on the more-likely-than-not realization threshold criterion. In assessing the need for a valuation allowance, we consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with future taxable income, and ongoing prudent and feasible tax planning strategies.

We establish reserves for uncertain income tax positions, based on the technical support for the positions, our past audit experience with similar situations, and potential interest and penalties related to the matters. Our recorded reserves represent our best estimate of the amount, if any, that we will ultimately be required to pay to settle such matters. The resolution of our uncertain income tax positions is dependent on uncontrollable factors such as law changes, new case law and the willingness of the income tax authorities to settle, including the timing thereof and other factors. Although we do not anticipate significant changes to our uncertain income tax positions in the next twelve months, items outside of our control could cause our uncertain income tax positions to change in the future, which would be recorded within (provision) benefit for income taxes in our consolidated income statements. Interest and penalties related to unrecognized tax benefits are recognized as a component of our income tax provision.

Interest Costs

We capitalize a portion of the interest costs we incur during the construction of long-lived assets, primarily plant and equipment, as an additional cost of the related asset. The amount of interest capitalized is determined by applying our weighted average borrowing rate to the related capital spending during the construction period. We incurred interest costs related to our debt, including imputed interest on capital lease obligations, and interest rate swap contracts of $48.3 million, $72.8 million, and $97.2 million for the years ended December 31, 2010, 2009, and 2008, respectively, of which $5.9 million, $2.0 million, and $2.3 million, respectively, were capitalized related to the construction of property and equipment. Our interest rate swap contracts were settled and terminated during 2009.

Derivative Financial Instruments

All derivative financial instruments are recorded on our consolidated balance sheets as assets or liabilities and measured at fair value, which considers the instrument’s term, notional amount, discount rate, credit risk, and other factors. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair values of both the derivatives and the hedged items are recorded in current earnings. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact income. Changes in the fair value of derivatives not designated as hedges and the ineffective portion of cash flow hedges are recorded in current earnings. When determining the fair value of our derivative financial instruments, we analyze the instruments from a market participant’s perspective to determine a hypothetical exit price to the counterparty. At December 31, 2009, our derivative financial instruments consisted of two interest rate cap contracts with an aggregate notional amount of $175.0 million for which the cap rate of 6.00% was significantly higher than prevailing market interest rates; therefore, the fair market value was zero. At December 31, 2010, we did not have any derivative financial instruments. We initiated a foreign currency hedging program in the first quarter of 2011 as discussed in Note 27, “Subsequent Events.”

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Fair Value of Financial Instruments

At December 31, 2010, we had no financial assets or liabilities which were required to be measured at fair value. At December 31, 2009, we had two interest rate cap contracts with an aggregate notional amount of $175.0 million for which the cap rate of 6.00% was significantly higher than prevailing market interest rates; therefore, the fair market value was zero.

At December 31, 2010 and 2009, the estimated fair value of our 7.75% Notes was $648.8 million and $607.9 million, which was calculated by reference to open bid/ask quotations of our 7.75% Notes. We had no amounts outstanding under our variable rate revolving credit facility at December 31, 2010 and 2009. At December 31, 2010 and 2009, we have notes receivable outstanding, which bear interest at market rates, and consequently, the recorded amounts approximate fair value. The recorded amounts of all other financial instruments, which consist of cash and cash equivalents, accounts receivable, net, accounts payable, accrued expenses and other liabilities, approximate fair value due to the short duration of the instruments.

Comprehensive Income

Comprehensive income is defined as the change in equity resulting from recognized transactions and other events and circumstances from non-owner sources. Comprehensive income includes net income as currently reported under U.S. GAAP and other comprehensive income (loss). Other comprehensive income (loss) considers the effect of additional economic events that are not required to be recorded in determining net income, but rather are reported as a separate component of stockholders’ equity (deficit).

The following table includes information regarding our other comprehensive income (loss):

	Gross	Tax	Net
	Amount	Effect	Amount

Year ended December 31, 2010
Foreign currency translation adjustments	$(576)	$—	$(576)
Additional minimum pension liability	(74)	—	(74)

Other comprehensive loss	$(650)	$—	$(650)

Year ended December 31, 2009
Foreign currency translation adjustments	$232	$—	$232
Additional minimum pension liability	244	—	244
Reclassification of unrealized loss on derivative financial instruments	37,513	(14,226)	23,287

Other comprehensive income	$37,989	$(14,226)	$23,763

Year ended December 31, 2008
Foreign currency translation adjustments	$(216)	$—	$(216)
Net unrealized loss on derivative financial instruments	(18,477)	6,973	(11,504)
Additional minimum pension liability	(52)	—	(52)

Other comprehensive loss	$(18,475)	$6,973	$(11,772)

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

The following table includes information regarding our accumulated other comprehensive (loss) income:

	December 31,
	2010	2009

Foreign currency translation adjustments	$(412)	$164
Additional minimum pension liability	118	192

Accumulated other comprehensive (loss) income	$(294)	$356

During the year ended December 31, 2009, we settled and terminated our interest rate swap contracts, which resulted in a loss of $30.9 million. Our accumulated other comprehensive loss at December 31, 2008 included $23.3 million, net of taxes, related to unrealized losses associated with our interest rate swap contracts. As a result of their settlement and termination, we reclassified $23.3 million out of accumulated other comprehensive loss to loss on extinguishment of debt within total other non-operating expense, net, in our consolidated income statement for the year ended December 31, 2009.

Foreign Currency Translation

For our international operations, local currencies have been determined to be the functional currencies. We translate the financial statements of international subsidiaries to their U.S. dollar equivalents at end-of-period currency exchange rates for assets and liabilities and at average currency exchange rates for revenues and expenses. We record these translation adjustments as a component of other comprehensive income (loss) within stockholders’ equity (deficit). We recognize transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency as incurred within SG&A in our consolidated income statements. We incurred foreign currency transaction (losses) gains of $(4.7) million, $1.9 million, and $(1.0) million for the years ended December 31, 2010, 2009, and 2008, respectively. As discussed in Note 27, “Subsequent Events,” we initiated a foreign currency hedging program in the first quarter of 2011 in order to reduce the impact of the volatility of foreign exchange rates and improve predictability.

Business Segments

We operate our plasma-derived protein therapeutics business as a single reportable business segment since all operating activities are directed from our North Carolina headquarters and all of our products result from a common manufacturing process based on a single feedstock.

Earnings per Share

We calculate basic earnings per share based upon the weighted average number of common shares outstanding. We calculate diluted earnings per share based upon the weighted average number of common shares outstanding plus the dilutive effect of common share equivalents calculated using the treasury stock method.

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (FASB) issued new accounting guidance which clarifies questions surrounding the accounting implications of the different signing dates of the Health Care and Education Reconciliation Act (signed March 30, 2010) and the Patient Protection and Affordable Care Act (signed March 23, 2010). The new guidance states that the FASB and the Office of the Chief Accountant at the SEC would not be opposed to viewing the two Acts together for accounting purposes. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

In February 2010, the FASB issued new accounting guidance regarding disclosures related to subsequent events. An entity that is a U.S. Securities and Exchange Commission (SEC) filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between the Accounting Standards Codification (ASC) and the SEC’s requirement. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued guidance that requires new disclosures for fair value measurements and provides clarity for existing disclosures. This update requires new disclosures for (1) transfers in and out of levels 1 and 2, and (2) activity in level 3, by requiring the reconciliation to present separate information about purchases, sales, issuance, and settlements. Also, this update clarifies the disclosures related to the fair value of each class of assets and liabilities and the input and valuation techniques for both recurring and nonrecurring fair value measurements in levels 2 and 3. The effective date for the disclosures and clarifications is for the interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements, which is effective for fiscal years beginning after December 15, 2010. This update is not expected to have a material impact on our consolidated financial statements or related disclosures.

In October 2009, the FASB issued new accounting guidance regarding multiple-deliverable revenue arrangements. The new guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt the guidance retrospectively for all prior periods. We do not anticipate that the adoption of this guidance will have a material impact on our consolidated financial statements or related disclosures.

In August 2009, the FASB released new accounting guidance concerning measuring liabilities at fair value. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain valuation techniques. Additionally, it clarifies that a reporting entity is not required to adjust the fair value of a liability for the existence of a restriction that prevents the transfer of the liability. This new guidance is effective for the first reporting period after its issuance; however, earlier application is permitted. The adoption of this guidance did not have a material impact on our consolidated financial statements or related disclosures.

On January 30, 2009, the SEC released the final rules requiring all registered companies to use extensible Business Reporting Language (XBRL) when submitting financial statements to the SEC. The new rules initially will require interactive data reporting only by domestic and foreign large accelerated filers that prepare their financial statements in accordance with U.S. GAAP and have a worldwide public common equity float above $5.0 billion for their first quarterly period ending after June 15, 2009 and all reporting periods thereafter. We will be required to file using XBRL beginning with our quarterly reporting period ending March 31, 2011.

3.	Definitive Merger Agreement with Grifols S.A. and Grifols, Inc. (Grifols)

We entered into a definitive merger agreement with Grifols on June 6, 2010, as amended by Amendment 1 on November 4, 2010. Under the terms of the agreement, Grifols will acquire, through merger transactions, all of the common stock of Talecris for a combination of $19.00 in cash and 0.6485 (or 0.641 for Talecris

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

directors and Talecris Holdings, LLC) of a newly-issued non-voting Grifols’ (Class B) ordinary share for each outstanding Talecris share (the merger consideration). Under the terms of the agreement, completion of the transaction is subject to obtaining certain regulatory approvals, shareholder approvals, as well as other customary conditions. The 0.641 exchange ratio and the additional exchange ratio of 0.0075 (which together comprise the 0.6485 exchange ratio) are generally fixed but the 0.641 exchange ratio will be adjusted if the 0.641 exchange ratio would result in Grifols issuing in excess of 86.5 million Grifols non-voting shares and the additional 0.0075 exchange ratio will be adjusted if such additional exchange ratio would result in Grifols issuing in excess of 0.5 million Grifols non-voting shares. The Grifols non-voting shares will be listed on NASDAQ in the form of American Depositary Shares and the Madrid, Barcelona, Bilbao and Valencia stock exchanges and quoted on the Automated Quotation System of the Spanish Stock Exchanges. Grifols non-voting shares will carry the same economic rights as Grifols ordinary shares. Additionally, Talecris share-based compensation, whether vested or unvested, generally will be converted into the right to receive or acquire the merger consideration, or, in the case of employee stock options, the right to acquire the merger consideration, as described in the merger agreement in lieu of Talecris common stock. The merger agreement provides that if the merger agreement is terminated under specified circumstances Grifols will be required to pay Talecris a termination fee of either $100 million or $375 million, depending on the specified circumstances. If the merger agreement is terminated under other specified circumstances, Talecris will be required to pay Grifols a termination fee of $100 million. Generally, except as noted above, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. We have incurred and will continue to incur significant costs related to investment banking, legal, and accounting activities, as well as retention expenses, related to this merger transaction. The leading shareholders of Grifols have entered into an agreement with us, subject to conditions, to vote their Grifols shares in favor of the transaction and, separately, Talecris Holdings, LLC, an affiliate of Cerberus Capital Management, L.P., which owns approximately 49% of the outstanding Talecris common stock, has entered into an agreement with Grifols, subject to conditions, to vote its Talecris shares in favor of the transaction.

Under the terms of the definitive merger agreement with Grifols, we are permitted to offer retention amounts up to a total of $15.0 million to employees. As of December 31, 2010, we have offered retention amounts totaling approximately $10.2 million to employees, of which $2.9 million was paid during 2010 and the remaining amounts are expected to be paid in 2011, subject to the terms of the retention agreements. We incurred retention expenses, including fringe benefits, of $6.9 million during the year ended December 31, 2010. The remaining retention amounts will likely be recognized ratably through the second quarter of 2011.

We have entered into agreements with investment bankers related to our definitive merger agreement with Grifols. We incurred fees totaling $2.5 million under these agreements during 2010. During the year ended December 31, 2010, we also incurred legal, accounting, and other fees of $18.3 million associated with the merger. We are obligated to pay additional fees totaling $21.3 million upon successful closing of the merger transaction.

4.	Initial Public Offering and Use of Proceeds

On October 6, 2009, we completed our IPO of 56,000,000 shares of our common stock, par value $0.01 per share, at an offering price of $19.00 per share. Our IPO included 28,947,368 shares newly issued and sold by us and 27,052,632 shares sold by the selling stockholder, Talecris Holdings, LLC, including 6,000,000 shares sold by the selling stockholder pursuant to the underwriters’ option to purchase additional shares. After deducting the payment of underwriters’ discounts and commissions, the net primary proceeds to us from the sale of shares in our IPO were approximately $519.7 million, which we used to repay $389.8 million and $129.9 million of principal under our First and Second Lien Term Loans, respectively. We did not receive any proceeds from the sale of shares by the selling stockholder. In addition to the $30.3 million of underwriters’ discounts and commissions deducted from the offering proceeds, we incurred other offering

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

costs of $3.9 million, of which $1.3 million is included in SG&A in our consolidated income statement for the year ended December 31, 2009 and $2.6 million is included as a reduction of additional paid-in capital on our December 31, 2009 consolidated balance sheet. At December 31, 2009, approximately $0.2 million of accrued offering expenses were payable to underwriters.

5.	Definitive Merger Agreement with CSL Limited (CSL)

On August 12, 2008, we entered into a definitive merger agreement with CSL, under which CSL agreed to acquire us for cash consideration of $3.1 billion, less net debt, as defined. The closing of the transaction was subject to the receipt of certain regulatory approvals as well as other customary conditions. The U.S. Federal Trade Commission filed an administrative complaint before the Commission challenging the merger and a complaint in Federal district court seeking to enjoin the merger during the administrative process. On June 8, 2009, the merger parties agreed to terminate the definitive merger agreement. CSL paid us a merger termination fee of $75.0 million, which is included as other non-operating income in our consolidated income statement for the year ended December 31, 2009. The U.S. Federal Trade Commission’s complaints were subsequently dismissed.

In consideration of the definitive merger agreement with CSL, our board of directors approved a retention program in August 2008 for an amount up to $20.0 million. We recorded retention expense of $8.2 million and $5.1 million, excluding fringe benefit, during the years ended December 31, 2009 and 2008, respectively. We classified the cost of this retention program consistent with each recipient’s salary. We made payments of approximately $13.3 million under this retention program during 2009. No further payments are due.

6.	Business Acquisitions

In November 2006, we entered into an Asset Purchase Agreement (APA) with International BioResources, L.L.C. and affiliated entities (IBR) pursuant to which we acquired certain assets and assumed certain liabilities from IBR. The APA was subsequently amended in June 2007 to provide for the acceleration of all milestones and other amounts owed to IBR under the contingent consideration provision of the APA, and as a result, we issued 2,146,232 shares of our common stock to IBR in June 2007. IBR had the right to put the shares of our common stock back to us for cash ($15.61 per common share) under certain circumstances prior to June 30, 2008. IBR was entitled to interest at a rate of 8% per annum from the issuance date of the shares through December 31, 2007. In January 2008, IBR exercised their put right, as amended, for 1,185,232 common shares, which we repurchased in February 2008. In March 2008, IBR exercised their put right, as amended, for the remaining 961,000 common shares, which we repurchased in April 2008. The repurchased shares were retired and the embedded put feature was cancelled.

The following table summarizes our purchase accounting for plasma collection centers acquired from IBR under the June 2007 Agreement. The plasma collection centers were acquired to support our plasma

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

supply vertical integration strategy. The plasma collection centers’ results of operations have been included in our consolidated financial statements from their respective date of acquisition.

	Years Ended December 31,
	2009	2008

Payments at closing	$5,181	$2,147
Notes receivable and other advances	44,540	10,430
Performance incentive payments	837	843
Allocable portion of accelerated contingent consideration	6,020	2,580
Transaction costs	—	56

Total purchase price	$56,578	$16,056

Cash and cash equivalents	$62	$21
Inventory	5,416	1,778
Other current assets	183	—
Property, plant, and equipment	10,181	1,814
Intangible assets- regulatory licenses	3,860	840
Goodwill	37,060	11,643

Total assets acquired	56,762	16,096
Current liabilities assumed	(184)	(40)

Total purchase price	$56,578	$16,056

Number of plasma collection centers acquired	12	3

The purchase price for the plasma collection centers acquired from IBR during 2009 and 2008 consisted of various loans and advances made to IBR and performance incentive payments for achieving certain milestones related to the timing of plasma collection center openings. The purchase price also includes the allocable portion of accelerated contingent consideration due to IBR as discussed above. We have no further financing commitments to IBR under the terms of our June 2007 Agreement.

7.	Goodwill and Intangible Assets

There were no changes to the carrying amount of goodwill for the year ended December 31, 2010. Changes to the carrying amount of goodwill for the year ended December 31, 2009 were as follows:

Balance at December 31, 2008	$135,800
Acquisitions of plasma collection centers from IBR	37,060

Balance at December 31, 2009	$172,860

Additional information regarding our business acquisitions is included in Note 6, “Business Acquisitions.”

We assess goodwill for impairment annually as of December 31, or more frequently if events and circumstances indicate that impairment may have occurred. The impairment test requires us to allocate goodwill to our reporting units and estimate the fair value of the reporting units that contain goodwill. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we would record

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

an impairment loss determined by the excess of the carrying amount of the reporting unit’s goodwill over its implied fair value.

We have assessed goodwill at the reporting unit level. We allocated our Company’s enterprise value to our reporting units based upon their relative contributions to one of our principal operating performance measures, adjusted EBITDA. We determined that the allocated fair value of the reporting unit exceeded its carrying value, and as a result, no adjustment to our recorded goodwill was required at December 31, 2010. Additional information regarding the use of non-GAAP financial measures is included in Note 12, “Long-Term Debt and Capital Lease Obligations.”

At December 31, 2010 and 2009, we had $10.9 million of intangible assets recorded on our consolidated balance sheet, all of which were indefinite-lived regulatory licenses associated with our plasma collection centers. We performed our annual impairment testing of indefinite-lived intangible assets as of December 31, 2010, which resulted in no impairment of the recorded amounts.

8.	Collaborative and Other Agreements

Supply and Service Agreement

We have a Supply and Service Agreement, as amended, through 2012 to provide albumin to an unaffiliated third party, which is used in conjunction with a proprietary product manufactured by them. We earn a commission on sales of the third party’s product at a fixed rate which depends on the territory where the product is sold, as defined in the agreement. We also provide regulatory support as required. We earned commissions of $6.6 million, $5.5 million, and $8.6 million under this agreement for the years ended December 31, 2010, 2009, and 2008, respectively, which have been recorded in other net revenue in our consolidated income statements.

Settlement Agreement

We were co-plaintiff along with Bayer Healthcare (Bayer) in patent litigation in the United States District Court for the District of Delaware against Baxter International Inc. and Baxter Healthcare (collectively, Baxter) in which, we, as exclusive licensee of Bayer’s U.S. Patent No. 6,686,191 (the ‘191 patent), alleged that Baxter by its manufacture and importation of its liquid IGIV product, Gammagard Liquid, had infringed the ‘191 patent. Pursuant to a Settlement Agreement with Baxter, Baxter will pay us an amount comprising 1.2% of Baxter’s net sales in the United States of Gammagard Liquid and any other product sold by Baxter or an affiliate in the United States under a different brand name that is a liquid intravenous immunoglobulin through August 2011. Thereafter, until expiration of the ‘191 patent, Baxter will continue to owe the same amount in royalties if Baxter continues to use the licensed technologies under a separate Sublicense Agreement. During the years ended December 31, 2010, 2009, and 2008, we recorded $10.0 million, $10.6 million, and $8.7 million, respectively, of fees from Baxter within other net revenue in our consolidated income statements.

Licensed Technology

We licensed certain technology related to the formulation of one of our products to an unaffiliated third party. As consideration for the technology transfer, we received an upfront licensing fee of $4.0 million during 2007, of which 33% is refundable under certain conditions. We recognized $2.6 million of the licensing fee during 2008 as a result of the completion of a portion of our performance obligations, which we recorded within other net revenue in our consolidated income statement. The remaining portion has been deferred on our consolidated balance sheets at December 31, 2010 and 2009. We will recognize the remaining portion of the deferred licensing fee once our remaining performance obligations have been completed. Under the terms of this agreement, we will also receive royalty payments from this third party, which escalates with volume.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

During the years ended December 31, 2010, 2009 and 2008, we recorded $2.0 million, $1.6 million and $1.1 million of royalties under this agreement within other net revenue in our consolidated income statements.

9.	Inventories and Cost of Goods Sold

Inventories consisted of the following:

	December 31,
	2010	2009

Raw material	$184,664	$171,866
Work-in-process	346,086	312,178
Finished goods	163,749	160,010

Total inventories	$694,499	$644,054

Our raw material inventories include unlicensed plasma and related testing costs of $2.6 million and $7.6 million at December 31, 2010 and 2009, respectively, which we believe are realizable.

Unabsorbed Talecris Plasma Resources, Inc. (TPR) Infrastructure and Start-Up Costs

Our cost of goods sold includes $6.6 million, $44.0 million, and $98.5 million for the years ended December 31, 2010, 2009, and 2008, respectively, related to unabsorbed TPR infrastructure and start-up costs associated with the development of our plasma collection center platform. The reduction in unabsorbed TPR infrastructure and start-up costs resulted primarily from the maturation of our plasma collection center platform.

Plasma Center current Good Manufacturing Practices (cGMP) Issue

During the first and second quarters of 2008, we incurred charges to cost of goods sold of $16.3 million and $7.0 million, respectively, due to deviations from our standard operating procedures and cGMP at one of our plasma collection centers. Our preliminary investigations concluded that the deviations from our standard operating procedures and cGMP resulted in impairments to the related raw material and work-in-process inventories as we concluded there was no probable future economic benefit related to the impacted inventories. Subsequently, due to further investigations and new facts and circumstances, we determined that certain impacted inventories were saleable. We record recoveries directly to cost of goods sold after the impacted material is converted into final products and sold to third parties. During the years ended December 31, 2009 and 2008, we recorded recoveries of $1.9 million and $17.5 million, respectively. For the year ended December 31, 2008, recoveries totaled $17.5 million, resulting in a net provision of $5.8 million for 2008. During the year ended December 31, 2010, recoveries were not significant.

Customer Settlement

We settled a dispute with a customer in September 2007 regarding intermediate material manufactured by us, which is used by this customer in their manufacturing process. We recorded a charge to cost of goods sold of $7.9 million during the year ended December 31, 2007 for inventory impairment related to this material, which we recovered in its entirety during 2008 as the related material was determined to be saleable, converted into final product, and sold to other customers. During 2008, we recorded an additional inventory provision of $2.6 million related to this dispute for products held in Europe, for which we recovered $0.8 million and $1.8 million during 2009 and 2008, respectively, as the impacted material was determined to be saleable, converted into final product, and sold to other customers.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

10.	Property, Plant, and Equipment, net

Property, plant, and equipment, net, consisted of the following:

	December 31,
	2010	2009

Land	$4,136	$4,136
Buildings and improvements	88,652	68,417
Machinery and equipment	143,813	102,887
Furniture and fixtures	7,377	5,492
Computer hardware and software	64,729	54,761
Capital leases of buildings	8,704	8,374

	317,411	244,067
Less: accumulated depreciation and amortization	(95,319)	(62,463)

	222,092	181,604
Construction in progress	160,701	85,595

Total property, plant, and equipment, net	$382,793	$267,199

Depreciation expense was $36.0 million, $28.8 million, and $20.1 million for the years ended December 31, 2010, 2009, and 2008, respectively.

During 2009 and 2008, we recorded impairment charges of $3.1 million and $3.6 million, respectively, primarily within cost of goods sold in our consolidated income statements related primarily to capital lease assets and leasehold improvements at certain of our plasma collection centers which were closed or were under development and we no longer plan to open. No material impairment charges related to property, plant, and equipment were recorded during 2010.

11.	Investment in Affiliate

We have a 30% interest in the Class 1 common stock of Centric Health Resources, Inc. (Centric). Our investment in Centric is accounted for using the equity method of accounting based on our assessment that our interest allows us to exercise significant influence, but not control. Under the equity method, our investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of Centric as they occur. Our recognition of losses is limited to the extent of our investment in, advances to, and commitments for the investment.

Centric provides services in the management of our Prolastin and Gamunex Direct programs. In this capacity, Centric provides warehousing, order fulfillment, distribution, home infusion, and customer relationship services for us primarily related to our U.S. sales of Prolastin/Prolastin-C A1PI. Centric maintains inventory on our behalf which they utilize to fill customer orders. Centric also provides services to us in collecting accounts receivable for sales made under the Prolastin and Gamunex Direct programs. We provide Centric a fee for each unit of product provided to patients which escalates with volume. The total fees for such services for the years ended December 31, 2010, 2009, and 2008 were $22.9 million, $20.3 million, $17.5 million, respectively. The majority of these fees are recorded within cost of goods sold in our consolidated income statements. The value of the finished goods inventories that Centric held on our behalf was $8.0 million and $7.1 million at December 31, 2010 and 2009, respectively.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

12.	Long-Term Debt and Capital Lease Obligations

We were obligated under the following debt instruments:

	December 31,
	2010	2009

7.75% Notes	$600,000	$600,000
Discount on 7.75% Notes	(3,379)	(3,954)
Revolving credit facility	—	—
Capital lease obligations	9,540	9,961

Total debt and capital lease obligations	606,161	606,007
Less: current maturities	(860)	(740)

Long-term debt and capital lease obligations, net of current maturities	$605,301	$605,267

7.75% Unsecured Senior Notes, due November 15, 2016

On October 21, 2009, we completed the issuance of $600.0 million, 7.75% Senior Notes, due November 15, 2016, at a price of 99.321% of par, in a private placement to certain qualified institutional buyers. The 7.75% Notes yield 7.875% to maturity and pay interest semi-annually on May 15 and November 15 to holders of record on the immediately preceding May 1 and November 1, respectively. The 7.75% Notes are guaranteed on a senior unsecured basis by our existing and future domestic subsidiaries. Except as described below, we will not be entitled to redeem the 7.75% Notes at our option prior to November 12, 2012.

We may redeem some or all of the 7.75% Notes, at our option, at any time on or after November 12, 2012, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the 7.75% Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Fiscal Year	Percentage

2012	103.875%
2013	102.583%
2014	101.292%
2015 and thereafter	100.000%

In addition, at any time during each twelve-month period ending on November 15, 2010, 2011, and 2012, we may redeem up to 10% of the originally issued principal amount of the 7.75% Notes at a redemption price of 103% of the principal amount of the 7.75% Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date, subject to the rights of the holders of the 7.75% Notes on the relevant record date to receive interest due on the relevant interest payment date. No principal amounts were redeemed during 2010.

At any time, or from time to time, on or prior to November 15, 2012, we may, at our option, redeem up to 35% of the aggregate principal amount of the 7.75% Notes issued under the indenture with the net cash proceeds to us of certain equity offerings at a redemption price equal to 107.75% of the principal amount of the 7.75% Notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date, provided that at least 65% of the aggregate principal amount of the 7.75% Notes originally issued remains outstanding immediately after such redemption and the redemption occurs within 90 days of the date of the closing of such equity offering.

Under the Make-Whole redemption feature, we may redeem 100% of the principal plus a premium as defined under the indenture (computed using a discount rate equal to the U.S. Treasury rate as of such

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

redemption date plus 0.50%), plus accrued and unpaid interest and additional interest, if any, prior to November 15, 2012, with respect to some or all of the 7.75% Notes, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.

We are not required to make mandatory redemption or sinking fund payments with respect to the 7.75% Notes.

Upon a change of control, the 7.75% Notes are puttable at 101% of principal plus accrued and unpaid interest and additional interest, if any.

We may incur additional indebtedness and our subsidiary guarantors may also incur additional indebtedness if our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters immediately preceding the date on which such additional indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis.

The indenture contains certain covenants limiting, subject to exceptions, carve-outs and qualifications, our ability and our restricted subsidiaries’ ability to: (i) sell assets; (ii) pay distributions on, redeem or repurchase its capital stock or redeem or repurchase its subordinated debt; (iii) make certain investments; (iv) incur or guarantee additional indebtedness or issue preferred stock; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us; (vii) engage in certain sale and leaseback transactions; (viii) engage in certain transactions with affiliates; (ix) transfer or dispose of the capital stock of the restricted subsidiary to persons other than us or our restricted subsidiaries; and (x) create unrestricted subsidiaries. The indenture also contains certain customary events of default.

On July 19, 2010, we exchanged all of our then outstanding 7.75% Notes for similar 7.75% Notes that were registered under the Securities Act. This exchange did not impact our capitalization.

Revolving Credit Facility

We have a $325.0 million asset-based credit agreement administered by Wachovia Bank, N.A., an affiliate of Wells Fargo Securities, which was amended on October 15, 2009 as described below. We use our available cash balances to repay amounts outstanding under our revolving credit facility. We deposit any excess amounts into an overnight investment account. Outstanding principal under this facility is due and payable on the maturity date of December 6, 2011. As such, any future outstanding balances will likely be recorded as current liabilities. At December 31, 2010, $2.4 million was being utilized for letters of credit and $322.6 million was unused and available. The letters of credit were used as security for utilities, insurance, and third party warehousing.

Borrowings under this facility bear interest at a rate based upon either the ABR or LIBOR, at our option, plus applicable margins based upon borrowing availability. The ABR represents the greater of the Federal Funds Effective Rate plus 0.50% or the Prime Rate. Interest accrues on the revolving credit facility at the ABR plus 0.25-0.75% or LIBOR plus 1.50-2.00%. For the years ended December 31, 2010, 2009, and 2008, the weighted average interest rates of our revolving credit facility were 3.50%, 2.79%, and 4.79%, respectively. No amounts were outstanding under the revolving credit facility at December 31, 2010 and 2009.

The revolving credit facility is secured by a Pledge and Security Agreement dated December 6, 2006 under which substantially all of our personal property, including real estate, manufacturing equipment, accounts receivable, inventory, and stock are pledged as security, each as defined within the agreement.

The revolving credit facility contains default provisions, and, pursuant to the October 15, 2009 amendment described below, imposes restrictions on annual capital expenditures if our leverage ratio is 2.00 to 1.00 or less, and contains a financial covenant which requires us to maintain a fixed charge coverage ratio of at least 1.10 to 1.00 if our borrowing availability based on eligible collateral is less than $48.75 million.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

The revolving credit facility defines certain terms in calculating covenant ratios, including adjusted EBITDA and Indebtedness.

The borrowing base under our revolving credit facility is based on our accounts receivable and inventory, and is calculated as (i) 85% of our eligible accounts receivable plus (ii) the lesser of (a) 65% of our eligible inventory (valued on a first-in-first-out basis), (b) 85% of the net orderly liquidation value of our eligible inventory as determined by a recent appraisal, and (c) $300 million. Only up to $100 million may be advanced to us based on the value of our work-in-process inventory (with “filled-not-packed” and “packed-not-released” inventory being considered finished goods inventory). From time to time, the collateral agent under the revolving credit facility may modify our eligibility standards, establish or adjust reserves, or reduce one or more of the other elements used in computing the borrowing base.

On October 15, 2009, we entered into an amendment to the revolving credit facility dated as of October 12, 2009. The revolving credit facility, as amended, permitted the 7.75% Notes, described above, to be issued as long as the First and Second Lien Term Loan Credit Agreements were terminated in connection with the offering of the 7.75% Notes. The amendment also (i) increases the covenant baskets for permitted acquisitions to $250 million, (ii) permits the payment of cash dividends commencing with the first fiscal quarter of 2010 if certain conditions are met as described below, and (iii) increases our capital expenditure baskets so that we will be permitted to make capital expenditures of up to $225 million in each of 2010 and 2011. Moreover, pursuant to the amendments, we are not subject to any limitation on our capital expenditures in any fiscal year if our leverage ratio, as defined, as of the end of the fiscal year most recently ended was less than or equal to 2.00 to 1.00. Minimum availability tests under the revolving credit facility were also increased from $32.5 million to $48.75 million in connection with the amendment.

Our revolving credit facility, as amended, permits the payment of cash dividends to holders of our common stock commencing with the first fiscal quarter of 2010, so long as (i) the leverage ratio determined as of the end of the immediately preceding fiscal quarter for the then most recently completed four fiscal quarters, is equal to or less than 2.00 to 1.00 and (ii) the minimum pro forma availability as of the date of such dividend (after giving effect to such cash dividend, the funding of all revolving loans, and the issuance of all letters of credit to be funded or issued as of such date) is not less than $48.75 million; provided that, the aggregate amount of restricted payments shall not exceed 50% of Net Income during the period from October 1, 2009 to the end of the most recently ended fiscal quarter as of the date of the restricted payment.

First and Second Lien Term Loans

Our First and Second Lien Term Loans were repaid in full and terminated as a result of the application of the net proceeds to us from our October 6, 2009 IPO and the issuance of our 7.75% Notes on October 21, 2009. The weighted average annualized interest rates on the First Lien Term Loan were 4.66% and 6.60% for the years ended December 31, 2009 and 2008, respectively, and the weighted average annualized interest rates on the Second Lien Term Loan were 7.68% and 9.63% for the years ended December 31, 2009 and 2008, respectively.

Financial Impact of IPO and Refinancing Transactions

The following table summarizes the changes to our indebtedness during 2009, including the impact from the application of the net proceeds to us of $519.7 million from our IPO discussed in Note 4, “Initial Public

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Offering and Use of Proceeds,” and the net proceeds to us of $583.9 million from the refinancing transactions discussed below:

				October 21,
	December 31,	2009 Net	October 6,	2009		December 31,
	2008	Repayments	2009 IPO	Refinancing	Amortization	2009

Revolving Credit Facility	$179,941	$(124,348)	$—	$(55,593)	$—	$—
First Lien Term Loan	686,000	(5,250)	(389,812)	(290,938)	—	—
Second Lien Term Loan	330,000	—	(129,937)	(200,063)	—	—
7.75% Notes	—	—	—	600,000	—	600,000
Discount on 7.75% Notes	—	—	—	(4,074)	120	(3,954)

Total indebtedness	$1,195,941	$(129,598)	$(519,749)	$49,332	$120	$596,046

In addition to the debt principal repayments in the preceding table, we used $28.7 million of the net proceeds to us from the issuance of the 7.75% Notes to settle and terminate certain interest rate swap contracts with a notional amount of $390.0 million and $8.6 million to pay accrued interest associated with our then outstanding First and Second Lien Term Loans. In addition to the $4.1 million of discounts on the 7.75% Notes disclosed in the table above, approximately $12.0 million of commissions were deducted from the gross issuance proceeds. Subsequently, we paid $6.1 million to settle and terminate our remaining interest rate swap contract with a notional amount of $50.0 million.

As a result of the IPO and refinancing transactions, we recognized a charge during the fourth quarter of 2009 of $12.1 million to write-off previously deferred debt issuance costs related to our First and Second Lien Term Loans and $30.9 million related to costs associated with the settlement and termination of our interest rate swap contracts. These charges, which totaled $43.0 million, were recorded within other non-operating expense, net, in our consolidated income statement for the year ended December 31, 2009. We capitalized $14.9 million of debt issuance costs associated with the issuance of the 7.75% Notes and the revolving credit facility amendment. We incurred other costs related to our IPO of $3.9 million, of which $1.3 million is included within SG&A in our consolidated income statement for the year ended December 31, 2009 and $2.6 million is included as a reduction of additional paid-in capital on our December 31, 2009 consolidated balance sheet. The following table summarizes changes in deferred debt issuance costs during the year ended December 31, 2009:

			Newly
			Capitalized
	December 31,		Debt Issuance		December 31,
	2008	Charges	Costs	Amortization	2009

Revolving Credit Facility	$3,014	$—	$1,545	$(1,041)	$3,518
First Lien Term Loan	9,629	(8,054)	—	(1,575)	—
Second Lien Term Loan	4,744	(4,087)	—	(657)	—
7.75% Notes	—	—	13,334	(392)	12,942

Total deferred debt issuance costs	$17,387	$(12,141)	$14,879	$(3,665)	$16,460

Deferred debt issuance costs are recorded within other long-term assets on our consolidated balance sheets and are amortized to interest expense, net, in our consolidated income statements on a straight-line basis, which approximates the effective yield amortization method, over the term of the related credit facility.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Interest Rate Swaps and Caps

During 2009, we used $28.7 million of the net proceeds to us from the issuance of our 7.75% Notes to settle and terminate certain interest rate swap contracts with a notional amount of $390.0 million. Subsequently, we paid $6.1 million to settle and terminate our remaining interest rate swap contract with a notional amount of $50.0 million. As a result of the settlement and termination of these interest rate swap contracts, we recognized a charge of $30.9 million (approximately $18.9 million after tax) during the year ended December 31, 2009 within total other non-operating expense, net, in our consolidated income statement. At December 31, 2008, approximately $23.3 million, net of taxes, was recorded in accumulated other comprehensive loss, related to our interest rate swap contracts. As a result of their settlement and termination, we reclassified $23.3 million out of accumulated other comprehensive loss to loss on extinguishment of debt within total other non-operating expense, net, in our consolidated income statement for the year ended December 31, 2009.

At December 31, 2009, we had two interest rate cap contracts with a notional principal amount of $175.0 million outstanding for which the cap rate of 6.00% was significantly higher than prevailing market interest rates; therefore, the fair market value was zero. The interest rate caps matured in February of 2010.

Additional Information Regarding Our Financial Covenants

The lenders under our revolving credit facility use adjusted EBITDA as the basis of calculation of our compliance with our Leverage Ratio (Total Debt divided by the last twelve months’ adjusted EBITDA) and Interest Coverage Ratio (last twelve months’ adjusted EBITDA divided by Cash Interest Expense). Both the Leverage Ratio and the Interest Coverage Ratio are measures our lenders use to monitor our performance and ability to generate positive cash flows.

Adjusted EBITDA is defined in our revolving credit facility as net income plus interest expense, depreciation and amortization, income taxes, and other adjustments. Other adjustments include, but are not limited to, the following to the extent that they are included in net income:

•	Write offs, write-downs, asset revaluations and other non-cash charges, losses, and expenses, including non-cash equity compensation expense;

•	Impairments of intangibles and goodwill;

•	Extraordinary gains and losses;

•	Fees paid pursuant to our Management Agreement, as amended, with Talecris Holdings, LLC, which was terminated in connection with our IPO;

•	Fees and expenses incurred in connection with transactions and permitted acquisitions and investments;

•	Extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring, and “carve-out” expenses;

•	Legal, accounting, consulting, and other expenses relating to potential or actual issuances of equity interests, including an initial public offering of common stock;

•	Costs associated with our Special Recognition Bonuses; and

•	Other items.

In addition to our lenders, adjusted EBITDA is used by our management and the compensation committee of our Board of Directors.

Our management uses adjusted EBITDA as one of our primary financial performance measures in the day-to-day oversight of our business to, among other things, allocate financial and human resources across our

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

organization, determine appropriate levels of capital investment and research and development spending, determine staffing needs and develop hiring plans, manage our plants’ production plans, and assess appropriate levels of sales and marketing initiatives. Our management uses adjusted EBITDA in its decision making because this supplemental operating performance measure facilitates internal comparisons to historical operating results and external comparisons to competitors’ historical operating results by eliminating various income and expense items which are either not part of operating income or may vary significantly when comparing our results among the periods presented to our competitors or other companies.

The compensation committee of our Board of Directors uses adjusted EBITDA as a financial performance objective because it is one of our primary financial performance measures used in the day-to-day oversight of our business to, among other things, allocate financial and human resources across our organization, determine appropriate levels of capital investment and research and development spending, determine staffing needs and develop hiring plans, manage our plants’ production plans, and assess appropriate levels of sales and marketing initiatives. In order to motivate top performance by our executives, we establish a target level for each of the various performance criteria that is high enough that there is no certainty it is achievable. The target level for any performance criterion changes from year to year. These target performance levels reflect challenges with respect to various factors such as sales volume and pricing, cost control, working capital management, plasma platform objectives, R&D objectives and sales and marketing objectives, among others. Our compensation committee has discretion to adjust the actual results related to the performance targets positively or negatively for items which, in the opinion of the compensation committee, were not reasonably within management’s control. The compensation committee also evaluates the manner in which actual results were achieved to determine if unusual actions or risks were taken that would impact or manipulate the results.

13.	Income Taxes

Components of our provision for income taxes are as follows:

	Years Ended December 31,
	2010	2009	2008

Current provision:
Federal	$58,907	$68,960	$28,639
State and local	5,418	3,421	4,590
Foreign	1,793	1,348	1,776

Total current provision	66,118	73,729	35,005
Deferred provision:
Federal	12,366	69	7
State and local	(105)	1,210	1,582

Total deferred provision	12,261	1,279	1,589

Provision for income taxes	$78,379	$75,008	$36,594

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

A reconciliation of expected income tax expense at the U.S. Federal rate of 35% to actual income tax expense is as follows:

	Years Ended December 31,
	2010	2009	2008

Amount computed at statutory rate	$85,556	$80,114	$35,837
State income taxes (net of Federal benefit)	7,040	4,291	4,059
Research and development credits	(11,426)	(7,732)	(4,052)
State tax credits (net of Federal benefit)	(1,607)	(871)	(600)
Federal benefit of tax deductions for qualified production activities	(6,080)	(2,764)	(2,037)
Capitalized transaction costs	6,800	(2,352)	584
Nondeductible meals and entertainment expenses	671	504	425
Other	(2,575)	3,818	2,378

Provision for income taxes	$78,379	$75,008	$36,594

We calculate a provision for, or benefit from, income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The major components of our deferred tax assets and liabilities are as follows:

	December 31,
	2010	2009

Current:
Deferred income tax assets:
Allowances on accounts receivable	$8,074	$11,020
Inventories	32,026	23,928
Revenue recognition	1,455	7,857
Stock-based compensation	23,855	30,952
Deferred bonuses	4,200	4,617
Accrued expenses	21,994	4,568
State tax credit carry-forward	3,335	3,195
Other	2,341	3,543

Total deferred income tax assets	97,280	89,680
Deferred income tax liabilities:
Other liabilities	(687)	(1,028)

Total deferred income tax liabilities	(687)	(1,028)

Net current deferred income tax assets	$96,593	$88,652

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

	December 31,
	2010	2009

Non-current:
Deferred income tax assets:
Property, plant, and equipment	$—	$14,170
Other	459	252

Total deferred income tax assets	459	14,422
Deferred income tax liabilities:
Property, plant, and equipment	(1,292)	—
Intangibles	(13,599)	(8,574)

Total deferred income tax liabilities	(14,891)	(8,574)

Net non-current deferred income tax (liabilities) assets	$(14,432)	$5,848

Net deferred income tax assets	$82,161	$94,500

We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with future taxable income, and ongoing prudent and feasible tax planning strategies.

We have not provided for U.S. Federal income and foreign withholding taxes on our non-U.S. subsidiaries’ cumulative undistributed earnings of approximately $13.2 million as of December 31, 2010 as such earnings are intended to be reinvested outside of the U.S. indefinitely. It is not practicable to estimate the amount of tax that might be payable if some or all of such earnings were to be remitted, and foreign tax credits would be available to reduce or eliminate the resulting U.S. income tax liability.

At December 31, 2010 we had state tax credit carryforwards of $5.1 million that will start expiring in 2015. Our ability to offset future taxable income with tax credit carryforwards may be limited in certain circumstances, including changes in ownership.

The following table summarizes activity related to our gross unrecognized tax positions:

Unrecognized tax benefits at December 31, 2007	$6,885
Additions for tax positions taken in the current year	3,626
Reductions for tax positions taken in a prior year	(521)

Unrecognized tax benefits at December 31, 2008	9,990
Additions for tax positions taken during a prior year	3,899
Reductions for tax positions taken in a prior year	(1,642)

Unrecognized tax benefits at December 31, 2009	12,247
Additions for tax positions taken in the current year	2,485
Reductions for tax positions taken in a prior year	(5,908)

Unrecognized tax benefits at December 31, 2010	$8,824

As of December 31, 2010, our total gross unrecognized tax benefits were approximately $8.8 million, of which approximately $5.8 million would reduce our effective income tax rate if recognized. Interest and penalties related to unrecognized tax benefits are included in income tax expense. No material interest or penalties were incurred during the years presented.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

The IRS exam of the 2005, 2006, and 2007 tax years is effectively settled as the Joint Committee on Taxation has completed its review of our position and has agreed not to take exception to the refund approved by the Internal Revenue Service in its report dated June 2009. The favorable resolution of this matter resulted in a release of $4.7 million gross unrecognized tax benefits.

We have analyzed our filing positions for all open years in all significant Federal, state, and foreign jurisdictions where we are required to file income tax returns. The periods subject to examination by the major tax jurisdictions where we conduct business are tax periods 2005 through 2010.

14.	Commitments and Contingencies

Leases

We lease office buildings, plasma collection centers, refrigerated storage, furniture, machinery, computer equipment, and miscellaneous equipment under leasing agreements. The majority of our leases are operating leases. In addition to rent, certain of our leases require us to pay directly for taxes, insurance, maintenance, and other operating expenses. Future minimum lease payments required under our capital leases and non-cancellable operating leases as of December 31, 2010 are as follows:

		Non-Cancellable
		Operating
	Capital	Leases

2011	$1,814	$17,427
2012	1,836	14,614
2013	1,862	10,246
2014	1,830	8,921
2015	1,729	7,016
Thereafter	4,845	27,198

Total future minimum lease payments	13,916	$85,422

Less: amounts representing interest	(4,376)

Present value of net minimum lease payments	9,540
Less: current portion of capital lease obligations	(860)

Total	$8,680

In the preceding table, the future minimum annual rentals payable under non-cancellable leases denominated in foreign currencies have been calculated based upon the December 31, 2010 foreign currency exchange rates. Rental cost was approximately $18.2 million, $16.6 million, and $14.8 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Employment Agreements

We have employment agreements and offer letters with certain of our employees which require payments generally ranging from 100% to 150% of the employee’s annual compensation if employment is terminated not for cause by us, or by the employee, for good reason, as defined. Certain of these arrangements also include provisions for payments of bonuses under our annual incentive plan and the vesting of equity awards, as well as other customary payments, such as accrued personal days, bonuses, continuing benefits, and outplacement services. In the event of a change of control of the Company, our share-based compensation plans permit accelerated vesting of awards under defined circumstances.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Customer Commitments

We have supply agreements with some of our customers which require us to provide certain minimum quantities of our products for various periods. At December 31, 2010, we currently anticipate being able to fill these supply agreements in the foreseeable future and we do not consider our potential exposure for unfilled customer orders to be material.

Litigation

We are involved in various legal and regulatory proceedings that arise in the ordinary course of business. We record accruals for such contingencies to the extent that we conclude that their occurrence is both probable and estimable. We consider many factors in making these assessments, including the professional judgment of experienced members of management and our legal counsel. We have estimated the likelihood of unfavorable outcomes and the amounts of such potential losses. In our opinion, the ultimate outcome of these proceedings and claims is not anticipated to have a material adverse effect on our consolidated financial position, results of operations, or cash flows. However, the ultimate outcome of litigation is unpredictable and actual results could be materially different from our estimates. We record anticipated recoveries under applicable insurance contracts when we are assured of recovery.

National Genetics Institute/Baxter Healthcare Corporation Litigation

In May 2008, Baxter Healthcare Corporation (Baxter) and National Genetics Institute (NGI), a wholly-owned subsidiary of Laboratory Corporation of America, filed a complaint in the U.S. District Court for the Eastern District of North Carolina, alleging that we infringed U.S. Patent Nos. 5,780,222, 6,063,563, and 6,566,052. They subsequently withdrew and re-filed the case in November 2008. The patents deal primarily with a method of screening large numbers of biological samples utilizing various pooling and matrix array strategies, and the complaint alleges that the patents are owned by Baxter and exclusively licensed to NGI. In November 2008, we filed our answer to their complaint, asserting anti-trust and other counterclaims, and filed a request for re-examination of the patents with the Patent and Trademark Office (PTO), which was subsequently granted. The case was settled effective October 1, 2010, with us paying $3.9 million to NGI, which was accrued in 2009, and us receiving a paid-up license to the technology subject to the disputed patents and the parties dismissing their claims and counterclaims.

Plasma Centers of America, LLC and G&M Crandall Limited Family Partnership

We had a three year Amended and Restated Plasma Sale/Purchase Agreement with Plasma Centers of America, LLC (PCA) under which we were required to purchase annual minimum quantities of plasma from plasma collection centers approved by us, including the prepayment of 90% for unlicensed plasma. We were also committed to finance the development of up to eight plasma collection centers, which were to be used to source plasma for us. Under the terms of the agreement, we had a conditional obligation to purchase such centers for a sum determined by a formula set forth in the agreement. We provided $3.2 million in financing, including accrued interest, related to the development of such centers, and we advanced payment of $1.0 million for unlicensed plasma. We recorded a provision within SG&A during 2008 related to these loans and advances.

In August 2008, we notified PCA that they were in breach of the Amended and Restated Plasma Sale/Purchase Agreement. We terminated the agreement in September 2008. In November 2008, TPR filed suit in federal court in Raleigh against the G&M Crandall Limited Family Partnership and its individual partners as guarantors of obligations of PCA. We were served in January 2009 in parallel state action by PCA, alleging breach of contract by TPR. The federal case has been stayed. On December 13, 2010, a jury in the state court case rendered a verdict in the amount of $37.0 million in favor of PCA against TPR in a breach of contract claim, which was confirmed by the court in post trial motions. We intend to appeal. The jury verdict, if

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

sustained, will bear simple interest at 8% per statute from the date of breach, which totals approximately $6.7 million at December 31, 2010. We have recorded a $43.7 million charge within other non-operating expense, net, in our consolidated income statement for the year ended December 31, 2010 as a result of the judgment.

Foreign Corrupt Practices Act

We are conducting an internal investigation into potential violations of the Foreign Corrupt Practices Act (FCPA) that we became aware of during the conduct of an unrelated review. The FCPA investigation is being conducted by outside counsel under the direction of a special committee of our board of directors. The investigation initially focused on sales to certain Eastern European and Middle Eastern countries, primarily Belarus, Russia, and Iran, but we are also reviewing sales practices in Brazil, Bulgaria, China, Georgia, Libya, Poland, Turkey, Ukraine, and other countries as deemed appropriate.

In July 2009, we voluntarily contacted the U.S. Department of Justice (DOJ) to advise them of the investigation and to offer our cooperation in any investigation that they want to conduct or they want us to conduct. The DOJ has not indicated what action it may take, if any, against us or any individual, or the extent to which it may conduct its own investigation. Even though we self-disclosed this matter to the DOJ, it or other federal agencies may seek to impose sanctions on us that may include, among other things, debarment, injunctive relief, disgorgement, fines, penalties, appointment of a monitor, appointment of new control staff, or enhancement of existing compliance and training programs. Other countries in which we do business may initiate their own investigations and impose similar penalties. As a result of this investigation, we suspended shipments to some of these countries while we put additional safeguards in place. In some cases, safeguards involved terminating consultants and suspending relations with or terminating distributors in countries under investigation as circumstances warranted. These actions unfavorably affected revenue from these countries in 2010 and 2009. We have resumed sales in countries where we believe we have appropriate safeguards in place and are reallocating product to other countries as necessary. To the extent that we conclude, or the DOJ concludes, that we cannot implement adequate safeguards or otherwise need to change our business practices, distributors, or consultants in affected countries or other countries, this may result in a permanent loss of business from those countries. We expect to complete our internal FCPA investigation and present our findings to the DOJ in 2011. The preliminary findings of our investigation indicate that it is probable that there were FCPA violations by persons associated with us that the DOJ or other regulators may assert are attributable to us.

Any sanctions or related loss of business could have a material adverse effect on us or our results of operations. It is possible, however, that any sanctions that DOJ or other federal agencies might otherwise consider imposing would be reduced, if not eliminated, in light of the comprehensive compliance measures that we have implemented. Given the preliminary nature of our findings, our continuing investigation and the uncertainties regarding this matter, we are unable to estimate the financial outcome and consequently, we have not accrued any amounts related to the outcome of this matter.

Compliance with Pharmaceutical Pricing Agreement

In November 2009, we received a letter from the United States Attorney’s Office for the Eastern District of Pennsylvania (USAO). The USAO requested a meeting to review our compliance with the terms of the Pharmaceutical Pricing Agreement (PPA) under the Public Health Service program. Specifically, the USAO asked for information related to the sale of our IGIV product, Gamunex, under that program. In order to have federal financial participation apply to their products under the Medicaid program and to obtain Medicare Part B coverage, manufacturers are required to enter into a PPA. The PPA obligates manufacturers to charge covered entities the Public Health Service price for drugs intended for outpatient use. The Public Health Service price is based on the Medicaid rebate amount. We believe that we have complied with the terms of

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

the PPA and federal law. If the USAO determines that our practices are inconsistent with the terms of the PPA, the USAO has stated that it may file a civil action against us under the Anti-fraud Injunction Act and seek a court order directing the company to comply with the PPA or, potentially, proceed under some other legal theory. We could also be subject to fines, damages, penalties, appointment of a monitor, or enhancement of existing compliance and training programs as a result of government action. We are cooperating with the investigation and intend to respond to information requests from the USAO. Based on the information obtained to date, we have not determined that any potential liability that may result is probable or can be reasonably estimated. Therefore, we have not made any accrual in our consolidated financial statements at December 31, 2010.

Exclusive License Agreements with Crucell N.V. (Crucell)

During September 2008, we entered into an exclusive commercial license agreement with Crucell for recombinant technology. In consideration of the license that Crucell granted us, we paid an upfront license fee of $2.5 million, which we recorded in R&D in our consolidated income statement during the year ended December 31, 2008. During the year ended December 31, 2010, we paid $1.5 million to Crucell, which we recorded in R&D in our consolidated income statement. We could be required to pay up to $28.0 million of additional development milestones as certain activities are completed. Upon commercialization of the product, we are required to pay a royalty at a tiered rate, ranging between 3.5% and 6%, based on the related net sales of the product.

During December 2008, we entered into another exclusive commercial license agreement with Crucell for recombinant technology. In consideration of the license that Crucell granted us, we paid an upfront license fee of $1.5 million, which we recorded in R&D in our consolidated income statement for the year ended December 31, 2008. During the year ended December 31, 2009, we paid $0.5 million to Crucell, which is included in R&D in our consolidated income statement. We could be required to pay up to $18.5 million of additional development milestones as certain activities are completed. Upon commercialization of the product, we are required to pay a royalty at a tiered rate, ranging between 3% and 5%, based on the related net sales of the product.

Under the terms of both exclusive license agreements with Crucell, we may terminate either agreement by giving Crucell 90 days prior written notice and payment of all outstanding amounts owed to Crucell.

Purchase Commitments

We have purchase agreements that require us to purchase minimum annual quantities of plasma, other raw materials, and associated subcontracted manufacturing services and other services. At December 31, 2010, our purchase commitments, generally subject to annual price negotiations, are as follows:

2011	$201,875
2012	179,850
2013	167,637
2014	127,080
2015	121,308
Thereafter	55,595

Total	$853,345

An inability of any of our suppliers to satisfy their obligations in a timely manner could cause a disruption in our plasma supply, which could materially adversely affect our business.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

We entered into a contract, effective January 1, 2011, for subcontract manufacturing services that is substantially similar to, and replaces, one to which we were a party that expired on December 31, 2010. The minimum purchase obligations under this contract, which expires on December 31, 2012, of approximately $30 million for both 2011 and 2012 are not included in the table above.

On January 6, 2011, we entered into a contract for subcontract manufacturing services. The minimum purchase obligations of approximately $4.0 million for each of the years 2012 through 2015 are not included in the table above.

In addition to the minimum purchase commitments in the table above, at December 31, 2010, we have commitments and open purchase orders for capital spending to be made of $214.5 million.

Environmental Matters

Our operations are subject to extensive and evolving federal, state, and local environmental laws and regulations. Compliance with such laws and regulations can be costly. Additionally, governmental authorities may enforce the laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties and remediation requirements. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons, and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future as this information becomes available, or other relevant developments occur. We establish accrued liabilities or adjust previously accrued amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe that compliance with all applicable laws and regulations will not have a material adverse impact on our financial position, operating results, or cash flows. At December 31, 2010 and 2009, no amounts have been accrued as we are not currently aware of any probable liabilities.

Other

All pharmaceutical companies, including us, are subject to periodic inspections by the FDA and other regulatory authorities of manufacturing and plasma collection facilities, procedures, and processes. If in the course of an inspection, the FDA or other regulatory authority notes conditions they believe are objectionable with respect to cGMP or other applicable regulations, we must implement effective corrective actions or face regulatory or enforcement sanctions.

15.	Related Party Transactions

Until January 21, 2010, a majority of our outstanding common stock was owned by Talecris Holdings, LLC. Talecris Holdings, LLC is owned by (i) Cerberus-Plasma Holdings LLC, the managing member of which is Cerberus Partners, L.P., and (ii) limited partnerships affiliated with Ampersand Ventures. Substantially all rights of management and control of Talecris Holdings, LLC are held by Cerberus-Plasma Holdings LLC. As of December 31, 2010, Talecris Holdings, LLC owned approximately 48.7% of our outstanding common stock. We had a management agreement with Cerberus-Plasma Holdings LLC and an affiliate of Ampersand Ventures, which was terminated as of September 30, 2009 in connection with our IPO. We have a Master Consulting and Advisory Services Agreement with an affiliate of Cerberus to provide certain advisory services to us.

We have an equity investment in Centric as further discussed in Note 11, “Investment in Affiliate;” therefore, we consider Centric to be a related party during the periods presented.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes our related party transactions for the years ended December 31, 2010, 2009, and 2008 and our related party accounts payable balances at December 31, 2010 and 2009:

	Years Ended December 31,
Expenses	2010	2009	2008

Centric (product distribution and other services)	$22,865	$20,306	$17,508
Cerberus/Ampersand (management fees)	$—	$5,715	$6,871
Cerberus (operational support)	$—	$608	$4,184

	December 31,
Payable	2010	2009

Centric (product distribution and other services)	$6,406	$5,537
Cerberus (operational support)	$—	$349

16.	Equity Transactions

On October 6, 2009, we completed our IPO of 56,000,000 shares of our common stock, par value $0.01 per share. Additional information regarding our IPO is included in Note 4, “Initial Public Offering and Use of Proceeds.”

A seven-for-one share dividend on our common stock was paid on September 10, 2009. All share and per-share amounts have been retroactively adjusted for all periods presented to reflect the share dividend.

On September 30, 2009, 1,000,000 shares of our Series A preferred stock and 192,310 shares of our Series B preferred stock were converted into an aggregate of 85,846,320 shares of our common stock in connection with our IPO. In addition, on September 30, 2009, 2,381,548 shares of our common stock were issued to settle $45.3 million of accrued dividends upon the conversion of our Series A and B preferred stock. Additional information regarding our Series A and B preferred stock is included in Note 17, “Redeemable Series A and B Senior Convertible Preferred Stock.”

During the year ended December 31, 2008, we repurchased 2,146,232 shares of our common stock from IBR for $35.4 million at a put value of $15.61 per share plus accrued charges. The shares were issued to IBR during the year ended December 31, 2007 as a result of the acceleration of the contingent consideration provision of our November 2006 Asset Purchase Agreement, as amended. Additional information regarding the shares repurchased from IBR is included in Note 6 “Business Acquisitions.”

During the year ended December 31, 2008, our board of directors approved the retirement of 2,212,640 shares of our common stock held in treasury, and approved that shares of our common stock repurchased in the future would be immediately retired by the Company.

Information regarding employee share-based compensation is included in Note 18, “Share-Based Compensation.”

17.	Redeemable Series A and B Senior Convertible Preferred Stock

On September 30, 2009, 1,000,000 shares of our Series A preferred stock and 192,310 shares of our Series B preferred stock were converted into an aggregate of 85,846,320 shares of our common stock in connection with our IPO. In addition, on September 30, 2009, 2,381,548 shares of our common stock were issued to settle $45.3 million of accrued dividends upon the conversion of our Series A and B preferred stock.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

18.	Share-Based Compensation

In connection with our IPO, we ceased further grants under our 2005 Stock Option and Incentive Plan and 2006 Restricted Stock Plan. The Talecris Biotherapeutics Holdings Corp. 2009 Long-Term Incentive Plan (2009 Plan), which was adopted by our board of directors on August 7, 2009, became effective in connection with our IPO. The 2009 Plan provides for the grant of awards in the form of incentive stock options, nonqualified stock options, share appreciation rights, restricted stock, RSU’s, unrestricted shares of common stock, deferred share units, and performance awards. Our employees, directors, and consultants are eligible to receive awards under the 2009 Plan. The maximum number of shares that we may issue for all awards under the 2009 Plan is 7,200,000. As of December 31, 2010, 5,798,837 shares remain available for grant under the 2009 Plan.

We value share-based compensation at the grant date using a fair value model and recognize this value as expense over the employees’ requisite service period, typically the period over which the share-based compensation vests. We classify share-based compensation costs consistent with each grantee’s salary. In connection with stock option exercise and restricted share vesting, we recognized net tax benefits of $26.6 million, $20.4 million, and $3.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. We record income tax benefits realized upon exercise or vesting of an award in excess of that previously recognized in earnings as additional paid-in-capital. We recognized excess tax benefits related to share-based compensation of $13.5 million and $13.4 million during the years ended December 31, 2010 and 2009, respectively.

Share-based compensation expense for the years ended December 31, 2010, 2009, and 2008 was as follows:

	Years Ended December 31,
	2010	2009	2008

SG&A	$12,606	$40,968	$33,780
R&D	1,024	2,303	2,361
Cost of goods sold	3,336	4,275	2,566

Total expense	$16,966	$47,546	$38,707

Capitalized in inventory	$2,265	$3,574	$3,233

Amounts capitalized in inventory are recognized in cost of goods sold in our consolidated income statements primarily within twelve months.

The following table summarizes the remaining unrecognized compensation cost related to our share-based compensation awards as of December 31, 2010 and the weighted average period over which the non-cash compensation cost is expected to be recognized:

		Weighted-
	Unrecognized	Average
	Compensation	Period
	Cost	(Years)

Stock options	$3,965	2.10
Restricted share awards	721	0.25
RSU’s	6,589	2.10
Performance share awards	1,138	1.25

Total	$12,413

In addition to the unrecognized compensation cost included in the table above, at December 31, 2010, $1.7 million of compensation cost was included in inventory on our consolidated balance sheet, which we

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

expect to be recognized as non-cash compensation expense in our consolidated income statement primarily within the next twelve months. The amount of share-based compensation expense that we will ultimately be required to record could change in the future as a result of additional grants, changes in the fair value of shares for performance-based awards, differences between our anticipated forfeiture rate and the actual forfeiture rate, the probability of achieving targets established for performance award vesting, and other actions by our board of directors or its compensation committee.

Stock Options

Stock options, which entitle the holder to purchase, after the end of a vesting term, a specified number of shares of our common stock at a price per share equal to the exercise price, are accounted for at fair value at the date of the grant. Option awards are granted with an exercise price at least equal to the fair value of our common stock at the date of grant and generally vest over periods of three to five years. The exercise price of stock options is determined by our board of directors. The stock options that we granted to employees typically have service-based and performance-based components. The stock options granted to members of our board of directors are service-based only. Our stock options generally expire ten years after the date of grant, or earlier if an option holder ceases to be employed by the Company. Stock option exercises are settled with newly issued common stock previously authorized and available for issuance.

The following is a summary of stock option activity for the years ended December 31, 2010, 2009, and 2008:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at December 31, 2007	12,932,344	$6.42
Granted	2,291,304	$10.98
Forfeited	(945,232)	$2.98

Outstanding at December 31, 2008	14,278,416	$6.96
Granted	638,472	$18.91
Forfeited	(392,688)	$4.89
Exercised	(2,394,762)	$3.17

Outstanding at December 31, 2009	12,129,438	$8.40	6.7	$168,235
Granted	73,593	$20.39
Forfeited	(24,950)	$19.05
Exercised	(3,650,579)	$6.12

Outstanding at December 31, 2010	8,527,502	$9.45	5.7	$118,090

Exercisable at December 31, 2010	7,882,452	$8.66	4.8	$115,419

Vested and expected to vest at December 31, 2010	8,488,004	$9.36	5.7	$118,296

At December 31, 2009 and 2008, stock options with a weighted average exercise price of $8.16 and $4.02 were exercisable for 8,711,838 shares and 6,950,872 shares, respectively. Our estimate of the stock options vested and expected to vest at December 31, 2010 considers an expected forfeiture rate of 3%.

The aggregate intrinsic value in the table above represents the difference between the $23.30 closing price of our common stock as reported by The NASDAQ Global Select Market on December 31, 2010 and the weighted average exercise price, multiplied by the number of options outstanding or exercisable. The total

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

intrinsic value and net cash proceeds to us from stock option exercises during the year ended December 31, 2010 were $62.7 million and $22.3 million, respectively. We do not record the aggregate intrinsic value for financial accounting purposes and the value changes based upon changes in the fair value of our common stock. The total fair value of stock options that vested during the years ended December 31, 2010, 2009, and 2008 were $56.1 million, $72.5 million, and $24.7 million, respectively.

The weighted average grant date fair value of options granted during the years ended December 31, 2010, 2009, and 2008 were $9.99, $9.49, and $4.35, respectively. We estimated the fair value of stock options at their grant date using the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics that are not present in our option grants. If the model permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of stock options could be different. The following weighted-average assumptions were used to estimate the fair value of stock options granted during the years ended December 31, 2010, 2009, and 2008:

	Years Ended December 31,
	2010	2009	2008

Risk-free interest rate	2.66%	2.66%	2.65%
Expected term (years)	5.66	5.97	5.20
Expected volatility	50%	50%	50%
Expected dividend yield	0%	0%	0%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant. The expected life of options is reflective of our historical experience, vesting schedules, and contractual terms. There is limited trading history for our common stock; therefore, our application of the Black-Scholes option pricing model incorporated historical volatility measures of similar public companies. We currently do not expect to pay dividends in the future. We generally apply a 3% forfeiture rate to the options granted over the term of the award. This rate is calculated based upon historical attrition rates and represents an estimate of the granted options not expected to vest. If actual forfeitures differ from the expected rate, we may be required to make additional adjustments to compensation expense in future periods.

Restricted Stock Units

RSU’s, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of our common stock, are accounted for at fair value at the date of grant. We granted 483,100 RSU’s in connection with our IPO. These RSU’s will vest one-third on each of April 1 of 2011, 2012, and 2013, subject to the award holder being employed on the vesting date. The aggregate fair value of the RSU’s was

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

$8.4 million, which will be recognized as compensation expense ratably through April of 2013. The following is a summary of RSU activity for the years ended December 31, 2010 and 2009:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Grant Date	Term	Intrinsic
	Shares	Fair Value	(Years)	Value

Outstanding at December 31, 2008	—	—
Granted	483,100	$19.00
Forfeited	(3,076)	$19.00

Outstanding at December 31, 2009	480,024	$19.00
Granted	36,015	$20.40
Forfeited	(30,299)	$19.04
Vested	(1,182)	$19.00

Outstanding at December 31, 2010	484,558	$19.10	2.16	$11,290

Restricted Stock

Restricted shares of our common stock, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of our common stock, are accounted for at fair value at the date of grant. Restricted share awards vest on terms determined by our board of directors or its compensation committee at the time of the grant. The majority of our restricted share awards currently outstanding vest annually over a four-year period from the date of grant unless accelerated by the compensation committee upon the event of a change in control, as defined. Any restricted share awards that have not vested at the time of termination of service are forfeited except in the event of death, disability, or a change in control. The restricted share awards are considered issued and outstanding and have full voting rights. Any dividends declared with respect to our common stock will vest at the same time as the underlying restricted stock award.

The following is a summary of restricted share activity for the years ended December 31, 2010, 2009, and 2008:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

December 31, 2007 unvested shares outstanding	2,811,000	$13.78
Granted	42,720	$9.88
Forfeited	(287,784)	$11.00
Vested	(870,432)	$13.45

December 31, 2008 unvested shares outstanding	1,695,504	$14.40
Granted	14,464	$16.63
Forfeited	(16,368)	$11.00
Vested	(779,744)	$13.50

December 31, 2009 unvested shares outstanding	913,856	$15.27
Vested	(727,256)	$13.74

December 31, 2010 unvested shares outstanding	186,600	$21.25

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

The total fair value of restricted shares that vested during the years ended December 31, 2010, 2009, and 2008 were $14.5 million, $13.0 million and $8.6 million, respectively.

Performance Share Units (PSU’s)

The following is a summary of performance share unit activity for the year ended December 31, 2010:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Outstanding PSU’s outstanding at December 31, 2009	—	$—
Granted	261,327	$21.51
Forfeited	(1,627)	$21.51

Unvested PSU’s outstanding at December 31, 2010	259,700	$21.51

PSU’s are awards that vest based on the achievement of pre-established objective performance goals, which are generally financial in nature. For performance awards, the compensation committee establishes a performance period and the performance targets for each performance measure that must be achieved at the end of the performance period for awards to vest. The number of shares issued upon the vesting of the performance awards varies based on actual performance in a year relative to a defined minimum and maximum financial target for that year. The PSU’s granted on March 8, 2010 will vest annually over a three-year performance period with the potential for 0% to 125% payout, based on the achievement of annual earnings per share targets that were established at the time of grant.

Other Information about our Stock Option Plan

During the third quarter of 2009, we entered into an amended and restated employment agreement with our Chairman and Chief Executive Officer which included accelerating the vesting of options to purchase 1,008,000 shares of our common stock at an exercise price of $21.25 per common share to August 19, 2009. The acceleration of these options resulted in the recognition of a non-cash charge of $11.8 million of compensation expense during the third quarter of 2009. Options to purchase these shares were previously scheduled to vest in April of 2010 (504,000 options) and April of 2011 (504,000 options).

During the second quarter of 2008, the compensation committee of our board of directors amended the exercise price of 570,400 stock options outstanding to certain employees from $21.25 per share to $11.00 per share and during the second quarter of 2008, the compensation committee also amended the exercise price of 17,152 stock options outstanding to certain members of our board of directors from $21.25 per share to $11.00 per share. The stock options that were re-priced were granted during 2007.

During the first quarter of 2008, our board of directors revised the 2008 corporate objectives related to the performance-based component of stock options scheduled to vest on April 1, 2009. In addition, during the second quarter of 2008, we began recognizing compensation cost related to the performance-based component of stock options scheduled to vest on April 1, 2010 based on our probability assessment of achieving the related performance objectives.

19.	Employee Benefit Plans

Savings Plan and Profit Sharing Plan

We have a defined contribution plan (Savings Plan), which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (IRC). Once eligible, employees may elect to contribute a portion of their wages to the Savings Plan, subject to certain limitations. We match 100% of the first 3% of

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

employee contributions and 50% of the next 2% of employee contributions. Our contributions and the employee contributions are fully vested when contributed. The plan assets are held in trust and invested as directed by the plan participants. Matching contribution cost for the Savings Plan was $8.9 million for the year ended December 31, 2010 and $7.8 million for both the years ended December 31, 2009 and 2008, and is recorded consistent with each participant’s salary.

Under the profit sharing portion of the Savings Plan, we may elect to contribute to eligible employees’ Savings Plan accounts up to 3% of their eligible earnings, as defined. The profit sharing portion of the plan is discretionary, with the percentage amount determined by the compensation committee of our board of directors, based upon the attainment of certain financial targets as established by the compensation committee. Our cost for the profit sharing portion of the Savings Plan was $7.2 million, $5.8 million, and $7.9 million for the years ended December 31, 2010, 2009, and 2008, respectively, and is recorded consistent with each participant’s salary.

Supplemental Savings Plan

We have a Supplemental Savings Plan, which is an unfunded nonqualified deferred compensation plan in which employees at certain executive levels are eligible to defer pre-tax earnings as well as to make additional contributions, subject to certain limitations. Our matching contribution is similar to the Savings Plan described above and is fully vested when contributed. Matching contribution cost for the periods presented were not material to our consolidated financial statements. At December 31, 2010 and 2009, we have recorded $6.5 million and $5.1 million, respectively, within accrued expenses and other liabilities on our consolidated balance sheets.

Other Plans

We provide an unfunded defined benefit pension plan to certain of our Talecris Biotherapeutics, GmbH employees in Germany as required by statutory law. Pension cost related to this plan was not material for the periods presented. At December 31, 2010 and 2009, no material obligations related to this plan were recorded on our consolidated balance sheets.

20.	Deferred Compensation

In October of 2006, the compensation committee of our board of directors approved a Special Recognition Bonus Plan (Bonus Plan) as a vehicle to award certain employees, senior executives, and members of our board of directors for the financial success of our Company from its inception through the effective date of the Bonus Plan. We recorded compensation expense of $0.1 million, $0.6 million, and $0.7 million for the years ended December 31, 2010, 2009, and 2008, respectively, related to the bonus plan. We made payments of $0.9 million in both March of 2010 and 2009, and $1.2 million in March of 2008. No further payments are due under the Bonus Plan.

In December of 2006, the compensation committee of our board of directors approved a restricted share and cash recognition award to certain employees, senior executives, and members of our board of directors for the financial success of our Company from its inception through the effective date of the award. We funded an irrevocable trust for the cash installments under this award. We made cash payments of $5.8 million, $6.0 million, and $7.4 million in March of 2010, 2009, and 2008, respectively, related to the cash recognition portion of the award. No further cash payments are due under this plan. We recorded compensation expense of $2.0 million, $5.7 million, and $5.9 million for the years ended December 31, 2010, 2009, and 2008, respectively, related to this award.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

21.	Segment Reporting

We operate our plasma-derived protein therapeutics business as a single reportable business segment since all operating activities are directed from our North Carolina headquarters and all of our products are derived from a single source and result from a common manufacturing process. All products are manufactured from a single raw material source, human plasma, and are processed in whole, or in part, at our principal manufacturing facilities located in Clayton, North Carolina. Our Melville, New York, facility primarily supplies intermediate plasma fractions to our Clayton facilities. Gamunex-C/Gamunex IGIV and Prolastin/Prolastin-C A1PI constitute the majority of our net revenue. Although we sell our products worldwide, the majority of our net revenue was concentrated in the United States and Canada for the periods presented.

In the following table, we have presented our net revenue by significant product category. Our Immunology/Neurology product category includes the products that are used to provide antibodies to patients who have a genetic or acquired inability to produce these antibodies, as well as a treatment for CIDP, and also products that provide antibodies to counter specific antigens such as rabies. Our Pulmonology product category is comprised of our Prolastin/Prolastin-C A1PI product, which is used to treat patients with a genetic alpha-1 antitrypsin deficiency. Our Critical Care/Hemostasis product category includes products that are used to supplement, restore, or maintain normal plasma parameters such as volume or coagulation values. Other product net revenue primarily consists of sales of PPF powder and intermediate products, such as cryoprecipitate. Other net revenue consists of royalties and licensing fees, milestones, and revenues related to contracted services performed for third parties at our Melville, New York facility.

	Years Ended December 31,
	2010	2009	2008

Product net revenue:
Immunology/Neurology	$964,145	$928,054	$781,408
Pulmonology	351,499	319,080	316,495
Critical Care/Hemostasis	175,071	167,469	134,216
Other	86,221	93,151	102,431

Total product net revenue	1,576,936	1,507,754	1,334,550
Other revenue	24,683	25,455	39,742

Total net revenue	$1,601,619	$1,533,209	$1,374,292

In the following table, we have presented our net revenue by geographic region. Net revenue for each region is based on the geographic location of the customer.

	Years Ended December 31,
	2010	2009	2008

United States	$1,098,969	$1,011,468	$906,376
Canada	195,092	214,883	215,964
Europe	196,571	185,297	168,081
Other	110,987	121,561	83,871

Total net revenue	$1,601,619	$1,533,209	$1,374,292

We did not maintain significant long-lived assets outside of the United States at December 31, 2010 and 2009.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

22.	Earnings per Share

The following table illustrates the calculation of our basic earnings per common share outstanding for the periods presented:

	Years Ended December 31,
	2010	2009	2008

Net income	$166,068	$153,889	$65,797
Less:
Series A preferred stock undeclared dividends	—	(9,602)	(11,745)
Series B preferred stock undeclared dividends	—	(2,142)	(2,619)
Accretion of common stock put option	—	—	(308)

Net income available to common stockholders	$166,068	$142,145	$51,125

Weighted average common shares outstanding	123,323,722	31,166,613	1,310,448

Basic net income per common share	$1.35	$4.56	$39.01

The following table illustrates the calculation of our diluted earnings per common share outstanding for the periods presented:

	Years Ended December 31,
	2010	2009	2008

Net income	$166,068	$153,889	$65,797
Less accretion of common stock put option	—	—	(308)

Net income available to common stockholders	$166,068	$153,889	$65,489

Weighted average common shares outstanding	123,323,722	31,166,613	1,310,448
Plus incremental shares from assumed conversions:
Series A preferred stock	—	53,654,795	72,000,000
Series B preferred stock	—	10,318,354	13,846,320
Stock options and restricted shares	5,603,331	7,374,601	5,605,032

Dilutive potential common shares	128,927,053	102,514,363	92,761,800

Diluted net income per common share	$1.29	$1.50	$0.71

For the years ended December 31, 2010, 2009, and 2008, 604,914, 2,168,730, and 2,016,000 stock options were excluded from the calculation of diluted earnings per share due to their anti-dilutive effect.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

23.	Other Consolidated Balance Sheet Information

Information regarding other accounts on our consolidated balance sheets is as follows:

	December 31,
	2010	2009

Accrued expenses and other liabilities:
Accrued goods and services	$80,769	$45,044
Accrued payroll, bonuses, and employee benefits	80,317	73,983
Medicaid, commercial rebates, and chargebacks	29,744	30,771
Interest payable	6,011	9,111
PCA judgment	43,690	—
Other	11,195	11,624

Total accrued expenses and other liabilities	$251,726	$170,533

24.	Cash Flow Supplemental Disclosures

Supplemental Disclosures of Cash Flow Information

Cash paid for:

	Years Ended December 31,
	2010	2009	2008

Interest, net of amounts capitalized(1)	$44,546	$55,131	$87,213
Income taxes	$63,025	$56,849	$48,910

(1)	Interest paid in the table above excludes payments related to our interest rate swap contracts, which amounted to $17.0 million and $9.2 million for the years ended December 31, 2009 and 2008, respectively. The interest rate swap contracts were terminated and settled during the fourth quarter of 2009 as discussed in Note 12, “Long-Term Debt and Capital Lease Obligations.”

Changes in assets and liabilities, excluding the effects of business acquisitions:

	Years Ended December 31,
	2010	2009	2008

Changes in:
Accounts receivable	$(1,382)	$8,575	$(26,894)
Inventories	(52,034)	(57,452)	(92,856)
Prepaid expenses and other assets	653	7,987	(15,823)
Accounts payable	(11,071)	16,143	16,594
Interest payable	(3,100)	(2,239)	(1,957)
Accrued expenses and other liabilities	94,460	14,877	20,881

Total	$27,526	$(12,109)	$(100,055)

Supplemental Schedule of Non-Cash Investing and Financing Activities

For the Year Ended December 31, 2010

We entered into a capital lease agreement related to a building with an unaffiliated third party. We recorded $0.3 million directly to property, plant, and equipment, net, and capital lease obligations.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

We retired 246,823 shares of our common stock, which were withheld from employees for payment of withholding taxes.

For the Year Ended December 31, 2009

We entered into a number of capital lease agreements related to buildings with an unaffiliated third party. We recorded $4.9 million directly to property, plant, and equipment, net and capital lease obligations.

The common shares that we have issued to employees and members of our board of directors under our share-based compensation plans had an embedded feature that permitted the participant (or designated beneficiary or estate) to sell, or “put,” the shares of our common stock back to us at fair market value in the event of the participant’s termination of service due to death or disability. In addition, we had the right to repurchase, or “call,” the shares of our common stock upon a participant’s termination of continuous service, as defined. We recorded a fair market value adjustment of $6.6 million related to the vested shares of our common stock to increase obligations under common stock put/call option and decrease additional paid-in capital on our consolidated balance sheet. Both our redemption rights and the participants’ put rights were terminated in connection with the closing of our IPO. As a result, we reclassified the fair value of vested common stock totaling $39.9 million from obligations under common stock put/call option to permanent equity on our consolidated balance sheet.

We declared a dividend of $45.3 million related to our Series A and B preferred stock. In connection with our IPO, 1,000,000 shares of our Series A preferred stock and 192,310 shares of our Series B preferred stock were converted into an aggregate of 85,846,320 shares of our common stock. In addition, 2,381,548 shares of our common stock were issued to settle the $45.3 million preferred stock dividend upon conversion of our Series A and B preferred stock.

We retired 251,108 shares of our common stock, which were withheld from employees for payment of withholding taxes.

We reclassified a previously unrealized loss related to our interest rate swap contracts of approximately $23.3 million, net of income tax benefit of $14.2 million, to earnings as a result of their settlement and termination. In addition, we recorded other comprehensive income of $0.5 million. Additional information regarding the components of our comprehensive income is included in Note 2, “Summary of Significant Accounting Policies.”

We entered into two plasma center development agreements related to buildings to be leased from an unaffiliated third party during 2008, for which we made the decision not to open as plasma collection centers during 2009. As a result, we recorded a loss on contract obligations of $3.4 million, which decreased our assets under capital leases.

For the Year Ended December 31, 2008

We entered into a number of capital lease agreements related to buildings with an unaffiliated third party. We recorded $6.0 million directly to property, plant, and equipment, net and capital lease obligations.

We reclassified $1.6 million of long-lived assets related to two plasma collection centers, net of impairment charges of $0.8 million, to assets held for sale within prepaid expenses and other on our consolidated balance sheet.

As a result of the put feature related to the common shares issued under our share-based compensation plans described above, we recorded a fair value adjustment of $8.9 million to increase obligations under common stock put/call option and decrease additional paid-in capital on our consolidated balance sheet.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

We issued shares of our common stock, which had an embedded put option, to IBR in connection with our 2006 business acquisition as described below. We recorded accretion of $0.3 million related to the IBR put option directly to obligations under common stock put/call option and additional paid-in capital on our consolidated balance sheet.

We retired 2,215,880 shares of our common stock, of which 2,146,232 shares were repurchased from IBR and 69,648 shares were withheld from employees for payment of withholding taxes.

We recorded other comprehensive loss of $11.8 million, primarily related to unrealized losses associated with our interest rate swap contracts, net of taxes.

25.	Selected Unaudited Quarterly Financial Data

The following table summarizes our unaudited quarterly financial results for the years ended December 31, 2010 and 2009. In our opinion, the quarterly financial results presented below have been prepared on the same basis as our annual audited consolidated financial statements.

	2010 Quarter Ended
	March 31	June 30	September 30	December 31

Net revenue	$380,961	$402,826	$407,001	$410,831
Cost of goods sold	217,351	223,217	229,908	241,500

Gross profit	163,610	179,609	177,093	169,331
Operating expenses	83,891	91,892	80,056	100,821

Operating income	79,719	87,717	97,037	68,510
Total other non-operating expense, net	(11,116)	(11,944)	(11,256)	(54,220)

Income before income taxes	68,603	75,773	85,781	14,290
(Provision) benefit for income taxes	(23,264)	(28,150)	(29,729)	2,764

Net income	$45,339	$47,623	$56,052	$17,054

Earnings per share:
Basic	$0.37	$0.39	$0.45	$0.14
Diluted	$0.35	$0.37	$0.43	$0.13

	2009 Quarter Ended
	March 31	June 30	September 30	December 31

Net revenue	$371,795	$375,570	$395,731	$390,113
Cost of goods sold	209,201	224,008	230,666	237,202

Gross profit	162,594	151,562	165,065	152,911
Operating expenses	88,963	81,023	95,655	95,511

Operating income	73,631	70,539	69,410	57,400
Total other non-operating (expense) income, net	(21,256)	54,582	(19,475)	(55,934)

Income before income taxes	52,375	125,121	49,935	1,466
Provision for income taxes	(18,940)	(41,849)	(14,125)	(94)

Net income	$33,435	$83,272	$35,810	$1,372

Earnings per share:
Basic	$25.09	$47.42	$12.01	$0.01
Diluted	$0.36	$0.89	$0.38	$0.01

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Earnings per share amounts for the 2010 and 2009 quarters and full years have been computed separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the weighted average shares outstanding during each quarter due to the effect of potentially dilutive securities only in the periods in which such effect would be dilutive.

Our net income for the fourth quarter of 2010 includes a $43.7 million charge (approximately $26.6 million after tax) related to the PCA judgment. Additional information regarding the PCA judgment is included in Note 14, “Commitments and Contingencies.”

Our net income for the second quarter of 2009 includes a $75.0 million (approximately $48.8 million after tax) payment we received from CSL as a result of the termination of the definitive merger agreement. Our net income for the fourth quarter of 2009 includes a charge of $43.0 million (approximately $26.3 million after tax) as a result of the settlement and termination of our interest rate swap contracts and the write-off of deferred debt issuance costs associated with our First and Second Lien Term Loans. Additional information regarding our terminated merger agreement with CSL is included in Note 5, “Definitive Merger Agreement with CSL Limited (CSL)” and additional information regarding our refinancing transactions is included in Note 12, “Long-Term Debt and Capital Lease Obligations.”

26.	Condensed Consolidating Financial Information

In October 2009, we completed the issuance of our 7.75% Notes. The 7.75% Notes are guaranteed on a senior unsecured basis by our existing and future domestic subsidiaries. The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors are 100% owned, directly or indirectly, by us, and all guarantees are full and unconditional and joint and several. Our investments in our consolidated subsidiaries are presented under the equity method of accounting. No significant administrative costs are borne by the Parent.

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Balance Sheets
December 31, 2010

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets:
Current assets:
Cash	$—	$183,737	$14,139	$—	$197,876
Accounts receivable, net	—	248,124	37,793	(151,075)	134,842
Inventories	—	657,493	37,006	—	694,499
Other	—	126,684	(429)	—	126,255

Total current assets	—	1,216,038	88,509	(151,075)	1,153,472
Property, plant, and equipment, net	—	381,707	1,086	—	382,793
Intangible assets	—	10,880	—	—	10,880
Goodwill	—	172,860	—	—	172,860
Investment in Subsidiaries	826,782	(36,573)	—	(790,209)	—
Advances and notes between Parent and Subsidiaries	1,397,133	826,919	—	(2,224,052)	—
Other	—	18,167	281	—	18,448

Total assets	$2,223,915	$2,589,998	$89,876	$(3,165,336)	$1,738,453

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$—	$96,503	$114,547	$(151,075)	$59,975
Accrued expenses and other liabilities	6,011	234,730	10,985	—	251,726
Current portion of capital lease obligations	—	860	—	—	860

Total current liabilities	6,011	332,093	125,532	(151,075)	312,561
Long-term debt and capital lease obligations	596,621	8,680	—	—	605,301
Advances and notes between Parent and Subsidiaries	826,919	1,397,133	—	(2,224,052)	—
Other	—	25,310	917	—	26,227

Total liabilities	1,429,551	1,763,216	126,449	(2,375,127)	944,089
Stockholders’ equity (deficit)	794,364	826,782	(36,573)	(790,209)	794,364

Total liabilities and stockholders’ equity (deficit)	$2,223,915	$2,589,998	$89,876	$(3,165,336)	$1,738,453

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Balance Sheets
December 31, 2009

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets:
Current assets:
Cash	$—	$58,320	$6,919	$—	$65,239
Accounts receivable, net	—	222,007	64,454	(149,483)	136,978
Inventories	—	605,324	38,730	—	644,054
Other	—	117,670	2,448	—	120,118

Total current assets	—	1,003,321	112,551	(149,483)	966,389
Property, plant, and equipment, net	—	266,067	1,132	—	267,199
Intangible assets	—	10,880	—	—	10,880
Goodwill	—	172,860	—	—	172,860
Investment in Subsidiaries	680,459	(27,925)	—	(652,534)	—
Advances and notes between Parent and Subsidiaries	1,355,631	862,406	—	(2,218,037)	—
Other	—	27,054	623	—	27,677

Total assets	$2,036,090	$2,314,663	$114,306	$(3,020,054)	$1,445,005

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$—	$103,460	$117,069	$(149,483)	$71,046
Accrued expenses and other liabilities	9,111	150,936	10,486	—	170,533
Current portion of capital lease obligations	—	740	—	—	740

Total current liabilities	9,111	255,136	127,555	(149,483)	242,319
Long-term debt and capital lease obligations	596,046	9,221	—	—	605,267
Advances and notes between Parent and Subsidiaries	848,779	1,355,626	13,632	(2,218,037)	—
Other	—	14,221	1,044	—	15,265

Total liabilities	1,453,936	1,634,204	142,231	(2,367,520)	862,851
Stockholders’ equity (deficit)	582,154	680,459	(27,925)	(652,534)	582,154

Total liabilities and stockholders’ equity (deficit)	$2,036,090	$2,314,663	$114,306	$(3,020,054)	$1,445,005

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Income Statements
Year Ended December 31, 2010

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net revenue	$—	$1,438,162	$163,457	$—	$1,601,619
Cost of goods sold	—	783,710	128,266	—	911,976

Gross profit	—	654,452	35,191	—	689,643
Operating expenses	—	315,350	41,310	—	356,660

Income from operations	—	339,102	(6,119)	—	332,983
Equity in earnings (losses) of Subsidiaries	166,068	(7,998)	—	(158,070)	—
Other non-operating (expense) income, net	—	(88,555)	19	—	(88,536)

Income (loss) before income taxes	166,068	242,549	(6,100)	(158,070)	244,447
Provision for income taxes	—	(76,481)	(1,898)	—	(78,379)

Net income (loss)	$166,068	$166,068	$(7,998)	$(158,070)	$166,068

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Income Statements
Year Ended December 31, 2009

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net revenue	$—	$1,389,172	$144,037	$—	$1,533,209
Cost of goods sold	—	784,635	116,442	—	901,077

Gross profit	—	604,537	27,595	—	632,132
Operating expenses	5,715	321,525	33,912	—	361,152

Income (loss) from operations	(5,715)	283,012	(6,317)	—	270,980
Equity in earnings (losses) of Subsidiaries	108,854	(7,466)	—	(101,388)	—
Other non-operating (expense) income, net	75,000	(117,106)	23	—	(42,083)

Income (loss) before income taxes	178,139	158,440	(6,294)	(101,388)	228,897
(Provision) benefit for income taxes	(24,250)	(49,586)	(1,172)	—	(75,008)

Net income (loss)	$153,889	$108,854	$(7,466)	$(101,388)	$153,889

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Income Statements
Year Ended December 31, 2008

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net revenue	$—	$1,232,366	$141,926	$—	$1,374,292
Cost of goods sold	—	764,952	117,205	—	882,157

Gross profit	—	467,414	24,721	—	492,135
Operating expenses	6,871	257,281	29,378	—	293,530

Income (loss) from operations	(6,871)	210,133	(4,657)	—	198,605
Equity in earnings (losses) of Subsidiaries	70,263	(5,590)	—	(64,673)	—
Other non-operating (expense) income, net	—	(96,832)	618	—	(96,214)

Income (loss) before income taxes	63,392	107,711	(4,039)	(64,673)	102,391
(Provision) benefit for income taxes	2,405	(37,448)	(1,551)	—	(36,594)

Net income (loss)	$65,797	$70,263	$(5,590)	$(64,673)	$65,797

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2010

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income (loss)	$166,068	$166,068	$(7,998)	$(158,070)	$166,068
Undistributed equity in (earnings) losses of Subsidiaries	(166,068)	7,998	—	158,070	—
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities	—	39,946	29,728	19,740	89,414

Net cash provided by (used in) operating activities	—	214,012	21,730	19,740	255,482
Cash flows from investing activities:
Purchases of property, plant, and equipment	—	(152,484)	(365)	—	(152,849)
Net advances and notes between Parent and Subsidiaries	(30,897)	—	—	30,897	—
Other	—	14,397	(13,632)	—	765

Net cash (used in) provided by investing activities	(30,897)	(138,087)	(13,997)	30,897	(152,084)
Cash flows from financing activities:
Net advances and notes between Parent and Subsidiaries	—	50,637	—	(50,637)	—
Other	30,897	(1,145)	—	—	29,752

Net cash provided by (used in) financing activities	30,897	49,492	—	(50,637)	29,752
Effect of exchange rate changes on cash and cash equivalents	—	—	(513)	—	(513)

Net increase in cash and cash equivalents	—	125,417	7,220	—	132,637
Cash and cash equivalents at beginning of year	—	58,320	6,919	—	65,239

Cash and cash equivalents at end of year	$—	$183,737	$14,139	$—	$197,876

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2009

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income (loss)	$153,889	$108,854	$(7,466)	$(101,388)	$153,889
Undistributed equity in (earnings) losses of Subsidiaries	(108,854)	7,466	—	101,388	—
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities	(2,007)	64,009	4,759	13,505	80,266

Net cash provided by (used in) operating activities	43,028	180,329	(2,707)	13,505	234,155
Cash flows from investing activities:
Purchases of property, plant, and equipment	—	(74,576)	(587)	—	(75,163)
Business acquisitions, net of cash acquired	—	(30,431)	—	—	(30,431)
Net advances and notes between Parent and Subsidiaries	(1,172,950)	—	—	1,172,950	—
Other	—	(2,788)	3,764	—	976

Net cash (used in) provided by investing activities	(1,172,950)	(107,795)	3,177	1,172,950	(104,618)

Cash flows from financing activities:
Net repaments of borrowings	—	(1,196,515)	—	—	(1,196,515)
Issuance of 7.75% Notes, net of discount	595,926	—	—	—	595,926
Proceeds from initial public offering, net of issuance costs	517,192	—	—	—	517,192
Net advances and notes between Parent and Subsidiaries	—	1,186,455	—	(1,186,455)	—
Other	16,804	(14,879)	—	—	1,925

Net cash provided by (used in) financing activities	1,129,922	(24,939)	—	(1,186,455)	(81,472)
Effect of exchange rate changes on cash and cash equivalents	—	—	195	—	195

Net increase in cash and cash equivalents	—	47,595	665	—	48,260
Cash and cash equivalents at beginning of year	—	10,726	6,253	—	16,979

Cash and cash equivalents at end of year	$—	$58,321	$6,918	$—	$65,239

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

Talecris Biotherapeutics Holdings Corp.

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2008

	Parent/	Guarantor	Non-Guarantor	Consolidating
	Issuer	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income (loss)	$65,797	$70,263	$(5,590)	$(64,673)	$65,797
Undistributed equity in (earnings) losses of Subsidiaries	(70,263)	5,590	—	64,673	—
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities	424	14,776	(63,115)	15,132	(32,783)

Net cash provided by (used in) operating activities	(4,042)	90,629	(68,705)	15,132	33,014
Cash flows from investing activities:
Purchases of property, plant, and equipment	—	(86,051)	(161)	—	(86,212)
Business acquisitions, net of cash acquired	—	(10,272)	—	—	(10,272)
Net advances and notes between Parent and Subsidiaries	40,160	—	—	(40,160)	—
Other	—	(15,455)	—	—	(15,455)

Net cash (used in) provided by investing activities	40,160	(111,778)	(161)	(40,160)	(111,939)

Cash flows from financing activities:
Net borrowings	—	58,712	—	—	58,712
Net advances and notes between Parent and Subsidiaries	—	(34,896)	9,868	25,028	—
Other	(36,118)	—	—	—	(36,118)

Net cash provided by (used in) financing activities	(36,118)	23,816	9,868	25,028	22,594
Effect of exchange rate changes on cash and cash equivalents	—	91	(248)	—	(157)

Net increase in cash and cash equivalents	—	2,758	(59,246)	—	(56,488)
Cash and cash equivalents at beginning of year	—	7,968	65,499	—	73,467

Cash and cash equivalents at end of year	$—	$10,726	$6,253	$—	$16,979

Talecris Biotherapeutics Holdings Corp.

Notes to Consolidated Financial Statements — (Continued)

27.	Subsequent Events

Special Meeting of Stockholders

On February 14, 2011, we held a special meeting at which holders of a majority of our outstanding common stock approved the adoption of the Agreement and Plan of Merger, dated as of June 6, 2010, among Grifols and Talecris Biotherapeutics Inc. The completion of the transaction is subject to obtaining certain regulatory approvals and other customary conditions. Grifols agreed to provide written notice to the FTC staff at least thirty days prior to closing the transaction and, in any event, not to close the transaction until after 11:59 p.m. on March 20, 2011. There can be no assurance that Grifols will reach resolution with the FTC by March 20, 2011. Under the pending merger agreement, if this transaction is not closed by the current “outside date” of March 6, 2011, then under specified circumstances, either Grifols or we may elect to cause the “outside date” to be extended to a date not later than the expiration of Grifols financing for the transaction, or September 6, 2011, whichever is earlier.

Foreign Currency Hedging Program

In order to reduce the impact of volatility of foreign exchange rates on intercompany transactions, we initiated a foreign currency hedging program in the first quarter of 2011 related to both known and anticipated intercompany transactions of approximately one year in duration or less. The effective portion of the changes in fair value of these instruments is reported in other comprehensive income and reclassified into earnings in the same period or periods in which the hedged transactions affect earnings.

The changes in fair value of the hedges against firm commitments will be recognized in general and administrative expenses consistent with the underlying intercompany receivables being hedged. The changes in the fair value hedges against anticipated intercompany sales will be recognized as an adjustment to revenues when the hedged inventory sells through to third parties.

During the first quarter of 2011 we entered into approximately $49.5 (€37.1) million in notional value of fair value hedges against firm commitments and $38.4 (€28.2) million in notional value of cash flow hedges against anticipated future sales. The weighted average U.S. dollar to euro exchange rate on these foreign currency contracts is 1.3461.

These derivative financial instruments present certain market and counterparty risks. We seek to manage the counterparty risks associated with these contracts by limiting transactions to counterparties with which we have established banking relationships and limit the duration of the contracts to less than one year. We are exposed to potential losses if a counterparty fails to perform according to the terms of the agreement. We do not require collateral or other security to be furnished by counterparties to our derivative financial instruments. There can be no assurance, however, that our practice effectively mitigates counterparty risk. A number of financial institutions similar to those that serve or may serve as counterparties to our hedging arrangements were adversely affected by the global credit crisis. The failure of any of the counterparties to our hedging arrangements to fulfill their obligations to us could adversely affect our results of operations and cash flows.

Schedule II

Talecris Biotherapeutics Holdings Corp.

Valuation and Qualifying Accounts
Years Ended December 31, 2010, 2009, and 2008

	Balance at	Charges to	Charges to			Balance at
	Beginning of	Costs and	Other			End of
	Period	Expenses	Accounts	Deductions		Period
	(In thousands)

Reserve for doubtful accounts receivable:
Year ended December 31, 2010	$3,461	$3,519	$—	$(3,727	)(1)	$3,253
Year ended December 31, 2009	$2,020	$2,858	$—	$(1,417	)(1)	$3,461
Year ended December 31, 2008	$2,631	$728	$—	$(1,339	)(1)	$2,020
Reserve for doubtful notes receivable and other advances:
Year ended December 31, 2010	$4,250	$—	$—	$—		$4,250
Year ended December 31, 2009	$4,250	$—	$—	$—		$4,250
Year ended December 31, 2008	$—	$4,250 (3)	$—			$4,250
Inventory reserves:
Year ended December 31, 2010	$44,377	$55,419	$—	$(39,796	)(2)	$60,000
Year ended December 31, 2009	$49,766	$21,758	$—	$(27,147	)(2)	$44,377
Year ended December 31, 2008	$47,534	$36,840	$—	$(34,608	)(2)	$49,766

(1)	Includes write-offs of uncollectible accounts receivable and the effects of foreign exchange.

(2)	Includes the net of write-offs, reversals of reserved inventory that was sold or recoverable for other purposes such as testing, and the effects of foreign exchange.

(3)	Includes a provision for $3.2 million related to notes receivables and $1.0 million related to advances for unlicensed plasma from a then existing third party supplier due to uncertainty regarding collection.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the registrants are covered by insurance policies maintained and held in effect by Grifols, S.A. against certain losses arising from claims of breach of duty.

Grifols, S.A.

Indemnification under Grifols, S.A.’s bylaws (estatutos) and Spanish Law

Under Spanish law Grifols, S.A.’s current and former directors will be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. No provision of Grifols, S.A.’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Grifols, S.A. Directors & Officers Insurance

Grifols, S.A. maintains an insurance policy that protects its officers, managers and directors as well as all of the officers, managers and directors of its subsidiaries from certain liabilities in connection with civil, criminal or administrative claims that arise as a result of actions taken in their official capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted for directors, officers or persons controlling Grifols, S.A. pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Grifols Inc.

Indemnification under Grifols Inc.’s articles of incorporation, bylaws and Virginia Law

The Virginia Stock Corporation Act (the “VSCA”) permits Grifols Inc. to indemnify its officers and directors in connection with certain actions, suits and proceedings brought against them if they conducted themselves in good faith and believed their conduct to be in the best interests of Grifols Inc. and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Unless limited in Grifols Inc.’s articles of incorporation, the VSCA requires such indemnification when a director entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of Grifols Inc., and further provides that Grifols Inc. may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of Grifols Inc.), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation, shareholder-adopted bylaws or a resolution adopted by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The VSCA establishes a statutory limit on liability of officers and directors of Grifols Inc. for damages assessed against them in a suit brought by or in the right of Grifols Inc. or brought by or on behalf of shareholders of Grifols Inc. and authorizes Grifols Inc., with shareholder approval, to specify a lower monetary limit on liability in its articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Grifols Inc.’s articles of incorporation provide that Grifols Inc. will indemnify and advance expenses to its officers and directors to the fullest extent permitted by the VSCA. Grifols Inc.’s articles of incorporation further provide for the limitation or elimination of the liability of an officer or director of Grifols Inc. for monetary damages to Grifols Inc. or its shareholders to the fullest extent permitted by the VSCA.

Grifols Inc.’s amended and restated bylaws provide that, to the fullest extent permitted by the VSCA, as it exists on the date hereof or as hereafter amended, Grifols Inc. will indemnify and advance expenses to any person who was or is a party to any proceeding, including a proceeding brought by or in the right of Grifols Inc. or brought by the shareholders of Grifols Inc., by reason of the fact that such person is or was an officer or director of Grifols Inc. Grifols Inc.’s amended and restated bylaws also provide that for a period of six years from the merger on June 1, 2011, the corporation shall honor the exculpation, indemnification and advancement of expenses provisions in the bylaws of Talecris Biotherapeutics Holdings Corp. as in effect immediately prior to such time.

Subsidiary Guarantors

Registrants incorporated under the Delaware General Corporation Law

Grifols Biologicals Inc., Biomat USA, Inc., Grifols Therapeutics Inc. and Talecris Plasma Resources, Inc. are incorporated under the laws of the State of Delaware.

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The certificate of incorporation of each of the above-referenced Delaware corporation registrants provides for indemnification of officers and directors to the fullest extent permitted by Delaware law.

The bylaws of each of the above-referenced Delaware corporation registrants provide that, to the full extent permitted by the laws of the State of Delaware, the corporation shall indemnify any person made or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, except that the bylaws of Grifols Biologicals Inc. do not provide for indemnification of directors and officers.

Registrants incorporated under the laws of the Kingdom of Spain

Instituto Grifols, S.A., Diagnostic Grifols, S.A., Movaco, S.A. and Laboratorios Grifols, S.A. are incorporated under the laws of the Kingdom of Spain.

Under Spanish law, all of a company’s (sociedad anónima) current and former directors will be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. There are no provisions in the Spanish registrants’ bylaws that provide for the indemnification of the directors with respect to such liabilities.

Indemnification under Grifols Italia, S.p.A.’s bylaws and Italian Law

Under Italian law, Grifols Italia, S.p.A.’s current and former directors will be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. No provision of Grifols Italia, S.p.A.’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Indemnification under Grifols Deutschland GmbH’s bylaws and German Law

Under German law, Grifols Deutschland GmbH’s managing directors will be liable to the company for any damage caused by acts contrary to the law or the company’s bylaws, or acts carried out in breach of the duties inherent to their office, if and to the extent they are at fault. The managing directors will be liable for damages caused against third parties by (i) willful and immoral acts (ii) the violation of applicable protective law with willful intent or gross negligence or (iii) the violation of their organizational duties or accepted standards protecting third parties, if and to the extent they are at fault. No provision of the company’s bylaws provides for the indemnification of the managing directors with respect to such liabilities.

Item 21.	Exhibits

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger, dated as of June 6, 2010, by and among Grifols, S.A., Grifols, Inc. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 2.1 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
2.2		Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 4, 2010, by and among Grifols, S.A., Grifols, Inc. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 2.2 of Amendment No. 2 to our Registration Statement on Form F-4 (File No. 333-168701) filed on November 5, 2010)
3	.1.1*	By-Laws (Estatutos) of Grifols, S.A.
3	.1.2*	By-Laws (Estatutos) of Grifols, S.A. (English translation)
3	.2.1*	Amended and Restated Articles of Incorporation of Grifols Inc.
3	.2.2*	Amended and Restated By-laws of Grifols Inc.
3	.3.1*	Certificate of Incorporation of Grifols Biologicals Inc.
3	.3.2*	Certificate of Correction of the Certificate of Incorporation of Grifols Biologicals Inc.
3	.3.3*	By-laws of Grifols Biologicals Inc.
3	.4.1*	Amended and Restated Certificate of Incorporation of Biomat USA, Inc.
3	.4.2*	By-laws of Biomat USA, Inc.
3	.5.1*	Certificate of Incorporation of Grifols Therapeutics, Inc.
3	.5.2*	Certificate of Amendment to the Certificate of Incorporation of Grifols Therapeutics, Inc.
3	.5.3*	Certificate of Amendment to the Certificate of Incorporation of Grifols Therapeutics, Inc.

Exhibit
Number		Description of Exhibit

3	.5.4*	By-laws of Grifols Therapeutics, Inc.
3	.6.1*	Certificate of Incorporation of Talecris Plasma Resources, Inc.
3	.6.2*	Certificate of Amendment of Certificate of Incorporation of Talecris Plasma Resources, Inc.
3	.6.3*	Amended and Restated By-laws of Talecris Plasma Resources, Inc.
3	.7.1*	By-laws (Estatutos) of Instituto Grifols, S.A.
3	.7.2*	By-laws (Estatutos) of Instituto Grifols, S.A. (English translation)
3	.8.1*	By-laws (Estatutos) of Diagnostic Grifols, S.A.
3	.8.2*	By-laws (Estatutos) of Diagnostic Grifols, S.A. (English translation)
3	.9.1*	By-laws (Estatutos) of Movaco, S.A.
3	.9.2*	By-laws (Estatutos) of Movaco, S.A. (English translation)
3	.10.1*	By-laws (Estatutos) of Laboratorios Grifols, S.A.
3	.10.2*	By-laws (Estatutos) of Laboratorios Grifols, S.A. (English translation)
3	.11.1*	By-laws of Grifols Italia, S.p.A.
3	.11.2*	By-laws of Grifols Italia, S.p.A. (English translation)
3	.12*	By-laws of Grifols Deutschland GmbH
4	.1*	Senior Notes Indenture, dated as of January 21, 2011, relating to the 8.25% Senior Notes due 2018, among Giant Funding Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.2*	Form of 8.25% Senior Note (included as Exhibit A to Exhibit 4.1)
4	.3*	Supplemental Indenture, dated June 1, 2011, by and among Grifols Inc., Grifols, S.A., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.4*	Second Supplemental Indenture, dated as of October 4, 2011, between Grifols Deutschland GmbH and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.5*	Registration Rights Agreement, dated January 21, 2011, by and among Giant Funding Corp. and Deutsche Bank Securities Inc., as representative of the several initial purchasers.
4	.6*	Registration Rights Agreement Joinder, dated as of June 1, 2011, by and among Grifols Inc., Grifols, S.A. and the subsidiary guarantors party thereto.
5	.1*	Opinion of Proskauer Rose LLP, New York, NY, United States of America
5	.2*	Opinion of Hunton & Williams LLP, Richmond, VA, United States of America
5	.3*	Opinion of Osborne Clarke, S.L.P., Barcelona, Spain
5	.4*	Opinion of SLA Studio Legale Associato, Milan, Italy with respect to Grifols Italia, S.p.A.
5	.5*	Opinion of Osborne Clarke, Munich, Germany with respect to Grifols Deutschland GmbH
10	.1*	Credit and Guaranty Agreement, dated as of November 23, 2010, among Grifols Inc., Grifols, S.A., certain subsidiaries of Grifols, S.A., the lenders party thereto, Deutsche Bank Securities, Inc., Nomura International PLC, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners and Deutsche Bank AG New York branch, as administrative agent and collateral agent.
10	.2*	First Amendment to Credit and Guaranty Agreement, dated as of March 3, 2011, by and among Grifols, Inc., Deutsche Bank AG New York Branch, as administrative agent.
10	.3*	Second Amendment to Credit and Guaranty Agreement, dated as of May 31, 2011, by and among Grifols, Inc. and Deutsche Bank AG New York Branch, as administrative agent.
10	.4*	Counterpart Agreement, dated June 1, 2011, by and among Grifols Inc., Grifols, S.A. and certain of its subsidiaries, the Lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.
10	.5*	U.S. Pledge and Security Agreement, dated as of June 1, 2011, among the grantors party thereto and Deutsche Bank AG New York Branch, as collateral agent.

Exhibit
Number		Description of Exhibit

10	.6*	Assumption Agreement, dated as of June 1, 2011, by and between Grifols, Inc. and Deutsche Bank AG New York Branch, as administrative agent.
10.7		Voting Agreement between Grifols, S.A. and Talecris Holdings, LLC (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.8		Form of Voting Agreement between certain holders of ordinary shares of Grifols, S.A. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.9		Lock-up Agreement between Grifols, S.A. and Talecris Holdings, LLC (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.10		Appraisal Indemnity Agreement, dated as of November 4, 2010, by and among Talecris Biotherapeutics Holdings Corp., Grifols, S.A., and Talecris Holdings, LLC, and solely with respect to the provisions of Section 9, Cerberus Capital Management, L.P. (incorporated by reference to Exhibit 10.4 of Amendment No. 2 to our Registration Statement on Form F-4 (File No. 333-168701) filed on November 5, 2010)
10.11		Toll Manufacturing Agreement for Testing and Packaging, dated April 4, 2008, by and between Talecris Biotherapeutics, GmbH and Catalent France Limoges SAS (incorporated by reference to Exhibit 10.35 of Amendment No. 8 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on August 19, 2009)+
10.12		Retained Intellectual Property License Agreement, dated as of March 31, 2005, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (f/k/a NPS Biotherapeutics, Inc.) (incorporated by reference to Exhibit 10.31.1 of Amendment No. 1 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 24, 2007)
10.13		Amendment to Retained Intellectual Property Licensing Agreement, entered into as of August 10, 2007, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.31.2 of Amendment No. 1 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 24, 2007)
10.14		Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Canadian Blood Services/Societe Canadienne Du Sang, Talecris Biotherapeutics, Inc. and Talecris Biotherapeutics, Ltd. (incorporated by reference to Exhibit 10.29 of Amendment No. 9 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 11, 2009)+
10.15		Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Héma-Québec, Talecris Biotherapeutics, Ltd. and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.30.1 of Amendment No. 9 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 11, 2009)+
10.16		Amending Agreement No. 1, effective as of May 26, 2008, to Fractionation Services and Commercial Products, dated as of April 1, 2008, by and among Héma-Québec, Talecris Biotherapeutics, Ltd. and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.30.2 of Amendment No. 6 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on July 2, 2009)+
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges
21	.1*	Subsidiaries of the Registrants
23	.1*	Consent of Proskauer Rose LLP, New York, NY, United States of America (included in Exhibit 5.1)
23	.2*	Consent of Hunton & Williams LLP, Richmond, VA, United States of America (included in Exhibit 5.2)
23	.3*	Consent of Osborne Clarke Spain, Barcelona, Spain (included in Exhibit 5.3)
23	.4*	Consent of SLA Studio Legale Associato, Milan, Italy with respect to Grifols Italia, S.p.A. (included in Exhibit 5.4)

Exhibit
Number		Description of Exhibit

23	.5*	Consent of Osborne Clarke Germany, Munich, Germany with respect to Grifols Deutschland GmbH (included in Exhibit 5.5)
23	.6*	Consent of KPMG Auditores, S.L., Independent Registered Public Accounting Firm
23	.7*	Consent of PriceWaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney (included on the signature pages hereto)
25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to Registered Holders and Depository Trust Company Participants
99	.4*	Form of Letter to Clients

*	Filed herewith.

+	Portions of the exhibit have been omitted pursuant to an order granting confidential treatment dated September 30, 2009 by the Securities and Exchange Commission.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Grifols Inc.. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Grifols Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of Grifols Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against any registrant in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Virginia, on October 24, 2011.

GRIFOLS INC.

By:	/s/ David I. Bell
Name:     David I. Bell

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints David I. Bell, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Gregory G. Rich Gregory G. Rich	Director and Chief Executive Officer (principal executive officer)

/s/ Max de Brouwer Max de Brouwer	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Victor Grifols Roura Victor Grifols Roura	Director

/s/ David I. Bell David I. Bell	Director

/s/ Ramón Riera Ramón Riera	Director

/s/ Juan Ignacio Twose Roura Juan Ignacio Twose Roura	Director

/s/ Alfredo Arroyo Alfredo Arroyo	Director

Tomás Dagá Gelabert	Director

Thomas Glanzmann	Chairman of the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spain, on October 24, 2011.

GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Victor Grifols Roura Victor Grifols Roura	Director, Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Vice President and Chief Financial Officer (principal financial officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Administrative Director and Controller (principal accounting officer)

/s/ Juan Ignacio Twose Roura Juan Ignacio Twose Roura	Director and Vice President

/s/ Ramón Riera Roca Ramón Riera Roca	Director and Vice President

/s/ Tomás Dagá Gelabert Tomás Dagá Gelabert	Director

Signature	Title

/s/ José Antonio Grifols Gras Thorthol Holdings B.V. (represented by José Antonio Grifols Gras)	Director

/s/ Edgar Dalzell Jannotta Edgar Dalzell Jannotta	Director

/s/ Anna Veiga Lluch Anna Veiga Lluch	Director

/s/ William Brett Ingersoll William Brett Ingersoll	Director

Luis Isasi Fernández de Bobadilla	Director

/s/ Steven Francis Mayer Steven Francis Mayer	Director

/s/ Thomas Glanzmann Thomas Glanzmann	Director

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols Biologicals Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Delaware, on October 24, 2011.

GRIFOLS BIOLOGICALS INC.

By:	/s/ David I. Bell
Name:     David I. Bell

Title:	Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints David I. Bell, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Gregory G. Rich Gregory G. Rich	Director, Chairman of the Board of Directors and the principal executive officer

/s/ David I. Bell David I. Bell	Director

/s/ Willie Zuniga Willie Zuniga	Director

/s/ Max de Brouwer Max de Brouwer	Principal financial officer and principal accounting officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Biomat USA, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Delaware, on October 24, 2011.

BIOMAT USA, INC.

By:	/s/ David I. Bell
Name:     David I. Bell

Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints David I. Bell, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ David I. Bell David I. Bell	Director and Chairman of the Board of Directors

/s/ Gregory Gene Rich Gregory Gene Rich	Director and the principal executive officer

/s/ Victor Grifols Roura Victor Grifols Roura	Director

/s/ Juan Ignacio Twose Roura Juan Ignacio Twose Roura	Director

Tomás Dagá Gelabert	Director

/s/ Ramón Riera Roca Ramón Riera Roca	Director

/s/ Shinji Wada Shinji Wada	Director

/s/ Javier Jorba Javier Jorba	Director

/s/ Max de Brouwer Max de Brouwer	Principal financial officer and principal accounting officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols Therapeutics Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Delaware, on October 24, 2011.

GRIFOLS THERAPEUTICS INC.

By:	/s/ David I. Bell
Name:     David I. Bell

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints David I. Bell, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Gregory Gene Rich Gregory Gene Rich	Director, Chairman of the Board of Directors and the principal executive officer

/s/ David I. Bell David I. Bell	Director

Mary J. Kuhn	Director

/s/ Max de Brouwer Max de Brouwer	Principal financial officer and principal accounting officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Talecris Plasma Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Delaware, on October 24, 2011.

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ David I. Bell
Name:     David I. Bell

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints David I. Bell, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Gregory G. Rich Gregory G. Rich	Director and the principal executive officer

Mary J. Kuhn	Director

/s/ David I. Bell David I. Bell	Director

/s/ Shinji Wada Shinji Wada	Director

/s/ Max de Brouwer Max de Brouwer	principal financial officer and principal accounting officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Instituto Grifols, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spain, on October 24, 2011.

INSTITUTO GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Victor Grifols Roura Victor Grifols Roura	Director, Chairman and Chief Executive Officer

/s/ Javier Jorba Ribes Biomat, S.A. (represented by Javier Jorba Ribes)	Director and Chief Executive Officer (principal executive officer)

José Antonio Grifols Gras	Director

Edgar Dalzell Jannotta	Director

Thomas Glanzmann	Director

/s/ Juan Ignacio Twose Roura Juan Ignacio Twose Roura	Director

Signature	Title

/s/ Ramón Riera Roca Ramón Riera Roca	Director

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Chief Financial Officer (principal financial officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Controller (principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Diagnostic Grifols, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spain, on October 24, 2011.

DIAGNOSTIC GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Victor Grifols Roura Victor Grifols Roura	Director (Administrador Solidario)

/s/ Oriol Duñach Fulla Oriol Duñach Fulla	Director (Administrador Solidario) and the principal executive officer

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Chief Financial Officer (principal financial officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Controller (principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Movaco, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spain, on October 24, 2011.

MOVACO, S.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Victor Grifols Roura Victor Grifols Roura	Director (Administrador Solidario)

/s/ Santiago González Orti Santiago González Orti	Director (Administrador Solidario) and the principal executive officer

/s/ Miquel Pascual Montblanch Miquel Pascual Montblanch	Director (Administrador Solidario)

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Chief Financial Officer (principal financial officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Controller (principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Laboratorios Grifols, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spain, on October 24, 2011.

LABORATORIOS GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Victor Grifols Roura Victor Grifols Roura	Director (Administrador Solidario)

/s/ Alberto Grifols Roura Alberto Grifols Roura	Director (Administrador Solidario) and the principal executive officer

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Chief Financial Officer (principal financial officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Controller (principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols Italia, S.p.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Italy, on October 24, 2011.

GRIFOLS ITALIA, S.P.A.

By:	/s/ Victor Grifols Roura
Name:     Victor Grifols Roura

Title:	Attorney-in-fact

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Victor Grifols Roura, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Riccardo Vanni Riccardo Vanni	Chief Executive Officer (principal executive officer)

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Director

/s/ Ramón Riera Roca Ramón Riera Roca	Director, Chairman of the Board of Directors

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Director

/s/ Andrea Guidi Andrea Guidi	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Grifols Deutschland GmbH certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Germany, on October 24, 2011.

GRIFOLS DEUTSCHLAND GMBH

By:	/s/ Ramon Riera Roca
Name:     Ramon Riera Roca

Title:	Managing Director

By:	/s/ Alfredo Arroyo Guerra
Name:     Alfredo Arroyo Guerra

Title:	Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Ramon Riera Roca and Alfredo Arroyo Guerra and each of them, his or her true and lawful attorneys-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on October 24, 2011.

Signature	Title

/s/ Ramón Riera Roca Ramón Riera Roca	Managing Director

/s/ Alfredo Arroyo Guerra Alfredo Arroyo Guerra	Managing Director and the principal executive officer

/s/ Thierry Heirich Thierry Heirich	Managing Director

/s/ Montserrat Lloveras Calvo Montserrat Lloveras Calvo	Managing Director

/s/ Ainhoa Mendizabal Ainhoa Mendizabal	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ David I. Bell David I. Bell	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger, dated as of June 6, 2010, by and among Grifols, S.A., Grifols, Inc. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 2.1 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
2.2		Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 4, 2010, by and among Grifols, S.A., Grifols, Inc. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 2.2 of Amendment No. 2 to our Registration Statement on Form F-4 (File No. 333-168701) filed on November 5, 2010)
3	.1.1*	By-Laws (Estatutos) of Grifols, S.A.
3	.1.2*	By-Laws (Estatutos) of Grifols, S.A. (English translation)
3	.2.1*	Amended and Restated Articles of Incorporation of Grifols Inc.
3	.2.2*	Amended and Restated By-laws of Grifols Inc.
3	.3.1*	Certificate of Incorporation of Grifols Biologicals Inc.
3	.3.2*	Certificate of Correction of the Certificate of Incorporation of Grifols Biologicals Inc.
3	.3.3*	By-laws of Grifols Biologicals Inc.
3	.4.1*	Amended and Restated Certificate of Incorporation of Biomat USA, Inc.
3	.4.2*	By-laws of Biomat USA, Inc.
3	.5.1*	Certificate of Incorporation of Grifols Therapeutics, Inc.
3	.5.2*	Certificate of Amendment to the Certificate of Incorporation of Grifols Therapeutics, Inc.
3	.5.3*	Certificate of Amendment to the Certificate of Incorporation of Grifols Therapeutics, Inc.
3	.5.4*	By-laws of Grifols Therapeutics, Inc.
3	.6.1*	Certificate of Incorporation of Talecris Plasma Resources, Inc.
3	.6.2*	Certificate of Amendment of Certificate of Incorporation of Talecris Plasma Resources, Inc.
3	.6.3*	Amended and Restated By-laws of Talecris Plasma Resources, Inc.
3	.7.1*	By-laws (Estatutos) of Instituto Grifols, S.A.
3	.7.2*	By-laws (Estatutos) of Instituto Grifols, S.A. (English translation)
3	.8.1*	By-laws (Estatutos) of Diagnostic Grifols, S.A.
3	.8.2*	By-laws (Estatutos) of Diagnostic Grifols, S.A. (English translation)
3	.9.1*	By-laws (Estatutos) of Movaco, S.A.
3	.9.2*	By-laws (Estatutos) of Movaco, S.A. (English translation)
3	.10.1*	By-laws (Estatutos) of Laboratorios Grifols, S.A.
3	.10.2*	By-laws (Estatutos) of Laboratorios Grifols, S.A. (English translation)
3	.11.1*	By-laws of Grifols Italia, S.p.A.
3	.11.2*	By-laws of Grifols Italia, S.p.A. (English translation)
3	.12*	By-laws of Grifols Deutschland GmbH
4	.1*	Senior Notes Indenture, dated as of January 21, 2011, relating to the 8.25% Senior Notes due 2018, among Giant Funding Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.2*	Form of 8.25% Senior Note (included as Exhibit A to Exhibit 4.1)
4	.3*	Supplemental Indenture, dated June 1, 2011, by and among Grifols Inc., Grifols, S.A., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.4*	Second Supplemental Indenture, dated as of October 4, 2011, between Grifols Deutschland GmbH and The Bank of New York Mellon Trust Company, N.A., as trustee.
4	.5*	Registration Rights Agreement, dated January 21, 2011, by and among Giant Funding Corp. and Deutsche Bank Securities Inc., as representative of the several initial purchasers.
4	.6*	Registration Rights Agreement Joinder, dated as of June 1, 2011, by and among Grifols Inc., Grifols, S.A. and the subsidiary guarantors party thereto.
5	.1*	Opinion of Proskauer Rose LLP, New York, NY, United States of America

Exhibit
Number		Description of Exhibit

5	.2*	Opinion of Hunton & Williams LLP, Richmond, VA, United States of America
5	.3*	Opinion of Osborne Clarke, S.L.P., Barcelona, Spain
5	.4*	Opinion of SLA Studio Legale Associato, Milan, Italy with respect to Grifols Italia, S.p.A.
5	.5*	Opinion of Osborne Clarke, Munich, Germany with respect to Grifols Deutschland GmbH
10	.1*	Credit and Guaranty Agreement, dated as of November 23, 2010, among Grifols Inc., Grifols, S.A., certain subsidiaries of Grifols, S.A., the lenders party thereto, Deutsche Bank Securities, Inc., Nomura International PLC, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners and Deutsche Bank AG New York branch, as administrative agent and collateral agent.
10	.2*	First Amendment to Credit and Guaranty Agreement, dated as of March 3, 2011, by and among Grifols, Inc., Deutsche Bank AG New York Branch, as administrative agent.
10	.3*	Second Amendment to Credit and Guaranty Agreement, dated as of May 31, 2011, by and among Grifols, Inc. and Deutsche Bank AG New York Branch, as administrative agent.
10	.4*	Counterpart Agreement, dated June 1, 2011, by and among Grifols Inc., Grifols, S.A. and certain of its subsidiaries, the Lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.
10	.5*	U.S. Pledge and Security Agreement, dated as of June 1, 2011, among the grantors party thereto and Deutsche Bank AG New York Branch, as collateral agent.
10	.6*	Assumption Agreement, dated as of June 1, 2011, by and between Grifols, Inc. and Deutsche Bank AG New York Branch, as administrative agent.
10.7		Voting Agreement between Grifols, S.A. and Talecris Holdings, LLC (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.8		Form of Voting Agreement between certain holders of ordinary shares of Grifols, S.A. and Talecris Biotherapeutics Holdings Corp. (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.9		Lock-up Agreement between Grifols, S.A. and Talecris Holdings, LLC (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-4 (File No. 333-168701) filed on August 10, 2010)
10.10		Appraisal Indemnity Agreement, dated as of November 4, 2010, by and among Talecris Biotherapeutics Holdings Corp., Grifols, S.A., and Talecris Holdings, LLC, and solely with respect to the provisions of Section 9, Cerberus Capital Management, L.P. (incorporated by reference to Exhibit 10.4 of Amendment No. 2 to our Registration Statement on Form F-4 (File No. 333-168701) filed on November 5, 2010)
10.11		Toll Manufacturing Agreement for Testing and Packaging, dated April 4, 2008, by and between Talecris Biotherapeutics, GmbH and Catalent France Limoges SAS (incorporated by reference to Exhibit 10.35 of Amendment No. 8 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on August 19, 2009)+
10.12		Retained Intellectual Property License Agreement, dated as of March 31, 2005, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (f/k/a NPS Biotherapeutics, Inc.) (incorporated by reference to Exhibit 10.31.1 of Amendment No. 1 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 24, 2007)
10.13		Amendment to Retained Intellectual Property Licensing Agreement, entered into as of August 10, 2007, by and between Bayer Healthcare LLC and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.31.2 of Amendment No. 1 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 24, 2007)
10.14		Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Canadian Blood Services/Societe Canadienne Du Sang, Talecris Biotherapeutics, Inc. and Talecris Biotherapeutics, Ltd. (incorporated by reference to Exhibit 10.29 of Amendment No. 9 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 11, 2009)+

Exhibit
Number		Description of Exhibit

10.15		Fractionation Services and Commercial Products Agreement, dated as of April 1, 2008, between and amongst Héma-Québec, Talecris Biotherapeutics, Ltd. and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.30.1 of Amendment No. 9 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on September 11, 2009)+
10.16		Amending Agreement No. 1, effective as of May 26, 2008, to Fractionation Services and Commercial Products, dated as of April 1, 2008, by and among Héma-Québec, Talecris Biotherapeutics, Ltd. and Talecris Biotherapeutics, Inc. (incorporated by reference to Exhibit 10.30.2 of Amendment No. 6 to Talecris’ Registration Statement on Form S-1 (File No. 333-144941) filed on July 2, 2009)+
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges
21	.1*	Subsidiaries of the Registrants
23	.1*	Consent of Proskauer Rose LLP, New York, NY, United States of America (included in Exhibit 5.1)
23	.2*	Consent of Hunton & Williams LLP, Richmond, VA, United States of America (included in Exhibit 5.2)
23	.3*	Consent of Osborne Clarke Spain, Barcelona, Spain (included in Exhibit 5.3)
23	.4*	Consent of SLA Studio Legale Associato, Milan, Italy with respect to Grifols Italia, S.p.A. (included in Exhibit 5.4)
23	.5*	Consent of Osborne Clarke Germany, Munich, Germany with respect to Grifols Deutschland GmbH (included in Exhibit 5.5)
23	.6*	Consent of KPMG Auditores, S.L., Independent Registered Public Accounting Firm
23	.7*	Consent of PriceWaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney (included on the signature pages hereto)
25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to Registered Holders and Depository Trust Company Participants
99	.4*	Form of Letter to Clients

*	Filed herewith.

+	Portions of the exhibit have been omitted pursuant to an order granting confidential treatment dated September 30, 2009 by the Securities and Exchange Commission.